Exhibit 99.1

As filed with the Securities and Exchange Commission on August 10, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARATEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	04-3332190
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

75 Kneeland Street

Boston, MA 02111

(617) 275-0040

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis P. Molnar

President and Chief Executive Officer

Paratek Pharmaceuticals, Inc.

75 Kneeland Street

Boston, MA 02111

(617) 275-0040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lewis J. Geffen, Esq. Megan N. Gates, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Beverly A. Armstrong, Esq. Vice President, Chief Compliance Officer, General Counsel and Secretary Paratek Pharmaceuticals, Inc. (617) 275-0040	Patrick O’Brien, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	$92,000,000	$10,544

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the Registrant. The filing fee is not being submitted with this confidential submission as a result of guidance provided by the Securities and Exchange Commission on the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated August 10, 2012

Preliminary Prospectus

                     Shares

Common Stock

This is the initial public offering of shares of the common stock of Paratek Pharmaceuticals, Inc. We are offering                  shares of our common stock. Prior to this offering, there has been no public market for our common stock. We anticipate the initial public offering price will be between $         and $         per share. We intend to list our common stock on the NASDAQ Global Market under the symbol “PRTK.”

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 10 of this prospectus.

As an “emerging growth company,” we are eligible for reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional                  shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $         and our total proceeds, after underwriting discounts and commissions but before expenses, will be $        .

The underwriters expect to deliver the shares on                     , 2012.

UBS Investment Bank	Leerink Swann

Rodman & Renshaw, LLC

The date of this prospectus is                     , 2012

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or in any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock.

Until                     , 2012 (25 days after the date of this prospectus), all dealers that buy, sell, or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Industry and Market Data

This prospectus contains market data and industry forecasts that were obtained from industry publications, third-party market research, and publicly-available information. These publications generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of this information is not guaranteed. While we believe that the information from these publications is reliable, we have not independently verified, and make no representation as to the accuracy of, this information.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys, and studies conducted by third parties, some of which may not be publicly available.

Trademarks, Trade Names and Service Marks

“PARATEK,” “PARATEK PHARMACEUTICALS & DESIGN,” “PARACYCLINE,” “THE ANTIBIOTIC RESISTANCE COMPANY,” the Paratek logo and other trademarks, service marks, and trade names of Paratek appearing in this prospectus are the property of Paratek Pharmaceuticals, Inc. This prospectus contains additional trade names, trademarks and service marks of other companies, which, to our knowledge, are the property of their respective owners. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but these references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, and trade names.

Prospectus Summary

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under “Risk Factors” and our financial statements and notes thereto that appear elsewhere in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or “the Company” refer to Paratek Pharmaceuticals, Inc.

Company Overview

We are a pharmaceutical company focused on the discovery, development, and commercialization of innovative medicines that are designed to save lives and alleviate suffering. Our lead product candidate, omadacycline, is a new tetracycline-derived, broad-spectrum antibiotic being developed for use as a first-line monotherapy for serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians. We believe omadacycline will be used in the emergency room, hospital, and community settings. We have designed omadacycline to provide significant advantages over existing antibiotics, including activity against resistant bacteria, broad spectrum of coverage, intravenous, or IV, and oral formulations with once-daily dosing, and a favorable safety and tolerability profile. We believe that it will become the primary antibiotic choice of physicians for use as a first-line monotherapy for acute bacterial skin and skin structure infections, or ABSSSI, community-acquired bacterial pneumonia, or CABP, urinary tract infections, or UTI, and other serious community-acquired bacterial infections.

We have successfully completed clinical studies necessary to advance omadacycline into Phase 3 development. We have reached agreement with the U.S. Food and Drug Administration, or FDA, for two separate Special Protocol Assessment, or SPA, agreements, with regard to Phase 3 registration trial designs for omadacycline in both ABSSSI and CABP. Our two prior randomized clinical trials of omadacycline to date have compared omadacycline to linezolid, marketed by Pfizer Inc. as Zyvox, which, based on 2011 worldwide sales of $1.3 billion, is a leading antibiotic used for the treatment of serious bacterial skin infections. Our Phase 2 trial results, as well as results from a Phase 3 non-registration trial, demonstrate that omadacycline’s clinical response rates and adverse events were comparable to linezolid in serious bacterial skin infections. We plan to commence a pivotal registration program including two Phase 3 registration trials of omadacycline for the treatment of ABSSSI in the second half of 2012.

Combined Data from Phase 2 and Phase 3 Non-Registration Trials

	Omadacycline						Linezolid
Population(1)	Clinical Success(2) (N)	Total (N)	Clinical Success (%)	Adverse Events (N)		Adverse Events (%)	Clinical Success(2) (N)	Total (N)	Clinical Success (%)	Adverse Events (N)		Adverse Events (%)
Intent-to-Treat	156	179	87.2%	102		57%	146	180	81.1%	113		63%
Clinically Evaluable	156	160	97.5%	—	(3)	—	146	155	94.2%	—	(3)	—

Note: The table above shows combined data from our Phase 2 and Phase 3 non-registration trials, neither of which had a sufficient number of patients enrolled to determine statistical non-inferiority.

(1)	An Intent-to-Treat, or ITT, population refers to all enrolled subjects, as defined in the protocol, who received at least one dose of study drug. A Clinically Evaluable, or CE, population refers to all ITT subjects who had a qualifying infection, as defined in the protocol, received the study drug for more than five days, had all protocol-defined clinical evaluations, and had not received non-study antibiotics.
(2)	Clinical Success refers to the continued improvement or complete resolution of baseline signs and symptoms in the ITT or CE populations, assessed by the clinical investigator 10 to 17 days after the last dose of the study drug. This assessment is known as the test of cure.
(3)	Adverse events are evaluated for all patients who received more than one dose of study drug, and as such, are based on the ITT population.

1

We believe the timeline to develop omadacycline, and the risk associated with its development, regulatory approval, and commercialization in ABSSSI and CABP, have been minimized as a result of: our plan to simultaneously conduct two Phase 3 registration trials in ABSSSI; our comprehensive set of preclinical and clinical studies; and our SPA agreements with the FDA. Based on our current expectations, we anticipate completing our two ABSSSI trials in early 2014 and submitting a new drug application, or NDA, for the treatment of ABSSSI in mid-2014. Furthermore, based on published guidance and our discussions with European regulatory authorities, we believe our currently designed ABSSSI trials will also support the filing for marketing authorization in Europe.

The Antibiotics Market and Limitations of Current Therapies

According to The World Market for Anti-Infectives report from Kalorama Information, in 2011, approximately $23 billion was spent on antibiotic drugs worldwide, of which almost $9 billion was spent in the United States. The World Health Organization has identified the development of worldwide resistance to currently available antibacterial agents as being one of the three greatest threats to human health in this decade. Historically, the majority of life-threatening infections resulting from antibiotic resistant bacteria were acquired in the hospital setting. The emergence of multi-drug resistant pathogens in the community setting further emphasizes the need for novel agents capable of overcoming resistance.

Currently available antibiotics to treat ABSSSI, CABP, UTI, and other serious community-acquired bacterial infections have significant limitations for use as a first-line empiric monotherapy, which refers to the use of a single antibacterial agent, to begin treatment of an infection before the specific pathogen causing the infection has been identified. These limitations lead to longer hospital stays, greater healthcare costs, and increased morbidity and mortality due to lower cure rates and increased side effects. These limitations include the following:

▪

lack of both IV and oral formulations of the same drug, which generally requires physicians to either continue IV therapy in a hospital setting or switch the patient to a different oral antibiotic, which carries risks related to side effects and treatment failure;

▪	narrow-spectrum antibacterial activity, which forces physicians to prescribe two or more antibiotics to empirically treat a broad spectrum of potential pathogens;

▪	treatment-limiting adverse events, including in some instances, kidney damage, allergic reactions, or sudden cardiovascular death due to cardiac arrhythmia; and/or

▪

lack of effectiveness due to growing bacterial resistance in pathogens such as methicillin-resistant Staphylococcus aureus, or MRSA, multi-drug resistant Streptococcus pneumoniae, or MDR-SP, and extended spectrum beta-lactamase-, or ESBL-producing Enterobacteriaceae.

There is not one superior, cost-effective treatment option available for physicians that can overcome all of these limitations, highlighting the urgent need for new antibiotic therapies. It is essential for the treatment of patients with serious community-acquired bacterial infections that physicians prescribe the right antibiotic the first time, as ineffective antibiotics can quickly lead to more severe and invasive infections or even death.

Despite the availability of several other drugs for treating patients with ABSSSI and CABP, researchers at the Centers for Disease Control and Prevention estimated that in 2005, approximately 94,300 patients had an invasive MRSA infection in the United States. These researchers further estimated that in 2005, there were more than 18,000 in-hospital patient deaths as a result of invasive MRSA infections in the United States, which represents more deaths each year in the United States than those caused by HIV/AIDS, Parkinson’s Disease, emphysema, or homicide, according to the Infectious Diseases Society of America.

Omadacycline

In order to address the limitations of current antibiotics, we have designed omadacycline to be a new broad-spectrum agent for use as a first-line empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as ABSSSI, CABP, and UTI, where antibiotic resistance is of concern for

2

treating physicians. We believe omadacycline will enable reliable cure rates and shorter hospital stays, reducing overall healthcare costs and allowing for completion of therapy with an oral antibiotic at home, and that it will be the primary antibiotic choice of physicians for the treatment of community-acquired bacterial infections due to its:

▪

availability in both once-daily IV and oral formulations, which enables reliable step-down therapy so that the patient can be discharged from the hospital more quickly to recover at home using an oral formulation of the same antibiotic, thereby reducing overall healthcare costs and the potential for side effects and treatment failure;

▪	broad-spectrum activity against bacteria, which we believe will allow physicians to rely on omadacycline to be effective against nearly every type of community-acquired bacterial infection;

▪	favorable safety and tolerability profile, based on our clinical studies in more than 700 patients and subjects to date; and

▪	ability to overcome bacterial resistance, as our studies have demonstrated that omadacycline is active against common bacterial pathogens resistant to currently used antibiotics.

Our randomized Phase 2 and Phase 3 non-registration clinical trials evaluated both IV and oral forms of omadacycline compared to IV and oral forms of linezolid in a total of 359 patients. After we initiated our Phase 3 trial in complicated skin and skin structure infections, or cSSSI, in March 2010, the FDA notified us that its guidance for the conduct of studies for this indication would be modified. This modification included changes in eligibility criteria, revising the disease indication from cSSSI to ABSSSI and changes in the primary efficacy endpoint for trials in this indication. With these major modifications, our initial Phase 3 trial design did not align with the FDA’s then-evolving guidance for trials aimed at supporting the approval of an antibiotic for the treatment of ABSSSI. As a result, the Phase 3 trial was terminated after having enrolled 140 of the planned 790 subjects.

We have exclusive, worldwide rights to develop and commercialize omadacycline and continue to explore commercial licensing partnerships globally. Our patent estate covers omadacycline’s composition of matter, method of production, multiple method of use indications, and formulations. The earliest of these patents is scheduled to expire in 2023 in the United States and 2021 in areas outside the United States, and we may be eligible for patent term extension with respect to omadacycline, if it receives regulatory approval. If omadacycline is approved by the European Medicines Agency, or EMA, we expect that omadacycline will qualify for eight years of data exclusivity and an additional two years of marketing exclusivity in the European Union.

Additional Product Candidates

Our second most advanced product candidate, PTK-AR01, is a novel tetracycline-derived compound designed for use in the treatment of acne and rosacea. PTK-AR01 has demonstrated favorable anti-inflammatory activity, narrow-spectrum antibacterial activity relative to other tetracycline-derived molecules, oral bioavailability, and favorable pharmacokinetic, or PK, properties which we believe make it particularly well-suited for the treatment of acne and rosacea in the community setting. We have licensed rights to PTK-AR01 for the treatment of acne and rosacea in the United States to a subsidiary of Warner Chilcott plc, or Warner Chilcott, while retaining rights in the rest of the world. Warner Chilcott is responsible for the clinical development of PTK-AR01 for the treatment of acne in the United States and initiated a Phase 2 clinical trial of this product candidate for this indication in June 2012. Warner Chilcott may elect to advance the development of PTK-AR01 for the treatment of rosacea.

In addition to omadacycline and PTK-AR01, we have advanced a series of product candidates through to proof of concept in animal models. We designed these next generation, tetracycline-derived, new molecular entities using our proprietary drug development platform, and incorporated the recognized immune-modulation, anti-inflammatory, and other properties of the tetracycline class. We believe that, based on our preclinical testing to

3

date, the potential for these small molecule therapies to treat debilitating neurological and inflammatory diseases such as multiple sclerosis, spinal muscular atrophy, rheumatoid arthritis, and inflammatory bowel disease, is promising. In addition, we have an early-stage program focused on the treatment of Clostridium difficile associated diarrhea, as well as a program focused on important animal health diseases.

Our Strengths

We believe that we have the ability to design, develop, and commercialize innovative therapies that address critical unmet medical needs in a cost effective manner due to our:

▪	lead product candidate, omadacycline, which is in a late stage of clinical development and is supported by a comprehensive preclinical and clinical data set;

▪	focus on tetracycline-derived small molecules, providing a strong foundation for designing novel product candidates;

▪	expertise in chemistry and biology, enabling us to design novel product candidates with desired properties;

▪	strong intellectual property portfolio, providing us with what we believe to be a significant competitive advantage;

▪	early use of animal models, which is designed to increase predictability and reduce research and development costs;

▪	focus on small molecules, allowing us to manufacture our product candidates at a favorable cost; and

▪	experienced management team that has a strong track record in the development and commercialization of new medicines.

Our Strategy

We aim to be a leading company in the discovery, development, and commercialization of innovative medicines that address serious unmet medical needs. Our strategy is to:

▪	complete the Phase 3 clinical development of omadacycline for ABSSSI and CABP and file for marketing approvals in the United States and Europe;

▪	expand the development of omadacycline to address other antibacterial indications where bacterial resistance to current antibiotics is an important unmet clinical need, including UTI;

▪	advance the clinical development of our other product candidates, either alone or with strategic partners;

▪	develop new product candidates to meet key unmet needs in debilitating diseases; and

▪	retain commercialization rights to our product candidates in certain key markets while identifying partners to expand our global reach.

Risk Factors

We are a clinical-stage biopharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

▪	we have incurred significant losses since inception, have no products approved for commercial sale, and have not generated any revenue from product sales;

4

▪

we will require additional funding beyond this contemplated offering to complete the development and commercialization of omadacycline and to continue to advance the development of our other product candidates, and such funding may not be available on acceptable terms or at all;

▪	omadacycline and/or our other product candidates may not receive regulatory approval in a timely manner, or at all;

▪	we may be subject to delays in our clinical trials, which could result in increased costs and delays or limit our ability to obtain regulatory approval for our product candidates;

▪	the results of earlier studies and clinical trials of our product candidates may not be replicated in future clinical trial results, which could delay or limit their future development;

▪	we have never commercialized any of our product candidates and our products, even if approved, may not be accepted by healthcare providers or reimbursed by healthcare payors;

▪	the failure of our collaborators to perform their obligations under our collaboration agreements may delay or otherwise harm the development and commercialization of our product candidates;

▪	we may be unable to maintain and protect our intellectual property assets, which could impair the advancement of our product candidates; and

▪

we have an accumulated deficit of $137.6 million as of March 31, 2012, and expect to incur losses for the foreseeable future, which, among other things, raises substantial doubt about our ability to continue as a going concern.

Corporate Information

We were incorporated in Delaware on July 3, 1996. Our principal executive offices are located at 75 Kneeland Street, Boston, Massachusetts 02111, and our telephone number is (617) 275-0040. Our website address is www.paratekpharm.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

▪

only two years of audited financial statements, in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

▪	reduced disclosure about our executive compensation arrangements;

▪	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

▪	exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

5

The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million, or $ million if the underwriters exercise their over-allotment in full, assuming an initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated offering expenses and estimated underwriting discounts and commissions. We intend to use the net proceeds from this offering to initiate and fund our Phase 3 registration trials for omadacycline in ABSSSI and for other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Over-allotment option	The underwriters have an option for a period of 30 days to purchase up to additional shares of our common stock to cover over-allotments.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed NASDAQ Global Market symbol	PRTK

The number of shares of our common stock to be outstanding after this offering is based on 16,465,912 shares of common stock outstanding as of March 31, 2012, and assumes the conversion of all of our preferred stock outstanding as of March 31, 2012 into 20,572,536 shares of common stock upon the completion of this offering. It does not include:

▪

2,000,188 shares of common stock issuable upon the exercise of stock options outstanding under our 1996 Employee, Director, and Consultant Stock Plan, or the 1996 Stock Plan, and our 2005 Employee, Director, and Consultant Stock Plan, or the 2005 Stock Plan, as of March 31, 2012, at a weighted average exercise price of $1.43 per share;

▪

195,327 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of March 31, 2012, at an exercise price of $4.10 per share, which will convert into common stock warrants upon the completion of this offering;

▪

210,473 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of March 31, 2012, at an exercise price of $4.75 per share, which will convert into common stock warrants upon the completion of this offering;

▪	508,401 shares of common stock reserved for future awards under our 2005 Stock Plan; and

▪	shares of common stock reserved for future awards under our 2012 Employee, Director, and Consultant Equity Incentive Plan, or the 2012 Equity Incentive Plan.

Unless otherwise indicated, all information contained in this prospectus:

▪	assumes no exercise of the outstanding options or warrants described above;

▪	assumes the underwriters do not exercise their over-allotment option to purchase up to additional shares;

6

▪	reflects a -for- reverse split of our common stock to be effected prior to the completion of this offering;

▪	gives effect to the automatic conversion of all of our outstanding shares of preferred stock into 20,572,536 shares of common stock upon completion of this offering; and

▪	gives effect to the adoption of our restated certificate of incorporation and restated bylaws upon the completion of this offering.

7

Summary Financial Data

You should read this summary financial data together with our financial statements and the related notes thereto included elsewhere in this prospectus and the information under “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We derived the statement of operations data for the years ended December 31, 2010 and 2011 from our audited financial statements included elsewhere in this prospectus. We derived the statement of operations data for the three months ended March 31, 2011 and 2012, and the balance sheet data as of March 31, 2012 from our unaudited financial statements, included elsewhere in this prospectus. Our interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of our operations for these periods. The historical results for any period are not necessarily indicative of results to be expected for any future period, and our results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

	Years Ended December 31,		Three Months Ended March 31,
(in thousands, except per share amounts)	2010	2011	2011	2012

			(unaudited)
Statement of Operations Data:
Revenue:
Research and development revenue	$24,688	$52,253	$3,058	$114
Grant revenue	1,083	1,040	146	246

Total revenue	25,771	53,293	3,204	360

Operating expenses:
Research and development	20,801	16,696	4,483	3,620
General and administrative	4,289	3,327	884	1,419

Total operating expenses	25,090	20,023	5,367	5,039

Operating income (loss)	681	33,270	(2,163)	(4,679)
Other income (expense):
Interest income	20	5	2	—
Interest expense	—	—	—	(223)
Other income	831	682	56	5
Other expense	(8)	—	—	(493)

Total other income (expense)	843	687	58	(711)

Net income (loss)	1,524	33,957	(2,105)	(5,390)
Unaccreted convertible preferred stock dividends	(10,449)	(10,449)	(2,576)	(1,682)

Net (loss) income attributable to common stockholders	$(8,925)	$23,508	$(4,681)	$(7,072)

Net (loss) income per share, basic	$(0.92)	$2.37	$(0.48)	$(0.66)

Net (loss) income per share, diluted	$(0.92)	$0.91	$(0.48)	$(0.66)

Weighted average shares outstanding, basic	9,725	9,935	9,815	10,694

Weighted average shares outstanding, diluted	9,725	37,423	9,815	10,694

Pro forma information(1)
Pro forma net income (loss) per share, basic (unaudited)		$0.90		$(0.17)

Pro forma net income (loss) per share, diluted (unaudited)		$0.89		$(0.17)

Weighted average shares used in computing pro forma net income (loss) per share, basic (unaudited)		36,982		31,267

Weighted average shares used in computing pro forma net income (loss) per share, diluted (unaudited)		37,423		31,267

8

(1)	Pro forma net loss and pro forma net loss per share, basic and diluted, have been calculated assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 20,572,536 shares of our common stock and the reclassification of certain warrants to purchase preferred stock into warrants to purchase common stock upon the completion of this offering. See “Unaudited Pro Forma Balance Sheet and Pro Forma Loss Per Common Share” in Note 2 to our financial statements, which are included elsewhere in this prospectus.

The pro forma balance sheet data set forth below gives effect to the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 20,572,536 shares of common stock upon completion of this offering and the reclassification of certain warrants to purchase preferred stock into warrants to purchase common stock upon the completion of this offering.

The pro forma as adjusted balance sheet data set forth below gives further effect to our issuance and sale of shares of common stock in this offering at the initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of March 31, 2012
(in thousands)	Actual	Pro forma	Pro forma as adjusted

	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$4,228	$4,228
Total assets	5,808	5,808
Current liabilities	6,540	6,540
Long-term obligations, net of current liabilities	7,810	7,735
Convertible preferred stock	80,565	—
Accumulated deficit	(137,574)	(137,574)
Total stockholders’ deficit	$(89,108)	$(8,468)

9

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of these risks actually occur, our business, future prospects, financial condition, results of operations, or cash flows could be materially harmed. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to our Financial Position and Need for Additional Capital

We have incurred significant losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We have no products approved for commercial sale, and to date we have not generated any revenue or profit from product sales. We may never achieve or sustain profitability.

We are a clinical-stage biopharmaceutical company that has been in operation since 1996. We have incurred significant losses since that time. We have not yet submitted any product candidates for approval by regulatory authorities and we do not currently have rights to any products that have been approved for marketing in any territory. As of March 31, 2012, our accumulated deficit was $137.6 million. We have incurred net losses in every year since inception except for the years ended December 31, 2010 and 2011, in which we had net income of $1.5 million and $34.0 million, respectively, due to collaboration, license, and milestone payments. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of, and seek regulatory approvals for, our product candidates, prepare for and begin to commercialize any approved products, and add infrastructure and personnel to support our product development efforts and operations as a public company. The net losses and negative cash flows incurred to date, together with expected future losses, have had, and likely will continue to have, an adverse effect on our stockholders’ deficit and working capital. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. For example, our expenses could increase if we are required by the United States Food and Drug Administration, or FDA, to perform studies in addition to those that we currently expect to perform, or if there are any delays in completing our currently planned clinical trials or in the development of any of our product candidates.

To become and remain profitable, we must succeed in developing and commercializing products with significant market potential. This will require us to be successful in a range of challenging activities for which we are only in the preliminary stages, including developing product candidates, obtaining regulatory approval for them, and manufacturing, marketing and selling those products for which we may obtain regulatory approval. We may never succeed in these activities and may never generate revenue from product sales that is significant enough to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become or remain profitable would depress our market value and could impair our ability to raise capital, expand our business, develop other product candidates, or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not available, may require us to delay, scale back, or cease our product development programs or operations.

We are advancing our lead product candidate, omadacycline, through clinical development, and we plan to advance other product candidates into clinical development. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We currently plan to seek regulatory approval of omadacycline in two indications, and in order to obtain such regulatory approval, we will be required to conduct clinical trials for each indication. We will continue to require additional funding beyond this contemplated

10

offering to complete the development and commercialization of omadacycline and to continue to advance the development of our other product candidates, and such funding may not be available on acceptable terms or at all. Although it is difficult to predict our liquidity requirements, based upon our current operating plan, we anticipate that the net proceeds from this offering, together with our existing cash and cash equivalents, anticipated grant funding and anticipated milestone payments, plus development and manufacturing funding under our collaboration agreements, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 18 months. Because successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and to commercialize our product candidates.

Our future funding requirements will depend on many factors, including but not limited to:

▪	the progress of clinical development of omadacycline;

▪	the number and characteristics of other product candidates that we pursue;

▪	the scope, progress, timing, cost and results of research, preclinical development, and clinical trials;

▪	the costs, timing and outcome of seeking and obtaining FDA and non-U.S. regulatory approvals;

▪	the costs associated with manufacturing and establishing sales, marketing, and distribution capabilities;

▪

our ability to maintain, expand, and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make in connection with the licensing, filing, defense and enforcement of any patents or other intellectual property rights;

▪	our need and ability to hire additional management, scientific, and medical personnel;

▪	the effect of competing products that may limit market penetration of our product candidates;

▪	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

▪

the economic and other terms, timing of and success of our existing licensing arrangements, and any collaboration, licensing, or other arrangements into which we may enter in the future, including the timing of receipt of any milestone or royalty payments under these agreements.

As of March 31, 2012, we had cash and cash equivalents totaling $4.2 million, working capital deficit totaling $1.7 million and a stockholders’ deficit of $89.1 million. As of March 31, 2012, we owed $5.8 million under our non-interest bearing, non-convertible promissory notes that we issued in February and March 2012, or the 2012 Notes. For details relating to the 2012 Notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Operations Overview.” The 2012 Notes are repayable upon consummation of specified financing events, and upon determination by our board of directors that we have sufficient cash to fund the working capital and funding needs for our clinical trials and related research and development activities for at least 180 days. We are in negotiations with the holders of the 2012 Notes to provide that the notes will not be repayable with the proceeds of this offering.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through a combination of public or private equity offerings, debt financings, strategic collaborations, and grant funding. If sufficient funds on acceptable terms are not available when needed, or at all, we could be forced to significantly reduce operating expenses and delay, scaleback or eliminate one or more of our development programs or our business operations.

Raising additional capital may cause dilution to our stockholders, including purchasers of common stock in this offering, restrict our operations or require us to relinquish rights.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available at all, may

11

involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise additional funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, product candidates, or future revenue streams, or grant licenses on terms that are not favorable to us. We cannot assure you that we will be able to obtain additional funding if and when necessary. If we are unable to obtain adequate financing on a timely basis, we could be required to delay, scaleback or eliminate one or more of our development programs or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

Based on our cash balances, recurring losses since inception and our existing capital resources to fund our planned operations for a twelve month period, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2011 expressing substantial doubt about our ability to continue as a going concern. We will, during the remainder of 2012, require significant additional funding to continue operations. If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Risks Relating to Regulatory Review and Approval of Our Product Candidates

If we fail to obtain FDA approval of and to commercialize our most advanced product candidate, omadacycline, we may have to curtail our product development programs, and our business would be materially harmed.

We have invested a significant portion of our time, financial resources and collaboration efforts in the development of our most advanced product candidate, omadacycline, a novel, broad-spectrum antibiotic. All of our other product candidates are in earlier stages of development. Accordingly, our ability to generate revenue and our future success depends substantially on our ability to successfully obtain regulatory approval for and commercialize omadacycline.

We have completed one Phase 2 trial and one non-registration Phase 3 trial of oral and IV formulations of omadacycline in complicated skin and skin structure infection, or cSSSI, but neither of these studies had a sufficient number of patients to establish non-inferiority compared to linezolid. We are currently planning Phase 3 clinical trials in acute bacterial skin and skin structure infections, or ABSSSI, and in moderate to severe community-acquired bacterial pneumonia, or CABP. Prior to the FDA’s issuance of guidance, in March 2010, for clinical trials of antibiotics for the treatment of serious bacterial skin infections, the disease indication we were targeting was cSSSI, which was revised as a result of the FDA’s guidance to be ABSSSI. We have written agreements with the FDA in the form of two separate Special Protocol Assessment, or SPA, agreements, with regard to our planned registration Phase 3 trials. A SPA documents the FDA’s agreement that the design and planned analysis of the Phase 3 clinical trial reviewed under the SPA process, if the trial is successfully completed, will support an NDA submission. A SPA is intended to provide assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved, and there is a favorable risk-benefit profile, the data may serve as the primary basis for an efficacy claim in support of an NDA. However, SPA agreements are not a guarantee of an approval of a product candidate or any permissible claims about the product candidate, and final determinations of approvability will not be made until the FDA completes its review of the entire NDA. Therefore, even if all the conditions of our SPA agreements appear to be met, we cannot predict whether the FDA will interpret the data and results in the same way that we do, or whether it will ultimately approve omadacycline for the treatment of ABSSSI and/or CABP.

If we are unable to obtain FDA approval for and successfully commercialize omadacycline for ABSSSI, CABP or any other indications, we may never realize revenue from this product candidate and we may have to curtail our other product development programs. As a result, our business, financial condition and results of operations would be materially harmed.

12

If clinical trials for our product candidates are prolonged, delayed or stopped, we may be unable to obtain regulatory approval and commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any product revenue.

We plan to commence two Phase 3 trials of omadacycline for the treatment of ABSSSI in the second half of 2012 and, upon securing a partnership or grant funding, or obtaining additional funding beyond the proceeds of this offering, to commence a Phase 3 trial of omadacycline for the treatment of CABP. Based on our current expectations, we anticipate completing our two ABSSSI trials in early 2014 and submitting an NDA for the treatment of ABSSSI in mid-2014. However, we do not know whether these planned clinical trials will be initiated or completed on schedule, if at all. The commencement of these planned clinical trials could be substantially delayed or prevented by several factors, including:

▪	further discussions with the FDA or other regulatory agencies regarding the scope or design of our clinical trials;

▪

the limited number of, and competition for, suitable sites to conduct our clinical trials, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication as our product candidates;

▪	any delay or failure to obtain regulatory approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

▪	inability to obtain sufficient funds required for a clinical trial, including the contemplated Phase 3 trial of omadacycline in CABP;

▪	clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

▪	delay or failure to obtain sufficient supplies of the product candidate for our clinical trials;

▪

delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or clinical research organizations, or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs; and

▪	delay or failure to obtain institutional review board, or IRB, approval to conduct a clinical trial at a prospective site.

The completion of our clinical trials could also be substantially delayed or prevented by several factors, including:

▪	slower than expected rates of patient recruitment and enrollment;

▪	failure of patients to complete the clinical trial;

▪	unforeseen safety issues, including severe or unexpected drug-related adverse effects experienced by patients;

▪	lack of efficacy evidenced during clinical trials;

▪	termination of our clinical trials by one or more clinical trial sites;

▪	inability or unwillingness of patients or clinical investigators to follow our clinical trial protocols;

▪	inability to monitor patients adequately during or after treatment by us and/or our CROs; and

▪	the need to repeat or terminate clinical trials as a result of inconclusive or negative results or unforeseen complications in testing.

In particular, our ability to enroll patients in our clinical trials in sufficient numbers and on a timely basis will be subject to a number of factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant indication and the eligibility criteria for the clinical trial. For example, in the planned Phase 3 clinical trials of omadacycline in ABSSSI and CABP, patients who have previously taken effective antibiotics for the treatment of an infection within 72 hours of receiving the first dose of study medication will be excluded from enrollment. This could affect our ability to enroll patients in these trials in a timely fashion.

13

Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. For example, we stopped our previous Phase 3 trial of omadacycline after the FDA notified us that its guidance relating to the conduct of studies in cSSSI would be modified to change the eligibility criteria, revise the disease indication from cSSSI to ABSSSI and change the primary efficacy endpoint for trials in this indication from a test of cure assessment to an early response assessment. As a result of these changes, we chose to terminate the previous Phase 3 trial and design two new Phase 3 trials taking into account the revised regulatory guidance. Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us due to a number of factors, including:

▪	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

▪	unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks;

▪	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions; and

▪

upon a breach or pursuant to the terms of any agreement with, or for any other reason by, current or future collaborators that have responsibility for the clinical development of any of our product candidates.

Any failure or significant delay in completing clinical trials for our product candidates would adversely affect our ability to obtain regulatory approval and our commercial prospects and ability to generate product revenue will be diminished.

The results of previous clinical trials may not be predictive of future results, and the results of our current and planned clinical trials may not satisfy the requirements of the FDA or non-U.S. regulatory authorities.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and we or any future partners may decide, or regulators may require us, to conduct additional clinical or preclinical testing. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. Success in early clinical trials does not mean that future larger registration clinical trials will be successful because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA and non-U.S. regulatory authorities despite having progressed through initial clinical trials. Product candidates that have shown promising results in early clinical trials may still suffer significant setbacks in subsequent registration clinical trials.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. Further, if omadacycline or our other product candidates are found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for them and our business would be harmed. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier clinical trials.

Our randomized Phase 2 and Phase 3 non-registration clinical trials of omadacycline were completed prior to the FDA’s change in its guidance regarding the endpoints for clinical trials in serious skin infections from a test of cure, or TOC, endpoint to an early response endpoint. Our results in our randomized Phase 2 and Phase 3 non-registration clinical trials of omadacycline in cSSSI, which evaluated the response of serious skin infections to omadacycline at the TOC, may not be predictive of the results to be obtained in our proposed Phase 3 clinical trials of omadacycline in ABSSSI, which will evaluate the response of serious skin infections to omadacycline

14

using the early response endpoint. Because these earlier trials did not enroll a sufficient number of patients to achieve statistical significance, the retrospective analyses of early response endpoints for these trials may not be indicative of the performance or success of omadacycline in larger registration studies in ABSSSI.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any Phase 2, Phase 3 or other clinical trials we or any of our collaborators may conduct will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our product candidates.

Further, our product candidates may not be approved even if they achieve their primary endpoints in Phase 3 clinical trials or registration trials. The FDA or other non-U.S. regulatory authorities may disagree with our trial design and our interpretation of data from preclinical studies and clinical trials. In addition, any of these regulatory authorities may change requirements for the approval of a product candidate even after reviewing and providing comments or advice on a protocol for a pivotal Phase 3 clinical trial that has the potential to result in FDA or other agencies’ approval. In addition, any of these regulatory authorities may also approve a product candidate for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials. In addition, the FDA or other non-U.S. regulatory authorities may not approve the labeling claims that we believe would be necessary or desirable for the successful commercialization of our product candidates.

The regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaborators from obtaining approvals for the commercialization of some or all of our product candidates.

The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of drug products are subject to extensive regulation by the FDA and non-U.S. regulatory authorities, which regulations differ from country to country. We are not permitted to market our product candidates in the United States or in other countries until we receive approval of an NDA from the FDA or marketing approval from applicable regulatory authorities outside the United States. Our product candidates are in various stages of development and are subject to the risks of failure inherent in drug development. We have not submitted an application for or received marketing approval for any of our product candidates. We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. Obtaining approval of an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and non-U.S. regulatory requirements may, either before or after product approval, if any, subject our company to administrative or judicially imposed sanctions, including:

▪	restrictions on the products, manufacturers or manufacturing process;

▪	warning letters;

▪	civil and criminal penalties;

▪	injunctions;

▪	suspension or withdrawal of regulatory approvals;

▪	product seizures, detentions or import bans;

▪	voluntary or mandatory product recalls and publicity requirements;

▪	total or partial suspension of production;

▪	imposition of restrictions on operations, including costly new manufacturing requirements; and

▪	refusal to approve pending NDAs or supplements to approved NDAs.

The FDA and foreign regulatory authorities also have substantial discretion in the drug approval process. The number of preclinical studies and clinical trials that will be required for regulatory approval varies depending on

15

the product candidate, the disease or condition that the product candidate is designed to address, and the regulations applicable to any particular drug candidate. Regulatory agencies can delay, limit or deny approval of a product candidate for many reasons, including:

▪	a product candidate may not be deemed safe or effective;

▪	the results may not confirm the positive results from earlier preclinical studies or clinical trials;

▪	regulatory agencies may not find the data from preclinical studies and clinical trials sufficient;

▪	regulatory agencies might not approve our third-party manufacturer’s processes or facilities; or

▪	regulatory agencies may change their approval policies or adopt new regulations.

Any delay in obtaining or failure to obtain required approvals could materially adversely affect our ability to generate revenue from the particular product candidate, which likely would result in significant harm to our financial position and adversely impact our stock price. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

Even if we obtain regulatory approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate revenue.

Once regulatory approval has been granted, an approved product and its manufacturer and marketer are subject to ongoing review and regulation. Any approved product may only be promoted for its approved uses. In addition, if the FDA and/or non-U.S. regulatory authorities approve any of our product candidates, the labeling, packaging, adverse event reporting, storage, advertising and promotion for the product will be subject to extensive regulatory requirements. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMP, regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. As such, we and our contract manufacturers will be subject to ongoing review and periodic inspections to assess compliance with cGMPs. Accordingly, assuming regulatory approval for one or more of our product candidates, we and others with whom we work will continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. Further, regulatory agencies must approve these manufacturing facilities before they can be used to manufacture our products. We will also be required to report adverse reactions and production problems, if any, to the FDA and to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Accordingly, we will not be able to promote our products for indications or uses for which they are not approved.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing, or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with the regulatory requirements of the FDA and non-U.S. regulatory authorities, or if previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions.

If we are not able to maintain regulatory compliance, we would likely not be permitted to market any future product candidates and we may not achieve or sustain profitability. Further, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

16

Our product candidates may have undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Although all of our product candidates have undergone or will undergo safety testing in laboratory animals and would be advanced into human testing only if such safety testing does not indicate a safety problem, not all adverse effects of drugs can be predicted or anticipated. Unforeseen side effects from any of our product candidates could arise either during clinical development or, if approved by regulatory authorities, after the approved product has been marketed. All of our product candidates are still in clinical or preclinical development. Many of the most widely used current antibiotics are associated with treatment-limiting adverse events, including in some instances, kidney damage, allergic reactions or sudden cardiovascular death due to cardiac arrhythmia. While our clinical trials to date for omadacycline have demonstrated a favorable safety profile, the results from the Phase 3 registration trials may not support this conclusion. The results of future clinical trials may show that our product candidates, including omadacycline, cause undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings or potential product liability claims.

If any of our product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:

▪	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

▪	we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product;

▪	we may be subject to limitations on how we may promote the product;

▪	sales of the product may decrease significantly;

▪	regulatory authorities may require us to take our approved product off the market;

▪	we may be subject to litigation or product liability claims; and

▪	our reputation may suffer.

Any of these events could prevent us, our collaborators or our potential future partners from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenue from the sale of our products.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that our products will be widely used.

Even if our product candidates are approved for sale by the appropriate regulatory authorities, market acceptance and sales of these products will depend on reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will reimburse and establish payment levels. We cannot be certain that reimbursement will be available for any products that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize any of our approved products.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient

17

prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell any of our future approved products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the U.S. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we may charge for, any products we develop that receive regulatory approval. We also cannot predict the impact of ACA on us as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions, which has not yet occurred.

If we do not obtain protection under the Hatch-Waxman Amendments and similar foreign legislation by extending the term of patents covering each of our product candidates, our business may be materially harmed.

Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue could be reduced, possibly materially.

If we market products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws commonly referred to as “fraud and abuse” laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include false claims and anti-kickback statutes. At such time, if ever, as we market any of our future approved products and these products are paid for by governmental programs, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things,

18

knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Most states also have statutes or regulations similar to the federal anti-kickback law and federal false claims laws, which may apply to items such as pharmaceutical products and services reimbursed by private insurers. Administrative, civil and criminal sanctions may be imposed under these federal and state laws.

Over the past few years, a number of pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.

Risks Relating to Our Business

We face significant competition and if our competitors develop and market products that are more effective, safer or less expensive than our product candidates, our commercial opportunities will be negatively impacted.

The life sciences industry is highly competitive and subject to rapid and significant technological change. We are currently developing therapeutics that will compete with other drugs and therapies that currently exist or are being developed. Products we may develop in the future are also likely to face competition from other drugs and therapies, some of which we may not currently be aware of. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and in manufacturing pharmaceutical products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing antibiotics before we do.

The competition in the market for antibiotics is intense. If approved, a number of our product candidates, including omadacycline, will face competition from commercially available antibiotics such as vancomycin, marketed as a generic by Abbott Laboratories and others; daptomycin, marketed by Cubist Pharmaceuticals, Inc. as Cubicin; linezolid, marketed by Pfizer Inc. as Zyvox; ceftaroline, marketed by Forest Laboratories, Inc. as Teflaro; tigecycline, marketed as Tygacil by Pfizer; and telavancin, marketed by Theravance, Inc. as Vibativ. Vancomycin has been a widely used and well known antibiotic for over 40 years and is sold in a relatively inexpensive generic IV form. Vancomycin, daptomycin, ceftaroline, tigecycline, linezolid and telavancin are all approved treatments for serious Gram-positive infections such as ABSSSI. Additionally, daptomycin is an approved treatment for bacteremia, tigecycline is an approved treatment for CABP and intra-abdominal infections, linezolid is an approved treatment for pneumonia and vancomycin is an approved treatment for both bacteremia and pneumonia. If we are unable to obtain regulatory approval of omadacycline for some or all of the indications for which our competitors are approved, we may not be able to compete effectively with such antibiotics.

19

In addition, if approved, omadacycline may face additional competition from antibiotics currently in clinical development. Other antibiotics currently in development include ceftobiprole, under development by Basilea Pharmaceutica AG and approved in Canada and Switzerland, CEM-102, under development by Cempra, Inc., dalbavancin, under development by Durata Therapeutics, Inc., tedizolid, under development by Trius Therapeutics, Inc., NXL-103, under development by AstraZeneca PLC, oritavancin, under development by The Medicines Company, and delafloxacin, under development by Rib-X Pharmaceuticals, Inc., which, if approved, would compete in the antibiotic market. In addition, our product candidates may each face competition from product candidates that could receive regulatory approval before our product candidates in countries outside the United States and the European Union. If we are unable to demonstrate the advantages of our product candidates over competing products and product candidates, we will not be able to successfully commercialize our product candidates and our results of operations will suffer.

In addition, many universities and private and public research institutes may become active in our target indications. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

We believe that our ability to successfully compete will depend on, among other things:

▪	the results of our clinical registration trials, in particular our two Phase 3 registration trials for omadacycline in ABSSSI;

▪	our ability to recruit and enroll patients for our clinical trials;

▪	the efficacy, safety and reliability of our product candidates;

▪	the speed at which we develop our product candidates;

▪	our ability to commercialize and market, or find partners to help or exclusively commercialize and market, any of our product candidates that receive regulatory approval;

▪	our ability to design and successfully execute appropriate clinical trials;

▪	our ability to maintain a productive relationship with regulatory authorities;

▪	the timing and scope of regulatory approvals;

▪	the effectiveness of our or any future partners’ marketing and sales capabilities;

▪	the price of our products;

▪	adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

▪	our ability to protect and maintain intellectual property rights related to our product candidates;

▪	our ability to manufacture and sell commercial quantities of any approved products to the market; and

▪	acceptance of any approved products by physicians and other health care providers.

If our competitors market products that are more effective, safer or less expensive than our future products, if any, or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

In addition, in the event that omadacycline receives regulatory approval, price competition may inhibit the acceptance of omadacycline, physicians may be reluctant to switch from existing antibiotics to omadacycline, physicians may switch to other newly approved drug products, or may choose to reserve omadacycline for use in limited circumstances.

20

If the FDA or other applicable regulatory authorities approve generic products that compete with any of our product candidates, or if existing generic antibiotics are viewed as being equally effective to our antibiotic product candidates, the sales of our product candidates would be adversely affected.

Once an NDA or marketing authorization application outside the United States is approved, the product covered thereby becomes a “listed drug” which can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA, in the United States. Agency regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an ANDA or other application for generic substitutes in the United States and in nearly every pharmaceutical market around the world. These manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration, and conditions of use, or labeling, as our product candidate and that the generic product is bioequivalent to ours, meaning it is absorbed in the body at the same rate and to the same extent as our product candidate.

These generic equivalents, which must meet the same quality standards as branded pharmaceuticals, would be significantly less costly than ours to bring to market and companies that produce generic equivalents are generally able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product is typically lost to the generic product. Accordingly, competition from generic equivalents to our future products, if any, would materially adversely impact our future revenue, profitability and cash flows and substantially limit our ability to obtain a return on the investments we have made in our product candidates, including omadacycline. For example, vancomycin has been available in generic form for many years, and Zyvox (linezolid) is expected to become available in generic form when the patents covering it expire in 2015. We cannot yet ascertain what impact these generic products and any future approved generic products will have on any sales of omadacycline, if approved.

The success of our business may be dependent on the actions of our collaborative partners.

An element of our business and funding strategy is to enter into collaborative arrangements with established pharmaceutical and biotechnology companies who will finance or otherwise assist in the development, manufacture and marketing of products incorporating our technology, and who also provide us with funding in the form of milestone payments for progress in clinical development. We anticipate deriving revenue from research and development fees, license fees, milestone payments and royalties from collaborative partners. For example, we have licensed rights to our second most advanced product candidate, PTK-AR01, for the treatment of acne and rosacea, in the United States to Warner Chilcott, and Warner Chilcott is responsible for the clinical development of PTK-AR01 for the treatment of acne.

Accordingly, our prospects will depend in part upon our ability to attract and retain collaborative partners and to develop technologies and products that achieve the criteria for milestone payments and that meet the requirements of prospective collaborative partners. When we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. In addition, our collaborative partners may have the right to abandon research or development projects and terminate applicable agreements, including funding obligations, prior to or upon the expiration of the agreed upon terms. We cannot assure you that we will be successful in establishing or maintaining collaborative arrangements on acceptable terms or at all, that collaborative partners will not terminate funding before completion of projects, that our product candidates will achieve the criteria for milestone payments, that our collaborative arrangements will result in successful product commercialization, or that we will derive any revenue from such arrangements. For example, we previously entered into a collaboration with Novartis International Pharmaceutical Ltd., or Novartis, for the development of omadacycline, which was terminated. To the extent that we are not able to develop and maintain collaborative arrangements, we would need substantial additional capital to undertake research, development and commercialization activities on our own, we may be forced to limit the number of our product candidates we can commercially develop or the territories in which we commercialize them and we might fail to commercialize products or programs for which a suitable collaborator cannot be found.

21

Reliance on collaborative relationships poses a number of risks, including the following:

▪	our collaborators may not perform their obligations as expected;

▪	the prioritization, amount and timing of resources dedicated by our collaborators to their respective collaborations with us is not under our control;

▪	some product candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or products;

▪	our collaborators may elect not to proceed with the development of product candidates that we believe to be promising;

▪

disagreements with collaborators, including disagreements over proprietary rights, contract interpretation, or the preferred course of development, might cause delays or termination of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive; and

▪	some of our collaborators might develop independently, or with others, products that could compete with ours.

If we are not able to establish additional collaborations, we may have to alter our development and commercialization plans.

We will require additional funding to complete the development and commercialization of omadacycline and to continue the development of our other product candidates. For some of our product candidates, we may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates, as we have done with Warner Chilcott for PTK-AR01.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the patent position protecting the product candidate, the potential of competing products, the need to seek licenses or sub-licenses to third-party intellectual property, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. We may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

22

We rely and will continue to rely on outsourcing arrangements for manufacturing of our product candidates.

We do not currently own or operate manufacturing facilities for the production of any of our product candidates, nor do we intend to manufacture the pharmaceutical products that we plan to sell. We currently depend on third-party contract manufacturers for the supply of the active pharmaceutical ingredients for our product candidates, including drug substance for our preclinical research and clinical trials. To date, we have obtained starting materials for our supply of omadacycline from a small number of third-party manufacturers and have purchased all of our drug supplies on a purchase order basis. We plan eventually to enter into a long term supply agreement with several manufacturers for commercial supplies. We are currently in discussions with these and other third-party manufacturers for clinical trial and commercial supplies. We may not be able to reach agreement with any of these contract manufacturers, or to identify and reach arrangement on satisfactory terms with other contract manufacturers, to manufacture omadacycline or any of our other product candidates. Additionally, the facilities used by any contract manufacturer to manufacture any of our product candidates must be the subject of a satisfactory inspection before the FDA and other regulatory authorities approve an NDA or marketing authorization for the product candidate manufactured at that facility. We will depend on these third-party manufacturing partners for compliance with the FDA’s requirements for manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conforms to our specifications and the FDA and other regulatory authorities’ cGMP requirements, our product candidates will not be approved or, if already approved, may be subject to recalls. While third-party manufacturers of our product candidates, including omadacycline, have previously passed FDA and other regulatory agency inspections, we cannot assure you that they will pass such inspections in the future.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates ourselves, including:

▪	the possibility of a breach of the manufacturing agreements by the third parties because of factors beyond our control;

▪	the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer; and

▪	the possibility that we may not be able to secure a manufacturer or manufacturing capacity in a timely manner and on satisfactory terms in order to meet our manufacturing needs.

Any of these factors could cause the delay of approval or commercialization of our products, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if any of our product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the FDA or any other relevant regulatory authorities.

We currently have no marketing, sales or distribution infrastructure with respect to our product candidates. If we are unable to develop our sales, marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our product candidates.

We currently have no marketing, sales and distribution capabilities and we have limited sales or marketing experience within our organization. If any of our product candidates are approved, we intend either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates, or to outsource this function to a third party. Either of these options would be expensive and time consuming. These costs may be incurred in advance of any approval of our product candidates. In addition, we may not be able to hire a sales force in the United States that is sufficient in size or has adequate expertise in the medical markets that we intend to target. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products.

23

With respect to our existing and future product candidates, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or as an alternative to our own sales force and distribution systems. To the extent that we enter into co-promotion or other licensing arrangements, our product revenue may be lower than if we directly marketed or sold any approved products. In addition, any revenue we receive will depend in whole or in part upon the efforts of these third parties, which may not be successful and are generally not within our control. If we are unable to enter into these arrangements on acceptable terms or at all, we may not be able to successfully commercialize any approved products. If we are not successful in commercializing any approved products, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

Independent clinical investigators and CROs that we engage to conduct our clinical trials may not devote sufficient time or attention to our clinical trials or be able to repeat their past success.

We expect to depend on independent clinical investigators and CROs to conduct our clinical trials, including our planned Phase 3 trials of omadacycline in ABSSSI. CROs may also assist us in the collection and analysis of data. There are a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. These investigators and CROs will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time that they devote to our product candidates and clinical trials. If independent investigators fail to devote sufficient resources to the development of our product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of any product candidates that we develop. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. Further, the FDA requires that we comply with standards, commonly referred to as current Good Clinical Practice, or cGCP, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. Failure of clinical investigators or CROs to meet their obligations to us or comply with cGCP procedures could adversely affect the clinical development of our product candidates and harm our business.

If we fail to develop and commercialize product candidates other than omadacycline, we may not be able to grow our business or sustain profitability.

An important part of our strategy is to develop and commercialize, or work with partners to develop and commercialize, a portfolio of product candidates, in addition to omadacycline, that result from our proprietary drug development platform. For example, we have used our drug discovery platform to create PTK-AR01, PTK-MS01, PTK-SMA2 and PTK-RA01, which are currently all in or expected to enter various stages of clinical or preclinical development.

We cannot assure you that we will succeed in our efforts to identify and develop additional product candidates or that any product candidates that we identify, including PTK-AR01, PTK-MS01, PTK-SMA2 and PTK-RA01, will produce commercially viable medicines. All product candidates are susceptible to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and/or effective for approval by regulatory authorities. Although our product candidates are tested in in vitro and animal models, the ability of these models to predict safety and efficacy in treating human disease cannot be assured. In addition, we cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. In addition, researching and developing new disease targets and product candidates require substantial technical, financial and human resources whether or not we ultimately identify any candidates. If we are unable to maintain existing funding or secure additional funding for these programs and/or continue to devote the other technical and human resources to them, our ability to continue these programs will be adversely affected.

24

Even if approved, if any of our product candidates do not achieve broad market acceptance among physicians, patients, the medical community, and third-party payers our revenue generated from their sales will be limited.

The commercial success of our product candidates will depend upon their acceptance among physicians, patients and the medical community. The degree of market acceptance of our product candidates will depend on a number of factors, including:

▪	limitations or warnings contained in a product candidate’s FDA- or foreign regulatory agencies’-approved labeling;

▪	changes in the standard of care for the targeted indications for any of our product candidates;

▪	limitations in the approved clinical indications for our product candidates;

▪	demonstrated clinical safety and efficacy compared to other products;

▪	lack of significant adverse side effects;

▪	sales, marketing and distribution support;

▪	availability of reimbursement from managed care plans and other third-party payers;

▪	timing of market introduction and perceived effectiveness of competitive products;

▪	the degree of cost-effectiveness of our product candidates;

▪	availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;

▪	the extent to which the product candidate is approved for inclusion on formularies of hospitals and managed care organizations;

▪	whether the product is designated under physician treatment guidelines as a first-line therapy or as a second- or third-line therapy for particular infections;

▪	adverse publicity about our product candidates or favorable publicity about competitive products;

▪	convenience and ease of administration of our products; and

▪	potential product liability claims.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients and the medical community, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payers on the benefits of our product candidates may require significant resources and may never be successful.

Even if we obtain FDA approval of omadacycline or any other product candidate we develop, we may never obtain approval or commercialize our products outside of the United States, which would limit our ability to realize their full market potential.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and may require additional preclinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any

25

product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, our target market will be reduced and our ability to realize the full market potential of our products will be harmed. Further, the fact that we have obtained SPA agreements with the FDA for our Phase 3 registration trial designs for omadacycline in both ABSSSI and CABP is not binding on any international regulatory authorities.

Bacteria might develop resistance to any of our antibiotic product candidates, which would decrease the efficacy and commercial viability of those product candidates.

Drug resistance is primarily caused by the genetic mutation of bacteria resulting from sub-optimal exposure to antibiotics where the drug does not kill all of the bacteria. While antibiotics have been developed to treat many of the most common infections, the extent and duration of their use worldwide has resulted in new mutated strains of bacteria resistant to current treatments. We are developing product candidates, including omadacycline, to treat patients infected with drug-resistant bacteria. If physicians, rightly or wrongly, associate the resistance issues of older generations of tetracyclines with our product candidates, physicians might not prescribe our product candidates for treating a broad range of infections. In addition, bacteria might develop resistance to our product candidates if they are improperly dosed or following years of repeated use, causing the efficacy of these product candidates to decline, which would negatively affect our potential to generate revenue from those product candidates.

If any product liability lawsuits are successfully brought against us or any of our collaborative partners, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability lawsuits related to the testing of our product candidates in seriously ill patients, and will face an even greater risk if product candidates are approved by regulatory authorities and introduced commercially. Product liability claims may be brought against us or our partners by participants enrolled in our clinical trials, patients, health care providers or others using, administering or selling any of our future approved products. If we cannot successfully defend ourselves against any such claims, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

▪	decreased demand for our future approved products;

▪	injury to our reputation;

▪	withdrawal of clinical trial participants;

▪	termination of clinical trial sites or entire trial programs;

▪	significant litigation costs;

▪	substantial monetary awards to or costly settlement with patients or other claimants;

▪	product recalls or a change in the indications for which they may be used;

▪	loss of revenue;

▪	diversion of management and scientific resources from our business operations; and

▪	the inability to commercialize our product candidates.

If any of our product candidates are approved for commercial sale, we will be highly dependent upon consumer perceptions of us and the safety and quality of our products. We could be adversely affected if we are subject to negative publicity. We could also be adversely affected if any of our products or any similar products distributed by other companies prove to be, or are asserted to be, harmful to patients. Also, because of our dependence upon consumer perceptions, any adverse publicity associated with illness or other adverse effects resulting from patients’ use or misuse of our products or any similar products distributed by other companies could have a material adverse impact on our results of operations.

26

We currently hold $10 million in product liability insurance coverage in the aggregate, with a per incident limit of $10 million, which may not be adequate to cover all liabilities that we may incur. We may need to increase our insurance coverage when we begin the commercialization of our product candidates. Insurance coverage is becoming increasingly expensive. As a result, we may be unable to maintain or obtain sufficient insurance at a reasonable cost to protect us against losses that could have a material adverse effect on our business. These liabilities could prevent or interfere with our product development and commercialization efforts. A successful product liability claim or series of claims brought against us, particularly if judgments exceed any insurance coverage we may have, could decrease our cash resources and adversely affect our business, financial condition and results of operation.

If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize our product candidates.

Our industry has experienced a high rate of turnover of management personnel in recent years. We are to some extent dependent on the members of our senior management team, such as Evan Loh, M.D., our Chairman of the board and Chief Medical Officer; Dennis Molnar, our President and Chief Executive Officer; and Stuart B. Levy, M.D., our Co-Founder, Vice Chairman of the board and Chief Scientific Officer, for our business success. The employment agreements with our senior management team can be terminated by us or them at any time, with notice. The departure of any of our executive officers could result in a significant loss in the knowledge and experience that we, as an organization, possess and could cause significant delays, or outright failure, in the execution of our strategies and development and approval of our product candidates.

Replacing key personnel may be difficult and may take an extended period of time. In addition, we will need to expand and effectively manage our managerial, operational, financial, development and other resources in order to successfully pursue our research, development and commercialization efforts for our existing and future product candidates. Our success depends on our continued ability to attract, retain and motivate highly qualified management, research, development and clinical personnel. We may not be able to attract or retain such qualified personnel due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy.

We have scientific and clinical advisors who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. Typically, they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

We will need to grow our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of June 30, 2012, we had 32 full-time employees. As our development and commercialization plans and strategies develop, we expect to expand our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. Also, our management may need to divert a disproportionate amount of their attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of existing and additional product candidates. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement

27

our business strategy. Our future financial performance and our ability to commercialize omadacycline and our other product candidates and compete effectively with others in our industry will depend, in part, on our ability to effectively manage any future growth.

Our business may become subject to economic, political, regulatory and other risks associated with international operations.

Our business is subject to risks associated with conducting business internationally, in part due to a number of our suppliers and collaborative and clinical trial relationships being located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

▪	economic weakness, including inflation, or political instability in particular foreign economies and markets;

▪	differing regulatory requirements for drug approvals in foreign countries;

▪	potentially reduced protection for intellectual property rights;

▪	difficulties in compliance with non-U.S. laws and regulations;

▪	changes in non-U.S. regulations and customs, tariffs and trade barriers;

▪	changes in non-U.S. currency exchange rates and currency controls;

▪	changes in a specific country’s or region’s political or economic environment;

▪	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

▪	negative consequences from changes in tax laws;

▪	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

▪	workforce uncertainty in countries where labor unrest is more common than in the United States;

▪	difficulties associated with staffing and managing foreign operations, including differing labor relations;

▪	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

▪	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

These risks may materially adversely affect our ability to attain or sustain profitable operations.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development involves, and may in the future involve, the use of potentially hazardous materials and chemicals. Our operations may produce hazardous waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by local, state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations and fire and building codes, including those governing laboratory procedures, exposure to blood-borne pathogens, use and storage of flammable agents and the handling of biohazardous materials. Although we maintain workers’ compensation insurance as prescribed by the Commonwealth of Massachusetts to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

28

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with federal and state health care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We intend to adopt a code of conduct prior to the completion of this offering, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We enter into various contracts in the normal course of our business in which we indemnify the other party to the contract. In the event we have to perform under these indemnification provisions, it could have a material adverse effect on our business, financial condition and results of operations.

In the normal course of business, we periodically enter into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to our academic and other research agreements, we typically indemnify the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which we have secured licenses, and from claims arising from our or our sublicensees’ exercise of rights under the agreement. With respect to our commercial agreements, we indemnify our vendors from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party. With respect to consultants, we indemnify them from claims arising from the good faith performance of their services.

Should our obligation under an indemnification provision exceed applicable insurance coverage or if we were denied insurance coverage, our business, financial condition and results of operations could be adversely affected. Similarly, if we are relying on a collaborator to indemnify us and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify us, our business, financial condition and results of operations could be adversely affected.

Risks Relating to our Intellectual Property

If we are unable to obtain and enforce patent protection for our product candidates and related technology, our business could be materially harmed.

Issued patents may be challenged, invalidated or circumvented. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by biotechnology companies. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not allow us to protect our inventions with patents to the same extent as the laws of the United States. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in scientific literature lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in our

29

patents or patent applications. As a result, we may not be able to obtain or maintain protection for certain inventions. If such inventions or related inventions are successfully patented by others, we may be required to obtain licenses under third-party patents to market our product candidates, as described in greater detail below. Therefore, enforceability and scope of our patents in the United States and in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection from our pending patent applications, from those we may file in the future, or from those we may license from third parties. Moreover, even if we are able to obtain patent protection, such patent protection may be of insufficient scope to achieve our business objectives.

Our strategy depends on our ability to identify and seek patent protection for our discoveries. This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The issuance of a patent does not ensure that it is valid or enforceable, so even if we obtain patents, they may not be valid or enforceable against third parties. In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing our own patented product and practicing our own patented technology. Third parties may also seek to market generic versions of any approved products by submitting ANDAs to the FDA in which they claim that patents owned or licensed by us are invalid, unenforceable and/or not infringed. Alternatively, third parties may seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid and/or unenforceable. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards which the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries. Outside the United States, patent protection must be sought in individual jurisdictions, further adding to the cost and uncertainty of obtaining adequate patent protection outside of the United States. Accordingly, we cannot predict whether additional patents protecting our technology will issue in the United States or in foreign jurisdictions, or whether any patents that do issue will have claims of adequate scope to provide competitive advantage. Moreover, we cannot predict whether third parties will be able to successfully obtain claims or the breadth of such claims. The allowance of broader claims may increase the incidence and cost of patent interference proceedings, opposition proceedings, and/or reexamination proceedings, the risk of infringement litigation, and the vulnerability of the claims to challenge. On the other hand, the allowance of narrower claims does not eliminate the potential for adversarial proceedings, and may fail to provide a competitive advantage. Our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage. Moreover, even after they have issued, our patents and any patent for which we have licensed or may license rights may be challenged, narrowed, invalidated or circumvented. If our patents are invalidated or otherwise limited or will expire prior to the commercialization of our product candidates, other companies may be better able to develop products that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition.

30

The following are examples of litigation and other adversarial proceedings or disputes that we could become a party to involving our patents or patents licensed to us:

▪	we or our collaborators may initiate litigation or other proceedings against third parties to enforce our patent rights;

▪

third parties may initiate litigation or other proceedings seeking to invalidate patents owned by or licensed to us or to obtain a declaratory judgment that their product or technology does not infringe our patents or patents licensed to us;

▪

third parties may initiate opposition or reexamination proceedings challenging the validity or scope of our patent rights, requiring us or our collaborators to participate in such proceedings to defend the validity and scope of our patents;

▪	there may be a challenge or dispute regarding inventorship or ownership of patents currently identified as being owned by or licensed to us;

▪

the U.S. Patent & Trademark Office may initiate an interference between patents or patent applications owned by or licensed to us and those of our competitors, requiring us or our collaborators to participate in an interference proceeding to determine the priority of invention, which could jeopardize our patent rights; or

▪

third parties may submit ANDAs to the FDA, seeking approval to market generic versions of our future approved products prior to expiration of relevant patents owned by or licensed to us, requiring us to defend our patents, including by filing lawsuits alleging patent infringement.

These lawsuits and proceedings would be costly and could affect our results of operations and divert the attention of our managerial and scientific personnel. There is a risk that a court or administrative body would decide that our patents are invalid or not infringed by a third party’s activities, or that the scope of certain issued claims must be further limited. An adverse outcome in a litigation or proceeding involving our own patents could limit our ability to assert our patents against these or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. An adverse outcome in a dispute involving inventorship or ownership of our patents could, for example, subject us to additional royalty obligations and expand the number of product candidates that are subject to the royalty and other obligations of our license agreement with Tufts University.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

▪	others may be able to develop a platform that is similar to, or better than, ours in a way that is not covered by the claims of our patents;

▪	others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our patents;

▪	we might not have been the first to make the inventions covered by our pending patent applications;

▪	we might not have been the first to file patent applications for these inventions;

▪	others may independently develop similar or alternative technologies or duplicate any of our technologies;

▪	we may be unable to effectively protect our trade secrets;

▪	any patents that we obtain may not provide us with any competitive advantages or may ultimately be found invalid or unenforceable;

31

▪	we may not develop additional proprietary technologies that are patentable; or

▪	the patents of others may have an adverse effect on our business.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import our future approved products or impair our competitive position. Patents that we believe we do not infringe, but that we may ultimately be found to infringe, could be issued to third parties. In addition, to the extent that a third party develops new technology that covers our product candidates, we may be required to obtain licenses to that technology, which licenses may not be available or may not be available on commercially reasonable terms. Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing product candidates using our technology. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations. Moreover, our failure to maintain a license to any technology that we require may also materially harm our business, financial condition, and results of operations. Furthermore, we would be exposed to a threat of litigation.

In the pharmaceutical industry, significant litigation and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights have become commonplace. The types of situations in which we may become a party to such litigation or proceedings include:

▪

we or our collaborators may initiate litigation or other proceedings against third parties seeking to invalidate the patents held by those third parties or to obtain a judgment that our products or processes do not infringe those third parties’ patents;

▪

if our competitors file patent applications that claim technology also claimed by us, we or our collaborators may be required to participate in interference or opposition proceedings to determine the priority of invention, which could jeopardize our patent rights and potentially provide a third party with a dominant patent position;

▪

if third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we and our collaborators will need to defend against such proceedings;

▪	if third parties initiate litigation claiming that our brand names infringe their trademarks, we and our collaborators will need to defend against such proceedings; and

▪

if a license to necessary technology is terminated, the licensor may initiate litigation claiming that our processes or products infringe or misappropriate their patent or other intellectual property rights and/or that we breached our obligations under the license agreement, and we and our collaborators would need to defend against such proceedings.

These lawsuits would be costly and could affect our results of operations and divert the attention of our managerial and scientific personnel. There is a risk that a court would decide that we or our collaborators are infringing the third party’s patents and would order us or our collaborators to stop the activities covered by the patents. In that event, we or our collaborators may not have a viable alternative to the technology protected by the patent and may need to halt work on the affected product candidate. In addition, there is a risk that a court will order us or our collaborators to pay the other party damages. An adverse outcome in any litigation or other proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all. Any of these outcomes could have a material adverse effect on our business.

The pharmaceutical and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods

32

of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

If we fail to comply with our obligations under our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are currently party to an intellectual property license agreement with Tufts University, or Tufts. The license agreement imposes, and we expect that future license agreements may impose, various diligence, milestone payment, royalty, insurance and other obligations on us. For example, we are required to use our best efforts to develop and commercialize licensed products under the agreement. If we fail to comply with our obligations under the license, Tufts may have the right to terminate the license agreement, in which event we might not be able to market any product that is covered by the agreement, such as omadacycline. Termination of the license agreement or reduction or elimination of our licensed rights may result in our having to negotiate a new or reinstated license with less favorable terms. If Tufts were to terminate its license agreement with us for any reason, our business could be materially harmed. In the event that we are unable to maintain the Tufts license, we may lose the ability to exclude third parties from offering substantially identical products for sale, and may even risk the threat of a patent infringement lawsuit from our former licensor based on our continued use of its intellectual property. Either of these events could adversely affect our competitive business position and harm our business.

Under our license agreement with Tufts, we are responsible for prosecution and maintenance of the licensed patents and patent applications, including payment of necessary government fees. In the event that any of the licensed patents or patent applications unintentionally lapse or are otherwise materially diminished in value, our relationship with Tufts could be harmed. This could result in termination of the license, loss of the rights to control prosecution of the licensed patents and patent applications, and/or liability to Tufts for any loss.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we enter into confidentiality agreements with our employees, consultants, collaborators and others upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees and our personnel policies also provide that any inventions conceived by the individual in the course

33

of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions. To the extent that an individual who is not obligated to assign rights in intellectual property to us is rightfully an inventor of intellectual property, we may need to obtain an assignment or a license to that intellectual property from that individual. Such assignment or license may not be available on commercially reasonable terms or at all.

Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. In addition, others may independently discover trade secrets and proprietary information, and the existence of our own trade secrets affords no protection against such independent discovery.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously or concurrently employed at research institutions and/or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers, or that patents and applications we have filed to protect inventions of these employees, even those related to one or more of our product candidates, are rightfully owned by their former or concurrent employer. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we rely on our outside counsel to pay these fees when due. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business. In addition, we are responsible for the payment of patent fees for patent rights that we have licensed from other parties. If any licensor of these patents does not itself elect to make these payments, and we fail to do so, we may be liable to the licensor for any costs and consequences of any resulting loss of patent rights.

Risks Relating to our Common Stock and this Offering

Our stock price is likely to be volatile and the market price of our common stock after this offering may drop below the price you pay.

You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Prior to this offering, there was not a public market for our common stock. We will negotiate and determine the initial public offering price with the

34

representatives of the underwriters based on several factors. This price may vary from the market price of our common stock after this offering. You may be unable to sell your shares of common stock at or above the initial offering price due to fluctuations in the market price of our common stock arising from changes in our operating performance or prospects. In addition, the stock market has recently experienced significant volatility, particularly with respect to pharmaceutical, biotechnology, and other life sciences company stocks. The volatility of pharmaceutical, biotechnology, and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. Some of the factors that may cause the market price of our common stock to fluctuate or decreases below the price paid in this offering include:

▪	results of our clinical trials and clinical trials of our competitors’ products;

▪	failure or discontinuation of any of our development programs;

▪	issues in manufacturing our product candidates or future approved products;

▪	regulatory developments or enforcement in the United States and foreign countries with respect to our product candidates or our competitors’ products;

▪	competition from existing products or new products that may emerge;

▪	developments or disputes concerning patents or other proprietary rights;

▪	introduction of technological innovations or new commercial products by us or our competitors;

▪	announcements by us, our collaborators or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

▪	changes in estimates or recommendations by securities analysts, if any cover our common stock;

▪	fluctuations in the valuation of companies perceived by investors to be comparable to us;

▪	public concern over our product candidates or any future approved products;

▪	litigation;

▪	future sales of our common stock;

▪	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

▪	additions or departures of key personnel;

▪	changes in the structure of health care payment systems in the United States or overseas;

▪	failure of any of our product candidates, if approved, to achieve commercial success;

▪	economic and other external factors or other disasters or crises;

▪

period-to-period fluctuations in our financial condition and results of operations, including the timing of receipt of any milestone or other royalty payments under commercialization or licensing agreements;

▪	general market conditions and market conditions for biopharmaceutical stocks; and

▪	overall fluctuations in U.S. equity markets.

In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit and divert the time and attention of our management, which could seriously harm our business.

There may not be an active, liquid trading market for our common stock.

Prior to this offering, there has been no established trading market for our common stock. There is no guarantee that an active trading market for our common stock will develop or, if developed, be maintained after this offering on the Nasdaq Global Market or any other exchange. If a trading market does not develop or is not

35

maintained, you may experience difficulty in reselling, or an inability to sell, your shares quickly or at the latest market price. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by suing our shares as consideration.

Insiders will continue to have substantial control over us which could delay or prevent a change in corporate control or result in the entrenchment of management and/or the board of directors.

After this offering, our directors, executive officers and principal stockholders, together with their affiliates and related persons, will beneficially own, in the aggregate, approximately         % of our outstanding common stock. As a result, these stockholders, if acting together, may have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

▪	delaying, deferring, or preventing a change in control;

▪	entrenching our management and/or the board of directors;

▪	impeding a merger, consolidation, takeover, or other business combination involving us; or

▪	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Management will retain broad discretion over the use of the net proceeds from this offering. Stockholders may not agree with such uses, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. We intend to use the proceeds from this offering to fund our continued clinical development and other studies and work needed for the anticipated FDA and other regulatory filings for omadacycline as a treatment for ABSSSI. We may also spend a portion of the net proceeds on general corporate purposes, general and administrative expenses, capital expenditures, working capital and maintenance of our intellectual property. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Any failure by our management to apply the proceeds effectively could affect our ability to continue to develop and eventually manufacture and sell our products.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is

36

required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We cannot predict whether investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We could remain an “emerging growth company” until the earliest to occur of the following:

▪	the last day of the fiscal year in which we have total annual gross revenue of $1 billion or more;

▪	the last day of our fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to this prospectus;

▪	the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; or

▪	the date on which we are deemed to be a “large accelerated filer” under SEC rules and regulations.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to corporate governance standards.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures, retain a transfer agent, adopt an insider trading policy and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

In addition, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the Securities and Exchange Commission and the NASDAQ Global Market, have increased legal and financial compliance costs and made some compliance activities more time consuming. We are currently evaluating these rules, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from our other business activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. In connection with this offering, we are increasing our directors’ and officers’ insurance coverage which will increase our insurance cost. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Under the corporate governance standards of the NASDAQ Stock Market, a majority of our board of directors and each member of our audit committee must be an independent director no later than the first anniversary of the completion of this offering. We may encounter difficulty in attracting qualified persons to serve on our board and the audit committee, and our board and management may be required to divert significant time and attention and resources away from our business to identify qualified directors. If we fail to attract and retain the required number of independent directors, we may be subject to the delisting of our common stock from the NASDAQ Global Market.

37

Provisions of our charter, bylaws, and Delaware law may make an acquisition of us or a change in our management more difficult.

Certain provisions of our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering could discourage, delay, or prevent a merger, acquisition, or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Furthermore, since our board of directors is responsible for appointing the members of our management team, these provisions could prevent or frustrate attempts by our stockholders to replace or remove our management by making it more difficult for stockholders to replace members of our board of directors. These provisions:

▪	allow the authorized number of directors to be changed only by resolution of our board of directors;

▪	establish a classified board of directors, providing that not all members of the board be elected at one time;

▪

authorize our board of directors to issue without stockholder approval blank check preferred stock that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

▪	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

▪	establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings;

▪	limit who may call stockholder meetings; and

▪

require the approval of the holders of     % of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our restated certificate of incorporation and restated bylaws.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a prescribed period of time. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our common stock will be your sole source of gain on your investment for the foreseeable future. Investors seeking cash dividends should not invest in our common stock.

Investors in this offering will pay a much higher price than the book value of our common stock and therefore you will incur immediate and substantial dilution of your investment.

The initial public offering price will be substantially higher than the net tangible book value per share of shares of our common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution of approximately $         per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering at an assumed initial public offering price of $         per share. In the past, we issued options and warrants to acquire common stock at prices below the assumed initial public offering price. To the extent these outstanding options are ultimately exercised, you will experience further dilution.

38

A significant portion of our total outstanding shares of common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. After this offering, we will have              outstanding shares of common stock based on the number of shares outstanding as of                 . Of these shares,              shares sold in this offering may be resold in the public market immediately and the remaining shares are currently restricted under securities laws or as a result of lock-up agreements but will be able to be resold after the offering as described in the “Shares Eligible for Future Sale” section of this prospectus. Moreover, after this offering, holders of an aggregate of 25,029,683 shares of common stock and 195,327 shares of common stock issuable upon the exercise of outstanding warrants will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all              shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to the lock-up agreements described in the “Underwriting” section of this prospectus.

Future issuances of our common stock or rights to purchase common stock pursuant to our equity incentive plans or outstanding warrants could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

As of         , 2012, we have options to purchase              shares outstanding under our equity compensation plans. We are also authorized to grant equity awards, including stock options, to our employees, directors and consultants, covering up to              shares of our common stock, pursuant to our equity compensation plans. We plan to register the number of shares available for issuance or subject to outstanding awards under our equity compensation plans after the completion of this offering.

As of June 30, 2012, we also have warrants to purchase 195,327 shares of Series H preferred stock outstanding, which will convert into warrants to purchase common stock upon the completion of this offering. Shares issued pursuant to these outstanding options and warrants may result in material dilution to our existing stockholders, which could cause our share price to fall.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We cannot assure you that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Our ability to use our net operating loss carryforwards and other tax attributes may be limited.

Our ability to utilize our federal net operating losses and federal tax credits is currently limited, and may be limited further, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period, which is typically three years or since the last ownership change. We are already subject to Section 382 limitations due to previous ownership changes. We conducted a change in control study as of December 31, 2008 that indicated that approximately $5.4 million of our net operating loss carryforwards as of December 31, 2008 were subject to a Section 382 limitation due to previous ownership changes. As of December 31, 2011, we had $93.6 million of net operating loss carryforwards available. Due to the significant complexity and cost associated with a change in control study, and the expectation

39

of continuing to incur losses whereby the net operating losses and federal tax credits are not anticipated to be used in the foreseeable future, we have not assessed whether there have been changes in control since December 31, 2008. If we have experienced changes in control at any time since December 31, 2008, utilization of our net operating losses or federal tax credit carryforwards would be subject to further annual limitations under Section 382. In addition, future changes in stock ownership, including resulting from this offering, may also trigger an ownership change and, consequently, another Section 382 limitation. Any limitation may result in expiration of a portion of the net operating loss or research and development credit carryforwards before utilization which would reduce our gross deferred tax assets and corresponding valuation allowance. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards and federal tax credit carryforwards to reduce United States federal income tax may be subject to limitations, which could potentially result in increased future tax liability to us.

40

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

▪	our ability to obtain additional financing;

▪	our use of the net proceeds from this offering;

▪	the accuracy of our estimates regarding future expenses, revenue and capital requirements;

▪	the success and timing of our preclinical studies and clinical trials;

▪	our ability to obtain and maintain regulatory approval of omadacycline and any current or future product candidates, and the labeling under any approval we may obtain;

▪	the ability of our proprietary drug discovery platform to develop new product candidates;

▪	regulatory developments in the United States and foreign countries;

▪	the performance of third-party manufacturers;

▪	our plans to develop and commercialize our product candidates;

▪	our ability to obtain and maintain intellectual property protection for our proprietary drug discovery platform and our product candidates;

▪	the successful development of our sales and marketing capabilities;

▪	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

▪	the rate and degree of market acceptance of any future approved products;

▪	the success of competing drugs that are or become available; and

▪	the loss of any key scientific or management personnel.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business. However, these forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in the “Risk Factors” and elsewhere in this prospectus.

These forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

41

Use of Proceeds

We estimate that our net proceeds from the sale of              shares of common stock in this offering will be approximately $         million assuming an initial public offering price of $         per share, which is the midpoint of the price range listed on the cover page of this prospectus, and after deducting estimated offering expenses and estimated underwriting discounts and commissions. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $         million.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the net proceeds to us from this offering by $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares of common stock to be sold in this offering, assuming no change in the assumed initial public offering price, would increase (decrease) our net proceeds from this offering by $         million.

The principal purposes of this offering are to obtain additional capital to support our operations and to create a public market for our common stock. We intend to use the net proceeds from this offering as follows:

▪

approximately $         million to fund the continued clinical development and other studies and work needed for anticipated FDA and other regulatory filings, including the NDA, for the approval of omadacycline as a treatment for ABSSSI; and

▪	the remainder for general corporate purposes, general and administrative expenses, capital expenditures, working capital and maintenance of our intellectual property.

Based on the net proceeds we expect to receive from this offering, we anticipate that we will be able to start our Phase 3 registration trials for omadacycline in ABSSSI in the second half of 2012 and complete our two Phase 3 registration trials in ABSSSI and report the results of these studies. We expect that the remainder of the net proceeds from this offering and our existing cash and cash equivalents will be sufficient to fund the continued development of omadacycline through the following events:

▪	the manufacturing of clinical drug supply and materials necessary for the anticipated FDA and other regulatory filings;

▪	the completion of additional Phase 1 clinical trials of omadacycline in support of FDA and other regulatory filings; and

▪	other work required for the preparation of the NDA and other regulatory filings.

Our current estimate for the external costs associated with conducting the two Phase 3 registration trials in ABSSSI is between $         million and $         million. In addition, our current estimate of additional external costs associated with manufacturing and preparing for the NDA submission is approximately $         million. We also intend to seek approval for additional indications for omadacycline, including CABP and UTI, if additional funds are available following this offering or in the future.

The expected use of net proceeds represents our current intentions based upon our present plan and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, we will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress in, and costs of, our clinical development programs, particularly omadacycline, the amount and timing of revenue, if any, from any collaborations we may enter into, and any unforeseen cash needs. Furthermore, we anticipate

42

that we will need to secure additional funding for the development of omadacycline in other indications and for continued development of our other product candidates. Pending specific utilization of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term investment grade and U.S. government securities.

43

Dividend Policy

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

44

Capitalization

The following table presents our cash and cash equivalents and capitalization as of March 31, 2012:

▪	on an actual basis;

▪

on a pro forma basis to give effect to the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 20,572,536 shares of our common stock upon the completion of this offering and the reclassification of certain warrants to purchase preferred stock into warrants to purchase common stock upon the completion of this offering;

▪

on a pro forma as adjusted basis to give further effect to our issuance and sale of the             shares of our common stock in this offering at the initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our financial statements and the related notes thereto, as well as the information under “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of the offering determined at pricing.

	As of March 31, 2012
(in thousands, except share data)	Actual	Pro forma	Pro forma as adjusted(1)

		(unaudited)	(unaudited)
Cash and cash equivalents	$4,228	$4,228	$

Convertible preferred stock warrants	75	—		—
Convertible preferred stock, $0.001 par value; 28,472,720 shares authorized; 20,572,536 shares issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	80,565	—		—

Stockholders’ deficit:
Common stock, $0.001 par value; 70,000,000 shares authorized, 16,465,912 shares issued and outstanding, actual; 70,000,000 shares authorized, 37,038,448 shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	16	37
Receivable from issuance of common stock	(5)	(5)
Additional paid-in capital	48,455	129,074
Accumulated deficit	(137,574)	(137,574)

Total stockholders’ deficit	(89,108)	(8,468)

Total capitalization	$(8,543)	$(8,468)	$

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming that the assumed initial public offering price remains the same.

The table above does not include:

▪

2,000,188 shares of common stock issuable upon the exercise of stock options outstanding under our 1996 Stock Plan and our 2005 Stock Plan as of March 31, 2012 at a weighted average exercise price of $1.43 per share;

▪

195,327 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of March 31, 2012, at an exercise price of $4.10 per share, which will convert into common stock warrants upon the completion of this offering;

45

▪

210,473 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of March 31, 2012, at an exercise price of $4.75 per share, which will convert into common stock warrants upon the completion of this offering;

▪	508,401 shares of common stock reserved for future awards under our 2005 Stock Plan; and

▪	shares of common stock reserved for future awards under our 2012 Equity Incentive Plan.

46

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value (deficit) per share of our common stock immediately after the completion of this offering.

Dilution results from the fact that the initial public offering price is substantially in excess of the book value (deficit) per share attributable to the existing stockholders for the presently outstanding stock. As of March 31, 2012, our net tangible book deficit was $89.1 million, or $5.41 per share of common stock. Net tangible book deficit per share represents the amount of our total tangible assets less total liabilities, divided by 16,465,912, the number of common shares outstanding on March 31, 2012.

Our pro forma net tangible book deficit at March 31, 2012, was $8.5 million, or $0.23 per share. Pro forma net tangible book deficit per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding, as of March 31, 2012, after giving effect to the conversion of all outstanding shares of our preferred stock into common stock upon the completion of this offering.

After giving effect to the issuance and sale of              shares of our common stock in this offering, assuming an initial public offering price of $         per share, which is the mid-point of the price range set forth on the cover page of this prospectus, less the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2012, would have been $         million, or $         per share. This amount represents an immediate increase in the pro forma net tangible book value of $         per share to existing stockholders and an immediate dilution of $         per share to new investors purchasing shares of our common stock in this offering. Dilution per share to new investors is determined by subtracting the pro forma net tangible book value per share after the offering from the initial public offering price. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share (1)		$
Historical net tangible book deficit as of March 31, 2012	$(5.41)
Pro forma increase per share attributable to conversion of preferred stock	5.18
Pro forma net tangible book deficit per share as of March 31, 2012	$(0.23)
Increase per share attributable to new investors

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

(1)	The midpoint of the price range set forth on the cover page of this prospectus.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value (deficit) per share after giving effect to this offering by $         per share and would increase (decrease) the dilution in pro forma net tangible book value per share to investors in this offering by $         per share. This calculation assumes that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and is after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, pro forma as adjusted net tangible book value will increase to $         per share, representing an increase to existing holders of $         per share, and there will be an immediate dilution of $         per share to new investors.

47

The following table shows on a pro forma as adjusted basis at March 31, 2012, after giving effect to this offering and the pro forma adjustments referred to above, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and new investors.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent

Existing stockholders			%	$		%	$
New investors							$

Total		100%		$	100%

The discussion and tables above assume no exercise of the underwriters’ over-allotment option to purchase additional shares. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by existing stockholders will be further reduced to     % of the total number of shares of our common stock to be outstanding after the offering, and the number of shares of our common stock held by new investors will be further increased to     % of the total number of shares of our common stock to be outstanding after the offering.

The tables and calculations above are based on 37,038,448 shares of our common stock outstanding as of March 31, 2012 after giving effect to the conversion of 20,572,536 shares of our preferred stock outstanding as of March 31, 2012 into 20,572,536 shares of our common stock at the completion of this offering and excludes:

▪

2,000,188 shares of common stock issuable upon the exercise of stock options outstanding under our 1996 Stock Plan and our 2005 Stock Plan as of March 31, 2012 at a weighted average exercise price of $1.43 per share;

▪

195,327 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of March 31, 2012, at an exercise price of $4.10 per share, which will convert into common stock warrants upon the completion of this offering;

▪

210,473 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of March 31, 2012, at an exercise price of $4.75 per share, which will convert into common stock warrants upon the completion of this offering;

▪	508,401 shares of common stock reserved for future awards under our 2005 Stock Plan; and

▪	shares of common stock reserved for future awards under our 2012 Equity Incentive Plan.

To the extent these outstanding options or warrants are exercised, there will be further dilution to the new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

48

Selected Financial Data

You should read the following selected financial data in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

We derived the statement of operations data for the years ended December 31, 2010 and 2011, and the balance sheet data as of December 31, 2010 and 2011, from our audited financial statements included elsewhere in this prospectus. We derived the statement of operations data for the three months ended March 31, 2011 and 2012, and the balance sheet data as of March 31, 2012, from our unaudited financial statements, included elsewhere in this prospectus. Our interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of our operations for these periods. The historical results for any period are not necessarily indicative of results to be expected for any future period, and our results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

	Years Ended December 31,		Three Months Ended March 31,
(in thousands, except per share amounts)	2010	2011	2011	2012

			(unaudited)
Statement of Operations Data:
Revenue:
Research and development revenue	$24,688	$52,253	$3,058	$114
Grant revenue	1,083	1,040	146	246

Total revenue	25,771	53,293	3,204	360

Operating expenses:
Research and development .	20,801	16,696	4,483	3,620
General and administrative .	4,289	3,327	884	1,419

Total operating expenses	25,090	20,023	5,367	5,039

Operating income (loss)	681	33,270	(2,163)	(4,679)
Other income (expense):
Interest income	20	5	2	—
Interest expense	—	—	—	(223)
Other income	831	682	56	5
Other expense	(8)	—	—	(493)

Total other income (expense)	843	687	58	(711)

Net income (loss)	1,524	33,957	(2,105)	(5,390)
Unaccreted convertible preferred stock dividends.	(10,449)	(10,449)	(2,576)	(1,682)

Net (loss) income attributable to common stockholders	$(8,925)	$23,508	$(4,681)	$(7,072)

Net (loss) income per share, basic	$(0.92)	$2.37	$(0.48)	$(0.66)

Net (loss) income per share, diluted	$(0.92)	$0.91	$(0.48)	$(0.66)

Weighted average shares outstanding, basic	9,725	9,935	9,815	10,694

Weighted average shares outstanding, diluted	9,725	37,423	9,815	10,694

Pro forma information(1)
Pro forma net income (loss) per share, basic (unaudited)		$0.90		$(0.17)

Pro forma net income (loss) per share, diluted (unaudited)		$0.89		$(0.17)

Weighted average shares used in computing pro forma net income (loss) per share, basic (unaudited)		36,982		31,267

Weighted average shares used in computing pro forma net income (loss) per share, diluted (unaudited)		37,423		31,267

49

(1)	Pro forma net loss and pro forma net loss per share, basic and diluted, have been calculated assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 20,572,536 shares of our common stock and the reclassification of certain warrants to purchase preferred stock into warrants to purchase common stock upon the completion of this offering. See “Unaudited Pro Forma Balance Sheet and Pro Forma Loss Per Common Share” in Note 2 to our financial statements, which are included elsewhere in this prospectus.

	As of December 31,		As of March 31,
(in thousands)	2010	2011	2012

			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$19,529	$2,458	$4,228
Total assets	22,415	3,804	5,808
Current liabilities	28,279	5,745	6,540
Long-term obligations, net of current liabilities	31,741	1,267	7,810
Convertible preferred stock	125,787	125,787	80,565
Accumulated deficit	(166,142)	(132,184)	(137,574)
Total stockholders’ deficit	$(163,391)	$(128,995)	$(89,108)

50

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those results described in or implied by the forward-looking statements discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a pharmaceutical company focused on the discovery, development, and commercialization of innovative medicines that are designed to save lives and alleviate suffering. Our lead product candidate, omadacycline, is a new tetracycline-derived broad-spectrum antibiotic being developed for use as a first-line monotherapy for serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians. We believe omadacycline will be used in the emergency room, hospital, and community settings. We have designed omadacycline to provide significant advantages over existing antibiotics, including activity against resistant bacteria, broad spectrum of coverage, intravenous, or IV, and oral formulations with once-daily dosing, and a favorable safety and tolerability profile. We believe that it will become the primary antibiotic choice of physicians for use as a first-line monotherapy for acute bacterial skin and skin structure infections, or ABSSSI, community-acquired bacterial pneumonia, or CABP, urinary tract infections, or UTI, and other serious community-acquired bacterial infections.

We have devoted substantially all of our resources to our research and development efforts, including conducting clinical trials for our product candidates, protecting our intellectual property, and providing general and administrative support for these operations. We have not yet submitted any product candidates for approval by regulatory authorities and we do not currently have rights to any products that have been approved for marketing in any territory. We have not generated any revenue from product sales and, to date, have financed our operations primarily through collaborations, private placements of our convertible preferred stock, and, to a lesser extent, through government grants, foundation support, line of credit and note financings, and equipment lease financings. Through March 31, 2012, we have received $130.6 million from the sale of convertible preferred stock and $170.1 million of upfront license fees, milestone payments, reimbursement of research and development costs, and manufacturing services and other payments from our former and existing collaborations and from government and other grants.

We have incurred significant losses since our inception in 1996, and our accumulated deficit at March 31, 2012 was $137.6 million. We have incurred net losses in every year since inception except for the years ended December 31, 2010 and 2011, in which we had net income of $1.5 million and $34.0 million, respectively, due to collaboration, license, and milestone payments. We had net losses for the quarters ended March 31, 2011 and 2012 of $2.1 million and $5.4 million, respectively. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. The net losses and negative cash flows incurred to date, together with expected future losses, have had, and likely will continue to have, an adverse effect on our stockholders’ deficit and working capital. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate offsetting revenue, if any.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We expect our research and development expenses to increase in connection with our ongoing activities, particularly as we continue our research and development of, and seek regulatory approvals for, our product candidates, prepare for and begin commercialization of any approved products, and add infrastructure and personnel to support our product development efforts.

51

We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates. Accordingly, we anticipate that we will need to raise additional capital, in addition to the net proceeds of this offering, to complete the development and commercialization of omadacycline and to continue to advance the development of our other product candidates. Until we can generate a sufficient amount of product revenue to finance our cash requirements, we expect to finance our future cash needs primarily through a combination of public or private equity offerings, debt financings, strategic collaborations and grant funding. We may be unable to raise capital when needed or on attractive terms, which would force us to delay, limit, reduce or terminate our research and development programs or commercialization efforts. We will need to generate significant revenue to achieve and sustain profitability, and we may never be able to do so.

As of March 31, 2012, we had cash and cash equivalents of $4.2 million. Our present capital resources are not sufficient to fund our planned operations for a 12-month period, and therefore, raise substantial doubt about our ability to continue as a going concern. We will, during the remainder of 2012, require substantial additional funding to continue our operations. Failure to receive additional funding could cause us to cease operations, in part or in full. We are currently pursuing this offering to raise the additional capital needed to continue planned operations and initiate and fund two planned Phase 3 registration trials of our lead product candidate, omadacycline, for the treatment of ABSSSI.

Financial Operations Overview

Revenue

We have not yet generated any revenue from product sales. All of our revenue to date has been derived from license fees, milestone payments, reimbursements for research, development, and manufacturing activities under licenses and collaborations, and grant payments received from the National Institute of Health, or NIH, and other non-profit organizations. For the years ended December 31, 2010 and 2011, revenue from Novartis International Pharmaceutical Ltd., or Novartis, represented 93% and 99% of our research and development revenue, respectively. For the three months ended March 31, 2011, revenue from Novartis represented 98% of our research and development revenue, and for the three months ended March 31, 2012, revenue from Warner Chilcott and Elanco Animal Health, or Elanco, a division of Eli Lilly, represented 57% and 43% of our research and development revenue, respectively. Grant revenue associated with our five-year grant from the NIH for research related to spinal muscular atrophy, or SMA, represented 100% of our grant revenue for all periods. In the future, we may generate revenue from a combination of product sales, license fees, milestone payments, and research, development and manufacturing payments from collaborations and royalties from the sales of products developed under licenses of our intellectual property. We expect that any revenue we generate will fluctuate from quarter to quarter as a result of the timing and amount of license fees, research, development, and manufacturing reimbursements, milestone and other payments from collaborations, and the amount and timing of payments that we receive upon the sale of our products, to the extent any are approved by regulatory authorities and successfully commercialized. We do not expect to generate revenue from product sales prior to 2015, at the earliest. If we or our collaborators fail to complete the development of our product candidates in a timely manner or obtain regulatory approval for them, our ability to generate future revenue, and our results of operations and financial position, would be materially adversely affected.

Research and Development Expenses

Research and development expenses generally consist of the costs associated with our research and discovery activities, conducting preclinical studies and clinical trials and manufacturing development efforts. Specifically, our research and development expenses also consist of:

▪	employee salaries and related expenses, which include stock compensation and benefits for the personnel involved in our research and development activities;

▪	external research and development expenses incurred under agreements with third party contract research organizations and investigative sites;

▪	in-house manufacturing expenses, fees to third-party manufacturing organizations, and consultants; and

52

▪

facilities, depreciation, and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory and other supplies.

From inception through March 31, 2012, we have incurred $229.2 million in research and development expenses. We expense research and development costs as incurred. Conducting a significant amount of research and development is central to our business model. Product candidates in late stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of Phase 3 registration trials. We plan to increase our research and development expenses for the foreseeable future as we seek to complete Phase 3 development of our most advanced product candidate, omadacycline, and to further advance our preclinical products and earlier stage research projects to clinical stage trials.

We use our employee and infrastructure resources across multiple research and development programs. We track expenses related to our most advanced product candidates that have had external funding support on a per project basis. Accordingly, we allocate internal employee-related and infrastructure costs, as well as third party costs, to each of these programs. We do not allocate stock-based compensation expense to particular development programs. Costs that are not directly attributable to specific clinical programs or early preclinical activities, such as wages related to shared laboratory services, travel and employee training and development are not allocated and are considered general research and development expenses.

The following table sets forth our research and development expenses, including allocations for omadacycline and each of our other clinical product candidates for which we have or have had external funding support for development. Our collaborators, Warner Chilcott and Elanco, lead the clinical development of PTK-AR01 and PTK-AH01, respectively, with minimal investment by us. Expenses in these programs are largely reimbursed by these partners. Preclinical investment in our product candidate PTK-SMA2, to date, has been largely funded by our ongoing grant with NIH.

	Years Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
			(unaudited)
Omadacycline	$11,531,921	$7,136,533	$2,027,967	$1,659,761
PTK-AR01	142,811	132,763	20,574	59,519
PTK-AH01	76,990	49,291	2,794	10,415
PTK-MS01	208,274	156,375	63,672	55,702
PTK-SMA2	1,025,744	990,963	217,805	322,757
Other preclinical(1)	2,615,631	2,295,152	739,793	47,153
General research and discovery	5,031,640	5,763,363	1,368,420	1,433,946
Stock-based compensation	167,526	170,821	41,867	31,179

Total research and development expense	$20,800,537	$16,695,261	$4,482,892	$3,620,432

(1)	Includes expenses related to PTK-RA01.

The successful development of our clinical and preclinical product candidates remains highly uncertain. Other than as discussed below, we cannot reasonably estimate the nature, timing, or costs of the efforts that will be necessary to complete the remainder of the development of any of our preclinical or clinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including:

▪	the scope, rate of progress, and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;

▪	future clinical trial results;

▪	the terms and timing of regulatory approvals;

▪	the potential benefits of our product candidates over other therapies;

53

▪	our ability to market, commercialize, and achieve market acceptance for any of our product candidates that we are developing or may develop in the future; and

▪	the expense of filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or a non-U.S. regulatory authority were to require us to conduct clinical trials beyond those which we currently anticipate will be required for the completion of clinical development of a product candidate, or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

Omadacycline

With proceeds from this offering, we plan to commence two Phase 3 registration trials of omadacycline for the treatment of ABSSSI. The timing of our planned Phase 3 registration trial of omadacycline, in CABP, will depend upon securing a partnership, grant funding or obtaining additional funding beyond the proceeds of this offering. Based on our current expectations regarding the use of proceeds from this offering, and subject to the results of the two Phase 3 registration trials in ABSSSI, we anticipate submitting an NDA to the FDA for omadacycline for the treatment of ABSSSI in mid-2014. Furthermore, based on published guidance and our discussions with European regulatory authorities, we believe our currently designed ABSSSI trials will also support the filing for marketing authorization in Europe.

PTK-AR01

In July 2007, we entered into a license and collaboration agreement with Warner Chilcott related to PTK-AR01 for the indications of acne and rosacea in the United States. Warner Chilcott is responsible for the clinical development of PTK-AR01 for the treatment of acne, and may elect to advance the development of PTK-AR01 for the treatment of rosacea. Although Warner Chilcott is responsible for manufacturing PTK-AR01 under the license and collaboration agreement, periodically, at our discretion, we provide support for the manufacturing process development for PTK-AR01 for use in ongoing and future clinical trials. All of our expenses related to the manufacturing of PTK-AR01 are required to be reimbursed by Warner Chilcott. We separately record revenue and expenses on a gross basis under this arrangement. Warner Chilcott is responsible for all development and manufacturing costs of PTK-AR01. During the third quarter of 2010, we received a $1.0 million milestone payment from Warner Chilcott related to the submission of an IND filing for PTK-AR01 in acne to the FDA. During the second quarter of 2012, we received a $2.4 million milestone payment from Warner Chilcott for initiating dosing of the first patient in a proof of concept Phase 2 clinical trial of PTK-AR01 in acne.

PTK-AH01

In December 2007, we entered into a license and collaboration agreement with Elanco related to PTK-AH01 for the treatment of bacterial infections in animals. Under the terms of the agreement, Elanco is responsible for leading clinical development for each indication covered by the agreement. Although Elanco is responsible for manufacturing PTK-AH01 under the license and collaboration agreement, periodically, at our discretion, we provide support for the development of a scale-up manufacturing process for PTK-AH01 for use in ongoing and future clinical trials. All of our expenses related to the manufacturing of PTK-AH01 are required to be reimbursed by Elanco. We separately record revenue and expenses on a gross basis under this arrangement. Elanco is responsible for all development and manufacturing costs of PTK-AH01. PTK-AH01 is currently in the clinical trials phase of pharmaceutical development in animals.

PTK-SMA2

In 2009, we were awarded a five-year, milestone-driven NIH grant to further our research and development efforts in the area of spinal muscular atrophy, or SMA. Our lead candidate for this indication, PTK-SMA2, was

54

identified and optimized as a result of this funding. We plan to advance PTK-SMA2 into IND-enabling studies. Since 2009, we have received approximately $3.1 million in funding under this grant. Additionally, over the past several years, Families of SMA, a patient advocacy group, has supported our development of PTK-SMA2, providing us an aggregate of $1.2 million in funding.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and other related costs for personnel, including stock-based compensation expenses and benefits in our executive, legal, finance, business development, information technology, general operations, and human resources departments. Other general and administrative expenses include costs for employee training and development, board of directors costs, depreciation, insurance expenses, facility-related costs not otherwise included in research and development expense, and professional fees for legal services, consulting costs, accounting services, and information technology services. We expect that our general and administrative expenses will increase in future periods as a result of increased payroll, expanded infrastructure, increased consulting, legal, accounting, and investor relations expenses associated with being a public company and costs incurred to seek and establish collaborations with respect to any of our product candidates.

Interest Income

Interest income consists of interest earned on our cash and cash equivalents. We expect our interest income to increase following the completion of this offering as we invest the net proceeds from the offering pending their use in our operations.

Interest Expense

In February and March of 2012, we issued unsecured non-convertible notes, referred to as the 2012 Notes, in an original aggregate principal amount of $5.8 million, to certain individuals and entities, some of whom are our officers, directors, and principal stockholders. See “Certain Relationships and Related Person Transactions—2012 Promissory Notes.” The holders of the 2012 Notes are eligible to be repaid the following amounts:

▪	cash equal to the aggregate outstanding principal of the 2012 Notes;

▪	an additional repayment premium amount equal to 150% of the aggregate outstanding principal of the 2012 Notes; and

▪

any accrued but unpaid interest at a rate of 10% per annum if repayment is made (i) in connection with a reorganization or the approval of our board of directors and the holders of more than 50% of the outstanding 2012 Notes, or (ii) as a result of certain liquidity events occurring after August 13, 2013.

all upon the occurrence of specific transactions set forth in the 2012 Notes and upon determination by our board of directors that we have sufficient cash to fund the working capital and funding needs for our clinical trials and related research and development activities for at least 180 days. See Note 8 to our financial statements included elsewhere in this prospectus. We are in negotiations with the holders of the 2012 Notes to provide that the notes will not be repayable with the proceeds of this offering.

In addition, the 2012 Notes may be repurchased at any time after issuance with our consent, including our board of directors and the holders of more than 50% of the then outstanding 2012 Notes. The 2012 Notes do not have a contractual maturity date.

Certain terms of the 2012 Notes, including the redemption features described here, represent embedded derivatives that will be measured at fair value at each reporting date. In accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 815, Accounting for Derivative Instruments and Hedging Activities, we allocated $6.3 million to the fair value of these redemption features, referred to as the embedded derivative, and recorded it as a liability upon closing of issuance of the 2012 Notes. The fair value of the derivative in excess of the proceeds from the 2012 Notes was recorded as other expense at the closing. At each reporting period, any change in fair value of the incremental value of the embedded derivative will be reported as other expense or income. As the fair value of the derivative liability exceeded the

55

proceeds of the 2012 Notes, the 2012 Notes were initially recorded at $0. The 2012 Notes are being accreted to a face value of $5.8 million over an estimated time period to repayment. We measured the fair value of the embedded derivative based upon a contemporaneous valuation and utilized a probability-weighted discounted cash flow methodology where probabilities of outcomes were consistent with those used in the contemporaneous valuation of the fair market value of our common stock as of March 31, 2012.

Other Income (Expense), Net

Other income (expense) primarily consists of gains and losses on the change in fair value of preferred stock warrants, the recognition of federal tax incentives and other one-time income or expense-related items.

We allocated $6.3 million to the fair value of the embedded derivative associated with the 2012 Notes and recorded it as a liability upon closing of the transaction. The fair value of the derivative in excess of the proceeds from the 2012 Notes was recorded as other expense at the closing. At each reporting period, any change in the fair value of the incremental value of the embedded derivative will be reported as other expense or income. See the description of the 2012 Notes above in “—Interest Expense.”

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. Estimates relate to aspects of our revenue recognition, useful lives with respect to long-lived assets, valuation of stock options, convertible preferred stock warrants, accrued expenses, and tax valuation reserves. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our financial statements included elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We enter into product development agreements with collaborators for the research and development of therapeutic products. The terms of these agreements may include nonrefundable signing and licensing fees, funding for research, development and manufacturing, milestone payments, and royalties on any product sales derived from collaborations. We assess these multiple elements in accordance with FASB ASC 605, Revenue Recognition, in order to determine whether particular components of the arrangement represent separate units of accounting.

In January 2011, we adopted new authoritative guidance on revenue recognition for multiple element arrangements. This guidance, which applies to multiple element arrangements entered into or materially modified on or after January 1, 2011, amends the criteria for separating and allocating consideration in a multiple element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. The fair value of deliverables under the arrangement may be derived using a best estimate of selling price if vendor specific objective evidence and third-party evidence are not available.

Deliverables under the arrangement will be separate units of accounting provided that a delivered item has value to the customer on a stand-alone basis and if the arrangement does not include a general right of return relative to the delivered item and delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. We also adopted guidance that permits the recognition of revenue contingent upon the achievement of a milestone in its entirety, in the period in which the milestone is achieved, only if the

56

milestone meets certain criteria and is considered to be substantive. During the year ended December 31, 2011, our collaboration with Novartis was terminated. We did not enter into any significant multiple element arrangements or materially modify any of our other existing multiple element arrangements during the year ended December 31, 2011. Our remaining license and collaboration agreements continue to be accounted for under previously issued revenue recognition guidance for multiple element arrangements and milestone revenue recognition, as described below.

We recognize upfront license payments as revenue upon delivery of the license only if the license has stand-alone value and the fair value of the undelivered performance obligations can be determined. If the fair value of the undelivered performance obligations could be determined, such obligations are accounted for separately as the obligations are fulfilled. If the license is considered to either not have stand-alone value or have stand-alone value but the fair value of any of the undelivered performance obligations cannot be determined, the arrangement is accounted for as a single unit of accounting, and the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations will be performed.

Whenever we determine that an arrangement should be accounted for as a single unit of accounting, we determine the period over which the performance obligations will be performed and revenue will be recognized. If we cannot reasonably estimate the timing and the level of effort to complete our performance obligations under the arrangement, then we recognize revenue under the arrangement on a straight-line basis over the period that we expect to complete our performance obligations, which we reassess at each subsequent reporting period.

Our collaboration agreements also include additional payments upon the achievement of performance-based milestones. As milestones are achieved, a portion of the milestone payment, equal to the percentage of the total time that we have performed the performance obligations to date over the total estimated time to complete the performance obligations, multiplied by the amount of the milestone payment, is recognized as revenue upon achievement of such milestone. The remaining portion of the milestone will be recognized over the remaining performance period. Milestones that are tied to regulatory approval are not considered probable of being achieved until such approval is received. Milestones tied to counterparty performance are not included in our revenue model until the performance conditions are met.

To date, we have not received any royalty payments or recognized any royalty revenue. We will recognize royalty revenue upon the sale of the relevant products, provided we have no remaining performance obligations under the arrangement.

We record deferred revenue when payments are received in advance of the culmination of the earnings process. This revenue is recognized in future periods when the applicable revenue recognition criteria have been met.

Government research grants that provide for payments to us for work performed are recognized as revenue when the related expense is incurred.

Accrued Expenses

As part of the process of preparing financial statements, we are required to estimate accrued expenses. This process involves identifying services that have been performed on our behalf and estimating the level of services performed and the associated costs incurred for such services where we have not yet been invoiced or otherwise notified of actual cost. We record these estimates in our financial statements as of each balance sheet date. Examples of estimated accrued expenses include:

▪	fees due to collaboration partners for shared development costs related to development of our product candidates;

▪	fees due to contract research organizations in connection with preclinical and toxicology studies and clinical trials;

▪	fees paid to investigative sites in connection with clinical trials;

57

▪

fees paid to contract manufacturing organizations in connection with the manufacture of drug product, process development, formulation and analytical services, and stability studies of our product candidates; and

▪	professional service fees.

In accruing service fees, we estimate the time period over which services will be provided and the level of effort in each period. If the actual timing of the provision of services or the level of effort varies from the estimate, we will adjust the accrual accordingly. In the event that we do not identify costs that have been incurred or we under- or over-estimate the level of services performed or the costs of such services, our actual expenses could differ from such estimates. The date on which some services commence, the level of services performed on or before a given date and the cost of such services are often subjective determinations. We make estimates based upon the facts and circumstances known to us at the time and in accordance with U.S. GAAP. There have been no material changes in estimates for the periods presented.

Valuation of Financial Instruments

Embedded Derivative Liability

We allocated $6.3 million to the fair value of the embedded derivative associated with the 2012 Notes and recorded it as a liability upon closing of the transaction. The fair value of the derivative in excess of the proceeds from the 2012 Notes was recorded as other expense at the closing. At each reporting period, any change in the fair value of the incremental value of the embedded derivative will be reported as other expense or income. See the description of the 2012 Notes above in “—Financial Operations Overview—Interest Expense.”

Stock-Based Compensation

In accordance with FASB ASC Topic 718, Stock Compensation, we account for stock-based compensation by measuring and recognizing compensation expense for all stock-based awards made to employees, including stock options, based on the estimated grant date fair values. We use the straight-line method to allocate compensation expense to reporting periods over each optionee’s requisite service period, which is generally the vesting period. When applicable, we account for these equity instruments based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

We estimate the fair value of stock-based awards to employees using the Black-Scholes option valuation model. Determining the fair value of stock-based awards requires the use of highly subjective assumptions, including volatility, the calculation of expected term, risk free interest rate, and the fair value of the underlying common stock on the date of grant, among other inputs. The assumptions used in determining the fair value of stock-based awards represent our best estimates, which involve inherent uncertainties and the application of judgment. As a result, if factors change, and different assumptions are used, our level of stock-based compensation could be materially different in the future.

The expected volatility rate that we use to value stock option grants is based on historical volatilities of a peer group of similar companies whose share prices are publicly available. The peer group includes companies in the pharmaceutical and biotechnology industries at a similar stage of development or with a similar clinical focus. Because we do not have a sufficient history to estimate the expected term, we use the average expected life of options based on comparable companies’ estimates. The risk-free interest rate assumption was based on zero coupon U.S. treasury instruments that had terms consistent with the expected term of the stock option grants. The expected dividend yield is based on our expectation of not paying dividends for the foreseeable future.

We recognize compensation expense for only the portion of options that are expected to vest. Accordingly, expected future forfeiture rates of stock options have been estimated based on our historical forfeiture rate, as adjusted for known trends. Forfeitures are estimated at the time of grant. If actual forfeiture rates vary from historical rates and estimates, additional adjustments to compensation expense may be required in future periods.

58

Stock-based compensation expense includes options granted to employees and has been reported in our statements of operations as follows:

	Years Ended December 31,		Three Months Ended March 31,
(in thousands)	2010	2011	2011	2012
			(unaudited)
Research and development	$168	$171	$42	$31
General and administrative	287	135	35	22

Total	$455	$306	$77	$53

The assumptions used in the Black-Scholes option-pricing model for the years ended December 31, 2010 and 2011 are set forth below:

	Years Ended December 31,
	2010	2011
Volatility	74%	72%
Risk-free interest rate	1.7%	2.1%
Expected dividend yield	0.0%	0.0%
Expected life of options (in years)	5.4	5.9

The following table presents the grant dates, number of underlying shares and related exercise prices of options granted to employees and non-employee directors, from January 1, 2010 through March 31, 2012, as well as the estimated fair value of the options on the grant date.

Date of issuance	Number of shares	Exercise price per share	Per share estimated fair value of common stock	Per share estimated fair value of options
February 1, 2010	80,000	$2.00	$2.00	$1.27
March 1, 2010	500	2.00	2.00	1.27
June 28, 2010	5,000	2.00	2.00	1.26
June 29, 2010	2,000	2.00	2.00	1.26
July 7, 2010	3,000	2.00	2.00	1.26
July 26, 2010	3,000	2.00	2.00	1.26
September 10, 2010	150,000	2.00	2.00	1.25
September 29, 2010	70,000	2.00	2.00	1.25
February 28, 2011	3,000	2.00	2.00	1.29
June 5, 2011	500	2.00	2.00	1.27

Common Stock Fair Value

The per share estimated fair value of common stock in the table above represents the determination by our board of directors of the fair value of our common stock as of the date of grant, taking into consideration various objective and subjective factors, including those discussed below. We computed the per share estimated fair value for stock option grants based on the Black-Scholes option valuation model.

Historically, we have granted stock options at exercise prices equal to the estimated fair value of our common stock. Due to the absence of an active market for our common stock, the fair value for purposes of determining the exercise price for stock option grants was determined by our board of directors, with the assistance and upon the recommendation of management, in good faith based on a number of objective and subjective factors including:

▪

the prices of our convertible preferred stock sold to or exchanged between outside investors in arm’s length transactions, and the rights, preferences, and privileges of the convertible preferred stock as compared to those of our common stock, including the liquidation preferences of the convertible preferred stock;

▪	our results of operations, financial position, and the status of research and development efforts, including clinical trial data for our various compounds under development;

59

▪	the composition of, and changes to, our management team and board of directors;

▪

the likelihood of achieving a liquidity event for the holders of our common stock and stock options, such as an initial public offering, given prevailing market conditions, or a strategic merger or sale of the company;

▪	the lack of liquidity of our common stock as a private company;

▪	the material risks related to our business;

▪	achievement of enterprise milestones, including results of clinical trials and entering into or terminating collaboration and license agreements;

▪	the market performance of publicly-traded companies in the life sciences and biotechnology sectors, and recently completed mergers and acquisitions of companies comparable to us;

▪	external market conditions affecting the life sciences and biotechnology industry sectors; and

▪

contemporaneous valuations prepared in accordance with methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Stock Option Grants from February 1, 2010 to March 1, 2010

Our board of directors granted options on February 1, 2010 and March 1, 2010, with each option having an exercise price of $2.00 per share. In establishing this exercise price, in addition to the objective and subjective factors discussed above, our board of directors also considered input from management, including an analysis as of December 31, 2009. Pursuant to the December 31, 2009 management analysis, the fair value of our common stock was determined to be $2.00 per share.

The management analysis as of December 31, 2009 utilized a market approach, specifically considering guideline public companies and transactions, to estimate the enterprise value of our company by comparing it to similar publicly-traded companies and acquisition transactions. In addition, we considered our net asset value, our net worth, and our capitalization structure. The analysis also considered the price paid for our preferred stock in our most recent financing transaction, and our best judgment as to the price at which we would be able to issue additional preferred stock in the then-current macroeconomic environment. Management’s analysis did not attribute a high likelihood to an IPO in the near future as of December 31, 2009. Given the complex capital structure of our company, it was also necessary to consider the aggregate significant liquidation preferences held by the various classes of our outstanding capital stock, including several series of convertible preferred stock and our common stock. We used our judgment and best estimate based on these approaches to valuation to determine the fair market value of $2.00 per share as of December 31, 2009.

We also considered the following significant events:

▪	in April 2009, we began our first Phase 3 registration clinical trial of omadacycline for the treatment of complicated skin and skin structure infections, or cSSSI;

▪

in June 2009, we paused enrollment of our Phase 3 registration clinical trial to allow time for us to secure a partnership, and later to allow our partner Novartis to agree on a development plan budget and timeline; and

▪

in September 2009, we entered into a license and collaboration agreement with Novartis for the co-development and commercialization of omadacycline, which included a $70.0 million upfront license fee, future development and sales milestone payments, and future royalty payments, depending on the success of omadacycline. The agreement also provided that Novartis would reimburse us for a majority of all direct development costs incurred in connection with omadacycline and would assume all responsibility for manufacturing of omadacycline.

Based on all of these factors, our board of directors determined that the fair value of our common shares at each of February 1, 2010 and March 1, 2010 was $2.00 per share. In connection with the preparation of our financial

60

statements included in this prospectus, we reassessed the fair value of our common stock for financial reporting purposes at February 1, 2010 and March 1, 2010, and determined that no adjustment was necessary.

Stock Option Grants from June 28, 2010 to September 29, 2010

Our board of directors granted options on June 28, 2010, June 29, 2010, July 7, 2010, July 26, 2010, September 10, 2010, and September 29, 2010, with each option having an exercise price of $2.00 per share. In establishing this exercise price, in addition to the objective and subjective factors discussed above, our board of directors also considered input from management, including the analysis as of December 31, 2009, and the most recent valuations set by our board of directors in February and March, 2010. The board of directors then determined that there were events and circumstances that occurred between March 1, 2010 and June 28, 2010 that indicated the fair value of our common stock should remain at $2.00 per share as had been determined by the board of directors in February and March, 2010. The additional specific facts and circumstances considered by our board of directors during this period included:

▪	our having restarted enrollment in a Phase 3 clinical trial of omadacycline in cSSSI in March 2010;

▪	our subsequent receipt of a letter from the FDA notifying us that its guidance for the conduct of studies for cSSSI would be modified; and

▪

our decision to terminate the Phase 3 clinical trial of omadacycline in this indication while we discussed with the FDA a new Phase 3 protocol that would support registration of omadacycline for serious skin infections.

Based on all of these factors, our board of directors determined that the fair value of our common stock at each of June 28, 2010, June 29, 2010, July 7, 2010, July 26, 2010, September 10, 2010, and September 29, 2010 remained $2.00 per share. In connection with the preparation of our financial statements included in this prospectus, we reassessed the fair value of our common stock for financial reporting purposes at June 28, 2010, June 29, 2010, July 7, 2010, July 26, 2010, September 10, 2010, and September 29, 2010 and determined that no adjustment was necessary.

Stock Option Grants from February 28, 2011 to June 5, 2011

Our board of directors granted options on February 28, 2011 and June 5, 2011, with each option having an exercise price of $2.00 per share. In establishing this exercise price, in addition to the objective and subjective factors discussed above, our board of directors also considered input from management, including an analysis as of December 31, 2010, which was conducted in a manner similar to the analysis performed as of December 31, 2009, considering comparable company transactions, our asset value and net worth, and a liquidation preference analysis taking into account the significant aggregate liquidation preference of our various series of convertible preferred stock. Pursuant to the December 31, 2010 management analysis, the fair value of our common stock was determined to be $2.00 per share.

The board of directors then determined that there were events and circumstances that occurred between September 2010 and February 2011 that indicated the fair value of our common stock should remain at $2.00 per share as had been determined by the board of directors throughout 2010. The additional specific facts and circumstances considered by our board of directors during this period included:

▪

the fact that we had not yet resumed clinical development of omadacycline while we continued our discussions with the FDA regarding a new Phase 3 protocol that would support registration of omadacycline for serious skin infections;

▪	our declining cash balance and increasing need for funding due to delayed development plan timelines and expected delay of milestones; and

▪

the length of time it took to arrive at an agreement with the FDA for new trial protocols and our first Special Protocol Assessment, or SPA, for omadacycline in ABSSSI, which we received in February 2011.

61

In addition, with respect to the June 5, 2011 option grants, the board of directors considered the non-agreement notice we received from the FDA in March 2011 on our proposed SPA for our Phase 3 CABP program.

Based on all of these factors, our board of directors determined that the fair value of our common stock at each of February 28, 2011 and June 5, 2011 remained $2.00 per share. In connection with the preparation of our financial statements included in this prospectus, we reassessed the fair value of our common stock for financial reporting purposes at February 28, 2011 and June 5, 2011, and determined that no adjustment was necessary.

Common Stock Valuation from June 30, 2011 Onward

Despite the fact that there have been no additional stock option grants since June 5, 2011, we, through a third-party consultant, performed a contemporaneous valuation of the fair market value of our common stock at March 31, 2012, which indicated a fair market value of $0.73 per common share.

In the March 31, 2012 contemporaneous valuation, the discounted cash flow, or DCF, method was consistently applied to determine the fair market value of our equity or enterprise value. Once the fair market value for the equity was determined, it was allocated among our preferred and common stock using the probability weighted return method, or PWERM. The fair value of our common stock was estimated using a probability-weighted analysis of the present value of the returns that would be afforded to common stockholders under five future exit or liquidity event scenarios, including: an initial public offering, or IPO; a trade sale to another company; and a liquidation of the company—each with different timelines and valuations. We discounted the probability-weighted cash flows from each liquidation date to the valuation date using a risk-adjusted cost of capital of 25% based on the company’s stage of development and estimated range of returns for this stage. In addition, the other qualitative factors considered in the March 31, 2012 contemporaneous valuation included:

▪	in late June 2011, we were notified by our then-partner, Novartis, of their intent to terminate our collaborative development agreement for omadacycline;

▪

in late 2011, we continued to experience a declining cash balance and increasing need for funding due to delayed development plan timelines and expected delay of milestones, determined there was still a low likelihood of an IPO in the near future, and were unable to enter into an attractive partnership for omadacycline;

▪	in February 2012, our then-CEO resigned from the company; and

▪	in March 2012, we agreed upon our second SPA with the FDA for omadacycline, with regard to CABP.

In the March 31, 2012 contemporaneous valuation, we applied a discount for lack of marketability of 20%. The valuation relied on the Finnerty model, which relates discount for lack of marketability to the length of the holding period for unregistered equity in a publicly-traded corporation’s stock, and the volatility of the underlying publicly-traded equity, as well as on an at-the-money put option analysis. Using assumptions previously determined for the application of the option pricing model at the valuation date, the Finnerty model indicated a discount for lack of marketability of approximately 19% for the common stock. Using a Black-Scholes option pricing framework, the at–the-money put option analysis calculated a 34% discount to the value of the common stock. As a result of these two approaches, a discount for lack of marketability of 20% was applied.

The decrease in the fair market value of common stock from $2.00 per share in June 2011 to $0.73 per share at March 31, 2012 was primarily driven by the timing of the exit scenarios, all of which were adjusted primarily based upon the value modifying events above, and, in particular, the termination of our development partnership with Novartis. Given that the primary event causing the decrease in the fair value of our common stock was associated with the Novartis termination, we determined that the fair value of our common stock was $0.73 per share at the time we were notified by Novartis of their intention to terminate the collaboration agreement for omadacycline, which was in late June 2011.

There are significant judgments and estimates inherent in the determination of these valuations. These judgments and estimates include assumptions regarding our future performance, including the successful completion of our

62

clinical trials and the time to completing an IPO or sale, as well as the determination of the appropriate valuation methods at each valuation date. If we had made different assumptions, our valuation could have been different. The foregoing valuation methodologies are not the only methodologies available and they will not be used to value our common stock once this offering is complete. Accordingly, investors are cautioned not to place undue reliance on the foregoing valuation methodologies as an indicator of our future stock price.

Preferred Stock Warrants Fair Value

As part of prior loan agreements we entered into in 2005 and 2009, we issued warrants for the purchase of two series of our convertible preferred stock—the Series F and Series H warrants. Upon issuance, we estimated the fair value of each issuance of these warrants using the Black-Scholes option valuation model with the following inputs: the estimated fair value of the underlying preferred stock at the valuation measurement date; the risk-free interest rates; the expected dividend rates; the remaining contractual terms of the warrants; and the expected volatility of the price of the underlying stock. Our estimates are based, in part, on subjective assumptions and could differ materially in the future. The fair values of these warrants were recorded as liabilities on the balance sheets.

At the end of each reporting period, the fair values of the warrants are determined by management using the Black-Scholes option pricing model, with any changes in value during the period recorded as a component of other income. We will continue to adjust the fair values of the warrants at each period end for changes in fair value until the earlier of the exercise or expiration of the applicable preferred stock warrants or the completion of this offering.

Subsequent to the completion of an IPO, the Series H warrants, if not yet exercised, will convert to common stock warrants. Subsequent to the quarter ended March 31, 2012, on June 30, 2012, the Series F warrants expired unexercised.

Jumpstart Our Business Startups Act of 2012

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. An “emerging growth company,” as defined in the JOBS Act, can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the dates on which adoption of such standards is required for non-emerging growth companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain other exemptions provided therein, including without limitation, that we will not be required to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and that we will not be required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an emerging growth company, whichever is earlier.

63

Results of Operations

Comparison of the Three Months Ended March 31, 2011 (unaudited) and the Three Months Ended March 31, 2012 (unaudited)

The following table summarizes the results of our operations for each of the three months ended March 31, 2011 and 2012:

	Three Months Ended March 31,
(in thousands)	2011	2012
	(unaudited)
Research and development revenue	$3,058	$114
Grant revenue	146	246

Total revenue	3,204	360

Research and development expenses	4,483	3,620
General and administrative expenses	884	1,419

Total operating expenses	5,367	5,039

Operating (loss)	(2,163)	(4,679)
Interest income	2	—
Interest expense	—	(223)
Other income	56	5
Other expense	—	(493)

(Loss) from operations before income taxes	(2,105)	(5,390)
Provision for income taxes	—	—

Net (loss)	$(2,105)	$(5,390)

Research and Development Revenue

Research and development revenue for the three months ended March 31, 2012 was $0.1 million, compared to $3.1 million for the three months ended March 31, 2011, a decrease of $3.0 million, or 96%. This decrease resulted from the termination of our collaboration and license agreement with Novartis during the third quarter of 2011. All remaining deferred revenue related to the upfront payments, milestone payments, and manufacturing and research and development revenue recognized under the collaboration and license agreement was recognized upon the termination of the agreement. No additional revenue was available to be recognized in the three months ended March 31, 2012.

Grant Revenue

Grant revenue for the three months ended March 31, 2012 was $246,388, compared to $146,232 for the three months ended March 31, 2011, an increase of $100,156, or 68%. This increase resulted from increased research and development activity related to our PTK-SMA02 research program under our five-year NIH grant.

Research and Development Expenses

Research and development expenses for the three months ended March 31, 2012 were $3.6 million, compared to $4.5 million for the three months ended March 31, 2011, a decrease of $0.9 million, or 19%. This decrease was primarily attributable to:

▪

$0.4 million of decreased external spending related to the development of omadacycline due to the delay in Phase 3 development and the termination of our collaboration and license agreement with Novartis;

▪	$0.4 million of decreased payroll and internal costs due to decreased headcount; and

▪	$0.2 million of decreased facilities-related spending as a result of our transition to a smaller laboratory space.

64

General and Administrative Expenses

General and administrative expenses for the three months ended March 31, 2012 were $1.4 million, compared to $0.9 million for the three months ended March 31, 2011, an increase of $0.5 million, or 60%. This increase was primarily attributable to the resignation of an executive officer and the resulting one-time charge for his accrued severance payments and increased legal fees, but was partially offset by decreases in investor relations activities, recruiting, and stock option expenses.

Interest Income

Interest income for the three months ended March 31, 2012 and 2011 was minimal. Interest income was related to interest earned on our cash and cash equivalent investments.

Other Income

Other income for the three months ended March 31, 2012 was $5,161, compared to $55,995 for the three months ended March 31, 2011, a decrease of $50,834, or 91%. This decrease was primarily due to the change in fair value of preferred stock warrants.

Interest Expense

As a result of the accretion in value of the underlying 2012 Notes between the closing date and March 31, 2012, we recorded $223,367 of interest expense. There was no interest expense during the comparable 2011 period.

Other Expense

Other expense for the three months ended March 31, 2012 was $0.5 million, compared to $0.0 million for the three months ended March 31, 2011, an increase of $0.5 million. This increase was due to the recording of $492,957 as other expense associated with the non-convertible note transaction during the three months ended March 31, 2012, which represents the difference between the fair value of the derivative liability and the cash proceeds from the 2012 Notes.

Comparison of the Years Ended December 31, 2010 and 2011

The following table summarizes the results of our operations for each of the years ended December 31, 2010 and 2011:

	Years Ended December 31,
(in thousands)	2010	2011
Research and development revenue	$24,688	$52,253
Grant revenue	1,083	1,040

Total revenue	25,771	53,293

Research and development expenses	20,801	16,696
General and administrative expenses	4,289	3,327

Total operating expenses	25,090	20,023

Operating income	681	33,270
Interest income	20	5
Other income	831	682
Other expense	(8)	—

Income from operations before income taxes	1,524	33,957
Provision for income taxes	—	—

Net income	$1,524	$33,957

Research and Development Revenue

Research and development revenue for 2011 was $52.3 million, compared to $24.7 million for 2010, an increase of $27.6 million, or 112%. This increase primarily resulted from the termination of our development

65

partnership with Novartis in the third quarter of 2011. All remaining deferred revenue related to the upfront payments, milestone payments, and manufacturing and research and development revenue recognized under the collaboration agreement was recognized upon the termination of the agreement. The increase was partially offset by a $1.0 million decrease in revenue from our Warner Chilcott collaboration, where we received and recognized a $1.0 million milestone payment in 2010, but did not receive similar milestone payments in 2011.

Grant Revenue

Grant revenue for 2011 was $1.0 million, compared to $1.1 million for 2010, a decrease of $0.1 million, or 4%. This decrease resulted from the decreased budget for our PTK-SMA02 research program under our five-year NIH grant.

Research and Development Expenses

Research and development expenses for 2011 were $16.7 million, compared to $20.8 million for 2010, a decrease of $4.1 million, or 20%. This decrease was primarily attributable to:

▪

$4.8 million of decreased external spending related to the development of omadacycline due to the delay in our Phase 3 non-registration trial for the treatment of cSSSI following our receipt of a letter from the FDA notifying us that its guidance for the conduct of studies for cSSSI would be modified; and

▪

$0.5 million of decreased external spending on preclinical product candidates and other general unallocated research and development expenses due to a decrease in the allocation of resources for preclinical programs.

These decreases were partially offset by an increase of $0.8 million of spending for increased payroll and internal costs in our clinical group, including a full year of compensation for our former Chief Medical Officer who was hired in 2010.

General and Administrative Expenses

General and administrative expenses for 2011 were $3.3 million, compared to $4.3 million for 2010, a decrease of $1.0 million, or 22%. This decrease was primarily attributable to decreased payroll and internal costs and stock option expenses due to a decrease in headcount, as well as a reduction in recruiting fees after the hiring of our former Chief Medical Officer in 2010 and the elimination of personal property tax expense after receiving manufacturing classification in the Commonwealth of Massachusetts.

Interest Income

Interest income for 2011 was $4,956, compared to $19,696 for 2010. Interest income was related to interest earned on our cash and cash equivalent investments.

Other Income

Other income for 2011 was $0.7 million, compared to $0.8 million for 2010, a decrease of $0.1 million, or 18%. This change was a result of the receipt of a $733,438 grant awarded under the federal Qualifying Therapeutic Discovery Project program pursuant to Section 48D of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, which was recognized as other income in 2010 and did not recur in 2011, and which was offset by $581,303 of additional income from the change in fair value of preferred stock warrants during 2011.

Other Expense

Other expense for 2011 was $0, compared to $7,767 for 2010. Other expense in 2010 was related to a loss incurred on retirement of a fixed asset.

66

Liquidity and Capital Resources

Sources of Liquidity

We have incurred significant losses and cumulative negative cash flows from operations since our inception in 1996 and, as of March 31, 2012 we had an accumulated deficit of $137.6 million. We anticipate that we will continue to incur losses for the foreseeable future. We expect that our research and development and general and administrative expenses will continue to increase, and, as a result, we anticipate that we will need to raise additional capital to fund our operations, which we may seek to obtain through a combination of public or private equity offerings, debt financings, strategic collaborations, and grant funding. Since our inception, through March 31, 2012, we have financed our operations primarily through collaborations, private placements of our convertible preferred stock, and, to a lesser extent, through government grants, foundation support, line of credit and note financings and equipment lease financings. Through March 31, 2012, we have received $130.6 million from the sale of convertible preferred stock and $170.1 million of upfront license fees, milestone payments, reimbursement of research and development costs, manufacturing services, and other payments from our former and existing collaborations, and from government and other grants.

As of March 31, 2012, we had cash and cash equivalents of $4.2 million. In February and March of 2012, we raised $5.8 million through the issuance of the 2012 Notes.

We earned and received payment of a $2.4 million milestone payment in the second quarter of 2012 under our collaboration agreement with Warner Chilcott.

We primarily invest cash and cash equivalents in money market funds backed by the U.S. treasury and U.S. federal agencies.

Cash Flows

The following table provides information regarding our cash flows for the years ended December 31, 2010 and 2011, and the three months ended March 31, 2011 and 2012.

	Years Ended December 31,		Three Months Ended March 31,
(in thousands)	2010	2011	2011	2012
			(unaudited)
Cash used in operating activities	$(10,846)	$(17,093)	$(5,152)	$(3,857)
Cash used in investing activities	(597)	(110)	(97)	(167)
Cash provided by financing activities	127	131	38	5,795

Net (decrease) increase in cash and cash equivalents	$(11,316)	$(17,072)	$(5,211)	$1,771

Operating Activities

Cash used in operating activities of $10.8 million for the year ended December 31, 2010 was primarily a result of our $1.5 million of net income and non-cash items of $1.0 million, partially offset by changes in operating assets and liabilities of $13.4 million, including receipt of a $10.0 million milestone payment under the collaboration and license agreement with Novartis. Cash used in operating activities of $17.1 million for the year ended December 31, 2011 was primarily a result of our $34.0 million in net income offset by changes in operating assets and liabilities of $51.0 million and by net non-cash items of $62,994. Cash used in operating activities of $5.2 million for the three months ended March 31, 2011 was primarily a result of our $2.1 million net loss and $3.2 million of changes in operating assets and liabilities, and was partially offset by $110,764 in non-cash items. Cash used in operating activities of $3.9 million for the three months ended March 31, 2012 was primarily a result of our $5.4 million net loss, partially offset by $699,615 as a result of changes in operating assets and liabilities and $832,703 of non-cash items, including the issuance of the 2012 Notes and resulting non-cash interest expense.

67

Investing Activities

Cash used in investing activities was $0.6 million for the year ended December 31, 2010 and $0.1 million for the year ended December 31, 2011. Net cash used in investing activities was $0.1 million for the three months ended March 31, 2011 and $0.2 million for the three months ended March 31, 2012. Cash used in investing activities during all of these periods was primarily due to the purchase of plant, property and equipment, partially offset by modest sales of equipment items.

Financing Activities

Cash provided by financing activities was $0.1 million for both the years ended December 31, 2010 and 2011. Net cash provided by financing activities was $37,501 for the three months ended March 31, 2011 and $5.8 million for the three months ended March 31, 2012. Cash provided by financing activities during 2010 and 2011 was due to the exercise of stock options. Cash provided by financing activities during the three months ended March 31, 2011 was also due to the exercise of stock options. Cash provided by financing activities during the three months ended March 31, 2012 was primarily related to the issuance of $5.8 million of the 2012 Notes.

Future Funding Requirements

We have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate any revenue from product sales unless and until we obtain regulatory approval of and commercialize omadacycline or any of our other product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our product candidates. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations.

As of March 31, 2012, we had cash and cash equivalents of $4.2 million. Our present capital resources are not sufficient to fund our planned operations for a twelve month period, and therefore, raise substantial doubt about our ability to continue as a going concern. We will, during the remainder of 2012, require significant additional funding to continue our operations. Failure to receive additional funding could cause us to cease operations, in part or in full. We are currently pursuing this offering to raise the additional capital needed to continue planned operations.

We have not completed development of any therapeutic products. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially as we:

▪	initiate and conduct our Phase 3 registration trials of omadacycline;

▪	continue the research and development of our other product candidates, including initiating or continuing animal and in vitro studies of our preclinical candidates;

▪	seek to discover additional product candidates;

▪	seek regulatory approvals for any of our product candidates that successfully complete registration trials;

▪	establish a sales, marketing and distribution infrastructure and fund scale up manufacturing capabilities to commercialize any products for which we may obtain regulatory approval; and

▪	add operational, financial and management information systems and personnel, including personnel to support our product development and planned commercialization efforts.

Based upon our current operating plan, we anticipate that the net proceeds from this offering, together with our existing cash and cash equivalents, anticipated grant funding and anticipated milestone payments plus development and manufacturing funding under our collaboration agreements with Warner Chilcott and Elanco,

68

will enable us to fund our operating expenses and capital expenditure requirements for at least the next 18 months. See “Use of Proceeds” for a more detailed discussion. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, and the extent to which we enter into collaborations with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials. Our future capital requirements will depend on many factors, including:

▪	the progress of clinical development of omadacycline;

▪	the number and characteristics of other product candidates that we pursue;

▪	the scope, progress, timing, cost and results of research, preclinical development and clinical trials;

▪	the costs, timing and outcome of seeking and obtaining FDA and non-U.S. regulatory approvals;

▪	the costs associated with manufacturing and establishing sales, marketing and distribution capabilities;

▪

our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make in connection with the licensing, filing, defense and enforcement of any patents or other intellectual property rights;

▪	our need and ability to hire additional management, scientific and medical personnel;

▪	the effect of competing products that may limit market penetration of our product candidates;

▪	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

▪

the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future, including the timing of receipt of any milestone or royalty payments under these arrangements.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, we expect to finance our future cash needs primarily through a combination of public or private equity offerings, debt financings, strategic collaborations and grant funding. We do not have any committed external sources of funds, other than our NIH grant and collaborations with Warner Chilcott and Elanco, which are terminable by our partners upon prior written notice. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2011 and the effect such obligations are expected to have on our liquidity and cash flow in future years:

(in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligations(1)	$8,957	$2,675	$3,899	$2,125	$258
Total contractual cash obligations	$8,957	$2,675	$3,899	$2,125	$258

69

(1)	Operating lease obligations do not include the savings associated with the termination of one of our existing office, laboratory and manufacturing space leases, which was executed during the second quarter of 2012. This amendment decreases operating lease obligations by approximately $0.9 million in the aggregate over the next two years.

In January 2012, we entered into a new operating lease agreement for additional laboratory and office space in Cambridge, Massachusetts. The new lease term is 60 months, with an expiration date of June 30, 2017. Aggregate lease payments over the term will be $2,655,550.

Under a license agreement with Tufts University, we are required to make aggregate regulatory milestone payments of up to $300,000 associated with the filing of an NDA and approval of our first product candidate, $50,000 of which has been paid. We are also obligated to pay Tufts a minimum royalty in the amount of $25,000 per year if we do not sponsor at least $100,000 of research at Tufts in such year. We also agreed to pay Tufts either low single digit royalties based on gross sales or low double digit royalties based on sublicensed product royalties for certain of our products when and if they are commercialized.

We have employment agreements with certain employees which require the funding of a specific level of payments, if certain events, such as a change in control or termination without cause, occur.

In April 2012, the board of directors approved a $500,000 pool for a cash retention plan in order to retain our key employees. The terms of the plan state that eligible employees will receive 50% of their bonus on the earlier of August 31, 2012 and the completion of a successful aggregate capital raise of at least $10,000,000 and the remaining 50% on the completion of a successful aggregate capital raise of at least $10,000,000. See “Executive and Director Compensation—Additional Narrative Disclosure” for further details.

In September 2009, we entered into a Collaborative Development, Manufacture and Commercialization License Agreement with Novartis, which we refer to as the Novartis Agreement, which provided Novartis with a global, exclusive patent license for the development, manufacturing and marketing of omadacycline. Under the terms of the agreement, Novartis was to have led development activities for omadacycline, and we were to have co-developed and contributed a share of the development expenses. The Novartis Agreement was terminated effective August 2011. In January 2012, we and Novartis entered into a letter agreement, which we refer to as the Novartis Letter Agreement, in which we reconciled shared development costs and expenses and granted Novartis a right of first negotiation with respect to commercialization rights of omadacycline following approval of omadacycline from the FDA, EMA or any regulatory agency, but only to the extent we have not previously granted such commercialization rights related to omadacycline to another third party as of any such approval. Pursuant to the reconciliation of development costs and expenses, we agreed to pay Novartis approximately $2.9 million on June 30, 2012, and as of the date hereof, this amount remains outstanding. We are in discussion with Novartis to determine options for repayment of this amount.

In February and March 2012, we issued the 2012 Notes in an original aggregate principal amount of $5.8 million. See the description of the 2012 Notes above in “—Financial Operations Overview—Interest Expense.”

In the course of normal business operations, we also have agreements with contract service providers to assist in the performance of our research and development and manufacturing activities. We can elect to discontinue the work under these agreements at any time. We could also enter into additional collaborative research, contract research, manufacturing, and supplier agreements in the future, which may require upfront payments and/or long-term commitments of cash.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

Net Operating Losses

As of December 31, 2011, we had federal net operating loss, or NOL, carryforwards of $93.6 million and state net operating loss carryforwards of $40.7 million, which begin to expire in 2025 and 2013, respectively. As of December 31, 2011, we had federal research and development carryforwards of $4.0 million and state research

70

and development carryforwards of $3.1 million, which began to expire in 2012. Management has evaluated the positive and negative evidence bearing upon the realizability of our deferred tax assets, which are comprised principally of NOL carryforwards and research and development credits, and determined that it is more likely than not we will not recognize the benefits of federal and state deferred tax assets. As a result, we have established a valuation allowance of $64.2 million as of December 31, 2010 and $51.9 million as December 31, 2011.

Our ability to utilize our federal NOLs and federal tax credits is currently limited, and may be limited further, under Section 382 of the Internal Revenue Code. Ownership changes, as defined in Section 382 of the Internal Revenue Code, limit the amount of NOL carryforwards and research and development credit carryforwards we can use each year to offset future taxable income and taxes payable.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS,” or ASU 2011-04. This accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. ASU 2011-04 is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011, which for us is January 1, 2012. As this accounting standard only requires enhanced disclosure, the adoption of this standard did not impact our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Our cash and cash equivalents as of December 31, 2011 and March 31, 2012 consisted primarily of cash and money market accounts. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of United States interest rates. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on the fair market value of our investment portfolios. Accordingly, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio. The interest rate on our non-convertible notes payable is fixed and therefore not subject to interest rate risk. We do not have any foreign currency or other derivative financial instruments.

We contract with CROs and contract manufacturers globally. We may be subject to fluctuations in foreign currency rates in connection with certain of these agreements. We currently do not hedge our foreign currency exchange rate risk. Transactions denominated in currencies other than U.S. dollars are recorded based on exchange rates at the time such transactions arise. As of March 31, 2012 and December 31, 2011 and 2010, substantially all of our total liabilities were denominated in U.S. dollars.

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during 2010 or 2011 or through the three months ended March 31, 2012.

71

Business

Overview

We are a pharmaceutical company focused on the discovery, development, and commercialization of innovative medicines that are designed to save lives and alleviate suffering. Our lead product candidate, omadacycline, is a new broad-spectrum antibiotic being developed for use as a first-line monotherapy for serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians. We believe omadacycline will be used in the emergency room, hospital, and community settings. We have designed omadacycline to provide significant advantages over existing antibiotics, including activity against resistant bacteria, broad spectrum of coverage, intravenous, or IV, and oral formulations with once-daily dosing, and a favorable safety and tolerability profile. We believe that it will become the primary antibiotic choice of physicians for use as a first-line monotherapy for acute bacterial skin and skin structure infections, or ABSSSI, community-acquired bacterial pneumonia, or CABP, urinary tract infections, or UTI, and other serious community-acquired bacterial infections.

As with all of our product candidates, omadacycline is a patented new molecular entity that we designed based on our proprietary drug development platform. Using this platform to create chemically diverse and biologically distinct small molecules derived from the tetracycline class of molecules, we have also designed two additional antibacterial product candidates that are in later stage clinical development, and three other product candidates, for multiple sclerosis, or MS, spinal muscular atrophy, or SMA, and rheumatoid arthritis, or RA, that are in preclinical development.

We have successfully completed clinical studies necessary to advance omadacycline into Phase 3 development. We have reached agreement with the U.S. Food and Drug Administration, or FDA, for two separate Special Protocol Assessment, or SPA, agreements, with regard to Phase 3 registration trial designs for omadacycline in both ABSSSI and CABP. A SPA documents the FDA’s agreement that the design and planned analysis of the Phase 3 clinical trial reviewed under the SPA process, if the trial is successfully completed, will support a new drug application, or NDA, submission. A SPA is intended to provide assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved, and there is a favorable risk-benefit profile, the data may serve as the primary basis for an efficacy claim in support of an NDA. However, SPA agreements are not a guarantee of an approval of a product candidate or any permissible claims about the product candidate, and final determinations of approvability will not be made until the FDA completes its review of the entire NDA.

Under our SPA agreement, we plan to commence a pivotal registration program including two Phase 3 registration trials of omadacycline for the treatment of ABSSSI in the second half of 2012. Our two prior randomized clinical trials of omadacycline to date have compared omadacycline to linezolid, marketed by Pfizer Inc. as Zyvox, which, based on 2011 worldwide sales of $1.3 billion, is a leading antibiotic used for the treatment of serious bacterial skin infections. Our Phase 2 trial results, as well as results from a Phase 3 non-registration trial, demonstrate that omadacycline’s clinical response rates and adverse events were comparable to linezolid in serious bacterial skin infections. These clinical trials evaluated both IV and oral forms of omadacycline compared to IV and oral forms of linezolid in 359 patients.

Combined Data from Phase 2 and Phase 3 Non-Registration Trials

	Omadacycline						Linezolid
Population(1)	Clinical Success(2) (N)	Total (N)	Clinical Success (%)	Adverse Events (N)		Adverse Events (%)	Clinical Success(2) (N)	Total (N)	Clinical Success (%)	Adverse Events (N)		Adverse Events (%)
Intent-to-Treat	156	179	87.2%	102		57%	146	180	81.1%	113		63%
Clinically Evaluable	156	160	97.5%	—	(3)	—	146	155	94.2%	—	(3)	—

Note: The table above shows combined data from our Phase 2 and Phase 3 non-registration trials, neither of which had a sufficient number of patients enrolled to determine statistical non-inferiority.

(1)	An Intent-to-Treat, or ITT, population refers to all enrolled subjects, as defined in the protocol, who received at least one dose of study drug. A Clinically Evaluable, or CE, population refers to all ITT subjects who had a qualifying infection, as defined in the protocol, received the study drug for more than five days, had all protocol-defined clinical evaluations, and had not received non-study antibiotics.

72

(2)	Clinical Success refers to the continued improvement or complete resolution of baseline signs and symptoms in the ITT or CE populations, assessed by the clinical investigator 10 to 17 days after the last dose of the study drug. This assessment is known as the test of cure.
(3)	Adverse events are evaluated for all patients who received more than one dose of study drug, and as such, are based on the ITT population.

We believe the timeline to develop omadacycline, and the risk associated with its development, regulatory approval, and commercialization in ABSSSI and CABP, have been minimized as a result of: our plan to simultaneously conduct two Phase 3 registration trials in ABSSSI; our comprehensive set of preclinical and clinical studies; and our SPA agreements with the FDA. Based on our current expectations, we anticipate completing our two ABSSSI trials in early 2014 and submitting an NDA for the treatment of ABSSSI in mid-2014. Furthermore, based on published guidance and our discussions with European regulatory authorities, we believe our currently designed ABSSSI trials will also support the filing for marketing authorization in Europe.

According to The World Market for Anti-Infectives from Kalorama Information, or the Kalorama Report, in 2011, approximately $23 billion was spent on antibiotic drugs worldwide, of which almost $9 billion was spent in the United States. According to the Centers for Disease Control and Prevention, approximately 12 million patients develop bacterial infections that are severe enough to require hospitalization in the United States every year, and the World Health Organization has identified the development of worldwide resistance to currently available antibacterial agents as being one of the three greatest threats to human health in this decade.

Currently available antibiotics to treat ABSSSI, CABP, UTI, and other serious community-acquired bacterial infections have significant limitations for use as a first-line empiric monotherapy, which refers to the use of a single antibacterial agent to begin treatment of an infection before the specific pathogen causing the infection has been identified. These limitations lead to longer hospital stays, greater healthcare costs, and increased morbidity and mortality due to lower cure rates and increased side effects. These limitations include the following:

▪

lack of both IV and oral formulations of the same drug, which generally requires physicians to either continue IV therapy in a hospital setting or switch the patient to a different oral antibiotic, which carries risks related to side effects and treatment failure;

▪	narrow-spectrum antibacterial activity, which forces physicians to prescribe two or more antibiotics to empirically treat a broad spectrum of potential pathogens;

▪	treatment-limiting adverse events, including in some instances, kidney damage, allergic reactions, or sudden cardiovascular death due to cardiac arrhythmia; and/or

▪

lack of effectiveness due to growing bacterial resistance in pathogens such as methicillin-resistant Staphylococcus aureus, or MRSA, multi-drug resistant Streptococcus pneumoniae, or MDR-SP, and extended spectrum beta-lactamase-, or ESBL-producing Enterobacteriaceae.

There is not one superior, cost-effective treatment option available for physicians that can overcome all of these limitations, highlighting the urgent need for new antibiotic therapies. It is essential for the treatment of patients with serious community-acquired bacterial infections that physicians prescribe the right antibiotic the first time, as ineffective antibiotics can quickly lead to more severe and invasive infections or even death. Invasive infections are those that have spread from an initial localized tissue infection, such as ABSSSI, to other tissues throughout the body or bloodstream, and frequently result from ineffective or delayed initial treatment.

Despite the availability of several other drugs for treating patients with ABSSSI and CABP, researchers at the Centers for Disease Control and Prevention estimated that, in 2005, approximately 94,300 patients had an invasive MRSA infection in the United States. These researchers further estimated that, in 2005, there were more than 18,000 in-hospital patient deaths as a result of invasive MRSA infections in the United States, which represents more deaths each year in the United States than those caused by HIV/AIDS, Parkinson’s Disease, emphysema and homicide, according to the Infectious Diseases Society of America.

The important need for new treatment options for serious bacterial infections was highlighted by the passage in July 2012 of the Food and Drug Administration Safety and Innovation Act, which includes the Generating Antibiotic Incentives Now Act, or the GAIN Act. The GAIN Act is intended to provide incentives for the development of new

73

qualified infectious disease products. Qualified infectious disease products are defined as antibacterial or antifungal drugs intended to treat serious or life-threatening infections that are resistant to treatment, or that treat qualifying resistant pathogens identified by the FDA. Examples of pathogens that may be designated as a qualifying pathogen include MRSA, vancomycin-resistant Enterococcus, and multi-drug resistant Gram-negative bacteria. A new drug that is designated as a qualified infectious disease product after a request by the sponsor that is made before an NDA is submitted will be eligible, if approved, for an additional five years of exclusivity beyond any period of exclusivity to which it would have previously been eligible. In addition, a qualified infectious disease product will receive other regulatory benefits, including priority review by the FDA. We believe that omadacycline will qualify for this designation and intend to request that it be so designated as soon as it is appropriate.

We believe omadacycline will enable reliable cure rates and shorter hospital stays, reducing overall healthcare costs and allowing for completion of therapy with an oral antibiotic at home, and that it will be the primary antibiotic choice of physicians for the treatment of community-acquired bacterial infections due to its:

▪

availability in both once-daily IV and oral formulations, which enables reliable step-down therapy so that the patient can be discharged from the hospital more quickly to recover at home using an oral formulation of the same antibiotic, thereby reducing overall healthcare costs and the potential for side effects and treatment failure,

▪	broad-spectrum activity against bacteria, which we believe will allow physicians to rely on omadacycline to be effective against nearly every type of community-acquired bacterial infection,

▪	favorable safety and tolerability profile based on our clinical studies in more than 700 patients and subjects to date, and

▪

ability to overcome bacterial resistance, as our studies have demonstrated that omadacycline is active against common bacterial pathogens, such as MRSA in ABSSSI and CABP, MDR-SP in CABP, and ESBL-producing Enterobacteriaceae in UTI, that are resistant to currently used antibiotics.

We have exclusive, worldwide rights to develop and commercialize omadacycline and continue to explore commercial licensing partnerships in the United States, Europe, Japan and other major or emerging markets around the world. Our patent estate covers omadacycline’s composition of matter, method of production, multiple method of use indications, and formulations. The earliest of these patents is scheduled to expire in 2023 in the United States and 2021 in areas outside the United States, and we may be eligible for patent term extension with respect to omadacycline if it receives regulatory approval. If omadacycline is approved by the European Medicines Agency, or EMA, we expect that omadacycline will qualify for eight years of data exclusivity and an additional two years of marketing exclusivity in the European Union.

Our second most advanced product candidate, PTK-AR01, is a novel, tetracycline-derived compound designed for use in the treatment of acne and rosacea. PTK-AR01 has demonstrated favorable anti-inflammatory activity, narrow-spectrum antibacterial activity relative to other tetracycline-derived molecules, oral bioavailability, and favorable pharmacokinetic, or PK, properties which we believe make it particularly well-suited for the treatment of acne and rosacea in the community setting. We have licensed rights to PTK-AR01 for the treatment of acne and rosacea in the United States to a subsidiary of Warner Chilcott plc, or Warner Chilcott, while retaining rights in the rest of the world. Warner Chilcott is responsible for the clinical development of PTK-AR01 for the treatment of acne in the United States and initiated a Phase 2 clinical trial of this product candidate for this indication in June 2012. Warner Chilcott may elect to advance the development of PTK-AR01 for the treatment of rosacea.

In addition to omadacycline and PTK-AR01, we have advanced a series of product candidates through to proof of concept in animal models. We designed these next generation, tetracycline-derived, new molecular entities using our proprietary drug development platform, and incorporated the recognized immune-modulation, anti-inflammatory, and other properties of the tetracycline class. We believe that, based on our preclinical testing to date, the potential for these small molecule therapies to treat debilitating neurological and inflammatory diseases, such as MS, SMA, RA, and inflammatory bowel disease, or IBD, is promising. In addition, we have an early- stage program focused on the treatment of Clostridium difficile associated diarrhea, or CDAD, as well as a program focused on important animal health diseases.

74

The following table summarizes our most advanced product candidates:

(1)	PTK-AH01 and other novel research programs not included.
(2)	End-of-Phase 2 meeting completed for ABSSSI and CABP; SPA agreements were received for ABSSSI and CABP in February 2011 and March 2012, respectively.
(3)	Funded through NIH grant and patient advocacy groups.

Our proprietary drug development platform, which is designed to produce novel product candidates to treat a variety of serious human diseases, is grounded in our fundamental expertise in chemistry and biology and our proprietary chemistry techniques. Our tetracycline program is supported by over 50 years of use of tetracycline-based antibacterial products which have demonstrated a favorable safety profile and pharmacology. We maintain an active tetracycline chemistry program and have produced a diverse collection of chemically-distinct, patent-protected, tetracycline-derived compounds with varied and useful properties. The potential of this program is further strengthened by recent recognition that tetracyclines, in addition to having antibacterial activity, can also affect inflammation and immune responses. In addition, our Multiple Adaptation Response, or MAR, program is based on novel discoveries in pathogen genomics, which has allowed us to identify novel small molecules that could act to prevent serious and life threatening infections before they develop.

Our Strengths

We believe that we have the ability to design, develop, and commercialize innovative therapies that address critical unmet clinical needs in a cost effective manner due to our:

▪

Lead product candidate, omadacycline, which is in a late stage of clinical development, and is supported by a comprehensive preclinical and clinical data set. We believe that omadacycline has the potential to significantly advance the treatment of serious community-acquired bacterial infections such as ABSSSI, CABP, and UTI, and that physicians will choose it as a first-line empiric monotherapy for the treatment of these infections where antibiotic resistance is of concern. Following our End-of-Phase 2 meeting with the FDA regarding omadacycline, we obtained two separate SPA agreements for registration trials in ABSSSI and CABP. We have studied our once-daily IV and oral formulations of omadacycline in over 700 patients and subjects to date, and omadacycline has demonstrated a favorable safety and tolerability profile in our clinical trials. We believe our plan to simultaneously conduct two Phase 3 registration trials in ABSSSI, our comprehensive set of preclinical and clinical studies, and our two SPA agreements with the FDA will minimize the time to develop omadacycline and the risk associated with its development, regulatory approval, and commercialization in ABSSSI and CABP.

75

▪

Focus on tetracycline-derived small molecules, providing a strong foundation for designing novel product candidates. We believe the basic tetracycline structure provides us with an ideal basis for developing novel product candidates, including anti-infective, neuroprotective, and anti-inflammatory agents. Tetracycline-based antibacterial medicines have been in use for over 50 years and have a well-established safety and tolerability profile. We believe that this history and clinical experience for tetracycline-derived medicines will facilitate rapid and broad utilization of our novel product candidates by physicians.

▪

Expertise in chemistry and biology, enabling us to design novel product candidates with desired properties. Our expertise in chemistry and biology, along with our proprietary drug development platform, allow us to modify the basic tetracycline structure to generate novel, improved, and patentable new chemical entities that possess desired properties, such as a modified antibacterial spectrum, the ability to overcome bacterial resistance, improved bioavailability, and targeted activity. For example, in our non-anti-infective programs, we have tailored the activity of our tetracyclines to design product candidates that we believe will address significant unmet needs in MS, SMA, RA, and IBD. In addition, our MAR program is based on novel discoveries in pathogen genomics which has allowed us to design unique small molecules that could act to prevent serious and life threatening infections before they develop.

▪

Strong intellectual property portfolio, providing us with what we believe to be a significant competitive advantage. We believe we have a comprehensive intellectual property estate which we have achieved through broad, international protection of our proprietary, diverse, and chemically-distinct compounds, novel formulations, and chemistry techniques. As of March 31, 2012, we own or exclusively license in certain fields over 150 patents worldwide with approximately 400 applications pending. Omadacycline is protected by issued composition of matter patents through 2023, with the possibility of exclusivity for up to an additional five-year period in the United States, and additional method of synthesis, polymorph, and use patent applications which, if issued, would provide additional protection of the product candidate through at least 2029. We also believe that the patent life of omadacycline may be further extended through additional studies, additional patents, and review time extensions. We anticipate that our patent applications for our other product candidates, if issued, would have expiration dates ranging from 2021 through 2033.

▪

Early use of animal models, which is designed to increase predictability and reduce research and development costs. Rather than relying solely on in vitro tests to determine the efficacy of a particular compound, we employ relevant animal models in our drug development process to gain a better understanding of the biological effects of a particular compound to ensure desired pharmacologic properties from the earliest research stages. This approach allows us to make more informed decisions in identifying product candidates with more favorable efficacy and safety potential for patients, thus potentially reducing our overall research and development costs.

▪

Focus on small molecules, allowing us to manufacture our product candidates at a favorable cost. All of our product candidates are compounds of low molecular weight, commonly referred to as small molecules. Our product candidates are typically manufactured utilizing a three- to four-step synthetic process from readily available, low cost materials. Our experienced manufacturing team plans to continue to further optimize our manufacturing processes for cost efficiency.

▪

Experienced management team that has a strong track record in the development and commercialization of new medicines. Our management team has extensive experience in the biopharmaceutical industry and key members of our team have played an important role in the development and commercialization of approved antibiotics, including Tygacil, Biaxin, Azactam, and Tobi. This experience has been recognized internationally through various awards, including the following: Walter Gilbert, Ph.D., one of our co-founders and vice chairman, received a Nobel Prize in Chemistry in 1980; Stuart B. Levy, M.D., one of our co-founders, vice chairman, and chief scientific officer, received the 2011 Hamao Umezawa Memorial Award by the International Society of Chemotherapy for work in antimicrobial research and development and the 2012 Abbott-ASM Lifetime Achievement Award for sustained contributions to the microbiological sciences; and Evan Loh, M.D, our chairman of the board and chief medical officer, received the 2006 Heroes of Chemistry Award from the American Chemical Society for his leadership role in the clinical development of Tygacil.

76

We also believe that the timeline and risks associated with the clinical development of omadacycline may be lessened by regulatory incentives in the United States that are designed to bring additional antibiotic product candidates to market more rapidly. In response to the growing unmet medical need in the area of serious bacterial infections, in July 2012, the United States Congress passed, and President Obama signed, the Food and Drug Administration Safety and Innovation Act, which included the GAIN Act. The GAIN Act is intended to provide incentives for the development of new, qualified infectious disease products. Qualified infectious disease products are defined as antibacterial or antifungal drugs intended to treat serious or life-threatening infections that are resistant to treatment, or that treat qualifying resistant pathogens identified by the FDA. Examples of pathogens that may be designated as a qualifying pathogen include MRSA, vancomycin-resistant Enterococcus, and multi-drug resistant Gram-negative bacteria. We believe that omadacycline will qualify for this designation and intend to request that it be so designated as soon as it is appropriate. A new drug that is designated as a qualified infectious disease product after a request by the sponsor that is made before an NDA is submitted will be eligible, if approved, for an additional five years of exclusivity beyond any period of exclusivity to which it would have previously been eligible. In addition, a qualified infectious disease product will receive priority review and Fast Track designation by the FDA. Fast Track designation is a process that is designed to facilitate the development, and expedite the review of drugs to treat serious diseases and fill an unmet medical need. Priority review is designed to give drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists, an expedited review by the FDA within six months as compared to a standard review time of ten months.

Our Strategy

We aim to be a leading company in the discovery, development, and commercialization of innovative medicines that address serious unmet medical needs, including: infectious diseases, with a focus on treatments for patients with serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians; community-based inflammatory and infectious syndromes, such as acne and rosacea; serious chronic inflammation-related diseases for which current therapies are inadequate, such as RA, MS, and IBD; and SMA, for which we intend to seek orphan drug designation. Our strategy is to:

▪

Complete the Phase 3 clinical development of omadacycline for ABSSSI and CABP and file for marketing approvals in the United States and Europe. We have two separate SPA agreements with the FDA regarding registration trials of omadacycline in ABSSSI and CABP. Based on our SPA agreement for ABSSSI and interactions with European regulatory agencies, we intend to advance omadacycline into Phase 3 registration trials covered by this agreement in the second half of 2012. If the results of these omadacycline trials are positive, we intend to initially file for marketing approvals in the United States and Europe, and then subsequently in other markets around the world. Based on our SPA agreement for CABP, we anticipate initiating the Phase 3 registration trial covered by this agreement, upon securing a partnership or grant funding, or obtaining additional funding beyond the proceeds of this offering.

▪

Expand the development of omadacycline to address other antibacterial indications where bacterial resistance to current antibiotics is an important unmet clinical need, including UTI. We believe that omadacycline’s unique product profile provides the opportunity to expand its uses beyond ABSSSI and CABP. We believe that UTI, caused by multi-drug resistant ESBL-producing Enterobacteriaceae, MRSA, and Enterococcus, presents a clinically-important unmet need. Our preclinical and Phase 1 data suggest that omadacycline could have sufficient concentrations in urine to successfully treat UTI. Currently, there are limited marketed oral agents available with a spectrum of activity appropriate for UTI patients with these resistant pathogens.

▪

Advance the clinical development of our other product candidates, either alone or with strategic partners. We intend to continue to support the clinical development of our other product candidates. Our partner, Warner Chilcott, initiated in June 2012 a Phase 2 clinical trial of our product candidate for the treatment of acne, PTK-AR01. In addition, we intend to advance our preclinical programs for SMA with a patient advocacy group and funding from the National Institutes of Health, or NIH, and to advance our preclinical programs for MS, RA, and IBD through external grant support and collaborations where possible.

77

▪

Develop new product candidates to meet key unmet needs in debilitating diseases. We plan to continue to expand our product candidate portfolio by leveraging our expertise in chemistry and biology and our library of tetracycline-derived compounds to discover and develop novel, proprietary product candidates that address unmet needs in debilitating diseases. In particular, in light of the fact that there are clinical studies that suggest that older-generation tetracyclines appear to have a beneficial effect in MS and RA, we have designed and are developing orally-available, non-antibiotic, tetracycline-derived molecules to address these and other chronic inflammatory diseases.

▪

Retain commercialization rights to our product candidates in certain key markets while identifying partners to expand our global reach. We intend to retain commercialization or co-marketing rights to product candidates for selected antibiotic and other highly concentrated acute-care markets that we can reach with a targeted marketing and sales effort. We also plan to develop partnerships with established pharmaceutical and biotechnology companies that have the development, marketing, and distribution capabilities for products that require a substantial marketing infrastructure and/or expertise, such as diseases that are treated by primary care physicians and in territories outside North America.

The Antibiotics Market and Limitations of Current Therapies

Physicians commonly prescribe antibiotics to treat patients with acute and chronic infectious diseases that are either known, or presumed, to be caused by bacteria. According to the Kalorama Report, in 2011, approximately $23 billion was spent on antibiotic drugs worldwide, of which almost $9 billion was spent in the United States. The World Health Organization has identified the development of worldwide resistance to currently available antibacterial agents as being one of the three greatest threats to human health in this decade. Historically, the majority of life threatening infections resulting from antibiotic resistant bacteria were acquired in the hospital setting. The emergence of multi-drug resistant pathogens in the community setting further emphasizes the need for novel agents capable of overcoming resistance.

Bacteria are often broadly classified as Gram-positive bacteria, including resistant bacteria such as MRSA and MDR-SP; Gram-negative bacteria, including resistant bacteria such as ESBL-producing Enterobacteriaceae; atypical bacteria, including C. pneumoniae and Legionella pneumophila; and anaerobic bacteria, including Bacteroides and Clostridia. Antibiotics that are active against both Gram-positive and Gram-negative bacteria are referred to as having a “broad spectrum,” while antibiotics that are active only against a select subset of Gram-positive or Gram-negative are referred to as having a “narrow spectrum.” Because most currently prescribed antibiotics that have activity against resistant organisms typically cover only Gram-positive bacteria, this prevents their use as a first-line empiric monotherapy treatment of serious infections where Gram-negative, atypical or anaerobic bacteria may also be involved. Based on published studies, rates of infections involving organisms other than Gram-positive bacteria have been found to be as much as 15% in ABSSSI, up to 40% in CABP, and 70% to 90% in UTI.

When a patient comes to the emergency room or hospital for treatment of a serious infection, the physician’s selection of which IV antibiotic to use is often based on the severity of infection, the pathogen believed most likely to be involved, and the probability of a resistant pathogen being present. After initial IV therapy and once the infection begins to respond to treatment, hospitals and physicians face strong pressures to discharge patients from the hospital in order to reduce costs, avoid hospital acquired infections, and improve the patient’s quality of life. In order to transition patients out of the hospital and back home to complete the course of therapy, physicians typically prefer to have the option to prescribe an oral formulation of the same antibiotic.

Antibiotics used to treat ABSSSI, CABP, UTI, and other serious community-acquired bacterial infections must satisfy a wide range of criteria on a cost-effective basis. For example, existing treatment options for ABSSSI, including vancomycin, linezolid, daptomycin, and tigecycline, and for CABP, including levofloxacin, moxifloxacin, azithromycin, ceftriaxone, ceftaroline, and tigecycline, have one or more of the following significant limitations:

▪

Limited spectrum of antibacterial activity. Since it may take as long as 48 to 72 hours to identify the pathogen(s) causing an infection, and most of the currently available options that cover resistant pathogens are only narrow-spectrum treatments, physicians are frequently forced to initially prescribe two

78

or more antibiotics to treat a broad spectrum of potential pathogens. For example, vancomycin, linezolid, and daptomycin, the most frequently prescribed treatments for certain serious bacterial infections, are narrow-spectrum treatments active only against Gram-positive bacteria. The currently available treatment with a more appropriate spectrum for use as a monotherapy against serious and resistant bacterial infections is tigecycline, but it has other significant limitations, including twice-daily IV dosing and tolerability concerns, such as a high rate of nausea and vomiting.

▪

Lack of both IV and oral formulations. Of the most common treatments for serious bacterial infections, vancomycin, daptomycin, ceftriaxone, and tigecycline are only available as injectable or IV formulations. The lack of an effective oral formulation of these and many other commonly prescribed antibiotics requires continued IV therapy which is inconvenient for the patient and may result in longer hospital stays and greater cost. Alternatively, switching the patient to a different orally-available antibiotic at the time of hospital discharge carries the risk of new side effects and possible treatment failure. While linezolid is a twice-daily IV and oral therapy, it is a narrow-spectrum treatment that is associated with increasing bacterial resistance, side effects from interactions with other therapies, and other serious safety concerns.

▪

Safety/tolerability concerns and side effects. Concerns about antibiotic safety and tolerability are among the leading reasons why patients stop treatment and fail therapy. The most commonly used antibiotics, such as vancomycin, linezolid, daptomycin, levofloxacin, moxifloxacin, azithromycin, and tigecycline, are associated with safety and tolerability concerns. Vancomycin, for example, which requires frequent therapeutic monitoring of blood levels and corresponding dose adjustments, is associated with allergic reactions and can cause kidney damage, loss of balance, loss of hearing, vomiting, and nausea in certain patients. Linezolid is associated with bone marrow suppression and loss of vision and should not be taken by patients who are also on many commonly prescribed anti-depressants, such as monoamine oxidase inhibitors and serotonin reuptake inhibitors. Daptomycin has been associated with a reduction of efficacy in patients with moderate renal insufficiency and has a side effect profile that includes muscle damage. Tigecycline is associated with high rates of vomiting and nausea. Levofloxacin and moxifloxacin are associated with tendon rupture. Additionally, a May 2012 article in the New England Journal of Medicine indicated that a small number of patients treated with azithromycin and quinolones, such as levofloxacin or moxifloxacin, may experience sudden death due to cardiac arrhythmia, which is often predicted by a prolongation of QTc. QTc is assessed with an electrocardiogram and is considered a key component of determining risk for sudden cardiac arrhythmia or death.

▪

Growing bacterial resistance. Bacterial resistance to the most frequently prescribed antibiotics has limited their potential to treat infections, which prevents their use as a first-line empiric monotherapy. MRSA and MDR-SP in the community have posed treatment challenges because of resistance to penicillins (resistance rate up to 100% for both), cephalosporins (100% and 11%, respectively, for ceftriaxone), macrolides (83% and 86%, respectively, for erythromycin/azithromycin), and quinolones (73% and 2%, respectively, for levofloxacin), particularly in ABSSSI and CABP. There have also been recent reports of resistance developing during treatment with daptomycin and concerns about an increasing frequency of strains of Staphylococcus aureus with reduced susceptibility to vancomycin. Additionally, linezolid use has been associated with drug resistance, including reports of outbreaks of resistance among Staphylococcus aureus and Enterococcus strains. The increasing occurrence of multi-drug resistant, ESBL-producing, Gram-negative bacteria in community-acquired UTIs has severely curtailed the oral antibiotic treatment options available to physicians for these UTIs. For example, in a recent survey, 95% and 76% of the ESBL isolates of E. coli found in UTIs, respectively, were resistant to ceftriaxone and levofloxacin.

These limitations can ultimately lead to longer hospital stays, greater healthcare costs, and increased morbidity and mortality due to lower cure rates and increased side effects. While certain antibiotics address some of these criteria, there is not one superior treatment option that satisfies all criteria. It is essential for the treatment of patients with serious community-acquired bacterial infections that physicians prescribe the right antibiotic the first time, as ineffective antibiotics can quickly lead to more severe and invasive infections or even death.

79

Our Solution

In order to address the limitations of current antibiotics, we have designed omadacycline to be a new broad-spectrum agent for use as a first-line empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as ABSSSI, CABP, and UTI, where antibiotic resistance is of concern for treating physicians. We believe omadacycline will enable physicians to prescribe an antibiotic that will result in reliable cure rates and shorter hospital stays through the completion of therapy with an oral antibiotic at home, all of which will reduce overall healthcare costs. Advantages of omadacycline include:

▪

Availability of once-daily IV and oral formulations. We have studied once-daily IV and oral formulations of omadacycline in more than 700 patients and subjects to date in multiple clinical trials, and we intend to use both of these formulations in our Phase 3 registration trials. The bioequivalence of the IV and oral formulations permits step-down therapy, avoiding the safety and efficacy concerns of switching to a different antibiotic in continuing therapy at home. Our SPA agreements with the FDA will permit us to submit for approval both IV and oral formulations of omadacycline.

▪

Broad spectrum of antibacterial activity. Omadacycline is active in vitro against all common pathogens found in ABSSSI, such as Staphylococcus aureus, including MRSA, Streptococci (including Group A Streptococci), anaerobic pathogens, and many Gram-negative organisms. For example, our in vitro testing of omadacycline indicates that it is four to eight times more potent than vancomycin against Staphylococcus aureus. Omadacycline is also active in vitro against the key pathogens found in CABP, such as Streptococcus pneumoniae, including MDR-SP, Staphylococcus aureus, Haemophilus influenzae, and atypical bacteria, including Legionella pneumophila. Our data indicate the in vitro activity of omadacycline is eight to 32 times more potent than leading therapies for CABP against Streptococcus pneumoniae. Omadacycline is also one of the few antibiotics active in vitro against ESBL-producing Enterobacteriaceae that cause UTI. We believe omadacycline has the appropriate spectrum coverage to become the primary antibiotic choice of physicians and serve as a first-line empiric monotherapy for ABSSSI, CABP, UTI, and other serious community-acquired bacterial infections.

▪

Favorable safety and tolerability profile. We have observed omadacycline to be generally well tolerated in studies involving more than 700 patients and subjects. None of these subjects discontinued treatment or experienced a serious adverse event related to omadacycline. We have conducted a thorough QTc study, which is a specific clinical study defined by FDA guidance to assess prolongation of QTc, an indicator of cardiac arrhythmia. This study demonstrated no prolongation of QTc by omadacycline. Further, in clinical studies, omadacycline has demonstrated that it does not adversely affect blood cell production, nor is it metabolized in the liver or anywhere else in the body, thus reducing the likelihood of causing drug-to-drug interactions. Additionally, omadacycline has demonstrated low rates of diarrhea, and we have not observed C. difficile infection, which can frequently occur from the use of broad-spectrum antibiotics.

▪

Designed to overcome bacterial resistance. We have utilized our proprietary drug development platform to design omadacycline to overcome the two major mechanisms of tetracycline resistance, known as efflux and ribosome protection. Our attempts to generate resistance to omadacycline in the laboratory indicate a low potential for developing resistance. In addition, our testing of thousands of bacterial samples in the laboratory demonstrated that omadacycline was not affected by clinically-relevant mechanisms of resistance to tetracyclines or to other classes of antibiotics.

In addition to its broad spectrum of antibacterial activity and its availability in once-daily IV and oral formulations, omadacycline penetrates tissues broadly, including the lungs, muscle, and kidneys, thereby achieving high concentrations at the sites of infection. Omadacycline is not significantly bound by proteins in the blood, meaning that the majority of omadacycline is available to fight infections in the tissues where they occur. Since omadacycline is eliminated from the body via the kidneys, liver, and intestine in a balanced manner, we believe it can be used in patients with diminished kidney and liver function, without dose adjustment.

Our market research indicates that physicians would prescribe a drug with omadacycline’s profile to treat ABSSSI more than 40% of the time (replacing vancomycin 65% of the time) and CABP more than 25% of the time (replacing both leading regimens, ceftriaxone and azithromycin or a respiratory quinolone, 25% to 30% of

80

the time). We believe these levels of use would establish omadacycline as a primary antibiotic choice for use as a first-line empiric monotherapy to treat serious community-acquired bacterial infections where antibiotic resistance is of concern.

Omadacycline

Overview

Using our proprietary drug development platform, we have designed omadacycline to have significant advantages over existing antibiotics, including broad spectrum of coverage, IV and oral formulations with once-daily dosing, favorable safety and tolerability profile, and activity against resistant bacteria. We have successfully completed all pre-clinical and Phase 1 and Phase 2 clinical trials necessary to advance omadacycline into Phase 3 development. We have studied once-daily IV and oral formulations of omadacycline in over 700 patients and subjects, and omadacycline has demonstrated a favorable clinical response and safety and tolerability profile in our clinical trials. We conducted an End-of-Phase 2 meeting with the FDA in July 2008, and began to progress omadacycline into a Phase 3 clinical trial for the treatment of complicated skin and skin structure infections, or cSSSI.

After we initiated our Phase 3 trial in cSSSI, in March 2010, the FDA notified us that its guidance for the conduct of studies for this indication would be modified. This modification included changes in eligibility criteria, revising the disease indication from cSSSI to ABSSSI and changes in the primary efficacy endpoint for trials in this indication from a test of cure assessment to an early response assessment. A test of cure, or TOC, assessment is a traditional assessment of durability of cure following a certain period after the last dose of an antibiotic. An early response assessment measures the cessation of spread of a bacterial infection, by measuring the size of a skin lesion, and the absence of fever (temperature <38.0oC), both determined at 48 to 72 hours after initiation of antibiotic treatment. With these major modifications, our initial Phase 3 trial design did not align with the FDA’s then-evolving guidance for trials aimed at supporting the approval of an antibiotic for the treatment of ABSSSI. As a result, the Phase 3 trial was terminated after having enrolled 140 of the planned 790 subjects at six U.S. sites.

Phase 3 Registration Study Plans

We have adjusted our proposed Phase 3 clinical trial design for omadacycline to incorporate changes in regulatory guidance from the FDA over the last five years for the development of antibiotics as treatment for both ABSSSI and CABP. Following modification of the FDA’s guidance, we reached agreements with the FDA in the form of the SPA agreements for both the planned ABSSSI trials, for which we received the SPA in February 2011, and a trial in CABP, for which we received the SPA in March 2012.

ABSSSI trials. The two Phase 3 clinical trials of omadacycline for the treatment of ABSSSI are designed to be randomized, controlled, and blinded multi-center studies targeting the enrollment of 790 patients, in which we would compare IV and oral forms of omadacycline to linezolid. The clinical trial design contemplates two IV doses of 100 mg of omadacycline on the first day of treatment, followed by one 100 mg IV dose of omadacycline every 24 hours on subsequent days, with a potential switch to one 300 mg oral dose of omadacycline every 24 hours, compared to one 600 mg IV dose of linezolid every 12 hours, with a potential switch to one 600 mg oral dose every 12 hours. The primary endpoint for these studies is non-inferiority of omadacycline compared to linezolid in a modified intent-to-treat, or mITT, population using a 9% non-inferiority margin. A mITT population refers to all subjects enrolled in a trial with a baseline pathogen who receive at least one dose of study drug. The primary endpoint for FDA purposes in these trials will be early response, which refers to the cessation of spread of infection and the absence of fever (temperature <38.0oC), both assessed at 48 to 72 hours after initiation of treatment. For EMA purposes, the primary endpoint will be clinical response at TOC, determined ten to 17 days after the last dose. Secondary endpoints include microbiological response and safety. In addition, drug levels in plasma will be assessed in a subset of the patients enrolled in the trial. Major skin subclasses that will be allowed in the study include cellulitis, wound, and major abscesses with systemic involvement substantially sized (>75 cm2). Patients who have previously taken effective antibiotics for the treatment of an infection within 72 hours of receiving the first dose of study medication will be excluded from enrollment. While all patients will be initiated with IV treatment in a hospital setting, depending on physician assessment, patients may be subsequently discharged to oral therapy for both treatment arms.

81

CABP trial. The Phase 3 clinical trial of omadacycline for the treatment of CABP, contemplated by our SPA for this indication, is designed to be a randomized, controlled, and double-blinded multi-center study targeting the enrollment of 830 patients, in which we would compare IV and oral forms of omadacycline to moxifloxacin. The clinical trial design contemplates two 100 mg IV doses of omadacycline on the first day of treatment, followed by one 100 mg IV dose of omadacycline every 24 hours on subsequent days, with a potential switch to one 300 mg oral dose of omadacycline every 24 hours, compared to one 400 mg IV dose of moxifloxacin every 24 hours, with a potential switch to one 400 mg oral dose every 24 hours. If fluoroquinolone non-susceptible S. aureus is suspected in patients, one 600 mg IV and oral dose of linezolid every 12 hours may be added to the moxifloxacin treatment. The primary endpoints for the study are non-inferiority of omadacycline compared to moxifloxacin in intent-to-treat, or ITT, and microbiologic ITT, or microITT, populations using 10% and 15% non-inferiority margins, respectively. The ITT population in this trial refers to all randomized patients. A microITT population refers to all ITT patients for whom a pathogen has been identified. The primary endpoint for FDA purposes in these trials will be the improvement in at least two of four patient reported symptoms (cough, sputum production, chest pain, and shortness of breath) without deterioration in any of the four symptoms at 96 to 120 hours after initiation of treatment, which is referred to as early response, and for EMA purposes, the primary endpoint will be clinical response at TOC, determined ten to 17 days after the last dose. Key secondary endpoints include microbiological response, safety, and all-cause mortality. Only patients with bacteria typically associated with CABP, as defined in the protocol for this trial, including S. pneumoniae, H. influenzae, S. aureus, and Legionella, will be included in the microITT population. At least 80% of the patients in the study will be required to have moderate-to-severe CABP, as defined by the protocol. Patients who have previously taken effective antibiotics for the treatment of an infection within 72 hours of receiving the first dose of study medication will be excluded from enrollment. While all patients will be initiated on IV treatment in a hospital setting, depending on physician assessment, patients may be subsequently discharged to oral therapy for both treatment arms. We do not intend to commence this trial until we secure a partnership or additional funding.

Phase 3 Non-Registration Trial in cSSSI

Design. We designed our Phase 3 non-registration trial pursuant to the 1998 FDA guidance on developing antimicrobial drugs for the treatment of cSSSI. Our primary objective of the trial was to establish that omadacycline as a monotherapy was not inferior to linezolid, with or without moxifloxacin, as a treatment for patients with serious skin infections. Following randomization, patients initially received either IV therapy with 100 mg of omadacycline every 24 hours or 600 mg of linezolid every 12 hours. For patients with infections suspected or documented as involving Gram-negative bacteria, the blinded physician had the option of providing patients with additional antibiotic therapy, with patients assigned to the linezolid arm receiving 400 mg of moxifloxacin every 24 hours and patients assigned to omadacycline receiving a placebo, since omadacycline has activity against some of the most common Gram-negative bacteria that commonly cause these infections, to match the dosing regimen of linezolid-treated patients.

Patients who were enrolled in this trial had one of three major infection types: wound infection, cellulitis or major abscess. Enrollment of patients with major abscess was limited to 20% of the total enrollment. Patients were initially treated with the applicable study drug intravenously and then, based on the physician’s assessment of the response of the infection to treatment, patients could be switched to oral therapy. For oral therapy, patients randomized to linezolid received one 600 mg tablet of linezolid every 12 hours, and if treatment for suspected Gram-negative bacteria was still required, one 400 mg tablet of moxifloxacin every 24 hours. Patients randomized to omadacycline received 300 mg of omadacycline (dosed as two 150 mg tablets) every 24 hours, plus placebo where Gram-negative bacteria was suspected. Patients transitioned to oral therapy after receiving an average of 4.8 days of IV therapy. We intended to evaluate our primary hypothesis by analyzing the clinical success rates in ITT and clinically evaluable, or CE, populations. The ITT population in this trial refers to all enrolled subjects who receive more than one dose of study drug, and a CE population refers to all ITT subjects who had a qualifying infection as defined in the protocol, received the study drug for more than five days, had all protocol-defined clinical evaluations, and had not received non-study antibiotics. As a result of the study being terminated ahead of schedule, we did not enroll a sufficient number of patients to determine non-inferiority or superiority.

82

Patient characteristics. Of the 140 patients enrolled, 68 were randomized to omadacycline and 72 were randomized to linezolid. Cellulitis was present in 92 of the 140 patients enrolled. The maximal dimension of the infection at baseline exceeded 10 cm for 125 of the 140 patients, and for these patients the mean maximal lesion dimension exceeded 20 cm.

Efficacy. Although we terminated this trial before reaching our enrollment goal, thus precluding any statistical conclusions with regard to non-inferiority, the table below shows the clinical success rates in omadacycline and linezolid-treated patients in the two primary analysis populations—ITT and CE. The overall clinical success rates in the ITT population were between 85% and 90% in both omadacycline- and linezolid-treated patients. In the CE population, the overall clinical success rates were in the mid-90% range for both omadacycline and linezolid-treated patients. These data confirm the favorable comparative activity seen in our Phase 2 trials of omadacycline and we believe this supports proceeding to Phase 3 registration studies.

	Omadacycline			Linezolid
Population	Clinical Success (N)	Total (N)	Clinical Success (%)	Clinical Success (N)	Total (N)	Clinical Success (%)
Intent-to-Treat	58	68	85.3%	64	72	88.9%
Clinically Evaluable	58	60	96.7%	64	67	95.5%

Note: The table above shows data from our Phase 3 non-registration trial, which did not have a sufficient number of patients enrolled to determine statistical non-inferiority.

We also analyzed subgroups of CE patients defined by the category of complicated skin infection experienced by those patients. The table below shows the clinical success rates at the TOC in CE patients for each of the three major categories of serious skin infections (wound, cellulitis, and major abscess). This analysis showed that for each of the categories of serious skin infection, omadacycline treatment resulted in approximately the same cure rate as linezolid treatment, thus demonstrating consistent activity across the major ABSSSI subtypes that we intend to study in our Phase 3 registration trials.

	Omadacycline			Linezolid
Population	Clinical Success (N)	Total (N)	Clinical Success (%)	Clinical Success (N)	Total (N)	Clinical Success (%)
All CE Patients at TOC	58	60	96.7%	64	67	95.5%
Wound	13	13	100%	12	13	92.3%
Cellulitis	38	39	97.4%	44	45	97.8%
Major Abscess	7	8	87.5%	8	9	88.9%

Note: The table above shows data from our Phase 3 non-registration trial, which did not have a sufficient number of patients enrolled to determine statistical non-inferiority.

Safety and Tolerability. The overall incidence of adverse events was similar in both treatment groups. There were no significant alterations of cardiovascular, renal or hepatic safety laboratory values. One death occurred in a patient who presented with undiagnosed metastatic lung cancer after being assessed as cured following the TOC visit. Study investigators did not consider any of the serious adverse events reported to be related to either omadacycline or linezolid. The table below shows the adverse events reported by 10% or more of either omadacycline-treated patients or linezolid-treated patients.

	Omadacycline (N = 68)		Linezolid (N = 72)
Adverse Event	N	Patients Reporting AE (%)	N	Patients Reporting AE (%)
Nausea	18	26.5%	19	26.4%
Headache	16	23.5%	5	6.9%
Dizziness	7	10.3%	6	8.3%
Vomiting	6	8.8%	11	15.3%
Diarrhea	3	4.4%	13	18.1%

Post-hoc efficacy analysis. Because we terminated our Phase 3 non-registration trial in response to the FDA’s decision to adjust the primary endpoint of skin infection trials to the early response endpoint, we conducted a post-hoc analysis to assess how lesion size was affected in each of the treatment arms, which is one of the two components of the early response endpoint assessment. We also evaluated the effect on fever, which is the other component of the early response endpoint assessment, and confirmed that patients with fever who were treated

83

with omadacycline experienced reductions in fever as expected, similar to linezolid. As with our Phase 2 study, the protocol required that lesion size be measured by recording the maximal lesion dimension at baseline. We recorded subsequent measurements upon the completion of IV therapy, at the end of therapy, and then again at the TOC. Of the 140 patients in the ITT population, 125 had lesions whose maximal dimension exceeded ten cm (approximately 75 cm2). Of these subjects, the mean size of the infected lesion among omadacycline-treated patients was 20.75 cm. Among linezolid-treated patients, the mean size of the infected lesion was 22.8 cm. The table below shows the percent reduction in the size of the infected lesion for each of these subjects at each of the time points where measurements were taken. In each treatment arm, we saw an increased reduction in lesion size at the end of therapy, at the end of IV therapy, and at TOC. For those subjects, 12 in each treatment group, whom we evaluated within 24 to 72 hours of starting therapy, which corresponds to the new FDA guidance regarding the early response endpoint, there was a mean reduction in maximal dimension that exceeded 60% for both treatment groups. Taken together with the post-hoc analyses we conducted in our Phase 2 study, we believe that this analysis supports a conclusion that lesion size will be reduced at a comparable rate to that observed with linezolid and supports our belief that comparable activity to linezolid at the newly required early response endpoint will be shown in our registration studies.

	Omadacycline (N = 62)		Linezolid (N = 65)
Time of Measurement	N	Reduction in Maximal Dimension (Mean; %)	N	Reduction in Maximal Dimension (Mean; %)
End of IV Therapy (EOIV) for All	59	-60.4%	59	-62.5%
EOIV at 24-72 Hours after Baseline	12	-62.3%	12	-56.8%
End of Therapy	60	-81.3%	61	-86.3%
Test of Cure	60	-92.3%	61	-92.5%

Pharmacokinetics. Pharmacokinetic data from our Phase 3 non-registration trial, together with that collected in our Phase 2 trial indicate that we achieved comparable drug levels in both healthy Phase 1 volunteers and patients with serious skin infections.

Summary. Although we stopped our Phase 3 non-registration trial before we reached our enrollment goal due to the FDA’s decision to adjust the primary endpoint of skin infection trials to the early response endpoint, we believe that the results of the Phase 3 non-registration trial further support our expectation that omadacycline will be well tolerated and effective as a treatment of patients with serious skin infections. Combined with those patients treated in our Phase 2 trial, we have treated a total of 179 patients with skin infections with omadacycline. Further, we believe that data from our post-hoc analyses of the newly required early response endpoint would support omadacycline’s comparable activity to linezolid within the ABSSSI study design in our SPA agreement with the FDA.

Phase 2 Study in cSSSI

Design. We designed a Phase 2 trial with the primary objective of comparing the safety and tolerability of omadacycline to linezolid in patients with cSSSI. Our key secondary objectives involved comparing the efficacy of omadacycline to linezolid and assessing the PK properties of omadacycline.

Following randomization, patients initially received IV therapy with 100 mg of omadacycline every 24 hours or 600 mg of linezolid every 12 hours. For patients with infections suspected or documented as involving Gram-negative bacteria, the blinded physician had the option of providing patients with additional IV antibiotic therapy, with patients assigned to the linezolid group also receiving 2 grams of aztreonam every 12 hours, and patients assigned to the omadacycline group receiving a placebo to match the dosing regimen of linezolid-treated patients. Based on a blinded physician’s assessment of the appropriateness of hospital discharge and continuation of oral therapy, most patients then transitioned to oral therapy. For oral therapy, patients randomized to omadacycline received 200 mg of omadacycline (dosed as two 100 mg capsules) every 24 hours. Patients randomized to linezolid received one 600 mg tablet of linezolid every 12 hours. Patients in both groups received an average of five to six days of oral therapy following an average of 4.3 days of IV therapy.

Patient characteristics. We enrolled a total of 219 patients in our Phase 2 study, of which 111 were randomly selected to be treated with omadacycline and 108 were randomly selected to be treated with linezolid. Two-thirds

84

(66.2%, or 145) of the total patients suffered from major abscesses. About 17%, or 38 of the total patients suffered from wound infections, and the majority of these infections (29/38, or 76.3%) were due to traumatic injuries. The mean maximal length of the infections among the total patients was 16.7 cm, and over two-thirds of the patients exhibited moderate to severe reddening of the skin, or erythema; hardness, or induration, of the infected area; and pain at baseline.

Efficacy. We measured clinical responses in two study populations—ITT and CE. The ITT population in this trial refers to all enrolled subjects who receive more than one dose of study drug, and the CE population refers to all ITT subjects who had a qualifying infection and were treated and evaluated as defined in the protocol. The table below summarizes the rates of successful clinical response for each of the two study populations and shows that in both populations the successful clinical response rates in omadacycline-treated patients were comparable to those in linezolid-treated patients.

	Omadacycline			Linezolid			Difference (%)	95% Confidence Interval (CI)(1)
Population	Clinical Success (N)	Total (N)	Clinical Success (%)	Clinical Success (N)	Total (N)	Clinical Success (%)
Intent-to-Treat	98	111	88.3%	82	108	75.9%	12.4%	1.9 to 22.9
Clinically Evaluable	98	100	98.0%	82	88	93.2%	4.8%	-1.7 to 11.3

(1)	The 95% confidence intervals were to be calculated for the difference in success rates between the two treatment groups for each population. If the lower limit of the 95% confidence interval for omadacycline minus linezolid was greater than or equal to -20% for both endpoints, then the hypothesis that omadacycline is non-inferior to linezolid would be supported. If the lower limit of the 95% confidence interval exceeds 0%, then the superiority of omadacycline over linezolid is supported.

Analyses of clinical responses by category of serious infection also showed that favorable outcomes with omadacycline occurred consistently across infection types. For subjects with major abscesses the difference in successful clinical response was 3.6% (95% CI -3.7 to 10.9) favoring omadacycline treatment (98.5% vs. 94.8%) in the CE population. For the next most frequent infection type, wound infections associated with trauma, the difference in successful clinical response was 10.0% (95% CI -13.6 to 33.6), favoring omadacycline treatment (100% vs. 90%) in the CE population. The leading cause of infection was Staphylococcus aureus, the majority of which were MRSA isolates.

Safety and tolerability. There were three serious adverse events reported in this trial—one in an omadacycline-treated patient and two in linezolid-treated patients. The study investigator considered the event in the omadacycline-treated patient, which involved worsening confusion, to be unrelated to the study therapy. Among the 111 omadacycline-treated patients, 46 (41.4%) experienced one or more treatment-emergent adverse events and 24 (21.6%) experienced one or more adverse events assessed as potentially treatment-related. By comparison, among the 108 linezolid-treated patients, 55 (50.9%) experienced one or more treatment-emergent adverse events and 33 (30.6%) experienced adverse events assessed as potentially treatment-related. In both arms of the trial, the most frequently involved organ system was the gastrointestinal tract, with adverse events reported in 21 (18.9%) omadacycline-treated patients and 20 (18.5%) linezolid-treated patients. There were no significant alterations of cardiovascular, renal, or hepatic safety laboratory values. The table below lists ten specific treatment-emergent adverse events which occurred in five or more patients in either treatment group.

	Omadacycline (N = 111)		Linezolid (N = 108)
Adverse Event	N	%	N	%
Nausea	13	11.7%	8	7.4%
Headache	7	6.3%	9	8.3%
Constipation	5	4.5%	2	1.9%
Fatigue	5	4.5%	2	1.9%
Rash / rash erythematous	5	4.5%	2	1.9%
Vomiting	5	4.5%	4	3.7%
Dizziness	4	3.6%	5	4.6%
Alanine aminotransferase increased(1)	3	2.7%	7	6.5%
Aspartate aminotransferase increased(1)	3	2.7%	5	4.6%
Diarrhea	3	2.7%	6	5.6%

(1)	Refers to an elevated level of this specific liver enzyme.

85

Post-hoc efficacy analysis. In response to the FDA’s decision to adjust the primary endpoint to the early response endpoint, we conducted a post-hoc analysis to assess a subset of patients in whom cessation of an increase in the size of the infected lesion and the absence of fever (temperature <38.0oC) had been recorded over the first days of study therapy. Using these data, we calculated the early response endpoint, demonstrating that 96.8% (30/31) of omadacycline-treated patients and 94.4% (34/36) of linezolid-treated patients met these two criteria. Among the omadacycline-treated patients, the size of the infected lesion decreased an average of 31.8% relative to pre-treatment, compared to an average 6.7% reduction among the linezolid-treated patients as shown in the figure below.

Pharmacokinetics. We found that omadacycline exposure was similar to that measured in our earlier Phase 1 studies in healthy volunteers. These results are consistent with achieving therapeutic exposures using a once-daily regimen of omadacycline in both the IV and oral formulations.

Summary. In treating patients with serious infections involving the skin and surrounding tissues, IV and oral formulations of omadacycline demonstrated comparable safety, tolerability, and activity to linezolid. Based on this work, we conducted an End-of-Phase 2 meeting with the FDA, and we determined to progress omadacycline into Phase 3 clinical trials for the treatment of cSSSI. Further, we believe that data from our post-hoc analyses of the early response endpoint would support omadacycline’s comparable activity to linezolid within the ABSSSI study design in our SPA agreement with the FDA.

86

Phase 1 Studies

We assessed omadacycline in 16 single- and multiple-dosing Phase 1 studies for both the IV and oral formulations, involving more than 500 healthy volunteers. The results of these Phase 1 studies showed that omadacycline:

▪	was well tolerated, with no nausea or vomiting in subjects treated with the IV or oral formulations being used in Phase 3 registration trials at the planned therapeutic dose;

▪	was associated with asymptomatic increases in heart rate, that were not evident in Phase 2 and 3 non-registration trials in patients with cSSSI;

▪	was associated with mild reversible increases in alanine aminotransferase, a liver enzyme, at doses above the therapeutic doses in Phase 2 and 3 non-registration trials;

▪	was bioequivalent in both IV and oral formulations;

▪	had pharmacokinetics sufficient to support convenient once-daily dosing regimens;

▪	had minimal variations in bioavailability among men and women and patients at varying weights and sizes, supporting fixed dose formulations;

▪	did not affect the QT interval as demonstrated in a thorough QTc study;

▪	would not require dosage adjustment in patients with hepatic impairment;

▪	was not metabolized, suggesting a low potential for drug-drug interactions; and

▪	was excreted as active drug with sufficient concentrations in urine to contemplate development for UTI.

From our End-of-Phase 2 meeting with the FDA regarding omadacycline, we have agreement that the preclinical and Phase 1 package for this product candidate is complete. We still plan to conduct several small Phase 1 studies to evaluate exposure levels of omadacycline in patients with impaired kidney function, pediatric patients, and a drug interaction study.

Preclinical Studies

We have conducted preclinical studies to assess the safety of omadacycline, including 13-week IV and oral studies in rats and monkeys to assess for efficacy in animal models of bacterial infections. In vitro and in vivo testing indicated the potential clinical utility of omadacycline in ABSSSI, CABP, and UTI. The table below shows the in vitro activity of omadacycline against a broad range of bacterial pathogens found in ABSSSI, CABP, and UTI, as assessed in independent laboratories using bacteria isolated from clinical specimens.

Clinical bacterial isolate minimum inhibitory concentration, or MIC, data from Phase 3 registration trials will determine the susceptibility or resistance level of omadacycline for the bacteria noted in the following tables. MIC values are indicative of a bacterium’s susceptibility or resistance to a particular antibiotic. A lower MIC value indicates potentially greater potency in vitro. Susceptibility and resistance data from other tetracycline-like compounds provide some guidance with regard to expected results for omadacycline. Historically, with older tetracyclines, MIC values for Gram-positive bacteria were considered susceptible up to 2 ug/mL and for most Gram-negative bacteria up to 4 ug/mL. Traditionally, bacteria considered resistant had MIC values for Gram-positive bacteria of 8 ug/mL and above, while Gram-negative bacteria were considered resistant with MIC values of 16 ug/mL and higher.

87

In the tables below, the column labeled “Number of Isolates” indicates the number of patients from whom an isolate of the organism was obtained. MIC90 indicates the concentration of drug that inhibits 90% of the pathogens in vitro, while MIC50 indicates the concentration of drug that inhibits 50% of the pathogens in vitro.

Class	Organism	Number of Isolates	MIC50 (µg / mL)	MIC90 (µg / mL)
Gram-positive pathogens	Staphylococcus aureus (MSSA)	52	0.25	0.25
	Staphylococcus aureus (MRSA)	111	0.25	0.25
	Coagulase-negative staphylococci	152	0.25	1.00
	Enterococcus faecalis (VSE)	107	0.25	0.50
	Enterococcus faecalis (VRE)	47	0.12	0.25
	Enterococcus faecium (VSE)	56	0.12	0.12
	Enterococcus faecium (VRE)	100	0.12	0.12
	Streptococcus pneumoniae	104	0.12	0.12
	Streptococcus pneumoniae (PRSP)	51	0.12	0.12
	Streptococcus pyogenes	104	0.12	0.12
	Streptococcus agalactiae	53	0.12	0.25
Gram-negative pathogens	Haemophilus influenzae	105	0.50	1.00
	Moraxella catarrhalis	105	0.25	0.25
	Escherichia coli	203	2.00	4.00
	Klebsiella pneumoniae	204	2.00	8.00
	Acinetobacter baumannii	53	0.25	4.00
Anaerobic pathogens	Bacteroides fragilis	100	1.00	2.00
	Clostridium perfringens	100	1.00	4.00
	Anaerobic Gram-positive cocci	101	0.25	0.50
Atypical pathogens	Legionella pneumophila	25	0.25	0.25
	Chlamydia pneumoniae	5	0.25	0.25

The tables below compare the in vitro activity of omadacycline and various antibiotics for ABSSSI, CABP and UTI pathogens against various strains of bacteria, including those resistant to current antibiotics.

Key Pathogens—ABSSSI

	MIC90 (ug/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone		Linezolid		Levofloxacin	Vancomycin	Amox- Clav(1)
Staphylococcus aureus (MRSA) (111)	0.25	>64	(2)	4		>8	1	>8
Staphylococcus aureus (MSSA) (52)	0.25	4		2		2	1	1
Streptococcus pyogenes (104)	0.12	0.03		2		1	0.5	0.015
Escherichia coli ESBL neg. (101)	4	0.12		N/A	(3)	0.06	N/A	16

(1)	Amoxicillin-clavulanic acid.
(2)	“>” indicates the highest concentration tested.
(3)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.

Key Anaerobe Pathogens—ABSSSI

	MIC90 (ug/ml)
Organism (Number of Isolates)	Omadacycline	Cefotaxime	Metronidazole		Clindamycin	Amox- Clav
Anaerobic Gram-positive cocci (101)	0.5	16	>64	(1)	8	16

(1)	“>” indicates the highest concentration tested.

88

Key Typical Pathogens—CABP

	MIC90 (ug/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone	Linezolid		Levofloxacin	Vancomycin	Amox- Clav	Azithromycin
Streptococcus pneumoniae, PRSP (51)	0.12	2	2		1	1	8	>4	(2)
Haemophilus influenzae (105)	1	0.008	N/A	(1)	0.03	N/A	1	4
Moraxella catarrhalis (105)	0.25	1	N/A		0.06	N/A	0.25	0.06

(1)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.
(2)	“>” indicates the highest concentration tested.

Key Atypical Pathogens—CABP

	MIC90 (ug/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone		Linezolid	Moxifloxacin		Vancomycin	Amox- Clav	Azithromycin
Legionella pneumophila (25)	0.25	N/A	(1)	N/A	<0.03	(2)	N/A	N/A	0.5

(1)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.
(2)	“<” indicates the lowest concentration tested.

Key Pathogens—UTI

	MIC90 (ug/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone		Linezolid		Levofloxacin	Vancomycin	Amox- clav
Escherichia coli ESBL pos. (102)	4	128		N/A	(3)	>16	N/A	16
Staphylococcus aureus (MRSA) (111)	0.25	>64	(2)	4		>8	1	>8
CoNS, MR (114)(1)	1	>64		2		>8	2	8
Enterococcus species (310)	0.25	>64		4		>8	>32	>8

(1)	CoNS, MR: Coagulase-negative Staphylococcus species (not S. aureus), methicillin resistant.
(2)	“>” indicates the highest concentration tested.
(3)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.

PTK-AR01 – Novel Oral Tetracycline for Acne and Rosacea

Overview

PTK-AR01 is a novel next generation tetracycline that we designed specifically for dermatological use. Because dermatology is not our core area of focus, we have licensed U.S. rights to PTK-AR01 for the treatment of acne and rosacea to Warner Chilcott, which funds all development costs for this program. In exchange for license rights, we earn milestone payments upon the achievement of development and regulatory progress, of which more than $20 million remain to be achieved, and a royalty on eventual net sales, if any. We retain commercialization rights outside of the United States, which are available for licensing to other partners in key international markets, such as the European Union and Japan. Warner Chilcott initiated a Phase 2 clinical trial of PTK-AR01 for the treatment of acne in June 2012. Warner Chilcott may elect to advance the development of PTK-AR01 for the treatment of rosacea.

Market

Both acne and rosacea can be disfiguring conditions with significant social and medical costs. According to the Italian Journal of Public Health, the United States market for drugs to treat acne and rosacea is believed to exceed $1 billion annually. In recent years, more than $1.3 billion was spent annually in the United States for various oral formulations of doxycycline or minocycline to treat these conditions.

Acne can affect up to 91% of males and 79% of females during adolescence, and 25% of males and 50% of females into adulthood. Acne lesions primarily affect the face and upper torso/back. While disfiguring when lesions are active, chronic acne can also leave the skin permanently scarred. The social costs to young adults are manifested in increased incidences of depression, anxiety, social disorders, and missed work, and those that

89

suffer from acne are nearly twice as likely to commit suicide as similarly-aged non-acne sufferers. The most common oral treatments prescribed by dermatologists are tetracycline derivatives, which dermatologists widely accept as a first-line therapy for moderate-to-severe acne. A common side effect associated with the use of any broad-spectrum antibacterial agent is gastrointestinal upset and antibiotic associated infections caused by the destruction of the normal bacterial flora. In addition, there is a growing concern and awareness of the development of antibiotic resistant bacteria from the heavy use of broader-spectrum antibiotics, such as the older generation tetracyclines, when broad-spectrum antibacterial therapy is not necessary. Similarly, for patients with severe acne, oral retinoid drugs are the leading option, but these drugs are not universally effective and also carry potentially serious side effects. Therefore, we believe there is an unmet need for an improved tetracycline for this market.

Rosacea affects primarily middle-aged adults, more often women than men, and results in chronic flushing and inflammation of the skin and is prominent on the face. There is no known cure for rosacea, but a number of oral antibiotics and anti-inflammatory drugs have been used to treat it. While a variety of treatments have been employed in the treatment of patients with rosacea, including topical and systemic antibiotics and topical corticosteroids, no treatment has been shown to be consistently effective.

Development

In the treatment of acne and rosacea, a new product that targets a narrower spectrum of bacterial types, including Propionibacterium acnes, which is a key bacterium associated with acne, would offer advantages over the existing therapies, including older tetracycline derivatives. As compared to existing tetracycline being used for the treatment of acne and rosacea, preclinical studies demonstrated that PTK-AR01 has an improved profile including narrow spectrum of antibacterial activity, oral bioavailability, anti-inflammatory activity, and PK properties.

Other Product Candidates

In addition to omadacycline and PTK-AR01, we have advanced a series of product candidates through to proof of concept stage in animal models. We designed these next generation, tetracycline-derived, new molecular entities using our proprietary drug development platform, and incorporated the recognized immune-modulation, anti-inflammatory, and other properties of the tetracycline class.

PTK-MS01—Oral Anti-Inflammatory/Neuroprotective Tetracyclines for Multiple Sclerosis

Market

MS is a chronic, debilitating disease of the central nervous system that currently affects approximately 2.5 million people worldwide. In 2011, drugs prescribed for the treatment of MS generated more than $12.3 billion in sales worldwide. The side effects, injectable-only formulation, and lack of sustained efficacy of current injectable, first-line MS therapies indicate that an unmet need still exists. The recently approved oral therapy, Gilenya, may have the advantage of being more convenient, but concerns about side effects and sustained efficacy still remain. No cure for MS currently exists, and each of the products currently used is approved to help slow or reduce the frequency or severity of debilitating attacks of muscle weakness and dysfunction that characterize MS. To avoid compounding safety risks, drugs that treat MS are typically administered alone, and are minimally active for some patients or can fail to work over time. As such, there remains a need for more effective drugs and combinations of drugs to treat both the symptoms and underlying disease of MS.

Development

We are developing a novel oral small molecule, PTK-MS01, for the treatment of MS. PTK-MS01 is a derivative of minocycline, a member of the tetracycline class of molecules. An increasing body of published information, including clinical studies in humans with relapsing-remitting MS, or RRMS, and animal models of the disease, has demonstrated the potential of oral minocycline for the treatment of MS. The potential of minocycline to treat MS is thought to be due to the anti-inflammatory and neuroprotective properties of the compound and unrelated to its antibacterial activity. The major drawback to the chronic use of minocycline in the treatment of MS when broad-spectrum antibacterial therapy is not necessary is its antibacterial activity which can result in the development of antibiotic resistance and related side effects, such as gastrointestinal intolerability and fungal overgrowth. We have

90

evaluated minocycline and PTK-MS01 using in vitro assays of anti-inflammatory activity and neuroprotection and in animal models that simulate MS. Based on preclinical data, including its overall activity in the various models, favorable oral availability profile, and results from preliminary safety studies and the lack of antibacterial activity in animals, we believe PTK-MS01 has the potential to be a valuable therapy for the treatment of MS. While several past attempts to combine current immunosuppressive agents in RRMS patients have shown positive improvements in efficacy, they have exacerbated the frequency of serious adverse events when compared to single-agent therapy. We believe that the complementary neuroprotective and anti-inflammatory features of PTK-MS01 should enable the compound to be combined with current therapies without increasing serious adverse events. We maintain all commercialization rights to PTK-MS01. PTK-MS01 is in preclinical testing.

PTK-SMA2—Novel Tetracycline for Spinal Muscular Atrophy

Market

SMA is a rare genetic disorder characterized by progressive deterioration of motor neurons in the spinal cord. The most severe and common form, Type 1 SMA, can be a cause of death in infants. Patients with less severe forms, however, can live to adulthood, but continue to suffer from permanent and severe physical disabilities. Currently, no treatment exists for SMA, and potential therapies are still in early stage development. According to the SMA Foundation, approximately 10,000 to 25,000 patients suffer from SMA in the United States. Despite the modestly sized patient populations, we believe that a drug that can provide substantial quality of life or survival advantages can create attractive market opportunities, similar to the commercial experiences in several lysosomal storage disorder indications. Moreover, we expect the SMA market to be readily accessible to a highly concentrated sales force and benefits from a well-organized patient advocacy community.

Development

SMA is caused by a defect in the SMN1 gene, which leaves the patient unable to produce functional SMN protein which is important to motor neuron function. However, humans have a highly related gene, SMN2, which has been the subject of much research since the modulation of this gene might compensate for the defect in the SMN1 gene. The SMN2 gene produces RNA which is responsible for the production of nonfunctional SMN protein. Our approach is to alter the splicing of the sequence of the RNA resulting in the production of functional SMN protein. We believe that a drug capable of increasing the production of the functional SMN protein through the modulation of SMN2 RNA sequences has the potential for disease modification in patients with this disorder.

Through in vitro and whole cell screening of our proprietary library of tetracycline derivatives, we have identified compounds with the ability to modulate SMN2 RNA splicing. Our lead candidate for the treatment of SMA, PTK-SMA2, is a novel small molecule that in animal models of SMA and cultured cells from SMA patients has been shown to alter SMN2 RNA splicing and significantly improve the production of functional SMN protein. PTK-SMA2 was shown to improve survival time and motor neuron function in the most severe mouse model of Type I SMA. Pharmacokinetic studies in animals have shown that PTK-SMA2 achieves significant plasma and tissue levels after IV and intracerebroventricular injection, including in the brain which is the most affected by the disease. Based on these results, we plan to advance PTK-SMA2 into IND-enabling studies.

Over the past several years, Families of SMA, a patient advocacy group, has supported our development of PTK-SMA2, providing us an aggregate of $1.2 million in funding. In addition, with the goal of advancing this program into clinical development, in 2009, we were awarded a five-year, milestone driven grant worth up to $4.7 million from the NIH, and have successfully delivered against annual ongoing requirements. We intend to seek orphan drug designation for PTK-SMA2 in this disease.

PTK-RA01—Oral Tetracycline for Rheumatoid Arthritis/Inflammatory Bowel Disease

Market

RA and IBD are chronic disorders where there remains an unmet need for safer, more effective, and more convenient treatments. For example, in RA, the current leading treatments are biologics which are only available in injectable formulation, can result in immunosuppression and cause other serious side effects. Currently

91

available treatments for IBD disorders, such as prednisone, are not reliably effective, can result in immunosuppression and cause other serious side effects such as weight gain, hypertension, and diabetes.

RA is an autoimmune disease that can affect many different tissues and organs, but principally attacks the joints. In 2011, more than $15.6 billion was spent worldwide on drugs to treat RA.

IBD is a group of inflammatory conditions that affect the colon and small intestine. The most common forms of IBD are Crohn’s disease and ulcerative colitis and symptoms include abdominal pain, vomiting, diarrhea, and bleeding. Based on market research reports, the worldwide market for IBD disorders is expected to reach approximately $5.5 billion in 2012.

Development

Early proof of concept clinical studies suggest that minocycline and doxycycline have activity in patients with RA, but no tetracycline derivative has been approved to treat RA or IBD. We have discovered a novel non-antibacterial tetracycline-derived compound, PTK-RA01, which has shown a favorable oral availability profile and improved anti-inflammatory activity in animal models of RA compared to other tetracycline derivatives. Our pre-clinical studies indicate that PTK-RA01 offers the potential for an improved safety profile compared to currently available biologic treatment options, which are known to be broadly immunosuppressive. In our efforts to understand how this compound works in the various animal models, we have demonstrated that PTK-RA01 modulates autoimmune inflammatory pathways and does not suppress the immune system. In addition to RA, we have explored the utility of PTK-RA01 for the treatment of IBD, given that it is also an important autoimmune-based disease. Using a mouse model of IBD, we have demonstrated efficacy and believe there is the potential to develop a single compound that will be applicable to both RA and IBD indications. We intend to seek a partner for further development in these indications.

PTK-AH01—Animal Health Applications

Market

Bacterial infections tend to occur when herds are moved from pasture to feed lots. Certain products to treat bacterial infections in animals are formulated to administer a single dose to each affected animal via subcutaneous or intramuscular injection. Resistance to antibiotics used to treat certain of these infections in animals is frequently encountered. As such, new antibiotics that can address problems of resistance and be used in a targeted manner to control the development to resistance are needed for the treatment of infections in these commercially important animals.

Development

In 2007, we partnered with Elanco Animal Health, or Elanco, to identify a next-generation antibacterial compound for use in animal health that cannot be used in feed or drinking water. Our lead candidate from this collaboration, PTK-AH01, has demonstrated antibacterial activity against the target organisms. This formulation avoids use in animal feeds. Elanco has begun clinical testing of PTK-AH01 and has worldwide commercialization rights to the product candidate in the target indications.

Other Research Programs

Multiple Adaptational Response Program for Preventing Infection and Add-On Therapy

We are developing non-tetracycline-derived anti-infective drugs that target virulence, which is the ability of bacteria to cause infection. We believe that anti-virulence drugs could have broad utility in the prevention of bacterial infections in populations that are at risk, such as patients receiving mechanical ventilation, patients with recurring urinary tract infections, individuals at risk after a bioterrorism attack, or individuals in developing nations where diseases like cholera are problematic. Our novel approach focuses on inhibiting a family of transcription factors, which are proteins that control more than 50 different genes, many of which result in virulence. We refer to this related group of transcription factors as the MAR family. In the process of a bacterial

92

cell causing infection in a human host, a large number of genes important to virulence are turned on, thus allowing the bacteria to successfully infect the host. We have demonstrated that inhibition of MAR by deleting the gene or inhibiting the gene function with a small molecule inhibitor reduces or eliminates virulence, thereby preventing infection. We have advanced our MAR program through proof of concept in animal models involving several types of bacteria, including P. aeruginosa, Yersinia Sp., and E. coli, in infections including pneumonia and UTI. These studies have shown that small molecule drugs, which target the MAR pathway, may have the potential to provide protection from lethal bacterial infections. We believe that MAR-targeted drugs offer the potential for both the prevention of infections and as an add-on therapy to currently available antibiotics.

Novel tetracycline for C. difficile infections

Clostridium difficile associated diarrhea, or CDAD, continues to be a complication of antibiotic therapy and has recently become more threatening in the community setting due to expanded use of quinolone and broad -spectrum cephalosporin antibiotics. The normal gut microflora forms a protective barrier known as colonization resistance to minimize intrusion of pathogenic organisms, including the overgrowth of C. difficile. CDAD infection results from the disruption of the normal gut microflora when an antibiotic is taken for an unrelated infection. The initial management of CDAD involves discontinuation of antibiotics to allow the normal gut microflora to restore itself. Although some cases of CDAD will resolve with cessation of antibiotic treatment, current clinical practice dictates that treatment should be directed against C. difficile itself, to avoid the risk of the disease worsening. Currently, the majority of CDAD patients that are treated receive metronidazole or oral vancomycin that remain in the gut, but these antibiotics are increasingly being considered inadequate because of decreased response rates. Further, the recurrence rate of disease following metronidazole therapy is known to be as high as 20% to 30% of patients. While a new treatment option, Dificid, has shown favorable efficacy, safety and somewhat reduced rates of recurrence, development of resistance is always a concern and additional therapies are needed. We have identified oral narrow-spectrum tetracycline-derived compounds that remain in the gut with activity against C. difficile and have conducted proof of concept studies with early leads in a rodent model of CDAD.

Our Drug Development Platform

Our proprietary drug development platform, which is designed to produce novel product candidates to treat a variety of serious human diseases, is grounded in our fundamental expertise in chemistry and biology and our proprietary chemistry techniques. This platform consists of two programs: our tetracycline program and our MAR program.

Our tetracycline program is supported by over 50 years of use of tetracycline-based antibacterial products which have demonstrated a favorable safety and pharmacology profile. We maintain an active tetracycline chemistry program and have produced a diverse collection of chemically-distinct, patent-protected, tetracycline-derived compounds with varied and useful properties. These collections have been developed in pursuit of various structure-and-activity-relationships, or SAR, from our many programs and exploratory syntheses. The potential of this program is further strengthened by recent recognition that tetracyclines, in addition to having antibacterial activity, can also affect inflammation and immune responses. Recognizing this broad range of potential therapeutic activity, we have leveraged our expertise in chemistry and biology to develop novel and proprietary techniques that manipulate the basic tetracycline structure in order to produce novel drugs that could be used to treat a variety of serious human diseases. This expertise allows us to modify the spectrum of antibacterial activity, retain activity against resistant bacteria, completely eliminate antibacterial activity, retain favorable absorption characteristics, enhance compound penetration into certain tissues, avoid various side effects, and to enhance or introduce these or other new properties into our derivatives.

In addition, our MAR program is based on novel discoveries in pathogen genomics, which has allowed us to identify small molecules that could act to prevent serious and life-threatening infections before they develop. Leveraging the same chemistry and biology expertise as in our tetracycline-derivative programs, we have also had success discovering novel small molecules that inhibit MAR.

93

Our Commercialization Strategy

Assuming approval from regulatory authorities, we intend to market omadacycline as a first-line empiric monotherapy that will be commercialized worldwide for the treatment of serious community-acquired bacterial infections. We retain worldwide commercial rights to omadacycline. In the United States, we plan to either commercialize omadacycline alone or in collaboration with one or more pharmaceutical companies that have established commercial capabilities. We intend to build a commercial organization in the United States to focus on educating hospital-based and other physicians who treat serious community-acquired bacterial infections, nurses, pharmacy directors, and payors about omadacycline. We also plan to develop a commercial strategy that targets institutions with the greatest use of antibiotics for serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians.

We will also seek to partner omadacycline in the European Union, which has similarly seen an increase in serious community-acquired bacterial infections. We believe that there is a similar rapidly growing need in other markets throughout the world, including established Asian markets such as Japan, Korea, and Taiwan, as well as emerging markets, such as China, Russia, South America, and India. We envision expansion of omadacycline to these markets through partnerships following the commercialization of omadacycline in the United States.

We have partnered with Warner Chilcott and Elanco, who will commercialize our product candidates in our acne/rosacea and our animal health programs, respectively. With the exception of our SMA program, we would seek to partner our other programs in a similar manner and leverage the existing development and commercialization infrastructure of our partners to commercialize these product candidates. The SMA program is a focused market opportunity where we may commercialize these product candidates either alone or in collaboration with a partner with established commercial capabilities.

Competition

Our potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies, and generic drug companies. We believe that our product candidates offer key potential advantages over competitive products that could enable our product candidates, if approved, to capture meaningful market share from our competitors.

If approved by the FDA, omadacycline will compete with other antibiotics in the serious bacterial skin infection market. These include generic vancomycin, linezolid, sold under the brand name Zyvox by Pfizer Inc., daptomycin, sold under the brand name Cubicin by Cubist Pharmaceuticals, Inc., quinupristin/dalfopristin, sold under the brand name Synercid by Pfizer, Inc., tigecycline, sold under the brand name Tygacil by Pfizer Inc., telavancin, sold as Vibativ by Theravance, Inc., and ceftaroline, sold under the brand name Teflaro by Forest Laboratories, Inc. Further, we expect that product candidates currently in Phase 3 development, or that could enter Phase 3 development in the near future, may represent significant competition if approved. These include ceftobiprole, under development by Basilea Pharmaceutica AG and approved in Canada and Switzerland, radezolid, under development by Rib-X Pharmaceuticals, Inc., tedizolid, under development by Trius Therapeutics, Inc., delafloxacin, under development by Rib-X Pharmaceuticals, Inc., dalbavancin, under development by Durata Therapeutics, Inc., BC-3781, under development by Nabriva Therapeutics AG, JNJ-Q2, under development by Furiex Pharmaceuticals, Inc. and oritavancin, under development by The Medicines Company.

If approved by the FDA, omadacycline will also compete with other antibiotics in the community-acquired pneumonia market. These include azithromycin, sold under the brand names Zithromax and Z-PAK by Pfizer Inc. and available as a generic, clarithromycin, sold under the brand name Biaxin by Abbott Laboratories and available as a generic, moxifloxacin, sold under the brand name Avelox by Bayer AG, levofloxacin, sold under the brand name Levaquin by Johnson & Johnson and available as a generic, tigecycline, sold under the brand name Tygacil by Pfizer Inc., linezolid, sold under the brand name Zyvox by Pfizer Inc., ceftriaxone, sold under the brand name Rocephin by F. Hoffman-La Roche Ltd and available as a generic, and ceftaroline, sold under the brand name Teflaro by Forest Laboratories, Inc. We also are aware of various drugs under development for the treatment of CABP, including BC-3781, under development by Nabriva Therapeutics AG, delafloxacin, under development by Rib-X Pharmaceuticals, Inc., CEM-101, under development by Cempra Holdings, LLC, and JNJ-Q2, under development by Furiex Pharmaceuticals, Inc.

94

Many of our potential competitors have substantially greater financial, technical, and human resources than we do, as well as greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products, and the commercialization of those products. Our competitors’ drugs may be more effective, or more effectively marketed and sold, than any product candidate we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses of their development and commercialization. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. Finally, the development of new treatment methods for the diseases we are targeting could render our product candidates non-competitive or obsolete.

Manufacturing

We do not own or operate current Good Manufacturing Practices, or cGMP, manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We discover the initial synthesis routes for all our compounds and traditionally helped third-party manufacturers to scale-up and develop these processes, analytical methods, and formulations. All of our product candidates are organic compounds of low molecular weight, commonly referred to as small molecules. They are manufactured in simple synthetic processes from readily available starting materials. We currently rely on a small number of third-party contract manufacturers for all of our required raw materials, drug substance, and finished product for our preclinical research and clinical trials. We do not have long-term agreements with any of these third parties. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates after they are approved. If any of our products are approved by any regulatory agency, we intend to enter into agreements with third-party contract manufacturers for the commercial production of those products. We currently employ internal resources to manage our manufacturing contractors and conduct manufacturing process research in a lab-scale pilot facility in our Cambridge, Massachusetts laboratories.

For omadacycline, the manufacturing process has been refined to commercial scale, and we have produced stable IV and oral formulations. We have identified qualified commercial manufacturers, and we intend to use those manufacturers to complete process validation in support of market authorization filing, approval, and launch.

Intellectual Property

The proprietary nature of, and protection for, our proprietary drug development platform, our product candidates, and our discovery programs, processes, and know-how are important to our business. We seek patent protection in the United States and internationally for areas such as composition of matter and the chemistries which allow for the synthesis of novel substituted tetracycline compounds which exhibit significant antibacterial and/or anti-inflammatory activity, and any other technology to which we have rights, where available and when appropriate. Our policy is to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions, and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our proprietary technologies and compounds, our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell, or importing our products and technology depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors—Risks Related to Our Intellectual Property.”

95

Omadacycline

The patent portfolio for omadacycline is directed to cover compositions of matter, formulations, manufacturing methods and methods of use. It includes issued U.S. patents, pending U.S. patent applications, and corresponding foreign national or regional counterpart patents or applications. The patents and patent applications covering omadacycline include patents and patent application owned by us, as well as patents and patent applications owned jointly by us and Tufts University that are subject to a license agreement we have with Tufts. The issued composition of matter patent (U.S. Patent No. 7,553,828), if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, is expected to expire in 2023. We believe that an additional term of up to five years for one of our omadacycline patents may result from the patent term extension provision of the Hatch-Waxman Amendments of 1984, or the Hatch-Waxman Amendments. We expect that the other patents and patent applications in this portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2021 and 2029, excluding any additional term from patent term adjustment or patent term extension.

PTK-AR01

The patent portfolio for our acne and rosacea program is directed to cover compositions of matter and methods of use. The lead compound in this program is disclosed in U.S. Patent Application Nos. 11/963,540 and 11/963,509, and corresponding foreign national or regional counterpart applications. We expect that the patent applications in this portfolio, if issued as patents, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire in 2027, excluding any additional term from patent term adjustment or patent term extension.

PTK-MS01

The patent portfolio for our multiple sclerosis program is directed to cover compositions of matter and methods of use. The lead compound in this program was first disclosed (but not claimed) in U.S. Patent No. 6,846,939, owned jointly by us and Tufts, and in pending related U.S. Patent Application Nos. 12/351,405, 12/473,955, and 12/547,870. The lead compound is also disclosed in U.S. Patent Application Nos. 10/877,928 and 12/563,923, and corresponding foreign national or regional counterpart applications. We expect that the patent applications in this portfolio, if issued as patents, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2021 and 2029, excluding any additional term from patent term adjustment or patent term extension.

PTK-SMA2

The patent portfolio for our spinal muscular atrophy program is directed to cover compositions of matter and methods of use. The lead compound in this program is disclosed in U.S. Patent Application No. 61/653,262. We believe that a patent application claiming the lead compound, if issued as a patent, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire in 2033, excluding any additional term from patent term adjustment or patent term extension.

PTK-RA01

The patent portfolio for our rheumatoid arthritis program is directed to cover compositions of matter and methods of use. It includes issued U.S. Patent No. 7,056,902, pending U.S. applications, and corresponding foreign national or regional counterpart applications. The issued composition of matter patent (U.S. Patent No. 7,056,902), if the appropriate maintenance, renewal, annuity or other governmental fees are paid, is expected to expire in 2023. We believe that an additional term of up to five years for one of our patents, may result from the patent term extension provision of the Hatch-Waxman Amendments. We expect that the patent applications in this portfolio, if issued as patents, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2022 and 2029, excluding any additional term from patent term adjustment or patent term extension.

96

PTK-AH01

The patent portfolio for our animal health program is directed to cover compositions of matter and methods of use. Two of the three lead compounds in this program are disclosed in U.S. Patent Application Nos. 11/963,540 and 12/481,368, and corresponding foreign national or regional counterpart applications, and additional patent filings are planned. We expect that the patent applications in this portfolio, if issued as patents, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2021 and 2033, excluding any additional term from patent term adjustment or patent term extension.

MAR Program

The MAR patent portfolio for small molecule inhibitors of bacterial virulence contains layered protection directed to cover composition of matter and methods of use. It includes issued U.S. Patent No. 7,405,235 and pending U.S. applications (including U.S. Ser. Nos. 11/823,103, 12/057,357, 12/462,405, 12/536,887 and 12/765,528 that disclose lead compounds for this program), and the corresponding foreign applications. The issued composition of matter patent, if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, is expected to expire in 2023, excluding any additional term for patent term extension. We expect that the patent applications in this portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2023 and 2030, excluding any additional term for patent term adjustment or patent term extension. We believe that an additional term of up to five years for one or more of our patents may result from the patent term extension provision of the Hatch-Waxman Amendments.

The MAR patent portfolio also includes patents and patent applications directed to cover methods of identifying additional small molecule inhibitors of bacterial virulence. The majority of these patents and patent applications are being licensed from Tufts University. The issued patents include U.S. Patent Nos. 5,650,321, 5,766,924, 5,817,793, 6,068,972, 6,136,602, 6,346,391, 6,391,545, 6,448,006, 6,485,973, 6,677,133, 7,026,136, 7,075,582, 7,202,339, 8,012,711 and 8,039,221, as well as the corresponding foreign patents. Pending applications include U.S. Ser. Nos. 12/625,003, 13/228,979 and 13/431,713, as well as the corresponding foreign applications. The issued patents, if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, are expected to expire between 2012 and 2023. We expect that the patent applications in this portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2019 and 2023, excluding any additional term for patent term adjustment or patent term extension.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors, and commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Trademarks

Further, we seek trademark protection in the United States where available and when appropriate. We have registered the service marks PARATEK and PARATEK PHARMACEUTICALS & DESIGN, which we use in connection with our pharmaceutical research and development as well as our product candidates. We have received Notices of Allowance from the United States Patent and Trademark Office and the Canadian Intellectual Property Office for the PARACYCLINE mark which is registered in the European Union and Japan. In addition, we have registered the service mark THE ANTIBIOTIC RESISTANCE COMPANY in the European Union and Japan, which may be used in connection with the research and development of pharmaceuticals, drugs and antibiotics and the test, evaluation research and development of antibiotics, and other pharmaceutical products, respectively.

97

Collaborations, License Agreements and Other External Sources of Funding

Our commercial strategy is to partner with established pharmaceutical companies to develop and market products for the larger “community” markets, while retaining certain rights to products aimed at concentrated markets, such as hospital-based products, in the United States where we may seek to participate in development and commercialization. As of March 31, 2012, we have obtained $170.1 million in funding from external collaborations and grants. Through our collaborations, we may receive more than $20 million in milestone achievement payments in the coming years as our products progress.

Warner Chilcott

In July 2007, we entered into a collaborative research and license agreement with Warner Chilcott under which we granted Warner Chilcott an exclusive license to research, develop, and commercialize tetracycline products for use in the United States for the treatment of acne and rosacea. Under the terms of the agreement, we and Warner Chilcott are responsible for, and are obligated to use, commercially reasonable efforts to conduct specified development activities for the treatment of acne, and, if requested by Warner Chilcott, we may conduct certain additional development activities to the extent we determine in good faith that we have the necessary resources available for such activities. Warner Chilcott has agreed to reimburse us for our costs and expenses, including third-party costs, incurred in conducting any such development activities.

Under the terms of the agreement, Warner Chilcott is responsible for and is obligated to use commercially reasonable efforts to develop and commercialize tetracycline compounds that are specified in the agreement for the treatment of acne. Warner Chilcott may elect to advance the development of PTK-AR01 for the treatment of rosacea. We have agreed during the term of the agreement not to directly or indirectly develop or commercialize any tetracycline compounds in the United States for the treatment of acne and rosacea, and Warner Chilcott has agreed during the term of the agreement not to directly or indirectly develop or commercialize any tetracycline compound included as part of the agreement for any use other than as provided in the agreement.

Warner Chilcott paid us an upfront fee in the amount of $4 million on the execution date of the agreement. In addition, Warner Chilcott may be required to pay us an aggregate of approximately $25 million upon the achievement of specified development and regulatory milestones, of which $3.4 million has already been paid. Warner Chilcott is also obligated to pay us tiered royalties based on net sales of tetracycline compounds developed under the agreement. Warner Chilcott’s obligation to pay us royalties for each tetracycline compound it commercializes under the agreement expires on the later of the expiration of the last to expire patent that covers the tetracycline compound in the United States and the date on which generic drugs that compete with the tetracycline compound reach a certain threshold market share in the United States.

Either we or Warner Chilcott may terminate the agreement for certain specified reasons at any time after Warner Chilcott has commenced development of any tetracycline compound, including if Warner Chilcott determines that it would not be commercially viable to continue to develop or commercialize the tetracycline compound and/or that it is unlikely to obtain regulatory approval of the tetracycline compound, and, in any case, no backup tetracycline compound is in development or ready to be developed and the parties are unable to agree on an extension of the development program or an alternative course of action. Either we or Warner Chilcott may terminate the agreement at will on 60 days’ notice (unless the breach relates to a payment term, which requires a 30-day notice) in the event of the uncured breach of a material term or upon the bankruptcy of the other party that is not discharged within 60 days. Upon the termination of the agreement by Warner Chilcott for our breach, Warner Chilcott’s license shall continue following the effective date of termination, subject to the payment by Warner Chilcott of the applicable milestone and royalty payments specified in the agreement unless our breach was with respect to certain specified obligations, in which event the obligation of Warner Chilcott to pay us any further royalty or milestone payments shall terminate. Upon the termination of the agreement by us for Warner Chilcott’s breach or the voluntary termination of the agreement by Warner Chilcott, Warner Chilcott’s license under the agreement will terminate.

98

Tufts University License Agreement

In February 1997, we entered into a license agreement with Tufts University under which we acquired an exclusive license to certain patent applications and other intellectual property of Tufts related to the drug resistance field to develop and commercialize products for the treatment or prevention of bacterial or microbial diseases in humans and animals and for agricultural applications. We subsequently entered into seven amendments to this agreement to include patent applications filed after the effective date of the original license agreement, to exclusively license additional technology from Tufts, to expand the field of the agreement to include disinfectant applications and to change the royalty rate and percentage of sublicense income paid by us to Tufts under our sublicense agreements with specified sublicensees. We are obligated under the agreement to provide Tufts with annual diligence reports and a business plan and to meet certain other diligence milestones. We have the right to grant sublicenses of the licensed rights to third parties, which will be subject to the prior approval of Tufts unless the proposed sublicensee meets a certain net worth or market capitalization threshold. We are primarily responsible for the preparation, filing, prosecution, and maintenance of all patent applications and patents covering the licensed intellectual property licensed to us under the agreement at our sole expense. We have the first right, but not the obligation, to enforce the licensed intellectual property against infringement by third parties.

We issued Tufts 500,000 shares of our common stock on the date of execution of the agreement, and we may be required to make certain payments of up to $300,000 to Tufts upon the achievement by products developed under the agreement of specified development and regulatory approval milestones. We have already made a payment of $50,000 to Tufts for achieving the first milestone following commencement of the Phase 3 non-registration trial for omadacycline. We are also obligated to pay Tufts a minimum royalty in the amount of $25,000 per year if we do not sponsor at least $100,000 of research at Tufts in such year and to pay royalties in the single digits based on net sales of products. If we enter into a sublicense under the agreement, we will be obligated to pay Tufts a percentage of the upfront or maintenance fees paid to us by the sublicensee and the lesser of a percentage of the royalty payments made to us by the sublicensee or the amount of royalty payments that would have been paid by us to Tufts if we had sold the products.

Tufts has the right to terminate the agreement upon 30 days’ notice should we fail to make a material payment under the agreement, commit a material breach of the agreement, or if, after we have started to commercialize a product under the agreement, we cease to carry on our business for a period of 90 consecutive days. We have the right to terminate the agreement at any time upon 180 days’ notice to Tufts. Tufts has the right to convert our exclusive license to a non-exclusive license if we do not commercialize a product licensed under the agreement within the specified time period.

Eli Lilly and Company

In December 2007, we entered into a collaborative research, license, and commercialization agreement with Eli Lilly and Company, operating through its Elanco Animal Health division, under which we granted Elanco an exclusive license to research, develop, and commercialize certain antibiotic products for use in animal health. If requested by Elanco pursuant to the terms of the agreement, we may conduct certain development activities to the extent we determine in good faith that we have the necessary resources available for such activities. Elanco has agreed to reimburse us for our costs and expenses, including third-party costs, incurred in conducting any such design and development activities. In addition, if Elanco requests us to reserve employees to provide certain manufacturing and process development consulting services, we will make available at least one full time equivalent employee to provide consulting services, subject to the payment by Elanco to us of consulting service payments.

Under the terms of the agreement, Elanco is responsible for and is obligated to use reasonable commercial efforts to develop and commercialize antibiotic products that meet specified criteria. The rights of Elanco with respect to any antibiotic product that it develops under the agreement will revert to us in certain circumstances, including if Elanco determines that the product is not commercially viable, Elanco fails to timely pay us any milestone payment or if Elanco fails to use reasonable commercial efforts under the agreement. We have agreed during the term of the agreement and for a two year period following the termination of the agreement by us at will not to

99

develop or commercialize any product and that is developed by Elanco under the agreement and/or any other product for use in the targeted indications that is competitive with certain compounds identified in the agreement and/or any product developed by Elanco under the agreement, other than products that revert to us.

Elanco has paid us technology access fees in excess of $1.0 million. Elanco may be required to pay us additional amounts upon the achievement of specified development and regulatory milestones. Elanco is obligated to pay us a single-digit royalty based on net sales of products developed under the agreement, which royalty rate will increase if cumulative sales of any product developed under the agreement exceed certain specified levels, and a percentage of the consideration Elanco receives in connection with the grant of any sublicenses. Royalty rates are subject to reduction under the agreement in any country if sales of competing products reach certain thresholds in that country.

The term of the agreement will expire on a country-by-country basis on the later of the expiration of the patent rights that cover any product developed and commercialized under the agreement and seven years from the date of first commercial sale of the product in that country. Either we or Elanco may terminate the agreement at will on 30 days’ notice at any time prior to the date on which any product developed under the agreement receives regulatory approval or upon 60 days’ notice in the event of the uncured material breach or upon the bankruptcy of the other party that is not dismissed within 90 days. We may also terminate the agreement if Elanco fails to make any payment required under the agreement.

NIH Grant Funding

We have also successfully pursued a strategy of funding our research programs with external grant support. We have been able to secure more than $10 million in grant funding from organizations such as the Medicines for Malaria Venture, Families of SMA, and the NIH over recent years. We continue to leverage grant funded research to explore opportunities in new areas of research.

An effort currently benefiting from grant support is our SMA program. Formerly funded by the non-profit patient advocacy group Families of SMA for screening of novel compounds, this program is now funded by an NIH grant. The NIH grant has supported lead and back-up optimization and initiation of IND-enabling preclinical studies.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing, and export and import of products such as those we are developing. Our drugs must be approved by the FDA through the NDA process before they may be legally marketed in the United States.

United States Government Regulation

NDA Approval Processes

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or the FDCA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local, and foreign statues and regulation require the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements of the United States at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

▪	refusal to approve pending applications;

▪	withdrawal of an approval;

▪	imposition of a clinical hold;

▪	warning letters;

100

▪	product seizures or recalls;

▪	total or partial suspension of production or distribution; or

▪	injunctions, fines, restitution, disgorgement, or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

▪	completion of preclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLPs, or other applicable regulations;

▪	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

▪

performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use, conducted in accordance with Good Clinical Practices, or GCPs, which are ethical and scientific quality standards and FDA requirements for conducting, recording and reporting clinical trials to assure that the rights, safety and well-being of trial participants are protected;

▪	submission to the FDA of an NDA;

▪

satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s safety, identity, strength, quality, and purity; and

▪	FDA review and approval of the NDA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some preclinical or nonclinical testing may continue even after the IND is submitted. In addition to including the results of the preclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria, and the safety and effectiveness criteria to be evaluated. Each protocol and any amendments must be submitted to the FDA as part of the IND, and progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently in other situations, including the occurrence of serious adverse events. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the protocol and any amendments before a clinical trial commences or continues at that institution, approve the information regarding the trial and the consent form that must be provided to each trial subject or his legal representative, and monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

▪

Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution, and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

▪

Phase 2. Clinical trials are initiated in a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases, and to determine dosage tolerance and optimal dosage.

101

▪

Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for regulatory approval and product labeling.

Phase 1, Phase 2, and Phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and FDA to reach agreement on the next phase of development. Sponsors typically use the End of Phase 2 meeting to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support approval of the new drug. If this type of discussion occurred, a sponsor may be able to request a Special Protocol Assessment, or SPA, the purpose of which is to reach agreement with the FDA on the design of the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim.

According to FDA guidance for industry on the SPA process, a sponsor which meets the prerequisites may make a specific request for a special protocol assessment and provide information regarding the design and size of the proposed clinical trial. The FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. A SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the record. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the drug was identified after the testing began. Also, if the sponsor makes any unilateral changes to the approved protocol, the agreement will be invalidated.

The recently enacted Food and Drug Administration Safety and Innovation Act, or FDASIA, made permanent the Pediatric Research Equity Act, or PREA, which requires a sponsor to conduct pediatric studies for most drugs and biologicals, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs, BLAs and supplements thereto, must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin. After April 2013, the FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation. In our End-of-Phase 2 meeting with the FDA regarding omadacycline, we agreed to initiate an initial pediatric study prior to submission of the NDA because serious and resistant ABSSSI and CABP also occur in children. Omadacycline could be a useful new antibiotic for this patient population. This study is planned for 2013. We intend to request a deferral for children under the age of nine because tetracyclines are known to cause deposits in tooth enamel leading to tooth staining in this population.

Concurrent with clinical trials, companies usually complete additional animal safety studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and the manufacturer must develop

102

methods for testing the quality, purity and potency of the final drugs. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf-life.

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept a NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing complies with cGMP requirements to assure and preserve the product’s safety, identity, strength, quality and purity. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested.

The FDA may require, as a condition of approval, restricted distribution and use, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, pre-approval of promotional materials, restrictions on direct-to-consumer advertising or commitments to conduct additional research post-approval. The FDA will issue a complete response letter if the agency decides not to approve the NDA in its present form. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

Expedited Review and Approval

The FDA has various programs, including Fast Track, priority review, and accelerated approval, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis of surrogate endpoints. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will not be shortened. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development, and expedite the review of drugs to treat serious diseases and fill an unmet medical need. Priority review is designed to give drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists, an expedited review within six months as compared to a standard review time of ten months. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. Accelerated approval provides an earlier approval of drugs to treat serious diseases, and that fill an unmet medical need based on a surrogate endpoint, which is a laboratory measurement or physical sign used as an indirect or substitute measurement representing a clinically meaningful outcome. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials.

FDASIA includes the Generating Antibiotic Incentives Now Act, or GAIN Act, which is intended to provide incentives for the development of new qualified infectious disease products. A new drug that is designated as a

103

qualified infectious disease product after a request by the sponsor that is made before an NDA is submitted will be eligible, if approved, for an additional five years of exclusivity beyond any period of exclusivity to which it would have previously been eligible. In addition, a qualified infectious disease product will receive priority review and Fast Track designation. Qualified infectious disease products are defined as antibacterial or antifungal drugs intended to treat serious or life-threatening infections that are resistant to treatment, or that treat qualifying resistant pathogens identified by the FDA. Examples of pathogens that may be designated as a qualifying pathogen include MRSA, vancomycin-resistant Enterococcus and multi-drug resistant Gram-negative bacteria. We believe that omadacycline will qualify for this designation and intend to make a request that it be so designated as soon as it is appropriate.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of the use of our drugs, some of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restoration of patent term for omadacycline beyond its current composition of matter expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the omadacycline NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric Exclusivity

The FDASIA made permanent the Best Pharmaceuticals for Children Act, or BPCA, which provides for an additional six months of marketing exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA, or a Written Request. If the Written Request does not include studies in neonates, the FDA is required to include its rationale for not requesting those studies. The FDA may request studies on approved or unapproved indications in separate Written Requests. The issuance of a Written Request does not require the sponsor to undertake the described studies. To date, we have not received any Written Requests.

104

Post-approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

▪	record-keeping requirements;

▪	reporting of adverse experiences with the drug;

▪	providing the FDA with updated safety and efficacy information;

▪	drug sampling and distribution requirements;

▪	notifying the FDA and gaining its approval of specified manufacturing or labeling changes;

▪	complying with certain electronic records and signature requirements; and

▪	complying with FDA promotion and advertising requirements.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP requirements and other laws.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Recent Changes to the Regulatory Landscape

The analytic approach of the FDA’s Anti-Infective Drugs Division has undergone evolution in recent years, primarily driven by concerns that increasingly less effective antibiotics may have been approved in the last 10 to 15 years. The impact of these changes was a rethinking of how antibiotic efficacy is measured in clinical trials, and a review of the statistical tools used to analyze the data. In March 2009, the FDA published a draft guidance entitled “Guidance for Industry Community-Acquired Bacterial Pneumonia: Developing Drugs for Treatment” and in August 2010, it published a draft guidance entitled “Guidance for Industry Acute Bacterial Skin and Skin Structure Infections: Developing Drugs for Treatment”, or the 2010 Guidance. The purpose of this guidance was to address many of the uncertainties regarding what the FDA expected from sponsors and clinical trials for the indications of ABSSSI and CABP.

The FDA asked sponsors to include additional measurements in their evaluation of efficacy that the FDA believes are more objective and less susceptible to interpretation by investigators. Non-inferiority comparisons of drugs are the standards for antibiotics, and non-inferiority margins are the margins used in the statistical analysis comparing two treatment arms in a study. These are the statistical margins or rules used to distinguish the degree of potential difference between two antibiotics in a study. In September 2010, one month after issuing the 2010 Guidance, the FDA approved Teflaro, the first antibiotic NDA reviewed pursuant to these new endpoints and non-inferiority margins. Our SPA agreements with the FDA for omadacycline include provisions that are consistent with the 2010 Guidance.

105

Government Regulation of Veterinary Drugs

Drugs that will be used in animals are also subject to regulation by the FDA, and related applications are submitted to FDA’s Center for Veterinary Medicine, or CVM. A new animal drug may not be sold in the United States unless it is the subject of an approved new animal drug application, or a NADA, an abbreviated NADA, or an ANADA, or unless there is a conditional approval, or a CNADA, in effect. A NADA is used to seek approval of a new animal drug and includes any subsequent supplemental applications made to an approval. An ANADA is used to seek approval for a generic new animal drug and includes any subsequent supplements to an approved ANADA. As with drugs for human use, a generic new animal drug is a copy of an approved new animal drug for which patents or other periods of exclusivity are near expiration. A CNADA allows a drug sponsor to legally market a new animal drug intended for a minor use or a minor species after proving it is safe, but before collecting all the necessary effectiveness data that would otherwise be required for a full NADA. The drug sponsor can keep the product on the market for up to five years, while collecting the required effectiveness data, if the FDA approves the sponsor’s annual renewal requests.

Before a NADA for a new drug can be submitted to the FDA, the sponsor must typically conduct clinical trials after submitting a Notice of Claimed Investigational Exemption for a New Animal Drug. Because some animals are used in human food, the FDA may require not only information about the effect of the new drug in treating the animal, but also information about any residues that might remain and later be found in human food products.

After approval, animal drugs and their manufacturers are subject to ongoing regulation by the FDA.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of foreign countries or economic areas, such as the European Union, before we may commence clinical trials or market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicinal products produced by biotechnology or those medicinal products containing new active substances for specific indications such as the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, viral diseases and designated orphan medicines, and optional for other medicines which are highly innovative. Under the centralized procedure, a marketing application is submitted to the European Medicines Agency where it will be evaluated by the Committee for Medicinal Products for Human Use and a favorable opinion typically results in the grant by the European Commission of a single marketing authorization that is valid for all European Union member states within 67 days of receipt of the opinion. The initial marketing authorization is valid for five years, but once renewed is usually valid for an unlimited period. The decentralized procedure provides for approval by one or more “concerned” member states based on an assessment of an application performed by one member state, known as the “reference” member state. Under the decentralized approval procedure, an applicant submits an application, or dossier, and related materials to the reference member state and concerned member states. The reference member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference member state’s assessment report, each concerned member state must decide whether to approve the assessment report and related materials. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

As in the United States, we may apply for designation of a product as an orphan drug for the treatment of a specific indication in the European Union before the application for marketing authorization is made. Orphan drugs in Europe enjoy economic and marketing benefits, including up to 10 years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan-designated product.

106

Reimbursement

Sales of our products will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly reducing reimbursements for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. Decreases in third-party reimbursement for our product candidates or a decision by a third-party payor to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of our product candidates, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, ACA) enacted in March 2010, is expected to have a significant impact on the health care industry. ACA is expected to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. We cannot predict the impact of ACA on pharmaceutical companies as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. In addition, although the United States Supreme Court recently upheld the constitutionality of most of the ACA, some states have stated their intentions to not implement certain sections of ACA and some members of Congress are still working to repeal ACA. These challenges add to the uncertainty of the changes enacted as part of ACA.

107

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Legal Proceedings

We are not currently a party to any material legal proceedings.

Facilities

Our headquarters are located in Boston, Massachusetts, where we occupy approximately 15,088 square feet of office space under a lease that expires in 2016. We also occupy approximately 16,135 square feet of office and laboratory space in Cambridge, Massachusetts under a lease that expires in June 2017. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Employees

As of June 30, 2012, we had 32 full-time employees, 24 of whom were primarily engaged in research and development activities. A total of 12 employees have an M.D. or Ph.D. degree. None of our employees are represented by a labor union and we consider our employee relations to be good.

108

Management

Executive Officers and Directors

The following table sets forth certain information concerning our executive officers and directors as of August 1, 2012:

Name	Age	Title
Executive Officers
Dennis P. Molnar	43	President, Chief Executive Officer and Director
Kathryn M. Boxmeyer	37	Vice President, Chief Financial Officer, and Treasurer
Beverly A. Armstrong	43	Vice President—Administration, Chief Compliance Officer, General Counsel, and Secretary
Sean M. Johnston, Ph.D.	54	Vice President—Manufacturing Operations
Stuart B. Levy, M.D.	73	Vice Chairman, Chief Scientific Officer, and Director
Evan Loh, M.D.	53	Chief Medical Officer and Chairman of the Board
S. Ken Tanaka, Ph.D.	60	Vice President—Research & Development

Non-Employee Directors
Walter Gilbert, Ph.D.	80	Vice Chairman and Director
Dennis Purcell	57	Director
Pieter J. Strijkert, Ph.D.	76	Director
Anthony Sun, M.D.	40	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and governance committee

The biographies of each of the directors below contain information regarding each person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the board of directors to conclude that the person should serve as a director for the company as of the date of this prospectus.

Executive Officers

Dennis P. Molnar, M.B.A., has been our President and Chief Executive Officer since February 2012. Mr. Molnar was previously our Executive Director of Corporate Development from 2001 to 2005 and our Vice President of Corporate Development from January 2005 to February 2012. Mr. Molnar has 19 years of experience in the pharmaceutical and biotechnology industries working in a variety of capacities, including business development, management, finance, and consulting. From 2000 to 2001, Mr. Molnar was President of JBI Associates, LLC, a software and consulting services firm to hospital pharmacies. From 1998 to 2000, Mr. Molnar served as Director of Finance and Business Development of Magainin Pharmaceuticals Inc. Prior to 1998, he held a series of positions at Bogart Delafield Ferrier, Inc., a strategic management consulting firm to the pharmaceutical and biotech industries from 1993 to 1996. Mr. Molnar received his B.A. from Brown University and his M.B.A. in healthcare management from the Wharton School of Management.

We believe that Mr. Molnar possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our Chief Executive Officer, which brings historic knowledge, operational expertise, and continuity to our board of directors, and his more than 19 years of prior executive experience with several biotechnology and pharmaceutical companies.

Kathryn M. Boxmeyer, M.B.A., has been our Vice President, Chief Financial Officer, and Treasurer since March 2011. Prior to that, Ms. Boxmeyer held a series of positions in our Finance department since joining Paratek in 2001, including as our Vice President of Finance from March 2010 to March 2011. Ms. Boxmeyer has

109

over 13 years of experience in the pharmaceutical and biotechnology industries working in finance, business development, and strategy consulting. From 1996 to 1999, Ms. Boxmeyer served as a member of the investment banking team at Raymond James & Associates where she worked as an advisor on the healthcare team, specializing in initial public offerings, follow-on offerings, private placements, mergers and acquisitions, and fairness opinions to companies in the life sciences, medical devices, and healthcare services sectors. Ms. Boxmeyer has also previously been a member of the management consulting group at Mercer Management Consulting. Ms. Boxmeyer received her A.B. from Harvard University and her M.B.A. from the Tuck School of Business at Dartmouth College.

Beverly A. Armstrong, J.D., M.B.A., has been our Vice President—Administration, Chief Compliance Officer, General Counsel, Secretary since January 2005. Prior to that Ms. Armstrong served as our Vice President, Chief Financial Officer, Treasurer, and Secretary from 2000 to 2005. She has also served as Vice President of our subsidiary, Paratek UK Limited, since 2005. Ms. Armstrong has 17 years of experience in finance, law, operations, and advising companies in the healthcare and biotechnology industries. Prior to joining Paratek, Ms. Armstrong served as an advisor to us while at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., a Boston-based law firm, where she specialized in securities offerings, SEC reporting, private equity financings, business plan development, mergers and acquisitions, joint ventures, technology transfer and strategic collaborations for biotechnology, high technology, and healthcare-related companies. Ms. Armstrong started her business career as a member of the investment banking group at Morgan Stanley & Co. Ms. Armstrong is admitted to practice law in Massachusetts and New York and she is a member of the New York and Boston Bar Associations. Ms. Armstrong serves on the Board of Directors of the Kenneth B. Schwartz Center for Compassionate Healthcare, The Alliance for Business Leadership, and other not-for-profit organizations. Ms. Armstrong received her A.B. from Harvard University, her M.B.A. from Harvard Business School, and her J.D. from Harvard Law School.

Sean M. Johnston, Ph.D., has been our Vice President—Manufacturing Operations since April 2003 and has over 25 years of experience in the pharmaceutical industry focusing on process development, manufacturing and operations. Dr. Johnston began his career as a Process Manager for Bristol Myers-Squibb. Prior to joining Paratek, Dr. Johnston served as the Senior Vice President of Operations for Genaera Corporation from 1999 to 2003. At Genaera and other start-up organizations, he managed development, manufacture and analytical activities associated with a range of drug product candidates, including small molecules and biologics in multiple product formulations. He has made regulatory submissions in the United States, Canada, and Europe, and has experience with pre-approval inspections and general inspections by the FDA and other regulatory authorities. Dr. Johnston has also worked with pharmaceutical contract manufacturers, including Lonza and Siegfried Chemicals, where he was responsible for all aspects of commercial and clinical manufacturing, process improvement, technology transfer, and facilities expansion. Dr. Johnston received his B.S., M.B.A. and Ph.D. from the National University of Ireland.

Stuart B. Levy, M.D., has been our Chief Scientific Officer and Vice Chairman of the Board of Directors since co-founding Paratek in 1996. Dr. Levy has over 30 years of research experience on the mechanisms of microbial drug resistance and, among other work, discovered the efflux mechanism of resistance to tetracycline and the mar operon. A pioneer and recognized expert in the field of antibiotic resistance, Dr. Levy is currently the Director of the Center for Adaptation Genetics and Drug Resistance at Tufts University School of Medicine. He holds professorships in the Departments of Molecular Biology and Microbiology and of Medicine. He is a past President of the American Society for Microbiology and serves as the President of the Alliance for Prudent Use of Antibiotics. Dr. Levy earned his B.A. at Williams College and his M.D. at the University of Pennsylvania.

We believe that Dr. Levy possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our Co-Founder, Chief Scientific Officer, and Vice Chairman, which brings historic knowledge, operational expertise and continuity to our board of directors, and his world class expertise, including over 30 years of research, in the fields of antibiotic resistance and the mechanisms of microbial drug resistance.

Evan Loh, M.D., was appointed Chief Medical Officer in June 2012 and has served on and been the Chairman of our board of directors since May 2012. From October 2009 to January 2012, Dr. Loh served as Senior Vice

110

President, Development and Strategic Operations, Worldwide Research and Development, at Pfizer. While at Pfizer, Dr. Loh’s responsibilities included consolidating scientific, operational, and strategic drug development commitments for all pre-proof of concept development phase programs and leading portfolio prioritization. Prior to joining Pfizer, from January 2007 to October 2009, Dr. Loh was Vice President, Clinical Research & Development at Wyeth, where he was responsible for leadership and strategic oversight of clinical development efforts across multiple therapeutic areas throughout the world. He is the 2006 recipient of the Heroes of Chemistry Award from the American Chemical Society for his leadership role at Wyeth in the clinical development of Tygacil. Dr. Loh served as a faculty member at both Harvard Medical School and the University of Pennsylvania. He is board certified in Internal Medicine and Cardiovascular Diseases. Dr. Loh received his A.B. from Harvard College and his M.D. from Harvard Medical School. He completed his Internal Medicine and Cardiovascular fellowship training at Brigham and Women’s Hospital.

We believe that Dr. Loh possesses specific attributes that qualify him to serve as a member of our board of directors, including more than 12 years experience in senior executive management roles with large, international pharmaceutical companies.

S. Ken Tanaka, Ph.D., has been our Vice President—Research & Development since 2001. Dr. Tanaka has over 30 years of experience in research and development in the pharmaceutical industry at both large and small pharmaceutical companies. From 1997 to 2001, he worked at PathoGenesis Corp. as its Senior Director of Anti-Infective Drug Evaluation, supervising development efforts and marketing of aerosolized tobramycin. In 1987, Dr. Tanaka joined Schwartz-Pharma to lead their U.S. clinical development effort, and then joined Abbott Laboratories as head of Microbiology in 1991. At Abbott, he was involved in the macrolide, quinolone, and NCE discovery programs as well as the development and marketing support for clarithromycin, temofloxacin, and ABT-773. Prior to that, he worked at E.R. Squibb and Sons, Inc. as a scientist in its monobactam and NCE programs. He received his B.S. from the University of Washington and his Ph.D. from Northwestern University, each in Microbiology, and did his postdoctoral training in Clinical Microbiology at the University of Washington.

Board of Directors

Walter Gilbert, Ph.D., has served on our board of directors since 1996 and is one of our co-founders. Dr. Gilbert served as our chairman of the board from 1996 until May 2012, and currently serves as vice chairman. Dr. Gilbert is currently a Managing Partner of BioVentures Investors, a life-sciences venture capital firm. Dr. Gilbert has had a long track record of experience in the biotechnology industry. He was a co-founder of Biogen, Inc. and CEO from 1981 to 1984; more recently, he was a co-founder of Myriad Genetics, Inc. (NASDAQ: MYGN), a diagnostic testing company, and is currently vice-chairman of Myriad’s Board of Directors. He also previously served on the board of directors of Memory Pharmaceuticals, Inc. (NASDAQ: MEMY). A well-known molecular biologist, he is the Carl M. Loeb University Professor Emeritus, Harvard University. He was awarded a Nobel Prize in Chemistry in 1980 for the development of a method for rapid DNA sequencing.

We believe that Dr. Gilbert possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our co-founder and vice chairman, which brings historic knowledge and continuity to our board of directors. In addition, because Dr. Gilbert has founded a number of companies and served on several boards of directors of public companies, we believe he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

Dennis Purcell, M.B.A., has served on our board of directors since October 2009. Mr. Purcell has served as the Senior Managing Partner of Aisling Capital since June 2001 and is responsible for the management of the funds. Prior to joining Aisling Capital, Mr. Purcell served as Managing Director of the Life Sciences Investment Banking Group at Chase H&Q (formerly Hambrecht & Quist, or H&Q) for over five years, and served on the Executive Committee of H&Q. Prior to joining H&Q, Mr. Purcell was a Managing Director in the Healthcare Group at PaineWebber, Inc. Mr. Purcell currently serves as a director of Xanodyne Pharmaceuticals, Inc.

111

Previously he served as a director of Aton Pharmaceuticals, Inc., Auxilium Pharmaceuticals, Inc., Cengent Therapeutics, Inc., and Valentis, Inc. He is also a former member of the Board of Directors of the Biotechnology Industry Organization (BIO)—Emerging Companies Section. He has served as a member of the Advisory Council at Harvard Medical School. Mr. Purcell received his B.A. in Economics from the University of Delaware, and his M.B.A. from Harvard University.

We believe that Mr. Purcell possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience building, investing in, and growing biotechnology companies, and his extensive experience in finance, capital markets, and investing. In addition, because Mr. Purcell has served on many boards of directors, we believe he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

Pieter J. Strijkert, Ph.D., has served on our board of directors since 1997. He served as a member of the management board of Royal Gist-Brocades NV (Delft) from 1985 until 1995. Dr. Strijkert is currently chairman of the Board of Dynacorts Therapeutics BV, a company focused on treating depression and Crucell BV, a vaccine development company. He previously served as a director of Chiron Corporation, a biopharmaceutical, vaccine and blood testing company, until 2005 when it became a wholly-owned subsidiary of Novartis International AG. He also served as a consultant for Crucell BV from May 2007 until February 2010, when it was acquired by a wholly-owned subsidiary of Johnson & Johnson. He has previously served as a director of deVGen NV (Ghent, Belgium), as chairman of the Supervisory Board of Introgene (Leiden), Pharming BV (Leiden), as chairman of UbiSys NV (Utrecht), as chairman of the Board of the New Drug Research Foundation (The Hague) and as chairman of the Committee “Biotechnology” (Amsterdam). He has previously served as chairman of the Board of International Biosynthetics BV, as chairman of the Board of External Management Partners Holding BV (Staverden), and as a board member of the Association of the Dutch Chemical Industry (VNCI), the Bureau EG-Liaison, the Senior Advisory Group on Biotechnology (Brussels), the ETH in Zurich, Switzerland and the Foundation for the Preservation of the Central Laboratory of the Netherlands Red Cross Blood Transfusion Service. He is also an advisory board member for a number of other institutions, including Eidgenossische Technische Hochschule Institut für Biotechnologie (Zurich). Dr. Stijkert has a M.S. in Microbiology and a Ph.D. from Utrecht University in the Netherlands.

We believe that Dr. Strijkert possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as a director of our Company since 1997, which brings historic knowledge and continuity to our board of directors. In addition, because Dr. Strijkert has served on several boards of directors with international pharmaceutical companies, we believe he has substantial experience regarding how boards can and should effectively oversee and manage companies and a significant understanding of governance issues.

Anthony Sun, M.D., has served on our board of directors since October 2007. Dr. Sun joined Aisling Capital in 2002 and currently serves as a partner. Previously, Dr. Sun was an Adjunct Instructor of Medicine at the Hospital of the University of Pennsylvania. Dr. Sun currently serves as a director of CeNeRx BioPharma, Inc., Dynova Laboratories, Inc. and HerbalScience, Inc. He was previously on the board of MAP Pharmaceuticals, Inc. Dr. Sun received his B.S. in Electrical Engineering from Cornell University and his M.D. from Temple University School of Medicine. In addition, he is a Board Certified Internist and has an M.B.A. from The Wharton School at the University of Pennsylvania.

We believe that Dr. Sun possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience building, investing in and growing biotechnology companies and extensive experience in finance, capital markets and investing. In addition, because Dr. Sun has served on many boards of directors, we believe he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

112

Composition of our Board of Directors

Our board of directors currently consists of              members,              of whom are non-employee directors. All of our directors were elected pursuant to the board composition provisions of our stockholders agreement, which provisions will terminate upon the completion of this offering. Upon termination of these provisions, there will be no further contractual obligations regarding the election of our directors.

Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.

In accordance with our restated certificate of incorporation and restated bylaws, which will become effective upon the closing of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders commencing with the meeting in 2013, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. At the closing of this offering, our directors will be divided among the three classes as follows:

▪	the Class I directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2013;

▪	the Class II directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2014; and

▪	the Class III directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2015.

Our restated certificate of incorporation provides that the authorized number of directors comprising our board of directors shall be fixed in our restated by-laws. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that each class will consist of approximately one-third of the directors.

Director Independence

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs.             ,             and             , representing             of our             directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our board of directors also determined that Messrs.              and             , who comprise our audit committee; Messrs.              and             , who comprise our compensation committee; and Messrs.              and             , who comprise our nominating and governance committee, all satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable, including, in the case of all the members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In making such determination, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence.

Board Composition

Upon completion of our initial public offering, our nominating and governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee and the board of directors will take into account many factors, including the following:

▪	diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;

▪	personal and professional integrity and ethical values;

113

▪

experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;

▪	experience relevant to our industry or with relevant social policy concerns;

▪	relevant academic expertise or other proficiency in an area of our operations;

▪	objective and mature business judgment and expertise; and

▪	any other relevant qualifications, attributes or skills.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each committee will, upon the closing of this offering, operate under a charter approved by our board of directors. Following the closing of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.paratekpharm.com. The composition and function of each of these committees, as they will exist and operate upon the closing of this offering, are described below.

Audit Committee. Our audit committee is composed of             ,             , and             , and is authorized to:

▪	approve and retain the independent auditors to conduct the annual audit of our books and records;

▪	review the proposed scope and results of the audit;

▪	review and pre-approve the independent auditor’s audit and non-audit services rendered;

▪	approve the audit fees to be paid;

▪	review accounting, financial and disclosure controls with the independent auditors and our financial and accounting staff;

▪	review and approve transactions between us and our directors, officers and affiliates;

▪	recognize and prevent prohibited non-audit services;

▪	establish procedures for complaints received by us regarding accounting matters;

▪	oversee internal audit functions; and

▪	prepare the report of the audit committee required by the SEC rules.

Compensation Committee. Our compensation committee is composed of             ,             , and             , and is authorized to:

▪	review and recommend the compensation arrangements for directors and management, including the compensation for our president and chief executive officer;

▪	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

▪	administer our stock incentive plans; and

▪	prepare the report of the compensation committee if required by the SEC rules.

Nominating and Governance Committee. Our nominating and governance committee is composed of             , and             , and is authorized to:

▪	identify and nominate members of the board of directors;

▪	develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

▪	oversee the evaluation of the board of directors and management.

114

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.paratekpharm.com upon completion of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Limitation of Directors’ and Officers’ Liability and Indemnification

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our restated certificate of incorporation and restated by-laws to be effective upon the completion of this offering provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, ERISA excise taxes, penalties, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

We will enter into indemnification agreements with each of our non-employee directors and with certain officers. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

This limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

115

Executive and Director Compensation

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal year ended December 31, 2011 to (1) our chief executive officer, and (2) our two other highest paid executive officers as of December 31, 2011. We refer to these officers as our named executive officers.

Name and principal position	Year	Salary	All Other Compensation(1)	Total
Thomas J. Bigger(2)	2011	$420,000	$9,800	$429,800
Former President and Chief Executive Officer

Gary J. Noel, M.D.(3)	2011	330,000	9,800	339,800
Vice President, Chief Medical Officer

Beverly A. Armstrong	2011	295,992	9,800	305,792
Vice President—Administration, General Counsel, Chief Compliance Officer and Secretary

(1)	Represents matching contributions under our 401(k) plan.
(2)	Mr. Bigger left the Company effective February 27, 2012.
(3)	Dr. Noel left the Company effective June 4, 2012.

Narrative to Summary Compensation Table

Terms and Conditions of 2011 Performance-Based Annual Bonus Program

Our named executive officers’ 2011 base salary amounts and bonus targets are set forth in the table below.

Name	2011 Salary	Bonus Target
Thomas J. Bigger	$420,000	$126,000	(1)
Gary J. Noel, M.D.	330,000	82,500	(2)
Beverly A. Armstrong	295,992	73,998	(2)

(1)	Represents 30% of 2011 base salary.
(2)	Represents 25% of 2011 base salary.

Our board of directors may, in its discretion, award bonuses to executive officers from time to time. We have established bonus targets for our executive officers and typically conduct an annual performance review process to serve as the basis for determining eligibility for any such bonuses. Among the key parameters that are the basis for such bonus determinations are our achievement of corporate goals and the achievement of specified goals and objectives by each department and individual. Primarily based upon such performance review process, our management may propose bonus awards to the compensation committee of the board. The compensation committee or the board of directors makes a final determination of bonus awards. The Company did not achieve the performance goals applicable to each of our named executive officers, and therefore no bonuses were paid for 2011.

116

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2011.

Name and principal position	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(1)		Option exercise price	Option expiration date
Thomas J. Bigger	92,000	0		0.50	5/8/12
	80,000	0		1.00	11/1/16
	150,000	10,000	(2)	2.00	2/20/18

Gary J. Noel, M.D.	46,875	103,125	(3)	2.00	9/10/20

Beverly A. Armstrong	56,250	3,750	(2)	2.00	2/20/18

(1)	All outstanding options are currently exercisable. Upon exercise of any unvested options, we have a lapsing repurchase right with respect to such unvested shares.
(2)	This option to purchase shares of common stock vested in full on February 20, 2012.
(3)	This option to purchase 150,000 shares of common stock vested as to 25% of the shares on September 10, 2011 and vested/vests as to 6.75% of the shares per quarter thereafter. This option ceased to vest as of June 4, 2012 when Dr. Noel left the Company.

Additional Narrative Disclosure

Potential Payments Upon Termination or Change of Control

Pursuant to our employment agreements with our named executive officers effective as of December 31, 2011, upon the termination of an executive’s employment by us without cause, or if we elect not to renew the executive’s agreement at the end of any term, or upon termination of the executive’s employment by the executive for good reason, the executive has the right to receive his or her base salary then in effect and continuation of benefits for a period equal to the lesser of (i) 12 months subsequent to the date of such termination or (ii) 30 days following the date of his or her commencement of full-time employment with another employer; provided, however, if his or her annual salary with the new employer is less than his or her base salary then in effect with us, then we shall pay the executive the difference between his or her base salary with us and his or her annual salary with the new employer for the balance of such 12-month period following the date of his or her termination by us.

Pursuant to our previous employment agreement with Mr. Bigger and our current employment agreement with Ms. Armstrong, in the event that we pay cash bonuses to our executive officers with respect to the year in which Mr. Bigger’s or Ms. Armstrong’s employment was terminated by us without cause or by Mr. Bigger or Ms. Armstrong with good reason, then Mr. Bigger would have been, and Ms. Armstrong will be, entitled to receive a pro rata cash bonus based on the portion of such year that he or she was employed by us, equal to the amount that the board of directors, in their discretion, would have awarded him or her had the executive’s employment continued through such year. The vesting of all options then held by Mr. Bigger or Ms. Armstrong shall accelerate to the next occurring annual installment of the applicable vesting schedule and would become immediately exercisable. Mr. Bigger was not, and Ms. Armstrong is not, entitled to severance payments or accelerated vesting if we terminate him or her for cause or if he or she resigns without good reason.

For all of our named executive officers, if a change of control occurs and at any time during the 12-month period following the change of control (i) we or our successor terminate the executive’s employment (with or without cause), (ii) we or our successor elect not to renew the executive’s employment agreement, or (iii) the executive terminates his or her employment for good reason, which we collectively refer to clauses (i) through (iii) as triggering events, then the executive has the right to receive severance payments in an amount equal to his or her base salary and benefits then in effect for a period of 12 months subsequent to the date of termination. Upon any triggering event, the executive also has the right to receive a pro rata cash bonus for the portion of the year in which he or she was employed by us or our successor in the amount that the board of directors, in their discretion, would have awarded the executive had his or her employment continued through such 12 month period from the triggering event.

117

Under our employment agreements with all of our named executive officers, cause includes the employee’s willful misconduct or gross negligence; if the employee is convicted of a felony, either in connection with the performance of his or her obligations to us or which conviction materially adversely affects the employee’s ability to perform such obligations or materially adversely affects our business activities, reputation, goodwill or image; or willful disloyalty, deliberate dishonesty or material uncured breach of fiduciary duty to us or our shareholders. Under the same agreements, good reason includes our failure to perform in any material respects our obligations to the employee under the employment agreement, including, without limitation, any material diminution of the employee’s duties, title, authority, responsibilities (or nature thereof) or reporting level, as they exist on the date of such agreement or as they may have been increased or improved during any term of employment other than due to termination for cause, which failure of performance continues for a period of more than 30 days after notice thereof has been provided by the employee to our board; or any requirement that the employee be principally based at any office or location more than a certain distance from the location designated at the time of employment.

Further, pursuant to the terms of the executive’s option agreements, if a triggering event occurs or if a change of control occurs and an executive continues his or her employment with us or our successor for 12 months following the change of control, then the vesting of all options then held by him or her shall accelerate in full and the executive will have the right to exercise any and all such options.

2012 Compensation

Executive Officers

Mr. Bigger left the Company effective February 27, 2012 and was entitled to receive severance pursuant to his employment agreement. As a condition of employment, Mr. Bigger entered into a confidentiality and noncompetition agreement pursuant to which he has agreed not to compete with us for a period of twelve months after the termination of his employment.

Dr. Noel left the Company effective June 4, 2012. As a condition of employment, Dr. Noel entered into a confidentiality and noncompetition agreement pursuant to which he has agreed not to compete with us for a period of twelve months after the termination of his employment.

In May 2012, we appointed Mr. Molnar as our President and Chief Executive Officer. The terms of Mr. Molnar’s employment agreement are similar to Ms. Armstrong’s agreement, as described above.

Cash Retention Program

Pursuant to our cash retention program with our executive officers and certain key employees, we have agreed to pay our executive officers and certain key employees a cash bonus as an incentive for them to remain employed by us. Unless the executive has voluntarily resigned his or her employment with us or we have terminated the executive for cause, the executive will receive 50% of their bonus on the earlier of August 31, 2012 and the completion of a successful aggregate capital raise of at least $10,000,000 from any mix of external private equity, internal funding, venture debt and/or licensing/partnering transactions and the remaining 50% on the completion of a successful aggregate capital raise of at least $10,000,000 from any mix of external private equity, internal funding, venture debt and/or licensing/partnering transactions.

Compensation of Directors

For the fiscal year ended December 31, 2011, we did not have a director compensation policy in place, nor did we pay any compensation to our non-employee directors for serving on our board of directors other than for reimbursement of reasonable out-of-pocket expenses incurred for attending meetings of our board of directors or any committees thereof.

Our current practice is to grant our continuing non-employee directors options to purchase 10,000 shares of our common stock on an annual basis. The exercise price of these options is equal to the fair market value of a share of our common stock at the time of grant. However, we did not grant our non-employee directors any options to purchase shares of common stock during 2011.

118

As of December 31, 2011, Dr. Gilbert held options to purchase 50,000, 10,000 and 30,000 shares of our common stock at exercise prices of $0.50, $1.00 and $2.00 per share, respectively. As of December 31, 2011, Dr. Levy, who is also an executive officer but is not a named executive officer, held options to purchase 46,000 and 45,000 shares of our common stock at exercise prices of $0.50 and $2.00 per share, respectively. As of December 31, 2011, Mr. Purcell held options to purchase 10,000 shares of our common stock at an exercise price of $2.00 per share. As of December 31, 2011, Dr. Strijkert held options to purchase 40,000, 10,000 and 30,000 shares of our common stock at exercise prices of $0.50, $1.00 and $2.00 per share, respectively. As of December 31, 2011, Dr. Sun held options to purchase 30,000 shares of our common stock at an exercise price $2.00 per share.

Upon completion of this offering, we will adopt a director compensation policy applicable to all non-employee directors.

Equity Incentive Plans

1996 Employee, Director and Consultant Stock Option Plan, as amended

Our 1996 Employee, Director and Consultant Stock Option Plan, as amended, which we refer to as the 1996 Stock Plan, was adopted by our board of directors and approved by our stockholders in 1996. Under this plan, we may grant incentive stock options, non-qualified stock options and stock grants. A maximum of 4,500,000 shares of common stock were authorized for issuance under the 1996 Stock Plan, and no shares remain available for issuance. Upon adoption of the 2005 Stock Plan (as defined below), all remaining shares available for grant under the 1996 Stock Plan became authorized under the 2005 Stock Plan.

In accordance with the terms of the 1996 Stock Plan, the plan is administered by our board of directors or a committee of our board of directors, which we refer to as the Administrator. The Administrator may, with the consent of the affected plan participants, amend outstanding awards consistent with the terms of the 1996 Stock Plan.

Pursuant to the terms of the 1996 Stock Plan, in the event that we are acquired by another entity through a merger, sale of all or substantially all of our assets or otherwise, then our board of directors, or the board of directors of the surviving entity, must provide that all awards shall be assumed or substituted by the successor entity or may take any one or more of the following actions pursuant to the 1996 Stock Plan, as to outstanding options:

▪

upon written notice to the affected participants, provide that one or more options shall become immediately exercisable in full and that such options must be exercised in whole or in part within a specified number of days and at the end of such period the unexercised options shall terminate; or

▪

provide that one or more options then outstanding shall become immediately exercisable in full and shall terminate in exchange for a cash payment equal to the excess of the fair market value for the shares subject to such options over the exercise price thereof.

As of March 31, 2012, 3,274,416 shares have been issued upon the exercise of options and the grant of stock awards under this plan, and 544,000 shares are subject to outstanding options under the 1996 Stock Plan. After completion of this offering, all outstanding stock options granted under the 1996 Stock Plan as of the date of termination will remain outstanding and subject to their respective terms and the terms of the 1996 Stock Plan.

2005 Employee, Director and Consultant Stock Option Plan

Our 2005 Employee, Director and Consultant Stock Option Plan, which we refer to as the 2005 Stock Plan, was adopted by our board of directors and approved by our stockholders in 2005. Under this plan, we may grant incentive stock options, non-qualified stock options, stock grants and other stock based awards. A maximum of 1,500,000 shares of common stock, plus any shares that were available for grant under the 1996 Stock Plan as of the date of adoption and any options cancelled or forfeited under the 1996 Stock Plan after the date of adoption, are authorized for issuance under the 2005 Stock Plan, subject to adjustment due to the effect of any stock split, stock dividend, combination, recapitalization or similar transaction.

In accordance with the terms of the 2005 Stock Plan, the plan is administered by our board of directors or a committee of our board of directors. The Administrator of the 2005 Stock Plan may, with the consent of the affected plan participants, amend outstanding awards consistent with the terms of the 2005 Stock Plan.

119

Pursuant to the terms of the 2005 Stock Plan, in the event that we (i) are with or acquired by another entity in a merger or (ii) sell all or substantially all of our assets (other than a transaction to merely change the state of incorporation), then our board of directors, or the board of directors of the surviving entity, must provide that all awards shall be assumed or substituted by the successor entity or may take any one or more of the following actions pursuant to the 2005 Stock Plan, as to outstanding options:

▪

upon written notice to the affected participants, provide that one or more options shall become immediately exercisable in full and that such options must be exercised in whole or in part within a specified number of days and at the end of such period the unexercised options shall terminate; or

▪

provide that one or more options then outstanding shall become immediately exercisable in full and shall terminate in exchange for a cash payment equal to the excess of the fair market value for the shares subject to such options over the exercise price thereof.

As of March 31, 2012, 216,995 shares have been issued upon the exercise of options and the grant of stock awards under this plan, 1,456,188 shares are subject to outstanding options under the 2005 Stock Plan and 508,401 shares are available for future grant under this plan. After completion of this offering, the 2005 Stock Plan will terminate and we will grant no further stock options or other awards under this plan. All outstanding stock options granted under the 2005 Stock Plan as of the date of termination will remain outstanding and subject to their respective terms and the terms of the 2005 Stock Plan. In April 2012, the board of directors increased the shares available under the 2005 Stock Plan by 1,500,000 shares, increasing the amount of shares available for future grant to 2,008,401 shares.

2012 Employee, Director and Consultant Stock Plan

In                     , 2012, our board of directors approved the 2012 Employee, Director and Consultant Stock Plan, which we refer to as the 2012 Stock Plan, which will become effective upon completion of this offering. Our stockholders approved the 2012 Stock Plan in                     , 2012. The 2012 Stock Plan will expire on                     , 2022. Under our 2012 Stock Plan, we may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock based awards. There will be              shares of our common stock authorized for issuance under the 2012 Stock Plan.

In addition, the 2012 Stock Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year during the period beginning in fiscal year 2013. The annual increase in the number of shares shall be equal to the lowest of:

▪	shares of our common stock;

▪	% of the number of shares of our common stock outstanding as of such date; and

▪	an amount determined by our board of directors or compensation committee.

The board of directors or the compensation committee will administer the 2012 Stock Plan. In accordance with the provisions of the plan, the board of directors or the compensation committee will determine the terms of options and other awards. The board of directors or the compensation committee will determine:

▪	which employees, directors and consultants shall be granted options and other awards;

▪	the number of shares of our common stock subject to options and other awards;

▪	the exercise price of each option, which generally shall not be less than fair market value on the date of grant;

▪	the schedule upon which options become exercisable;

▪	the termination or cancellation provisions applicable to options;

▪	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

▪	all other terms and conditions upon which each award may be granted in accordance with our plan.

120

No participant may receive awards for more than              shares of our common stock in any fiscal year.

In addition, our board of directors or compensation committee may, with the consent of the affected plan participants, reprice or otherwise amend outstanding awards consistent with the terms of our plan.

Upon a merger, consolidation or sale of all or substantially all of our assets, our board of directors or any committee to which the board of directors delegates authority, or the board of directors of any corporation assuming our obligations, may, in its sole discretion, take any one or more of the following actions pursuant to our plan, as to some or all outstanding awards:

▪

provide that outstanding options will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction;

▪

provide that the outstanding options and stock awards must be exercised within a certain number of days, either to the extent the options are then exercisable, or at our board of directors’ discretion, any such options being made partially or fully exercisable;

▪

terminate outstanding options in exchange for payment of an amount equal to the difference between (a) the consideration payable upon consummation of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable (or, in our board of directors’ discretion, any such options being made partially or fully exercisable) and (b) the aggregate exercise price of those options;

▪	alter the terms and conditions of other awards, including providing conditions for repurchase, termination or cancellation, issue price and repurchase price; and

▪

terminate outstanding stock grants in exchange for payment of any amount equal to the consideration payable upon consummation of the corporate transaction to a holder of the same number of shares comprising the stock grant, to the extent the stock grant is no longer subject to any forfeiture or repurchase rights (or, at our board of directors’ discretion, all forfeiture and repurchase rights being waived upon the corporate transaction).

401(k) Plan and Other Benefits

We have a defined contribution retirement plan in which all employees are eligible to participate. Our plan is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions by employees and by us to our plan and income earned on plan contributions are not taxable to employees until withdrawn or distributed from the plan, and so that contributions, including employee salary deferral contributions, will be deductible by us when made. We currently provide matching contributions under this plan. We also contribute to medical, disability and other standard insurance for our employees.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information. Any purchase or sales by our directors and executive officers, including pursuant to a 10b5-1 plan, will be subject to the terms of the lock-up agreements described under “Underwriting”.

121

Certain Relationships and Related Person Transactions

Since January 1, 2009, we have engaged in the following transactions, in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained direct or indirect from unrelated third parties.

Some of our directors are affiliated with our principal stockholders as indicated in the table below:

Director	Affiliation with Principal Stockholder
Dennis Purcell	Mr. Purcell is a managing member of Aisling Capital Partners II, LLC, which is the general partner of Aisling Capital Partners II, LP, which is in turn the general partner of Aisling Capital II, LP, one of our principal stockholders. Mr. Purcell is also one of the members of the investment committee of Aisling Capital Partners, LP, the general partner of Aisling Capital II, LP.

Anthony Sun	Dr. Sun is one of the members of the investment committee of Aisling Capital Partners, LP, the general partner of Aisling Capital II, LP, one of our principal stockholders.

2009 Promissory Notes

In August 2009, we entered into a non-convertible note purchase agreement, or the 2009 note purchase agreement, with certain individuals and entities, including Aisling Capital II, L.P., or Aisling, D.E. Shaw Valence Portfolios, L.L.C., or D.E. Shaw, and Omega Fund III, L.P., or Omega Fund, which are our principal stockholders; Dr. Walter Gilbert, one of our co-founders and vice chairman of the board of directors; Kenneth J. Novack and Dr. Pieter J. Strijkert, two of our directors; Beverly A. Armstrong and Dr. Sean M. Johnston, two of our executive officers; and John Dunphy, our former chief financial officer.

Pursuant to the 2009 note purchase agreement, we issued promissory notes, or the 2009 notes, in an aggregate principal amount of $4.7 million. All borrowings under the 2009 note purchase agreement were unsecured. Pursuant to the terms of the 2009 notes, on the date that was 364 days following the date of issuance of each note, unless such date was extended by the written consent of holders of more than 50% of the aggregate principal amount outstanding under the 2009 notes, we were required to repay such note in an amount equal to 300% of the outstanding principal amount of each note, plus interest at a rate of 10% per year.

In October 2009, we repaid the original borrowing amount of $4.7 million, plus $9.4 million, plus accrued interest of $82,214.

Certain of these 2009 notes were purchased by our principal stockholders, officers and directors in the amounts set forth below and we repaid such promissory notes in the amounts set forth below:

Name of Beneficial Owner	Original Principal Amount of Debt	Total Repayment Amount of Debt
Aisling Capital II, LP	$615,473	$1,857,211
D.E. Shaw Valence Portfolios, L.L.C(1)	369,284	1,114,327
Omega Fund III, L.P. and its affiliates(2)	365,429	702,117
Walter Gilbert, Ph.D.	1,000,000	3,017,534
Kenneth J. Novack	125,000	377,192
Beverly A. Armstrong	185,000	558,244
Sean M. Johnston, Ph.D.	125,000	377,192
Pieter J. Strijkert, Ph.D.	250,000	754,384
John P. Dunphy(3)	200,000	603,507

(1)	D.E. Shaw Valence Portfolios, L.L.C., or D.E. Shaw, is no longer a holder of 5% of our securities, as of February 2012.
(2)	One of our directors, Otello Stampacchia, is affiliated with Omega Fund III, L.P.
(3)	Mr. Dunphy served as our Chief Financial Officer until January 2010.

122

2012 Promissory Notes

In February and March 2012, we entered into a non-convertible note purchase agreement, or the 2012 note purchase agreement, with certain individuals and entities, including Aisling, D.E. Shaw and Omega Fund, which are current and former principal stockholders; Dr. Walter Gilbert, one of our co-founders and vice chairman of the board of directors; Phase4 Ventures III LP, an entity affiliated with one of our directors, Naveed Siddiqi; and Kenneth J. Novack and Dr. Pieter J. Strijkert, two of our directors.

Pursuant to the 2012 note purchase agreement, we issued promissory notes, or the 2012 Notes, with an aggregate principal amount of $5.8 million, which we refer to as the 2012 note financing. All borrowings under the 2012 note purchase agreement are unsecured. As part of the 2012 note financing, on March 21, 2012, the holders of two-thirds of the shares of our Series C preferred stock, Series D preferred stock, Series F preferred stock and Series H preferred stock, collectively, our investor preferred stock, and holders of a majority of the Series H preferred stock, elected to convert all preferred stock held by holders that did not participate in the 2012 note financing to common stock.

Pursuant to the terms of the 2012 Notes, upon a reorganization, which is defined as a capital reorganization of the common stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares), a consolidation or merger of us, other than a merger or consolidation of us in a transaction in which our shareholders immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction or a sale of all or substantially all of our assets, the 2012 Notes become due and payable and we are required to repay each note in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, and interest at a rate of 10.0% per year.

Upon certain liquidity events, including the license, transfer or assignment of all or a material portion of our assets or intellectual property, a public offering or any other alternative financing other than a reorganization defined above, the board determines that we have sufficient cash on hand to repay the 2012 Notes and to fund our working capital and funding needs for our clinical trials and related activities for at least 180 days, then we are required to repay the outstanding principal amount of such notes, plus an amount equal to (i) 150% of the outstanding principal amount of each note if such repayment occurs before August 13, 2013, or (ii) 150% of the outstanding principal amount of each note, plus interest at a rate of 10.0% per year if the repayment occurs after August 13, 2013. In such instance, if we only have sufficient cash to repay a portion of the 2012 Notes, they shall be repaid on a pro rata basis. We are in negotiations with the holders of the 2012 Notes to provide that the notes will not be repayable with the proceeds of this offering.

The 2012 Notes may also be repaid by us at any time with approval by our board of directors and consent from the holders of more than 50% of the outstanding 2012 Notes, in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, and interest at a rate of 10.0% per year. The 2012 Notes do not have a contractual maturity date.

In February and March 2012, certain of these 2012 Notes were purchased by our principal stockholders, officers and directors in the following amounts:

Name of Beneficial Owner	Original Principal Amount of Debt
Aisling Capital II, LP	$902,718
D.E. Shaw Valence Portfolios, L.L.C	541,631
Omega Fund III, L.P.(1) and its affiliates	535,976
Walter Gilbert, Ph.D.	1,000,000
Kenneth J. Novack	445,000
Phase4 Ventures III LP(2)	315,123
Pieter J. Strijkert, Ph.D.	250,000

(1)	One of our directors, Otello Stampacchia, is affiliated with Omega Fund III, L.P.
(2)	One of our directors, Naveed Siddiqi, is affiliated with Phase4 Ventures III LP.

123

Agreements with Stockholders

In connection with the Series H convertible preferred stock financing, we entered into the Third Amended and Restated Investor Rights Agreement, dated as of October 19, 2007, with certain of our stockholders, including our principal stockholders and their affiliates. This agreement will terminate immediately prior to completion of this offering, other than the portions of the Third Amended and Restated Investor Rights Agreement relating to registration rights, which will continue in effect following completion of this offering and entitle the holders of such rights to have us register their shares of our common stock for sale under certain circumstances. We have also entered into an Investor Rights Agreement with the holders of our Series A Preferred Stock. See “Description of Capital Stock—Registration Rights.”

Director and Executive Officer Compensation

Please see “Executive and Director Compensation” for information regarding compensation of directors and executive officers.

We have entered into employment agreements with our executive officers. For more information regarding certain provisions of our agreements with our named executive officers for the fiscal year ended December 31, 2011, see “Executive and Director Compensation—Additional Narrative Disclosure.”

Indemnification Agreements

We will enter into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements and our restated certificate of incorporation and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management—Limitation of Directors’ and Officers’ Liability and Indemnification.”

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee that will be in effect upon completion of this offering, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction shall be entered into by us prior to the completion of these procedures.

The audit committee or its chair, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

124

Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 31, 2012, before and after the completion of this offering by:

▪	each of our named executive officers;

▪	each of our directors;

▪	all of our current directors and executive officers as a group; and

▪	each stockholder known by us to beneficially own more than five percent of our common stock on an as converted basis.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of May 31, 2012, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The column entitled “Percentage of common stock beneficially owned—Before offering” is based on a total of 37,149,448 shares of our common stock outstanding as of May 31, 2012 assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 20,572,536 shares of our common stock upon the completion of this offering.

The column entitled “Percentage of common stock beneficially owned—After offering” is based on             shares of our common stock to be outstanding after this offering, including the             shares of our common stock that we are selling in this offering.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Paratek Pharmaceuticals, Inc., 75 Kneeland Street, Boston, MA 02111.

	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Beneficial Owner		Before Offering	After Offering
Directors and Executive Officers
Dennis P. Molnar(1)	265,000	*
Thomas E. Bigger(2)	473,572	1.3%
Gary J. Noel, M.D.(3)	56,250	*
Beverly A. Armstrong(4)	346,000	*
Stuart B. Levy, M.D.(5)	3,408,333	9.2%
Walter Gilbert, Ph.D.(6)	3,140,000	8.4%
Evan Loh, M.D.	—	—
Dennis Purcell(7)	4,923,171	13.2%
Pieter J. Strijkert, Ph.D.(8)	210,000	*
Anthony Sun, M.D.(9)	4,923,171	13.2%
All current executive officers and directors as a group (11 persons)(10)	12,949,504	34.1%

Five Percent Stockholders
Aisling Capital II, LP(11)	4,923,171	13.2%
Société Générale	2,769,903	7.5%
Omega Fund III, L.P.(12)	2,899,313	7.8%

*	Represents beneficial ownership of less than 1% of the shares of Common Stock.
(1)	Consists of 125,000 shares of common stock and options to purchase 140,000 shares of common stock which are exercisable within 60 days of May 31, 2012.

125

(2)	Consists of 473,572 shares of common stock.
(3)	Consists of options to purchase shares of common stock which are exercisable within 60 days of May 31, 2012.
(4)	Consists of 286,000 shares of common stock and options to purchase 60,000 shares of common stock which are exercisable within 60 days of May 31, 2012.
(5)	Consists of 1,138,333 shares of common stock and options to purchase 45,000 shares of common stock which are exercisable within 60 days of May 31, 2012 held directly by Dr. Levy, 1,025,000 shares of common stock held by Dr. Levy’s wife, and 1,200,000 shares of common stock held pursuant to an irrevocable trust for the benefit of Dr. Levy’s children (the “Levy Trust”). Dr. Levy holds voting and investment power over the shares of common stock held by his wife and the Levy Trust pursuant to powers of attorney. Dr. Levy disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(6)	Consists of 1,035,000 shares of common stock and options to purchase 80,000 shares of common stock which are exercisable within 60 days of May 31, 2012 held directly by Dr. Gilbert, 1,025,000 shares of common stock held by Dr. Gilbert’s wife, and 1,000,000 shares of common stock held by Dr. Gilbert’s children. Dr. Gilbert holds voting and investment power over the shares of common stock held by his wife and children pursuant to powers of attorney. Dr. Gilbert disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(7)	See footnote 11 below.
(8)	Consists of 140,000 shares of common stock and options to purchase 70,000 shares of common stock which are exercisable within 60 days of May 31, 2012.
(9)	See footnote 11 below.
(10)	See footnotes 1, 4 through 9 and 11. Also includes 20,000 and 192,000 shares of common stock beneficially owned by Kathryn M. Boxmeyer and S. Ken Tanaka, Ph.D., respectively, and options to purchase 105,000, 240,000 and 100,000 shares of common stock held by Kathryn M. Boxmeyer, Sean M. Johnston, Ph.D. and S. Ken Tanaka, Ph.D., respectively, which are exercisable within 60 days following May 31, 2012.
(11)	Consists of securities directly held by Aisling Capital II, LP (“Aisling”), which are deemed to be beneficially owned by Aisling Capital Partners II, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners II, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Managers”) of Aisling Partners are Dennis Purcell, Dr. Andrew Schiff and Steve Elms. Aisling GP, Aisling Partners, and the Managers may share voting and dispositive power over the shares owned of record by Aisling. The address for Aisling GP, Aisling Partners, and the Managers is 888 Seventh Avenue, 30th Floor, New York, NY 10106. The amount reported above also includes options to purchase 10,000 and 30,000 shares of common stock held by Mr. Purcell and Dr. Sun, respectively, which are exercisable within 60 days of May 31, 2012. See footnotes 9 and 12.
(12)	Consists of 1,846,075 shares held directly by Omega Fund III, L.P. (“Omega III”) and 1,053,238 shares held directly by K/S Danish BioVenture. Omega Fund III GP, L.P. (“Omega III GP LP”) is the general partner of Omega III. Omega Fund III G.P., Ltd. (“Omega III GP Ltd”) is the general partner of Omega III GPLP. Omega Fund Management Limited (“Omega Management”) is the sole shareholder of Omega III GP Ltd. Sigma Holding Limited (“Sigma”) is the sole shareholder of Omega Management. Otello Stampacchia (“Stampacchia”) is the sole shareholder of Sigma. Sharon Alvarez (“Alvarez”) and Kevin Brennan (“Brennan”) are directors of each of (i) Omega III GP Ltd, (ii) Omega Management, and (iii) Sigma. Alvarez and Brennan have shared voting and investment power over the shares held by Omega III. Danish BioVenture General Partner ApS (“Danish BioVenture GP”) is the general partner of K/S Danish BioVenture. The sole shareholder of Danish BioVenture GP is Life Sciences Holdings SPV I Fund L.P. (“Life Sciences Holdings”). The general partner of Life Sciences Holdings is LS Holdings SPV I GP, LP (“LS Holdings”). The general partner of LS Holdings is LS Holdings SPV I GP, Ltd. (“LS Holdings Ltd.”). Omega Fund Management Limited (“Omega Management”) is the sole shareholder of LS Holdings Ltd. Sigma Holding Limited (“Sigma”) is the sole shareholder of Omega Management. Stampacchia, Renee Aguiar-Lucander (“Aguiar-Lucander”), Richard Lim (“Lim”) and Anne-Mari Paster (“Paster”) are directors of Danish BioVentures GP. Alvarez and Brennan have shared voting and investment power over the shares held by K/S Danish BioVenture. The address for Omega Management is 1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey, GY1 2HL

126

Description of Capital Stock

The following is a summary of our capital stock and provisions of our restated certificate of incorporation and restated by-laws, as they will be in effect upon the closing of this offering. For more detailed information, please see our restated certificate of incorporation and restated by-laws, which are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. The descriptions of our capital stock reflect changes to our capital structure that will occur upon the closing of this offering.

Upon completion of this offering, we will be authorized to issue              shares of common stock, $.001 par value per share, and              shares of preferred stock, $.001 par value per share. Assuming the conversion of our preferred stock, as of March 31, 2012, we had 37,038,448 shares of common stock outstanding held of record by 204 stockholders, and there were outstanding options to purchase 2,000,188 shares of common stock and outstanding warrants to purchase 405,800 shares of common stock. All of our outstanding shares of preferred stock will automatically convert into shares of common stock upon the closing of this offering.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. We have no present plans to issue any shares. The issuance of preferred stock or the issuance of rights to purchase such shares, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Warrants

On June 30, 2005, we issued a warrant to purchase 210,473 shares of our Series F Convertible Preferred Stock at an exercise price of $4.75 per share. The warrant expired unexercised on June 30, 2012.

On March 26, 2009, we issued a warrant to purchase 195,327 shares of our Series H Convertible Preferred Stock at an exercise price of $4.10 per share. The warrant is immediately exercisable and expires on March 26, 2016. Prior to this offering, this warrant is exercisable for our Series H Convertible Preferred Stock; however, upon completion of this offering, this warrant will be exercisable for shares of our common stock. This warrant also allows the holder to convert the warrant into shares of capital stock pursuant to a net exercise provision. If this warrant is not exercised prior to its expiration date and the fair market value of our Series H Convertible Preferred Stock is greater than $4.10 per share at the time of expiration, subject to adjustment for stock splits

127

and other events, this warrant will be automatically exercised for shares of our Series H Convertible Preferred Stock or such shares of our capital stock in which our Series H Convertible Preferred Stock convert pursuant to the net exercise provisions contained in this warrant. This warrant also provides for anti-dilution protection through adjustments to the exercise price upon the issuance of shares of our common stock at a price less than the exercise price, excluding shares of our common stock issuable upon exercise of options, warrants, conversion of convertible securities, stock splits in connection with this offering or other distributions on our securities.

Registration Rights

Pursuant to our investor rights agreements, certain holders of our capital stock will be entitled to registration rights following this offering. These registration rights are subject to certain conditions and limitations, including the lock-up agreements, as described under the heading “Shares eligible for future sale—Lock-up agreements.” All expenses incurred in connection with registrations effected pursuant to an exercise of these rights will be borne by us.

Demand Rights. Beginning 180 days after the effective date of the registration statement of which this prospectus forms a part, the holders of 23,553,970 shares of common stock and 195,327 shares of common stock issuable upon the exercise of outstanding warrants will be entitled to certain demand registration rights. If holders of at least 40% of the then outstanding shares request a registration we will be required to register their shares under the Securities Act, subject to specified limitations and conditions set forth in the investor rights agreement. We may be required to effect up to three such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration. We will not be required to effect such a registration unless the aggregate offering price of the shares to be registered is expected to be at least $5 million.

Piggyback Rights. If at any time after this offering we propose to register any of our equity securities under the Securities Act, other than in connection with (i) a registration relating solely to our stock option plans or other employee benefit plans, or (ii) a registration relating solely to a business combination or merger involving us, the holders of 23,553,970 shares of common stock and 195,327 shares of common stock issuable upon the exercise of outstanding warrants are entitled to notice of such registration and are entitled to include their common stock in the registration.

Shelf Registration Rights. In addition, the holders of 23,553,970 shares of common stock and 195,327 shares of common stock issuable upon the exercise of outstanding warrants will have the right to cause us to register these shares on a Form S-3, provided that we are eligible to use this form. We will not be required to effect such a registration unless the reasonably anticipated aggregate offering price of the shares to be registered is at least $1,000,000 and we will only be required to effect one such registration in any six-month period. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration on Form S-3.

Pursuant to the terms of the investor rights agreement containing each of the demand, piggyback and shelf registration rights noted above, none of the holders party to such agreement that are deemed to be non-affiliate holders under the Securities Act will be entitled to registration rights once such holder’s shares are eligible for resale pursuant to Rule 144 under the Securities Act.

Additional Shelf Registration Rights. The holders of our Series A Preferred Stock and Series B Preferred Stock, including all such shares converted into our common stock in March 2012, also entered into separate investor rights agreements in connection with their initial purchase of preferred stock whereby such holders are entitled to similar shelf registration rights as those described above under “- Shelf Registration Rights.” Pursuant to these agreements, after completion of this offering, the holders of 2,709,046 shares of common stock, of which 1,233,333 shares of common stock are also included in the totals above in “—Demand Rights,” “—Piggyback Rights” and “—Shelf Registration Rights,” will have the right to cause us to register these shares on a Form S-3, provided that we are eligible to use this form. We may be required to effect up to one such registration for each investor rights agreement upon request by the holders of at least 33 1/3% of each class of Series A Preferred Stock and Series B Preferred Stock, respectively. Stockholders with these registration rights who are not part of

128

an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration. Pursuant to the terms of these investor rights agreements none of the holders of shares of common stock referenced in this paragraph will be entitled to registration rights once such holder’s shares are eligible for resale pursuant to Rule 144 under the Securities Act.

Delaware Law and Certain Charter and Bylaw Provisions

Certain provisions of (1) Delaware law, (2) our restated certificate of incorporation which is to be effective upon completion of this offering and (3) our restated bylaws which are to be effective upon completion of this offering as discussed below, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. As a result, it is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Paratek. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to reduce our vulnerability to an unsolicited acquisition proposal.

Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Classified Board of Directors; Removal of Directors for Cause. Our restated certificate of incorporation provides that our board of directors will be divided into three classes as nearly equal in number as possible. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation, removal, death or disability. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than days nor more than      days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the day prior to the meeting and not later than the later of (1) the      day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated by-laws. If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the directors.

129

No Stockholder Action by Written Consent. Our restated certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-Majority Stockholder Vote required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least     % of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Delaware Law and Certain Charter and By-law Provisions” or to reduce the number of authorized shares of common stock or preferred stock. This     % stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A     % vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock will be                         .

Stock Market Listing

We intend to list our common stock on the NASDAQ Global Market under the symbol “PRTK”.

130

Shares Eligible for Future Sale

Prior to this offering, there has been no public market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. If a public market does develop, future sales of significant amounts of our common stock, including shares issued upon exercise of outstanding options or warrants, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We intend to apply to list our common stock on the NASDAQ Global Market under the symbol “PRTK”.

Upon the closing of this offering, we will have outstanding an aggregate of              shares of common stock, assuming no exercise by the underwriters of their over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of our common stock purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below.

The remaining shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act and we expect that all of these shares will be subject to a 180-day lock-up period under the lock-up agreements as described below. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, such as Rule 144 or Rule 701.

Subject to the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date Available for Resale	Shares Eligible for Sale	Comment
Date of prospectus		Shares sold in the offering and shares that can be sold under Rule 144 that are not subject to a lock-up

180 days after date of prospectus (as such period may be extended as described below)		Lock-up released; shares can be sold under Rule 144

Rule 144

Affiliate Resales of Shares

Affiliates must generally comply with Rule 144 if they wish to sell in the public market any shares of our common stock, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of this offering, and the shares of common stock that our preferred stock will be converted into, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

In general, subject to the lock-up agreements described below, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate of ours at any time during the three months immediately before a sale, can sell shares of our common stock in compliance with the following requirements of Rule 144.

Holding period: If the shares are restricted securities, an affiliate must have beneficially owned the shares of our common stock for at least six months.

Manner of sale: An affiliate must sell its shares in “broker’s transactions” or certain “riskless principal transactions” or to market makers, each within the meaning of Rule 144.

131

Limitation on number of shares sold: An affiliate is only allowed to sell within any three-month period an aggregate number of shares of our common stock that does not exceed the greater of:

▪	one percent of the number of the total number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

▪

the average weekly trading volume in our common stock on the stock exchange where our common stock is traded during the four calendar weeks preceding either (i) to the extent that the seller is required to file a notice on Form 144 with respect to such sale, the date of filing such notice, (ii) date of receipt of the order to execute the transaction by the broker or (iii) the date of execution of the transaction with the market maker.

Current public information: An affiliate may only resell its restricted securities to the extent that adequate current public information, as defined in Rule 144, is available about us, which, in our case, means that we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for a period of at least 90 days prior to the date of the sale and we have filed all reports with the SEC required by those sections during the preceding twelve months (or such shorter period that we have been subject to these filing requirements).

Notice on Form 144: If the number of shares of our common stock being sold by an affiliate under Rule 144 during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, then the seller must file a notice on Form 144 with the SEC and the stock exchange on which our common stock is traded concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Shares

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock for at least six months, is, subject to the lock-up agreements described below, entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors, other than our affiliates, who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of the registration statement of which this prospectus is a part in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 144.

Registration Rights

Upon completion of this offering, the holders of 25,029,683 shares of common stock and 195,327 shares of common stock issuable upon the exercise of outstanding warrants, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Subject to the lock-up agreements described below, registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon registration, except for shares held by affiliates. See “Description of Capital Stock—Registration Rights.”

132

Stock Options

As of March 31, 2012, options to purchase a total of 2,000,188 shares of common stock were outstanding and exercisable.              of the shares subject to options are subject to lock-up agreements. An additional 508,401 shares of common stock were available for future option grants under our stock plans.

Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options or other awards issued or issuable pursuant to our stock plans. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under Form S-8 will be freely tradable, except to the extent that the shares are subject to vesting restrictions with us or the lock-up agreements described below.

Warrants

As of March 31, 2012, we had outstanding warrants to purchase an aggregate of (i) 210,473 shares of our Series F preferred stock issuable at an exercise price of $4.75 per share, which will convert into common stock warrants upon the closing of this offering, and (ii) 195,327 shares of our Series H preferred stock issuable at an exercise price of $4.10 per share, which will convert into common stock warrants upon the closing of this offering. On June 30, 2012, the outstanding warrant to purchase 210,473 shares of preferred stock expired unexercised. Subject to the lock-up agreements described below, any shares purchased pursuant to these warrants will be “restricted shares” and may be sold in the public market only if they are registered under the Securities Act or qualify for an exemption from such registration.

Lock-up Agreements

We, each of our directors and executive officers and holders of all of our outstanding shares of common stock have agreed that, without the prior written consent of the representatives, we and they will not, subject to certain exceptions, during the period ending 180 days after the date of this prospectus, subject to extension in specified circumstances, offer, sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to do the same.

The lock-up restrictions, specified exceptions and the circumstances under which the 180-day lock-up period may be extended are described in more detail under “Underwriting.”

133

Material U.S. Federal Tax Considerations for Non-U.S. Holders

The following is a general discussion of material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of shares of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

▪	an individual who is a citizen or resident of the United States;

▪

a corporation, or other organization treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

▪	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

▪

a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

A modified definition of non-U.S. holder applies for U.S. federal estate tax purposes (as discussed below).

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated or proposed thereunder and current administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of state, local or non-U.S. taxes, or, except as explicitly addressed herein, U.S. federal taxes other than income and estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax considerations that may be applicable to particular non-U.S. holders, such as:

▪	insurance companies;

▪	tax-exempt organizations;

▪	financial institutions;

▪	brokers or dealers in securities;

▪	regulated investment companies;

▪	pension plans;

▪	controlled foreign corporations;

▪	passive foreign investment companies;

▪	corporations that accumulate earnings to avoid U.S. federal income tax;

▪	certain U.S. expatriates;

▪	persons subject to the alternative minimum tax;

▪	persons in special situations;

▪	persons that have a “functional currency” other than the U.S. dollar;

▪	persons that acquire our common stock as compensation for services; and

▪	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment.

134

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. A partner in a partnership or other transparent entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of our common stock through a partnership or other transparent entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

If we pay distributions of cash or property with respect to shares of our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles and will be subject to withholding as described in the paragraphs below. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in its shares of our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock.” Any distribution described in this paragraph would also be subject to the discussion below in “-Foreign Account Tax Compliance Act.”

Subject to the exceptions described below, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on shares of our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain this exemption, a non-US holder must provide us with a properly executed original and unexpired IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of shares of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

135

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below in “—Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

▪

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a non-U.S. corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

▪

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition; or

▪

we are or were a “U.S. real property holding corporation” during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (within the meaning of the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on shares of our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding is not required. Subject to the discussion below under “—Foreign Account Tax Compliance Act,” non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) or otherwise subject to an exemption in order to avoid backup withholding at the applicable rate (currently 28% through December 31, 2012, and thereafter set to increase to 31%) with respect to dividends on shares of our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to the U.S. federal withholding tax, as described above in “—Dividends,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the payment of the proceeds of a disposition of shares of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies that it is a non-U.S. person (as defined in the Code) and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker and dispositions otherwise effected through a non-U.S. office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected through a non-U.S. office of a U.S. broker or non-U.S. office of a non-U.S. broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

136

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

Legislation enacted in March 2010, commonly referred to as FATCA, generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on and the gross proceeds from a sale or other disposition of our common stock, unless such persons comply with a complicated U.S. information reporting, due diligence, disclosure and certification regime. This new regime and its requirements are different from, and in addition to, the certification requirements described elsewhere in this discussion. As currently proposed, the FATCA withholding rules would apply to certain payments, including dividend payments on our common stock, if any, paid after December 31, 2013, and to payments of gross proceeds from the sale or other dispositions of our common stock paid after December 31, 2014. Although administrative guidance and proposed regulations have been issued, regulations implementing the new FATCA regime have not been finalized and the exact scope of these rules remains unclear and potentially subject to material changes. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, including any investment in our common stock made through another entity.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of such non-U.S. holder’s death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. Generally, amounts included in the taxable estate of decedents on or before December 31, 2012 are subject to U.S. federal estate tax at a maximum rate of 35%. However, the maximum U.S. federal estate tax rate is scheduled to increase to 55% with respect to the taxable estate of decedents dying after December 31, 2012.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of shares of our common stock, including the consequences of any proposed changes in applicable laws.

137

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC and Leerink Swann LLC are acting as joint book-running managers of this offering and the representatives of the underwriters. We will enter into an underwriting agreement with the representatives on behalf of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
UBS Securities LLC
Leerink Swann LLC
Rodman & Renshaw, LLC

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

▪	receipt and acceptance of our common stock by the underwriters, and

▪	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted the underwriters an option to buy up to an aggregate of              additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. Sales of shares made outside the United States may be made by affiliates of the underwriters. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	No exercise	Full exercise
Per share	$	$
Total

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $        .

138

No Sales of Similar Securities

We, each of our directors and executive officers and holders of all of our common stock have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not offer, sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to do the same. These restrictions will be in effect for a period of 180 days after the date of this prospectus, subject in each case to extension in the circumstances described in the paragraph below. At any time, the representatives may, in their sole discretion, release some or all of the securities held by our executive officers, directors and the other holders of our common stock from these lock-up agreements which, in the case of executive officers and directors, shall be with notice.

Notwithstanding the foregoing, and to the extent the rules of the Financial Industry Regulatory Authority, Inc. relating to such extensions remain in effect, if during the last 17 calendar days of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall, unless waived by the representatives, continue to apply until the date that is 15 calendar days plus three business days after the date of the issuance of the earnings release.

Indemnification

We agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ Global Market Listing

We are applying to list our common stock on the NASDAQ Global Market under the symbol “PRTK.”

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

▪	stabilizing transactions;

▪	short sales;

▪	purchases to cover positions created by short sales;

▪	imposition of penalty bids; and

▪	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

139

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Determination of Offering Price

Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

▪	the information set forth in this prospectus and otherwise available to the representatives;

▪	our history and prospects and the history of, and prospects for, the industry in which we compete;

▪	our past and present financial performance and an assessment of our management;

▪	our prospects for future earnings and the present state of our development;

▪	the general condition of the securities markets at the time of this offering;

▪	the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies; and

▪	other factors deemed relevant by the underwriters and us.

Affiliations

Certain of the underwriters and their affiliates may in the future from time to time provide investment banking and other financing, trading, banking, research, transfer agent and trustee services to us or our subsidiaries, for which they may in the future receive customary fees and expenses.

Notice to Investors

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area (EEA) that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

▪	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

▪

by the Managers to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Bookrunners for any such offer; or

▪	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and

140

the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to prospective investors in Australia

This offering memorandum is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or its professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This offering memorandum does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this offering memorandum is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to prospective investors in Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (1) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (2) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

141

Notice to prospective investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (SFA). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (2) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

▪

by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

▪	for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

▪

to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

▪	where no consideration is given for the transfer; or

▪	where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

142

Notice to prospective investors in Switzerland

The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (CO) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to prospective investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

143

Legal Matters

The validity of the shares of common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts and for the underwriters by Ropes & Gray LLP, Boston, Massachusetts. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 1,265,941 shares of our common stock and 2012 promissory notes with an aggregate principal amount of $0.3 million.

Experts

The financial statements as of December 31, 2011 and December 31, 2010 and for each of the two years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at http://www.sec.gov.

Upon completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the website of the SEC referred to above.

144

Paratek Pharmaceuticals, Inc.

Index to Financial Statements

December 31, 2010 and 2011

and

March 31, 2011 and 2012 (unaudited)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Paratek Pharmaceuticals, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, statements of convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Paratek Pharmaceuticals, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has insufficient capital resources available as of December 31, 2011 to fund planned operations through 2012, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 10, 2012

Paratek Pharmaceuticals, Inc.

Balance Sheets

	December 31,		March 31, 2012
	2010	2011	Actual	Pro Forma

			(Unaudited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$19,529,135	$2,457,515	$4,228,392	$4,228,392
Accounts receivable	403,733	—	79,181	79,181
Unbilled receivables	530,809	234,862	149,220	149,220
Prepaid expenses and other current assets	701,518	94,283	176,212	176,212
Restricted cash	—	257,288	257,288	257,288

Total current assets	21,165,195	3,043,948	4,890,293	4,890,293
Fixed assets, net	649,469	389,136	297,079	297,079
Restricted cash, long-term	257,288	—	166,728	166,728
Other assets	342,885	371,378	453,915	453,915

Total assets	$22,414,837	$3,804,462	$5,808,015	$5,808,015

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$518,795	$653,855	$1,968,668	$1,968,668
Accrued expenses	3,791,716	4,845,415	4,336,622	4,336,622
Accrued rent	95,744	55,385	44,480	44,480
Deferred revenue	23,872,349	190,668	190,668	190,668

Total current liabilities	28,278,604	5,745,323	6,540,438	6,540,438
Deferred revenue, long-term	30,333,104	532,280	484,613	484,613
Accrued rent, long-term	302,138	297,601	301,512	301,512
Nonconvertible note	—	—	223,367	223,367
Other liabilities	346,261	357,024	439,185	439,185
Derivative liability	—	—	6,286,599	6,286,599
Convertible preferred stock warrants	759,146	79,989	74,828	—

Total liabilities	60,019,253	7,012,217	14,350,542	14,275,714

Commitments and contingencies (Note 14)
Convertible preferred stock	125,786,798	125,786,798	80,565,143	—
Stockholders’ deficit
Common stock, $.001 par value, 70,000,000 shares authorized, 9,754,473, 9,978,223, 16,465,912 and 37,038,448 issued and outstanding at December 31, 2010 and 2011, and March 31, 2012 (unaudited) and March 31, 2012 (pro forma, unaudited), respectively	9,754	9,978	16,466	37,038
Receivable from issuance of common stock			(5,000)	(5,000)
Additional paid-in capital	2,740,737	3,179,945	48,455,195	129,074,594
Accumulated deficit	(166,141,705)	(132,184,476)	(137,574,331)	(137,574,331)

Total stockholders’ deficit	(163,391,214)	(128,994,553)	(89,107,670)	(8,467,699)

Total liabilities, convertible preferred stock and stockholders’ deficit	$22,414,837	$3,804,462	$5,808,015	$5,808,015

The accompanying notes are an integral part of these financial statements.

Paratek Pharmaceuticals, Inc.

Statements of Operations

	Years Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012

			(Unaudited)	(Unaudited)
Revenue
Research and development revenue	$24,687,866	$52,252,413	$3,057,569	$113,553
Grant revenue	1,082,584	1,040,325	146,232	246,388

Total revenue	25,770,450	53,292,738	3,203,801	359,941

Operating expenses
Research and development	20,800,537	16,695,261	4,482,892	3,620,432
General and administrative	4,289,054	3,327,210	884,338	1,418,483

Total operating expenses	25,089,591	20,022,471	5,367,230	5,038,915

Operating income (loss)	680,859	33,270,267	(2,163,429)	(4,678,974)

Other income and expenses
Interest income	19,696	4,956	2,364	282
Interest expense	—	—	—	(223,367)
Other income	831,292	682,006	55,995	5,161
Other expense	(7,767)	—	—	(492,957)

Income (loss) from operations before income taxes	1,524,080	33,957,229	(2,105,070)	(5,389,855)
Provision (benefit) for income taxes	—	—	—	—

Net income (loss)	$1,524,080	$33,957,229	$(2,105,070)	$(5,389,855)

Basic net income (loss) per share available to common stockholders	$(0.92)	$2.37	$(0.48)	$(0.66)

Diluted net income (loss) per share available to common stockholders	$(0.92)	$0.91	$(0.48)	$(0.66)

Weighted average common shares used in calculating basic net income (loss) per share available to common stockholders	9,724,634	9,934,889	9,815,313	10,694,478

Weighted average common shares used in calculating diluted net income (loss) per share available to common stockholders	9,724,634	37,422,921	9,815,313	10,694,478

Proforma net income (loss) per share available to common stockholders—basic (unaudited)		$0.90		$(0.17)

Proforma net income (loss) per share available to common stockholders—diluted (unaudited)		$0.89		$(0.17)

Weighted average shares used to compute proforma net income (loss) per share available to common stockholders—basic (unaudited)		36,981,926		31,267,014

Weighted average shares used to compute proforma net income (loss) per share available to common stockholders—diluted (unaudited)		37,422,921		31,267,014

The accompanying notes are an integral part of these financial statements.

Paratek Pharmaceuticals, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

	Series A-H Convertible Preferred Stock	Common stock		Additional Paid-in Capital	Receivable from issuance of common stock	Accumulated Deficit	Total Stockholders’ Deficit
		Shares	Amount
Balance at December 31, 2009, as revised	$125,786,798	9,690,222	$9,690	$2,193,761	$(120,000)	$(167,665,785)	$(165,582,334)
Issuance of common stock under stock option plan	—	64,251	64	92,341	120,000	—	212,405
Stock-based compensation expense	—	—	—	454,635	—	—	454,635
Net income	—	—	—	—	—	1,524,080	1,524,080

Balance at December 31, 2010	125,786,798	9,754,473	9,754	2,740,737	—	(166,141,705)	(163,391,214)
Issuance of common stock under stock option plan		223,750	224	133,527			133,751
Stock-based compensation expense				305,681			305,681
Net income						33,957,229	33,957,229

Balance at December 31, 2011	125,786,798	9,978,223	9,978	3,179,945	—	(132,184,476)	(128,994,553)
Issuance of common stock under stock option plan (unaudited)		13,188	13	6,862	(5,000)		1,875
Stock-based compensation expense (unaudited)				53,208			53,208
Conversion of convertible preferred stock to common stock (unaudited)	(45,221,655)	6,474,501	6,475	45,215,180			45,221,655
Net loss (unaudited)						(5,389,855)	(5,389,855)

Balance at March 31, 2012 (unaudited)	$80,565,143	16,465,912	$16,466	$48,455,195	$(5,000)	$(137,574,331)	$(89,107,670)

The accompanying notes are an integral part of these financial statements.

Paratek Pharmaceuticals, Inc.

Statements of Cash Flows

	Years Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012

			(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$1,524,080	$33,957,229	$(2,105,070)	$(5,389,855)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	646,146	313,332	90,081	68,332
(Gain) loss on disposal of fixed assets	7,767	(2,850)	(4,000)	—
Stock-based compensation expense	454,635	305,681	76,678	53,208
Gain on mark to market on convertible preferred stock warrants	(97,854)	(679,157)	(51,995)	(5,161)
Noncash interest expense	—	—	—	223,367
Loss on nonconvertible note issuance	—	—	—	492,957
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(407,719)	607,235	531,378	(81,929)
Accounts and unbilled receivables	1,715,193	699,680	296,680	6,461
Accounts payable	(84,597)	107,742	(124,547)	1,338,537
Accrued expenses	(998,945)	1,140,940	2,133,281	(508,793)
Accrued rent	89,570	(44,896)	(11,224)	(6,994)
Other liabilities and other assets	—	(14,730)	(14,730)	—
Deferred revenue	(13,694,714)	(53,482,505)	(5,968,086)	(47,667)

Net cash used in operating activities	(10,846,438)	(17,092,299)	(5,151,554)	(3,857,537)

Cash flows from investing activities
Purchase of fixed assets	(439,400)	(114,072)	(101,251)	—
Sale of fixed assets	—	4,000	4,000	—
Increase in restricted cash	(157,517)	—	—	(166,728)

Net cash used in investing activities	(596,917)	(110,072)	(97,251)	(166,728)

Cash flows from financing activities
Proceeds from issuance of common stock	127,250	130,751	37,501	1,500
Proceeds from nonconvertible note issuance	—	—	—	5,793,642

Net cash provided by financing activities	127,250	130,751	37,501	5,795,142

Net change in cash and cash equivalents	(11,316,105)	(17,071,620)	(5,211,304)	1,770,877

Cash and cash equivalents
Beginning of period	30,845,240	19,529,135	19,529,135	2,457,515

End of period	$19,529,135	$2,457,515	$14,317,831	$4,228,392

The accompanying notes are an integral part of these financial statements.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

1.	Nature of the Business

Paratek Pharmaceuticals, Inc. (the “Company”) is a Delaware corporation and has its principal place of business in Boston, Massachusetts. The Company was incorporated in July 1996. The Company is a pharmaceutical company focused on the discovery, development, and commercialization of innovative medicines that are designed to save lives and alleviate suffering.

The Company has incurred cumulative net losses since its inception and expects to incur additional operating losses in the foreseeable future as the Company continues its product development programs. The Company is subject to a number of risks similar to other companies in the biotechnology industry, including rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, competition from substitute products and larger companies, customers’ reliance on third-party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third parties, product liability concerns, and dependence on key individuals.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. However, the Company has incurred significant losses and does not have product sales. As of December 31, 2011 and March 31, 2012, the Company had cash and cash equivalents of $2,457,515 and $4,228,392, respectively. Present capital resources are not sufficient to fund the Company’s planned operations for a twelve month period from December 31, 2011, and therefore, raise substantial doubt about the Company’s ability to continue as a going concern. The Company will, during the remainder of 2012, require significant additional funding to continue operations. Failure to receive additional funding could cause the Company to cease operations, in part or in full. The financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Management of the Company is currently pursuing a financing to raise the additional capital needed to continue planned operations. In the event that the Company is unable to complete a sufficient public offering in a timely manner, the Company would need to pursue other financing alternatives during the remainder of 2012, which could include a private financing, bridge financing or collaboration agreements. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into additional collaborative arrangements. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. Arrangements with collaborators or others may require the Company to relinquish rights to certain of its technologies or product candidates. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate its research and development programs or future commercialization efforts, which could adversely affect its business prospects.

2.	Summary of Significant Accounting Policies

Unaudited Interim Financial Data

The accompanying unaudited March 31, 2012 balance sheet, the statements of operations and cash flows for the three months ended March 31, 2011 and March 31, 2012, and the statements of convertible preferred stock and stockholders’ deficit for the three months ended March 31, 2012 and the related interim information contained within the notes to the financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and the disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete financial statements. In the opinion of management, the unaudited interim financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

the fair statement of the Company’s financial position at March 31, 2012 and results of its operations and its cash flows for the three months ended March 31, 2011 and 2012. The results for the three months ended March 31, 2012 are not necessarily indicative of the Company’s future results.

Unaudited Pro Forma Balance Sheet and Pro Forma Income (Loss) Per Share Available to Common Stockholders

On June 13, 2012, the Company’s Board of Directors authorized the management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. The unaudited pro forma balance sheet as of March 31, 2012 reflects the anticipated conversion of all Series A, Series C, Series D, Series F and Series H convertible preferred stock outstanding as of that date into 20,572,536 shares of common stock, occurring immediately prior to the anticipated closing of the Company’s proposed initial public offering. In addition, the unaudited pro forma balance sheet as of March 31, 2012 reflects the impact of the reclassification of warrants to purchase convertible preferred stock into warrants to purchase common stock immediately prior to the anticipated closing of the Company’s proposed initial public offering.

Unaudited pro forma net income (loss) per share available to common stockholders is computed using the weighted-average number of common shares outstanding after giving effect to the pro forma effect of the conversion of all convertible preferred stock during the year ended December 31, 2011 and the three months ended March 31, 2012 into shares of the Company’s common stock as if such conversion had occurred at the beginning of the period presented. The numerator in the pro forma basic and diluted net income (loss) per share available to common stockholders calculation has been adjusted to remove gains and losses resulting from remeasurements of the outstanding convertible preferred stock warrant liabilities through March 31, 2012, as these warrants will be converted into warrants to purchase anticipated common stock immediately prior to the anticipated closing of the Company’s proposed initial public offering.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Segment and Geographic Information

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment and the Company operates in only one geographic segment.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash and accounts receivable. The Company places its cash in an accredited financial institution and this balance is above federally insured

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

amounts. The Company has no significant off-balance sheet concentrations of credit risk such as foreign currency exchange contracts, option contracts or other hedging arrangements. For the years ended December 31, 2010 and 2011, Novartis represented 93% and 99% of research and development revenues, respectively. As of December 31, 2010 and 2011, Novartis represented 67% and 0% and the NIH represented 30% and 85% of accounts and unbilled receivable, respectively. In addition, Warner Chilcott represented 14% of accounts and unbilled receivable as of December 31, 2011. For the three months ended March 31, 2011, Novartis represented 98% of research and development revenue. For the three months ended March 31, 2012, Warner Chilcott, Elanco and the NIH represented 18%, 14% and 68% of revenue, respectively. As of March 31, 2012 the NIH, Warner Chilcott, and a receivable from a sublessee represented 57%, 28% and 14% of accounts and unbilled receivable, respectively.

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents amounts on deposit in banks, money market funds and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

Fixed Assets

Fixed assets are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the related assets, which range from three to ten years. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight-line basis. Upon sale or retirement, the asset cost and related accumulated depreciation are removed from the respective accounts, and any related gain or loss is reflected in results of operations. Repair and maintenance costs are expensed as incurred.

Convertible Preferred Stock

Preferred Stock is initially recorded at the proceeds received, net of issuance costs and value allocated to warrants, where applicable.

Convertible Preferred Stock Warrants

The Company accounts for free standing warrants as liabilities at their fair value. The Company measures the fair value at the end of each reporting period and records the change to other income (expense).

Accumulated Other Comprehensive Income (Loss)

U.S. GAAP establishes standards for reporting and displaying a full set of general purpose financial statements to be expanded to include the reporting of comprehensive income, which includes net income and other comprehensive income. For all periods presented the comprehensive income (loss) was equal to the net income (loss).

Other Income (Expense)

The Company records gains and losses on the change in fair value of convertible preferred stock warrants, the recognition of federal and state sponsored tax incentives and other one-time income or expense-related items in other income (expense) on the Company’s statement of operations.

Revenue Recognition

The Company enters into product development agreements with collaborators for the research and development of therapeutic products. The terms of these agreements may include nonrefundable signing and licensing fees,

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

funding for research, development and manufacturing, milestone payments and royalties on any product sales derived from collaborations. The Company assesses these multiple elements in accordance with the Financial Accounting Standards Board, or (“FASB”), Accounting Standards Codification (“ASC”), Revenue Recognition, in order to determine whether particular components of the arrangement represent separate units of accounting.

In January 2011, the Company adopted new authoritative guidance on revenue recognition for multiple element arrangements. This guidance, which applies to multiple element arrangements entered into or materially modified on or after January 1, 2011, amends the criteria for separating and allocating consideration in a multiple element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. The fair value of deliverables under the arrangement may be derived using a best estimate of selling price if vendor specific objective evidence and third-party evidence are not available. Deliverables under the arrangement will be separate units of accounting provided that a delivered item has value to the customer on a stand-alone basis and if the arrangement does not include a general right of return relative to the delivered item and delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. The Company also adopted guidance that permits the recognition of revenue contingent upon the achievement of a milestone in its entirety, in the period in which the milestone is achieved, only if the milestone meets certain criteria and is considered to be substantive. The Company did not enter into any significant multiple element arrangements or materially modify any of its existing multiple element arrangements during the year ended December 31, 2011 or the three months ended March 31, 2012. The Company’s existing license and collaboration agreements continue to be accounted for under previously issued revenue recognition guidance for multiple element arrangements and milestone revenue recognition, as described below.

The Company recognized upfront license payments as revenue upon delivery of the license only if the license had stand-alone value and the fair value of the undelivered performance obligations could be determined. If the fair value of the undelivered performance obligations could be determined, such obligations were accounted for separately as the obligations were fulfilled. If the license was considered to either not have stand-alone value or have stand-alone value but the fair value of any of the undelivered performance obligations could not be determined, the arrangement was accounted for as a single unit of accounting and the license payments and payments for performance obligations were recognized as revenue over the estimated period of performance.

Whenever the Company determined that an arrangement should be accounted for as a single unit of accounting, the Company determined the period over which the performance obligations would be performed and revenue would be recognized. If the Company could not reasonably estimate the timing and the level of effort to complete our performance obligations under the arrangement, then revenue under the arrangement was recognized on a straight-line basis over the period that the Company expected to complete its performance obligations, which is reassessed at each subsequent reporting period.

The Company’s collaboration agreements may include additional payments upon the achievement of performance-based milestones. As milestones are achieved, a portion of the milestone payment, equal to the percentage of the total time that the Company has performed the performance obligations to date over the total estimated time to complete the performance obligations, multiplied by the amount of the milestone payment, is recognized as revenue upon achievement of such milestone. The remaining portion of the milestone will be recognized over the remaining performance period. Milestones that are tied to regulatory approval are not considered probable of being achieved until such approval is received. Milestones tied to counterparty performance are not included in the Company’s revenue model until the performance conditions are met.

To date, the Company has not received any royalty payments or recognized any royalty revenue. The Company will recognize royalty revenue upon the sale of the related products, provided there are no remaining performance obligations under the arrangement.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

The Company records deferred revenue when payments are received in advance of the culmination of the earnings process. This revenue is recognized in future periods when the applicable revenue recognition criteria have been met.

Government research grants that provide for payments to the Company for work performed are recognized as revenue when the related expense is incurred.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses consist of the costs incurred in performing research and development activities, including personnel-related costs, stock-based compensation, facilities, research-related overhead, clinical trial costs, contracted services, manufacturing, license fees and other external costs. The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received rather than when the payment is made.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which these temporary differences are expected to be recovered or settled. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. Reserves are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filing is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as components of income tax expense. To date, the Company has not taken any uncertain tax positions or recorded any reserves, interest or penalties.

Stock-Based Compensation

The Company expenses the fair value of employee stock options over the vesting period. Compensation expense is measured using the fair value of the award at the grant date, net of estimated forfeitures. The fair value of each stock-based award is estimated using the Black-Scholes option valuation model and is expensed straight-line over the vesting period.

Fair Value Measurements

Financial instruments, including cash and cash equivalents, unbilled receivables, accounts receivable, accounts payable, and accrued expenses are carried on the financial statements at amounts that approximate fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of a mutual fund. The mutual fund is managed by a financial institution with a strong credit rating. Accordingly, this investment is subject to minimal credit and market risks.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

The following tables present information about the Company’s financial assets and liabilities that have been measured at fair value as of December 31, 2010 and 2011 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities or other inputs that are observable market data. Fair values determined by Level 3 inputs utilize unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Descriptions	December 31, 2010	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Mutual Fund	$342,885	$—	$342,885	$—

Liabilities
Convertible preferred stock warrants	$759,146	$—	$—	$759,146

Descriptions	December 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Mutual Fund	$371,378	$—	$371,378	$—

Liabilities
Convertible preferred stock warrants	$79,989	$—	$—	$79,989

Descriptions	March 31, 2012 (Unaudited)	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Mutual Fund	$439,185	$—	$439,185	$—

Liabilities
Convertible preferred stock warrants	$74,828	$—	$—	$74,828
Derivative liability	6,286,599	—	—	6,286,599

	$6,361,427	$—	$—	$6,361,427

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

As of December 31, 2010 and 2011 and March 31, 2012, the fair values of the mutual fund is determined through market observable sources and are classified as Level 2. The carrying amounts reflected in the balance sheets for cash and cash equivalents, accounts receivables, unbilled receivables, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate fair value due to their short-term maturities. The fair value of the convertible preferred stock warrants was determined using the Black-Scholes option valuation model. The quantitative information associated with the fair value measurement of the Company’s Level 3 inputs related to the convertible preferred stock warrants include the fair value per share of the underlying convertible preferred stock, the remaining contractual term of the warrants, risk-free interest rate, expected dividend yield, and expected volatility of the price of the underlying preferred stock. The table below quantifies the inputs used as of March 31, 2012.

	March 31, 2012 (Unaudited)
	Series F	Series H
Remaining contractual term (in years)	0.25	3.96
Risk-free interest rate	0.08%	0.76%
Expected dividend yield	0%	0%
Expected volatility	72%	72%

The fair value of the derivative liability related to the nonconvertible notes was determined using a probability adjusted discounted cash flow model. The quantitative information associated with the fair value measurement of the Company’s Level 3 inputs related to the derivative liability include the probabilities of an event requiring repurchase of the nonconvertible notes, which range from 10% to 30%, the estimated date of repurchase, which ranges six months to 21 months, and a discount rate of 25%.

The following table provides a rollforward of the fair value of the convertible preferred stock warrants categorized as Level 3 instruments, for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2012:

	Convertible Preferred Stock Warrants	Derivative Liability
Balance at December 31, 2009	$857,000	$—
Unrealized gain included in other income	(97,854)

Balance at December 31, 2010	759,146	—
Unrealized gain included in other income	(679,157)

Balance at December 31, 2011	79,989	—
Unrealized gain included in other income	(5,161)
Fair value ascribed as a derivative liability		6,286,599

Balance at March 31, 2012 (Unaudited)	$74,828	$6,286,599

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). This newly issued accounting standard clarifies the application of certain existing fair value

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This ASU is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011, which for the Company is January 1, 2012. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

3.	Revision of Prior Period Financial Statements

The Company has reclassified convertible preferred stock amounts from stockholders’ deficit to mezzanine, and reclassified the issuance costs associated with the convertible preferred stock from additional paid in capital and accumulated deficit to convertible preferred stock within the mezzanine section of the balance sheet in accordance with Regulation S-X Rule 5-02.28.

The Company has also identified certain convertible preferred stock warrants that were originally accounted for as equity. The convertible preferred stock warrants are convertible into shares of mezzanine classified preferred stock, and in accordance with ASC 480, the convertible preferred stock warrants should have been accounted for as liabilities with the changes in the fair value of the convertible preferred stock warrants recorded in the statement of operations as other income (expense). These errors impacted reporting periods beginning in the year ended December 31, 2004 and subsequent periods through December 31, 2009.

In evaluating whether the Company’s previously issued financial statements were materially misstated due to the misclassification of the convertible preferred stock warrants, the Company considered the guidance in (ASC) Topic 250, Accounting Changes and Error Corrections, ASC Topic 250-10-S99-1, Assessing Materiality, and ASC Topic 250-10-S99-2, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. The Company concluded these errors were not material, individually or in the aggregate, to any of the prior reporting periods, and therefore, restatements of previously issued financial statements were not required. However, the cumulative error would be material in the year ended December 31, 2010, if the entire correction was recorded in the year ended December 31, 2010 and would have impacted comparisons to prior and future periods.

As such, the reclassifications to the stockholders’ deficit section of the balance sheet in accordance with Regulation S-X Rule 5-02.28 and the effect of the revision for these corrections as of December 31, 2009 is reflected herein and is presented below as originally reported and after revision.

	December 31, 2009, As Reported	Adjustments	December 31, 2009, As Revised
Accumulated deficit	$(170,314,339)	$2,648,554	$(167,665,785)
Additional paid in capital	1,191,145	1,002,616	2,193,761
Convertible preferred stock	130,294,968	(4,508,170)	125,786,798

4.	Net Income (Loss) Per Share Available to Common Stockholders

Basic net income (loss) per share available to common stockholders is calculated by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted net income (loss) per share available to common stockholders is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method or the as if converted method, as applicable. For purposes of this calculation, convertible preferred stock, stock options and convertible preferred stock warrants are considered to be common stock equivalents and are only included in the calculation of diluted net income (loss) per share available to common stockholders when their effect is dilutive.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

The following table presents the computation of basic and diluted net income (loss) per share available to common stockholders and pro forma net income (loss) per share available to common stockholders:

	Years Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012

			(Unaudited)	(Unaudited)
Net Income (Loss) Per Share Available to Common Stockholders
Numerator
Net income (loss)	$1,524,080	$33,957,229	$(2,105,070)	$(5,389,855)
Less: Unaccreted dividends on convertible preferred stock	(10,448,609)	(10,448,611)	(2,576,370)	(1,682,158)

Net income (loss) available to common stockholders—basic	(8,924,529)	23,508,618	(4,681,440)	(7,072,013)
Add: Unaccreted dividends on convertible preferred stock	—	10,448,611	—	—

Net income (loss) available to common stockholders—diluted	(8,924,529)	33,957,229	(4,681,440)	(7,072,013)

Denominator
Weighted-average common shares—basic	9,724,634	9,934,889	9,815,313	10,694,478
Effect of dilutive securities
Convertible preferred stock	—	27,047,037	—	—
Stock options	—	440,995	—	—

Weighted-average common shares diluted	9,724,634	37,422,921	9,815,313	10,694,478
Net income (loss) per share available to common stockholders—basic	$(0.92)	$2.37	$(0.48)	$(0.66)

Net income (loss) per share available to common stockholders—diluted	$(0.92)	$0.91	$(0.48)	$(0.66)

Pro Forma Net Income (Loss) Per Share
Available to Common Stockholders (unaudited)
Numerator
Net income (loss)		$33,957,229		$(5,389,855)
Less: Pro forma adjustment to reverse the mark-to market adjustment related to the convertible preferred stock warrant liability		(679,157)		(5,161)

Net income (loss) used to compute pro forma net income (loss) per share available to common stockholders		$33,278,072		$(5,395,016)

Denominator
Weighted-average number of common shares used in net income (loss) per share available to common stockholders—basic		9,934,889		10,694,478
Plus: Pro forma adjustments to reflect assumed weighted-average effect of conversion of convertible preferred stock		27,047,037		20,572,536

Weighted average shares used to compute proforma net income (loss) available to common stockholders—basic		36,981,926		31,267,014

Effect of dilutive securities
Proforma adjustment to reflect stock options		440,995		—

Weighted-average shares used to compute proforma net income (loss) per share available to common stockholders—diluted		37,422,921		31,267,014

Pro forma net income (loss) per share available to common stockholders—basic		$0.90		$(0.17)
Pro forma net income (loss) per share available to common stockholders—diluted		$0.89		$(0.17)

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

The following common stock equivalents of potentially dilutive securities have been excluded from the computation of diluted weighted-average shares outstanding as of December 31, 2010 and 2011, and the three months ended March 31, 2011 and 2012 as they would be anti-dilutive:

	Years Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012

			(Unaudited)	(Unaudited)
Stock options	2,540,501	1,128,437	2,467,938	2,000,188
Convertible preferred stock	27,047,037	—	27,047,037	20,572,536
Convertible preferred stock warrants	405,800	405,800	405,800	405,800

5.	License and Collaboration Agreements

Warner Chilcott

On July 2, 2007, the Company signed a Collaborative Research and License Agreement (the “CRL Agreement”) with a subsidiary of Warner Chilcott plc (“Warner Chilcott”). The CRL Agreement provides Warner Chilcott with an exclusive patent license in the U.S. for the research, development, and commercialization of a tetracycline derived treatment for acne and rosacea. The CRL Agreement provides that during the research period of the collaboration, the Company and Warner Chilcott will seek to identify for clinical development a novel tetracycline derivative discovered by the Company. Thereafter, Warner Chilcott will be responsible for the U.S. development and commercialization of compounds arising from the research portion of the collaboration. Under the terms of the CRL Agreement, the Company received a $4,000,000 upfront payment, funding for the research portion of the collaboration, milestone payments of up to an aggregate amount of approximately $25,000,000 upon the achievement of specified development and regulatory milestones and tiered royalties based on a percentage of U.S. net product sales ranging from the mid single digits to low double digits. The Company retained rights to all products covered by the CRL Agreement outside of the U.S.

The Company determined whether the performance obligations under this collaboration could be accounted for separately or as a single unit of accounting. The Company determined that the license, participation on steering committees and research and development services performance obligations represented a single unit of accounting. As the Company cannot reasonably estimate its level of effort over the collaboration, the Company recognizes revenue from the upfront payment, milestone payment and research and development services payments using the contingency-adjusted performance model over the expected development period. The development period was completed in June 2010. Under this model, when a milestone was earned or research and development services are rendered, revenue is immediately recognized on a pro-rata basis in the period the milestone was achieved or services were delivered based on the time elapsed from the effective date of the agreement. Thereafter, the remaining portion was recognized on a straight-line basis over the remaining development period.

During 2007, the Company received $4,000,000 as an upfront payment associated with the CRL Agreement. During 2010, the Company received $1,000,000 as a milestone payment associated with the CRL Agreement. For the year ended December 31, 2010, the Company recognized revenue of $1,422,003, related to these upfront, milestone and research services payments. For the year ended December 31, 2011 and three month periods ended March 31, 2012 and 2011, the Company did not recognize revenue related to the upfront, milestone and research services payments.

As the Company’s obligations under this arrangement have been completed, all future milestones are recognized as revenue when achieved.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

Novartis

On September 18, 2009, the Company signed a Collaborative Development, Manufacture and Commercialization License Agreement (the “Novartis Agreement”) with Novartis. The Novartis Agreement provided Novartis with a global, exclusive patent license for the development, manufacturing and marketing of the Company’s distinct novel, broad-spectrum oral and intravenous antibiotic, omadacycline. Under the Novartis Agreement, Novartis was to have led development activities for omadacycline, and the Company was to have co-developed and contributed a share of the development expense. Under the terms of the Novartis Agreement, the Company was entitled to receive an upfront payment, milestone payments relating to the product during the development and commercialization periods and royalties on worldwide sales.

The Company determined whether the performance obligations under this collaboration including the license, participation on steering committees, and research and development services could be accounted for separately or as a single unit of accounting. The Company determined that the performance obligations represented a single unit of accounting. As the Company could not reasonably estimate its level of effort over the collaboration, the Company recognized revenue from the upfront payment, milestone payment and research and development service payments using the contingency-adjusted performance model over the expected development period, which was originally estimated to be 3.5 years from the effective date of the Novartis Agreement. Under this model, when a milestone was earned or research and development services were rendered, revenue was immediately recognized on a pro-rata basis in the period the milestone was achieved or services were delivered based on the time elapsed from the effective date of the agreement. Thereafter, the remaining portion was recognized on a straight-line basis over the remaining development period.

During 2009, the Company received $70,000,000 as an upfront payment associated with the Novartis Agreement. During 2010, the Company received $10,000,000 as a milestone payment related to the Novartis Agreement. In August 2011, the Novartis Agreement was terminated and the Company has no future obligations under the Novartis Agreement. As a result of termination of the Novartis Agreement, the Company recognized the remaining deferred revenue related to the Novartis Agreement in 2011. For the years ended December 31, 2010 and 2011, the Company recognized revenue of $22,897,040 and $51,868,213, respectively, and had deferred revenue at December 31, 2010 and 2011 of $53,291,838 and $0, respectively, related to these upfront, milestone and research services payments. For the three month periods ended March 31, 2011 and 2012, the Company recognized revenue of $2,990,186 and $0, respectively, and had no deferred revenue at March 31, 2012.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

6.	Fixed Assets, Net

Fixed assets consist of the following:

	December 31,		March 31,
	2010	2011	2012

			(unaudited)
Laboratory equipment	$4,353,641	$2,258,178	$2,234,453
Office equipment	576,763	207,222	207,222
Computer equipment	627,959	364,744	364,744
Computer software	447,321	447,321	447,321
Automobile	39,736	39,736	39,736
Leasehold improvements	262,777	357,293	357,293
Construction in progress	87,241	—	—

Gross fixed assets	6,395,438	3,674,494	3,650,769
Less: Accumulated depreciation	(5,745,969)	(3,285,358)	(3,353,690)

Net fixed assets	$649,469	$389,136	$297,079

Depreciation and amortization for the years ended December 31, 2010 and 2011 was $646,146 and $313,332, respectively. Depreciation and amortization was $90,081 and $68,332 for the three months ended March 31, 2011 and 2012, respectively.

During 2010, the Company retired fixed assets of $6,536,417 with accumulated depreciation of $6,528,650. This resulted in a loss on retirement of $7,767. During 2011, the Company retired fixed assets of $2,775,093 with accumulated depreciation of $2,773,942, which resulted in a net gain on retirement of $2,850 due to proceeds received of $4,000.

7.	Accrued Expenses

Accrued expenses consist of the following:

	December 31,		March 31,
	2010	2011	2012

			(Unaudited)
Accrued legal costs	$838,917	$1,379,002	$449,274
Accrued contract research	2,430,764	3,136,571	3,108,449
Accrued other	522,035	329,842	778,899

	$3,791,716	$4,845,415	$4,336,622

8.	Nonconvertible Notes—Related Party (Unaudited)

In February and March 2012, the Company issued nonconvertible notes (the “2012 Notes”) to certain individuals and entities in the original aggregate principal amount of $5,793,642. The holders of the 2012 Notes include officers, employees and directors of the Company, making the 2012 Notes related party in nature. Pursuant to the terms of the 2012 Notes, upon a reorganization, which is defined as a capital reorganization of the common stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares), a consolidation or merger of the Company, other than a merger or consolidation of the Company in a transaction in which the Company’s shareholders immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction or a sale of all or substantially all of the Company’s assets, the 2012 Notes become due and payable and the Company is required to repay each note in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, and interest at a rate of 10.0% per year.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

Upon certain liquidity events, including the license, transfer or assignment of all or a material portion of the Company’s assets or intellectual property, a public offering or any other alternative financing other than a reorganization defined above, the board determines that the Company has sufficient cash on hand to repay the 2012 Notes and to fund the Company’s working capital and funding needs for the Company’s clinical trials and related activities for at least 180 days, then the Company is required to repay the outstanding principal amount of such notes, plus an amount equal to (i) 150% of the outstanding principal amount of each note if such repayment occurs before August 13, 2013, or (ii) 150% of the outstanding principal amount of each note, plus interest at a rate of 10.0% per year if the repayment occurs after August 13, 2013. In such instance, if the Company only has sufficient cash to repay a portion of the 2012 Notes, they shall be repaid on a pro rata basis. The 2012 Notes may also be repaid by the Company at any time with approval by the Company’s board of directors and consent from the holders of more than 50% of the outstanding 2012 Notes, in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, and interest at a rate of 10.0% per year. The 2012 Notes do not have a contractual maturity date.

The 2012 Notes included a provision which required the existing convertible preferred stockholders to participate in the offering of the 2012 Notes based on their pro rata share of the $5,000,000 offering amount. All convertible preferred stockholders were converted to common stock prior to the second closing of the 2012 Notes financing. The convertible preferred stockholders who contributed their pro rata share converted back to their respective series of convertible preferred stock and retained the rights and privileges of their respective preferred stock class. See Note 9 below for these rights and preferences. In the event that the convertible preferred stockholders did not contribute their pro rata share, these stockholders continued to hold common stock. Upon the closing of the transaction, 6,021,290 shares of convertible preferred stock converted into 6,474,501 shares of common stock. This conversion is reflected in Note 9.

The redemption features of the 2012 Notes, which are described above as the reorganization of the Company or the occurrence of a liquidity event, represent embedded derivatives. The embedded derivatives were recorded at a fair value of $6,286,599 upon the closing of the transaction within the derivative liability line on the balance sheet. As the fair value of the derivative liability exceeded the proceeds of the 2012 Notes, the difference of $492,957 between the fair value of the derivative liability and the proceeds from the 2012 Notes was recorded as a charge to other expense in the three months ended March 31, 2012. The derivative liability will be marked to market each reporting period with the change in fair value recorded in other income and expense.

As the fair value of the derivative liability exceeded the proceeds of the 2012 Notes, the 2012 Notes were initially recorded at $0. The fair value of the debt was determined using unobservable inputs and therefore is consider Level 3. The 2012 Notes are being accreted as interest expense to a face value of $5,793,642 based on management’s best estimate of when a transaction, as described above, requiring the repayment of the 2012 Notes will occur. Management’s best estimate of the accretion period is 16 months as of March 31, 2012. For the three months ended March 31, 2012, the Company recorded $223,367 as interest expense.

A summary of the accounting associated with the 2012 Notes is as follows (Unaudited):

Proceeds received during the three months ended March 31, 2012	$5,793,642
Less: Fair value ascribed as a derivative liability	(6,286,599)
Add: Charge for fair value of the derivative liability in excess of the proceeds received	(492,957)

Carrying value of the 2012 Notes	—
Accretion of the 2012 Notes during the three months ended March 31, 2012	223,367

2012 Notes carrying value at March 31, 2012	$223,367

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

9.	Convertible Preferred Stock

The following is a summary of the Company’s convertible preferred stock:

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Liquidation Preference (Per Share)	Conversion Price (Per Share)
As of December 31, 2010
Series A	1,500,000	1,500,000	$1,471,924	$2,991,836	$1.99	$1.00
Series B	755,835	755,835	11,816,026	22,325,918	29.54	9.93
Series C	5,100,500	5,100,500	18,850,460	37,734,098	7.40	4.00
Series D	6,390,866	6,390,866	30,286,670	52,655,079	8.24	4.75
Series E	928,249	928,249	9,440,330	13,843,401	14.91	10.17
Series F	2,630,914	947,347	4,188,362	6,830,435	7.21	4.75
Series G	1,229,105	1,229,105	12,500,000	17,313,699	14.09	10.17
Series H	9,937,251	9,741,924	37,233,026	49,493,481	5.08	4.10

	28,472,720	26,593,826	$125,786,798	$203,187,947

As of December 31, 2011
Series A	1,500,000	1,500,000	$1,471,924	$3,111,836	$2.07	$1.00
Series B	755,835	755,835	11,816,026	23,285,918	30.81	9.93
Series C	5,100,500	5,100,500	18,850,460	39,366,258	7.72	4.00
Series D	6,390,866	6,390,866	30,286,670	55,084,221	8.62	4.75
Series E	928,249	928,249	9,440,330	14,598,627	15.73	10.17
Series F	2,630,914	947,347	4,188,362	7,190,517	7.59	4.75
Series G	1,229,105	1,229,105	12,500,000	18,313,699	14.90	10.17
Series H	9,937,251	9,741,924	37,233,026	52,685,481	5.41	4.10

	28,472,720	26,593,826	$125,786,798	$213,636,557

As of March 31, 2012 (Unaudited)
Series A	1,500,000	1,150,000	$1,128,475	$2,409,989	$2.10	$1.00
Series B	755,835	—	—	—	—	—
Series C	5,100,500	3,513,000	12,983,368	27,429,767	7.81	4.00
Series D	6,390,866	5,664,009	26,842,054	49,391,944	8.72	4.75
Series E	928,249	—	—	—	—	—
Series F	2,630,914	754,499	3,337,129	5,789,516	7.67	4.75
Series G	1,229,105	—	—	—	—	—
Series H	9,937,251	9,491,028	36,274,117	52,112,608	5.49	4.10

	28,472,720	20,572,536	$80,565,143	$137,133,824

There has been no convertible preferred stock carrying value activity for the years ended December 31, 2010 and 2011. For the three months ended March 31, 2012, in conjunction with the issuance of nonconvertible notes as described in Note 8, certain convertible preferred stock converted to common stock as certain stockholders did not participate in the 2012 Notes financing.

The rights and preferences at December 31, 2011 of the Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H convertible preferred stock (collectively the “Preferred Stock”) are as follows:

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

Voting Rights

Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H convertible preferred stockholders are entitled to vote together with all other classes and series of stock as a single class on all matters, except those matters requiring a separate class vote, and are entitled to the number of votes equal to the number of shares of common stock into which each share of the applicable Series of Preferred Stock is then convertible.

Dividends

Shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H convertible preferred stock accrue cumulative dividends at a rate of 8% per annum. Such cumulative dividends shall be paid only upon liquidation, dissolution, winding-up of the Company, or a consolidation, merger of the Company or a sale of substantially all of the assets of the Company. As of December 31, 2011, no dividends have been declared or paid by the Company.

Liquidation Preference

The holders of Series H convertible preferred stock are entitled to be paid an amount equal to the greater of (i) $4.10 per share of Series H convertible preferred stock, plus all accrued but unpaid dividends or (ii) the amount per share of Series H convertible preferred stock that the holder would have been entitled to if such holder had converted such shares of Series H convertible preferred stock into common stock immediately prior to such liquidation event, first out of the assets of the Company available for distribution to the holders of the Company’s capital stock of all classes subject to the payment in full of all amounts required to be distributed to the holders of any other class of stock of the Company ranking on liquidation prior and in preference to the Series H convertible preferred stock, but before payment or distribution of any assets to the holders of any other class or series of the Company’s capital stock designated as junior to the Series H convertible preferred stock. The holders of Series A, Series B, Series C, Series D, Series E, Series F and Series G convertible preferred stock are then entitled to be paid out together from the remaining assets of the Company available for distribution to the holders of the Company’s capital stock, an amount equal to the issuance price of each Series of convertible preferred stock, plus all accrued or declared but unpaid dividends. At March 31, 2012, following the conversion of certain convertible preferred stock into common stock as part of the 2012 note financing, there are no shares of Series B, Series E, or Series G convertible preferred stock outstanding.

Conversion

Each share of convertible preferred stock is convertible into common stock at any time by dividing its issuance price by the conversion price, which is equal to the issuance price for Series A, Series C, Series D, Series E, Series F, Series G and Series H convertible preferred stock, and is $9.93 for Series B at December 31, 2011 and 2010, and is subject to antidilution adjustment. At March 31, 2012, following the conversion of certain convertible preferred stock into common stock as part of the 2012 Note financing, there are no shares of Series B, Series E, or Series G convertible preferred stock outstanding. Upon the closing of a sale of shares of common stock in a public offering all outstanding shares of each Series of preferred stock shall be automatically converted into shares of common stock at the then effective conversion price provided minimum proceeds of $40 million and a price per share of not less than $6.14 are received by the Company.

10.	Convertible Preferred Stock Warrants

As of December 31, 2010 and 2011, and March 31, 2012, the Company had 210,473 warrants outstanding with a weighted-average exercise price of $4.75 to purchase Series F convertible preferred stock (the “Series F

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

warrants”) and 195,327 warrants outstanding with a weighted-average exercise price of $4.10 to purchase Series H convertible preferred stock (the “Series H warrants”). On June 30, 2012, the Series F convertible preferred stock warrants expired unexercised.

For the years ended December 31, 2010 and 2011, the Company recorded other income related to the remeasurement of the Series F warrants of $74,649 and $262,320, respectively. For the years ended December 31, 2010 and 2011, the Company recorded other income related to the remeasurement of the Series H warrants of $23,205 and $416,837, respectively. For the three months ended March 31, 2011 and 2012, the Company recorded other income related to the remeasurement of the Series F warrants of $34,285 and $34, respectively. For the three months ended March 31, 2011 and 2012, the Company recorded other income related to the remeasurement of the Series H warrants of $17,709 and $5,127, respectively.

11.	Stock-Based Compensation

In December 1996, the Board of Directors approved the 1996 Stock Option Plan (the “1996 Plan”). Under the 1996 Plan, as amended, options to purchase 4,500,000 shares of common stock were approved for grant. Under the 1996 Plan, the Company may grant incentive or nonqualified stock options. On September 29, 2000, the Board of Directors approved amendments to the 1996 Plan to include grants of restricted stock awards. Generally, stock options and restricted stock awards are granted at no less than fair market value as determined by the Board of Directors expire no later than ten years from the date of grant and vest over various periods not exceeding five years.

Under the terms of the 1996 Plan, as amended, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant.

In September 2000, the Board of Directors approved amendments to the 1996 Plan to allow for the early exercise of unvested stock options, subject to certain restrictions including the ability of the Company to repurchase such shares upon an option holder’s termination of employment with the Company if such shares have not yet vested. As a result of this amendment, all options outstanding are exercisable.

In October 2005, the Board of Directors approved the 2005 Stock Option Plan (the “2005 Plan”). Under the 2005 Plan, options to purchase 1,500,000 shares of common stock were approved for grant. In addition, all remaining shares available for grant under the 1996 Plan became authorized for issuance under the 2005 Stock Plan. Under the 2005 Plan, the Company may grant incentive or nonqualified stock options. Under the terms of the 2005 Plan the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value for the common stock on the date of grant. Generally, stock options and restricted stock awards are granted at no less than fair market value, expire no later than ten years from grant, and vest over numerous periods not exceeding four years. The 2005 Plan allows for the early exercise of unvested stock options, subject to certain restrictions including the ability of the Company to repurchase such shares upon an option holder’s termination of employment with the Company if such shares have not yet vested.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

A summary of stock option activity for the years ended December 31, 2010 and 2011 and three month period ended March 31, 2012 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding

Balances at December 31, 2009	2,328,815	$1.18
Granted	313,500	2.00
Exercised	(64,251)	1.44
Forfeited	(37,563)	0.60

Balances at December 31, 2010	2,540,501	1.28	5.4	$1,822
Granted	3,500	2.00
Exercised	(223,750)	0.60
Forfeited	(305,438)	0.87

Balances at December 31, 2011	2,014,813	1.42
Granted (unaudited)	—	—
Exercised (unaudited)	(13,188)	0.52
Forfeited (unaudited)	(1,437)	2.00

Balances at March 31, 2012 (unaudited)	2,000,188	$1.43

Exercisable, December 31, 2011	2,014,813	$1.42	5.0	$128

Exercisable, March 31, 2012 (unaudited)	2,000,188	$1.43	4.1	$125

Vested and expected to vest, December 31, 2011	1,995,233
Vested and expected to vest, March 31, 2012 (unaudited)	1,985,933

At December 31, 2010 and 2011 and March 31, 2012, 2,540,501, 2,014,813, and 2,000,188 stock options were exercisable, respectively, and 205,026, 506,964, and 508,401 stock options were available for grant, respectively. Of the total options exercisable at December 31, 2010, 2011 and March 31, 2012, 2,032,928, 1,792,742 and 1,838,937, respectively, were vested and 507,573, 222,071 and 161,251, respectively, were subject to further vesting provisions. At December 31, 2010, 2011 and March 31, 2012, the Company had 2,438, 188 and no shares exercised by employees, respectively, which were still subject to certain vesting restrictions. The shares are released from the restrictions ratably over the remaining vesting periods.

The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company’s common stock of $2.00 per share at December 31, 2010 and $0.73 per share at December 31, 2011 and March 31, 2012 and the exercise price of the underlying options.

The total intrinsic value of stock options exercised was $19,750 and $312,250 for the years ended December 31, 2010 and 2011, respectively and $2,990 for the three months ended March 31, 2012.

The weighted-average grant-date fair value of grants of stock options was $1.26 per share and $1.29 per share for the years ended December 31, 2010 and 2011, respectively. No stock options were granted in the three months ended March 31, 2012.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

Stock-based compensation expense is estimated as of the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period. The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model. The expected term and expected volatility are based on comparable companies from a representative peer group based on industry and market capitalization. The risk- free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with a remaining term approximating the expected term used as the input to the Black-Scholes model. The relevant data used to determine the value of the stock option grants is as follows:

	Years Ended December 31,
	2010	2011
Weighted average risk-free interest rate	1.7%	2.1%
Expected term in years	5.4	5.9
Expected volatility	74%	72%
Expected dividends	0.0%	0.0%

For all grants, the amount of stock-based compensation expense recognized has been adjusted for estimated forfeitures of awards for which the requisite service is not expected to be provided. Estimated forfeiture rates are developed based on the Company’s analysis of historical forfeiture data.

The Company recognizes the associated compensation expense on a straight-line basis over the vesting periods of the awards, net of estimated forfeitures. The following table presents stock-based compensation expense included in the Company’s statement of operations.

	Years Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012

			(Unaudited)	(Unaudited)
General and administrative expense	$287,109	$134,860	$34,811	$22,029
Research and development expense	167,526	170,821	41,867	31,179

Total stock-based compensation expense	$454,635	$305,681	$76,678	$53,208

Total unrecognized stock-based compensation expense for all stock-based awards was $512,877, $223,381 and $174,757 at December 31, 2010 and 2011 and March 31, 2012, respectively. These amounts will be recognized over a weighted-average period of 2.4, 2.1 years and 2.2 years, respectively.

12.	Income Taxes

There is no provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. The reported amount of income tax expense for the years differs from the amount that would result from applying domestic federal statutory tax rates to pretax losses primarily because of changes in valuation allowance.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate is as follows:

	Year Ended December 31,
	2010	2011
Federal statutory rate	34.00%	35.00%
State taxes, net of Federal benefit	3.64%	5.29%
Permanent differences	(11.29)%	(0.05)%
Change in tax rate	22.33%	(4.07)%
Change in valuation allowance	(48.65)%	(36.27)%
Other	(0.03)%	0.10%

	0.00%	(0.00)%

Significant components of the Company’s net deferred tax asset at December 31, 2010 and 2011 are as follows:

	2010	2011
Deferred Tax Assets
Net operating losses	$33,234,963	$34,912,606
Accrued expenses	156,945	142,183
Tax credit carryforwards	6,004,646	6,004,924
Depreciation and amortization	(18,932)	31,288
Capitalized research and development	6,208,712	10,346,497
Deferred revenue	18,503,605	291,204
Other	152,090	195,703

Total gross deferred tax asset	64,242,029	51,924,405
Valuation allowance	(64,242,029)	(51,924,405)

Net deferred tax asset	$—	$—

The change in the valuation allowance against the deferred tax assets in the years ended December 31, 2010 and 2011 was as follows:

(in thousands)	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
December 31, 2010	$68,877,123	$18,316,688	$(22,951,782)	$64,242,029
December 31, 2011	$64,242,029	$9,026,471	$(21,344,095)	$51,924,405

As of December 31, 2011 the Company had federal and state net operating loss carryforwards of $93,609,978 and $40,702,917, respectively, which begin to expire in 2025 and 2013, respectively. Approximately $101,088 of the federal and state net operating loss carryforwards relate to deductions from stock option compensation and is tracked separately and not included in the Company’s deferred tax asset in accordance with FASB ASC Topic 718, Stock Compensation. The future benefit from these deductions will be recorded as a credit to additional paid-in capital when realized. As of December 31, 2011, the Company had federal and state research and development tax credits carryforwards of $3,967,068 and $3,087,660, respectively, which begin to expire in 2012.

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. Accordingly, a full valuation allowance of $64,242,029 and $51,924,405 has been established at December 31, 2010 and 2011, respectively.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

Utilization of the net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.

The Company adopted the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes—an interpretation of ASC 740, on January 1, 2009. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with ASC 740, Income Taxes , and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company concluded that there are no significant uncertain tax positions requiring recognition in the financial statements.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. The Company is currently undergoing a federal tax examination for the year ended December 31, 2009. The resolution of tax matters is not expected to have a material effect on the Company’s financial statements. The earliest tax years that remain subject to examination by jurisdiction is 2008 for both federal and Massachusetts. However, to the extent the Company utilizes net operating losses from years prior to 2009, the statute remains open to the extent of the net operating losses utilized. The Company’s policy is to record interest and penalties related to income taxes as part of the tax provision. There was no interest or penalties pertaining to uncertain tax positions in 2010 and 2011.

In October 2010, the Company received grants totaling $733,438 under the Federal Qualifying Therapeutic Discovery Projects program as provided for under section 48D of the Internal Revenue Code, enacted as part of the Patient Protection and Affordable Care Act of 2010. The Company received the entire credit during 2010 and recognized $733,438 as other income related to these grants for the year ended December 31, 2010.

13.	Related Party Transaction

Deferred Compensation

During 1999, a supplemental retirement plan was established for a Company executive. The Company will accrue a portion of the employee’s base salary until retirement or termination of employment. The amounts accrued are invested in publicly traded mutual funds and the executive is fully vested at all times. As of December 31, 2010 and 2011 and March 31, 2012, $342,885, $371,378 and $439,185, respectively, was held as an investment which is included in other assets on the accompanying balance sheet.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of March 31, 2012

and for the Three Months Ended March 31, 2011 and 2012 is Unaudited)

14.	Commitments and Contingencies

The Company has four operating leases for laboratory and office space. The Company amended the first lease agreement to include additional facilities and to extend lease terms on certain space, utilizing the terms of the original lease agreement on three separate occasions. Accordingly, the future minimum lease obligations under these noncancelable leases are as follows:

Years Ended December 31,	Lease Obligations
2012	$2,675,426
2013	2,860,564
2014	1,038,052
2015	1,054,187
2016	1,070,320
Thereafter	258,830

Under terms of the Company’s lease agreements, as amended, payments escalate during the life of the leases. The Company has recorded an accrued rent liability of $397,882, $352,986 and $345,992 at December 31, 2010 and 2011 and March 31, 2012, respectively, to account for these leases on a straight-line basis over the life of the lease.

In January 2012, the Company entered into a new lease agreement for laboratory and offices. The future minimum lease obligation associated with this agreement has been included within the lease obligation table above.

Net rent expense recorded by the Company for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2011 and 2012 was $3,248,221, $3,667,221, $895,990 and $896,094, respectively.

15.	Subsequent Events

Subsequent events have been evaluated through August 10, 2012, the date the accompanying financial statements were issued.

In April 2012, the Board of Directors approved an increase of options available for grant under the 2005 Stock Option Plan by 1,500,000 Shares.

In April 2012, the Board of Directors approved a $500,000 pool for a cash retention plan in order to retain key employees of the Company. The terms of the plan state that eligible employees will receive 50% of their bonus on the earlier of August 31, 2012 and the completion of a successful aggregate capital raise of at least $10,000,000 and the remaining 50% on the completion of a successful aggregate capital raise of at least $10,000,000.

In May 2012, the Company received $2,400,000 as a milestone payment related to the CRL Agreement with Warner Chilcott.

In June 2012, the Company terminated one of the operating leases mentioned in Note 14 prior to the contractual termination date. As a result of the early termination, the Company will be required to pay the landlord an aggregate of $1,615,357 through monthly payments until May 2013.

Until                     , (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered hereby. All of the amounts shown are estimated except the SEC Registration Fee, the Nasdaq Global Market Listing Fee and the FINRA Filing Fee.

SEC Registration Fee		$10,544
Nasdaq Global Market Listing Fee		125,000
FINRA Filing Fee		15,500
Printing and Engraving Fees
Legal Fees and Expenses
Accounting Fees and Expenses
Blue Sky Fees and Expenses
Transfer Agent and Registrar Fees
Miscellaneous

Total	$

Item 14. Indemnification of Directors and Officers.

Our restated certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Paratek Pharmaceuticals, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article             of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

▪	from any breach of the director’s duty of loyalty to us or our stockholders;

▪	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

▪	under Section 174 of the Delaware General Corporation Law; and

▪	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Additionally, reference is made to the underwriting agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Paratek Pharmaceuticals, Inc., our directors and executive officers and persons who control Paratek Pharmaceuticals, Inc., under certain circumstances, against certain liabilities arising in connection with such offering.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have sold the following securities that were not registered under the Securities Act. The following information gives effect to a             -for-             split of our common stock to be effected prior to the completion of this offering.

(a) Issuances of Warrants, Notes and Capital Stock

▪

In March 2009, in connection with a line of credit that we obtained from MidCap Financial LLC (“MidCap”), we issued a warrant to MidCap to purchase up to 195,327 share of Series H Preferred Stock at an exercise price of $4.10 per share, for a term of seven years. Upon completion of this offering, this warrant will be exercisable for 195,327 shares of our common stock.

▪

In connection with our Series F Convertible Preferred Stock Financing in 2004, we issued warrants to purchase 231,353 shares of Series F Preferred Stock at an exercise price of $4.75 per share to 32 accredited investors. Between May 19, 2009 and June 10, 2009, warrants to purchase 21,935 shares of Series F Preferred Stock were exercised for gross proceeds of $104,218. The remaining warrants to purchase 209,418 shares of Series F Preferred Stock expired unexercised on June 30, 2012.

▪	In August 2009, we issued an aggregate of $4.7 million of promissory notes to 36 accredited investors. These promissory notes were repaid in 2009.

▪	In February and March 2012, we issued an aggregate of $5.8 million of promissory notes to 45 accredited investors (the “2012 Note Financing”).

▪	In connection with our 2012 Note Financing, 6,021,290 shares of various series of our preferred stock were converted into an aggregate of 6,474,501 shares of our common stock.

The sale and issuance of the securities described in paragraphs 1, 2, 3 and 4 above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated thereunder. The recipients of securities in these transactions represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about us or had, through their relationship with us, adequate access to such information. For the transaction identified in paragraph 3 above, we relied on Section 3(a)(9) of the Securities Act.

(b) Certain Grants and Exercises of Stock Options

The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Pursuant to our stock plans, we have issued options to purchase an aggregate of 6,679,011 shares of common stock as of March 31, 2012. Of these options:

▪	options to purchase 1,187,412 shares of common stock have been repurchased, canceled or lapsed without being exercised;

▪	options to purchase 3,491,411 shares of common stock have been exercised; and

▪	options to purchase a total of 2,000,188 shares of common stock are currently outstanding, at a weighted average exercise price of $1.43 per share.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index on page II-5 for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit index is incorporated herein by reference.

(b) Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Commonwealth of Massachusetts, on                     , 2012.

PARATEK PHARMACEUTICALS, INC.

By:
Dennis P. Molnar President and Chief Executive Officer

Power of Attorney

We, the undersigned officers and directors of Paratek Pharmaceuticals, Inc., hereby severally constitute and appoint Dennis P. Molnar and Kathryn M. Boxmeyer, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Paratek Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Dennis P. Molnar	President, Chief Executive Officer and Director (principal executive officer)	, 2012

Kathryn M. Boxmeyer	Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	, 2012

Walter Gilbert, Ph.D.	Director	, 2012

Stuart B. Levy, M.D.	Director	, 2012

Evan Loh, M.D.	Director	, 2012

Dennis Purcell	Director	, 2012

Pieter J. Strijkert, Ph.D.	Director	, 2012

Anthony Sun, M.D.	Director	, 2012

Exhibit Index

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.

3.1.1	Third Amended and Restated Certificate of Incorporation of the Registrant.

3.1.2*	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Registrant.

3.2*	Form of Restated Certificate of Incorporation of the Registrant to be filed with the Secretary of State of the State of Delaware upon completion of this offering.

3.3	By-laws of the Registrant.

3.4*	Form of Restated By-laws of the Registrant to be effective upon completion of this offering.

4.1*	Form of Common Stock Certificate.

4.2	Investor Rights Agreement by and between the Registrant and each of the Purchasers of Series A Preferred Stock, dated as of July 14, 1998.

4.3	Investor Rights Agreement by and between the Registrant and Glaxo Group Limited, dated as of June 30, 1999.

4.4	Third Amended and Restated Investor Rights Agreement by and among the Registrant, and the Holders of Registrant’s Series C, Series D, Series F, and Series H Preferred Stock, and the Founders, dated October 19, 2007, as amended.

4.5	Warrant to Purchase Stock issued by the Registrant to MidCap Financial LLC, dated March 26, 2009.

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.

10.1.1@	1996 Stock Plan, as amended.

10.1.2@	Form of Non-Qualified Stock Option Agreement granted under the Registrant’s 1996 Stock Plan, as amended.

10.1.3@	Form of Incentive Stock Option Agreement granted under the Registrant’s 1996 Stock Plan, as amended.

10.2.1@	2005 Employee, Director and Consultant Stock Plan, as amended.

10.2.2@	Form of Non-Qualified Stock Option Agreement granted under the Registrant’s 2005 Employee, Director and Consultant Stock Plan, as amended.

10.2.3@	Form of Incentive Stock Option Agreement granted under the Registrant’s 2005 Employee, Director and Consultant Stock Plan, as amended.

10.3.1@*	2012 Employee, Director and Consultant Equity Incentive Plan.

10.3.2@*	Form of Stock Option Agreement granted under the 2012 Employee, Director and Consultant Equity Incentive Plan.

10.3.3@*	Form of Restricted Stock Agreement granted under the 2012 Employee, Director and Consultant Equity Incentive Plan.

10.4@*	Employment Agreement by and between the Registrant and Dennis P. Molnar.

10.5@*	Employment Agreement by and between the Registrant and Kathryn M. Boxmeyer.

10.6@*	Employment Agreement by and between the Registrant and Stuart B. Levy, M.D.

10.7@*	Employment Agreement by and between the Registrant and Beverly A. Armstrong.

10.8@*	Employment Agreement by and between the Registrant and Evan Loh, M.D.

10.9@*	Employment Agreement by and between the Registrant and S. Ken Tanaka, Ph.D.

10.10@*	Employment Agreement by and between the Registrant and Sean M. Johnston, Ph.D.

10.11@	Employment Agreement by and between the Registrant and Thomas Bigger, dated September 16, 1999 as amended.

10.12@	Employment Agreement by and between the Registrant and Gary J. Noel, M.D., dated August 16, 2010.

Exhibit Number	Description of Exhibit

10.13@	Deferred Compensation Agreement by and between the Registrant and Stuart B. Levy, M.D., dated January 16, 2000.

10.14@	Form of Cash Retention Program Agreement with the Registrant’s Executive Officers.

10.15@*	Director Compensation Policy.

10.16	Assignment, Assumption, Amendment and Consent by and between the Registrant and King Real Estate Corporation for sixth floor at 75 Kneeland Street, Boston, Massachusetts, dated September 1, 2001, as amended.

10.17	Lease Agreement by and between the Registrant and Alexandria Real Estate Equities, LLC for facilities at 99 Erie Street, Cambridge, Massachusetts.

10.18#*	License Agreement by and between the Registrant and Tufts University, dated as of February 1, 1997, as amended.

10.19#*	Collaborative Research and License Agreement by and between the Registrant and Warner Chilcott Company, Inc, dated July 2, 2007.

10.20	Form of Note issued in 2012 Note Financing.

21.1	Subsidiaries of the Registrant.

23.1*	Consent of PricewaterhouseCoopers, LLP.

23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).

24.1	Powers of Attorney (see signature page to this filing).

*	To be filed by amendment.
#	Confidential treatment to be requested for portions of this exhibit.
@	Denotes management compensation plan or contract.

Exhibit 3.1.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PARATEK PHARMACEUTICALS, INC.

The undersigned, a natural person, for the purpose of amending and restating the Certificate of Incorporation of PARATEK PHARMACEUTICALS, INC. filed on July 3, 1996, as amended, hereby certifies as follows:

(A) The name of the corporation is PARATEK PHARMACEUTICALS, INC. (the “Corporation”). The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 3, 1996. Thereafter, a Certificate of Designation, Preferences and Rights of Preferred Stock was filed on each of July 10, 1998, June 30, 1999, April 28, 2000, September 20, 2001, June 2, 2004, June 22, 2004 and March 8, 2006; a Certificate of Decrease of Series A Convertible Preferred Stock was filed on May 16, 2000; a Certificate of Increase of Series C Convertible Preferred Stock was filed on July 18, 2000; and a Certificate of Amendment was filed on each of January 20, 2000, July 10, 2001 and May 27, 2004.

(B) The Certificate of Incorporation of the Corporation, as amended, is hereby further amended, among other things, to amend Article FOURTH by substituting in lieu of said Article FOURTH a new Article FOURTH as set forth in the Restated Certificate of Incorporation set forth below.

(C) This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

(D) Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted consented to the adoption of the aforesaid amendment without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the DGCL.

(E) The text of the Restated Certificate of Incorporation of the Corporation, as amended and restated herein, shall read in its entirety as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

PARATEK PHARMACEUTICALS, INC.

FIRST: The name of the Corporation is PARATEK PHARMACEUTICALS, INC.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Rd., Suite 400, Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL or any successor statute.

FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue shall be 105,000,000 shares, consisting of: (a) 70,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”); and (b) 35,000,000 shares of Preferred Stock, par value $.001 per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The relative powers, designations, preferences, special rights, privileges, qualifications, limitations, restrictions and other matters relating to such Common Stock and the Preferred Stock are as set forth below in this Article FOURTH.

A.	Common Stock.

1. General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of Preferred Stock, if any.

2. Voting. The holders of the Common Stock are entitled to one vote for each share held. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of this Restated Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4. Liquidation. Upon the dissolution or liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject, however, to the liquidation rights of the holders of Preferred Stock authorized and issued hereunder.

B.	Preferred Stock.

1. General. The designations, powers, preferences, rights, qualifications, limitations, restrictions, and the relative, participating, optional or other special rights of each class of stock, and the express grant of authority to the Board of Directors to fix by resolution the designations, powers, preferences, rights, qualifications, limitations, restrictions, and the relative, participating, optional or other special rights in respect of each share of Preferred Stock, including the number of shares of any series, which are not fixed by this Certificate of Incorporation, are as follows:

Subject to Sections 8 and 9, the Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time, and to determine with respect to each such series the number of shares in such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, powers, preferences, qualifications, limitations, restrictions and the relative, participating, optional or other special rights, if any, appertaining thereto including, without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction or multiple of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, and the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

Before the Corporation shall issue any shares of Preferred Stock of any series not otherwise described herein, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting and other powers, designations, preferences, qualifications, limitations, restrictions and the relative, participating, optional or other special rights, if any, appertaining to the shares of Preferred Stock of such series and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued shall be executed, acknowledged, filed and recorded to the extent and in the manner prescribed by the laws of the State of Delaware.

Notwithstanding the above, the preferences, privileges and restrictions granted to or imposed upon Preferred Stock fixed by this Certificate of Incorporation, or the holders thereof, are set forth below in this Article FOURTH.

2. Designation and Amount. One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series A Convertible Preferred Stock (the “Series A Preferred”), Seven Hundred Fifty-Five Thousand Eight Hundred Thirty-Five (755,835) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series B Convertible Preferred Stock (the “Series B Preferred”), Five Million One Hundred Thousand Five Hundred (5,100,500) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series C Convertible Preferred Stock (the “Series C Preferred”), Six Million Three Hundred Ninety Thousand Eight Hundred Sixty-Six (6,390,866) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series D Convertible Preferred Stock (the “Series D Preferred”), Nine Hundred Twenty-Eight Thousand Two Hundred Forty-Nine (928,249) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series E Convertible Preferred Stock (the “Series E Preferred”), Two Million Six Hundred Thirty Thousand Nine Hundred Fourteen (2,630,914) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series F Convertible Preferred Stock (the “Series F Preferred”), One Million Two Hundred Twenty-Nine Thousand One Hundred Five (1,229,105) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series G Convertible Preferred Stock (the “Series G Preferred”) and Nine Million Seven Hundred Sixty-Six Thousand Three Hundred Forty (9,766,340) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series H Convertible Preferred Stock (the “Series H Preferred”). The number of shares of any series of Preferred Stock may be increased or decreased by resolution of the Board of Directors, provided, however, that no decrease shall reduce the number of shares of any such series of Preferred Stock to a number less than the number of shares of such series then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into such series of Preferred Stock. The Series C Preferred, Series D Preferred, Series F Preferred and Series H Preferred are collectively referred to herein as the “Investor Preferred”.

3. Definitions. For the purposes hereof, the following definitions shall apply:

“Junior Preferred Base Liquidation Price” shall mean the Series A Base Liquidation Price, Series B Base Liquidation Price, Series C Base Liquidation Price, Series D Base Liquidation Price, Series E Base Liquidation Price, Series F Base Liquidation Price or Series G Base Liquidation Price, as the context dictates.

“Junior Preferred Stock” shall mean the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Series G Preferred, collectively.

“Loan Conversion Price” shall have the meaning such term is given in Section 4(e) of that certain Convertible Promissory Note made the Corporation in favor of Bayer AG and dated June 22, 2004, as adjusted pursuant to the provisions of such Section 4(e), if applicable (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series E Preferred).

“Preferred Stock” shall mean the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred and Series H Preferred, collectively.

“Purchase Price” shall mean the Series A Purchase Price, Series B Purchase Price, Series C Purchase Price, Series D Purchase Price, Series F Purchase Price and Series H Purchase Price, as applicable.

“Qualified Initial Public Offering” shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public (i) at a price per share that is not less than $6.14 which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Common Stock and (ii) resulting in aggregate gross proceeds to the Corporation of not less than Forty Million Dollars ($40,000,000).

“Series A Base Liquidation Price” shall mean $1.00 per share of Series A Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series A Preferred), as so adjusted from time to time.

“Series A Purchase Price” shall mean $1.00 per share of Series A Preferred.

“Series B Base Liquidation Price” shall mean $15.88 per share of Series B Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series B Preferred), as so adjusted from time to time.

“Series B Purchase Price” shall mean $15.88 per share of Series B Preferred.

“Series C Base Liquidation Price” shall mean $4.00 per share of Series C Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series C Preferred), as so adjusted from time to time.

“Series C Purchase Price” shall mean $4.00 per share of Series C Preferred.

“Series D Base Liquidation Price” shall mean $4.7512 per share of Series D Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series D Preferred), as so adjusted from time to time.

“Series D Purchase Price” shall mean $4.7512 per share of Series D Preferred.

“Series E Base Liquidation Price” shall mean the Loan Conversion Price per share of Series E Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series E Preferred), as so adjusted from time to time.

“Series F Base Liquidation Price” shall mean $4.7512 per share of Series F Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series F Preferred), as so adjusted from time to time.

“Series F Purchase Price” shall mean $4.7512 per share of Series F Preferred.

“Series G Base Liquidation Price” shall mean $10.17 per share of Series G Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series G Preferred), as so adjusted from time to time.

“Series H Base Liquidation Price” shall mean $4.0957 per share of Series H Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series H Preferred), as so adjusted from time to time.

“Series H Original Issue Date” shall mean the date on which shares of Series H Preferred were first issued.

“Series H Purchase Price” shall mean $4.0957 per share of Series H Preferred.

4. Liquidation Rights.

(a) Treatment at Liquidation, Dissolution or Winding Up.

(i) Except as otherwise provided in Section 4(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, (A) the holders of Series H Preferred shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, before payment or distribution of any of such assets to the holders of Junior Preferred Stock, Common Stock or any other class or series of the Corporation’s capital stock designated to be junior to the Series H Preferred, an amount equal to the greater of (1) the Series H Base Liquidation Price plus all dividends thereon accrued but unpaid, to and including the date full payment shall be tendered to the holders of Series H Preferred with respect to such liquidation, dissolution or winding up and (2) the amount per share of Series H Preferred which such holder of Series H Preferred would receive if such holder had converted such shares of Series H Preferred into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation, and (B) the holders of Junior Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, after and subject to the payment in full of all amounts required to be distributed to the holders of Series H Preferred or any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Junior Preferred Stock but before payment or distribution of any of such assets to the holders of Common Stock or any other class or series of the Corporation’s capital stock designated to be junior to the Junior

Preferred Stock, an amount equal to the Junior Preferred Base Liquidation Price of the applicable series of Junior Preferred Stock plus all dividends accrued or declared but unpaid, to and including the date full payment shall be tendered to the holders of Junior Preferred Stock with respect to such liquidation, dissolution or winding up.

(ii) Following payment in full to the holders of Preferred Stock of all amounts distributable to them under Section 4(a)(i) hereof, the remaining assets of the Corporation available for distribution to holders of the Corporation’s capital stock shall be distributed on a pro rata basis among the holders of the Common Stock.

(iii) If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series H Stock of all amounts distributable to them under Section 4(a)(i)(A) hereof, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series H Stock. If the assets of the Corporation remaining after payment in full of all amounts required to be distributed to the holders of Series H Preferred under Section 4(a)(i)(A) hereof shall be insufficient to permit the payment in full to the holders of Junior Preferred Stock of all amounts distributable to them under Section 4(a)(i)(B) hereof, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Junior Preferred Stock.

(b) Treatment of Reorganizations, Consolidations, Mergers and Sales of Assets. Except as otherwise provided in Section 5(d)(vii) hereof, a Reorganization (as defined in Section 5(d)(vii) hereof) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4, provided, however, that the holders of at least a majority of the outstanding shares of each series of Preferred Stock, voting separately, upon the occurrence of a Reorganization shall each have the option to elect the benefits of Section 5(d)(vii) hereof for the applicable series of Preferred Stock in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 4. The provisions of this Section 4(b) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America (which does not involve a change in the terms of any series of the Preferred Stock or of the Common Stock), or (3) an acquisition by merger, reorganization or consolidation, in which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation which is incorporated in the United States of America and which is engaged in a business similar to or related to the business of the Corporation and which does not involve a change in the terms of the Preferred Stock or of the Common Stock.

(c) Distributions other than Cash. Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be determined as follows:

(i) If the property consists of any securities, such securities shall be valued as follows:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii) If the property is other than securities, the value of such property shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(d) The Corporation shall give to each holder of Series D Preferred and Series F Preferred at least fifteen (15) days’ prior written notice of any liquidating event; provided, however, that any holder of Series D Preferred or Series F Preferred may convert its shares of Series D Preferred or Series F Preferred to Common Stock at any time prior to the payment date specified in such notice.

5. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert; Conversion Price. Each share of each series of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined (i) with respect to the Series A, Series B, Series C, Series D, Series F and Series H Preferred, by dividing the applicable Purchase Price by the applicable Conversion Price, (ii) with respect to the Series E Preferred, by dividing the Loan Conversion Price by the Series E Conversion Price, and (iii) with respect to the Series G Preferred, by dividing the Series G Base Liquidation Price by the Series G Conversion Price, in each case determined as hereinafter provided, and as in effect at the time of conversion. The Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of (A) Series A Preferred (the “Series A Conversion Price”) shall initially be $1.00, (B) Series B Preferred (the “Series B Conversion Price”) shall initially be $9.93, (C) Series C Preferred (the “Series C Conversion Price”) shall initially be $4.00, (D) Series D Preferred (the “Series D Conversion Price”) shall initially be $4.7512, (E) Series E Preferred (the “Series E Conversion Price”) shall initially be the amount of the Loan Conversion Price, (F) Series F Preferred (the “Series F Conversion Price”) shall initially be $4.7512, (G) Series G Preferred (the “Series G Conversion Price”) shall initially be $10.17 and (H) Series H Preferred (the “Series H Conversion Price”) shall initially be $4.0957. Each such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the applicable series of Preferred Stock is convertible, as provided below. For the purposes hereof, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price, Series G Conversion Price and Series H Conversion Price shall be collectively referred to herein as the “Conversion Price”.

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price then in effect. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Automatic Conversion.

(i) Upon the occurrence of any of the following events (the occurrence of which shall be promptly notified in writing by the Corporation to the affected holders of shares of Preferred Stock), each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price then in effect (provided, however, in the event of a Qualified Initial Public Offering, shares of Series G Preferred shall automatically be converted into shares of Common Stock at a conversion price equal to the lower of (y) the Series G Conversion Price as in effect at the time of conversion or (z) the price per share of Common Stock sold to the public by the Corporation’s underwriter(s) in connection with such Qualified Initial Public Offering):

(A) the closing of a Qualified Initial Public Offering; or

(B) the written election of the holders of not less than sixty-six and two thirds percent (66-2/3%) in voting power of the then outstanding shares of Investor Preferred (including holders of not less than a majority in voting power of the then outstanding shares of Series H Preferred), voting as a single class, to convert into Common Stock.

(ii) Each share of Series C Preferred shall automatically be converted into shares of Common Stock at the then effective Series C Conversion Price in the event there ceases to be at least fifteen percent (15%) of the originally issued shares of Series C Preferred outstanding (the occurrence of which shall be promptly notified in writing by the Corporation to the affected holders of shares of Series C Preferred).

(iii) Each share of Series H Preferred shall automatically be converted into shares of Common Stock at the then effective Series H Conversion Price upon the written election of the holders of not less than sixty-six and two-thirds percent (66-2/3%) in voting power of the then outstanding shares of Series H Preferred.

(iv) Upon the occurrence of (A) an event specified in Section 5(c)(i) hereof, all shares of Preferred Stock, and (B) an event specified in Section 5(c)(ii) hereof, all shares of Series C Preferred, shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for such Preferred Stock, provided, however that the Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock into which such shares of Preferred Stock were convertible unless the certificate or certificates representing such shares of Preferred Stock being converted are either delivered to the Corporation or the transfer agent for such Preferred Stock, or the holder notifies the Corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes and delivers an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity.

(v) Upon the automatic conversion of any series of Preferred Stock, each holder of such Preferred Stock shall surrender the certificate or certificates representing such holder’s shares of such Preferred Stock at the office of the Corporation or of the transfer agent for such Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price then in effect.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 5(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(d)(iii), deemed to be issued) by the Corporation after the Series H Original Issue Date, other than the following (collectively, “Excluded Shares”):

(I) shares of Common Stock issued or issuable upon conversion of shares of any series of Preferred Stock;

(II) shares of Common Stock issued or issuable as a dividend on any series of Preferred Stock;

(III) securities issued by reason of a dividend, stock split or other distribution on shares of Common Stock;

(IV) up to Six Million (6,000,000) shares of Common Stock or Options to purchase shares of Common Stock issued or issuable to officers, employees or directors of, or consultants to, the Corporation pursuant to the Corporation’s 1996 Employee, Director and Consultant Stock Plan, 2005 Employee, Director and Consultant Stock Plan or any other plan approved by the Board of Directors (which number shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Stock), unless otherwise approved by holders of at least fifty percent (50%) of the Investor Preferred, voting together as a single class on an as-converted basis;

(V) securities issued or issuable in connection with an acquisition by the Corporation of stock or assets of another person or entity, which acquisition has been approved by the Board of Directors; provided that following any such acquisition of shares the Corporation owns at least 50% of the voting power of such person or entity;

(VI) securities issued or issuable in connection with a strategic alliance, partnership, collaboration or similar transaction, which is primarily motivated for purposes other than raising capital as determined in good faith by the Board of Directors;

(VII) securities issued or issuable in connection with commercial or equipment financing, real estate leasing or similar business activities subject to a maximum of 4.0% of the fully diluted equity of the Corporation at the time of issuance in any one transaction or a series of related transactions;

(VIII) up to Nine Million Seven Hundred Sixty-Six Thousand Three Hundred Forty (9,766,340) shares of Series H Preferred issued pursuant to that certain Stock Purchase Agreement, dated October 10, 2007, by and among the Corporation and the purchasers of Series H Preferred (the “Series H Stock Purchase Agreement”), together with any shares of Common Stock issuable upon conversion of such Series H Preferred (regardless of whether the number of shares of Common Stock exceeds Nine Million Seven Hundred Sixty-Six Thousand Three Hundred Forty (9,766,340) because of a special contingent adjustment pursuant to Section 5 (d)(viii));

(IX) securities issued or issuable in the Corporation’s initial public offering; and

(X) shares of Common Stock issued or issuable upon the exercise of the Options referred to in the foregoing clause (IV).

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which a share of a series of Preferred Stock is convertible shall be made by adjustment in the applicable Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock. However, in the event any such adjustment relates to (A) the Series A Conversion Price, Series B Conversion Price or Series E Conversion Price, no adjustment to the applicable Conversion Price shall be made if, prior to such issuance, the Corporation receives a written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred, Series B Preferred or Series E Preferred, as applicable (in each case acting as a separate class), agreeing that no such adjustment to the applicable Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock or (B) the Series C Conversion Price, Series D Conversion Price, Series F Conversion Price, Series G Conversion Price or Series H Conversion Price, no adjustment to the applicable Conversion Price shall be made if, prior to such issuance, the Corporation receives a written notice from the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series C Preferred, Series D Preferred, Series F Preferred, Series G Preferred or Series H Preferred, as applicable (in each case acting as a separate class), agreeing that no such adjustment to the applicable Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(A) Options and Convertible Securities. In the event the Corporation at any time after the Series H Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share

(determined pursuant to Section 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price (or, in the event that more than one Conversion Price is hereby affected, the applicable Conversion Prices) in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(I) No further adjustment in the applicable Conversion Price (or, in the event that more than one Conversion Price is hereby affected, the applicable Conversion Prices) shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(II) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the applicable Conversion Price (or, in the event that more than one Conversion Price is hereby affected, the applicable Conversion Prices) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, other than any special contingent adjustment to the Series H Conversion Price pursuant to Section 5(d)(viii), be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(III) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price (or, in the event that more than one Conversion Price is hereby affected, the applicable Conversion Prices) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(a) In the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b) In the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(IV) No readjustment pursuant to clause (II) or (III) above shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date or (b) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(V) In the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of any Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (III) above; and

(VI) If such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this Section 5(d)(iii) as of the actual date of their issuance.

(B) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Series H Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(I) In the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(II) In the case of any such subdivision, at the close of business on the date immediately prior to the date upon which corporate action becomes effective.

If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made for any applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such applicable Conversion Price shall be adjusted pursuant to this Section 5(d)(iii) as to the time of actual payment of such dividend.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A) In the event the Corporation at any time after the Series H Original Issue Date shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(iii)(A) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(iii)(B), which event is dealt with in Section 5(d)(vi) hereof) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then, and in such event, such Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock underlying any outstanding Option or Convertible Securities) plus (II) the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock underlying any outstanding Option or Convertible Securities) plus (II) the number of Additional Shares of Common Stock so issued or deemed to be issued.

(B) Notwithstanding anything to the contrary contained herein, the applicable Conversion Price in effect at the time Additional Shares of Common Stock are issued or deemed to be issued shall not be reduced pursuant to Section 5(d)(iv)(A) hereof at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(v) Determination of Consideration. For purposes of this Section 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) Insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(II) Insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, except that if such property consists of securities, such consideration shall be computed as follows:

(A) If traded on a securities exchange, be computed to be the average of the closing prices of the securities on such securities exchange over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, be computed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, be computed at the fair market value thereof at the time of issue, as determined in good faith by the Board of Directors of the Corporation; and

(III) In the event that Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(A) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall issue Additional Shares of Common Stock pursuant to Section 5(d)(iii)(B) in a stock dividend, stock distribution or subdivision, the Conversion Prices in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

(B) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 5) or a consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation, other than a merger or consolidation of the Corporation in a transaction in which the shareholders of the Corporation immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction or sale of all or substantially all of the assets of the Corporation (each, a “Reorganization”), then, as a part of and as a condition to such Reorganization, provision shall be made so that the holders of shares of Preferred Stock shall thereafter be entitled to receive upon conversion of the shares of Preferred Stock the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Preferred Stock immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 to the end that the provisions of this Section 5 (including adjustment of the Conversion Prices then in effect and the number of shares of Common Stock or other securities issuable upon conversion of the shares of Preferred Stock) shall be applicable after such Reorganization in as nearly equivalent manner as may be reasonably practicable.

The Corporation shall furnish holders of shares of Investor Preferred Stock at least fifteen (15) days’ prior written notice of each Reorganization, which notice shall set forth in detail all material terms of the Reorganization. In the case of a Reorganization to which both this Section 5(d)(vii) and Section 4(b) hereof apply, the holders of at least a majority of the outstanding shares of each of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred or Series H Preferred, as the

case may be, voting separately, upon the occurrence of a Reorganization shall have the option to elect treatment either under this Section 5(d)(vii) or under Section 4(b) hereof with respect to the Series A Preferred, Series 13 Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred or Series H Preferred, as applicable, notice of which election shall be given in writing to the Corporation not less than five (5) business days prior to the effective date of such Reorganization. If no such election is timely made, the provisions of Section 4(b) and not of this Section 5(d)(vii) shall apply.

The provisions of this Section 5(d)(vii) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America (which does not involve a change in the terms of any series of the Preferred Stock or of the Common Stock), or (3) an acquisition by merger, reorganization or consolidation, in which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation which is incorporated in the United States of America and which is engaged in a business similar to or related to the business of the Corporation and which does not involve a change in the terms of any series of the Preferred Stock or of the Common Stock and following which the shareholders of the Corporation immediately prior to the acquisition possess more than 50% of the voting securities of the surviving entity (or parent, if any).

(viii) Special Contingent Adjustment for Series H Preferred. Notwithstanding anything to the contrary contained herein, in the event that during the period between the Series H Original Issue Date and the second anniversary of the Series H Original Issue Date, the Board of Directors increases the aggregate number of shares of Common Stock or Options to purchase shares of Common Stock available for issuance under the Corporation’s 1996 Employee, Director and Consultant Stock Plan, the Corporation’s 2005 Employee, Director and Consultant Stock Plan and any other plan approved by the Board of Directors to an amount in excess of 3,778,314 shares, then, and in such event, the Series H Conversion Price in effect on the date of and immediately prior to such authorization shall be reduced to a price (calculated to four decimal places) determined by dividing (1) One Hundred Twenty-Five Million Dollars ($125,000,000) by (II) 30,519,989 shares of Common Stock plus the number of shares of Common Stock or Options to purchase shares of Common Stock authorized by the Board of Directors in excess of 3,778,314.

(e) No Impairment. The Corporation shall not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger (including any merger with a direct or indirect subsidiary), dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of the applicable series of Preferred Stock.

(g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(h) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but -unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock.

(i) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of any shares of Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Preferred Stock.

(j) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any series of Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion or transfer of any such series of Preferred Stock.

6. Voting Rights.

(a) Except as otherwise required by law or this Certificate of Incorporation, or as provided in Section 8 hereof, each of the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders’ meeting and to vote together as a single class upon any matter submitted to the stockholders for a vote, on the following basis:

(i) Holders of Common Stock shall have one vote per share of Common Stock held by them; and

(ii) Holders of Preferred Stock shall have that number of votes per share of Preferred Stock as is equal to the number of shares of Common Stock into which each such share of Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting.

(b) Notwithstanding the foregoing, the holders of Preferred Stock shall vote as a separate class on any matters as to which a separate class vote is required by applicable law or Section 8 below.

7. Dividend Rights.

(a) From and after the respective date or dates, as the case may be, on which shares of a series of Preferred Stock were issued, dividends shall accrue on each share of such series of Preferred Stock, whether or not funds are legally available therefor and whether or not declared by the Board of Directors, at the rate per annum equal to 8% (the “Preferred Stock Dividends”). Such Preferred Stock Dividends shall be payable only upon the liquidation, dissolution or winding up of the Company pursuant to Section 4 hereof.

(b) If the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of Common Stock of the Corporation for which an adjustment is made pursuant to Section 5(d)(vi) hereof), then the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Preferred Stock payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Preferred Stock as would have been payable on the largest number of whole shares (to the nearest whole share) of Common Stock which each share of Preferred Stock held by each holder thereof would have received if such Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

(c) In the event the Board of Directors of the Corporation shall declare a dividend payable upon any class or series of capital stock of the Corporation other than the Common Stock (other than a dividend for which an adjustment is made pursuant to Section 5(d)(vi) hereof), the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Preferred Stock, payable at the same time as such dividend on such other class or series of capital stock in an amount equal to (i) in the case of any series or class of capital stock convertible into Common Stock, that dividend per share of Preferred Stock as would equal the dividend payable on such other class or series determined as if all such shares of such class or series had been converted to Common Stock and all shares of Preferred Stock had been converted to Common Stock on the record date for the determination of holders entitled to receive such dividend or (ii) if such class or series of capital stock is not convertible into Common Stock, at a rate per share of Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by the applicable Base Liquidation Price then in effect.

(d) Notwithstanding the foregoing provisions of this Section 7, upon any conversion of the Preferred Stock pursuant to Section 5 above, all accrued and unpaid dividends on such shares of Preferred Stock to and until the date of such conversion shall be forfeited and shall not be due and payable. As set forth in Section 7(a) above, and for the avoidance of any doubt, Preferred Stock Dividends shall be payable only upon the liquidation, dissolution or winding up of the Company pursuant to Section 4 hereof.

8. Amendments; Waivers.

(a) Series C Preferred. So long as fifteen (15%) of the originally issued shares of Series C Preferred remain outstanding, unless there is given the written consent of at least sixty-six and two-thirds percent (66-2/3%) of the Series C Preferred outstanding, voting as a class, the Corporation shall not undertake any amendment of this Certificate of Incorporation if such amendment would alter or change the preferences, voting power, qualifications or special or relative rights or privileges of the Series C Preferred so as to effect the holders thereof in an adverse manner. The holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate number of shares of Series C Preferred outstanding may, by affirmative vote or consent as aforesaid, agree to a change or alteration by the Corporation in the preferences, voting powers, qualifications and special or relative rights and privileges of the Series C Preferred, or may waive the application thereof in any particular instance.

(b) Series D Preferred. Unless there is given the written consent of at least sixty-six and two-thirds percent (66-2/3%) of the Series D Preferred outstanding, voting as a class, the Corporation shall not undertake any amendment of this Certificate of Incorporation if such amendment would alter or change the preferences, voting power, qualifications or special or relative rights or privileges of the Series D Preferred so as to effect the holders thereof in an adverse manner. The holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate number of shares of Series D Preferred outstanding may, by affirmative vote or consent as aforesaid, agree to a change or alteration by the Corporation in the preferences, voting powers, qualifications and special or relative rights and privileges of the Series D Preferred, or may waive the application thereof in any particular instance.

(c) Series F Preferred. Unless there is given the written consent of at least sixty-six and two-thirds percent (66-2/3%) of the Series F Preferred outstanding, voting as a class, the Corporation shall not undertake any amendment of this Certificate of Incorporation if such amendment would alter or change the preferences, voting power, qualifications or special or relative rights or privileges of the Series F Preferred so as to effect the holders thereof in an adverse manner. The holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate number of shares of Series F Preferred outstanding may, by affirmative vote or consent as aforesaid, agree to a change or alteration by the Corporation in the preferences, voting powers, qualifications and special or relative rights and privileges of the Series F Preferred, or may waive the application thereof in any particular instance.

(d) Series G Preferred. So long as at least ten percent (10%) of the originally issued shares of Series G Preferred remain outstanding, unless there is given the written consent of at least sixty-six and two-thirds percent (66-2/3%) of the Series G Preferred outstanding voting as a class, the Corporation shall not undertake any amendment of this Certificate of Incorporation if such amendment would (i) alter or change the preferences, voting power, qualifications or special or relative rights or privileges of the Series G Preferred so as to affect the holders thereof in a materially adverse manner; provided that the designation and issuance of any additional class or classes of Preferred Stock expressly shall not be deemed to adversely affect the Series G Preferred or (ii) increase the authorized number of Series G Preferred. The holders of sixty-six and two-thirds percent (66-213%) of the aggregate number of shares of Series G Preferred outstanding may, by affirmative vote or consent as aforesaid, agree to a change or alteration by the Corporation in the preferences, voting powers, qualifications and special or relative rights and privileges of the Series G Preferred, or may waive the application thereof in any particular instance.

(e) Series H Preferred. Unless there is given the written consent of at least a majority of the Series H Preferred outstanding, voting as a class, the Corporation shall not undertake any amendment of this Certificate of Incorporation if such amendment would alter or change the preferences, voting power, qualifications or special or relative rights or privileges of the Series H Preferred so as to effect the holders thereof in an adverse manner. The holders of at least a majority of the aggregate number of shares of Series H Preferred outstanding may, by affirmative vote or consent as aforesaid, agree to a change or alteration by the Corporation in the preferences, voting powers, qualifications and special or relative rights and privileges of the Series H Preferred, or may waive the application thereof in any particular instance.

9. Protective Provisions.

(a) Series D Preferred. Unless there is given the written consent of at least sixty-six and two-thirds percent (66-2/3%) of the Series D Preferred outstanding, voting as a class, the Corporation shall not:

(i) amend the Certificate of Incorporation or By-laws of the Corporation in any way which alters or changes the powers, preferences or special rights of the Series D Preferred so as to affect them adversely;

(ii) amend this Certificate of Incorporation to increase the authorized number of shares of Series D Preferred; or

(iii) amend this Certificate of Incorporation to authorize, issue, create or reclassify any new class or series of equity securities having rights, preferences, dividends or privileges senior to the Series D Preferred.

(b) Series F Preferred. Unless there is given the written consent of at least sixty six and two-thirds percent (66-2/3%) of the Series F Preferred outstanding, voting as a class, the Corporation shall not:

(i) amend the Certificate of Incorporation or By-laws of the Corporation in any way which alters or changes the powers, preferences or special rights of the Series F Preferred so as to affect them adversely;

(ii) amend this Certificate of Incorporation to increase the authorized number of shares of Series F Preferred; or

(iii) amend this Certificate of Incorporation to authorize, issue, create or reclassify any new class or series of equity securities having rights, preferences, dividends or privileges senior to the Series F Preferred.

(c) Series H Preferred. Unless there is given the written consent of at least a majority of the Series H Preferred outstanding, voting as a class, the Corporation shall not:

(i) amend the Certificate of Incorporation or By-laws of the Corporation in any way which alters or changes the powers, preferences or special rights of the Series H Preferred so as to affect them adversely;

(ii) issue any shares of Series H Preferred, except as provided in the Series H Stock Purchase Agreement; or

(iii) amend this Certificate of Incorporation to authorize, issue, create or reclassify any new class or series of equity securities having rights, preferences, dividends or privileges senior to the Series H Preferred.

10. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

11. Election of Directors. Subject to the provisions of Section 12, the holders of record of the shares of Series C Preferred, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation, the holders of record of the shares of Series II Preferred, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation, and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation, one (1) of whom will be the Company’s Chief Executive Officer. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series C Preferred and Series H Preferred), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.

12. Contingent Expansion of the Board. If, at any time after the fourth anniversary of the Series H Original Issue Date, a Triggering Event (as such term is defined in that certain Third Amended and Restated Investor Rights Agreement, dated as of October 19, 2007, by and among the Corporation and the stockholders of the Corporation named therein, as amended (the “Investor Rights Agreement”)) occurs, then the number of persons then comprising the Board of Directors of the Corporation shall be increased and the members thereof shall be designated or elected, as the case may be, as set forth in Section 5.5 of the Investor Rights Agreement (or any successor provision). Notwithstanding anything contained herein to the contrary, the Board of Directors of the Corporation shall only be increased pursuant such Section 5.5 of the Investor Rights Agreement (or any successor provision) solely for the purpose of obtaining approval of the Merger (as such term is defined in the Investor Rights Agreement) and the actions directly related thereto that are the subject of a Triggering Event. In the event that the consummation of such Merger fails to occur for any reason within the time period set forth in any bona fide term sheet or other writing related to the Merger, in each case as may be amended or extended from time to time, or in the event that any action unrelated to such Merger is required to be voted on, the composition of the Board of Directors of the Company shall automatically revert back to the composition in effect immediately prior to the Triggering Event.

13. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for in the terms of the Preferred Stock shall be vested in the Common Stock.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: For the management of the business and the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, by the State of Delaware, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-Laws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot except as and to the extent provided in the By-Laws.

B. After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

C. The books of the Corporation (subject to any provision contained in the statutes of the State of Delaware) may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the DGCL. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH: Unless a separate vote or the vote of a higher percentage is required hereunder or by law, the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, may, from time to time, amend, alter, change, repeal or waive any of the provisions of this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is developed by officers, directors or employees of the Corporation pursuant to or in connection with their employment by the Corporation or is presented to, or acquired or created by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH: The Corporation elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, as amended, to be signed this 19th day of October, 2007.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Bigger
Thomas J. Bigger
President

CERTIFICATE OF INCREASE

OF SERIES H CONVERTIBLE PREFERRED STOCK

OF

PARATEK PHARMACEUTICALS, INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

Paratek Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, (the “Corporation”)

DOES HEREBY CERTIFY:

The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 3, 1996. Thereafter, a Certificate of Designation, Preferences and Rights of Preferred Stock was filed on each of July 10, 1998, June 30, 1999, April 28, 2000, September 20, 2001, June 2, 2004, June 22, 2004 and March 8, 2006; a Certificate of Decrease of Series A Convertible Preferred Stock was filed on May 16, 2000; a Certificate of Increase of Series C Convertible Preferred Stock was filed on July 18, 2000; a Certificate of Amendment was filed on each of January 20, 2000, July 10, 2001 and May 27, 2004 and a Restated Certificate of Incorporation was filed on October 19, 2007.

That the Board of Directors of said corporation on March 4, 2009 duly adopted resolutions authorizing and directing an increase in the number of shares designated as Series H Convertible Preferred Stock, par value $.001 per share, from 9,766,340 shares to 9,937,251 shares, in accordance with provisions of section 151(g) of The General Corporation Law of the State of Delaware.

In witness whereof the Corporation has caused this Certificate of Increase to be signed by its duly authorized officer this 26th of March, 2009.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Bigger
Thomas J. Bigger
President

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PARATEK PHARMACEUTICALS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Paratek Pharmaceuticals, Inc.

2. The Certificate of Incorporation of the Corporation was filed on the third day of July, 1996. A Restated Certificate of Incorporation was filed on October 19, 2007 which was subsequently amended by a Certificate of Designation filed on March 26, 2009. The Restated Certificate of Incorporation, as amended, is hereby further amended by striking out paragraph 11. Election of Directors of Article FOURTH, Section B thereof and by substituting in lieu of said paragraph 11 of said Article the following new paragraph:

“11. Election of Directors: Subject to the provisions of Section 12, the holders of record of the shares of Series C Preferred, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation, the holders of record of the shares of Series H Preferred, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Series H Directors”), and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation, one (1) of whom will be the Company’s Chief Executive Officer. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series C Preferred and Series H Preferred), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. In the event that less than all three Series H Directors are present at any meeting of the Board of Directors, then (1) in the event one Series H Director is present, such Series H Director shall have the right to cast three votes and (2) in the event two Series H Directors are present, one of such Series H Directors shall have the right to cast two votes, in each case so that the Series H Director(s) shall have the right to cast three (3) votes.”

3. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

4. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 6th day of August, 2009.

By:	/s/ Thomas J. Bigger
Thomas J. Bigger
President

Exhibit 3.3

PARATEK PHARMACEUTICALS, INC.

BY-LAWS

ARTICLE I - STOCKHOLDERS

Section 1. Annual Meeting.

An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at ten o’clock a.m. or such other time as is determined by the Board of Directors, on such date (other than a Saturday, Sunday or legal holiday) as is determined by the Board of Directors, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders, and at such place as the Board of Directors shall each year fix.

Section 2. Special Meetings.

Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors authorized. Special meetings of the stockholders may be held at such place within or without the State of Delaware as may be stated in such resolution.

Section 3. Notice of Meetings.

Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4. Quorum.

At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law. Where a separate vote by a class or classes is required, a majority of the shares of such class or classes present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

Section 5. Organization.

The Chairman of the Board of Directors or, in his or her absence, such person as the Board of Directors may have designated or, in his or her absence, the chief executive officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6. Conduct of Business.

The Chairman of the Board of Directors or his or her designee or, if neither the Chairman of the Board nor his or her designee is present at the meeting, then a person appointed by a majority of the Board of Directors, shall preside at, and act as chairman of, any meeting of the stockholders. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as he or she deems to be appropriate.

Section 7. Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each stockholder shall have one (1) vote for every share of stock entitled to vote which is registered in his or her name on the record date for the meeting, except as otherwise provided herein or required by law.

All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a vote by ballot shall be taken.

Except as otherwise provided in the terms of any class or series of preferred stock of the Corporation, all elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast.

Section 8. Action Without Meeting.

Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (1) signed and dated by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (2) delivered to the Corporation within sixty (60) days of the earliest dated consent by delivery to its registered office in the State of Delaware (in which case delivery shall be by hand or by certified or registered mail, return receipt requested), its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 9. Stock List.

A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE II - BOARD OF DIRECTORS

Section 1. Number, Election, Tenure and Qualification.

The number of directors which shall constitute the whole board shall be determined by resolution of the Board of Directors or by the stockholders at the annual meeting or at any special meeting of stockholders. The directors shall be elected at the annual meeting or at any special meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office until his or her successor is elected and qualified, unless sooner displaced. Directors need not be stockholders.

Section 2. Vacancies and Newly Created Directorships.

Subject to the rights of the holders of any class or series of preferred stock of the Corporation to elect directors, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or the sole remaining director. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3. Resignation and Removal.

Any director may resign at any time upon written notice to the Corporation at its principal place of business or to the chief executive officer or secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the Certificate of Incorporation.

Section 4. Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A written notice of each regular meeting shall not be required.

Section 5. Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary or one or more of the directors then in office and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given each director by whom it is not waived by mailing written notice not less than three (3) days before the meeting or orally, by telegraph, telex, cable or telecopy given not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6. Quorum.

At any meeting of the Board of Directors, a majority of the total number of members of the Board of Directors shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7. Action by Consent.

Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 8. Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 9. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law.

Section 10. Powers.

The Board of Directors may, except as otherwise required by law, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(1)	To declare dividends from time to time in accordance with law;

(2)	To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(3)	To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, to borrow funds and guarantee obligations, and to do all things necessary in connection therewith;

(4)	To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

(5)	To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(6)	To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(7)	To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and,

(8)	To adopt from time to time regulations, not inconsistent with these By-Laws, for the management of the Corporation’s business and affairs.

Section 11. Compensation of Directors.

Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

ARTICLE III - COMMITTEES

Section 1. Committees of the Board of Directors.

The Board of Directors, by a vote of a majority of the Board of Directors, may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation. Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2. Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

ARTICLE IV - OFFICERS

Section 1. Enumeration.

The officers of the Corporation shall be the President, the Treasurer, the Secretary and such other officers as the Board of Directors or the Chairman of the Board may determine, including, but not limited to, the Chairman of the Board of Directors, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

Section 2. Election.

The Chairman of the Board, if any, the President, the Treasurer and the Secretary shall be elected annually by the Board of Directors at their first meeting following the annual meeting of the stockholders. The Board of Directors or the Chairman of the Board, if any, may, from time to time, elect or appoint such other officers as it or he or she may determine, including, but not limited to, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

Section 3. Qualification.

No officer need be a stockholder. The Chairman of the Board, if any, and any Vice Chairman appointed to act in the absence of the Chairman, if any, shall be elected by and from the Board of Directors, but no other officer need be a director. Two or more offices may be held by any one person. If required by vote of the Board of Directors, an officer shall give bond to the Corporation for the faithful performance of his or her duties, in such form and amount and with such sureties as the Board of Directors may determine. The premiums for such bonds shall be paid by the Corporation.

Section 4. Tenure and Removal.

Each officer elected or appointed by the Board of Directors shall hold office until the first meeting of the Board of Directors following the next annual meeting of the stockholders and until his or her successor is elected or appointed and qualified, or until he or she dies, resigns, is removed or becomes disqualified, unless a shorter term is specified in the vote electing or appointing said officer. Each officer appointed by the Chairman of the Board, if any, shall hold office until his or her successor is elected or appointed and qualified, or until he or she dies, resigns, is removed or becomes disqualified, unless a shorter term is specified by any agreement or other instrument appointing such officer. Any officer may resign by giving written notice of his or her resignation to the Chairman of the Board, if any, the President, or the Secretary, or to the Board of Directors at a meeting of the Board, and such resignation shall become effective at the time specified therein. Any officer elected or appointed by the Board of Directors may be removed from office with or without cause by vote of a majority of the directors. Any officer appointed by the Chairman of the Board, if any, may be removed with or without cause by the Chairman of the Board.

Section 5. Chairman of the Board.

The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and stockholders at which he or she is present and shall have such authority and perform such duties as may be prescribed by these By-Laws or from time to time be determined by the Board of Directors. The Chairman of the Board shall also have the power and authority to determine the compensation and duties of all officers, employees and agents of the Corporation.

Section 6. President.

The President shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed by these By-Laws or from time to time be determined by the Board of Directors.

Section 7. Vice Presidents.

The Vice Presidents, if any, in the order of their election, or in such other order as the Board of Directors may determine, shall have and perform the powers and duties of the President (or such of the powers and duties as the Board of Directors may determine) whenever the President is absent or unable to act. The Vice Presidents, if any, shall also have such other powers and duties as may from time to time be determined by the Board of Directors.

Section 8. Treasurer and Assistant Treasurers.

The Treasurer shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed in these By-Laws or be determined from time to time by the Board of Directors. All property of the Corporation in the custody of the Treasurer shall be subject at all times to the inspection and control of the Board of Directors. Unless otherwise voted by the Board of Directors, each Assistant Treasurer, if any, shall have and perform the powers and duties of the Treasurer whenever the Treasurer is absent or unable to act, and may at any time exercise such of the powers of the Treasurer, and such other powers and duties, as may from time to time be determined by the Board of Directors.

Section 9. Secretary and Assistant Secretaries.

The Board of Directors shall appoint a Secretary and, in his or her absence, an Assistant Secretary. The Secretary or, in his or her absence, any Assistant Secretary, shall attend all meetings of the directors and shall record all votes of the Board of Directors and minutes of the proceedings at such meetings. The Secretary or, in his or her absence, any Assistant Secretary, shall notify the directors of their meetings, and shall have and perform such other powers and duties as may from time to time be determined by the Board of Directors. If the Secretary or an Assistant Secretary is elected but is absent from any meeting of directors, a temporary secretary may be appointed by the directors at the meeting

Section 10. Bond.

If required by the Board of Directors, any officer shall give the Corporation a bond in such sum and with such surety or sureties and upon such terms and conditions as shall be satisfactory to the Board of Directors, including without limitation a bond for the faithful performance of the duties of his office and for the restoration to the Corporation of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his control and belonging to the Corporation.

Section 11. Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the President, the Treasurer or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V - STOCK

Section 1. Certificates of Stock.

Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by the Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of this Article of these By-Laws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 3. Record Date.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 4. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5. Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

Section 6. Interpretation.

The Board of Directors shall have the power to interpret all of the terms and provisions of these By-Laws, which interpretation shall be conclusive.

ARTICLE VI - NOTICES

Section 1. Notices.

Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mail, postage paid, or by sending such notice by courier service, prepaid telegram or mailgram, or telecopy, cable, or telex. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mail or by courier, telegram, mailgram, telecopy, cable, or telex shall be the time of the giving of the notice.

Section 2. Waiver of Notice.

A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a director or stockholder at a meeting without protesting prior thereto or at its commencement the lack of notice shall also constitute a waiver of notice by such director or stockholder.

ARTICLE VII - INDEMNIFICATION

Section 1. Actions other than by or in the Right of the Corporation.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Actions by or in the Right of the Corporation.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 3. Success on the Merits.

To the extent that any person described in Section 1 or Section 2 of this Article has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Section 4. Specific Authorization.

Any indemnification under Section 1 or Section 2 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation.

Section 5. Advance Payment.

Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Corporation as authorized in this Article.

Section 6. Non-Exclusivity.

The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 7. Insurance.

The Board of Directors may authorize, by a vote of the majority of the full board, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 8. Continuation of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 9. Severability.

If any word, clause or provision of this Article or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

Section 10. Intent of Article.

The intent of this Article is to provide for indemnification and advancement of expenses to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

ARTICLE VIII - CERTAIN TRANSACTIONS

Section 1. Transactions with Interested Parties.

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction or solely because the votes of such director or officer are counted for such purpose, if:

(a) The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) The material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

Section 2. Quorum.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX - MISCELLANEOUS

Section 1. Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3. Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4. Fiscal Year.

Except as otherwise determined by the Board of Directors from time to time, the fiscal year of the Corporation shall end on the last day of December of each year.

Section 5. Time Periods.

In applying any provision of these By-Laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE X - AMENDMENTS

These By-Laws may be amended, added to, rescinded or repealed by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Certificate of Incorporation, at any meeting of the stockholders or of the Board of Directors, provided notice of the proposed change was given in the notice of the meeting or, in the case of a meeting of the Board of Directors, in a notice given not less than two (2) days prior to the meeting.

Exhibit 4.2

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made as of July 14, 1998 by and among Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each of the purchasers of shares of the Company’s Series A Convertible Preferred Stock listed on the signature pages attached hereto (the “Purchasers”). The Purchasers may be referred to herein individually as an “Investor,” and collectively as the “Investors”.

WHEREAS each Investor has purchased shares of the Company’s Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), pursuant to a Stock Subscription and Right of First Refusal Agreement of even date herewith between the Company and each such Investor (the “Purchase Agreement”); and

WHEREAS, as a condition to entering into the Purchase Agreement, the Company and the Investors desire to provide for certain registration and other rights as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1.	GENERAL PROVISIONS

1.1 Shares Subject to this Agreement. The Investors expressly agree that the terms and restrictions of this Agreement shall apply to all shares of capital stock which any of them now owns or hereafter acquires by any means, including without limitation by purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (the “Shares”).

1.2 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings

“Affiliate” has the meaning ascribed to that term in Rule 12b-2 under the Exchange Act, or any successor rule.

“Commission” shall mean the Securities and Exchange Commission and any successor agency of the Federal government administering the Securities Act and the Exchange Act.

“Common Stock” shall mean (i) the common stock, $.001 par value per share, of the Company, (ii) any other capital stock of the Company, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; and (iii) any other securities into which or for which any of the securities described in (i) or (ii) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Initial Public Offering” shall mean the first underwritten public offering of Common Stock of the Company, offered on a firm commitment basis pursuant to a registration statement filed with the Commission under the Securities Act on Form S-1 or its then equivalent, in which the aggregate net proceeds to the Company equals or exceeds $15,000,000.

“Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

The terms “register”, “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement, or, as the context may require, under the Exchange Act or applicable state securities laws.

“Registrable Securities” shall mean (i) shares of Common Stock or other securities issued or issuable pursuant to the conversion of the Series A Preferred Stock and (ii) any shares of Common Stock or other securities issued or issuable pursuant to the conversion of the Series A Preferred Stock upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event, excluding in any event securities which (a) have been registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them, (b) have been publicly sold pursuant to Rule 144 under the Securities Act, or (c ) are eligible for resale pursuant to Rule 144 under the Securities Act. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Securities, the determination of such percentage shall be calculated on the basis of shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock even if such exercise has not been effected. Notwithstanding the foregoing, nothing in this Agreement shall require the Company to register any shares of the Series A Preferred Stock.

“Registration Expenses” shall mean the expenses so described in Section 4.3.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” shall mean the expenses so described in Section 4.3.

2.	PREEMPTIVE RIGHTS

2.1 Notice of New Issuance. Except with respect to “Exempt Issuances” as defined in Section 2.3, in the event that the Company issues any (i) shares of Common Stock, (ii) warrants, options or other rights to purchase Common Stock (collectively, “Rights”), or (iii) any debentures or other securities convertible into or exchangeable for shares of Common Stock (collectively, “Convertible Securities”), the Company will deliver to the Investors a notice (the “Offer Notice”) upon the completion of such issuance (the “New Issuance”), stating the price and other terms and conditions thereof.

2

2.2 Right to Purchase Shares, Rights or Convertible Securities. In the event of a New Issuance (other than an Exempt Issuance), the Investors shall have the right to purchase such number of shares of Common Stock, Rights or Convertible Securities at the price and on the terms upon which the New Issuance was made, such price to be paid in full in cash or by check at the time of issuance of such securities to the Investors, such that, after giving effect to the issuance to the Investors and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of Common Stock of all such Rights and Convertible Securities, each Investor who exercises such right will continue to maintain its same proportionate ownership of Common Stock as of the date immediately preceding the New Issuance, treating each Investor, for the purpose of such computation, as the holder of the number of shares -of Common Stock which would be issuable to it upon conversion, exercise and exchange of all Rights and Convertible Securities held by it on the date immediately preceding the New Issuance and assuming the like conversion, exercise and exchange of all such securities held by other. persons. The rights set forth in this Section 2 shall be exercised by the Investors, if at all, by written notice to the Company delivered not later than thirty (30) days after the receipt by the Investors of the Offer Notice in accordance with the terms and conditions stated therein, and such right shall expire at the end of the thirtieth day after the day of the receipt by the Investors of the Offer Notice.

2.3 Exempt Issuances. The issuances referred to in Section 2.1 which will not give the Investors the rights described in Section 2.2 (the “Exempt Issuances”) are issuances in which shares of Common Stock or Rights or Convertible Securities of the Company are issued or deemed issued (i) as a dividend or distribution payable pro rata to all holders of Common Stock or other securities of the Company; (ii) to employees, consultants, officers and directors of the Company pursuant to a stock or option plan or other arrangement approved by the Company’s Board of Directors (a “Stock Plan Issuance”); (iii) in connection with the conversion or exercise of any options, warrants or other rights to purchase Common Stock (A) existing on the date hereof or (B) issued in accordance with the foregoing clause (ii); (iv) to institutional lenders in connection with the establishment or maintenance by the Company of credit facilities; (v) in connection with the conversion or exercise of any options, warrants or other rights to purchase Common Stock issued in accordance with the foregoing clause (iv); (vi) in connection with a merger, acquisition, joint venture or strategic partnership; and (vii) in connection with an Initial Public Offering.

2.4 Termination. The respective rights and obligations of the parties under this Section 2 shall terminate upon the closing of the Company’s Initial Public Offering.

3

3.	RESTRICTIONS ON TRANSFER OF SECURITIES

3.1 Restrictive Legends. Each certificate representing the Series A Preferred Stock and the Registrable Securities shall, except as otherwise provided in this Section 3.1, be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

“The securities represented by this certificate have not been registered under the Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and not with a view to distribution or resale. Such securities may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such securities under the Securities Act of 1933 and any other applicable securities laws, unless the holder shall have obtained an opinion of counsel reasonably satisfactory to the corporation that such registration is not required.”

Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of such legend, if there is an effective registration statement covering the securities represented by such certificate or, with such request, the Company shall have received either (i) an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed sale, pledge, hypothecation or other transfer may be effected without registration under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto.

In addition, each certificate representing the Series A Preferred Stock and the Registrable Securities shall bear a legend substantially similar to the following:

“The shares represented hereby are also subject to restrictions on transfer contained in a certain Stock Subscription and Right of First-Refusal Agreement, and may not be sold, pledged or otherwise transferred without compliance with the terms thereof. The Company will furnish a copy of the full text of such restrictions to the holder of this certificate upon written request and without charge.”

4.	REGISTRATION

4.1 Registration on Form S-3.

(a) After the Initial Public Offering and when the Company is eligible to file a registration statement on Form S-3, or any comparable or successor form thereto, one or more of the holders of Registrable Securities constituting at least 33-1/3% of the total shares of Registrable Securities then outstanding, may, on one occasion only, request that the Company file a registration statement on Form S-3, or any comparable or successor form thereto, for a public offering of all or any portion of the shares of Registrable Securities held by such requesting holder or holders. Upon the receipt of notice of such request, the Company shall use its best efforts to register under the Securities Act on Form S-3, or any comparable or successor form thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Securities specified in such notice.

(b) Following receipt of any notice under Section 4.1(a), the Company shall immediately notify all holders of Registrable Securities from whom notice has not been received and such holders shall then be entitled within thirty (30) days after receipt of such notice from

4

the Company to request the Company to include in the requested registration all or any portion of their shares of Registrable Securities. The Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in the notice from requesting holders described in paragraph (a) above, the number of shares of Registrable Securities specified in such notice (and in all notices received by the Company from other holders within thirty (30) days after the receipt of such notice by such holders). The Company shall be obligated to register the Registrable Securities pursuant to this Section 4.1 on one (1) occasion only, provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all shares of Registrable Securities specified in notices received as aforesaid (except to the extent reduced by the managing underwriter, if any, pursuant to Section 4.1(d)), for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 4.1 after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering and prior to the later to occur of the completion of the period of distribution for such offering or 180 days after the effective date of such registration statement.

(c) If the holders requesting such registration intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 4.1 and the Company shall include such information in the written notice referred to in paragraph (b) above. The right of any holder to registration pursuant to this Section 4.1 shall be conditioned upon such holder’s agreeing to participate in such underwriting and to permit inclusion of such holder’s Registrable Securities in the underwriting. If such method of disposition is an underwritten public offering, the Company may designate the managing underwriter of such offering. A holder may elect to include in such underwriting all or a part of the Registrable Securities it holds.

(d) A registration statement filed pursuant to this Section 4.1 may, subject to the following provisions, include (i) shares of Common Stock for sale by the Company for its own account, (ii) shares of Common Stock held by officers or directors of the Company, and (iii) shares of Common Stock held by persons (“Other Stockholders”) having “piggyback” registration rights to have such shares of Common Stock included in such registration, in each case for sale in accordance with the method of disposition specified by the requesting holders. If such registration shall be underwritten, the Company, such officers and directors and such Other Stockholders proposing to distribute their shares through such underwriting shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting on terms no less favorable to such officers and directors and such Other Stockholders than the terms afforded the holders of Registrable Securities. If and to the extent that the managing underwriter determines that marketing factors require a limitation on the number of shares to be included in such registration, then the shares of Common Stock held by officers or directors (other than Registrable Securities) of the Company and shares of Common Stock to be sold by the Company for its own account shall be excluded from such registration to the extent so required by such managing underwriter, and, unless the holders of such shares and the Company have otherwise agreed in writing, such exclusion shall be applied first to the shares held by the directors and officers to the extent required by the

5

managing underwriter, then to the shares of Common Stock of the Company to be included for its own account to the extent required by the managing underwriter. If the managing underwriter determines that marketing factors require a limitation of the number of Registrable Securities and shares of Common Stock held by Other Stockholders to be registered under this Section 4.1, then such Registrable Securities and such shares of Common Stock held by Other Stockholders shall be excluded in such manner that the securities to be sold shall be allocated among the selling holders pro rata based on their ownership of Registrable Securities and shares of Common Stock: No Registrable Securities or any other security excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If any holder of Registrable Securities, officer or director or Other Stockholder who has requested inclusion in such registration as provided above, disapproves of the terms of the underwriting, such holder of securities may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The securities so withdrawn shall also be withdrawn from registration.

4.2 Registration Procedures. If and whenever the Company is required by the provisions of Section 4.1 to use its best efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a) prepare and file with the Commission a registration statement with respect to such securities including executing an undertaking to file post-effective amendments and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c) furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(d) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction;

(e) use its best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

6

(f) comply with all applicable rules and regulations under the Securities Act and Exchange Act;

(g) immediately notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to such seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(h) if the offering is underwritten and at the request of any seller of Registrable Securities, use its best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters to such effects as reasonably may be requested by counsel for the underwriters, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

(i) make available for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; and

(j) cooperate with the selling holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriter may request at least two business days prior to any sale of Registrable Securities:

For purposes of this Agreement, the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby or 180 days after the effective date.

7

In connection with each registration hereunder, the sellers of Registrable Securities will furnish to the Company in writing such information requested by the Company with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with Federal and applicable state securities laws.

4.3 Expenses.

(a) All expenses incurred by the Company in complying with Sections 4.1 and 4.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of any insurance which might be obtained by the Company with respect to the offering by the Company, and fees and disbursements of one counsel selected by a majority in interest of the sellers of Registrable Securities, but excluding any Selling Expenses, are called “Registration Expenses”. All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “Selling Expenses”.

(b) The Company will pay all Registration Expenses in connection with any registration statement under Section 4.1; provided, that, in the event of a registration which is withdrawn at the request of the participating sellers other than as a result of the Company’s failure to perform its obligations hereunder and other than as a result of a cutback by the underwriter of such registration in the amount of Registrable Securities which may be included in such registration, the participating sellers shall pay the Registration Expenses with respect to such registration. All Selling Expenses in connection with any registration statement under 4.1 shall be borne by the participating sellers in proportion to the number of shares registered by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

4.4 Indemnification and Contribution.

(a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.1, the Company will indemnify and hold harmless each holder of Registrable Securities, its officers, directors and partners, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such holder, officer, director, partner, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any prospectus, offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 4.1, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), (ii) any blue sky

8

application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”), (iii) any omission or alleged omission to state in any such registration statement, prospectus, amendment or supplement or in any Blue Sky Applications executed or filed by the Company, a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) any violation by the Company or its agents of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, or (v) any failure to register or qualify the Registrable Securities in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification (provided that in such instance the Company shall not be so liable if it has used its best efforts to so register or qualify the Registrable Securities) and will reimburse each such seller, and such officer, director and partner, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by any such holder, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus.

(b) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.1, each seller of such Registrable Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of Registrable Securities, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, other seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any prospectus offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 4.1, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any Blue Sky Application or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, other seller, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and

9

in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; and provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the securities sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by such seller from the sale of Registrable Securities covered by such registration statement. Not in limitation of the foregoing, it is understood and agreed that the indemnification obligations of any seller hereunder pursuant to any underwriting agreement entered into in connection herewith shall be limited to the obligations contained in this subparagraph (b).

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 4.4 and shall only relieve it from any liability which it may have to such indemnified party under this Section 4.4 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4.4 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Securities exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 4.4 but it is judicially determined (by the entry of a final

10

judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 4.4; then, and in each such case, the Company and such holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder of Registrable Securities will be required to contribute any amount in excess of the proceeds received from the sale of all such Registrable Securities offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) The indemnities and obligations provided in this Section 4.4 shall survive the transfer of any Registrable Securities by such holder.

4.5 Changes in Common Stock. If, and as often as, there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

4.6 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, except as provided in paragraph (c) below, at all times after ninety (90) days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor rule);

(b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to each holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 (or any successor rule) and, at any time after it has become subject to such reporting requirements, of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Securities without registration.

11

4.7 “Market Stand-Off” Agreement. Each of the Investors agrees, severally and not jointly, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Investor during a period not to exceed one hundred and eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, and to enter into an agreement to such effect; provided that (y) all persons including Shares in such offering and (z) all of the Company’s officers, directors and holders of at least 5% of the outstanding Common Stock (or securities convertible into at least 5% of the Common Stock) also enter into agreements to such effect.

The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period.

4.8 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 4 may be assigned (but only with all related obligations) by a holder of Registrable Securities to a transferee or assignee of such securities who is not engaged in a business activity competitive with the Company (as reasonably determined by the Company’s Board of Directors) and who, after such assignment or transfer, holds at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and similar recapitalization events), provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (i) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act and (ii) the transferee or assignee shall acknowledge in writing that the transferred or assigned Registrable Securities shall remain subject to this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 4.

5.	MISCELLANEOUS

5.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	Paratek Pharmaceuticals, Inc.
75 Kneeland Street
Room 1526
Boston, MA 02111
Attn: George C. Hillman, COO

12

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Lewis J. Geffen, Esq.

If to the Investors:	To the addresses set forth in the Purchase Agreement.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

5.2 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

5.3 Modifications and Amendments. This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and the holders of at least fifty percent (50%) of the outstanding shares of Series A Preferred Stock. Any waiver or consent hereunder shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

5.4 Assignment. The rights and obligations under this Agreement may not be assigned by the Company without the prior written consent of at least a majority of the holders of Registrable Securities, unless specifically permitted by the terms hereof.

5.5 Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

5.6 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

5.7 Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of

13

the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 5.1 hereof.

5.8 Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in fill force and effect.

5.9 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

5.10 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

5.11 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other parties were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled an injunction or injunctions to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

5.12 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

14

5.13 Accession. Any Investor who becomes a Purchaser after the date hereof shall automatically become an Investor hereunder by delivering to the Company an executed signature page by which such Investor agrees to be bound by the obligations imposed under this Agreement, whereupon such Investor shall automatically become a party to this Agreement and shall thereupon be deemed an “Investor” for all purposes of this Agreement.

5.14 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ George C. Hillman
	Name:	George C. Hillman
	Title:	Executive Vice President and
Chief Operating Officer

INVESTOR:

By:
Name:
Title:

16

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ George C. Hillman
	Name:	George C. Hillman
	Title:	Executive Vice President and
Chief Operating Officer

INVESTOR:

Craig L. Bork 1486 Children’s Trust

By:	/s/ William P. Egan
	Name:	William P. Egan
	Title:	Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ George C. Hillman
	Name:	George C. Hillman
	Title:	Executive Vice President and
Chief Operating Officer

INVESTOR:

By:	/s/ Walter Gilbert
	Name:	Walter Gilbert, Ph.D.
Title:

/s/ Celia Gilbert
Celia Gilbert

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ George C. Hillman
	Name:	George C. Hillman
	Title:	Executive Vice President and
Chief Operating Officer

INVESTOR:

By:	/s/ Charles Levy
Name:
Title:

By:	/s/ Ruth B. Levy
Name

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ George C. Hillman
Name:
Title:

INVESTOR:

ML INVESTMENTS LLC

By:	/s/ Irwin Heller
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ George C. Hillman
Name:
	Title:	Executive Vice President

INVESTOR:

By:	/s/ Kenneth J. Novack
Name: Kenneth J. Novack
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARATEK PHARMACEUTICALS, INC.

By:
Name:
Title:

INVESTOR:

By:	/s/ Harold Snyder
Name: Harold Snyder
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARATEK PHARMACEUTICALS, INC.

By:
Name:
Title:

INVESTOR:

By:	/s/ Harold Snyder
Name: Harold Snyder
Title: President

Exhibit 4.3

[Execution Copy]

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made as of June 30, 1999 by and among Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Glaxo Group Limited, a corporation organized under the laws of England (the “Purchaser” or the “Investor”).

WHEREAS, the Investor has purchased shares of Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”), pursuant to a Preferred Stock Purchase Agreement dated as of even date hereof by and between such Investor and the Company (the “Purchase Agreement”); and

WHEREAS, as a condition to entering into the Purchase Agreement, the Company and the Investor desire to provide for certain registration and other rights as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1.	GENERAL PROVISIONS

1.1 Shares Subject to this Agreement. The Investor expressly agrees that the terms and restrictions of this Agreement shall apply to all shares of capital stock which any of them now owns or hereafter acquires by any means, including without limitation by purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (the “Shares”).

1.2 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” has the meaning ascribed to that term in Rule 12b-2 under the Exchange Act, or any successor rule.

“Commission” shall mean the Securities and Exchange Commission and any successor agency of the Federal government administering the Securities Act and the Exchange Act.

“Common Stock” shall mean (i) the common stock, $.001 par value per share, of the Company, (ii) any other capital stock of the Company, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; and (iii) any other securities into which or for which any of the securities described in (i) or (ii) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Initial Public Offering” shall mean the first underwritten public offering of Common Stock of the Company, offered on a firm commitment basis pursuant to a registration statement filed with the Commission under the Securities Act on Form S-1 or its then equivalent, in which the aggregate net proceeds to the Company equals or exceeds $15,000,000.

“Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

The terms “register”, “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement, or, as the context may require, under the Exchange Act or applicable state securities laws.

“Registrable Securities” shall mean (i) shares of Common Stock or other securities issued or issuable pursuant to the conversion of the Series B Preferred Stock and (ii) any shares of Common Stock or other securities issued or issuable pursuant to the conversion of the Series B Preferred Stock upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event, excluding in any event securities which (a) have been registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them, (b) have been publicly sold pursuant to Rule 144 under the Securities Act, or (c ) are eligible for resale pursuant to Rule 144 under the Securities Act. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Securities, the determination of such percentage shall be calculated on the basis of shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock even if such exercise has not been effected. Notwithstanding the foregoing, nothing in this Agreement shall require the Company to register any shares of Series B Preferred Stock.

“Registration Expenses” shall mean the expenses so described in Section 3.3.

“Registration Statement” shall mean any registration statement for a secondary offering of securities which the Company is eligible to file, other than a registration statement on Form S-4 or Form S-8, or successor or comparable forms thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” shall mean the expenses so described in Section 3.3.

2

2.	RESTRICTIONS ON TRANSFER OF SECURITIES

2.1 Restrictive Legends. Each certificate representing the Series B Preferred Stock and the Registrable Securities shall, except as otherwise provided in this Section 2.1, be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

“The securities represented by this certificate have not been registered under the Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and not with a view to distribution or resale. Such securities may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such securities under the Securities Act of 1933 and any other applicable securities laws, unless the holder shall have obtained an opinion of counsel reasonably satisfactory to the corporation that such registration is not required.”

Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of such legend, if there is an effective registration statement covering the securities represented by such certificate or, with such request, the Company shall have received either (i) an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed sale, pledge, hypothecation or other transfer may be effected without registration under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto.

In addition, each certificate representing the Series B Preferred Stock and the Registrable Securities shall bear a legend substantially similar to the following:

“The shares represented hereby are also subject to restrictions on transfer contained in a certain Preferred Stock Purchase Agreement, and may not be sold, pledged or otherwise transferred without compliance with the terms thereof. The Company will furnish a copy of the full text of such restrictions to the holder of this certificate upon written request and without charge.”

3.	REGISTRATION

3.1 Registration.

(a) After the Initial Public Offering and when the Company is eligible to file a Registration Statement, one or more of the holders of Registrable Securities constituting at least 33-1/3% of the total shares of Registrable Securities then outstanding, may, on one occasion only, request that the Company file such Registration Statement for a public offering of all or any portion of the shares of Registrable Securities held by such requesting holder or holders. Upon the receipt of notice of such request, the Company shall use its best efforts to register under the Securities Act on such Registration Statement for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Securities specified in such notice.

3

(b) Following receipt of any notice under Section 3.1(a), the Company shall immediately notify all holders of Registrable Securities from whom notice has not been received and such holders shall then be entitled within thirty (30) days after receipt of such notice from the Company to request the Company to include in the requested registration all or any portion of their shares of Registrable Securities. The Company shall use its best efforts to register under the Securities Act, for public sale in accordance with the method of disposition specified in the notice from requesting holders described in paragraph (a) above, the number of shares of Registrable Securities specified in such notice (and in all notices received by the Company from other holders within thirty (30) days after the receipt of such notice by such holders). The Company shall be obligated to register the Registrable Securities pursuant to this Section 3.1 on one (1) occasion only, provided, however, that such obligation shall be deemed satisfied only when a registration statement covering all shares of Registrable Securities specified in notices received as aforesaid (except to the extent reduced by the managing underwriter, if any, pursuant to Section 3.1(d)), for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, all such shares shall have been sold pursuant thereto. Notwithstanding anything to the contrary contained herein, no request may be made under this Section 3.1 after the effective date of a registration statement filed by the Company covering a firm commitment underwritten public offering and prior to the later to occur of the completion of the period of distribution for such offering or 180 days after the effective date of such registration statement.

(c) If the holders requesting such registration intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3.1 and the Company shall include such information in the written notice referred to in paragraph (b) above. The right of any holder to registration pursuant to this Section 3.1 shall be conditioned upon such holder’s agreeing to participate in such underwriting and to permit inclusion of such holder’s Registrable Securities in the underwriting. If such method of disposition is an underwritten public offering, the Company may designate the managing underwriter of such offering. A holder may elect to include in such underwriting all or a part of the Registrable Securities it holds.

(d) A registration statement filed pursuant to this Section 3.1 may, subject to the following provisions, include (i) shares of Common Stock for sale by the Company for its own account, (ii) shares of Common Stock held by officers or directors of the Company, and (iii) shares of Common Stock held by persons (“Other Stockholders”) having “piggyback” registration rights to have such shares of Common Stock included in such registration, in each case for sale in accordance with the method of disposition specified by the requesting holders. If such registration shall be underwritten, the Company, such officers and directors and such Other Stockholders proposing to distribute their shares through such underwriting shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting on terms no less favorable to such officers and directors and such Other Stockholders than the terms afforded the holders of Registrable Securities. If and to the extent that the managing underwriter determines that marketing factors require a limitation on the number of shares to be included in such registration, then the shares of Common Stock held by officers or directors (other than Registrable Securities) of the Company and shares of Common Stock to be sold by the Company for its own account shall be excluded

4

from such registration to the extent so required by such managing underwriter, and, unless the holders of such shares and the Company have otherwise agreed in writing, such exclusion shall be applied first to the shares held by the directors and officers to the extent required by the managing underwriter, then to the shares of Common Stock of the Company to be included for its own account to the extent required by the managing underwriter. If the managing underwriter determines that marketing factors require a limitation of the number of Registrable Securities and shares of Common Stock held by Other Stockholders to be registered pursuant to this Section 3.1, then the shares of Common Stock held by Other Stockholders shall be excluded (pro rata based upon their ownership of shares of Common Stock sought to be registered) before any portion of the Registrable Securities held by the Investor shall be excluded. No Registrable Securities or any other security excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If any holder of Registrable Securities, officer or director or Other Stockholder who has requested inclusion in such registration as provided above, disapproves of the terms of the underwriting, such holder of securities may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The securities so withdrawn shall also be withdrawn from registration.

(e) The Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms; and to that end the Company shall register (whether or not required by law to do so) the Common Stock under the Exchange Act in accordance with the provisions of that Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form.

3.2 Registration Procedures. If and whenever the Company is required by the provisions of Section 3.1 to use its best efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a) prepare and file with the Commission a registration statement with respect to such securities including executing an undertaking to file post-effective amendments and use its best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c) furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(d) use its best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers

5

of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction;

(e) use its best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

(f) comply with all applicable rules and regulations under the Securities Act and Exchange Act;

(g) immediately notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to such seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(h) if the offering is underwritten and at the request of any seller of Registrable Securities, use its best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters to such effects as reasonably may be requested by counsel for the underwriters, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

(i) make available for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; and

6

(j) cooperate with the selling holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriter may request at least two business days prior to any sale of Registrable Securities.

For purposes of this Agreement, the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby or 180 days after the effective date.

In connection with each registration hereunder, the sellers of Registrable Securities will furnish to the Company in writing such information requested by the Company with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with Federal and applicable state securities laws.

3.3 Expenses.

(a) All expenses incurred by the Company in complying with Sections 3.1 and 3.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of any insurance which might be obtained by the Company with respect to the offering by the Company, and fees and disbursements of one counsel selected by a majority in interest of the sellers of Registrable Securities, but excluding any Selling Expenses, are called “Registration Expenses”. All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “Selling Expenses”.

(b) The Company will pay all Registration Expenses in connection with any registration statement under Section 3.1; provided, that, in the event of a registration which is withdrawn at the request of the participating sellers other than as a result of the Company’s failure to perform its obligations hereunder and other than as a result of a cutback by the underwriter of such registration in the amount of Registrable Securities which may be included in such registration, the participating sellers shall pay the Registration Expenses with respect to such registration. All Selling Expenses in connection with any registration statement under 3.1 shall be borne by the participating sellers in proportion to the number of shares registered by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

3.4 Indemnification and Contribution.

(a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 3.1, the Company will indemnify and hold harmless each holder of Registrable Securities, its officers, directors and partners, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such holder or

7

underwriter within the meaning of the Securities Act, against any expenses, losses, claims, damages or liabilities, joint or several, to which such holder, officer, director, partner, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any prospectus, offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 3.1, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”), (iii) any omission or alleged omission to state in any such registration statement, prospectus, amendment or supplement or in any Blue Sky Applications executed or filed by the Company, a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) any violation by the Company or its agents of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, or (v) any failure to register or qualify the Registrable Securities in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification (provided that in such instance the Company shall not be so liable if it has used its best efforts to so register or qualify the Registrable Securities) and will reimburse each such seller, and such officer, director and partner, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating, preparing or defending any such expense, loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that the Company will not be liable in any such case if and to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by any such holder, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus.

(b) In the event of a registration o f any of the Registrable Securities under the Securities Act pursuant to Section 3.1, each seller of such Registrable Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of Registrable Securities, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all expenses, losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, other seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any prospectus offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were

8

registered under the Securities Act pursuant to Section 3.1, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any Blue Sky Application or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, other seller, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating, preparing or defending any such expense, loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; and provided, further, however, that the liability of each seller hereunder shall be limited to the proportion of any such expense, loss, claim, damage, liability or expense which is equal to the proportion that the public offering price of the securities sold by such seller under such registration statement bears to the total public offering price of all securities sold thereunder, but not in any event to exceed the proceeds received by such seller from the sale of Registrable Securities covered by such registration statement. Not in limitation of the foregoing, it is understood and agreed that the indemnification obligations of any seller hereunder pursuant to any underwriting agreement entered into in connection herewith shall be limited to the obligations contained in this subparagraph (b).

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 3.4 and shall only relieve it from any liability which it may have to such indemnified party under this Section 3.4 if and to the extent the indemnifying party is prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 3.4 for any legal expenses subsequently incurred by such indemnified party m connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party,

9

consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Securities exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 3.4 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.4 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.4; then, and in each such case, the Company and such holder will contribute to the aggregate expenses, losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no such holder of Registrable Securities will be required to contribute any amount in excess of the proceeds received from the sale of all such Registrable Securities offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) The indemnities and obligations provided in this Section 3.4 shall survive the transfer of any Registrable Securities by such holder.

3.5 Changes in Common Stock. If, and as often as, there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

3.6 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, except as provided in paragraph (c) below, at all times after ninety (90) days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor rule);

10

(b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to each holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 (or any successor rule) and, at any time after it has become subject to such reporting requirements, of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Securities without registration.

3.7 “Market Stand-Off” Agreement. The Investor agrees, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Investor during a period not to exceed one hundred and eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, and to enter into an agreement to such effect; provided that (y) all persons including Shares in such offering and (z) all of the Company’s officers, directors and holders of at least 5% of the outstanding Common Stock (or securities convertible into at least 5% of the Common Stock) also enter into agreements to such effect.

The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period.

3.8 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned (but only with all related obligations) by a holder of Registrable Securities to a transferee or assignee of such securities who is not engaged in a business activity competitive with the Company (as reasonably determined by the Company’s Board of Directors) and who, after such assignment or transfer, holds at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and similar recapitalization events), provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (i) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act and (ii) the transferee or assignee shall acknowledge in writing that the transferred or assigned Registrable Securities shall remain subject to this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 3.

11

4.	MISCELLANEOUS

4.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	Paratek Pharmaceuticals, Inc.
75 Kneeland Street
Room 1526
Boston, MA 021111
Attn: George C. Hillman, COO
Facsimile: (617) 636-6912

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Lewis J. Geffen, Esq.
Facsimile: (617) 542-2241

If to the Investor:	Glaxo Group Limited
Glaxo Wellcome House
Greenford
Middlesex UB6 ONN
UK
Attn: Company Secretary
Facsimile: 44 181 966 8679

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

4.2 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

4.3 Modifications and Amendments. This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and the holders of at least fifty percent (50%) of the outstanding shares of Series B Preferred Stock. Any waiver or consent hereunder shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

12

4.4 Assignment. The rights and obligations under this Agreement may not be assigned by the Company without the prior written consent of at least a majority of the holders of Registrable Securities, unless specifically permitted by the terms hereof.

4.5 Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

4.6 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

4.7 Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 4.1 hereof.

4.8 Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

4.9 Interpretation. The parties heres acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

4.10 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

4.11 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other parties were not

13

performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

4.12 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

4.13 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

PARATEK PHARMACEUTICALS, INC.

BY:	/s/ George Hillman
	Name:	George C. Hillman
	Title:	Executive Vice President and
Chief Operating Officer

GLAXO GROUP LIMITED

By:	/s/ James Niedel
Name: James E. Niedel
Title: Executive Director

15

Exhibit 4.4

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this “Agreement”), is made as of October 19, 2007, by and among (i) Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), (ii) all holders of the Company’s common stock listed on Exhibit A (referred to herein individually as a “Founder” and collectively as the “Founders”), (iii) the Series C Investors listed on Exhibit B (the “Series C Investors”), (iv) the Series D Investors listed on Exhibit C (the “Series D Investors”), (v) the Series F Investors listed on Exhibit D (the “Series F Investors”) and (vi) the Series H Investors listed on Exhibit E (the “Series H Investors,” together with the Series C Investors, Series D Investors and Series F Investors, the “Investors”). The Founders and the Investors may be referred to herein individually as a “Stockholder,” and collectively as “Stockholders.” This Agreement amends and restates the Investor Rights Agreement dated as of April 28, 2000, as such Investor Rights Agreement was amended and restated as of September 20, 2001 and June 2, 2004, respectively.

WHEREAS, the Company, the Founders, the Series C Investors, the Series D Investors and the Series F Investors are each party to that certain Second Amended and Restated Investor Rights Agreement, dated June 2, 2004 (the “Second Amended and Restated IRA”) in connection with the issuance by the Company (a) to the Series C Investors of 5,100,500 shares of the Company’s Series C Convertible Preferred Stock, $.001 par value per share, convertible into shares of the Company’s common stock, $.001 par value per share (the “Series C Stock”), (b) to the Series D Investors of 6,390,866 shares of the Company’s Series D Convertible Preferred Stock, par value $.001 per share, convertible into shares of the Company’s common stock, $.001 par value per share (the “Series D Stock”) and (c) to the Series F Investors of 925,412 shares of the Company’s Series F Convertible Preferred Stock, par value $.001 per share, convertible into shares of the Company’s common stock, $.001 par value per share (the “Series F Stock”) and warrants to purchase an additional 441,826 shares of Series F Stock (the “Warrant Shares”);

WHEREAS, the Series H Investors have purchased shares (the “Series H Stock”) of the Company’s Series H Convertible Preferred Stock, $.001 par value per share, convertible into shares of the Company’s common stock, $.001 par value per share, pursuant to the terms of that certain Securities Purchase Agreement, dated October 10, 2007, by and among the Series H Investors and the Company (the “Securities Purchase Agreement”) (the Series C Stock, Series D Stock, Series F Stock and the Series H Stock may be referred to herein collectively as the “Investor Preferred Stock”);

WHEREAS, Series C Investors, Series D Investors and Series F Investors party hereto, holding in the aggregate a sufficient number of shares of Series C Stock, Series D Stock and Series F Stock necessary to amend the Second Amended and Restated IRA in accordance with the provisions of Section 8.3 thereof, desire, as hereinafter provided, to amend and restate the Second Amended and Restated IRA in order to add the Series H Investors as parties thereto; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company that the Company enter into this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.	GENERAL PROVISIONS

1.1 Amendment and Restatement of Second Amended and Restated IRA. The Second Amended and Restated IRA is hereby amended and restated and superceded and replaced in its entirety by this Agreement.

1.2 Shares Subject to this Agreement. The Stockholders expressly agree that the terms and restrictions of this Agreement shall apply to all shares of the Company’s capital stock which any of them now owns or hereafter acquires by any means, including, without limitation, by purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction, and to any shares of capital stock of any successor in interest of the Company, whether by sale, merger, consolidation or other similar transaction, or by purchase, assignment or operation of law (the “Shares”).

1.3 No Partnership Relationship. Notwithstanding, but not in limitation of, any other provision of this Agreement, the parties understand and agree that the creation, management and operation of the Company shall not create or imply a general partnership between or among the Investors and shall not make any Investor the agent or partner of any other Investor for any purpose.

1.4 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” has the meaning ascribed to that term in Rule 12b-2 under the Exchange Act, or any successor rule.

“Commission” shall mean the United States Securities and Exchange Commission and any successor agency of the Federal government administering the Securities Act and the Exchange Act.

“Common Stock” shall mean (i) the common stock, par value $.001 per share, of the Company, (ii) any other capital stock of the Company, however designated, authorized on or after the date hereof, which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, and (iii) any other securities into which or for which any of the securities described in (i) or (ii) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, consolidation, sale of assets or other similar transaction.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

2

“Initial Public Offering” shall mean the first underwritten public offering of Common Stock of the Company at a price per share no less than $6.14 (subject to appropriate adjustment for stock splits, reverse stock splits, stock dividends, combinations and other similar recapitalization events), offered on a firm commitment basis pursuant to a registration statement filed with the Commission under the Securities Act on Form S-1 or its then equivalent, in which the aggregate gross proceeds to the Company equals or exceeds $40,000,000.

“Person” means an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

The terms “register”, “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement under the Securities Act, or, as the context may require, under the Exchange Act or applicable state securities laws.

“Registrable Securities” shall mean (i) shares of Common Stock or other securities issued or issuable pursuant to the conversion of the Investor Preferred Stock (including the Warrant Shares); and (ii) any shares of Common Stock or other securities issued or issuable pursuant to the conversion of the Investor Preferred Stock upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event, excluding in any event securities which have been (a) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (b) publicly sold pursuant to Rule 144 under the Securities Act; provided that, with respect to any holder (other than Persons who are Affiliates of the Company), shares of Common Stock or other securities held by such holder shall cease to be Registrable Securities at such time when such holder can sell such shares of Common Stock or other securities pursuant to Rule 144(k) under the Securities Act. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Securities, the determination of such percentage shall be calculated on the basis of shares of Common Stock issued or issuable upon conversion of the Investor Preferred Stock even if such conversion has not been effected.

“Registration Expenses” shall mean the expenses so described in Section 4.7(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Selling Expenses” shall mean the expenses so described in Section 4.7(a).

“Series H Original Issue Date” shall mean the date on which shares of Series H Stock were first issued.

“Subsidiary” or “Subsidiaries” shall mean any corporation, partnership, trust or other entity of which the Company and/or any of its other Subsidiaries directly or indirectly owns at the time a majority of the outstanding shares of any class of equity security of such corporation, partnership, trust or other entity.

3

2.	PREEMPTIVE RIGHTS

2.1 Notice of New Issuance. Except with respect to “Exempt Issuances” as defined in Section 2.3, in the event that the Company plans to issue any (i) shares of Common Stock, (ii) warrants, options or other rights to purchase Common Stock (collectively, “Rights”), or (iii) any debentures or other securities (including capital stock) convertible into or exchangeable for shares of Common Stock (collectively, “Convertible Securities”), the Company will deliver to the Investors a notice (the “Offer Notice”), promptly upon the completion of such issuance (the “New Issuance”), stating the price and other terms and conditions thereof.

2.2 Right to Purchase Shares, Rights or Convertible Securities. In the event of a New Issuance (other than an Exempt Issuance), the Investors shall have the right to purchase such number of shares of Common Stock, Rights or Convertible Securities at the price and on the terms upon which such New Issuance was made, such that, after giving effect to the issuance to the Investors and the conversion, exercise and exchange into or for (whether directly or indirectly) shares of Common Stock of all such Rights and Convertible Securities, each Investor who exercises such right will continue to maintain his, her or its same proportionate ownership of Common Stock as of the date immediately preceding the New Issuance, treating each Investor, for the purpose of such computation, as the holder of the number of shares of Common Stock which would be issuable to him, her or it, as the case may be, upon conversion, exercise and exchange of all Rights and Convertible Securities held by him, her or it on the date immediately preceding the New Issuance and assuming the like conversion, exercise and exchange of all such securities held by other Persons. The rights set forth in this Article 2 shall be exercised by the Investors, if at all, by written notice to the Company delivered not later than thirty (30) days after the receipt by the Investors of the Offer Notice in accordance with the terms and conditions stated therein and such right shall expire at the end of the thirtieth day after the day of the receipt by the Investors of the Offer Notice.

2.3 Exempt Issuances. The issuances referred to in Section 2.1 which will not give the Investors the rights described in Section 2.2 (the “Exempt Issuances”) are issuances in which shares of Common Stock or Rights or Convertible Securities of the Company are issued or deemed issued (i) as a dividend or distribution payable pro rata to all holders of Common Stock or other securities of the Company; (ii) in connection with Rights to purchase up to six million (6,000,000) shares of Common Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Stock) issued or issuable to employees, consultants, officers and directors of the Company pursuant to the Company’s 1996 Employee, Director and Consultant Stock Plan, 2005 Employee, Director and Consultant Stock Plan or any other equity plan or arrangement approved by the Company’s Board of Directors in accordance with Section 6.2(d) unless a higher number of Rights is approved by holders of at least fifty percent (50%) of the Investor Preferred Stock, voting together as a single class on an as-converted basis; (iii) in connection with the exercise of any preemptive or percentage maintenance rights outstanding on the date hereof; (iv) in connection with the conversion or exercise of any Rights or Convertible Securities outstanding on the date hereof; (v) in connection with an acquisition by the Company of stock or assets of another Person, provided that the Company acquires at least fifty percent (50%) of the voting power of the other Person, and the acquisition has been approved in accordance with Section 6.2(f); (vi) in connection with

4

commercial or equipment financing not to exceed an amount equal to four percent (4%) of the fully-diluted equity of the Company immediately after the final closing of the Series H Stock transaction; or (vii) in connection with the Company’s Initial Public Offering.

2.4 Termination. The respective rights and obligations of the parties under this Article 2 shall terminate upon to the consummation of the Company’s Initial Public Offering.

3.	RESTRICTIONS ON TRANSFER; INVESTOR PARTICIPATION IN SALES

3.1 Restrictions on Transfer by Stockholders. The Stockholders hereby agree to the provisions set forth in this Article 3 with respect to any sale, transfer or other disposition of Shares, in the event such sale, transfer or disposition is allowed pursuant to Section 4.2 hereof.

3.2 Non-Complying Transfers Prohibited. Each Stockholder understands that he may not sell, assign, transfer, exchange, gift, devise, pledge, hypothecate, encumber or otherwise alienate or dispose of any Shares, or any right or interest therein, whether voluntarily or involuntarily, by operation of law or otherwise, except in accordance with this Agreement. Any such purported transfer in violation of any provision of this Agreement and all actions by the purported transferor and transferee in connection therewith shall be of no force or effect. The Company shall not recognize such purported transfer for any purpose, including, without limitation, for the purposes of dividend and voting rights. If any transfer of Shares is made or attempted contrary to the provisions of this Agreement or if any Shares are not offered as required by this Agreement, the Company or the other holders of Shares of the Company shall have the right to purchase such Shares from each such transferring Stockholder or each such transferee at any time before or after each such purported transfer, as hereinafter provided. In addition to any other legal or equitable remedies the Company or such other holders may have, the Company and such other holders may enforce this right by actions for specific performance, to the extent permitted by law.

3.3 Rights of First Refusal on Voluntary Transfers.

(a) Right of First Refusal of the Company. Except as otherwise provided herein, any Stockholder who intends to sell, assign, transfer or otherwise voluntarily alienate or dispose of any Shares in one transaction or a series of related transactions (the “Selling Stockholder”) shall, prior to any such transfer, give written notice (the “Selling Stockholder’s Notice”) of such intention to the Company and to the Investors. The Selling Stockholder’s Notice shall include the name of the proposed transferee, the proposed purchase price per Share, the terms of payment of such purchase price and all other matters relating to such sale and shall be accompanied by a copy of a binding written agreement of the proposed transferee to purchase such Shares from the Selling Stockholder. The Selling Stockholder’s Notice shall constitute a binding offer by the Selling Stockholder to sell to the Company or its designee all or any part of such number of Shares (the “Offered Shares”) then owned by the Selling Stockholder as are proposed to be sold in the Selling Stockholder’s Notice at the monetary price per Share designated in the Selling Stockholder’s Notice, payable as provided in Section 3.3(c). Not later than twenty (20) days after receipt of the Selling Stockholder’s Notice, the Company shall deliver written notice to the Selling Stockholder stating whether the Company has accepted the offer stated in the Selling Stockholder’s Notice (in whole or in part); provided, however, that the

5

Company shall not accept such offer without the prior approval of Company’s Board of Directors (including each of the Series H Directors (as hereinafter defined)). The closing of any purchase of the Offered Shares by the Company shall take place on the later of (i) fifteen (15) days after the end of the twenty (20) day period set forth above and (ii) the date on which the Investors consummate any purchase of Offered Shares pursuant to Section 3.3(b) below. Notwithstanding anything to the contrary contained herein, the Company may accept the offer stated in the Selling Stockholder’s Notice without the prior approval of the Company’s Board of Directors as required by this Section 3.3(a) in the event that the Company has not purchased in excess of fifty thousand (50,000) Shares pursuant to this Section 3.3(a) (subject to appropriate adjustment for stock splits, stock dividends, combinations and similar recapitalization events) during any twelve (12) month period.

(b) Right of First Refusal of the Investors. If the Company does not accept the offer to purchase all of the Offered Shares within the twenty (20) day period provided in Section 3.3(a), no later than the end of such twenty (20) day period the Company shall give notice (the “Company Notice”) of that fact to each Investor and each Investor shall have the right to purchase all or any part of its Proportionate Percentage (as defined below) of the Offered Shares not purchased by the Company or its designee (the “Remaining Shares”), at the monetary price per Share designated in the Selling Stockholder’s Notice, payable as provided in Section 3.3(c). Not later than fifteen (15) days after delivery of the Company Notice, each Investor shall deliver to the Company, the other Investors and the Selling Stockholder a written notice stating whether such Investor has accepted the offer stated in the Selling Stockholder’s Notice with respect to its Proportionate Percentage of the Remaining Shares. If one (1) or more of the Investors elects not to purchase all of the Remaining Shares which it is entitled to purchase pursuant to this Section 3.3(b), the other Investors, by written notice to the Company and the Selling Stockholder within five (5) days after the end of the fifteen (15) day period set forth above, may elect to purchase all or a part of such unpurchased Remaining Shares without the consent of any non-purchasing Investors, pro rata between or among them or in such other manner as they may agree. The closing of any purchase of the Remaining Shares by the Investors shall take place no later than fifteen (15) days after the end of the fifteen (15) day period set forth above. As used in this Section 3.3(b), “Proportionate Percentage” shall mean with respect to each Investor a fraction, the numerator of which is the number of Shares owned by such Investor (calculated on a fully diluted basis), and the denominator of which is the total number of Shares owned by all Investors (calculated on a fully diluted basis).

(c) Closing. The place for the closing of any purchase and sale described in Section 3.3(a) or Section 3.3(b) shall be the principal office of the Company or at such other place as the parties shall agree. At the closing, the Selling Stockholder shall accept payment on the terms (including price) offered by the proposed transferee named in the Selling Stockholder’s Notice, provided, however, that the Company and the Investors shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of consideration in the form of other securities in exchange for the Shares proposed to be sold. At the closing, the Selling Stockholder shall deliver to the Company or the Investors, as the case may be, in exchange for Shares purchased and sold at the closing, certificates for the number of Shares stated in the Selling Stockholder’s Notice, accompanied by duly executed instruments of transfer.

6

(d) Transfers to Third Parties. If the Company and the Investors in the aggregate fail to accept the offer stated in the Selling Stockholder’s Notice with respect to all of the Offered Shares, then the Selling Stockholder shall be free to sell any of the remaining shares of the Offered Shares not purchased by the Company and the Investors at a price and on terms no less favorable to the Selling Stockholder than described in the Selling Stockholder’s Notice, provided, however, that such sale is consummated within ninety (90) days after the giving of the Selling Stockholder’s Notice pursuant to Section 3.3(a). As a condition precedent to the effectiveness of a transfer pursuant to this Section 3.3(d), the proposed transferee(s) shall agree in writing prior to such transfer to become a party to this Agreement and shall thereafter be permitted to transfer Shares only in accordance with this Agreement.

3.4 Participation in Sales.

(a) Take-Along Right. In the event that a Stockholder (the “Offeree”) receives a bona fide offer from a third party or parties, other than from a Permitted Transferee (as defined below) or any other Stockholder (the “Offeror”), to acquire any of his, her or its Shares (the “Take-Along Shares”) for a specified price payable in cash or otherwise and on specified terms and conditions (the “Offer”), and the Offeree proposes to sell or otherwise transfer the Take-Along Shares to the Offeror pursuant to the Offer, the Offeree shall not effect such sale or transfer unless each Investor is first given the right to sell to the Offeror, at the same price per Share and on the same terms and conditions as stated in the Offer, the same proportion of shares of Common Stock (or shares of Investor Preferred Stock then convertible into such number of shares of Common Stock) then owned by such Investor, as the proportion that the number of the Take-Along Shares bears to the total number of shares of Common Stock held by the Offeree and all Investors on the date of the Company Notice.

(b) Notices of Offer and Intent to Participate. If an Investor wishes to participate in any sale pursuant to Section 3.4(a) it shall notify the Offeree in writing of such intention and the number of Shares it wishes to sell pursuant to this Section 3.4(b) not later than fifteen (15) days after delivery of the Company Notice (as described in Section 3.3(b) above). If the Offeree does not receive such notice from an Investor within such fifteen (15) day period, the Offeree shall be free to consummate the proposed transaction without any obligation to include such Investor’s Shares in such transaction.

(c) Sale of Take-Along Shares. The Offeree and each Investor who has provided timely notice in accordance with Section 3.4(b) above shall sell to the Offeror all, or at the option of the Offeror, any part of the Shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Offeror than those stated in the Offer, provided, however, that any purchase of less than all of such Shares by the Offeror shall be made from the Offeree and each such Investor pro rata based upon the relative amount of the Shares that the Offeree and such Investor is entitled to sell pursuant to Section 3.4.

3.5 Drag Along Obligation. If at any time after the fourth anniversary of the Series H Original Issue Date, holders representing at least sixty-six and two-thirds percent (66-2/3%) of the Investor Preferred Stock then outstanding (the “Selling Investors”) shall approve (a) a proposal from a Person for the transfer, directly or indirectly, of a majority of the Company’s stock to such Person (a “Stock Sale”), (b) the merger or consolidation of the Company with or

7

into another Person in which the Company’s stockholders will receive cash or securities of any other Person for their shares or (c) the sale by the Company or its Subsidiaries of all or substantially all of their assets to a Person, in each of the above cases for a specified price payable in cash or otherwise and on specified terms and conditions (a “Sale Proposal”), then the Company shall deliver a written notice (a “Required Sale Notice”) with respect to such Sale Proposal to each Stockholder stating that the Selling Investors have approved a Sale Proposal and proposes to effect the Sale Proposal and providing the identity of the Persons involved in such Sale Proposal and the terms thereof. Each such Stockholder, upon receipt of a Required Sale Notice, shall be obligated, which obligation shall be enforceable by the Selling Investors and the Company, to participate in the transaction (a “Required Sale”) contemplated by the Sale Proposal, and agrees as follows:

(a) if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale Proposal (together with any related amendment to the Company’s Certificate of Incorporation required in order to implement such Sale Proposal) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale Proposal;

(b) if such transaction is a Stock Sale, to sell the same proportion of Shares beneficially held by such Stockholder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Shares on the same terms and conditions as the Selling Investors;

(c) to execute and deliver all related documentation and take such other action in support of the Sale Proposal as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3.5, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale Proposal; and

(e) if the consideration to be paid in exchange for the Shares pursuant to this Section 3.5 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company’s Board of Directors) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

8

Any Required Sale Notice may be rescinded by the Company upon the request of the Selling Investors by delivering written notice thereof to all of the Stockholders.

3.6 Transfers to Permitted Transferees. The provisions contained in this Article 3 shall not apply to (a) transfers by a Stockholder to an Affiliate of such Stockholder, (b) if such Stockholder is a corporation, transfers to the stockholders of such corporation pursuant to a duly declared dividend, (c) transfers to any nominee of such Stockholder made solely for bona fide internal administrative purposes, (d) transfers by a Stockholder to such Stockholder’s spouse, children or other member of such Stockholder’s immediate family, or to a trust for the benefit of such persons, (e) transfers by a Stockholder to the trustee or trustees of a trust revocable solely by such Stockholder, (f) transfers by a Stockholder to such Stockholder’s guardian or conservator, (g) transfers by a Stockholder, in the event of such Stockholder’s death, to such Stockholder’s executor(s) or administrator(s) or to trustee(s) under such Stockholder’s will or (h) transfers of (1) an aggregate of 770,000 shares of Series C Stock by Schweizerhall Holding AG to Omega Fund III, L.P., (2) an aggregate of 65,732 shares of Series F Stock by Schweizerhall Holding AG to Omega Fund III, L.P. and (3) warrants for the purchase of an aggregate of 16,433 shares of Series F stock by Schweizerhall Holding AG to Omega Fund III, L.P. (collectively, “Permitted Transferees”); provided, however, that in any such event the Shares so transferred in the hands of each such Permitted Transferee shall remain subject to the provisions of this Article 3, and each such Permitted Transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.

3.7 Waiver. From time to time the Company and/or each of the Stockholders may waive their rights hereunder either generally or with respect to one or more specified transfers which have been proposed, attempted or made.

3.8 Termination. The respective rights and obligations of the parties under this Article 3 shall terminate upon the consummation of the Company’s Initial Public Offering or a merger, acquisition or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) and pursuant to which the holders of the outstanding voting securities of the Company immediately prior to such consolidation, merger or other transaction fail to hold (in substantially the same percentages) equity securities representing a majority of the voting power of the Company or surviving entity immediately following such consolidation, merger or other transaction (excluding voting securities of the acquiring corporation held by such holders prior to such transaction), or the sale of all or substantially all of the assets of the Company.

9

4.	TRANSFER OF REGISTRABLE SECURITIES; REGISTRATION

4.1 Restrictive Legend. Each certificate representing Registrable Securities shall, except as otherwise provided in this Section 4.1 or in Section 4.2, be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY OTHER SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY OTHER APPLICABLE SECURITIES LAWS, UNLESS THE HOLDER SHALL HAVE OBTAINED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR THE TRANSFEREE IS AN AFFILIATE OF THE HOLDER; PROVIDED THAT THE CORPORATION SHALL NOT REQUIRE SUCH OPINION OF COUNSEL WITH RESPECT TO TRANSFERS MADE PURSUANT TO RULE 144 OR REGULATIONS UNDER THE SECURITIES ACT.”

In addition to the foregoing, each certificate representing Registrable Shares held by a Founder shall also be stamped or otherwise imprinted with a legend substantially in the following form:

“THE SHARES REPRESENTED HEREBY ARE ALSO SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN A CERTAIN STOCK SUBSCRIPTION AND RIGHT OF FIRST REFUSAL AGREEMENT, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE TERMS THEREOF. THE COMPANY WILL FURNISH A COPY OF THE FULL TEXT OF SUCH RESTRICTIONS TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

4.2 Notice of Proposed Transfer. Subject to the provisions of Article 3, prior to any proposed sale, pledge, hypothecation or other transfer of any Registrable Securities (other than under the circumstances described in Section 4.3, 4.4 or 4.5), the holder thereof shall give written notice to the Company of its intention to effect such sale, pledge, hypothecation or other transfer. Each such notice shall describe the manner of the proposed sale, pledge, hypothecation or other transfer and, if requested by the Company shall be accompanied by either (i) an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed sale, pledge, hypothecation or other transfer may be effected without registration under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such stock shall be entitled to transfer such stock in accordance with the terms of its notice; provided, however, that no such opinion of counsel or “no-action” letter shall be required by the Company (A) for a distribution to one or more partners of the transferor (in the case of a transferor that is a partnership) or to a stockholder (in the case of a transferor that is a corporation) in each case in respect of the beneficial interest of such partner or stockholder, or to an affiliate of such transferor, or (B) in the case of a transfer made in accordance with the provisions of Rule 144 or Regulation S under

10

the Securities Act, although such opinion of counsel may be required by an independent transfer agent of the Company after the Initial Public Offering. Each certificate for Registrable Securities transferred as above provided shall bear the appropriate restrictive legend or legends, as the case may be, set forth in Section 4.1, except that such certificate shall not bear the first such legend if (i) such transfer is in accordance with the provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel or “no-action” letter referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of the Company) would be entitled to transfer such securities in a public sale without registration under the Securities Act or that the first such legend is not required to establish compliance with any provisions of the Securities Act. Notwithstanding any other provision hereof, the restrictions provided for in this Section 4.2 shall not apply to securities that are not required to bear the legends prescribed by Section 4.1 in accordance with the provisions of that Section.

4.3 Required Registration.

(a) At any time after the earlier of (i) 180 days after the effective date of the registration statement covering the first underwritten public offering of Common Stock of the Company (an “IPO”) and (ii) the third anniversary of the Series H Original Issue Date, holders of at least forty percent (40%) of the Investor Preferred Stock (including Common Stock issuable upon conversion thereof), together as a single class, on three occasions only may request the Company to register for sale under the Securities Act all or any portion of the shares of Registrable Securities held by such requesting holder or holders for sale in the manner specified in such notice; provided, however, that in the event of any such request, the aggregate offering price of shares of Registrable Securities to be registered on any such registration statement, net of underwriting discounts and commissions, is at least Five Million Dollars ($5,000,000). Notwithstanding anything to the contrary contained herein, the Company shall not be required to effect a registration pursuant to this Section 4.3 during the period commencing sixty (60) days prior to the estimated filing date of, and ending on the date which is one hundred eighty (180) days after the closing date of, a registration statement filed by the Company covering an underwritten public offering of the Common Stock under the Securities Act, provided the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and such estimate of the filing date is made in good faith. If the Company shall furnish to the holders of Registrable Securities a certificate signed by its President stating that in the good faith judgment of its Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed at such time, then the Company’s efforts to cause a registration statement to be filed shall be deferred for a period not to exceed four (4) months in any twelve (12) month period, provided that in such event, if the Company does not effect a registration requested pursuant to this Section 4.3, such request shall not be counted for purposes of the limitations on registrations set forth above and in Section 4.3(b).

(b) Following receipt of any notice under this Section 4.3, the Company shall immediately notify all holders of Registrable Securities from whom notice has not been received and such holders shall then be entitled within thirty (30) days after receipt of such notice from the Company to request the Company to include in the requested registration all or any portion of their shares of Registrable Securities. The Company shall use reasonable best efforts to register

11

under the Securities Act, for public sale in accordance with the method of disposition specified in the notice from requesting holders described in paragraph (a) above, the number of shares of Registrable Securities specified in such notice (and in all notices received by the Company from other holders within thirty (30) days after the receipt of such notice by such holders). The Company shall be obligated to register the Registrable Securities pursuant to this Section 4.3 on three (3) occasions only if requested by holders of at least forty percent (40%) of the Investor Preferred Stock, including, in each case Common Stock issuable upon conversion thereof, provided, further, that such obligation shall be deemed satisfied only when a registration statement covering all shares of Registrable Securities specified in notices received as aforesaid, for sale in accordance with the method of disposition specified by the requesting holders, shall have become effective and, if such method of disposition is a firm commitment underwritten public offering, sixty-six and two-thirds percent (66-2/3%) or more of such shares shall have been sold pursuant thereto. The Company shall not be obligated to register, pursuant to this Section 4.3, the Registrable Securities of any holder who fails to provide promptly to the Company such information as the Company may reasonably request at any time to enable the Company to comply with any applicable law or regulation or to facilitate preparation of the registration statement.

(c) If the holders requesting such registration intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall (i) so advise the Company as a part of their request made pursuant to this Section 4.3 and the Company shall include such information in the written notice referred to in paragraph (b) above and (ii) designate the managing underwriter of such offering, which managing underwriter shall be reasonably acceptable to the Company. The right of any holder to registration pursuant to this Section 4.3 shall be conditioned upon such holder’s agreeing to participate in such underwriting and to permit inclusion of such holder’s Registrable Securities in the underwriting. A holder may elect to include in such underwriting all or a part of the Registrable Securities it holds.

(d) A registration statement filed pursuant to this Section 4.3 may, subject to the following provisions, include (i) shares of Common Stock for sale by the Company for its own account, (ii) shares of Common Stock held by officers or directors of the Company and (iii) shares of Common Stock held by persons entitled to include such shares in such registration pursuant to “incidental” or “piggyback” registration rights granted to such persons in accordance with Section 4.14 (the “Other Shareholders”), in each case for sale in accordance with the method of disposition specified by the requesting holders. If such registration shall be underwritten, the Company, such officers and directors and Other Shareholders proposing to distribute their shares through such underwriting shall enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting on terms no less favorable to such officers, directors or Other Shareholders than the terms afforded the holders of Registrable Securities. If and to the extent that the managing underwriter determines that marketing factors require a limitation on the number of shares to be included in such registration, then the shares of Common Stock held by officers or directors or by Other Shareholders (other than Registrable Securities) and shares of Common Stock to be sold by the Company for its own account shall be excluded from such registration to the extent so required by such managing underwriter, and unless the holders of such shares and the Company have otherwise agreed in writing, such exclusion shall be applied first to the shares held by the directors and officers of the Company and the Other Shareholders to the extent

12

required by the managing underwriter, then to the shares of Common Stock of the Company to be included for its own account to the extent required by the managing underwriter. If the managing underwriter determines that marketing factors require a limitation of the number of Registrable Securities to be registered under this Section 4.3, then Registrable Securities shall be excluded in such manner that the securities to be sold shall be allocated pro rata among the selling holders based on their ownership of Registrable Securities. If, in such event, the managing underwriter reduces the number of shares of Registrable Securities to be registered under this Section 4.3 to an amount which is less than fifty percent (50%) of the number of shares specified in notices received under this Section 4.3, then such registration shall not be counted for purposes of the limitations on registrations set forth in Section 4.3(b). In any event, all securities to be sold other than Registrable Securities will be excluded prior to any exclusion of Registrable Securities. No Registrable Securities or any other security excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If any holder of Registrable Securities, officer, director or Other Shareholder who has requested inclusion in such registration as provided above, disapproves of the terms of the underwriting, such holder of securities may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The securities so withdrawn shall also be withdrawn from registration.

4.4 Incidental Registration. Except for the IPO, if the Company at any time (other than pursuant to Section 4.3 or 4.5) proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or any successor to such forms or another form not available for registering the Registrable Securities for sale to the public), each such time it will promptly give written notice to all holders of the Registrable Securities of its intention so to do. Upon the written request of any such holder, received by the Company within thirty (30) days after the giving of any such notice by the Company, to register any or all of its Registrable Securities, the Company will use reasonable best efforts to cause the Registrable Securities as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent requisite to permit the sale or other disposition by the holder (in accordance with its written request) of such Registrable Securities so registered. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the holders of Registrable Securities as a part of the written notice given pursuant to this Section 4.4. In such event the right of any holder of Registrable Securities to registration pursuant to this Section 4.4 shall be conditioned upon such holder’s participation in such underwriting to the extent provided herein. All holders of Registrable Securities proposing to distribute their securities through such underwriting shall (together with the Company and the Other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 4.4, if the managing underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the Company shall so advise all holders of securities requesting registration of any limitations on the number of shares to be underwritten, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated (i) first to the Company with respect to shares of Common Stock being sold for its own account, (ii) second, to holders of Registrable Securities requesting registration in proportion, as

13

nearly as practicable, to the respective amounts of securities owned by them and (iii) third, to Other Shareholders requesting registration in proportion, as nearly as practicable, to the respective amounts of securities owned by them; provided that, with respect to any registration statement declared effective during the first six months following the IPO, at least twenty-five percent (25%) of the securities included in such registration statement will be Registrable Securities. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 4.4 without thereby incurring any liability to the holders of Registrable Securities. If any holder of Registrable Securities disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

4.5 Registration on Form S-3. In addition to the rights provided in Sections 4.3 and 4.4, subject to a limit of one (1) registration hereunder in any six-month period, if at any time (i) any holder or holders of the Registrable Securities request that the Company file a registration statement on Form S-3 or any comparable or successor form thereto for a public offering of all or any portion of the shares of Registrable Securities held by such requesting holder or holders, the reasonably anticipated aggregate price to the public of which would be at least One Million Dollars ($1,000,000), and (ii) the Company is a registrant entitled to use Form S-3 or any comparable or successor form thereto to register such shares, then the Company shall use its reasonable best efforts to register under the Securities Act on Form S-3 or any comparable or successor form thereto, for public sale in accordance with the method of disposition specified in such notice, the number of shares of Registrable Securities specified in such notice. Whenever the Company is required by this Section 4.5 to use its reasonable best efforts to effect the registration of Registrable Securities, each of the procedures and requirements of Section 4.3, including, but not limited to, the requirement that the Company notify all holders of Registrable Securities from whom notice has not been received and provide them with the opportunity to participate in the offering, shall apply to such registration. If the holders requesting such registration notify the Company that they intend to distribute the Registrable Securities covered by their request by means of an underwriting, and if the managing underwriter in connection with such underwriting determines that marketing factors require a limitation on the number of shares to be underwritten, then notwithstanding any other provision of this Section 4.5, such limitation will be imposed pro rata with respect to all Registrable Securities whose holders have requested inclusion in such registration pursuant to this Section 4.5 provided that, in any event, all securities to be sold other than Registrable Securities will be excluded prior to any exclusion of Registrable Securities.

4.6 Registration Procedures. If and whenever the Company is required by the provisions of Section 4.3, 4.4 or 4.5 to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a) prepare and file with the Commission a registration statement (which, in the case of an underwritten public offering pursuant to Section 4.3, shall be on Form S-1 or other form of general applicability satisfactory to the managing underwriter selected as therein provided) with respect to such securities including executing an undertaking to file post-effective amendments and use reasonable best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby;

14

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the period specified herein and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement in accordance with the sellers’ intended method of disposition set forth in such registration statement for such period;

(c) furnish to each seller of Registrable Securities and to each underwriter such number of copies of the registration statement and each such amendment and supplement thereto (in each case including all exhibits) and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(d) use reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of such jurisdictions as the sellers of Registrable Securities or, in the case of an underwritten public offering, the managing underwriter reasonably shall request, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, unless the Company is already subject to service in such jurisdiction;

(e) use reasonable best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock of the Company is then listed;

(f) comply with all applicable rules and regulations under the Securities Act and Exchange Act;

(g) immediately notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare and furnish to such seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(h) if the offering is underwritten and at the request of any seller of Registrable Securities, use reasonable best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters to such effects as reasonably may be requested by counsel for the underwriters, and (ii) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters stating that they are independent public accountants within the

15

meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five (5) business days prior to the date of such letter) with respect to such registration as such underwriters reasonably may request;

(i) make available for inspection by each seller of Registrable Securities, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, reasonable access to all financial and other records, pertinent corporate documents and properties of the Company, as such parties may reasonably request, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(j) cooperate with the selling holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, such certificates to be in such denominations and registered in such names as such holders or the managing underwriter may request at least two (2) business days prior to any sale of Registrable Securities; and

(k) permit any holder of Registrable Securities which holder, in the sole and exclusive judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in good faith in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included.

For purposes of this Agreement, the period of distribution of Registrable Securities in a firm commitment underwritten public offering shall be deemed to extend until each underwriter has completed the distribution of all securities purchased by it, and the period of distribution of Registrable Securities in any other registration shall be deemed to extend until the earlier of the sale of all Registrable Securities covered thereby or one hundred and eighty (180) days after the effective date thereof, provided, however, in the case of any registration of Registrable Securities on Form S-3 or a comparable or successor form which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment, permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a)(3) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

16

In connection with each registration hereunder, the sellers of Registrable Securities will furnish to the Company in writing such information requested by the Company with respect to themselves and the proposed distribution by them as shall be reasonably necessary in order to assure compliance with Federal and applicable state securities laws.

4.7 Expenses.

(a) All expenses incurred by the Company in complying with Sections 4.3, 4.4, 4.5 and 4.6 including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, fees of transfer agents and registrars, costs of any insurance which might be obtained by the Company with respect to the offering by the Company, and reasonable fees and disbursements (not to exceed Thirty Thousand Dollars ($30,000)) of one counsel selected by a majority in interest of the sellers of Registrable Securities, but excluding any Selling Expenses (defined below), are called “Registration Expenses”. All underwriting discounts, underwriting selling commissions and brokerage commissions applicable to the sale of Registrable Securities are called “Selling Expenses”.

(b) The Company will pay all Registration Expenses in connection with each registration statement under Section 4.3, 4.4 or 4.5. All Selling Expenses in connection with each registration statement under Section 4.3, 4.4 or 4.5 shall be borne by the participating sellers in proportion to the number of shares registered by each, or by such participating sellers other than the Company (except to the extent the Company shall be a seller) as they may agree.

4.8 Indemnification and Contribution.

(a) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.3, 4.4 or 4.5, the Company will indemnify and hold harmless each holder of Registrable Securities, its officers, directors, partners and employees, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such holder or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such holder, officer, director, partner, employee, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any prospectus, offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 4.3, 4.4 or 4.5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”), (iii) any omission or alleged omission to state in any such registration statement, prospectus, amendment or supplement or in any Blue Sky Applications executed or filed by the

17

Company, a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) any violation by the Company or its agents of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration, or (v) any failure to register or qualify the Registrable Securities in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company (the undertaking of any underwriter chosen by the Company being attributed to the Company) will undertake such registration or qualification (provided that in such instance the Company shall not be so liable if it has used reasonable best efforts to so register or qualify the Registrable Securities) and will reimburse each such seller, and such officer, director, partner and employee, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being so incurred, provided, however, that the Company will not be liable in any such case (i) if and to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with written information furnished by any such holder, any such underwriter or any such controlling person in writing specifically for use in such registration statement or prospectus, or (ii) in the case of a sale directly by such holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such holder of Registrable Securities to engage in a distribution solely on behalf of such holder of Registrable Securities), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such holder of Registrable Securities failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of Registrable Securities to the person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act or any state securities laws.

(b) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 4.3, 4.4 or 4.5, each seller of such Registrable Securities thereunder, severally and not jointly, will indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each other seller of Registrable Securities, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, other seller, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any prospectus offering circular or other document incident to such registration (including any related notification, registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 4.3, 4.4 or 4.5, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof), or any Blue Sky Application or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, other seller, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, promptly after being

18

so incurred, provided, however, that such seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading made in reliance upon and in conformity with information pertaining to such seller, as such, furnished in writing to the Company by such seller specifically for use in such registration statement or prospectus; provided, however, that in no event shall any indemnity hereinunder exceed the net proceeds from the offering received by such seller. Not in limitation of the foregoing, it is understood and agreed that the indemnification obligations of any seller hereunder pursuant to any underwriting agreement entered into in connection herewith shall be limited to the obligations contained in this subparagraph (b).

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to such indemnified party other than under this Section 4.8 and shall only relieve it from any liability which it may have to such indemnified party under this Section 4.8 if and to the extent the indemnifying party is substantially prejudiced by such omission. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 4.8 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected, provided, however, that, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the indemnifying party or that the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, the indemnified party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred. No indemnifying party, in the defense of any such claim or action, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Securities exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 4.8 but it is judicially determined (by the entry of a final

19

judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling holder or any such controlling person in circumstances for which indemnification is provided under this Section 4.8; then, and in each such case the Company and such holder will contribute to such aggregate losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of such holder on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) above but also reflective of the relative benefits received by the Company on the one hand and by such holder on the other, provided, however, that, in any such case, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative benefits received by the Company on the one hand and such holder on the other shall be deemed to be in the same respective proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such holder. The relative fault of the Company on the one hand and of such holder on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Company or such holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The indemnities and obligations provided in this Section 4.8 shall survive the transfer of any Registrable Securities by such holder.

4.9 Changes in Common Stock. If, and as often as, there is any change in the Common Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby shall continue with respect to the Common Stock as so changed.

4.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, except as provided in paragraph (c) below, at all times after ninety (90) days after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor rule);

(b) use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

20

(c) furnish to each holder of Registrable Securities forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of such Rule 144 (or any successor rule) and, at any time after it has become subject to such reporting requirements, of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Registrable Securities without registration.

4.11 “Market Stand-Off” Agreement. Each holder of Registrable Securities agrees, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, (i) not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, whether in privately negotiated or open market transactions, during the one hundred and eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act with respect to the Initial Public Offering, provided that all Other Shareholders, all officers and directors of the Company, all Founders, all persons including shares in such offering and all holders of one percent (1%) or more of the outstanding shares of all classes of capital stock of the Company enter into similar agreements for periods of equal or greater length. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said period.

4.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Article 4 may be assigned (but only with all related obligations) by a holder of Registrable Securities to a transferee or assignee of such securities (y) who is not an operating company engaged in a business activity directly competitive with the Company (as reasonably determined by the Company’s Board of Directors) and who after such assignment or transfer, holds at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and similar recapitalization events); provided, however, no Investor shall be deemed to be engaged in a business activity directly competitive with the Company, or (z) who is an Affiliate or a constituent partner of such holder; provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (i) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and (ii) the transferee or assignee shall acknowledge in writing that the transferred or assigned Registrable Securities shall remain subject to this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or

21

spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Article 4.

4.13 Conditions to Registration Obligations. The Company shall not be obligated to effect the registration of Registrable Securities pursuant to Sections 4.3, 4.4 and 4.5 unless all holders of shares being registered consent to reasonable conditions imposed by the Company as the Company shall determine with the advice of counsel to be required by law including, without limitation:

(a) conditions requiring such holder to comply with all prospectus delivery requirements of the Securities Act and with all anti-stabilization, anti-manipulation and similar provisions of Section 10 of the Exchange Act and any rules issued thereunder by the Commission, and to furnish to the Company information about sales made in such public offering; and

(b) conditions requiring the holders of Registrable Securities to enter into an underwriting agreement in form and substance reasonably satisfactory to the Company and the holders of Registrable Securities.

4.14 Limitation on Subsequent Registration Rights. The Company shall not grant to any Person any registration rights that in any way conflict with those contained herein, so long as any of the registration rights under this Agreement remains in effect, provided, in any event, (i) any grant of demand, required or Form S-3 registration rights shall provide that the holders of Registrable Securities hereunder have incidental or “piggyback” registration rights with respect thereto in accordance with the provisions of Section 4.4 hereof; (ii) such demand, required or Form S-3 registration rights shall not become effective prior to the rights of the holders of Registrable Securities hereunder, and (iii) any grant of incidental or “piggyback” registration rights shall be junior in right of priority with the “piggyback” registration rights of holders of Registrable Securities hereunder.

4.15 No Conflict of Rights. The Company represents and warrants to each holder of Registrable Securities that other than the registration rights granted to the holders of the Company’s Series A Convertible Preferred Stock., $.001 par value per share, the holders of the Company’s Series B Convertible Preferred Stock, $.001 par value per share, certain covenants by and between the Company and Tufts University (“Tufts”) and Massachusetts Biotechnology Research Institute (“MBRI”), each pursuant to a certain Stock Subscription and Right of First Refusal Agreement dated March 31, 1997 by and between the Company and Tufts and MBRI, respectively, and the registration rights granted hereby, there are no other registration rights granted by the Company.

5.	BOARD OF DIRECTORS

5.1 Election of Directors. Each Stockholder shall take or cause to be taken such actions as may be required from time to time to establish and maintain the number of persons comprising

22

the Board of Directors of the Company at nine (9) or at such other number (not to exceed ten (10)) as the Board of Directors (including at least one (1) Series H Director (as defined below)) may determine from time to time, and to elect as directors (i) two (2) representatives of the Series C Stock, (A) one (1) of whom to be designated by Nomura International plc, and (B) one (1) of whom to be elected by a majority of the holders of Series C Stock issued and outstanding (together with the representative designated under clause (A), the “Series C Directors”), (ii) two (2) representatives of the Series H Stock, (A) one (1) of whom to be designated by Aisling Capital II, LP (initially Anthony Sun), and (B) one (1) of whom to be elected by a majority of the holders of Series H Stock issued and outstanding, (together with the representative designated under clause (A), the “Series H Directors”), (iii) Walter Gilbert, Ph.D. or his designee, (iv) Stuart B. Levy, M.D. or his designee, (v) the Company’s Chief Executive Officer (who currently is Thomas J. Bigger), and (vi) two (2) outside independent directors designated by Walter Gilbert, Ph.D., Stuart B. Levy, M.D. (or their respective designees) and the Company’s Chief Executive Officer (who currently are Kenneth J. Novack and Pieter Strijkert, Ph.D., the “Outside Directors”); provided, however, in the event that the Series H Directors request in good faith that the size of the Board of Directors of the Company be reduced to eight (8) for more efficient operation of such Board of Directors, such action will be taken as determined in good faith by, and with the approval of, the Company’s Chief Executive Officer, the Chairman of the Company’s Board of Directors and the Series H Directors. Without limiting the generality of the foregoing, at each annual meeting of the stockholders, and at each special meeting of the stockholders called for the purpose of electing directors of the Company, and at any time at which the stockholders have the right to, or shall, elect directors of the Company, then, and in each event, the Stockholders shall vote all Shares owned by them (or shall consent in writing in lieu of a meeting of stockholders, as the case may be) to set the number of, and to elect persons as, directors of the Company in accordance with the preceding sentence. Notwithstanding anything contained herein or in that certain Securities Purchase Agreement, dated June 2, 2004, by and among the Series F Investors and the Company to the contrary, subject to applicable law, Nomura International plc’s director nominee shall be permitted to disclose to Nomura International plc all information and materials furnished to directors at meetings or otherwise.

5.2 Removal of Directors; Filling of Vacancies. Notwithstanding anything to the contrary contained herein, in the event that the size of the Board of Directors of the Company is reduced to eight (8) directors pursuant to Section 5.1 hereof, such reduction shall be effected by eliminating an Outside Director. Each Stockholder shall take all action necessary to remove forthwith any director when such removal is requested for any reason, with or without cause, by the Persons that designated such director for election. In the case of the death, resignation or removal as herein provided of a director, each Stockholder shall vote all Shares owned by him, her or it to elect another person designated by the Persons that designated the deceased, resigning or removed director if, at the time such vacancy occurs, such Persons shall have the right to have a person designated by them elected as a director pursuant to Section 5.1. If any Person that is entitled to designate or elect, as the case may be, a director pursuant to Section 5.1 fails to designate or elect a sufficient number of directors to fill all directorships for which they are entitled to designate or elect pursuant to Section 5.1, then any directorship not so filled shall remain vacant until such time as such Person designates or elects an individual to fill such directorship; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to designate or elect a person to fill such directorship. At any meeting held for the purpose of electing a director, the presence in

23

person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 5.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5.2.

5.3 Company Committees; Directors of Subsidiaries. The Company’s Board of Directors shall establish a Compensation Committee (the “Compensation Committee”) consisting of the Chairman of the Board, one Board member elected by the holders of the Series C Stock and one other Board member that is not an executive officer or otherwise affiliated with an executive officer of the Company. The Compensation Committee will be authorized by the Board of Directors (i) to establish compensation for senior management of the Company, (ii) to grant shares of Common Stock, Rights or Convertible Securities and other forms of compensation under the Company’s option plans or other equity arrangements and (iii) to make recommendations to the Board of Directors regarding the recruitment and termination of senior management. Notwithstanding anything contained herein to the contrary, each Series H Director shall be entitled to become a member of any committee of the Board of Directors of the Company, including, but not limited to, the Compensation Committee, as well as a member of the Board of Directors of any Subsidiary of the Company.

5.4 Board Observer Rights. The holders of a majority of outstanding shares of Series D Stock and, as long as Aisling Capital II, LP owns not less than ten percent (10%) of the Series H Stock it purchased pursuant to the Securities Purchase Agreement, Aisling Capital II, LP shall each have the right to designate one representative, reasonably acceptable to the Company, who shall be entitled to attend all meetings of the Company’s Board of Directors in a non-voting observer capacity, and to receive copies of all materials that the Company provides to its directors, provided that such representatives shall maintain the confidentiality of all information provided to them in such materials and in the course of their attendance at meetings of the Company’s Board of Directors, and provided further that such representatives may be excluded from any “executive session” of the Board of Directors at which, in the opinion of the Chairman of the Board of Directors exercised in good faith, such exclusion is necessary to preserve or protect the exercise of the Board of Directors’ fiduciary duties, to preserve the attorney-client privilege, to protect confidential information or to avoid a conflict of interest. The representative of Aisling Capital II, LP entitled to the rights set forth in this Section 5.4 shall initially be Dov Goldstein.

5.5 Contingent Expansion of the Board. If, at any time after the fourth anniversary of the Series H Original Issue Date, a Triggering Event (as hereinafter defined) occurs, the number of persons then comprising the Board of Directors of the Company shall be increased automatically from nine (9) to fifteen (15) and the Board of Directors shall be reconstituted (the “Reconstituted Board of Directors”) such that there shall be (i) two (2) Series C Directors, two (2) Series H Directors and two (2) Outside Directors, in each case as required by Section 5.1 hereof, (ii) three (3) directors, other than the Outside Directors, elected by the holders of Common Stock and of any other class or series of voting stock (including the Series C Stock and Series H Stock), voting together as a separate class, who shall be Walter Gilbert, Ph.D. or his designee, Stuart B. Levy, M.D. or his designee, and the Company’s Chief Executive Officer, and

24

(iii) six (6) directors elected by the Selling Investors identified in Section 3.5 hereof, voting together as a single class; provided, however, if the number of persons comprising the Board of Directors of the Company at the time of the Triggering Event is eight (8), as permitted by Section 5.1 hereof, then the number of Outside Directors shall be one (1) and the total number of directors elected pursuant to clause (iii) above shall be five (5); provided, further, if the number of persons comprising the Board of Directors of the Company at the time of the Triggering Event is ten (10), as permitted by Section 5.1 hereof, then the total number of directors elected pursuant to clause (iii) above shall be seven (7). For the purposes hereof, a “Triggering Event” shall occur when both of the following events take place: (a) the Selling Investors identified in Section 3.5 hereof approve the merger or consolidation of the Company with or into another Person in which the Company’s stockholders will receive cash or securities of any other Person for their shares, thereby causing the Stockholders to be obligated to participate in such transaction pursuant to Section 3.5 hereof (a “Merger”), and (b) the Board of Directors of the Company, after receipt of a bona fide offer regarding the Merger (in the form of a term sheet or otherwise), elects not to approve the Merger at a duly called meeting or via written consent. Notwithstanding anything contained herein to the contrary, the Board of Directors of the Company shall only be expanded to become the Reconstituted Board of Directors pursuant to this Section 5.5 solely for the purpose of obtaining approval by the Reconstituted Board of Directors of the Merger and the actions directly related thereto that are the subject of a Triggering Event. In the event that the consummation of such Merger fails to occur for any reason within the time period set forth in any bona fide term sheet or other writing related to the Merger, in each case as may be amended or extended from time to time, or in the event that any action unrelated to such Merger is required to be voted on, the composition of the Board of Directors of the Company shall automatically revert back to the composition in effect immediately prior to the Reconstituted Board of Directors becoming effective. The rights and obligations contained in this Section 5.5 relating to the Merger that is the subject of a Triggering Event may be waived only by the Selling Investors identified in Section 3.5 hereof, voting together as a single class.

5.6 Reimbursement of Expenses. The Company shall promptly reimburse members of its Board of Directors and any observer permitted by Section 5.4 for reasonable travel and other out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Company’s Board of Directors or committees thereof. If requested by the Company, such directors and observers shall provide the Company with documentation supporting any such expenses.

5.7 Termination of Article. The provisions of this Article 5 shall be of no further force or effect upon the consummation of the Company’s Initial Public Offering.

6.	NEGATIVE COVENANTS OF THE COMPANY.

6.1 The Company covenants and agrees that it will not, without first having obtained the affirmative vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series C Stock, take any of the actions set forth in the following covenants and provisions:

(a) Amendments to the Charter and By-Laws. The Company will not amend the Certificate of Incorporation or By-Laws of the Company in any way which adversely affects the rights of the holders of the Series C Stock.

25

(b) Reclassification of Capital Stock. The Company will not reclassify any other class of capital stock into shares having any preference or priority as to assets superior to that of the Series C Stock.

(c) Authorization of Capital Stock. The Company will not authorize or issue any shares of capital stock having any preferences or priority as to dividends or assets upon liquidation superior to that of the Series C Stock.

6.2 The Company covenants and agrees that it will not, without first having obtained the affirmative vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Series C Stock, the Series D Stock, the Series F Stock and the Series H Stock, voting together as a single class, take any of the actions set forth in the following covenants and provisions:

(a) Distributions. Neither the Company nor any Subsidiary will purchase, redeem, retire, or otherwise acquire for value any shares of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, or return any capital to its stockholders, and neither the Company nor any Subsidiary shall declare or pay any dividends or make any distribution of assets to its stockholders as such, except for repurchases of shares of Common Stock held by employees, consultants, directors, or officers of the Company that are subject to stock repurchase agreements under which the Company has the right to repurchase such shares in the event of termination of employment.

(b) Merger and Sale of Assets; Liquidation and Dissolution. The Company will not merge or consolidate with any other Person or sell, assign, lease or otherwise dispose of all or substantially all of its assets, in one transaction or in a series of transactions, nor dissolve, reorganize or liquidate the Company.

(c) Indebtedness. The Company will not incur indebtedness in excess of Five Million Dollars ($5,000,000) outstanding at any time unless such indebtedness has been approved by each of the Series C Directors and the Series H Directors.

(d) Option Plans and Equity Arrangements. The Company will not establish any new option plans or equity compensation arrangements.

(e) Dealings with Affiliates. The Company will not enter into any transaction or agreement, other than indemnification pursuant to statutory law and other than employment transactions in the ordinary course of the Company’s business approved in accordance with Section 5.3, with any employee, officer or director or any member of their families, or any corporation or other entity in which any one or more of such persons holds, directly or indirectly, five percent (5%) or more of any class of capital stock, or with any other Affiliate of the Company, unless such transaction or agreement has been approved by the each of the Series C Directors and the Series H Directors.

26

(f) Acquisitions. The Company will not purchase or acquire any stock or other securities of, or all or substantially all of the assets or properties of, any Person, if such Person (or such assets) would constitute ten percent (10%) or more of the net worth of the Company.

6.3 Termination of Negative Covenants. The covenants set forth in this Article 6 shall be of no further force or effect upon the consummation of the Company’s Initial Public Offering.

7.	AFFIRMATIVE COVENANTS OF THE COMPANY

The Company covenants and agrees that, from the date of the Closing under the Securities Purchase Agreement and thereafter so long as any Investor owns Registrable Securities, it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe the following covenants and provisions as applicable to such Subsidiary.

7.1 Financial Statements; Other Reports. The Company will maintain proper books of account and records in accordance with generally accepted accounting principles applied on a consistent basis, and will deliver to each Investor and its Affiliates jointly owning at least two hundred and fifty thousand (250,000) shares of the Company’s capital stock, treating all Preferred Stock on an as converted basis but excluding any unexercised options, warrants or purchase rights (each, a “Rights Holder”):

(a) as soon as available and in any event within forty five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a balance sheet of the Company as of the end of such quarter and the related statements of income and stockholders’ equity and of cash flows of the Company for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the budget for such current year, all in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied;

(b) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company, including therein a balance sheet of the Company as of the end of such fiscal year and statements of income and stockholders’ equity and of cash flows of the Company for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all duly certified by independent public accountants of recognized standing acceptable to the Rights Holders;

(c) as soon as available and in any event within forty five (45) days after the end of each of the first 11 months of each fiscal year of the Company, a balance sheet of the Company as of the end of such month and the related statements of income and stockholders’ equity for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the budget for such current year, all in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied;

27

(d) as soon as available and, in any event at least thirty (30) days prior the start of each fiscal year, a copy of the business plan for such year, including operating budgets, operating expenses and profit and loss projections, cash flow projections and capital expenditure budgets, as prepared for the Board of Directors and as approved by the Board of Directors; and

(e) promptly after sending, making available, or filing the same, such reports and financial statements as the Company shall send or make available to the stockholders of the Company.

7.2 Inspection and Other Information. Each Rights Holder and such agents, advisors and counsel as such Rights Holder may designate, may, at its expense, visit and inspect any of the properties of the Company, examine the books of account of the Company, take extracts therefrom and discuss the affairs, finances and accounts of the Company with its officers and employees at reasonable times and with reasonable prior notice during normal business hours. All such visits and inspections shall be conducted in a manner which will not unreasonably interfere with the normal business operations of the Company. The Company will furnish to each such Rights Holder such other information as it from time to time may reasonably request. In addition, the Company will provide such Rights Holders with a written notice reasonably describing the initiation of any legal action against the Company that, in the good faith determination of the Board of Directors, could have a material adverse effect on the Company.

7.3 Maintenance of Key-Person Life and Director and Officer Liability Insurance. The Company will maintain, with a financially sound and reputable insurance company or association, (i) term life insurance on the life of Stuart B. Levy, M.D., in the amount of Three Million Dollars ($3,000,000), which proceeds shall be payable to the order of the Company and (ii) director and officer liability insurance pursuant to terms and in amounts that, in the good faith determination of the Company’s Board of Directors, is reasonable. The Company will not cause or permit any assignment of the proceeds of such policies or change in beneficiaries, and will not borrow against such policies. The Company will include the Investors as a notice party to such policies, and will request that the issuer of each such policy provide each Investor with twenty (20) days’ notice before the respective policy is terminated (for failure to pay premiums or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

7.4 Preservation of Corporate Existence. The Company will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

7.5 Availability of Common Stock. The Company will, from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of all then outstanding shares of Investor Preferred Stock.

28

7.6 Termination of Affirmative Covenants. The covenants set forth in this Article 7 shall be of no further force or effect upon the consummation of the Company’s Initial Public Offering.

8.	MISCELLANEOUS

8.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to an Investor:	To its address set forth on its signature page hereto or on the Exhibit pages attached hereto:

If to the Company:	Paratek Pharmaceuticals, Inc.
75 Kneeland Street
Boston, MA 02111
	Tel:	(617) 275-0040
	Fax:	(617) 275-0039
	Attn:	Beverly A. Armstrong

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
	Tel:	(617) 542-6000
	Fax:	(617) 542-2241
	Attn:	Lewis J. Geffen, Esq.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made, provided that, registered or certified mail shall not be used to effectuate delivery of any such notices, requests, consents and other communications to Investors located in any foreign country.

8.2 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

8.3 Modifications and Amendments. This Agreement may not be amended or modified, and no provision hereof may be waived, without the written consent of the Company and the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of

29

Investor Preferred Stock; provided that without the consent of a majority of the holders of Series H Stock, no amendment, modification or waiver shall be made (i) to Section 3.5 or (ii) to Section 5.1, 5.3 or 5.4 (which, in the case of Section 5.1, 5.3 or 5.4, would affect the holders of Series H Stock); provided that if an amendment, modification or waiver would adversely affect any holder of Investor Preferred Stock in a manner that does not similarly adversely affect all holders of Investor Preferred Stock, the consent of such holder shall be required, and provided further, that without the consent of each Founder, no amendment, modification or waiver shall be made which affects such Founders. Any waiver or consent hereunder shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

8.4 Assignment. The rights and obligations under this Agreement may not be assigned by the Company without the prior written consent of the holders of at least a majority of the Registrable Securities, unless specifically permitted by the terms hereof.

8.5 Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

8.6 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the conflict of law principles thereof.

8.7 Venue. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts.

8.8 Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

8.9 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

8.10 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

30

8.11 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other parties were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

8.12 No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature pages follow]

31

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Beverly A. Armstrong
Beverly A. Armstrong
Vice President, Chief Compliance Officer & General Counsel

32

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and. Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

AISLING CAPITAL II, LP

By:	/s/ Andrew P. Nicholson
Name:	Andrew P. Nicholson
Title:	Treasurer

Address:

Aisling Capital II, LP c/o Aisling Capital

Date:

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company” and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

D. E. Shaw Composite Portfolios, L.L.C.
By:	D. E. Shaw & Co., L.L.C., as managing member

	By:	/s/ James Mackey
Name: James Mackey
Title: Authorized Signatory

Address:

Date:	October 5, 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19 , 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

Hercules Technology Growth Capital, Inc.
Printed Name of Stockholder

/s/ Scott Harvey
Signature of Stockholder
Chief Legal Officer
Hercules Technology Growth Capital, Inc.

Title:	Chief Legal Officer

Address:

Date:	10/10/2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

Boston Life Sciences Venture Corp.
Printed Name of Stockholder

/s/ Peter T.K. Wu
Signature of Stockholder

Title:	Chairman

Address:

Date:

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

PGE Venture Fund, LLC
Printed Name of Stockholder

/s/ Thomas Dietz
Signature of Stockholder

Name:	Thomas Dietz

Title:	Managing Member, PGE Venture Fund LLC

Address:

Date:	October 15, 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007(the “Agreement”), among Paratek Pharmaceuticals, Inc, (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

Sarah L Gordon
Printed Name of Stockholder

/s/ Sarah L Gordon
Signature of Stockholder

Title:	Mrs. Sarah Gordon

Address:

Date:	12th Oct 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

William Slattery
Printed Name of Stockholder

/s/ William Slattery
Signature of Stockholder

Name:	William S Slattery

Title:

Address:

Date:	10/19/07

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

Novartis Bioventures Ltd
Printed Name of Stockholder

/s/ Emil Bock
Signature of Stockholder

Name:	Emil Bock

Title:	Deputy Chairman

Address:

Date:	October 15, 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

Nomura Phase 4 Ventures LP
Printed Name of Stockholder

/s/ D. Pollard-Knight
Signature of Stockholder

Name:	Dr. D. Pollard-Knight, Nomura
Phase 4 Ventures Limited acting as manager
for Nomura Phase 4 Ventures LP

Title:	Head of Phase 4 Ventures

Address:

Date:	16 October 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

Bio Fund Ventures II Follow-On L.P.
Printed Name of Stockholder

/s/ Kalevi Kurkijarvi
Signature of Stockholder

Name:	Kalevi Kurkijarvi

Title:	General Partner

Address:

Date:	16th Oct., 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

HBM Bio Fund Ventures (Cayman) Ltd.
Printed Name of Stockholder

/s/ John Arnold
Signature of Stockholder

Name:	John Arnold

Title:	Chairman and Managing Director

Address:

Date:	October , 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

Lombard Order Darier Hentsch
Printed Name of Stockholder

/s/ by proxy
Signature of Stockholder

Name:	/s/ Alexandra Meyer /s/ Eric Menotti

Title:	Executive Vice President Vice President

Address:

Date:	Oct.18, 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

BioVeda Fund Pte Ltd
Printed Name of Stockholder

/s/ Damien Lim
Signature of Stockholder

Name:	BioVeda Capital Pte Ltd, its Investment Manager

Title:	Damien Lim, General Partner

Address:

Date:	17 October 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

Kenneth J. Novack, et al
Printed Name of Stockholder

/s/ Patrick B. Maraghy
Signature of Stockholder

Name:	Patrick B. Maraghy

Title:	Agent

Address:	RINET Company LLC

Date:	October 16, 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

PRAG Associates LLC
Printed Name of Stockholder

/s/ Patrick B. Maraghy
Signature of Stockholder

Name:	Patrick B. Maraghy

Title:	Agent

Address:	RINET Company LLC

Date:	October 16, 2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

Peter S. Lawrence
Printed Name of Stockholder

/s/ Peter S. Lawrence
Signature of Stockholder

Name:	Peter S. Lawrence

Title:

Address:

Date:

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

Patricia A. Suzman
Printed Name of Stockholder

/s/ Patricia A. Suzman
Signature of Stockholder

Title:

Address:

Date:	10/18/2007

Counterpart Signature Page for Stockholders

The undersigned hereby agrees to become a party to that certain Third Amended and Restated Investor Rights Agreement dated as of October 19, 2007 (the “Agreement”), among Paratek Pharmaceuticals, Inc. (the “Company”) and others. From and after the undersigned’s execution and delivery and the Company’s acceptance of this Counterpart Signature Page, the undersigned shall be a party to the Agreement.

John P Dunphy
Printed Name of Stockholder

/s/ John P Dunphy
Signature of Stockholder

Name:	John P Dunphy

Title:

Address:

Date:

/s/ Stuart B. Levy, M.D.	Date:	Oct 9, 2007

Stuart B. Levy, M.D.

/s/ C. Pastel Levy	Date:	10/9, 2007
Cecile P. Levy

The Stuart and Cecile Levy Irrevocable Trust – 1996

By:	/s/ David Pastel	Date:	10/09/, 2007

Name:	David Pastel

Title:	Trustee

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

/s/ Walter Gilbert, Ph.D	Date:
Walter Gilbert, Ph.D

/s/ Cecile Gilbert	Date:
Cecile Gilbert

/s/ John Gilbert	Date:	10/9/07
John R. Gilbert

/s/ Kate Gilbert	Date:	10/9/07
Kate Gilbert

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Tufts University

By:	/s/ Margaret E. Newell	Date:	10/9/07

Name:	Margaret E. Newell

Title:	Vice Provost

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Craig L. Burr 1985 Childrens Trust

By:	/s/ Francis F. Kingsley	Date:	October 9, 2007

Name:	Francis F. Kingsley

Title:	Administrator UPOA

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

/s/ Frederick Frank	Date: , 2007

Frederick Frank

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Genechem Therapeutics Venture Fund L.P.

By:	/s/ Martial Lacroix	Date:	September , 2007

Name:	Martial Lacroix

Title:	VP GeneChem Management, Inc

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

/s/ Irwin M. Heller	Date:	Oct 6, 2007
Irwin M. Heller

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

/s/ Peter S. Lawrence	Date:	10.10.07
Peter S. Lawrence

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Lombard Odier Darier Hentsch

Successor to/On behalf of Lombard Darier Hentsch & Cie Lombard Odier & Cie

By:	/s/ Alexandra Meyer /s/ Eric Menotti	Date:	Oct 10th, 2007

Name:	Alexandra Meyer Eric Menotti

Title:	Executive Vice President Vice President

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Mintz Levin Investments L.L.C

By:	/s/ Jeffrey M. Wiesen	Date:	10/5, 2007

Name:	Jeffrey M. Wiesen

Title:	Manager

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Novartis Bio Ventures Ltd

By:	/s/ Emil Bock	Date:	9/10/2007

Name:	Emil Bock

Title:	Deputy Chairman of the Board of Directors

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

/s/ R. Robert Popeo	Date:	10/5/07
R. Robert Popeo

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Schweizerhall Holding AG

By:	/s/ L.v. Bidder	Date:	9.10.2007

Name:	L. von Bidder

Title:	VRP

/s/ M. Von Ah

M. Von Ah

CFO

/s/ Harold Snyder		Date:	Oct 8, 2007
Harold Snyder

HBJ Investments, LLC

By:	/s/ Harold Snyder	Date:	Oct 8, 2007

Name:	Harold Snyder

Title:	Partner

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

FSC Corp.

By:	Date:	,

Name:

Title:

	Date:	,
Becky Levin

Bio Fund Ventures II Ky/L.P.

By:	/s/ Kalevi Kurkijarvi	Date:	,

Name:	Kalevi Kurkijarvi

Title:	General Partner

Bio Fund Ventures II Jaticofijoitusrahasto Ky

By:	/s/ Kalevi Kurkijarvi	Date:	,

Name:	Kalevi Kurkijarvi

Title:	General Partner

BankInvest Biomedical Development I

By:	Date:	,

Name:

Title:

BankInvest Biomedical Development II

By:	Date:	,

Name:

Title:

Mintz Levin Investment LLC

By:	Date:	,

Name:

Title:

Merifin Capital N.V.

By:	Date:	,

Name:

Title:

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Craig L. Burr 1986 Childrens Trust

By:	Date:	,

Name:

Title:

Date:	,

Charles and Ruth Levy

Date:	,

Frederick Frank

Date:	,

Frederick Frank – Lehman Brothers,

Custodian for Frederick Frank IRA

Account No.

Date:	,

R. Robert Popeo

Date:	,

Irwin M. Heller

Date:	,

Peter S. Lawrence

Date:	,

David Novack

Nomura Phase4 Ventures Limited as manager for Nomura International plc

By:	/s/ Denise Pollard - Knight	Date:	16/10/07	,

Name:	Dr. Denise Pollard - Knight

Title:	Head of Phase4 Ventures

Lombard Odier & Cie

By:	Date:	,

Name:

Title:

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

	Date:		,
Anthony John Khuri

/s/ Patrick B. Maraghy, Agent For	Date:	10/10/07	,
Miriam and Steven White

/s/ Patrick B. Maraghy, Agent For	Date:	10/10/07	,
Hyman Novack

/s/ Patrick B. Maraghy, Agent For	Date:	10/10/07	,
Helen Novack

/s/ Patrick B. Maraghy, Agent For	Date:	10/10/07	,
Judy and Peter Smith

Novack Associates Limited Partnership II

By:	/s/ Patrick B. Maraghy	Date:	10/10/07	,

Name:	Patrick B. Maraghy

Title:	Agent

Novartis BioVentures Ltd

By:	Date:	,

Name:

Title:

HBM VioVentures (Cayman) Ltd

By:	Date:	,

Name:

Title:

POD Holding, Inc.

By:	Date:	,

Name:

Title:

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

	Date:	,
Anthony John Khuri

	Date:	,
Miriam and Steven White

	Date:	,
Hyman Novack

	Date:	,
Helen Novack

	Date:	,
Judy and Peter Smith

Novack Associates Limited Partnership II

By:	Date:	,

Name:

Title:

Novartis BioVentures Ltd

By:	Date:	,

Name:

Title:

HBM BioVentures (Cayman) Ltd.

By:	/s/ John Arnold	Date:	,

Name:	John Arnold

Title:	Chairman and Managing Director

POD Holding, Inc.

By:	Date:	,

Name:

Title:

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

	Date:	,
Anthony John Khuri

	Date:	,
Miriam and Steven White

	Date:	,
Hyman Novack

	Date:	,
Helen Novack

	Date:	,
Judy and Peter Smith

Novack Associates Limited Partnership II

By:	Date:	,

Name:

Title:

Novartis BioVentures Ltd

By:	Date:	,

Name:

Title:

HBM VioVentures (Cayman) Ltd

By:	Date:	,

Name:

Title:

POD Holding, Ltd

By:	/s/ Peter Lawrence	Date:	,

Name:	Peter S. Lawrence

Title:	Director

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Erhvervsudviklingsforeningen BankInvest Biomedicinsk Venture I

By:	/s/ Jens Kindtler	Date:	Oct 10, 2007	,

Name:	Jens Kindtler

Title:	Partner

A/S BI Biomedicinsk Venture II

By:	/s/ Jens Kindtler	Date:	Oct 10, 2007	,

Name:	Jens Kindtler

Title:	Partner

P/S BI Biomedicinsk Venture III

By:	/s/ Jens Kindtler	Date:	Oct 10, 2007	,

Name:	Jens Kindtler

Title:	Partner

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Lahive & Cockfield, LLP

By:	Date:	,

Name:

Title:

Lehman Brothers As Custodian
For David Pastel IRA
Account No.

By:	Date:	,

Name:

Title:

Formosa Healthcare Investments, L.P.

By:	/s/ Howard Lee	Date:	Sept. 27, 2007	,

Name:	Howard Lee

Title:	General Partner

	Date:	,
Alden I. Gifford

Rockwood Capital Corporation

By:	Date:	,

Name:

Title:

	Date:	,
William G. Coughlin

Wheatley Med Tech Partners, LP

By:	Date:	,

Name:

Title:

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Bioveda Fund Pte Ltd.

By:	/s/ Damien Lim	Date:	,

Name:

Title:

	Date:	,
Anthony John Khuri

Lehman Brothers
As Custodian For Jay Levy
IRA Account #

By:	Date:	,

Name:

Title:

Lehman Brothers
As Custodian For Sharon Levy
IRA Account

By:	Date:	,

Name:

Title:

Genechem Therapeutics Venture Fund L.P.

By:	Date:	,

Name:

Title:

BI Biomedical Venture III

By:	Date:	,

Name:

Title:

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

	Date:	,
Harold Snyder

HBJ Investments

By:	Date:	,

Name:

Title:

Jay Linn Trustee, Irrevocable Trust

By:	Date:	,

Name:

Title:

	Date:	,
Norman and Suzanne Priebatsch

	Date:	,
Robert D. Ritchie

Winchester Capital Healthcare Partners

By:	Date:	,

Name:

Title:

/s/ Patrick B. Maraghy, Agent For	Date:	10/10/07	,
Kenneth J. Novack

	Date:		,
Ellen and Mario Koenig

	Date:		,
David F. Pastel

	Date:		,
Jay and Sharon Levy

	Date:		,
Donald M. Phillips

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Winchester Capital Technology Partners

By:	Date:	,

Name:

Title:

/s/ Patrick B. Maraghy, Agent For	Date:	10/10/07	,
David R. Novack

K.B. (C.I.) Nominees Limited

By:	Date:	,

Name:

Title:

BioFund Ventures II, L.P

By:	Date:	,

Name:

Title:

Squamata Limited

By:	Date:	,

Name:

Title:

Schweizerhall Investment Ltd.

By:	Date:	,

Name:

Title:

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Novack Associates Ltd Ptrshp II

By:	/s/ Patrick B Maraghy	Date:	10/10/07	,

Name:	Patrick B Maraghy

Title:	Agent

Novack Associates L.P.

By:	/s/ Patrick B Maraghy	Date:	10/10/07	,

Name:	Patrick B Maraghy

Title:	Agent

Jeffrey N. Novack 1996 Trust

By:	/s/ Patrick B Maraghy	Date:	10/10/07	,

Name:	Patrick B Maraghy

Title:	Agent

Madeline Gunilla Pontin 1997 Trust

By:	/s/ Patrick B Maraghy	Date:	10/10/07	,

Name:	Patrick B Maraghy

Title:	Agent

/s/ Patrick B Maraghy, Agent for	Date:	10/10/07	,
Kenneth J. Novack

/s/ Patrick B Maraghy, Agent for	Date:	10/10/07	,
David Novack

/s/ Patrick B Maraghy, Agent for	Date:	10/10/07	,
Emily K. Novack

/s/ Patrick B Maraghy, Agent for	Date:	10/10/07	,
Sara E. Novack

/s/ Patrick B Maraghy, Agent for	Date:	10/10/07	,
Helen Novack

/s/ Patrick B Maraghy, Agent for	Date:	10/10/07	,
Hyman Novack

/s/ Patrick B Maraghy, Agent for	Date:	10/10/07	,
Laura Novack Pontin

/s/ Patrick B Maraghy, Agent for	Date:	10/10/07	,
Judy and Peter Smith

/s/ Patrick B Maraghy, Agent for	Date:	10/10/07	,
Miriam and Steven White

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Craig L. Burr 1986 Childrens Trust

By:	Date:	,

Name:

Title:

	Date:		,
Charles and Ruth Levy

	Date:		,
Frederick Frank

	Date:		,
Frederick Frank – Lehman Brothers,
Custodian for Frederick Frank IRA
Account No.

	Date:		,
R. Robert Popeo

	Date:		,
Irwin M. Heller

	Date:		,
Peter S. Lawrence

/s/ Patrick B. Maraghy, Agent For	Date:	10/10/07	,
David Novack

Nomura International plc

By:	Date:	,

Name:

Title:

Lombard Odier & Cie

By:	Date:	,

Name:

Title:

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Lahive & Cockfield, LLP

By:	Date:	,

Name:

Title:

Lehman Brothers As Custodian
For David Pastel IRA
Account No.

By:	Date:	,

Name:

Title:

China Development Industrial Bank Inc.

By:	Date:	,

Name:

Title:

	Date:	,
Alden I. Gifford

Rockwood Capital Corporation

By:	Date:	,

Name:

Title:

	Date:	,
William G. Coughlin

Wheatley Med Tech Partners, LP

By:	/s/ Barry Rubenstein	Date:	,

Name:	Barry Rubenstein

Title:	CEO Wheatley Med Tech
Partners, LLC, General Partner

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

Date:
Walter Gilbert, Ph.D

Date:
Cecile Gilbert

Date:
Stuart B. Levy, M.D.

Date:
Cecile P. Levy

Date:
John R. Gilbert

Date:
Kate Gilbert

Tufts University

By:	Date:

Name:

Title:

The Stuart and Cecile Levy Irrevocable Trust – 1996

By:	Date:

Name:

Title:

PRAG Associates, LLC

By:	/s/ Patrick B Maraghy	Date:	10/10/07

Name:	Patrick B Maraghy

Title:	Agent

Preferred Stockholders and Founders – Notice, Waiver, Election Form and Consent

EXHIBIT A

FOUNDERS

The Stuart and Cecile Levy 1996 Trust

Stuart B. Levy, M.D.

Cecile P. Levy, M.D.

Walter Gilbert, Ph.D.

Celia Gilbert

John R. Gilbert

Kate Gilbert

Tufts University

Licensing Office

A-1

EXHIBIT B

SERIES C INVESTORS

Nomura International plc

Lombard Odier & Cie

FSC Corp.

Kenneth J. Novack

Becky Levin

Bio Fund Ventures II Ky

BANKINVEST

Biomedical Development I & II

Merifin Capital N.V.

c/o Finabel S.A., 254 route de Lausanne,

Harold Snyder

c/o HBJ Investments, LLC

HBJ Investments, LLC

Mintz Levin Investment LLC

c/o Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.

Jay Linn Trustee, Irrevocable Trust

Agreement Number III

Norman and Suzanne Priebatsch

Robert D. Ritchie

Lehman Brothers as Custodian for David Pastel

IRA Account No.

c/o Amy Mavrogian

Lehman Brothers

Winchester Capital Healthcare Partners LLC

c/o Pensar N. Anquillare, President

Lehman Brothers, Custodian for Frederick

Frank IRA Account No.

Jay and Sharon Levy

Ellen and Mario Koenig

Miriam and Steven White

c/o RINET Company, LLC

Hyman Novack

c/o RINET Company, LLC

Helen Novack

c/o RINET Company, LLC

David Novack

c/o RINET Company, LLC

Judy and Peter Smith

c/o RINET Company, LLC

Novack Associates Limited Partnership II

c/o RINET Company, LLC

Anthony John Khuri

Donald J. M. Phillips

c/o Ted Thomas Associates

EXHIBIT C

SERIES D INVESTORS

Novartis BioVentures Ltd.

Hurst Holme

HBM BioVentures (Cayman) Ltd.

HBM BioVentures AG

POD Holding, Inc.

Kenneth J. Novack

Lahive & Cockfield, LLP

Formosa Healthcare Investments, L.P.

c/o Howard Lee, Ph.D.

Wheatley MedTech Partners, LP

With copies to:	Wheatley Partners

FSC Corp.

c/o BancBoston Capital Inc.

Alden I. Gifford

Rockwood Capital Corporation

c/o David H. Carls

William G. Coughlin

Lehman Brothers as Custodian for

David Pastel IRA Account No.

Lehman Brothers

BioVeda Fund Pte Ltd

Ellen and Mario Koenig

Lehman Brothers as Custodian for

Sharon Levy IRA Account No.

Lehman Brothers as Custodian for

Jay Levy IRA Account No.

Anthony Khuri

c/o Khuri Consulting Group

Robert Ritchie

Peter S. Lawrence

GeneChem Therapeutics

Venture Fund L.P

BankInvest

BI Biomedical Venture III

Nomura International PLC

Mintz Levin Investments, LLC

Mintz, Levin, Cohn,

Ferris, Glovsky and Popeo, P.C.

Irwin Heller

Harold Snyder

HBJ Investments, LLC

PRAG Associates LLC

c/o RINET Company, LLC

Merifin Capital N.V.

c/o Finabel SA

Lombard Odier & Cie

c/o Lombard Odier Darier Hentsch Group

Winchester Capital Technology

Partners LLC

K.B.(C.I.) Nominees Limited

Bio Fund Ventures II L.P.

Squamata Limited

EXHIBIT D

SERIES F INVESTORS

June 2, 2004

POD Holding, Inc.

Novartis BioVentures Ltd.

Frederick Frank

Anthony John Khuri

c/o Khuri Consulting Group

R. Robert Popeo

Peter S. Lawrence

Lahive & Cockfield, LLP

Kenneth J. Novack

Novack Associates Limited Partnership II

c/o RINET Company, LLC

David Novack

c/o RINET Company, LLC

Jeffrey N. Novack 1996 Irrevocable Trust dated 2/14/96, Marianne M. Novack, David R. Novack and Paul D. Bishop, Trustee

c/o RINET Company, LLC

Judy and Peter Smith

c/o RINET Company, LLC

Hyman Novack

c/o RINET Company, LLC

Helen Novack

c/o RINET Company, LLC

Miriam and Steven White

c/o RINET Company, LLC

Bio Fund Ventures II L.P.

Robert Cawthorn

Emily K. Novack

c/o RINET Company, LLC

Sara E. Novack

c/o RINET Company, LLC

Madeline Gunilla Pontin 1997 Trust

c/o RINET Company, LLC

Laura Novack Pontin

c/o RINET Company, LLC

June 11, 2004

Lombard Darier Hentsch & Cie

Schweizerhall Holding AG

BioVeda Fund Pte Ltd

Wheatley Med Tech Partners, LP

With copies to:	Wheatley Partners

Rosemary Nguyen

EXHIBIT E

SERIES H INVESTORS

Aisling Capital II, LP

c/o Aisling Capital

With a copy to:

McKee Nelson LLP

D.E. Shaw Composite Portfolios, L.L.C.

Hercules Technology Growth Capital, Inc.

Boston Life Science Venture Corp.

PGE Venture Fund, LLC

Sarah L. Gordon

William Slattery

Novartis BioVentures Ltd

Nomura Phase4 Ventures LP

Bio Fund Ventures II Follow-On L.P.

HBM BioVentures (Cayman) Ltd.

Lombard Odier Darier Hentsch

BioVeda Fund Pte Ltd

Kenneth J. Novack

c/o RINET Company, LLC

PRAG Associates LLC

c/o RINET Company, LLC

Jeffrey N. Novack 1996 Trust

c/o RINET Company, LLC

Emily K. Novack

c/o RINET Company, LLC

Sara E. Novack

c/o RINET Company, LLC

Madeline Gunilla Pontin 1997 Present Interest Trust

c/o RINET Company, LLC

David Novack

c/o RINET Company, LLC

Judy & Peter Smith

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Emily Kate Novack

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Jeffrey Novack

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Sarah Elizabeth Novack

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Laura Pontin

c/o RINET Company, LLC

Helen Novack

c/o RINET Company LLC

Hyman Novack

c/o RINET Company, LLC

Miriam and Steven White

c/o RINET Company, LLC

Laura Novack Pontin

c/o RINET Company, LLC

David and Lesley Novack

c/o RINET Company, LLC

Marianne M. Novack

c/o RINET Company, LLC

Peter S. Lawrence

Patricia A. Suzman

John P. Dunphy

PARATEK PHARMACEUTICALS, INC.

FIRST AMENDMENT

TO THE

THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This First Amendment (the “Amendment”) to the Third Amended and Restated Investor Rights Agreement, dated October 19, 2007, by and among (i) Paratek Pharmaceuticals, Inc., a Delaware corporation (the “Company”), (ii) the holders of the Company’s common stock listed on Exhibit A (referred to herein individually as a “Founder” and collectively as the “Founders”), (iii) the Series C Investors listed on Exhibit B (the “Series C Investors”), (iv) the Series D Investors listed on Exhibit C (the “Series D Investors”), (v) the Series F Investors listed on Exhibit D (the “Series F Investors”) and (vi) the Series H Investors listed on Exhibit E (the “Series H Investors” and together with the Series C Investors, Series D Investors, Series F Investors, the “Investors”), is made as of August 6, 2009.

WHEREAS, the Company is entering into a Note Purchase Agreement with certain existing stockholders of the Company pursuant to which the Company will issue and sell and these certain stockholders will purchase promissory notes of the Company;

WHEREAS, in connection with the execution of the Note Purchase Agreement, the Company, the Investors and the Founders desire to amend certain provisions of Section 5 of the Investor Rights Agreement as set forth herein in order to modify the size and composition of the Company’s Board of Directors; and

WHEREAS, in accordance with Section 8.3 of the Investor Rights Agreement, (i) Investors holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the Investor Preferred Stock (as defined in the Investor Rights Agreement), (ii) Investors holding a majority of the outstanding shares of Series H Stock (as defined in the Investor Rights Agreement) and (iii) the Founders have, in each case, provided their written consent and approval of this Amendment, and, by executing and delivering this Amendment, the Company has consented and approved of this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Investor Rights Agreement.

(i) The Investor Rights Agreement is hereby amended by deleting Section 5.1 in its entirety and by substituting in lieu thereof the following new Section 5.1:

“5.1 Election of Directors. Each Stockholder shall take or cause to be taken such actions as may be required from time to time to establish and maintain the number of persons comprising the Board of Directors of the Company at ten (10) or at such other number as the Board of Directors (including at least one (1) Series H Director (as defined below)) may determine from time to time, and to elect as directors (i) two (2) representatives of the Series C Stock, (A) one (1) of whom to be designated by Nomura

International plc, and (B) one (1) of whom to be elected by a majority of the holders of Series C Stock issued and outstanding (together with the representative designated under clause (A), the “Series C Directors”), (ii) three (3) representatives of the Series H Stock, to be designated by Aisling Capital II, LP (the “Series H Directors”), one of whom shall initially be Anthony Sun, MD (iii) Walter Gilbert, Ph.D. or his designee, (iv) Stuart B. Levy, M.D. or his designee, (v) the Company’s Chief Executive Officer (who currently is Thomas J. Bigger), and (vi) two (2) outside independent directors designated by Walter Gilbert, Ph.D., Stuart B. Levy, M.D. (or their respective designees) and the Company’s Chief Executive Officer (who currently are Kenneth J. Novack and Pieter Strijkert, Ph.D., the “Outside Directors”); provided, however, in the event that less than all three Series H Directors are present at any meeting of the Board of Directors, then (1) in the event one Series H Director is present, such Series H Director shall have the right to cast three votes and (2) in the event two Series H Directors are present, one of whom is Anthony Sun, then Dr. Sun shall have the right to cast two votes, in each case so that the Series H Director(s) shall have the right to cast three (3) votes. Without limiting the generality of the foregoing, at each annual meeting of the stockholders, and at each special meeting of the stockholders called for the purpose of electing directors of the Company, and at any time at which the stockholders have the right to, or shall, elect directors of the Company, then, and in each event, the Stockholders shall vote all Shares owned by them (or shall consent in writing in lieu of a meeting of stockholders, as the case may be) to set the number of, and to elect persons as, directors of the Company in accordance with the preceding sentence. Notwithstanding anything contained herein or in that certain Securities Purchase Agreement, dated June 2, 2004, by and among the Series F Investors and the Company to the contrary, subject to applicable law, Nomura International plc’s director nominee shall be permitted to disclose to Nomura International plc all information and materials furnished to directors at meetings or otherwise.”

(ii) Section 5.2 of the Investor Rights Agreement is hereby amended by deleting the first sentence of Section 5.2 in its entirety.

(iii) The Investor Rights Agreement is hereby amended by deleting Section 5.5 in its entirety and by substituting in lieu thereof the following new Section 5.5:

“5.5 Contingent Expansion of the Board. If, at any time after the fourth anniversary of the Series H Original Issue Date, a Triggering Event (as hereinafter defined) occurs, the number of persons then comprising the Board of Directors of the Company shall be increased automatically from ten (10) to fifteen (15) and the Board of Directors shall be reconstituted (the “Reconstituted Board of Directors”) such that there shall be (i) two (2) Series C Directors, three (3) Series H Directors and two (2) Outside Directors, in each case as required by Section 5.1 hereof, (ii) three (3) directors, other than the Outside Directors, elected by the holders of Common Stock and of any other class or series of voting stock (including the Series C Stock and Series H Stock), voting together as a separate class, who shall be Walter Gilbert, Ph.D. or his designee, Stuart B. Levy, M.D. or his designee, and the Company’s Chief Executive Officer, and (iii) five (5) directors elected by the Selling Investors identified in Section 3.5 hereof, voting together as a single class; provided, however, if the number of persons comprising the Board of Directors of the Company at the time of the Triggering Event is less than or more than ten (10), then

2

the total number of directors elected pursuant to clause (iii) above shall be such number of directors as, together with the three (3) Series H Directors, is sufficient to constitute a majority of the full Board of Directors. For the purposes hereof, a “Triggering Event” shall occur when both of the following events take place: (a) the Selling Investors identified in Section 3.5 hereof approve the merger or consolidation of the Company with or into another Person in which the Company’s stockholders will receive cash or securities of any other Person for their shares, thereby causing the Stockholders to be obligated to participate in such transaction pursuant to Section 3.5 hereof (a “Merger”), and (b) the Board of Directors of the Company, after receipt of a bona fide offer regarding the Merger (in the form of a term sheet or otherwise), elects not to approve the Merger at a duly called meeting or via written consent. Notwithstanding anything contained herein to the contrary, the Board of Directors of the Company shall only be expanded to become the Reconstituted Board of Directors pursuant to this Section 5.5 solely for the purpose of obtaining approval by the Reconstituted Board of Directors of the Merger and the actions directly related thereto that are the subject of a Triggering Event. In the event that the consummation of such Merger fails to occur for any reason within the time period set forth in any bona fide term sheet or other writing related to the Merger, in each case as may be amended or extended from time to time, or in the event that any action unrelated to such Merger is required to be voted on, the composition of the Board of Directors of the Company shall automatically revert back to the composition in effect immediately prior to the Reconstituted Board of Directors becoming effective. The rights and obligations contained in this Section 5.5 relating to the Merger that is the subject of a Triggering Event may be waived only by the Selling Investors identified in Section 3.5 hereof, voting together as a single class.”

2. Miscellaneous.

Except as contemplated by this Amendment, all of the terms and conditions of the Investor Rights Agreement shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

3

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

COMPANY:

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Bigger
Name: Thomas J. Bigger
Title: President and Chief Executive Officer

Signature Page to First Amendment to Third Amended and Restated Investor Rights Agreement

EXHIBIT A

FOUNDERS

The Stuart and Cecile Levy 1996 Trust

Stuart B. Levy, M.D.

Cecile P. Levy, M.D.

Walter Gilbert, Ph.D.

Celia Gilbert

John R. Gilbert

Kate Gilbert

Tufts University

Licensing Office

Exhibit A-1

EXHIBIT B

SERIES C INVESTORS

Nomura International plc

Omega Fund III, L.P.

c/o Omega Fund Management Limited

FSC Corp.

Kenneth J. Novack

Becky Levin

Bio Fund Ventures II Ky

BANKINVEST

Biomedical Development I & II

Merifin Capital N.V.

c/o Finabel S.A.

Harold Snyder

c/o HBJ Investments, LLC

Exhibit B-1

HBJ Investments, LLC

Mintz Levin Investment LLC

c/o Mintz, Levin, Cohn, Ferris,

Glovsky and Popeo, P.C.

Irrevocable Trust Agreement Number I, Jay Howard Linn, Trustee

Norman and Suzanne Priebatsch

Robert D. Ritchie

Barclays Capital Inc. as Custodian for David Pastel IRA No.

Winchester Capital Healthcare Partners LLC

c/o Pensar N. Anquillare, President

Barclays Capital Inc. as Custodian for Frederick Frank IRA No.

Jay and Sharon Levy

Ellen and Mario Koenig

Exhibit B-2

Miriam and Steven White

c/o RINET Company, LLC

Hyman Novack

c/o RINET Company, LLC

Helen Novack

c/o RINET Company, LLC

David Novack

c/o RINET Company, LLC

Judy and Peter Smith

c/o RINET Company, LLC

Novack Associates Limited Partnership II

c/o RINET Company, LLC

Marianne M. Novack

c/o RINET Company, LLC

Exhibit B-3

Kenneth J. Novack 1993 Revocable Trust

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o

Emily K. Novack

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Jeffrey Novack

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Sara Elizabeth Novack

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Laura Pontin

c/o RINET Company, LLC

Marianne M. Novack

c/o RINET Company, LLC

Anthony John Khuri

c/o Khuri Consulting Group

Donald J. M. Phillips

c/o Ted Thomas Associates

Exhibit B-4

EXHIBIT C

SERIES D INVESTORS

Novartis BioVentures Ltd.

HBM BioVentures (Cayman) Ltd.

HBM BioVentures AG

POD 1.0 AB (Reg No. 556744-9466)

Kenneth J. Novack

L&C Participation, LLC

Ralph A. Loren, Personal

DeAnn F. Smith, Personal

Formosa Healthcare Investments, L.P.

c/o Howard Lee, Ph.D.

Exhibit C-1

Wheatley MedTech Partners, LP

With copies to:	Wheatley Partners

FSC Corp.

c/o BancBoston Capital Inc.

Alden I. Gifford

Rockwood Capital Corporation

c/o David H. Carls

William G. Coughlin

Barclays Capital Inc. as Custodian for David Pastel IRA

BioVeda Fund Pte Ltd

Ellen and Mario Koenig

Barclays Capital Inc. as Custodian for Sharon Levy IRA No.

Exhibit C-2

Barclays Capital Inc. as Custodian for Jay Levy IRA No.

Anthony Khuri

c/o Khuri Consulting Group

Robert Ritchie

Peter S. Lawrence

GeneChem Therapeutics

Venture Fund L.P

BankInvest

BI Biomedical Venture III

Nomura International PLC

Mintz Levin Investments, LLC

Mintz, Levin, Cohn,

Ferris, Glovsky and Popeo, P.C.

Irwin Heller

Exhibit C-3

Harold Snyder

HBJ Investments, LLC

PRAG Associates LLC

c/o RINET Company, LLC

Merifin Capital N.V.

c/o Finabel SA

Omega Fund III, L.P.

c/o Omega Fund Management Limited

Winchester Capital Technology

Partners LLC

David R. Novack

c/o RINET Company, LLC

Peter and Judy Smith

c/o RINET Company, LLC

Steven and Miriam White

c/o RINET Company, LLC

Exhibit C-4

K/S Danish Bioventure

Collier International Partners IV Limited

c/o Collier Capital

POD Venture Partners AB (Reg. No. 556744-9441)

Robert E. Cawthorne

Bio Fund Ventures II L.P.

Squamata Limited

Exhibit C-5

EXHIBIT D

SERIES F INVESTORS

POD 1.0 AB (Reg No. 556744-9466)

Novartis BioVentures Ltd.

Frederick Frank

Anthony John Khuri

c/o Khuri Consulting Group

R. Robert Popeo

Robert Cawthorn

Peter S. Lawrence

L&C Participation, LLC

DeAnn F. Smith, PERSONAL

Exhibit D-1

Kenneth J. Novack

David Novack

c/o RINET Company, LLC

Jeffrey N. Novack 1996 Irrevocable Trust dated 2/14/96, Marianne M. Novack, David R. Novack and Paul D. Bishop, Trustee

c/o RINET Company, LLC

Judy and Peter Smith

c/o RINET Company, LLC

Hyman Novack

c/o RINET Company, LLC

Helen Novack

c/o RINET Company, LLC

Miriam and Steven White

c/o RINET Company, LLC

Bio Fund Ventures II L.P.

Exhibit D-2

Emily K. Novack

c/o RINET Company, LLC

Sara E. Novack

c/o RINET Company, LLC

Madeline Gunilla Pontin 1997 Trust

c/o RINET Company, LLC

Laura Novack Pontin

c/o RINET Company, LLC

Omega Fund III, L.P.

c/o Omega Fund Management Limited

BioVeda Fund Pte Ltd

BioFund Ventures II Follow-On Fund L.P.

Exhibit D-3

Wheatley Med Tech Partners, LP

With copies to:	Wheatley Partners

Rosemary Nguyen

Exhibit D-4

EXHIBIT E

SERIES H INVESTORS

Aisling Capital II, LP

c/o Aisling Capital

With a copy to:

McDermott Will & Emery

D.E. Shaw Valence Portfolios, L.L.C.

Hercules Technology Growth Capital, Inc.

Boston Life Science Venture Corp.

Thomas J. Dietz

c/o Wedbush Morgan Securities

The Osgood Family Trust UAD 4/14/2000

c/o Wedbush Morgan Securities

Exhibit E-1

The Osgood Family Trust UAD 4/14/2000

c/o Wedbush Morgan Securities

Ben Perkins Custodian for William Beau Perkins Uniform Gift to Minors Act CA

c/o Wedbush Morgan Securities

Ben Perkins Custodian for Charlotte Rose Perkins Uniform Gift to Minors Act CA

c/o Wedbush Morgan Securities

The Ingram Family Trust U/A/D 11/23/96, as amended, Gregory J. Ingram & Heidi M. Ingram, Trustees

c/o Wedbush Morgan Securities

Sarah L. Gordon

Novartis BioVentures Ltd

Nomura Phase4 Ventures LP

Bio Fund Ventures II Follow-On L.P.

Exhibit E-2

HBM BioVentures (Cayman) Ltd.

Omega Fund III, L.P.

c/o Omega Fund Management Limited

BioVeda Fund Pte Ltd

Kenneth J. Novack

c/o RINET Company, LLC

PRAG Associates LLC

c/o RINET Company, LLC

Jeffrey N. Novack 1996 Trust

c/o RINET Company, LLC

Emily K. Novack

c/o RINET Company, LLC

Sara E. Novack

c/o RINET Company, LLC

Exhibit E-3

Madeline Gunilla Pontin 1997 Present Interest Trust

c/o RINET Company, LLC

David Novack

c/o RINET Company, LLC

Judy & Peter Smith

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Emily Kate Novack

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Jeffrey Novack

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Sarah Elizabeth Novack

c/o RINET Company, LLC

Novack Family 1999 Trust f/b/o Laura Pontin

c/o RINET Company, LLC

Helen Novack

c/o RINET Company LLC

Exhibit E-4

Hyman Novack

c/o RINET Company, LLC

Miriam and Steven White

c/o RINET Company, LLC

Laura Novack Pontin

c/o RINET Company, LLC

David and Lesley Novack

c/o RINET Company, LLC

Marianne M. Novack

c/o RINET Company, LLC

Peter S. Lawrence

Patricia A. Suzman

John P. Dunphy

Exhibit E-5

Exhibit 4.5

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:	Paratek Pharmaceuticals, Inc., a Delaware corporation
Number of Shares:	195,327
Class of Stock:	Series H Convertible Preferred Stock
Warrant Price:	$4.0957 per share
Issue Date:	March 26, 2009
Expiration Date:	The 7th anniversary after the Issue Date
Credit Facility:	This Warrant is issued in connection with the Credit Extensions referenced in the Loan and Security Agreement among Company, MidCap Financial, LLC, a Delaware limited liability company, as Administrative Agent and as a lender, and the other lenders named therein, dated of even date herewith (the “Loan Agreement”)

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, MIDCAP FINANCIAL, LLC (“MidCap”, together with any registered holder from time to time of this Warrant or any holder of the shares issuable or issued upon exercise of this Warrant, “Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the Company at the Warrant Price, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1 EXERCISE.

1.1 Method of Exercise. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3 Fair Market Value.

1.3.1 If the Company’s common stock is traded in a public market and the Shares are common stock, the fair market value of each Share shall be the closing price of a Share reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the “price to public” per share price specified in the final prospectus relating to such offering). If the Company’s common stock is traded in a public market and the Shares are preferred stock, the fair market value of a Share shall be the closing price of a share of the Company’s common stock reported for the business day immediately before Holder delivers its Notice of Exercise to the Company (or, in the instance where the Warrant is exercised immediately prior to the effectiveness of the Company’s initial public offering, the initial “price to public” per share price specified in the final prospectus relating to such offering), in both cases, multiplied by the number of shares of the Company’s common stock into which a Share is convertible. If the Company shall become subject to an Acquisition, then the fair market value of the Shares shall be deemed to be the per share value received by the holders of the Shares on a common equivalent basis pursuant to such Acquisition. If the Company’s common stock is not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment (the “Company Determination”).

1.3.2 If the Holder disagrees with the Company Determination and by notice to the Company given within twenty (20) days after receipt of notice of the Company Determination (an “Appraisal Notice”) elects to dispute the Company Determination, such dispute shall be resolved as set forth in Section 1.3.3 below.

1.3.3 For a period of ten (10) days after the Appraisal Notice, the Company and the Holder shall negotiate in good faith to resolve their differences as to the determination of fair market value. In the absence of a mutually satisfactory resolution within such ten (10)-day period, the Company shall within ten (10) days after the last day of such ten (10)-day period engage an investment bank or other qualified appraisal firm reasonably acceptable to the Holder (the “Appraiser”) to make an independent determination of fair market value (the “Appraiser Determination”). The Appraiser Determination shall be made within sixty (60) days of the engagement of such Appraiser, shall be evidenced in a written report addressed to the Company and the Holder, and shall be final and binding on the Company and the Holder. The costs of the Appraiser Determination shall be borne (i) solely by the Company if the difference between the Appraiser Determination and the Company Determination is greater than ten percent (10%), (ii) solely by the Holder if the difference between the Appraiser Determination and the Company Determination is less than ten percent (10%) and (iii) equally by the Company and the Holder if the difference between the Appraiser Determination and the Company Determination is equal to ten percent (10%).

1.4 Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

2

1.5 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.6 Treatment of Warrant Upon Acquisition of Company.

1.6.1 “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than fifty percent (50%) of the outstanding voting securities of the surviving entity after the transaction.

1.6.2 Treatment of Warrant at Acquisition.

(A) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is not an asset sale and in which the sole consideration is cash, either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will terminate and expire upon the consummation of such Acquisition and be of no further force or effect. The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(B) Upon the written request of the Company, Holder agrees that, in the event of an Acquisition that is an “arms length” sale of all or substantially all of the Company’s assets (and only its assets) to a third party that is not an Affiliate (as defined below) of the Company (a “True Asset Sale”), either (a) Holder shall exercise its conversion or purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects not to exercise the Warrant, this Warrant will continue until the Expiration Date if the Company continues as a going concern following the closing of any such True Asset Sale. The Company shall provide Holder with written notice of its request relating to the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition.

(C) Upon the written request of the Company, Holder agrees that, in the event of a stock for stock Acquisition of the Company by a publicly traded acquirer if, on the record date for the Acquisition, the fair market value of the Shares (or other securities issuable upon exercise of this Warrant) is equal to or greater than three (3) times the Warrant Price, Company may require the Warrant to be deemed automatically exercised and the Holder shall participate in the Acquisition as a holder of the Shares (or other securities issuable upon exercise of the Warrant) on the same terms as other holders of the same class of securities of the Company.

3

(D) Upon the closing of any Acquisition other than those particularly described in subsections (A), (B) or (C) above, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price and/or number of Shares shall be adjusted accordingly.

As used herein “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.

ARTICLE 2 ADJUSTMENTS TO THE SHARES.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Shares payable in common stock, or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred. If the Company subdivides the Shares by reclassification or otherwise into a greater number of shares or takes any other action which increases the amount of stock into which the Shares are convertible, the number of shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event that results in a change of the number and/or class of securities issuable upon exercise or conversion of this Warrant. The amendment to this Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

4

2.3 Adjustments for Diluting Issuances. The Warrant Price and the number of Shares issuable upon exercise of this Warrant or, if the Shares are preferred stock, the number of shares of common stock issuable upon conversion of the Shares, shall be subject to adjustment, from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to Holder.

2.4 No Impairment. The Company shall not, by amendment of its Articles or Certificate (as applicable) of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.5 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3 REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to Holder as follows:

(a) The initial Warrant Price referenced on the first page of this Warrant is not greater than (i) the price per share at which the Shares were last issued in an arms-length transaction in which at least $500,000 of the Shares were sold and (ii) the fair market value of the Shares as of the date of this Warrant.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares,

5

shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s capitalization table attached hereto as Schedule 1 is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon any of its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for sale any shares of the Company’s capital stock (or other securities convertible into such capital stock), other than (i) pursuant to the Company’s stock option or other compensatory plans, (ii) in connection with commercial credit arrangements or equipment financings, or (iii) in connection with strategic transactions for purposes other than capital raising; (c) to effect any reclassification or recapitalization of any of its stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company’s securities for cash, then, in connection with each such event, the Company shall give Holder: (1) at least ten (10) days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least ten (10) days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights. Company will also provide information requested by Holder reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

3.3 Registration Under Securities Act of 1933, as amended. Subject to Holder’s execution of a joinder agreement to the Rights Agreement as required by Section 5.11 below, Holder shall have the same registration rights and other rights as set forth in sections 4.3(b) through 4.9 of the Rights Agreement and shall be subject to the restrictions set forth in Section 4.12 of the Rights Agreement and the conditions set forth in Section 4.13 of the Rights Agreement.

3.4 No Shareholder Rights. Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company until the exercise of this Warrant.

3.5 Certain Information. The Company agrees to provide Holder at any time and from time to time with such information as Holder may reasonably request for purposes of Holder’s compliance with regulatory, accounting and reporting requirements applicable to Holder.

6

ARTICLE 4 REPRESENTATIONS, WARRANTIES OF HOLDER. Holder represents and warrants to the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5 MISCELLANEOUS.

5.1 Term. This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

7

5.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale filed in accordance with 144(h).

5.4 Transfer Procedure. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, any Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, any Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). The Company may refuse to transfer this Warrant or the Shares to any person who directly competes with the Company, unless, in either case, the stock of the Company is publicly traded.

5.5 Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or Holder, as the case may (or on the first business day after transmission by facsimile) be, in writing by the Company or such Holder from time to time. Effective upon receipt of the fully executed Warrant and the initial transfer described in Article 5.4 above, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

MidCap Financial, LLC

7735 Old Georgetown Road, Suite 400

Bethesda, Maryland 20814

Attn: Will Gould

Facsimile: (301) 941-1450

8

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

Paratek Pharmaceuticals, Inc.

Attention: John Dunphy

75 Kneeland Street

Boston, Massachusetts 02111

Facsimile: 617-275-0039

Telephone: 617-275-0040

With a copy to:

Mintz, Levin, Cohn, Ferns, Glovsky and Popeo

One Financial Center

Boston, MA 02111

Facsimile: 617-542-2241

Telephone: 617-542-6000

Attn: Lewis Geffen

5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Automatic Conversion upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9 Counterparts. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

9

5.11 Joinder to IRA. Upon exercise of this Warrant, the Company and the Holder will execute a joinder agreement to the Rights Agreement making the Holder a party to Sections 4.3(b) through 4.9 of the Rights Agreement and Sections 4.12 and 4.13 of the Rights Agreement; provided, however, Holder shall also be bound by the provisions of section 4.11 of the Rights Agreement if every holder of the Company’s equity securities is also bound by the restrictions set forth in section 4.11 of the Rights Agreement

[Signature page follows.]

10

“COMPANY”

PARATEK PHARMACEUTICALS, INC.

By:	/s/ John P. Dunphy
Name: John P. Dunphy
Title: Vice President & Chief Financial Officer

“HOLDER”

MIDCAP FINANCIAL, LLC

By:	/s/ Josh Groman
Name: Josh Groman
Title: Managing Director

[Signature page to Warrant]

SCHEDULE 1

CAPITALIZATION TABLE

[See attached.]

[Schedule 1 to Warrant]

3/18/2009 3:23 PM

PARATEK PHARMACEUTICALS, INC.

Summary Capitalization Table

as of February 28, 2009

	Shares
COMMON STOCK, par value $.001
Authorized	70,000,000

Issued and Outstanding	9,035,269

PREFERRED STOCK, par value $.001
Preferred Stock Authorized	35,000,000
Issued/Issuable
Series A Convertible Preferred Stock	1,500,000
Series B Convertible Preferred Stock	1,209,046	(1)
Series C Convertible Preferred Stock	5,100,500
Series D Convertible Preferred Stock	6,390,866
Series E Convertible Preferred Stock	928,249
Series F Convertible Preferred Stock	925,412
Series G Convertible Preferred Stock	1,229,105
Series H Convertible Preferred Stock	9,741,924
Warrants to Purchase Series F Preferred	441,826
Serono Convertible Note	294,985	(2)

Total Preferred Stock and Warrants for Preferred	27,761,913

OPTIONS
1996 Stock Option Plan
Shares Reserved	4,199,318

Options Granted	4,199,318

Options Exercised	2,470,866
Unexercised Options Outstanding	1,728,452
2005 Stock Option Plan
Shares Reserved	1,800,682

Options Granted	1,564,341

Options Exercised	64,403
Unexercised Options Outstanding	1,499,938

Fully-Diluted Shares	40,025,572	(3)

Notes

(1)	Series B Preferred Stock shares outstanding are convertible into 1,209,046 shares of common stock.
(2)	Reflects the purchase by Serono of notes convertible into 294,985 shares of Preferred Stock as of February 28, 2009.
(3)	Fully-diluted shares calculated based upon total options issued and outstanding as of February 28, 2009. (Not including shares reserved for issuance pursuant to options which are not yet issued and outstanding.)

CONFIDENTIAL

APPENDIX 1

NOTICE OF EXERCISE

1. Holder elects to purchase              shares of the Common/Series              Preferred [strike one] Stock of              pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

[or]

1. Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion is exercised for              of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2. Please issue a certificate or certificates representing the shares in the name specified below:

Holders Name

(Address)

3. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as the date hereof.

HOLDER:

By:

Name:

Title:

(Date):

[Appendix 1 to Warrant]

Exhbibit 10.1.1

PARATEK PHARMACEUTICALS, INC.

1996 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

(amended as of October 1, 2001)

now known as

PARATEK PHARMACEUTICALS, INC.

1996 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

1.	DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Paratek Pharmaceuticals, Inc. 1996 Employee, Director and Consultant Stock Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Board of Directors means the Board of Directors of the Company.

Code means the United States Internal Revenue Code of 1986, as amended.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

Common Stock means shares of the Company’s common stock, $.001 par value per share.

Company means Paratek Pharmaceuticals, Inc., a Delaware corporation.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Fair Market Value of a Share of Common Stock means:

(1) If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system for the trading day immediately preceding the applicable date;

(2) If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common

Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded immediately preceding the applicable date; and

(3) If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine.

ISO means an option meant to qualify as an incentive stock option under Section 422 of the Code.

Key Employee means an employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Non-Qualified Option means an option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Option Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

Participant means a Key Employee, director or consultant to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Plan means this Paratek Pharmaceuticals, Inc. 1996 Employee, Director and Consultant Stock Plan.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Grant Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

Stock Right means a right to Shares of the Company granted pursuant to the Plan — an ISO, a Non-Qualified Option or a Stock Grant.

Survivors means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.	PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Key Employees and directors of and certain consultants to the Company in order to attract such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options and Stock Grants.

3.	SHARES SUBJECT TO THE PLAN.

The number of Shares which may be issued from time to time pursuant to this Plan shall be 4,500,000 or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 23 of the Plan.

If an Option ceases to be “outstanding”, in whole or in part, or if the Company shall reacquire any Shares issued pursuant to a Stock Grant, the Shares which were subject to such Option and any Shares so reacquired by the Company shall be available for the granting of other Stock Rights under the Plan. Any Option shall be treated as “outstanding” until such Option is exercised in full, or terminates or expires under the provisions of the Plan, or by agreement of the parties to the pertinent Option Agreement.

4.	ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

a.	Interpret the provisions of the Plan or of any Option or Stock Grant and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

b.	Determine which employees of the Company or of an Affiliate shall be designated as Key Employees and which of the Key Employees, directors and consultants shall be granted Stock Rights;

c.	Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee.

5.	ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan, provided, however, that each Participant (1) must be a Key Employee, director or consultant of the Company or of an Affiliate at the time a Stock Right is granted and (2) is eligible for a grant of not more than 1,000,000 Stock Rights. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an employee, director or consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the delivery of the Agreement evidencing such Stock Right. ISOs may be granted only to Key Employees. Non-Qualified Options and Stock Grants may be granted to any Key Employee, director or consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights.

6.	TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto.

A.	Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

a.	Option Price: Each Option Agreement shall state the option price (per share) of the Shares covered by each Option, which option price shall be determined by the Administrator but shall not be less than the par value per share of Common Stock.

b.	Each Option Agreement shall state the number of Shares to which it pertains;

c.	Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated goals or events; and

d.	Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

i.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and

ii.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.

B.	ISOs: Each Option intended to be an ISO shall be issued only to a Key Employee and be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

a.	Minimum standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(A) above, except clause (a) thereunder.

b.	Option Price: Immediately before the Option is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

i.	Ten percent (10%) or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each Option shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Shares on the date of the grant of the Option.

ii.	More than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each Option shall not be less than one hundred ten percent (110%) of the said Fair Market Value on the date of grant.

c.	Term of Option: For Participants who own

i.	Ten percent (10%) or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each Option shall terminate not more than ten (10) years from the date of the grant or at such earlier time as the Option Agreement may provide.

ii.	More than ten percent (10%) of the total combined voting power of all classes of stock of the Company or an Affiliate, each Option shall terminate not more than five (5) years from the date of the grant or at such earlier time as the Option Agreement may provide.

d.

Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of Options which may be exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined at the time each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed one hundred thousand dollars ($100,000), provided that this subparagraph (d) shall have no force or effect if its inclusion in the Plan is not necessary for Options issued as ISOs to qualify as ISOs pursuant to Section 422(d) of the Code.

7.	TERMS AND CONDITIONS OF STOCK GRANTS.

Each offer of a Stock Grant to a Participant shall state the date prior to which the Stock Grant must be accepted by the Participant, and the principal terms of each Stock Grant shall be set forth in a Stock Grant Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Stock Grant Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a)	Each Stock Grant Agreement shall state the purchase price (per share), if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law on the date of the grant of the Stock Grant;

(b)	Each Stock Grant Agreement shall state the number of Shares to which the Stock Grant pertains; and

(c)	Each Stock Grant Agreement shall include the terms of any right of the Company to reacquire the Shares subject to the Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any.

8.	EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal executive office address, together with provision for payment of the full purchase price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such written notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the purchase price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months and having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option, or (c) at the discretion of the Administrator, by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at no less than 100% of the applicable Federal rate, as defined in Section 1274(d) of the Code, with or without the pledge of such Shares as collateral, or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be evidenced by an appropriate certificate or certificates for fully paid, non-assessable Shares.

The Administrator shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Administrator shall not accelerate the exercise date of any installment of any Option granted to any Key Employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to Paragraph 26) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6.B.d.

The Administrator may, in its discretion, amend any term or condition of an outstanding Option provided (i) such term or condition as amended is permitted by the Plan, (ii) any such amendment shall be made only with the consent of the Participant to whom the Option was granted, or in the event of the death of the Participant, the Participant’s Survivors, if the amendment is adverse to the Participant,] and (iii) any such amendment of any ISO shall be made only after the Administrator, after consulting the counsel for the Company, determines whether such amendment would constitute a “modification” of any Option which is an ISO (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holder of such ISO.

9.	ACCEPTANCE OF STOCK GRANT AND ISSUE OF SHARES.

A Stock Grant (or any part or installment thereof) shall be accepted by executing the Stock Grant Agreement and delivering it to the Company at its principal office address, together with provision for payment of the full purchase price, if any, in accordance with this Paragraph for the Shares as to which such Stock Grant is being accepted, and upon compliance with any other conditions set forth in the Stock Grant Agreement. Payment of the purchase price for the Shares as to which such Stock Grant is being accepted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months and having a fair market value equal as of the date of acceptance of the Stock Grant to the purchase price of the Stock Grant determined in good faith by the Administrator, or (c) at the discretion of the Administrator, by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at no less than 100% of the applicable Federal rate, as defined in Section 1274(d) of the Code, with or without the pledge of such Shares as collateral, or (d) at the discretion of the Administrator, by any combination of (a), (b) and (c) above.

The Company shall then reasonably promptly deliver the Shares as to which such Stock Grant was accepted to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the Stock Grant Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

The Administrator may, in its discretion, amend any term or condition of an outstanding Stock Grant or Stock Grant Agreement provided (i) such term or condition as amended is permitted by the Plan, and (ii) any such amendment shall be made only with the consent of the Participant to whom the Stock Grant was made, if the amendment is adverse to the Participant.

10.	RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after due exercise of the Option or acceptance of the Stock Grant and tender of the full purchase price, if any, for the Shares being purchased pursuant to such exercise or acceptance and registration of the Shares in the Company’s share register in the name of the Participant.

11.	ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as otherwise determined by the Administrator and set forth in the applicable Option Agreement or Stock Grant Agreement. The designation of a beneficiary of a Stock Right by a Participant shall not be deemed a transfer prohibited by this Paragraph. Except as provided above, a Stock Right shall only be exercisable or may only be accepted, during the Participant’s lifetime, by such Participant (or by his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

12.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN “FOR CAUSE” OR DEATH OR DISABILITY.

Except as otherwise provided in the pertinent Option Agreement in the event of a termination of service (whether as an employee, director or consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

a.	Participant who ceases to be an employee, director or consultant of the Company or of an Affiliate (for any reason other than termination “for cause”, Disability, or death for which events there are special rules in Paragraphs 13, 14, and 15, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in the pertinent Option Agreement.

b.	Except as provided in Subparagraph (c) below, or Paragraph 14 or 15, in no event may an Option Agreement provide, if an Option is intended to be an ISO, that the time for exercise be later than three (3) months after the Participant’s termination of employment.

c.	The provisions of this Paragraph, and not the provisions of Paragraph 14 or 15, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy, provided, however, in the case of a Participant’s Disability or death within three (3) months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one (1) year after the date of the Participant’s termination of employment, but in no event after the date of expiration of the term of the Option.

d.	Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Board of Directors determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute “cause”, then such Participant shall forthwith cease to have any right to exercise any Option.

e.	A Participant to whom an Option has been granted under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a permanent and total Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

f.	Except as required by law or as set forth in the pertinent Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an employee, director or consultant of the Company or any Affiliate.

13.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE “FOR CAUSE”.

Except as otherwise provided in the pertinent Option Agreement, the following rules apply if the Participant’s service (whether as an employee, director or consultant) with the Company or an Affiliate is terminated “for cause” prior to the time that all his or her outstanding Options have been exercised:

a.	All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated “for cause” will immediately be forfeited.

b.	For purposes of this Plan, “cause” shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Administrator as to the existence of “cause” will be conclusive on the Participant and the Company.

c.	“Cause” is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of “cause” occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute “cause”, then the right to exercise any Option is forfeited.

d.	Any definition in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of “cause” for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to such Participant.

14.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in the pertinent Option Agreement, a Participant who ceases to be an employee, director or consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant:

a.	To the extent exercisable but not exercised on the date of Disability; and

b.	In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion of any additional rights as would have accrued had the Participant not become Disabled prior to the end of the accrual period which next ends following the date of Disability. The proration shall be based upon the number of days of such accrual period prior to the date of Disability.

A Disabled Participant may exercise such rights only within the period ending one (1) year after the date of the Participant’s termination of employment, directorship or consultancy, as the case may be, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become disabled and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option.

The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such, determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

15.	EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in the pertinent Option Agreement, in the event of the death of a Participant while the Participant is an employee, director or consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors:

a.	To the extent exercisable but not exercised on the date of death; and

b.	In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion of any additional rights which would have accrued had the Participant not died prior to the end of the accrual period which next ends following the date of death. The proration shall be based upon the number of days of such accrual period prior to the Participant’s death.

If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one (1) year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option.

16.	EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS.

In the event of a termination of service (whether as an employee, director or consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant, such offer shall terminate.

For purposes of this Paragraph 16 and Paragraph 17 below, a Participant to whom a Stock Grant has been offered under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a permanent and total Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 16 and Paragraph 17 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an employee, director or consultant of the Company or any Affiliate.

17.	EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE OTHER THAN “FOR CAUSE” OR DEATH OR DISABILITY.

Except as otherwise provided in the pertinent Stock Grant Agreement, in the event of a termination of service (whether as an employee, director or consultant), other than termination “for cause,” Disability, or death for which events there are special rules in Paragraphs 18, 19, and 20, respectively, before all Company rights of repurchase shall have lapsed, then the Company shall have the right to repurchase that number of Shares subject to a Stock Grant as to which the Company’s repurchase rights have not lapsed.

18.	EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE “FOR CAUSE”.

Except as otherwise provided in the pertinent Stock Grant Agreement, the following rules apply if the Participant’s service (whether as an employee, director or consultant) with the Company or an Affiliate is terminated “for cause”:

a.	All Shares subject to any Stock Grant shall be immediately subject to repurchase by the Company at the purchase price, if any, thereof

b.	For purposes of this Plan, “cause” shall include (and is not limited to) dishonesty with respect to the employer, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Administrator as to the existence of “cause” will be conclusive on the Participant and the Company.

c.	“Cause” is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of “cause” occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute “cause,” then the Company’s right to repurchase all of such Participant’s Shares shall apply.

d.	Any definition in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of “cause” for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to such Participant.

19.	EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in the pertinent Stock Grant Agreement, the following rules apply if a Participant ceases to be an employee, director or consultant of the Company or of an Affiliate by reason of Disability: to the extent the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such rights of repurchase lapse periodically, such rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant as would have lapsed had the Participant not become Disabled prior to the end of the vesting period which next ends following the date of Disability. The proration shall be based upon the number of days of such vesting period prior to the date of Disability.

The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

20.	EFFECT ON STOCK GRANTS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in the pertinent Stock Grant Agreement, the following rules apply in the event of the death of a Participant while the Participant is an employee, director or consultant of the Company or of an Affiliate: to the extent the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such rights of repurchase lapse periodically, such rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant as would have lapsed had the Participant not died prior to the end of the vesting period which next ends following the date of death. The proration shall be based upon the number of days of such vesting period prior to the Participant’s death.

21.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise or acceptance of a Stock Right shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

a.	The person(s) who exercise(s) or accept(s) such Stock Right shall warrant to the Company, prior to the receipt of such Shares, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their Shares issued pursuant to such exercise or such grant:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

b.	At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise or acceptance in compliance with the 1933 Act without registration thereunder.

22.	DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants which have not been accepted will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation.

23.	ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the pertinent Option Agreement or Stock Grant Agreement:

A. Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the number of shares of Common Stock deliverable upon the exercise or acceptance of such Stock Right may be appropriately increased or decreased proportionately, and appropriate adjustments may be made in the purchase price per share to reflect such events. The number of Shares subject to the limitation in Paragraph 5 shall also be proportionately adjusted upon the occurrence of such events.

B. Consolidations or Mergers. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that all Options must be exercised (either to the extent then exercisable or, at the discretion of the Administrator, all Options being made fully exercisable for purposes of this Subparagraph) at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Options (either to the extent then exercisable or, at the discretion of the Administrator, all Options being made fully exercisable for purposes of this Subparagraph) over the exercise price thereof.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall either (i) make appropriate provisions for the continuation of such Stock Grants by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Acquisition or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that all Stock Grants must be accepted (to the extent then subject to acceptance) within a specified number of days of the date of such notice, at the end of which period the offer of the Stock Grants shall terminate; or (iii) terminate all Stock Grants in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Stock Grants over the purchase price thereof, if any. In addition, in the event of an Acquisition, the Administrator may waive any or all Company repurchase rights with respect to outstanding Stock Grants.

C. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in Subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising or accepting a Stock Right shall be entitled to receive for the purchase price, if any, paid upon such exercise or acceptance the securities which would have been received if such Stock Right had been exercised or accepted prior to such recapitalization or reorganization.

D. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph A, B or C with respect to ISOs shall be made only after the Administrator, after consulting with counsel for the Company, determines whether such adjustments would constitute a “modification” of such ISOs (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Administrator determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments, unless the holder of an ISO specifically requests in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the ISO.

24.	ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

25.	FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

26.	CONVERSION OF ISOS INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOS.

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an employee of the Company or an Affiliate at the time of such conversion. Such actions may include, but not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such Options. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

27.	WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act (“F.I.C.A.”) withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the exercise or acceptance of a Stock Right or in connection with a Disqualifying Disposition (as defined in Paragraph 28) or upon the lapsing of any right of repurchase, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the fair market value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant’s payment of such additional withholding.

28.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Key Employee who receives an ISO must agree to notify the Company in writing immediately after the Key Employee makes a Disqualifying Disposition of any shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is any disposition (including any sale) of such shares before the later of (a) two years after the date the Key Employee was granted the ISO, or (b) one year after the date the Key Employee acquired Shares by exercising the ISO. If the Key Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

29.	TERMINATION OF THE PLAN.

The Plan will terminate 10 years after adoption, the date which is ten (10) years from the earlier of the date of its adoption and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders of the Company; provided, however, that any such earlier termination shall not affect any Option Agreements or Stock Grant Agreements executed prior to the effective date of such termination.

30.	AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and to the extent necessary to qualify the shares issuable upon exercise or acceptance of any outstanding Stock Rights granted, or Stock Rights to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any amendment approved by the Administrator that the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Option Agreements and Stock Grant Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Option Agreements and Stock Grant Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.

31.	EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Option Agreement or Stock Grant Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

32.	GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

(Updated 10/2001)

Exhibit 10.1.2

NON-QUALIFIED STOCK OPTION AGREEMENT

PARATEK PHARMACEUTICALS, INC.

AGREEMENT made as of the      day of                     ,      (the “Effective Date”), between PARATEK PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation having a principal place of business in Boston, Massachusetts, and                      (the “Participant”).

WHEREAS, the Company desires to grant to the Participant an Option to purchase shares of its common stock, $.001 par value per share (the “Shares”), under and for the purposes of the 1996 Employee, Director and Consultant Stock Option Plan (the “Plan”);

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan; and

WHEREAS, the Company and the Participant each intend that the Option granted herein shall be a Non-Qualified Option.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF OPTION.

The Company hereby grants to the Participant the right and option to purchase all or any part of an aggregate of              (        ) Shares, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2.	PURCHASE PRICE.

The purchase price of the Shares covered by the Option shall be          ($    ) per Share, subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares. Payment shall be made in accordance with Paragraph 7 of the Plan.

3.	EXERCISE OF OPTION.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Option granted hereby shall become exercisable as follows:

On	up to Shares

1

On	an additional Shares

On	an additional Shares

On	an additional Shares

On	an additional Shares

The foregoing rights are cumulative and are subject to the other terms and conditions of this Agreement and the Plan.

4.	TERM OF OPTION.

The Option shall terminate ten (10) years from the Effective Date, but shall be subject to earlier termination as provided herein or in the Plan.

If the Participant ceases to be an employee, director or consultant of the Company or of an Affiliate (for any reason other than the death or Disability of the Participant or termination by the Participant’s employer for “cause” (as defined in the Plan), the Option may be exercised, if it has not previously terminated, within three (3) months after the date the Participant ceases to be an employee, director or consultant of the Company or an Affiliate, or within the originally prescribed term of the Option, whichever is earlier, but may not be exercised thereafter. In such event, the Option shall be exercisable only to the extent that the Option has become exercisable and is in effect at the date of such cessation of employment, consultancy or directorship.

Notwithstanding the foregoing, in the event of the Participant’s death within three (3) months after the termination of employment, directorship or consultancy, the Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to the Option by will or by the laws of descent and distribution may exercise the Option within one (1) year after the date of the Participant’s death, but in no event after the date of expiration of the term of the Option.

In the event the Participant’s employment, directorship or consultancy is terminated by the Company for “cause” as defined in the Plan, the Participant’s right to exercise any unexercised portion of this Option shall cease forthwith, and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination as an employee, director or consultant but prior to the exercise of the Option, the Board of Directors of the Company determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute “cause,” then the Participant shall forthwith cease to have any right to exercise the Option and this Option shall thereupon terminate.

In the event of the Disability of the Participant, as determined in accordance with the Plan, the Option shall be exercisable within one (1) year after the date of such Disability or, if earlier, the term originally prescribed by the Option. In such event, the Option shall be exercisable:

(a)	to the extent exercisable but not exercised as of the date of Disability; and

(b)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion of any additional rights as would have accrued had the Participant not become Disabled prior to the end of the accrual period which next ends following the date of Disability. The proration shall be based upon the number of days of the accrual period prior to the date of Disability.

In the event of the death of the Participant while an employee, consultant or director of the Company or of an Affiliate, the Option shall be exercisable by the Participant’s Survivors. In such event, the Option must be exercised, if at all, within one (1) year after the date of death of the Participant or, if earlier, within the originally prescribed term of the Option. In such event, the Option shall be exercisable:

(x)	to the extent exercisable but not exercised as of the date of death; and

(y)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion of any additional rights as would have accrued had the Participant not died prior to the end of the accrual period which next ends following the date of death. The proration shall be based upon the number of days during the accrual period prior to the Participant’s date of death.

5.	METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at the principal executive office of the Company. Such notice shall state the election to exercise the Option and the number of Shares with respect to which it is being exercised, shall be signed by the person or persons so exercising the Option, and shall be in substantially the form attached hereto. Payment of the purchase price for such Shares shall be made in accordance with Paragraph 7 of the Plan. The Company shall deliver a certificate or certificates representing such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The certificate or certificates for the Shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Participant and if Participant shall so request in the notice exercising the Option, shall be registered in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to Section 4 hereof, by any person or persons other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

6.	PARTIAL EXERCISE.

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

7.	NON-ASSIGNABILITY.

The Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous section, the Option shall be exercisable, during the Participant’s lifetime, only by the Participant and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option or such rights shall be null and void.

8.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until a stock certificate therefor has been issued to the Participant and is fully paid for. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date such stock certificate is issued.

9.	CAPITAL CHANGES AND BUSINESS SUCCESSIONS.

The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

10.	TAXES AND WITHHOLDING.

The Participant acknowledges that upon exercise of the Option the Participant will be deemed to have taxable income measured by the difference between the then fair market value of the Shares received upon exercise and the price paid for such Shares pursuant to this Agreement (the “Taxable income”). The Participant acknowledges that any income or other taxes due from him or her with respect to this Option or the Shares issuable pursuant to this Option shall be the Participant’s responsibility.

If the Company in its discretion determines that it is obligated to withhold income or other taxes with respect to the exercise of the Option, the Participant hereby agrees that the

Company may withhold from the Participant’s remuneration, if any, the appropriate amount of federal, state and local withholding attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the common stock otherwise deliverable to the Participant on exercise of the Option, provided, however, that with respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), any such withholding arrangement shall be in compliance with any applicable provisions of Rule 16b-3 promulgated under Section 16 of the 1934 Act. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount underwithheld.

11.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

(a)	The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their Option Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

(b)	If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

12.	RESTRICTIONS ON TRANSFER OF SHARES.

12.1 The Shares acquired by the Participant pursuant to the exercise of the Option granted hereby shall not be transferred by the Participant except as permitted herein.

12.2 In the event of the Participant’s termination of employment, consultancy or directorship by the Company, any parent or subsidiary of the Company, direct or indirect, or any subsidiary of the parent of the Company, Disability or death, the Company shall have the option, but not the obligation, to repurchase all or any part of the Shares issued pursuant to this Agreement (including, without limitation, Shares purchased after termination of employment, consultancy or directorship, Disability or death in accordance with Section 4 hereof). In the event the Company does not, upon the death or Disability of the Participant or termination of his or her employment, directorship, or consultancy (as described above), exercise its option pursuant to this Section 12.2, the restrictions set forth in the balance of this Agreement shall not thereby lapse, and the Participant for himself or herself, and his or hers heirs, legatees, executors, administrators and other successors in interest, agrees that the Shares shall remain subject to such restrictions. The following provisions shall apply to a repurchase under this Section 12.2:

(i)	Except in the event of termination for “cause” as defined in the Plan, the per share repurchase price of the Shares to be sold to the Company upon exercise of its option under this Section 12.2 shall be equal to the Fair Market Value of each such Share determined in accordance with the Plan as of the date of termination, death or Disability. In the event of termination for “cause,” the per share repurchase price of the Shares to be sold to the Company upon exercise of its option under this Section 12.2 shall be equal to the price paid for the Shares pursuant to Section 2 hereof.

(ii)	The Company’s option to repurchase the Participant’s Shares in the event of termination of employment, consultancy or directorship, death or Disability shall be valid for a period of six (6) months commencing with the date of such termination, death or Disability.

(iii)	In the event the Company shall be entitled to and shall elect to exercise its option to repurchase the Participant’s Shares under this Section 12.2, the Company shall notify the Participant, or in case of death, his or her representative, in writing of its intent to repurchase the Shares. Such written notice may be mailed by the Company up to and including the last day of the time period provided for in Section 12.2(ii) for exercise of the Company’s option to repurchase.

(iv)	The written notice to the Participant shall specify the address at, and the time and date on, which payment of the repurchase price is to be made (the “Closing”). The date specified shall not be less than ten (10) days nor more than sixty (60) days from the date of the mailing of the notice, and the Participant or his or her successor in interest with respect to the Shares shall have no further rights as the owner thereof from and after the date specified in the notice. At the Closing, the repurchase price shall be delivered to the Participant or his or her successor in interest and the Shares being purchased, duly endorsed for transfer, shall, to the extent that they are not then in the possession of the Company, be delivered to the Company by the Participant or his or her successor in interest.

12.3 It shall be a condition precedent to the validity of any sale or other transfer of any Shares by the Participant that the following restrictions be complied with (except as hereinafter otherwise provided):

(i)	No Shares owned by the Participant may be sold, pledged or otherwise transferred (including by gift or devise) to any person or entity, voluntarily, or by operation of law, except in accordance with the terms and conditions hereinafter set forth.

(ii)	Before selling or otherwise transferring all or part of the Shares, the Participant shall give written notice of such intention to the Company, which notice shall include the name of the proposed transferee, the proposed purchase price per share, the terms of payment of such purchase price and all other matters relating to such sale or transfer and shall be accompanied by a copy of the binding written agreement of the proposed transferee to purchase the Shares of the Participant. Such notice shall constitute a binding offer by the Participant to sell to the Company such number of the Shares then held by the Participant as are proposed to be sold in the notice at the monetary price per share designated in such notice, payable on the terms offered to the Participant by the proposed transferee (provided, however, that the Company shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of other securities in exchange for the Shares proposed to be sold). The Company shall give written notice to the Participant as to whether such offer has been accepted in whole by the Company within sixty (60) days after its receipt of written notice from the Participant. The Company may only accept such offer in whole and may not accept such offer in part. Such acceptance notice shall fix a time, location and date for the Closing on such purchase (“Closing Date”) which shall not be less than ten (10) nor more than sixty (60) days after the giving of the acceptance notice. The place for such closing shall be at the Company’s principal office. At such closing, the Participant shall accept payment as set forth herein and shall deliver to the Company in exchange therefor certificates for the number of Shares stated in the notice accompanied by duly executed instruments of transfer.

(iii)	If the Company shall fail to accept any such offer, the Participant shall be free to sell all, but not less than all, of the Shares set forth in his or her notice to the designated transferee at the price and terms designated in the Participant’s notice, provided that (i) such sale is consummated within six (6) months after the giving of notice by the Participant to the Company as aforesaid, and (ii) the transferee first agrees in writing to be bound by the provisions of this Section 12 so that he or she (and all subsequent transferees) shall thereafter only be permitted to sell or transfer the Shares in accordance with the terms hereof. After the expiration of such six (6) months, the provisions of this Section 12.3 shall again apply with respect to any proposed voluntary transfer of the Participant’s Shares.

(iv)	The restrictions on transfer contained in this Section 12.3 shall not apply to (a) transfers by a participant to the trustee or trustees of a trust revocable solely by him or her, (b) transfers by a Participant to his or her guardian or conservator, (c) or transfers by a Particpant, in the event of his or her death, to his or her executor(s) or administrator(s) or to trustee(s) under his or her will (collectively, “Permitted Transferees”); provided, however, that in any such event the Shares so transferred in the hands of each such Permitted Transferee shall remain subject to this Agreement, and each such Permitted Transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.

(v)	The provisions of this Section 12.3 may be waived by the Company. Any such waiver may be unconditional or based upon such conditions as the Company may impose.

12.4 In the event that the Participant or his or her successor in interest fails to deliver the Shares to be repurchased by the Company under this Agreement, the Company may elect (a) to establish a segregated account in the amount of the repurchase price, such account to be turned over to the Participant or his or her successor in interest upon delivery of such Shares, and (b) immediately to take such action as is appropriate to transfer record title of such Shares from the Participant to the Company and to treat the Participant and such Shares in all respects as if delivery of such Shares had been made as required by this Agreement. The Participant hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence.

12.5 If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its common capital stock, or otherwise distribute securities of the Company to the holders of its common capital stock, the number of shares of stock or other securities of Company issued with respect to the shares then subject to the restrictions contained in this Agreement shall be added to the Shares subject to the Company’s rights to repurchase pursuant to this Agreement. If the Company shall distribute to its stockholders shares of stock of another corporation, the shares of stock of such other corporation, distributed with respect to the Shares then subject to the restrictions contained in this Agreement, shall be added to the Shares subject to the Company’s rights to repurchase pursuant to this Agreement.

12.6 If the outstanding shares of Common Stock of the Company shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of Common Stock of the Company, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Shares then subject to the restrictions contained in this Agreement such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Shares subject immediately prior thereto to the Company’s rights to repurchase pursuant to this Agreement.

12.7 The Company shall not be required to transfer any Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Agreement, or to treat as owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Shares shall have been so sold, assigned or otherwise transferred, in violation of this Agreement.

12.8 The provisions of Section 12.3 shall terminate upon the effective date of the registration of the Shares pursuant to the Securities Exchange Act of 1934, as amended.

12.9 All certificates representing the Shares to be issued to the Participant pursuant to this Agreement shall have endorsed thereon a legend substantially as follows: “The shares represented by this certificate are subject to restrictions set forth in a Non-Qualified Stock Option Agreement dated                      with this Company, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.”

12.10 If in connection with a registration statement filed by the Company pursuant to the 1933 Act, the Company or its underwriter so requests, the Participant will agree not to sell any of its Shares for a period not to exceed the lesser of: (i) 180 days following the effectiveness of such registration statement or (ii) such period as the officers and directors of the Company agree not to sell their Shares.

13.	NO OBLIGATION TO MAINTAIN RELATIONSHIP.

The Company is not by the Plan or this Option obligated to continue the Participant as an employee, director or consultant of the Company.

14.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:	Paratek Pharmaceuticals, Inc.
P.O. Box 1525 Boston, MA 02117-1525 Attn: President

If to the Participant:

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

15.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the law of the State of Delaware.

16.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

17.	ENTIRE AGREEMENT.

This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

18.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

19.	WAIVERS AND CONSENTS.

The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

20.	HOLDING PERIOD APPLICABLE TO PERSONS SUBJECT TO SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934.

If the Participant to whom the Option has been granted pursuant to this Agreement is subject to Section 16 of the 1934 Act, Section 16 requires that at least six (6) months must elapse from the date of grant of the Option to the date of disposition of the Shares.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

PARATEK PHARMACEUTICALS, INC.

By:

Participant

Exhibit 10.1.3

INCENTIVE STOCK OPTION AGREEMENT

PARATEK PHARMACEUTICALS, INC.

AGREEMENT made as of the      day of             , 200 (the “Effective Date”), between PARATEK PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation having a principal place of business in the Commonwealth of Massachusetts, and                     , an employee of the Company (the “Employee”).

WHEREAS, the Company desires to grant to the Employee an Option to purchase shares of its common stock, $.001 par value per share (the “Shares”), under and for the purposes set forth in the Company’s 1996 Employee, Director and Consultant Stock Plan, as amended (the “Plan”);

WHEREAS, the Company and the Employee understand and agree that any terms used and not defined herein have the same meanings as in the Plan; and

WHEREAS, the Company and the Employee each intend that the Option granted herein qualify as an ISO.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF OPTION.

The Company hereby grants to the Employee the right and option to purchase all or any part of an aggregate of                  (        ) Shares, on the terms and conditions and subject to all the limitations set forth herein, under United States securities and tax laws, and in the Plan, which is incorporated herein by reference. The Employee acknowledges receipt of a copy of the Plan.

2.	PURCHASE PRICE.

The purchase price of the Shares covered by the Option shall be          cents ($    ) per Share, subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares after the date hereof (the “Purchase Price”). Payment shall be made in accordance with Paragraph 9 of the Plan.

3.	EXERCISABILITY OF OPTION.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Option granted hereby shall become exercisable as follows:

On ,	Up to 25% of the Shares

At the end of each three-month period following	an additional 6.25% of the Shares

Alternatively, at the election of the Employee, the Option may be exercised in whole or in part at any time as to the Shares which have not yet vested (“Unvested Shares”) in accordance with the above schedule; provided, however, that as a condition to exercising the Option for such Unvested Shares, the Employee shall execute a Restricted Stock Agreement in the form attached hereto as Exhibit B.

The foregoing rights are cumulative and are subject to the other terms and conditions of this Agreement and the Plan.

4.	TERM OF OPTION.

The Option shall terminate ten (10) years from the date of this Agreement or, if the Employee owns as of the date hereof more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or an Affiliate, five (5) years from the date of this Agreement, but shall be subject to earlier termination as provided herein or in the Plan.

If the Employee ceases to be an employee of the Company or of an Affiliate (for any reason other than the death or Disability of the Employee or termination of the Employee’s employment for “cause” (as defined in the Plan), the Option may be exercised, if it has not previously terminated, within three (3) months after the date the Employee ceases to be an employee of the Company or an Affiliate, or within the originally prescribed term of the Option, whichever is earlier, but may not be exercised thereafter except as set forth below. In such event, the Option shall be exercisable only to the extent that the Option has become exercisable as set forth above and is in effect at the date of such cessation of employment.

If the Employee ceases to be an employee of the Company or of an Affiliate but continues after termination of employment to provide service to the Company or an Affiliate as a consultant, this Option shall continue to vest in accordance with Section 3 above as if this Option had not terminated until the Employee is no longer providing services to the Company. In such case, this Option shall automatically convert and be deemed a Non-Qualified Option as of the date that is three months from termination of the Employee’s employment and this Option shall continue on the same terms and conditions set forth herein until such Employee is no longer providing service to the Company or an Affiliate.

Notwithstanding the foregoing, in the event of the Employee’s Disability or death within three (3) months after the termination of employment, the Employee or the Employee’s Survivors may exercise the Option within one (1) year after the date of the Employee’s termination of employment, but in no event after the date of expiration of the term of the Option.

In the event the Employee’s employment is terminated by the Employee’s employer for “cause”, (as defined in the Plan), the Employee’s right to exercise any unexercised portion of its Option shall cease immediately as of the time the Employee is notified his or her employment is

2

terminated for “cause”, and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Employee’s termination as an employee, but prior to the exercise of the Option, the Board of Directors of the Company determines that, either prior or subsequent to the Employee’s termination, the Employee engaged in conduct which would constitute “cause”, then the Employee shall immediately cease to have any right to exercise the Option and this Option shall thereupon terminate.

In the event of the Disability of the Employee, as determined in accordance with the Plan, the Option shall be exercisable within one (1) year after the Employee’s termination of employment or, if earlier, within the term originally prescribed by the Option. In such event, the Option shall be exercisable:

(a)	to the extent that the Option has become exercisable but has not been exercised as of the date of Disability; and

(b)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights as that would have accrued on the next vesting date had the Employee not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.

In the event of the death of the Employee while an employee of the Company or of an Affiliate, the Option shall be exercisable by the Employee’s Survivors within one (1) year after the date of death of the Employee or, if earlier, within the originally prescribed term of the Option. In such event, the Option shall be exercisable:

(x)	to the extent that the Option has become exercisable but has not been exercised as of the date of death; and

(y)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Employee not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Employee’s date of death.

5.	METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company or its designee, in substantially the form of Exhibit A attached hereto. Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option. Payment of the purchase price for such Shares shall be made in accordance with Paragraph 9 of the Plan. The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the

3

Option shall have been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option shall be exercised by the Employee and if the Employee shall so request in the notice exercising the Option, shall be registered in the name of the Employee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised, pursuant to Section 4 hereof, by any person other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

6.	PARTIAL EXERCISE.

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

7.	NON-ASSIGNABILITY.

The Option shall not be transferable by the Employee otherwise than by will or by the laws of descent and distribution. The Option shall be exercisable, during the Employee’s lifetime, only by the Employee (or, in the event of legal incapacity or incompetency, by the Employee’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option shall be null and void.

8.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Employee shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Employee. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

9.	ADJUSTMENTS.

The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

4

10.	TAXES.

The Employee acknowledges that any income or other taxes due from him or her with respect to this Option or the Shares issuable pursuant to this Option shall be the Employee’s responsibility. The Employee acknowledges and agrees that (i) the Employee was free to use professional advisors of his or her choice in connection with this Agreement, has received advice from his or her professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; (ii) the Employee has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of the Option, the Shares or other matters contemplated by this Agreement and (iii) neither the Company its Affiliates, nor any of its officers or directors, shall be held liable for any applicable costs, taxes, or penalties associated with the Option if, in fact, the Internal Revenue Service were to determine that the Options constitutes deferred compensation under Section 409A of the Code.

In the event of a Disqualifying Disposition (as defined in Section 15 below) or if the Option is converted into a Non-Qualified Option and such Non-Qualified Option is exercised, the Company may withhold from the Employee’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Employee on exercise of the Option. The Employee further agrees that, if the Company does not withhold an amount from the Employee’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Employee will reimburse the Company on demand, in cash, for the amount under-withheld.

11.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

(a)	The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon any certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as

5

amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws”; and

(b)	If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the 1933 Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

12.	RESTRICTIONS ON TRANSFER OF SHARES.

12.1 The Shares acquired by the Employee pursuant to the exercise of the Option granted hereby shall not be transferred by the Employee except as permitted herein.

12.2 In the event of the Employee’s termination of employment or for any reason, the Company shall have the option, but not the obligation, to repurchase all or any part of the Shares issued pursuant to this Agreement (including, without limitation, Shares purchased after termination of employment, Disability or death in accordance with Section 4 hereof). In the event the Company does not, upon the termination of employment of the Employee (as described above), exercise its option pursuant to this Section 12.2, the restrictions set forth in the balance of this Agreement shall not thereby lapse, and the Employee for himself or herself, his or her heirs, legatees, executors, administrators and other successors in interest, agrees that the Shares shall remain subject to such restrictions. The following provisions shall apply to a repurchase under this Section 12.2;

(i) The per share repurchase price of the Shares to be sold to the Company upon exercise of its option under this Section 12.2 shall be equal to the Fair Market Value of each such Share determined in accordance with the Plan as of the date of termination of employment; provided, however, in the event of a termination by the Company for “cause” (as defined in the Plan), the per share repurchase price of the Shares to be sold to the Company upon exercise of its option under this Section 12.2 shall be equal to the Purchase Price.

(ii) The Company’s option to repurchase the Employee’s Shares in the event of termination of employment, death or Disability shall be valid for a period of six (6) months commencing with the date of such termination, death or Disability.

(iii) In the event the Company shall be entitled to and shall elect to exercise its option to repurchase the Employee’s Shares under this Section 12.2, the Company shall notify the Employee, or in case of death, his or her Survivor, in writing of its intent to repurchase the Shares. Such written notice may be mailed by the Company up to and including the last day of the time period provided for in Section 12.2(ii) for exercise of the Company’s option to repurchase.

6

(iv) The written notice to the Employee shall specify the address at, and the time and date on, which payment of the repurchase price is to be made (the “Closing”). The date specified shall not be less than ten (10) days nor more than sixty (60) days from the date of the mailing of the notice, and the Employee or his or her successor in interest with respect to the Shares shall have no further rights as the owner thereof from and after the date specified in the notice. At the Closing, the repurchase price shall be delivered to the Employee or his or her successor in interest and the Shares being purchased, duly endorsed for transfer, shall, to the extent that they are not then in the possession of the Company, be delivered to the Company by the Employee or his or her successor in interest.

12.3 It shall be a condition precedent to the validity of any sale or other transfer of any Shares by the Employee that the following restrictions be complied with (except as hereinafter otherwise provided):

(i)	No Shares owned by the Employee may be sold, pledged or otherwise transferred (including by gift or devise) to any person or entity, voluntarily, or by operation of law, except in accordance with the terms and conditions hereinafter set forth.

(ii)	Before selling or otherwise transferring all or part of the Shares, the Employee shall give written notice of such intention to the Company, which notice shall include the name of the proposed transferee, the proposed purchase price per share, the terms of payment of such purchase price and all other matters relating to such sale or transfer and shall be accompanied by a copy of the binding written agreement of the proposed transferee to purchase the Shares of the Employee. Such notice shall constitute a binding offer by the Employee to sell to the Company such number of the Shares then held by the Employee as are proposed to be sold in the notice at the monetary price per share designated in such notice, payable on the terms offered to the Employee by the proposed transferee (provided, however, that the Company shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of other securities in exchange for the Shares proposed to be sold). The Company shall give written notice to the Employee as to whether such offer has been accepted in whole by the Company within sixty (60) days after its receipt of written notice from the Employee. The Company may only accept such offer in whole and may not accept such offer in part. Such acceptance notice shall fix a time, location and date for the Closing on such purchase (“Closing Date”) which shall not be less than ten (10) nor more than sixty (60) days after the giving of the acceptance notice provided, however, if any of the Shares to be sold pursuant to this Section 12.3 have been held by the Employee for less than six months, then the Closing Date may be extended by the Company until no more than ten days after such Shares have been held by the Employee for six months if required under applicable accounting rules in effect at the time. At such closing, the Employee shall accept payment as set forth herein and shall deliver to the Company in exchange therefor certificates for the number of Shares stated in the notice accompanied by duly executed instruments of transfer.

7

(iii)	If the Company shall fail to accept any such offer, the Employee shall be free to sell all, but not less than all, of the Shares set forth in his or her notice to the designated transferee at the price and terms designated in the Employee’s notice, provided that (i) such sale is consummated within six (6) months after the giving of notice by the Employee to the Company as aforesaid, and (ii) the transferee first agrees in writing to be bound by the provisions of this Section 12 so that such transferee (and all subsequent transferees) shall thereafter only be permitted to sell or transfer the Shares in accordance with the terms hereof. After the expiration of such six (6) months, the provisions of this Section 12.3 shall again apply with respect to any proposed voluntary transfer of the Employee’s Shares.

(iv)	The restrictions on transfer contained in this Section 12.3 shall not apply to transfers by the Employee (a) to the trustee or trustees of a trust revocable solely by him or her, (b) to one or more members of his or her Immediate Family, (c) to a trust for the benefit of himself or herself and/or one or more members of his or her Immediate Family, (d) to a partnership all of the partners of which are him or her and/or a Permitted Transferee of the type described in clauses (a) through (e) of this clause (iv), (e) to a limited liability company or similar entity all of the members of which are him or her and/or a Permitted Transferee of the type described in clauses (a) through (e) of this clause (iv), (f) as a bona fide gift or donation to a charitable organization, (g) to his or her guardian or conservator, or (h) in the event of his or her death, to his or her executor(s) or administrator(s) or to trustee(s) under his or her will (collectively, “Permitted Transferees”); provided that in any such event the Shares so transferred in the hands of each such Permitted Transferee shall remain subject to this Agreement (including the Company’s rights under Section 12.1), and each such Permitted Transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.” As used herein, the term “Immediate Family Member” shall mean the Employee’s spouse, former spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, nieces, nephews and grandchildren.

(v)	The provisions of this Section 12.3 may be waived by the Company. Any such waiver may be unconditional or based upon such conditions as the Company may impose.

12.4 In the event that the Employee or his or her successor in interest fails to deliver the Shares to be repurchased by the Company under this Agreement, the Company may elect (a) to establish a segregated account in the amount of the repurchase price, such account to be turned over to the Employee or his or her successor in interest upon delivery of such Shares, and (b) immediately to take such action as is appropriate to transfer record title of such Shares from the Employee to the Company and to treat the Employee and such Shares in all respects as if delivery of such Shares had been made as required by this Agreement. The Employee hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence.

8

12.5 If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its Common Stock, or otherwise distribute securities of the Company to the holders of its Common Stock, the number of shares of stock or other securities of the Company issued with respect to the shares then subject to the restrictions contained in this Agreement shall be added to the Shares subject to the Company’s rights to repurchase pursuant to this Agreement. If the Company shall distribute to its stockholders shares of stock of another corporation, the shares of stock of such other corporation, distributed with respect to the Shares then subject to the restrictions contained in this Agreement, shall be added to the Shares subject to the Company’s rights to repurchase pursuant to this Agreement.

12.6 If the outstanding shares of Common Stock of the Company shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of Common Stock of the Company, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Shares then subject to the restrictions contained in this Agreement such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Shares subject immediately prior thereto to the Company’s rights to repurchase pursuant to this Agreement.

12.7 The Company shall not be required to transfer any Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Agreement, or to treat as owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Shares shall have been so sold, assigned or otherwise transferred, in violation of this Agreement.

12.8 The provisions of Sections 12.1, 12.2 and 12.3 shall terminate upon the effective date of the registration of the Shares pursuant to the Securities Exchange Act of 1934.

12.9 The Employee agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Employee is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by him or her during such period as is determined by the Company and the underwriters, not to exceed 180 days following the closing of the offering, plus such additional period of time as may be required to comply with Marketplace Rule 2711 of the National Association of Securities Dealers, Inc. or similar rules thereto (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Notwithstanding whether the Employee has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

12.10 The Employee acknowledges and agrees that neither the Company, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Employee

9

any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a termination of the employment of the Employee by the Company, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

12.11 All certificates representing the Shares to be issued to the Employee pursuant to this Agreement shall have endorsed thereon a legend substantially as follows: “The shares represented by this certificate are subject to restrictions set forth in an Incentive Stock Option Agreement dated                      with this Company, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.”

13.	NO OBLIGATION TO EMPLOY.

The Company is not by the Plan or this Option obligated to continue the Employee as an employee of the Company or an Affiliate. The Employee acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time: (ii) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (iv) that the Employee’s participation in the Plan is voluntary; (v) that the value of the Option is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; and (vi) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments bonuses, long-service awards, pension or retirement benefits or similar payments.

14.	OPTION IS INTENDED TO BE AN ISO.

The parties each intend that the Option be an ISO so that the Employee (or the Employee’s Survivors) may qualify for the favorable tax treatment provided to holders of Options that meet the standards of Section 422 of the Code. Any provision of this Agreement or the Plan which conflicts with the Code so that this Option would not be deemed an ISO is null and void and any ambiguities shall be resolved so that the Option qualifies as an ISO. Nonetheless, if the Option is determined not to be an ISO, the Employee understands that neither the Company nor any Affiliate is responsible to compensate him or her or otherwise make up for the treatment of the Option as a Non-qualified Option and not as an ISO. The Employee should consult with the Employee’s own tax advisors regarding the tax effects of the Option and the requirements necessary to obtain favorable tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.

15.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

The Employee agrees to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any of the Shares acquired pursuant to the exercise of the

10

Option. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale) of such Shares before the later of (a) two years after the date the Employee was granted the Option or (b) one year after the date the Employee acquired Shares by exercising the Option, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before the Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

16.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:	Paratek Pharmaceuticals, Inc. 75 Kneeland Street Boston, MA 02111 617-275-0040 (Telephone) 617-275-0039 (Fax) Attn: Beverly A. Armstrong, General Counsel

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 617-542-2241 (Fax) Attn: Lewis J. Geffen, Esq.

If to the Employee:

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

17.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the law of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Massachusetts and agree that such litigation shall be conducted in the courts of Middlesex County, Massachusetts or the federal courts of the United States for the District of Massachusetts.

11

18.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

19.	ENTIRE AGREEMENT.

This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

20.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

21.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

22.	DATA PRIVACY.

By entering into this Agreement, the Employee: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of options and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company and each Affiliate to store and transmit such information in electronic form.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

12

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has hereunto set his or her hand, all as of the day and year first above written.

PARATEK PHARMACEUTICALS, INC.

By:
	Name:	Thomas J. Bigger
	Title:	President

Employee:

13

Exhibit A

NOTICE OF EXERCISE OF INCENTIVE STOCK OPTION

[Form For Unregistered Shares]

To:	PARATEK PHARMACEUTICALS, INC.

Ladies and Gentlemen:

I hereby exercise my Incentive Stock Option to purchase          shares (the “Shares”) of the common stock, $.001 par value per share, of Paratek Pharmaceuticals, Inc. (the “Company”), at the exercise price of $     per share, pursuant to and subject to the terms of that certain Incentive Stock Option Agreement between the undersigned and the Company dated                     .

I am aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws. I understand that the reliance by the Company on exemptions under the 1933 Act is predicated in part upon the truth and accuracy of the statements by me in this Notice of Exercise.

I hereby represent and warrant that (1) I have been furnished with all information which I deem necessary to evaluate the merits and risks of the purchase of the Shares; (2) I have had the opportunity to ask questions concerning the Shares and the Company and all questions posed have been answered to my satisfaction; (3) I have been given the opportunity to obtain any additional information I deem necessary to verify the accuracy of any information obtained concerning the Shares and the Company; and (4) I have such knowledge and experience in financial and business matters that I am able to evaluate the merits and risks of purchasing the Shares and to make an informed investment decision relating thereto.

I hereby represent and warrant that I am purchasing the Shares for my own personal account for investment and not with a view to the sale or distribution of all or any part of the Shares.

I understand that because the Shares have not been registered under the 1933 Act, I must continue to bear the economic risk of the investment for an indefinite time and the Shares cannot be sold unless the Shares are subsequently registered under applicable federal and state securities laws or an exemption from such registration requirements is available.

I agree that I will in no event sell or distribute or otherwise dispose of all or any part of the Shares unless (1) there is an effective registration statement under the 1933 Act and applicable state securities laws covering any such transaction involving the Shares or (2) the Company receives an opinion of my legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.

14

I consent to the placing of a legend on my certificate for the Shares stating that the Shares have not been registered and setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Shares until the Shares may be legally resold or distributed without restriction.

I understand that at the present time Rule 144 of the Securities and Exchange Commission (the “SEC”) may not be relied on for the resale or distribution of the Shares by me. I understand that the Company has no obligation to me to register the sale of the Shares with the SEC and has not represented to me that it will register the sale of the Shares.

I understand the terms and restrictions on the right to dispose of the Shares set forth in the 1996 Employee, Director and Consultant Stock Plan and the Incentive Stock Option Agreement, both of which I have carefully reviewed. I consent to the placing of a legend on my certificate for the Shares referring to such restriction and the placing of stop transfer orders until the Shares may be transferred in accordance with the terms of such restrictions.

I have considered the Federal, state and local income tax implications of the exercise of my Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

Please issue the stock certificate for the Shares (check one):

☐ to me; or

☐ to me and , as joint tenants with right of survivorship

and mail the certificate to me at the following address:

15

My mailing address for shareholder communications, if different from the address listed above is:

Very truly yours,

Employee (signature)

Print Name

Date

Social Security Number

16

Exhibit A

NOTICE OF EXERCISE OF INCENTIVE STOCK OPTION

[Form For Registered Shares]

TO:	PARATEK PHARMACEUTICALS, INC.

IMPORTANT NOTICE: This form of Notice of Exercise may only be used at such time as the Company has filed a Registration Statement with the Securities and Exchange Commission under which the issuance of the Shares for which this exercise is being made is registered and such Registration Statement remains effective.

Ladies and Gentlemen:

I hereby exercise my Incentive Stock Option to purchase          shares (the “Shares”) of the common stock, $.001 par value, of Paratek Pharmaceuticals, Inc. (the “Company”), at the exercise price of $     per share, pursuant to and subject to the terms of that certain Incentive Stock Option Agreement between the undersigned and the Company dated                     .

I understand the nature of the investment I am making and the financial risks thereof. I am aware that it is my responsibility to have consulted with competent tax and legal advisors about the relevant national, state and local income tax and securities laws affecting the exercise of the Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

Please issue the stock certificate for the Shares (check one):

☐ to me; or

☐ to me and , as joint tenants with right of survivorship,

and mail the certificate to me at the following address:

My mailing address for shareholder communications, if different from the address listed above, is:

Very truly yours,

Employee (signature)

Print Name

Date

Social Security Number

2

Exhibit 10.2.1

PARATEK PHARMACEUTICALS, INC.

2005 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

1.	DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Paratek Pharmaceuticals, Inc. 2005 Employee, Director and Consultant Stock Plan, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

Board of Directors means the Board of Directors of the Company.

Code means the United States Internal Revenue Code of 1986, as amended.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

Common Stock means shares of the Company’s common stock, $.001 par value per share.

Company means Paratek Pharmaceuticals, Inc., a Delaware corporation.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

Fair Market Value of a Share of Common Stock means:

(1) If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

(2) If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

(3) If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine.

ISO means an option meant to qualify as an incentive stock option under Section 422 of the Code.

Non-Qualified Option means an option which is not intended to qualify as an ISO.

Option means an ISO or Non-Qualified Option granted under the Plan.

Participant means an Employee, director or consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.

Plan means this Paratek Pharmaceuticals, Inc. 2005 Employee, Director and Consultant Stock Plan.

Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award which is not an Option or a Stock Grant.

Stock Grant means a grant by the Company of Shares under the Plan.

Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan — an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

2

Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.

2.	PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain consultants to the Company in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3.	SHARES SUBJECT TO THE PLAN.

(a) The number of Shares which may be issued from time to time pursuant to this Plan shall be the sum of: (i) 1,500,000 shares of Common Stock; (ii) 281,432 shares of Common Stock that are available for issuance under the Company’s 1996 Employee, Director and Consultant Stock Option Plan and (iii) 2,256,681 shares of Common Stock that are represented by awards granted under the Company’s 1996 Employee, Director and Consultant Stock Option Plan that are forfeited, expire or are cancelled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company on or after September 30, 2006, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 24 of this Plan; provided, that the number of Shares which may be issued pursuant to this Plan shall be no greater than 4,038,113 shares of Common Stock.

(b) If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if a Stock Right is exercised, in whole or in part, by tender of Shares or if the Company’s tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued.

4.	ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

a.	Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

3

b.	Determine which Employees, directors and consultants shall be granted Stock Rights;

c.	Determine the number of Shares for which a Stock Right or Stock Rights shall be granted, provided, however, that in no event shall Stock Rights with respect to more than 300,000 Shares be granted to any Participant in any fiscal year;

d.	Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted;

e.	Make changes to any outstanding Stock Right, including, without limitation, to reduce or increase the exercise price or purchase price, accelerate the vesting schedule or extend the expiration date, provided that no such change shall impair the rights of a Participant under any grant previously made without such Participant’s consent;

f.	Buy out for a payment in cash or Shares, a Stock Right previously granted and/or cancel any such Stock Right and grant in substitution therefor other Stock Rights, covering the same or a different number of Shares and having an exercise price or purchase price per share which may be lower or higher than the exercise price or purchase price of the cancelled Stock Right, based on such terms and conditions as the Administrator shall establish and the Participant shall accept; and

g.	Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company or to Plan Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time.

4

5.	ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan, provided, however, that each Participant must be an Employee, director or consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights.

6.	TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

a.	Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

i.	Option Price: Each Option Agreement shall state the option price (per share) of the Shares covered by each Option, which option price shall be determined by the Administrator but shall not be less than 85% of Fair Market Value per share of Common Stock.

ii.	Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.

iii.	Option Periods: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated goals or events.

iv.	Option Conditions: Exercise of any Option may be conditioned upon the Participant’s execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

A.	The Participant’s or the Participant’s Survivors’ right to sell or transfer the Shares may be restricted; and

5

B.	The Participant or the Participant’s Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.

b.	ISOs: Each Option intended to be an ISO shall be issued only to an Employee and be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

i.	Minimum standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) thereunder.

ii.	Option Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Shares on the date of the grant of the Option; or

B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value on the date of grant.

iii.	Term of Option: For Participants who own:

A.	10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B.	More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

iv.

Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined at the time each ISO is

6

granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000, provided that this subparagraph (d) shall have no force or effect if its inclusion in the Plan is not necessary for Options issued as ISOs to qualify as ISOs pursuant to Section 422(d) of the Code.

7.	TERMS AND CONDITIONS OF STOCK GRANTS.

Each offer of a Stock Grant to a Participant shall state the date prior to which the Stock Grant must be accepted by the Participant, and the principal terms of each Stock Grant shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

(a)	Each Agreement shall state the purchase price (per share), if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law on the date of the grant of the Stock Grant;

(b)	Each Agreement shall state the number of Shares to which the Stock Grant pertains; and

(c)	Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any.

8.	TERMS AND CONDITIONS OR OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company.

9.	EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee, together with provision for payment of the full purchase price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option, shall state the number of Shares with respect

7

to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the purchase price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option and held for at least six months, or (c) at the discretion of the Administrator, by having the Company retain from the shares otherwise issuable upon exercise of the Option, a number of shares having a Fair Market Value equal as of the date of exercise to the exercise price of the Option, or (d) at the discretion of the Administrator, by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at no less than 100% of the applicable Federal rate, as defined in Section 1274(d) of the Code, or (e) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, or (f) at the discretion of the Administrator, by any combination of (a), (b), (c), (d) and (e) above or (g) at the discretion of the Administrator, payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

The Administrator shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Administrator shall not accelerate the exercise date of any installment of any Option granted to an Employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to Paragraph 27) without the prior approval of the Employee if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

The Administrator may, in its discretion, amend any term or condition of an outstanding Option provided (i) such term or condition as amended is permitted by the Plan, (ii) any such amendment shall be made only with the consent of the Participant to whom the Option was granted, or in the event of the death of the Participant, the Participant’s Survivors, if the amendment is adverse to the Participant, and (iii) any such amendment of any Option shall be made only after the Administrator determines whether such amendment would constitute a “modification” of any Option which is an ISO (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holder of such Option including, but not limited to, pursuant to Section 409A of the Code.

8

10.	ACCEPTANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

A Stock Grant or Stock-Based Award (or any part or installment thereof) shall be accepted by executing the applicable Agreement and delivering it to the Company or its designee, together with provision for payment of the full purchase price, if any, in accordance with this Paragraph for the Shares as to which such Stock Grant or Stock-Based Award is being accepted, and upon compliance with any other conditions set forth in the applicable Agreement. Payment of the purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being accepted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months and having a Fair Market Value equal as of the date of acceptance of the Stock Grant or Stock Based-Award to the purchase price of the Stock Grant or Stock-Based Award, or (c) at the discretion of the Administrator, by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at no less than 100% of the applicable Federal rate, as defined in Section 1274(d) of the Code, or (d) at the discretion of the Administrator, by any combination of (a), (b) and (c) above; or (e) at the discretion of the Administrator, payment of such other lawful consideration as the Administrator may determine.

The Company shall then, if required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was accepted to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or “blue sky” laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

The Administrator may, in its discretion, amend any term or condition of an outstanding Stock Grant, Stock-Based Award or applicable Agreement provided (i) such term or condition as amended is permitted by the Plan, and (ii) any such amendment shall be made only with the consent of the Participant to whom the Stock Grant or Stock-Based Award was made, if the amendment is adverse to the Participant.

11.	RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after due exercise of the Option or acceptance of the Stock Grant or as set forth in any Agreement, and tender of the full purchase price, if any, for the Shares being purchased pursuant to such exercise or acceptance and registration of the Shares in the Company’s share register in the name of the Participant.

12.	ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall

9

not be deemed a transfer prohibited by this Paragraph. Except as provided above, a Stock Right shall only be exercisable or may only be accepted, during the Participant’s lifetime, by such Participant (or by his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

13.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN “FOR CAUSE” OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement, in the event of a termination of service (whether as an employee, director or consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

a.	A Participant who ceases to be an employee, director or consultant of the Company or of an Affiliate (for any reason other than termination “for cause”, Disability, or death for which events there are special rules in Paragraphs 14, 15, and 16, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.

b.	Except as provided in Subparagraph (c) below, or Paragraph 15 or 16, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.

c.	The provisions of this Paragraph, and not the provisions of Paragraph 15 or 16, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.

d.	Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Board of Directors determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute “cause”, then such Participant shall forthwith cease to have any right to exercise any Option.

e.

A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of

10

absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

f.	Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an employee, director or consultant of the Company or any Affiliate.

14.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE “FOR CAUSE”.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an employee, director or consultant) with the Company or an Affiliate is terminated “for cause” prior to the time that all his or her outstanding Options have been exercised:

a.	All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated “for cause” will immediately be forfeited.

b.	For purposes of this Plan, “cause” shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Administrator as to the existence of “cause” will be conclusive on the Participant and the Company.

c.	“Cause” is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of “cause” occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute “cause”, then the right to exercise any Option is forfeited.

d.	Any provision in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of “cause” for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to that Participant.

11

15.	EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement a Participant who ceases to be an employee, director or consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant:

(a) To the extent that the Option has become exercisable but has not been exercised on the date of Disability; and

(b) In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.

A Disabled Participant may exercise such rights only within the period ending one year after the date of the Participant’s Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option.

The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

16.	EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement, in the event of the death of a Participant while the Participant is an employee, director or consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors:

(a) To the extent that the Option has become exercisable but has not been exercised on the date of death; and

(b) In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option.

12

17.	EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED STOCK GRANTS.

In the event of a termination of service (whether as an employee, director or consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant, such offer shall terminate.

For purposes of this Paragraph 17 and Paragraph 18 below, a Participant to whom a Stock Grant has been offered and accepted under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

In addition, for purposes of this Paragraph 17 and Paragraph 18 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an employee, director or consultant of the Company or any Affiliate.

18.	EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE OTHER THAN “FOR CAUSE” OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Stock Grant Agreement, in the event of a termination of service (whether as an employee, director or consultant), other than termination “for cause,” Disability, or death for which events there are special rules in Paragraphs 19, 20, and 21, respectively, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant as to which the Company’s forfeiture or repurchase rights have not lapsed.

19.	EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE “FOR CAUSE”.

Except as otherwise provided in a Participant’s Stock Grant Agreement, the following rules apply if the Participant’s service (whether as an employee, director or consultant) with the Company or an Affiliate is terminated “for cause”:

a.	All Shares subject to any Stock Grant shall be immediately subject to repurchase by the Company at the purchase price, thereof.

b.	For purposes of this Plan, “cause” shall include (and is not limited to) dishonesty with respect to the employer, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Administrator as to the existence of “cause” will be conclusive on the Participant and the Company.

13

c.	“Cause” is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of “cause” occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute “cause,” then the Company’s right to repurchase all of such Participant’s Shares shall apply.

d.	Any provision in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of “cause” for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to that Participant.

20.	EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Stock Grant Agreement, the following rules apply if a Participant ceases to be an employee, director or consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

21.	EFFECT ON STOCK GRANTS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Stock Grant Agreement, the following rules apply in the event of the death of a Participant while the Participant is an employee, director or consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s death.

14

22.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise or acceptance of a Stock Right shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

a.	The person(s) who exercise(s) or accept(s) such Stock Right shall warrant to the Company, prior to the receipt of such Shares, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their Shares issued pursuant to such exercise or such grant:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

b.	At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise or acceptance in compliance with the 1933 Act without registration thereunder.

23.	DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

24.	ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement:

a. Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue

15

any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the number of shares of Common Stock deliverable upon the exercise of an Option or acceptance of a Stock Grant shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the purchase price per share, to reflect such events. The number of Shares subject to the limitations in Paragraph 3 and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

b. Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that all Options must be exercised (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, all Options being made fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Options (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, all Options being made fully exercisable for purposes of this Subparagraph) over the exercise price thereof.

With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall either (i) make appropriate provisions for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) terminate all Stock Grants in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Stock Grants over the purchase price thereof, if any. In addition, in the event of a Corporate Transaction, the Administrator may waive any or all Company forfeiture or repurchase rights with respect to outstanding Stock Grants.

c. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the purchase price paid upon such exercise or acceptance of the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

d. Adjustments to Stock-Based Awards. Upon the happening of any of the events described in Subparagraphs a, b or c above, any outstanding Stock-Based Award shall be

16

appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 24, including, but not limited to the effect if any, of a change of control and, subject to Paragraph 4, its determination shall be conclusive.

e. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph a, b or c above with respect to ISOs shall be made only after the Administrator determines whether such adjustments would constitute a “modification” of such ISOs (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Administrator determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments, unless the holder of an ISO specifically requests in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such “modification” on his or her income tax treatment with respect to the ISO. This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6b(iv).

25.	ISSUANCES OF SECURITIES.

Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

26.	FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

27.	CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.

The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant’s ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant’s ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

17

28.	WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act (“F.I.C.A.”) withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the exercise or acceptance of a Stock Right or in connection with a Disqualifying Disposition (as defined in Paragraph 29) or upon the lapsing of any forfeiture provision or right of repurchase or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the fair market value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant’s payment of such additional withholding.

29.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

30.	TERMINATION OF THE PLAN.

The Plan will terminate on October 6, 2015, the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination.

31.	AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify

18

any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and to the extent necessary to qualify the shares issuable upon exercise or acceptance of any outstanding Stock Rights granted, or Stock Rights to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.

32.	EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

33.	GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

19

Exhibit 10.2.2

NON-QUALIFIED STOCK OPTION AGREEMENT

PARATEK PHARMACEUTICALS, INC.

AGREEMENT made as of the                     day of                 ,     (the “Effective Date”), between PARATEK PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation having a principal place of business in Boston, Massachusetts, and                     (the “Participant”).

WHEREAS, the Company desires to grant to the Participant an Option to purchase shares of its common stock, $.001 par value per share (the “Shares”), under and for the purposes set forth in the Company’s 2005 Employee, Director and Consultant Stock Plan, as amended (the “Plan”);

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan; and

WHEREAS, the Company and the Participant each intend that the Option granted herein shall be a Non-Qualified Option.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF OPTION.

The Company hereby grants to the Participant the right and option to purchase all or any part of an aggregate of                     (                ) Shares, on the terms and conditions and subject to all the limitations set forth herein, under United States securities and tax laws, and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan.

2.	PURCHASE PRICE.

The purchase price of the Shares covered by the Option shall be             ($                ) per Share, subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares after the date hereof (the “Purchase Price”). Payment shall be made in accordance with Paragraph 9 of the Plan.

3.	EXERCISABILITY OF OPTION.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Option granted hereby shall become exercisable as follows:

On	up to

Alternatively, at the election of the Participant, the Option may be exercised in whole or in part at any time as to Shares which have not yet vested (“Unvested Shares”) in accordance with the above schedule; provided, however, as a condition to exercising the Option for such Unvested Shares, the Participant shall execute a Restricted Stock Agreement in the form attached hereto as Exhibit B.

The foregoing rights are cumulative and are subject to the other terms and conditions of this Agreement and the Plan.

4.	TERM OF OPTION.

The Option shall terminate ten (10) years from the date of this Agreement, but shall be subject to earlier termination as provided herein or in the Plan.

If the Participant ceases to be an employee, director or consultant of the Company or of an Affiliate (for any reason other than the death or Disability of the Participant or termination of the Participant for “cause” (as defined in the Plan), the Option may be exercised, if it has not previously terminated, within three (3) months after the date the Participant ceases to be an employee, director or consultant of the Company or an Affiliate, or within the originally prescribed term of the Option, whichever is earlier, but may not be exercised thereafter. In such event, the Option shall be exercisable only to the extent that the Option has become exercisable and is in effect at the date of such cessation of service.

Notwithstanding the foregoing, in the event of the Participant’s Disability or death within three (3) months after the termination of service, the Participant or the Participant’s Survivors may exercise the Option within one (1) year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.

In the event the Participant’s service is terminated by the Company or an Affiliate for “cause” (as defined in the Plan), the Participant’s right to exercise any unexercised portion of this Option shall cease immediately as of the time the Participant is notified his or her service is terminated for “cause”, and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Board of Directors of the Company determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute “cause,” then the Participant shall immediately cease to have any right to exercise the Option and this Option shall thereupon terminate.

In the event of the Disability of the Participant, as determined in accordance with the Plan, the Option shall be exercisable within one (1) year after the Participant’s termination of service or, if earlier, within the term originally prescribed by the Option. In such event, the Option shall be exercisable:

(a)	to the extent that the Option has become exercisable but has not been exercised as of the date of Disability; and

2

(b)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights to exercise the Option as that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.

In the event of the death of the Participant while an employee, director or consultant of the Company or of an Affiliate, the Option shall be exercisable by the Participant’s Survivors within one (1) year after the date of death of the Participant or, if earlier, within the originally prescribed term of the Option. In such event, the Option shall be exercisable:

(x)	to the extent that the Option has become exercisable but has not been exercised as of the date of death; and

(y)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional rights to exercise the Option as would have accrued had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

5.	METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company or its designee, in substantially the form of Exhibit A attached hereto. Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option. Payment of the purchase price for such Shares shall be made in accordance with Paragraph 9 of the Plan. The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the Option shall have been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option shall be exercised by the Participant and if the Participant shall so request in the notice exercising the Option, shall be registered in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised, pursuant to Section 4 hereof, by any person or persons other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

3

6.	PARTIAL EXERCISE.

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

7.	NON-ASSIGNABILITY.

The Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided in the previous sentence, the Option shall be exercisable, during the Participant’s lifetime, only by the Participant (or, in the event of legal incapacity or incompetency, by the Participant’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option shall be null and void.

8.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Participant. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

9.	ADJUSTMENTS.

The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

10.	TAXES.

The Participant acknowledges that upon exercise of the Option the Participant will be deemed to have taxable income measured by the difference between the then fair market value of the Shares received upon exercise and the price paid for such Shares pursuant to this Agreement. The Participant acknowledges that any income or other taxes due from him or her with respect to this Option or the Shares issuable pursuant to this Option shall be the Participant’s responsibility. The Participant acknowledges and agrees that (i) the Participant was free to use professional advisors of his or her choice in connection with this Agreement, has received advice from his or her professional advisors in connection with this Agreement, understands its meaning and

4

import, and is entering into this Agreement freely and without coercion or duress; (ii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of the Option, the Shares or other matters contemplated by this Agreement and (iii) neither the Company its Affiliates, nor any of its officers or directors, shall be held liable for any applicable costs, taxes, or penalties associated with the Option if, in fact, the Internal Revenue Service were to determine that the Option constitutes deferred compensation under Section 409A of the Code.

The Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Participant on exercise of the Option. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.

11.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

(a)	The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

(b)

If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the 1933 Act without registration thereunder. Without limiting the

5

generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

12.	RESTRICTIONS ON TRANSFER OF SHARES.

12.1 The Shares acquired by the Participant pursuant to the exercise of the Option granted hereby shall not be transferred by the Participant except as permitted herein.

12.2 In the event of the Participant’s termination of service by the Company or an Affiliate for any reason, the Company shall have the option, but not the obligation, to repurchase all or any part of the Shares issued pursuant to this Agreement (including, without limitation, Shares purchased after termination of employment, consultancy or directorship, Disability or death in accordance with Section 4 hereof). In the event the Company does not, upon the death or Disability or termination of service of the Participant (as described above), exercise its option pursuant to this Section 12.2, the restrictions set forth in the balance of this Agreement shall not thereby lapse, and the Participant for himself or herself, and for his or her heirs, legatees, executors, administrators and other successors in interest, agrees that the Shares shall remain subject to such restrictions. The following provisions shall apply to a repurchase under this Section 12.2:

(i)	The per share repurchase price of the Shares to be sold to the Company upon exercise of its option under this Section 12.2 shall be equal to the Fair Market Value of each such Share determined in accordance with the Plan as of the date of termination of service provided, however, in the event of a termination by the Company for “cause,” (as defined in the Plan) the per share repurchase price of the Shares to be sold to the Company upon exercise of its option under this Section 12.2 shall be equal to the Purchase Price.

(ii)	The Company’s option to repurchase the Participant’s Shares in the event of termination of service shall be valid for a period of six (6) months commencing with the date of such termination of service.

(iii)	In the event the Company shall be entitled to and shall elect to exercise its option to repurchase the Participant’s Shares under this Section 12.2, the Company shall notify the Participant, or in case of death, his or her Survivor, in writing of its intent to repurchase the Shares. Such written notice may be mailed by the Company up to and including the last day of the time period provided for in Section 12.2(ii) for exercise of the Company’s option to repurchase.

(iv)

The written notice to the Participant shall specify the address at, and the time and date on, which payment of the repurchase price is to be made (the “Closing”). The date specified shall not be less than ten (10) days nor more than sixty (60) days from the date of the mailing of the notice, and the Participant or his or her successor in interest with respect to the Shares shall have no further rights as the

6

owner thereof from and after the date specified in the notice. At the Closing, the repurchase price shall be delivered to the Participant or his or her successor in interest and the Shares being purchased, duly endorsed for transfer, shall, to the extent that they are not then in the possession of the Company, be delivered to the Company by the Participant or his or her successor in interest.

12.3 It shall be a condition precedent to the validity of any sale or other transfer of any Shares by the Participant that the following restrictions be complied with (except as hereinafter otherwise provided):

(i)	No Shares owned by the Participant may be sold, pledged or otherwise transferred (including by gift or devise) to any person or entity, voluntarily, or by operation of law, except in accordance with the terms and conditions hereinafter set forth.

(ii)	Before selling or otherwise transferring all or part of the Shares, the Participant shall give written notice of such intention to the Company, which notice shall include the name of the proposed transferee, the proposed purchase price per share, the terms of payment of such purchase price and all other matters relating to such sale or transfer and shall be accompanied by a copy of the binding written agreement of the proposed transferee to purchase the Shares of the Participant. Such notice shall constitute a binding offer by the Participant to sell to the Company such number of the Shares then held by the Participant as are proposed to be sold in the notice at the monetary price per share designated in such notice, payable on the terms offered to the Participant by the proposed transferee (provided, however, that the Company shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of other securities in exchange for the Shares proposed to be sold). The Company shall give written notice to the Participant as to whether such offer has been accepted in whole by the Company within sixty (60) days after its receipt of written notice from the Participant. The Company may only accept such offer in whole and may not accept such offer in part. Such acceptance notice shall fix a time, location and date for the Closing on such purchase (“Closing Date”) which shall not be less than ten (10) nor more than sixty (60) days after the giving of the acceptance notice; provided, however, if any of the Shares to be sold pursuant to this Section 12.3 have been held by the Participant for less than six months, then the Closing Date may be extended by the Company until no more than ten days after such Shares have been held by the Participant for six months if required under applicable accounting rules in effect at the time. The place for such closing shall be at the Company’s principal office. At such closing, the Participant shall accept payment as set forth herein and shall deliver to the Company in exchange therefor certificates for the number of Shares stated in the notice accompanied by duly executed instruments of transfer.

(iii)

If the Company shall fail to accept any such offer, the Participant shall be free to sell all, but not less than all, of the Shares set forth in his or her notice to the designated transferee at the price and terms designated in the Participant’s notice,

7

provided that (i) such sale is consummated within six (6) months after the giving of notice by the Participant to the Company as aforesaid, and (ii) the transferee first agrees in writing to be bound by the provisions of this Section 12 so that such transferee (and all subsequent transferees) shall thereafter only be permitted to sell or transfer the Shares in accordance with the terms hereof. After the expiration of such six (6) months, the provisions of this Section 12.3 shall again apply with respect to any proposed voluntary transfer of the Participant’s Shares.

(iv)	The restrictions on transfer contained in this Section 12.3 shall not apply to transfers by the Participant (a) to the trustee or trustees of a trust revocable solely by him or her, (b) to one or more members of his or her Immediate Family, (c) to a trust for the benefit of himself or herself and/or one or more members of his or her Immediate Family, (d) to a partnership all of the partners of which are him or her and/or a Permitted Transferee of the type described in clauses (a) through (e) of this clause (iv), (e) to a limited liability company or similar entity all of the members of which are him or her and/or a Permitted Transferee of the type described in clauses (a) through (e) of this clause (iv), (f) as a bona fide gift or donation to a charitable organization, (g) to his or her guardian or conservator, or (h) in the event of his or her death, to his or her executor(s) or administrator(s) or to trustee(s) under his or her will (collectively, “Permitted Transferees”); provided that in any such event the Shares so transferred in the hands of each such Permitted Transferee shall remain subject to this Agreement (including the Company’s rights under Section 12.1), and each such Permitted Transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.” As used herein, the term “Immediate Family Member” shall mean the Participant’s spouse or equivalent, former spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, nieces, nephews and grandchildren.

(v)	The provisions of this Section 12.3 may be waived by the Company. Any such waiver may be unconditional or based upon such conditions as the Company may impose.

12.4 In the event that the Participant or his or her successor in interest fails to deliver the Shares to be repurchased by the Company under this Agreement, the Company may elect (a) to establish a segregated account in the amount of the repurchase price, such account to be turned over to the Participant or his or her successor in interest upon delivery of such Shares, and (b) immediately to take such action as is appropriate to transfer record title of such Shares from the Participant to the Company and to treat the Participant and such Shares in all respects as if delivery of such Shares had been made as required by this Agreement. The Participant hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence.

12.5 If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its Common Stock, or otherwise distribute securities of the Company to the holders of its Common Stock, the number of shares of stock or other securities of Company issued with respect to the shares then subject to the restrictions contained in this Agreement shall

8

be added to the Shares subject to the Company’s rights to repurchase pursuant to this Agreement. If the Company shall distribute to its stockholders shares of stock of another corporation, the shares of stock of such other corporation, distributed with respect to the Shares then subject to the restrictions contained in this Agreement, shall be added to the Shares subject to the Company’s rights to repurchase pursuant to this Agreement.

12.6 If the outstanding shares of Common Stock of the Company shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of Common Stock of the Company, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Shares then subject to the restrictions contained in this Agreement such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Shares subject immediately prior thereto to the Company’s rights to repurchase pursuant to this Agreement.

12.7 The Company shall not be required to transfer any Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Agreement, or to treat as owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Shares shall have been so sold, assigned or otherwise transferred, in violation of this Agreement.

12.8 The provisions of Sections 12.1, 12.2 and 12.3 shall terminate upon the effective date of the registration of the Shares pursuant to the Securities Exchange Act of 1934.

12.9 The Participant agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Participant is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by him or her during such period as is determined by the Company and the underwriters, not to exceed 180 days following the closing of the offering, plus such additional period of time as may be required to comply with Marketplace Rule 2711 of the National Association of Securities Dealers, Inc. or similar rules thereto (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Notwithstanding whether the Participant has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

12.10 The Participant acknowledges and agrees that neither the Company, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a termination of the employment of the Participant by the Company, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

9

12.11 All certificates representing the Shares to be issued to the Participant pursuant to this Agreement shall have endorsed thereon a legend substantially as follows: “The shares represented by this certificate are subject to restrictions set forth in a Non-Qualified Stock Option Agreement dated                     with this Company, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.”

13.	NO OBLIGATION TO MAINTAIN RELATIONSHIP.

The Company is not by the Plan or this Option obligated to continue the Participant as an employee, director or consultant of the Company or an Affiliate. The Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time: (ii) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (iv) that the value of the Option is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; and (vi) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits or similar payments.

14.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:	Paratek Pharmaceuticals, Inc.
75 Kneeland Street
Boston, MA 02111
617-275-0040 (Telephone)
617-275-0039 (Fax)
Attn: Beverly A. Armstrong, General Counsel

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
617-542-2241 (Fax)
Attn: Lewis J. Geffen, Esq.

10

If to the Participant:

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

15.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the law of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the courts of Middlesex County, Massachusetts or the federal courts of the United States for the District of Massachusetts.

16.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

17.	ENTIRE AGREEMENT.

This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

18.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

19.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions

11

of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

20.	DATA PRIVACY.

By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan record keeping services to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of options and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company and each Affiliate to store and transmit such information in electronic form.

[Remainder of page intentionally left blank]

12

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant has hereunto set his or her hand, all as of the day and year first above written.

PARATEK PHARMACEUTICALS, INC.

By:
	Name:	Thomas J. Bigger
	Title:	President

Participant

13

Exhibit A

NOTICE OF EXERCISE OF NON-QUALIFIED STOCK OPTION

[Form For Unregistered Shares]

To:	PARATEK PHARMACEUTICALS, INC.

Ladies and Gentlemen:

I hereby exercise my Non-Qualified Stock Option to purchase                 shares (the “Shares”) of the common stock, $.001 par value, of Paratek Pharmaceuticals, Inc. (the “Company”), at the exercise price of $                per share, pursuant to and subject to the terms of that certain Non-Qualified Stock Option Agreement between the undersigned and the Company dated                     .

I am aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws. I understand that the reliance by the Company on exemptions under the 1933 Act is predicated in part upon the truth and accuracy of the statements by me in this Notice of Exercise.

I hereby represent and warrant that (1) I have been furnished with all information which I deem necessary to evaluate the merits and risks of the purchase of the Shares; (2) I have had the opportunity to ask questions concerning the Shares and the Company and all questions posed have been answered to my satisfaction; (3) I have been given the opportunity to obtain any additional information I deem necessary to verify the accuracy of any information obtained concerning the Shares and the Company; and (4) I have such knowledge and experience in financial and business matters that I am able to evaluate the merits and risks of purchasing the Shares and to make an informed investment decision relating thereto.

I hereby represent and warrant that I am purchasing the Shares for my own personal account for investment and not with a view to the sale or distribution of all or any part of the Shares.

I understand that because the Shares have not been registered under the 1933 Act, I must continue to bear the economic risk of the investment for an indefinite time and the Shares cannot be sold unless the Shares are subsequently registered under applicable federal and state securities laws or an exemption from such registration requirements is available.

I agree that I will in no event sell or distribute or otherwise dispose of all or any part of the Shares unless (1) there is an effective registration statement under the 1933 Act and applicable state securities laws covering any such transaction involving the Shares or (2) the Company receives an opinion of my legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.

14

I consent to the placing of a legend on my certificate for the Shares stating that the Shares have not been registered and setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Shares until the Shares may be legally resold or distributed without restriction.

I understand that at the present time Rule 144 of the Securities and Exchange Commission (the “SEC”) may not be relied on for the resale or distribution of the Shares by me. I understand that the Company has no obligation to me to register the sale of the Shares with the SEC and has not represented to me that it will register the sale of the Shares.

I understand the terms and restrictions on the right to dispose of the Shares set forth in the 2005 Employee, Director and Consultant Stock Plan and the Non-Qualified Stock Option Agreement, both of which I have carefully reviewed. I consent to the placing of a legend on my certificate for the Shares referring to such restriction and the placing of stop transfer orders until the Shares may be transferred in accordance with the terms of such restrictions.

I have considered the Federal, state and local income tax implications of the exercise of my Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

Please issue the stock certificate for the Shares (check one):

☐ to me; or

☐ to me and                     , as joint tenants with right of survivorship

and mail the certificate to me at the following address:

15

My mailing address for shareholder communications, if different from the address listed above is:

Very truly yours,

Participant (Signature)

Print Name

Date

Social Security Number

16

Exhibit A

NOTICE OF EXERCISE OF NON-QUALIFIED STOCK OPTION

[Form For Registered Shares]

TO:	PARATEK PHARMACEUTICALS, INC.

IMPORTANT NOTICE: This form of Notice of Exercise may only be used at such time as the Company has filed a Registration Statement with the Securities and Exchange Commission under which the issuance of the Shares for which this exercise is being made is registered and such Registration Statement remains effective.

Ladies and Gentlemen:

I hereby exercise my Non-Qualified Stock Option to purchase                 shares (the “Shares”) of the common stock, $.001 par value, of Paratek Pharmaceuticals, Inc. (the “Company”), at the exercise price of $                per share, pursuant to and subject to the terms of that certain Non-Qualified Stock Option Agreement between the undersigned and the Company dated                    .

I understand the nature of the investment I am making and the financial risks thereof. I am aware that it is my responsibility to have consulted with competent tax and legal advisors about the relevant national, state and local income tax and securities laws affecting the exercise of the Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

Please issue the stock certificate for the Shares (check one):

☐ to me; or

☐ to me and                     , as joint tenants with right of survivorship,

and mail the certificate to me at the following address:

17

My mailing address for shareholder communications, if different from the address listed above, is:

Very truly yours,

Participant (Signature)

Print Name

Date

Social Security Number

18

Exhibit 10.2.3

INCENTIVE STOCK OPTION AGREEMENT

PARATEK PHARMACEUTICALS, INC.

AGREEMENT made as of the      day of                 , 2006 (the “Effective Date”), between PARATEK PHARMACEUTICALS, INC. (the “Company”), a Delaware corporation having a principal place of business in the Commonwealth of Massachusetts, and                     , an employee of the Company (the “Employee”).

WHEREAS, the Company desires to grant to the Employee an Option to purchase shares of its common stock, $.001 par value per share (the “Shares”), under and for the purposes set forth in the Company’s 2005 Employee, Director and Consultant Stock Plan, as amended (the “Plan”);

WHEREAS, the Company and the Employee understand and agree that any terms used and not defined herein have the same meanings as in the Plan; and

WHEREAS, the Company and the Employee each intend that the Option granted herein qualify as an ISO.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF OPTION.

The Company hereby grants to the Employee the right and option to purchase all or any part of an aggregate of                      (                ) Shares, on the terms and conditions and subject to all the limitations set forth herein, under United States securities and tax laws, and in the Plan, which is incorporated herein by reference. The Employee acknowledges receipt of a copy of the Plan.

2.	PURCHASE PRICE.

The purchase price of the Shares covered by the Option shall be      cents ($                ) per Share, subject to adjustment, as provided in the Plan, in the event of a stock split, reverse stock split or other events affecting the holders of Shares after the date hereof (the “Purchase Price”). Payment shall be made in accordance with Paragraph 9 of the Plan.

3.	EXERCISABILITY OF OPTION.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Option granted hereby shall become exercisable as follows:

On ,	Up to 25% of the Shares

At the end of each three-month period following	an additional 6.25% of the Shares

Alternatively, at the election of the Employee, the Option may be exercised in whole or in part at any time as to the Shares which have not yet vested (“Unvested Shares”) in accordance with the above schedule; provided, however, that as a condition to exercising the Option for such Unvested Shares, the Employee shall execute a Restricted Stock Agreement in the form attached hereto as Exhibit B.

The foregoing rights are cumulative and are subject to the other terms and conditions of this Agreement and the Plan.

4.	TERM OF OPTION.

The Option shall terminate ten (10) years from the date of this Agreement or, if the Employee owns as of the date hereof more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or an Affiliate, five (5) years from the date of this Agreement, but shall be subject to earlier termination as provided herein or in the Plan.

If the Employee ceases to be an employee of the Company or of an Affiliate (for any reason other than the death or Disability of the Employee or termination of the Employee’s employment for “cause” (as defined in the Plan), the Option may be exercised, if it has not previously terminated, within three (3) months after the date the Employee ceases to be an employee of the Company or an Affiliate, or within the originally prescribed term of the Option, whichever is earlier, but may not be exercised thereafter except as set forth below. In such event, the Option shall be exercisable only to the extent that the Option has become exercisable as set forth above and is in effect at the date of such cessation of employment.

If the Employee ceases to be an employee of the Company or of an Affiliate but continues after termination of employment to provide service to the Company or an Affiliate as a consultant, this Option shall continue to vest in accordance with Section 3 above as if this Option had not terminated until the Employee is no longer providing services to the Company. In such case, this Option shall automatically convert and be deemed a Non-Qualified Option as of the date that is three months from termination of the Employee’s employment and this Option shall continue on the same terms and conditions set forth herein until such Employee is no longer providing service to the Company or an Affiliate.

Notwithstanding the foregoing, in the event of the Employee’s Disability or death within three (3) months after the termination of employment, the Employee or the Employee’s Survivors may exercise the Option within one (1) year after the date of the Employee’s termination of employment, but in no event after the date of expiration of the term of the Option.

In the event the Employee’s employment is terminated by the Employee’s employer for “cause”, (as defined in the Plan), the Employee’s right to exercise any unexercised portion of its Option shall cease immediately as of the time the Employee is notified his or her employment is

2

terminated for “cause”, and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Employee’s termination as an employee, but prior to the exercise of the Option, the Board of Directors of the Company determines that, either prior or subsequent to the Employee’s termination, the Employee engaged in conduct which would constitute “cause”, then the Employee shall immediately cease to have any right to exercise the Option and this Option shall thereupon terminate.

In the event of the Disability of the Employee, as determined in accordance with the Plan, the Option shall be exercisable within one (1) year after the Employee’s termination of employment or, if earlier, within the term originally prescribed by the Option. In such event, the Option shall be exercisable:

(a)	to the extent that the Option has become exercisable but has not been exercised as of the date of Disability; and

(b)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights as that would have accrued on the next vesting date had the Employee not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.

In the event of the death of the Employee while an employee of the Company or of an Affiliate, the Option shall be exercisable by the Employee’s Survivors within one (1) year after the date of death of the Employee or, if earlier, within the originally prescribed term of the Option. In such event, the Option shall be exercisable:

(x)	to the extent that the Option has become exercisable but has not been exercised as of the date of death; and

(y)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Employee not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Employee’s date of death.

5.	METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company or its designee, in substantially the form of Exhibit A attached hereto. Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option. Payment of the purchase price for such Shares shall be made in accordance with Paragraph 9 of the Plan. The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the

3

Option shall have been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option shall be exercised by the Employee and if the Employee shall so request in the notice exercising the Option, shall be registered in the name of the Employee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised, pursuant to Section 4 hereof, by any person other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

6.	PARTIAL EXERCISE.

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

7.	NON-ASSIGNABILITY.

The Option shall not be transferable by the Employee otherwise than by will or by the laws of descent and distribution. The Option shall be exercisable, during the Employee’s lifetime, only by the Employee (or, in the event of legal incapacity or incompetency, by the Employee’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option shall be null and void.

8.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Employee shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Employee. Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

9.	ADJUSTMENTS.

The Plan contains provisions covering the treatment of Options in a number of contingencies such as stock splits and mergers. Provisions in the Plan for adjustment with respect to stock subject to Options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

4

10.	TAXES.

The Employee acknowledges that any income or other taxes due from him or her with respect to this Option or the Shares issuable pursuant to this Option shall be the Employee’s responsibility. The Employee acknowledges and agrees that (i) the Employee was free to use professional advisors of his or her choice in connection with this Agreement, has received advice from his or her professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; (ii) the Employee has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of the Option, the Shares or other matters contemplated by this Agreement and (iii) neither the Company its Affiliates, nor any of its officers or directors, shall be held liable for any applicable costs, taxes, or penalties associated with the Option if, in fact, the Internal Revenue Service were to determine that the Options constitutes deferred compensation under Section 409A of the Code.

In the event of a Disqualifying Disposition (as defined in Section 15 below) or if the Option is converted into a Non-Qualified Option and such Non-Qualified Option is exercised, the Company may withhold from the Employee’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Employee on exercise of the Option. The Employee further agrees that, if the Company does not withhold an amount from the Employee’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Employee will reimburse the Company on demand, in cash, for the amount under-withheld.

11.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

(a)	The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon any certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as

5

amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws”; and

(b)	If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the 1933 Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

12.	RESTRICTIONS ON TRANSFER OF SHARES.

12.1 The Shares acquired by the Employee pursuant to the exercise of the Option granted hereby shall not be transferred by the Employee except as permitted herein.

12.2 In the event of the Employee’s termination of employment or for any reason, the Company shall have the option, but not the obligation, to repurchase all or any part of the Shares issued pursuant to this Agreement (including, without limitation, Shares purchased after termination of employment, Disability or death in accordance with Section 4 hereof). In the event the Company does not, upon the termination of employment of the Employee (as described above), exercise its option pursuant to this Section 12.2, the restrictions set forth in the balance of this Agreement shall not thereby lapse, and the Employee for himself or herself, his or her heirs, legatees, executors, administrators and other successors in interest, agrees that the Shares shall remain subject to such restrictions. The following provisions shall apply to a repurchase under this Section 12.2;

(i) The per share repurchase price of the Shares to be sold to the Company upon exercise of its option under this Section 12.2 shall be equal to the Fair Market Value of each such Share determined in accordance with the Plan as of the date of termination of employment; provided, however, in the event of a termination by the Company for “cause” (as defined in the Plan), the per share repurchase price of the Shares to be sold to the Company upon exercise of its option under this Section 12.2 shall be equal to the Purchase Price.

(ii) The Company’s option to repurchase the Employee’s Shares in the event of termination of employment, death or Disability shall be valid for a period of six (6) months commencing with the date of such termination, death or Disability.

(iii) In the event the Company shall be entitled to and shall elect to exercise its option to repurchase the Employee’s Shares under this Section 12.2, the Company shall notify the Employee, or in case of death, his or her Survivor, in writing of its intent to repurchase the Shares. Such written notice may be mailed by the Company up to and including the last day of the time period provided for in Section 12.2(ii) for exercise of the Company’s option to repurchase.

6

(iv) The written notice to the Employee shall specify the address at, and the time and date on, which payment of the repurchase price is to be made (the “Closing”). The date specified shall not be less than ten (10) days nor more than sixty (60) days from the date of the mailing of the notice, and the Employee or his or her successor in interest with respect to the Shares shall have no further rights as the owner thereof from and after the date specified in the notice. At the Closing, the repurchase price shall be delivered to the Employee or his or her successor in interest and the Shares being purchased, duly endorsed for transfer, shall, to the extent that they are not then in the possession of the Company, be delivered to the Company by the Employee or his or her successor in interest.

12.3 It shall be a condition precedent to the validity of any sale or other transfer of any Shares by the Employee that the following restrictions be complied with (except as hereinafter otherwise provided):

(i)	No Shares owned by the Employee may be sold, pledged or otherwise transferred (including by gift or devise) to any person or entity, voluntarily, or by operation of law, except in accordance with the terms and conditions hereinafter set forth.

(ii)	Before selling or otherwise transferring all or part of the Shares, the Employee shall give written notice of such intention to the Company, which notice shall include the name of the proposed transferee, the proposed purchase price per share, the terms of payment of such purchase price and all other matters relating to such sale or transfer and shall be accompanied by a copy of the binding written agreement of the proposed transferee to purchase the Shares of the Employee. Such notice shall constitute a binding offer by the Employee to sell to the Company such number of the Shares then held by the Employee as are proposed to be sold in the notice at the monetary price per share designated in such notice, payable on the terms offered to the Employee by the proposed transferee (provided, however, that the Company shall not be required to meet any non-monetary terms of the proposed transfer, including, without limitation, delivery of other securities in exchange for the Shares proposed to be sold). The Company shall give written notice to the Employee as to whether such offer has been accepted in whole by the Company within sixty (60) days after its receipt of written notice from the Employee. The Company may only accept such offer in whole and may not accept such offer in part. Such acceptance notice shall fix a time, location and date for the Closing on such purchase (“Closing Date”) which shall not be less than ten (10) nor more than sixty (60) days after the giving of the acceptance notice provided, however, if any of the Shares to be sold pursuant to this Section 12.3 have been held by the Employee for less than six months, then the Closing Date may be extended by the Company until no more than ten days after such Shares have been held by the Employee for six months if required under applicable accounting rules in effect at the time. At such closing, the Employee shall accept payment as set forth herein and shall deliver to the Company in exchange therefor certificates for the number of Shares stated in the notice accompanied by duly executed instruments of transfer.

7

(iii)	If the Company shall fail to accept any such offer, the Employee shall be free to sell all, but not less than all, of the Shares set forth in his or her notice to the designated transferee at the price and terms designated in the Employee’s notice, provided that (i) such sale is consummated within six (6) months after the giving of notice by the Employee to the Company as aforesaid, and (ii) the transferee first agrees in writing to be bound by the provisions of this Section 12 so that such transferee (and all subsequent transferees) shall thereafter only be permitted to sell or transfer the Shares in accordance with the terms hereof. After the expiration of such six (6) months, the provisions of this Section 12.3 shall again apply with respect to any proposed voluntary transfer of the Employee’s Shares.

(iv)	The restrictions on transfer contained in this Section 12.3 shall not apply to transfers by the Employee (a) to the trustee or trustees of a trust revocable solely by him or her, (b) to one or more members of his or her Immediate Family, (c) to a trust for the benefit of himself or herself and/or one or more members of his or her Immediate Family, (d) to a partnership all of the partners of which are him or her and/or a Permitted Transferee of the type described in clauses (a) through (e) of this clause (iv), (e) to a limited liability company or similar entity all of the members of which are him or her and/or a Permitted Transferee of the type described in clauses (a) through (e) of this clause (iv), (f) as a bona fide gift or donation to a charitable organization, (g) to his or her guardian or conservator, or (h) in the event of his or her death, to his or her executor(s) or administrator(s) or to trustee(s) under his or her will (collectively, “Permitted Transferees”); provided that in any such event the Shares so transferred in the hands of each such Permitted Transferee shall remain subject to this Agreement (including the Company’s rights under Section 12.1), and each such Permitted Transferee shall so acknowledge in writing as a condition precedent to the effectiveness of such transfer.” As used herein, the term “Immediate Family Member” shall mean the Employee’s spouse or equivalent, former spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, nieces, nephews and grandchildren.

(v)	The provisions of this Section 12.3 may be waived by the Company. Any such waiver may be unconditional or based upon such conditions as the Company may impose.

12.4 In the event that the Employee or his or her successor in interest fails to deliver the Shares to be repurchased by the Company under this Agreement, the Company may elect (a) to establish a segregated account in the amount of the repurchase price, such account to be turned over to the Employee or his or her successor in interest upon delivery of such Shares, and (b) immediately to take such action as is appropriate to transfer record title of such Shares from the Employee to the Company and to treat the Employee and such Shares in all respects as if delivery of such Shares had been made as required by this Agreement. The Employee hereby irrevocably grants the Company a power of attorney which shall be coupled with an interest for the purpose of effectuating the preceding sentence.

8

12.5 If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its Common Stock, or otherwise distribute securities of the Company to the holders of its Common Stock, the number of shares of stock or other securities of the Company issued with respect to the shares then subject to the restrictions contained in this Agreement shall be added to the Shares subject to the Company’s rights to repurchase pursuant to this Agreement. If the Company shall distribute to its stockholders shares of stock of another corporation, the shares of stock of such other corporation, distributed with respect to the Shares then subject to the restrictions contained in this Agreement, shall be added to the Shares subject to the Company’s rights to repurchase pursuant to this Agreement.

12.6 If the outstanding shares of Common Stock of the Company shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of Common Stock of the Company, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Shares then subject to the restrictions contained in this Agreement such amount and kind of securities as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of the Shares subject immediately prior thereto to the Company’s rights to repurchase pursuant to this Agreement.

12.7 The Company shall not be required to transfer any Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Agreement, or to treat as owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Shares shall have been so sold, assigned or otherwise transferred, in violation of this Agreement.

12.8 The provisions of Sections 12.1, 12.2 and 12.3 shall terminate upon the effective date of the registration of the Shares pursuant to the Securities Exchange Act of 1934.

12.9 The Employee agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Employee is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by him or her during such period as is determined by the Company and the underwriters, not to exceed 180 days following the closing of the offering, plus such additional period of time as may be required to comply with Marketplace Rule 2711 of the National Association of Securities Dealers, Inc. or similar rules thereto (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Notwithstanding whether the Employee has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

12.10 The Employee acknowledges and agrees that neither the Company, its shareholders nor its directors and officers, has any duty or obligation to disclose to the Employee

9

any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a termination of the employment of the Employee by the Company, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

12.11 All certificates representing the Shares to be issued to the Employee pursuant to this Agreement shall have endorsed thereon a legend substantially as follows: “The shares represented by this certificate are subject to restrictions set forth in an Incentive Stock Option Agreement dated                      with this Company, a copy of which Agreement is available for inspection at the offices of the Company or will be made available upon request.”

13.	NO OBLIGATION TO EMPLOY.

The Company is not by the Plan or this Option obligated to continue the Employee as an employee of the Company or an Affiliate. The Employee acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time: (ii) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) that all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (iv) that the Employee’s participation in the Plan is voluntary; (v) that the value of the Option is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; and (vi) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments bonuses, long-service awards, pension or retirement benefits or similar payments.

14.	OPTION IS INTENDED TO BE AN ISO.

The parties each intend that the Option be an ISO so that the Employee (or the Employee’s Survivors) may qualify for the favorable tax treatment provided to holders of Options that meet the standards of Section 422 of the Code. Any provision of this Agreement or the Plan which conflicts with the Code so that this Option would not be deemed an ISO is null and void and any ambiguities shall be resolved so that the Option qualifies as an ISO. Nonetheless, if the Option is determined not to be an ISO, the Employee understands that neither the Company nor any Affiliate is responsible to compensate him or her or otherwise make up for the treatment of the Option as a Non-qualified Option and not as an ISO. The Employee should consult with the Employee’s own tax advisors regarding the tax effects of the Option and the requirements necessary to obtain favorable tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements.

15.	NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

The Employee agrees to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any of the Shares acquired pursuant to the exercise of the

10

Option. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale) of such Shares before the later of (a) two years after the date the Employee was granted the Option or (b) one year after the date the Employee acquired Shares by exercising the Option, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before the Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

16.	NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:	Paratek Pharmaceuticals, Inc. 75 Kneeland Street Boston, MA 02111 617-275-0040 (Telephone) 617-275-0039 (Fax) Attn: Beverly A. Armstrong, General Counsel

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 617-542-2241 (Fax) Attn: Lewis J. Geffen, Esq.

If to the Employee:

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

17.	GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the law of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Massachusetts and agree that such litigation shall be conducted in the courts of Middlesex County, Massachusetts or the federal courts of the United States for the District of Massachusetts.

11

18.	BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

19.	ENTIRE AGREEMENT.

This Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

20.	MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended as provided in the Plan.

21.	WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

22.	DATA PRIVACY.

By entering into this Agreement, the Employee: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of options and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company and each Affiliate to store and transmit such information in electronic form.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

12

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee has hereunto set his or her hand, all as of the day and year first above written.

PARATEK PHARMACEUTICALS, INC.

By:
	Name:	Thomas J. Bigger
	Title:	President

Employee:

13

Exhibit A

NOTICE OF EXERCISE OF INCENTIVE STOCK OPTION

[Form For Unregistered Shares]

To:	PARATEK PHARMACEUTICALS, INC.

Ladies and Gentlemen:

I hereby exercise my Incentive Stock Option to purchase                  shares (the “Shares”) of the common stock, $.001 par value per share, of Paratek Pharmaceuticals, Inc. (the “Company”), at the exercise price of $             per share, pursuant to and subject to the terms of that certain Incentive Stock Option Agreement between the undersigned and the Company dated                     .

I am aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws. I understand that the reliance by the Company on exemptions under the 1933 Act is predicated in part upon the truth and accuracy of the statements by me in this Notice of Exercise.

I hereby represent and warrant that (1) I have been furnished with all information which I deem necessary to evaluate the merits and risks of the purchase of the Shares; (2) I have had the opportunity to ask questions concerning the Shares and the Company and all questions posed have been answered to my satisfaction; (3) I have been given the opportunity to obtain any additional information I deem necessary to verify the accuracy of any information obtained concerning the Shares and the Company; and (4) I have such knowledge and experience in financial and business matters that I am able to evaluate the merits and risks of purchasing the Shares and to make an informed investment decision relating thereto.

I hereby represent and warrant that I am purchasing the Shares for my own personal account for investment and not with a view to the sale or distribution of all or any part of the Shares.

I understand that because the Shares have not been registered under the 1933 Act, I must continue to bear the economic risk of the investment for an indefinite time and the Shares cannot be sold unless the Shares are subsequently registered under applicable federal and state securities laws or an exemption from such registration requirements is available.

I agree that I will in no event sell or distribute or otherwise dispose of all or any part of the Shares unless (1) there is an effective registration statement under the 1933 Act and applicable state securities laws covering any such transaction involving the Shares or (2) the Company receives an opinion of my legal counsel (concurred in by legal counsel for the Company) stating that such transaction is exempt from registration or the Company otherwise satisfies itself that such transaction is exempt from registration.

14

I consent to the placing of a legend on my certificate for the Shares stating that the Shares have not been registered and setting forth the restriction on transfer contemplated hereby and to the placing of a stop transfer order on the books of the Company and with any transfer agents against the Shares until the Shares may be legally resold or distributed without restriction.

I understand that at the present time Rule 144 of the Securities and Exchange Commission (the “SEC”) may not be relied on for the resale or distribution of the Shares by me. I understand that the Company has no obligation to me to register the sale of the Shares with the SEC and has not represented to me that it will register the sale of the Shares.

I understand the terms and restrictions on the right to dispose of the Shares set forth in the 2005 Employee, Director and Consultant Stock Plan and the Incentive Stock Option Agreement, both of which I have carefully reviewed. I consent to the placing of a legend on my certificate for the Shares referring to such restriction and the placing of stop transfer orders until the Shares may be transferred in accordance with the terms of such restrictions.

I have considered the Federal, state and local income tax implications of the exercise of my Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

Please issue the stock certificate for the Shares (check one):

☐ to me; or

☐ to me and                     , as joint tenants with right of survivorship

and mail the certificate to me at the following address:

15

My mailing address for shareholder communications, if different from the address listed above is:

Very truly yours,

Employee (signature)

Print Name

Date

Social Security Number

16

Exhibit A

NOTICE OF EXERCISE OF INCENTIVE STOCK OPTION

[Form For Registered Shares]

TO:	PARATEK PHARMACEUTICALS, INC.

IMPORTANT NOTICE: This form of Notice of Exercise may only be used at such time as the Company has filed a Registration Statement with the Securities and Exchange Commission under which the issuance of the Shares for which this exercise is being made is registered and such Registration Statement remains effective.

Ladies and Gentlemen:

I hereby exercise my Incentive Stock Option to purchase                  shares (the “Shares”) of the common stock, $.001 par value, of Paratek Pharmaceuticals, Inc. (the “Company”), at the exercise price of $                 per share, pursuant to and subject to the terms of that certain Incentive Stock Option Agreement between the undersigned and the Company dated                     .

I understand the nature of the investment I am making and the financial risks thereof. I am aware that it is my responsibility to have consulted with competent tax and legal advisors about the relevant national, state and local income tax and securities laws affecting the exercise of the Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

Please issue the stock certificate for the Shares (check one):

☐ to me; or

☐ to me and                     , as joint tenants with right of survivorship,

and mail the certificate to me at the following address:

My mailing address for shareholder communications, if different from the address listed above, is:

Very truly yours,

Employee (signature)

Print Name

Date

Social Security Number

2

Exhibit 10.11

PARATEK PHARMACEUTICALS, INC.

75 Kneeland Street

Boston, Massachusetts 02111

September 16, 1999

Mr. Thomas J. Bigger

Dear Mr. Bigger:

This letter is to confirm our understanding with respect to your employment by Paratek Pharmaceuticals, Inc. (the “Company”). In consideration of the mutual promises and covenants contained in this letter agreement (this “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Employment. The Company will employ you, and you agree to be employed by the Company, to serve as its President and Chief Executive Officer, reporting to the Company’s Board of Directors, and to perform such services and discharge such duties and responsibilities as may be prescribed by the Board of Directors (the “Board”) of the Company from time to time. In addition, it is contemplated that during the Term (as defined below), the Board will appoint you or nominate you for election to the Board. You shall devote your full time and best efforts in the performance of the foregoing services.

2. Term of Employment.

(a) Term; Termination. Your employment hereunder shall commence as of the date of this Agreement and shall continue until the third anniversary thereof (the “Initial Term”). The term of your employment shall renew automatically for any number of renewal terms of one year’s duration each, unless either party to this Agreement provides written notice of its intention not to renew the Agreement at least ninety (90) days prior to the then effective expiration date. Notwithstanding the foregoing, your employment hereunder shall be terminated upon the first to occur of the following:

(i)	immediately upon your death; or

(ii)	by the Company:

(A) upon notice following your failure, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of ninety (90) business days within any one year period during the term hereof;

(B) upon notice for Cause (as defined below) and as set forth below; or

(C) subject to Section 3 hereof, without Cause, upon sixty (60) days’ prior written notice to you of its intent to terminate your employment; or

(iii)	by you:

(A) without Good Reason (as defined below) upon sixty (60) days’ prior written notice to the Company of your intent to terminate your employment; or

(B) subject to Section 3 hereof, with Good Reason, upon sixty (60) days’ prior written notice to the Company of your intent to terminate your employment.

The right of the Company to terminate your employment hereunder without Cause, to which you hereby agree, shall be exercisable by written notice sent to you by the Company.

(b) Definition of “Cause”. The Company may, immediately and unilaterally, terminate your employment hereunder for Cause at any time upon ten (10) days’ advance written notice to you. Termination of your employment by the Company shall constitute a termination for Cause if such termination is for one or more of the following reasons: (i) your willful misconduct or gross negligence; (ii) you are convicted of a felony, either in connection with the performance of your obligations to the Company or which conviction materially adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company; and, (iii) willful disloyalty, deliberate dishonesty or material uncured breach of fiduciary duty to the Company or its shareholders.

In making any determination under this Section, the Board shall act fairly and in utmost good faith and shall give you an opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on your behalf. For purposes of this Section, no act, or failure to act, on your part shall be considered “willful” unless done, or admitted to be done, by you in bad faith and without reasonable belief that such action or omission was in the best interest of the Company.

In the event you are terminated for Cause, you shall be entitled to no severance or other termination benefits, or any other benefits, except that the Company shall continue to make available to you such fringe benefits as are required by law, and shall pay to you the pro rata amount of your Base Salary (as defined below) earned up to the date of said termination, said payment to be made on the same date as said salary payment would have been made had there been no termination. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

(c) Definition of “Good Reason”. You may terminate your employment hereunder with Good Reason at any time upon sixty (60) days’ advance written notice to the Company. Termination of your employment by you shall constitute a termination for “Good Reason” if such termination is a result of the Company’s continuing failure to perform in any material respects its obligations to you pursuant to Section 1 of this Agreement, which failure of performance continues for a period of more than thirty (30) days after notice thereof has been provided by you to the Board of Directors, such notice to set forth in reasonable detail the nature of such failure. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

3. Compensation.

(a) Salary. The Company shall pay you as your base compensation for your services and agreements hereunder during the Initial Term a base salary at the rate of Two Hundred Sixty Thousand Dollars ($260,000) per year (the “Base Salary”), payable at such intervals as may be agreed upon by the Company and you, less any amounts required to be withheld under applicable law. Such compensation will be reduced by any disability payments which you receive, after taking into account the tax benefits (if any) of such payments. Your Base Salary will be reviewed annually by the Company’s Board of Directors and will not be reduced without your consent.

(b) Bonus. In addition to your Base Salary, you will be entitled to cash bonuses of up to thirty percent (30%) of your Base Salary in any year as determined from time to time by the Board in its discretion, taking into account, among other factors, your performance and the Company’s performance.

(c) Present Grant of Options. Contemporaneously with the execution of this Agreement, you and the Company shall execute a Stock Option Agreement pursuant to which you will receive options to purchase Five Hundred Nine Thousand Eight Hundred Ninety Six (509,896) shares of the Company’s Common Stock at an exercise price of thirty-five cents ($.35) per share, vesting in equal annual installments over four years, pursuant to the Company’s 1996 Employee, Director and Consultant Stock Option Plan (the “Stock Option Plan”).

(d) Future Stock Options. During the course of your employment you will be eligible to receive stock options pursuant to the Company’s Stock Option Plan (or any successor plan) in such amounts and pursuant to vesting schedules as may be determined from time to time by the Board in its discretion, taking into account, among other factors, your performance and the Company’s performance.

(e) Severance; Termination without Cause or for Good Reason. In the event your employment shall be terminated during the Term of this Agreement (i) by the Company without Cause, (ii) by you with Good Reason or (iii) in accordance with the Company’s notice to you of its election not to renew the Term pursuant to Section (a) hereof:

(i) the Company shall continue to pay you your Base Salary and provide you with the benefits set forth in Section 4 hereof for a period equal to the lesser of (A) six (6) months subsequent to the date of such termination or (B) thirty (30) days following the date of your commencement of full-time employment with another employer; provided, however, that if your annual salary with your new employer is less than your Base Salary under this Agreement, the Company shall pay you the difference between your Base Salary and the annual salary from your new employer for the balance of such six (6) month period following the date of your termination by the Company (all such payments to be made at the times and at the rate specified in Section 3(a) hereof);

(ii) in the event that the Company pays cash bonuses to executive officers of the Company with respect to the year in which your employment was terminated by the Company without Cause or by you with Good Reason, then the Company shall pay you, at the time such other bonuses are generally paid, a cash bonus in an amount equal to the amount that the Board in its discretion would have awarded you had your employment continued through such year, the payment of such amount to be pro rated based upon the portion of such year that your employment with the Company was continuing; and

(iii) the vesting of your options to purchase shares of the Company’s Common Stock granted to you pursuant to Section 3(c) or 3(d) shall be accelerated to the next occurring annual installment of the applicable vesting schedule.

Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

(f) Effect of Change of Control. Provided that the options to purchase shares of the Company’s Common Stock granted to you pursuant to Section 3(c) or 3(d) hereof shall not otherwise have expired or been terminated pursuant to the terms of the Stock Option Plan, this Agreement or the agreement evidencing such options, such options will become fully vested and you will have the right to exercise any and all of such options in the event that:

(i) (A) a Change of Control (as defined below) occurs and (B) you continue your employment with the Company, or its successor, for a period of not less than one (1) year following the date of such Change of Control; or

(ii) at any time during the one (1) year period following any such Change of Control, (A) the Company, or its successor, terminates your employment, whether with or without Cause or (B) you terminate your employment with the company for Good Reason.

As used herein a “Change of Control” shall be deemed to have occurred if (i) any “person” (as such term is used in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than persons who are stockholders of the Company on the date of this Agreement, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least 51% of the outstanding Common Stock of the Company, or (ii) if during any consecutive twelve (12) month period beginning on or after the date on which this Agreement is executed individuals who at the beginning of such period were directors of the Company (together with any new directors whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease, for any reason, to constitute at least a majority of the Board, or (iii) if a merger of, or consolidation involving, the Company in which the Company’s stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of the Company (whether or not in connection with a sale of all or substantially all of the Company’s assets) shall be adopted and consummated, or substantially all of the Company’s operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case (A) a transaction solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing or reclassifying the Company’s stock or (B) any merger or consolidation in which the shareholders of the Company immediately prior to such merger or consolidation continue to own at least a majority of the outstanding voting securities of the Company or the surviving entity after such merger or consolidation.

(g) Accrued and Unpaid Compensation. In the event of any termination of your employment for any reason, you (or your estate) shall be paid such portion of your Base Salary, accrued vacation and unpaid incentive compensation (other than cash bonuses, which may be pursuant to Section 3(e)(ii) above), if any, as has accrued by virtue of your employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement, other benefits and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid. Such amounts shall be paid within ten (10) business days of the termination date.

4. Benefits and Reimbursement of Expenses.

(a) Vacation and Holidays. You shall be entitled to four weeks of paid vacation plus paid holidays in each year at a time or times (either consecutively or not consecutively) mutually agreeable to the Company and you, in accordance with the Company’s vacation and holiday policy in effect from time to time.

(b) Employee Benefit Plans. You shall also be entitled to participate in the same manner as other executive employees of the Company in any employee benefit plans which the Company provides or may establish for the benefit of its executive employees generally (including, without limitation, group life, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans).

(c) Reimbursement of Expenses. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business in accordance with reasonable policies adopted from time to time by the Company.

(d) Reimbursement of Relocation Expenses. In connection with your relocation from your current residence to a residence nearby the Company’s headquarters in the Boston area, you shall be entitled to reimbursement of the following expenses: (i) the reasonable costs and expenses of hotel and airfare for you and your family for up to three (3) trips to Massachusetts to find housing in the Boston area; and (ii) the reasonable costs and expenses incurred by you in connection with accepting this employment up to a maximum of Seventy Thousand Dollars ($70,000.00) including, without limitation, (A) the cost of temporary housing, (B) a broker’s fee (not to exceed 6%) and out-of-pocket legal expenses, and state and local taxes (if any), incurred by you in connection with the sale of your current residence, (C) ordinary packing and moving expenses reasonably incurred by you and (D) the purchase price for your new residence, plus out-of-pocket costs incurred in connection with such purchase, including legal costs and the expenses of a home inspection.

(e) Additional Relocation Expenses; Advance. In addition to the relocation expenses set forth in Section 4(d) above, in order to assist you with the relocation of you and your family to the Boston area, the Company shall advance to you an aggregate amount up to One Hundred and Fifty Thousand Dollars ($150,000.00) (the “Advance”) pursuant to a Promissory Note.

5. Prohibited Solicitation.

(a) During the period in which you are employed by the Company and for a period of two (2) years following the expiration or termination of your employment, whether such termination is voluntary or involuntary, you agree that you shall not, without the prior written consent of the Company either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any persons then serving as employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

(b) Survival of Agreement. Your agreement set forth in this Section 5 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

6. Protected Information. Upon execution of this Agreement, you shall execute and deliver a Noncompetition and Confidentiality Agreement in the form attached hereto as Annex A.

7. Disclosure to Future Employers. You agree that you will provide, and, in the event that the Company reasonably believes that you may have breached the provisions of this Agreement or the Noncompetition Agreement the Company may similarly provide, a copy of the covenants contained in Section 5 of this Agreement and the covenants contained in the Noncompetition and Confidentiality Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8. Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

9. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

10. General.

(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

If to the Company:	Paratek Pharmaceuticals, Inc. 75 Kneeland Street Boston, MA 02111 Attention: Stuart B. Levy, M.D. Fax: (617) 636-6912

With a copy to:	Lewis J. Geffen, Esquire Mintz, Levin, Cohn, Ferris Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Fax: (617) 542-2241

If to you:	Thomas J. Bigger

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business;

provided, however, that the Company shall provide you with notice of such assignment. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h) Arbitration. Except with respect to the provisions of Section 5 hereof, any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Boston, Massachusetts, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within sixty (60) days, the office of the American Arbitration Association in Boston, Massachusetts shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts shall govern.

(i) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 11(a) hereof.

(j) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 5 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5 of this Agreement.

(m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) Expenses. Each party hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby.

(o) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

Paratek Pharmaceuticals, Inc.

By:	/s/ Stuart B. Levy
Stuart B. Levy, M.D.
President

Accepted and Approved:

/s/ Thomas J. Bigger
Thomas J. Bigger

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”), is made and entered into as of March 8, 2007, by and between Paratek Pharmaceuticals, Inc., 75 Kneeland Street, Boston, Massachusetts 02111 (the “Company”), and Thomas J. Bigger, (the “Executive”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in the Employment Agreement (as such term is defined below).

RECITALS

WHEREAS, the Company and the Executive previously entered into a letter agreement, dated September 16, 1999 (the “Employment Agreement”); and

WHEREAS, each of the Company and the Executive desire to amend certain terms of the Employment Agreement as set forth in this Amendment;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts and the respective agreements of the Company and the Executive set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive, intending to be legally bound, agree as follows:

1. The following text shall be inserted at the very end of the second sentence of Section 2(a) of the Employment Agreement: “(the Initial Term, together with any such renewal terms, being the “Term”)”.

2. Section 2(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(c) Definition of “Good Reason”. You may terminate your employment hereunder with Good Reason at any time upon sixty (60) days’ advance written notice to the Company. Termination of your employment by you shall constitute a termination for “Good Reason” if such termination is a result of (i) the Company’s failure to perform in any material respects its obligations to you pursuant to Section 1, 3 or 4 of this Agreement, including, without limitation, any material diminution of your duties, title, authority, responsibilities (or nature thereof) or reporting level, as they exist on the date hereof or as they may have been increased or improved during any term of employment hereunder other than due to termination for Cause, which failure of performance continues for a period of more than thirty (30) days after notice thereof has been provided by you to the Board, such notice to set forth in reasonable detail the nature of such failure or (ii) any requirement that you be principally based at any office or location more than 25 miles from the Company’s current offices in Boston, Massachusetts. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).”

3. The definition of “Base Salary” in Section 3(a) of the Employment Agreement shall be amended to include any and all adjustments to the Executive’s Base Salary made by the Board from time to time subsequent to the Commencement Date.

4. The phrase “Subject to Section 3(f) below,” shall be placed at the very beginning of the first sentence of Section 3(e) of the Employment Agreement and the complete reference to “Section 2(a)” shall replace the incomplete reference to “Section (a)” in such first sentence, such that the beginning of Section 3(e) will read as follows:

“(e) Severance; Termination without Cause or for Good Reason. Subject to Section 3(f) below, in the event your employment shall be terminated during the Term of this Agreement (i) by the Company without Cause, (ii) by you with Good Reason or (iii) in accordance with the Company’s notice to you of its election not to renew the Term pursuant to Section 2(a) hereof:”

5. Section 3(e)(i) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“(i) the Company shall continue to pay you your Base Salary and provide you with the benefits set forth in Section 4 hereof, both as in effect on the date of such termination or non-renewal, whichever the case may be, for a period equal to the lesser of (A) twelve (12) months subsequent to the date of such termination or (B) thirty (30) days following the date of your commencement of full-time employment with another employer; provided, however, if your annual salary with your new employer is less than your Base Salary under this Agreement, the Company shall pay you the difference between your Base Salary and the annual salary from your new employer for the balance of such 12-month period following the date of your termination by the Company (all such payments to be made at the times and at the rate specified in Section 3(a) hereof);”

6. Section 3(f) of the Employment Agreement, except for the last paragraph of such Section, shall be deleted in its entirety and replaced with the following:

“(f) Effect of Change of Control. If a Change of Control (as defined below) occurs and at any time during the 12-month period following any such Change of Control, (A) the Company, or its successor, terminates your employment, whether with or without Cause, or (B) the Company, or its successor, elects not to renew this Agreement in accordance with its notice to you pursuant to Section 2(a) hereof, or (C) you terminate your employment with the Company, or its successor, for Good Reason, then:

(i) the Company or its successor shall continue to pay you your Base Salary and provide you with the benefits set forth in Section 4 hereof, both as in effect on the date of such termination or non-renewal, whichever the case may be, for a period equal to twelve (12) months subsequent to such date of termination;

(ii) in the event that the Company or its successor pays cash bonuses to executive officers of the Company or such successor with respect to the year in which your employment was so terminated by the Company, then the Company or its successor shall pay you, at the time such other bonuses are generally paid, a cash bonus in an amount equal to the amount that the Board or the board of directors (or comparable body) of the successor in its discretion would have awarded you had your employment continued through such twelve (12) months, the payment of such amount to be pro rated based upon the portion of such year that your employment with the Company or such successor was continuing; and

(iii) provided that any stock grants or options to purchase shares of the Company’s Common Stock granted to you shall not otherwise have expired or been terminated pursuant to the terms of the Stock Option Plan (or other Company stock incentive plan), this Agreement or the agreement evidencing such stock grants or options, such stock grants or options will become fully vested, and you will have the right to exercise any and all of such options. In addition, notwithstanding anything contained herein to the contrary, such stock grants and options will also become fully vested, and you will have the right to exercise any and all of such options in the event that (A) a Change of Control occurs and (B) you continue your employment with the Company, or its successor, for a period of not less than twelve (12) months following the date of such Change of Control.”

Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

Counterparts. This Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page left blank intentionally — signature page to follow]

The parties have duly executed this Amendment as of the date first written above.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Beverly A. Armstrong
Beverly A. Armstrong
General Counsel and Chief
Compliance Officer

/s/ Thomas J. Bigger
Thomas J. Bigger

Exhibit 10.12

PARATEK PHARMACEUTICALS, INC.

75 Kneeland Street

Boston, Massachusetts 02111

August 16, 2010

Gary J. Noel, M.D.

Dear Dr. Noel:

This letter is to confirm our understanding with respect to your employment by Paratek Pharmaceuticals, Inc. (the “Company”). In consideration of the mutual promises and covenants contained in this letter agreement (this “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Employment. The Company will employ you, and you agree to be employed by the Company, effective as of September 10, 2010, to serve as its Vice President and Chief Medical Officer, reporting to the Company’s Chief Executive Officer. You shall have the responsibilities, duties and authority commensurate with such position, including, without limitation, general supervision and control over, and responsibility for, the Company’s clinical development activities. In addition to your primary duties, you shall perform such other services and discharge such other duties and responsibilities, as may be prescribed by the Chief Executive Officer from time to time. You shall devote your full time and best efforts in the performance of the foregoing services.

2. Term of Employment.

(a) Term; Termination. Your employment hereunder shall commence as of the date of this Agreement (the “Commencement Date”) and shall continue until the first anniversary thereof (the “Initial Term”). The term of your employment shall renew automatically for any number of renewal terms of one year’s duration each, unless either party to this Agreement provides written notice of its intention not to renew the Agreement at least ninety (90) days prior to the then effective expiration date (the Initial Term, together with any such renewal terms, being the “Term”). Notwithstanding the foregoing, your employment hereunder shall be terminated upon the first to occur of the following:

(i)	immediately upon your death; or

(ii)	by the Company:

(A) upon notice following your failure, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an aggregate of ninety (90) business days within any one year period during the term hereof;

(B) upon notice for Cause (as defined below) and as set forth below; or

(C) subject to Section 3 hereof, without Cause, upon sixty (60) days’ prior written notice to you of its intent to terminate your employment; provided, however, that if a termination occurs under this Section 2(a)(ii)(C) during the Initial Term, such termination will not be effective until the last day of the Initial Term; or

(iii)	by you:

(A) without Good Reason (as defined below) upon sixty (60) days’ prior written notice to the Company of your intent to terminate your employment; or

(B) subject to Section 3 hereof, with Good Reason, upon sixty (60) days’ prior written notice to the Company of your intent to terminate your employment.

The right of the Company to terminate your employment hereunder without Cause, to which you hereby agree, shall be exercisable by written notice sent to you by the Company.

(b) Definition of “Cause”. The Company may, immediately and unilaterally, terminate your employment hereunder for Cause at any time upon ten (10) days’ advance written notice to you. Termination of your employment by the Company shall constitute a termination for Cause if such termination is for one or more of the following reasons: (i) your willful misconduct or gross negligence; (ii) you are convicted of a felony, either in connection with the performance of your obligations to the Company or which conviction materially adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company; or (iii) willful disloyalty, deliberate dishonesty or material uncured breach of fiduciary duty to the Company or its shareholders.

In making any determination under this Section, the Board shall act fairly and in utmost good faith and shall give you an opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on your behalf. For purposes of this Section, no act, or failure to act, on your part shall be considered “willful” unless done, or admitted to be done, by you in bad faith and without reasonable belief that such action or omission was in the best interest of the Company.

In the event you are terminated for Cause, you shall be entitled to no severance or other termination benefits, or any other benefits, except that the Company shall continue to make available to you such fringe benefits as are required by law, and shall pay to you the pro rata amount of your Base Salary (as defined below) earned up to the date of said termination, said payment to be made on the same date as said salary payment would have been made had there been no termination. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

(c) Definition of “Good Reason”. You may terminate your employment hereunder with Good Reason at any time upon sixty (60) days’ advance written notice to the Company.

- 2

Termination of your employment by you shall constitute a termination for “Good Reason” if such termination is a result of (i) the Company’s failure to perform in any material respects its obligations to you pursuant to Section 1, 3 or 4 of this Agreement, including, without limitation, any material diminution of your duties, title, authority, responsibilities (or nature thereof) or reporting level, as they exist on the date hereof or as they may have been increased or improved during any term of employment hereunder other than due to termination for Cause, which failure of performance continues for a period of more than thirty (30) days after notice thereof has been provided by you to the Board, such notice to set forth in reasonable detail the nature of such failure or (ii) any requirement that you be principally based at any office or location more than 25 miles from 16 Highland Drive, Caldwell, New Jersey, provided that it is understood that you will be required to spend a reasonable amount of time at the Company’s offices in Boston, Massachusetts as mutually agreed upon, which from time to time may include full work weeks. Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

3. Compensation.

(a) Salary. The Company shall pay you as your base compensation for your services and agreements hereunder a base salary at the rate of Three Hundred and Thirty Thousand Dollars ($330,000.00) per year, payable at such intervals as may be agreed upon by the Company and you, less any amounts required to be withheld under applicable law. Such compensation will be reduced by any disability payments, which you receive, after taking into account the tax benefits (if any) of such payments. Your base salary will be reviewed annually by the Company’s Board of Directors and will not be reduced without your consent (you base salary, as adjusted from time to time, the “Base Salary”).

(b) Bonus. In addition to your Base Salary, you will be entitled to cash bonuses of up to twenty-five percent (25%) of your Base Salary earned in any year as determined from time to time by the Board in its discretion, taking into account, among other factors, your performance and the Company’s performance.

(c) Present Grant of Options. Promptly following your commencement of employment, the Company shall grant you options to purchase (as determined by the Board) an aggregate of 150,000 shares of the Company’s Common Stock at an exercise price of Two Dollars ($2.00) per share, vesting in equal annual installments over four years, pursuant to the Company’s 2005 Employee, Director and Consultant Stock Plan (the “Stock Plan”), subject to Board approval.

(d) Future Stock Grants and Stock Options. During the course of your employment you will be eligible to receive stock grants and stock options pursuant to the Company’s 2005 Employee, Director and Consultant Stock Plan or any successor plan (the “Stock Plan”), in such amounts and pursuant to vesting schedules as may be determined from time to time by the Board in its discretion, taking into account, among other factors, your performance and the Company’s performance.

- 3

(e) Severance; Termination without Cause or for Good Reason. Subject to Section 3(f) below, in the event your employment is terminated during the Term of this Agreement (i) by the Company other than for Cause, (ii) by you with Good Reason or (iii) in accordance with the Company’s notice to you of its election not to renew the Term pursuant to Section 2(a) hereof:

(i) the Company shall continue to pay you your Base Salary and provide you with the benefits set forth in Section 4 hereof, both as in effect on the date of such termination or non-renewal, whichever the case may be, for a period equal to the lesser of (A) twelve (12) months subsequent to the date of such termination or (B) thirty (30) days following the date of your commencement of full-time employment with another employer; provided, however, if your annual salary with your new employer is less than your Base Salary then in effect, the Company shall pay you the difference between your Base Salary and the annual salary from your new employer for the balance of such 12-month period following the date of your termination by the Company (all such payments to be made at the times and at the rate specified in Section 3(a) hereof);

Notwithstanding any termination of your employment, you shall continue to be bound by the provisions of this Agreement (other than Section 1 hereof).

(f) Effect of Change of Control. If a Change of Control (as defined below) occurs and at any time during the 12-month period following any such Change of Control, (A) the Company, or its successor, terminates your employment, whether with or without Cause, or (B) the Company, or its successor, elects not to renew this Agreement in accordance with its notice to you pursuant to Section 2(a) hereof, or (C) you terminate your employment with the Company, or its successor, for Good Reason, then:

(i) the Company or its successor shall continue to pay you your Base Salary and provide you with the benefits set forth in Section 4 hereof, both as in effect on the date of such termination or non-renewal, whichever the case may be, for a period equal to twelve (12) months subsequent to such date of termination;

(ii) in the event that the Company or its successor pays cash bonuses to executive officers of the Company or such successor with respect to the year in which your employment was so terminated by the Company, then the Company or its successor shall pay you, at the time such other bonuses are generally paid, a cash bonus in an amount equal to the amount that the Board or the board of directors (or comparable body) of the successor in its discretion would have awarded you had your employment continued through such twelve (12) months, the payment of such amount to be pro rated based upon the portion of such year that your employment with the Company or such successor was continuing; and

(iii) provided that any stock grants or options to purchase shares of the Company’s Common Stock granted to you shall not otherwise have expired or been terminated pursuant to the terms of a Company stock incentive plan, this Agreement or the agreement evidencing such stock grants or options, such stock grants or options will become fully vested, and you will have the right to exercise any and all of such options. In addition, notwithstanding anything contained herein to the contrary, such stock grants and options will also become fully vested, and you will have the right to exercise any and all of such options in the event that (A) a Change of Control occurs and (B) you continue your employment with the Company, or its successor, for a period of not less than twelve (12) months following the date of such Change of Control.

- 4

As used herein a “Change of Control” shall be deemed to have occurred if (i) any “person” (as such term is used in sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than persons who are stockholders of the Company on the date of this Agreement, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least a majority of the outstanding Common Stock of the Company, or (ii) if during any consecutive twelve (12) month period beginning on or after the date on which this Agreement is executed individuals who at the beginning of such period were directors of the Company (together with any new directors whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination was previously so approved) cease, for any reason, to constitute at least a majority of the Board; or (iv) if a merger of, or consolidation involving, the Company in which the Company’s stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of the Company (whether or not in connection with a sale of all or substantially all of the Company’s assets) shall be adopted and consummated, or substantially all of the Company’s operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing or reclassifying the Company’s stock.

(g) Accrued and Unpaid Compensation. In the event of any termination of your employment for any reason, you (or your estate) shall be paid such portion of your Base Salary, accrued vacation and unpaid incentive compensation (other than cash bonuses, which may be pursuant to Section 3(f)(ii) above), if any, as has accrued by virtue of your employment during the period prior to termination and has not yet been paid, together with any amounts for expense reimbursement, other benefits and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid. Such amounts shall be paid within ten (10) business days of the termination date.

4. Benefits and Reimbursement of Expenses.

(a) Vacation and Holidays. You shall be entitled to twenty-five (25) days of Paid Time Off plus paid holidays in each year at a time or times (either consecutively or not consecutively) mutually agreeable to the Company and you, in accordance with the Company’s vacation and holiday policy in effect from time to time.

(b) Employee Benefit Plans. You shall also be entitled to participate in the same manner as other executive employees of the Company in any employee benefit plans which the Company provides or may establish for the benefit of its executive employees generally (including, without limitation, group life, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans). In the event that you opt out of the Company’s medical and dental benefits plan, the Company will, in lieu of paying the premiums of such medical and dental benefits, pay up to $1,000 per month for similar medical and dental coverage that you obtain from an alternate source upon submission of invoices evidencing such coverage.

- 5

(c) Reimbursement of Expenses. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company’s business in accordance with reasonable policies adopted from time to time by the Company.

5. Prohibited Solicitation.

(a) During the period in which you are employed by the Company and for a period of two (2) years following the expiration or termination of your employment, whether such termination is voluntary or involuntary, you agree that you shall not, without the prior written consent of the Company either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any persons then serving as employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company to leave the services of the Company or any such parent, subsidiary or affiliate for any reason.

(b) Survival of Agreement. Your agreement set forth in this Section 5 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

6. Protected Information. Upon execution of this Agreement, you shall execute and deliver a Noncompetition and Confidentiality Agreement in the form attached hereto as Annex A.

7. Disclosure to Future Employers. You agree that you will provide, and, in the event that the Company reasonably believes that you may have breached the provisions of this Agreement or the Noncompetition and Confidentiality Agreement the Company may similarly provide, a copy of the covenants contained in Section 5 of this Agreement and the covenants contained in the Noncompetition and Confidentiality Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8. Records. Upon termination of your relationship with the Company, you shall deliver to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

9. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

10. General.

(a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such

- 6

other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, return receipt requested, postage prepaid.

If to the Company:	Paratek Pharmaceuticals, Inc. 75 Kneeland Street Boston, MA 02111 Attention: Thomas J. Bigger Fax: (617) 275-0039

With a copy to:	Lewis J. Geffen, Esquire Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Fax: (617) 542-2241

If to you:	Gary J. Noel, M.D.
Fax:

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business; provided, however, that the Company shall provide you with notice of such assignment. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

- 7

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of The Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(h) Arbitration. Except with respect to the provisions of Section 5 hereof, any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Boston, Massachusetts, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within sixty (60) days, the office of the American Arbitration Association in Boston, Massachusetts shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts shall govern.

(i) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 11(a) hereof.

(j) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by

- 8

law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

(k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

(l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 5 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 5 of this Agreement.

(m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n) Expenses. Each party hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby.

(o) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

- 9

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Bigger
Thomas J. Bigger
President

Accepted and Approved:

/s/ Gary J. Noel
Name:	August 19, 2010

- 10

Exhibit 10.13

PARATEK PHARMACEUTICALS, INC.

Stuart B. Levy, M.D. Deferred Compensation Agreement

AGREEMENT relating to deferred compensation by and between Paratek Pharmaceuticals, Inc. (the “Company”) and Stuart B. Levy, M.D. (“Dr. Levy”).

WHEREAS, Dr. Levy is a key executive officer of the Company; and

WHEREAS, the Company and Dr. Levy entered into an employment agreement dated July 1, 1999 (the “Employment Agreement”), which provides that the Company shall accrue certain deferred compensation obligations for the benefit of Dr. Levy; and

WHEREAS, the Company and Dr. Levy wish to enter into this Agreement to provide for such deferred compensation obligations for the benefit of Dr. Levy.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Name and Parties; Supersession of Prior Agreements

This Agreement is hereby designated the “Dr. Stuart B. Levy, M.D. Deferred Compensation Agreement” (hereinafter the “Agreement”).

The parties to this Agreement are the Company and Dr. Levy.

This Agreement supersedes any prior agreements (oral or written) between the parties that relate in any way to the payment of deferred compensation, and any such prior agreements are rescinded and nullified as of the effective date stated in the following section.

2.	Effective Date.

The effective date of this Agreement is July 1, 1999.

3.	Establishment of Account.

(a) The Company shall establish a deferred compensation account (the “Account”) on its books to record the Company’s deferred compensation obligation to Dr. Levy under this Agreement. Each month starting with the effective date of this Agreement, the Company shall credit the Account with an amount equal to ten percent (10%) of Dr. Levy’s Base Salary (as defined in the Employment Agreement) for such month. Dr. Levy’s right to receive the amount credited to the Account in accordance with the provisions of this Agreement is fully vested and nonforfeitable, subject to the claims of the general creditors of the Company and the terms of this Agreement.

(b) The Account shall be credited with earnings and losses determined as if the Account had been invested in certain hypothetical investments designated by Dr. Levy (the “Investments(s)”). Dr. Levy shall designate the initial Investment(s) for the Account in writing, delivered in person or first class mail to the Chief Financial Officer of the Company (including if applicable the percentage of the Account to be invested in each such Investment). If Dr. Levy fails to designate any Investment(s), the Company shall credit the Account with interest equal to three percent (3%) per annum until such time as Dr. Levy makes such a designation. Dr. Levy may in like manner make changes in his Investment(s) and such changes shall be effective as soon as administratively feasible, but in no event more than ten (10) business days from the receipt by the Company of such written change.

4.	Payment of Account.

(a) The full Account, adjusted for earnings and losses as set forth in Section 3(b) of this Agreement, shall be paid to Dr. Levy in a single lump sum within five (5) business days of Dr. Levy’s termination of employment with the Company.

(b) If Dr. Levy dies before receiving payment of his entire Account, payment of the entire amount remaining in his Account will be made to his beneficiary as soon as administratively feasible following the Company’s receipt of evidence satisfactory to it of Dr. Levy’s death, unless Dr. Levy has not designated a beneficiary in which case the Account shall be paid to Dr. Levy’s estate.

5.	Optional Funding by the Company.

The Company will not be required to fund its obligations under this Agreement in any manner. The Company may, however, in its sole discretion make provision for such obligation, in whole or in part, in any manner it deems desirable, including, but not limited to the purchase of mutual fund shares, securities, certificates of deposits, insurance and United States Treasury Bills. If requested by the Company, Dr. Levy will take such steps as may be necessary or desirable to assist the Company in so funding its obligation, including without limitation all acts necessary or desirable to enable the Company to procure policies of insurance on his life. Any assets obtained under this section will be general assets of the Company and will not constitute a trust fund or escrow for the benefit of Dr. Levy. In addition, the Company in its sole discretion may establish a grantor trust of which it is treated as the owner under Code Section 671 to provide for the payment of benefits hereunder, subject to such terms and conditions as the Company may deem necessary or advisable to insure that benefits are not includable, by reason of the trust, in the taxable income of Dr. Levy (or his beneficiary) and that the existence of the trust does not cause this deferred compensation arrangement to be considered funded for purposes of Title I of the Employee Retirement Income Security Act of 1974.

6.	Beneficiary Designation; Payments to Beneficiary

By a signed memorandum delivered to the Company, Dr. Levy may from time to time designate one or more beneficiaries to receive all or a portion of his Account under this Agreement after his death. Dr. Levy may in the same manner at any time amend or revoke a previous designation without the consent of any person.

2

7.	General Provisions

(a) All payments or notices hereunder may be sent by mailing, first class postage prepaid, to Dr. Levy (or his beneficiary) at the address most recently provided to the Company by Dr. Levy (or his beneficiary). The Company will withhold from any payment due hereunder all taxes required by law to be withheld. The Company in its discretion may also reduce any payment hereunder by the amount of any indebtedness then owed by Dr. Levy (or his beneficiary) to the Company or any of its subsidiaries or affiliates.

(b) The rights of any person to the payment of any amount hereunder will be solely those of a general creditor of the Company.

(c) Dr. Levy’s rights hereunder are personal to him (or his beneficiary). No right or payment hereunder will be subject to anticipation, assignment, alienation or other transfer by Dr. Levy, except by designation of beneficiary under Section 6 or by will or the laws of descent and distribution in the event of Dr. Levy’s death, or by reduction under Section 7(a) above.

(d) This Agreement will not confer upon Dr. Levy any right to continued employment with the Company or affect or modify in any way either the Company’s right to discharge him or the other terms of his employment. Dr. Levy’s rights hereunder will be solely those specifically stated in this Agreement.

(e) No amounts credited to the Account under Section 3(a) or set aside by the Company to fund its obligation under Section 5 above will be considered compensation for purposes of determining Dr. Levy’s rights under any employee benefit plan or program maintained by the Company.

(f) If the Company determines that any person to whom any payment is due under this Agreement is unable to care for his affairs because of illness, accident or disability, or is a minor, any payment due may (unless a prior claim therefor has been made by a duly appointed guardian or other legal representative) be paid to such person’s spouse, child, parent, brother or sister, or to any person deemed by the Company to have incurred expense for the person otherwise entitled to payment, in such manner and proportions as the Company may determine. Any such payment will to the extent thereof be a complete discharge of the liabilities of the Company under this Agreement.

8.	Governing Law.

This Agreement, including its interpretation and effect, will be governed by the laws of the Commonwealth of Massachusetts. If any provision of this Agreement is adjudged to be enforceable only in part or for a period shorter than the period specified herein, such partially enforceable provision or period is intended to be enforced to the full extent permitted by law.

3

9.	Administration and Interpretation.

The Company shall have discretionary authority over the interpretation, administration and operation of this Agreement and the Company shall bear the reasonable expenses of the Company related to the administration and operation of this Agreement.

10.	Liability.

No officer, director, employee or agent of the Company shall be liable for any action taken hereunder, whether by omission or commission, by any other officer, director, employee or agent of the Company to whom duties in connection with the administration of this Agreement have been delegated, except in circumstances involving his or her fraud or gross negligence. The Company shall fully indemnify any officer, director or employee of the Company in connection with the administration of this Agreement except in cases involving his or her fraud or gross negligence. The Company or its agent may consult with legal counsel, who may be legal counsel for the Company or the Company’s agent, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

11.	Amendment and Termination.

This Agreement contains the entire understanding of the parties. This Agreement may only be amended or terminated with the consent of the Company and Dr. Levy by a written instrument signed by both Dr. Levy (or his beneficiary) and a duly authorized officer of the Company; provided, however, the Company shall be permitted to unilaterally terminate this Agreement at any time after the completion of the Term upon thirty (30) days written notice delivered to Dr. Levy. No amendment or termination of this Agreement will divest or affect Dr. Levy’s right to amounts credited to the Account before the effective date of such amendment or termination (subject to fluctuations in the amount credited to the Account attributable to the Investment(s) designated by Dr. Levy).

12.	Capitalized Terms.

Any capitalized term not defined herein shall have the same meaning given to it in the Employment Agreement.

13.	Binding Effect.

This Agreement will be binding upon Dr. Levy and his beneficiaries, legatees, heirs and personal representatives. This Agreement will be binding upon the Company and its successors and assigns.

This Agreement may be executed in two or more counterparts, each of which will constitute an original.

[Signatures are on the following page]

4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, individually or by a duly authorized officer, as of Jan 16, 2000.

STUART B. LEVY, M.D.

/s/ Stuart B. Levy
Stuart B. Levy, M.D.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Beverly Armstrong

Title:	VP & Chief Financial Officer

5

Exhibit 10.14

CONFIDENTIAL

PARATEK PHARMACEUTICALS, INC.

75 Kneeland Street

Boston, MA 02111

[DATE]

[NAME]

[ADDRESS]

Re: 2012 Retention Bonus Plan

Dear [NAME]:

Paratek Pharmaceuticals, Inc. (the “Company”) would like to take this opportunity to thank you for your interest in joining the Company at this exciting time and offer an additional incentive for you to remain with the Company to assist the Company in achieving its business objectives. These business objectives include securing additional funding to allow the Company to begin planning to initiate registration studies in ABSSSI with the goal of initiating these studies on or about the time of an IPO this year. It is intended that CABP study(ies) would follow with a supporting partnership or other additional development support, such as a follow-up financing or grant.

Accordingly, in addition to the other compensation outlined in your offer letter and Employment Agreement, we are offering you the following cash bonus retention package. There is also a commitment from the Board to put in place a Management Incentive Plan (MIP) that would provide you compensation if the Company were to be sold for any reason. The basic tenets of such an MIP are defined below, and would be further codified at such time as the sale of the Company is under serious consideration or imminent.

If you agree to this arrangement, please sign below and return this Agreement to me. We remind you that this is highly confidential, and any unauthorized disclosure of this offer shall immediately void this offer. This Agreement shall become effective on the day you execute it and return it to the Company as provided below (the “Effective Date”).

1. Retention Payments.

(a) Beginning after June 4, 2012, unless you have voluntarily resigned your employment with the Company or your employment was terminated for cause, on the earlier of (i) August 31, 2012 (the “First Payment Date”) or (ii) the date the Company successfully completes an aggregate capital raise of $10 million from any mix of external private equity, internal funding (beyond that which has been raised under the current bridge financing), venture debt and/or licensing/partnering transactions, the Company will pay you the lump-sum payment of $[                ] (the “First Retention Bonus”), less applicable employment-related taxes and deductions, on the Payment Date.

(b) Beginning after June 4, 2012, unless you have voluntarily resigned your employment with the Company or your employment was terminated for cause on or prior to the date that the Company successfully completes an aggregate capital raise of at least $10 million from any mix of external private equity, internal funding (beyond that which has been raised under the current bridge financing), a venture debt and/or licensing/partnering transactions (the “Second Payment Date”), the Company will pay you the lump-sum payment of $[                ] (the “Second Retention Bonus” and, together with the First Retention Bonus, the “Retention Bonus”), less applicable employment-related taxes and deductions, on the Second Payment Date.

2. Additional Retention Incentives.

(a) The Board has and intends to continue to authorize additional cash bonus and options grants which may be granted prior or subsequent to an IPO to reward performance and continuing service, and encourage future service. Such incentives would be considered in the future if you suffered financial loses solely by the nature of your diligent and lawful service to the Company.

(b) The Board has authorized a Management Incentive Plan (MIP) in the event that the Company or assets of the Company are sold. The Board has authorized a 5-10% pool of funds to be reserved for management and key employees, of which you are one of the explicitly named individuals.

3. Confidentiality. The terms of this Agreement are strictly confidential. You agree that you will not discuss this Agreement or its terms with anyone other than an authorized representative of the Company as expressly made known to you; provided that you may discuss the terms of this Agreement with your spouse, attorney or financial advisor so long as they agree to keep the information confidential. If you breach the confidentiality obligations described herein, you agree that (a) the Company will be immediately and fully released from its obligations hereunder, and (b) you will repay any amounts already paid to you pursuant to this Agreement.

4. Employment At-Will. You acknowledge and agree that nothing contained in this Agreement will be construed to create either an express or implied promise of continued employment. You further acknowledge and agree that your employment with the Company will continue to be on an “at-will” basis, meaning either you or the Company may terminate your employment at any time, for any or no reason, with or without notice, subject to the terms of your existing employment agreement.

5. Taxation. Both you and the Company intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”). You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, any consequences related to Section 409A of the Code. In the event any payments are deemed by the Internal Revenue Service to be non-compliant with Section 409A of the Code, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.

6. Entire Agreement/Choice of Law/Enforceability. This Agreement, together with your existing employment, confidentiality and similar agreements relating to your employment, sets forth the entire agreement between you and the Company relating to the subject-matter of this Agreement. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Any disputes hereunder are subject to the exclusive jurisdiction of courts of competent jurisdiction in the Commonwealth of Massachusetts.

If you have any questions or concerns with respect to this letter, please do not hesitate to contact me at (617) 257-0040 x 261.

Sincerely,

PARATEK PHARMACEUTICALS, INC.

By:
Name: Dennis Molnar
Title: President and CEO

ACKNOWLEDGED AND AGREED
As of the date above:

[NAME]

Exhibit 10.16

ASSIGNMENT, ASSUMPTION, AMENDMENT AND CONSENT

75 Kneeland Street, Lease of 6th Floor

This Assignment, Assumption, Amendment and Consent (this “Agreement”) is made as of September 1, 2001, by and among the TRUSTEES OF TUFTS COLLEGE, a Massachusetts not-for-profit corporation (the “Assignor”), PARATEK PHARMACEUTICALS, INC., a Delaware corporation (“Assignee”) and KING REAL ESTATE CORPORATION, AS TRUSTEE OF KNEELAND STREET REAL ESTATE TRUST (“Landlord”).

Assignor is the tenant under a certain lease dated November 10, 1993, as amended by amendment to lease dated March 31, 1998 (the “Lease”), entered into between Assignor and Landlord consisting of all of the rentable space on the 6th floor of the building located at 75 Kneeland Street in Boston, Massachusetts, containing approximately 15,088 rentable square feet of space (the “Premises”). A copy of the Lease is attached hereto as Exhibit A.

Assignor desires to assign its interest as tenant in the Lease to Assignee, and Assignee desires to accept the assignment thereof.

In accordance with the provisions of the Lease, Landlord’s consent to such assignment is required and Landlord is willing to give such consent subject to the terms and conditions of this agreement.

Now, therefore, in consideration of the promises and conditions contained herein, the parties hereby agree as follows:

1. Assignment. Assignor hereby assigns to Assignee all of its right, title and interest in and to the Lease, and Assignee hereby accepts the assignment, transfer and conveyance of such right, title and interest from the Assignor, at the rentals and upon all the other terms and conditions set forth in the Lease for the unexpired term of the Lease.

2. Assumption. Assignee agrees with Assignor and with Landlord to assume and does hereby assume all of tenant’s obligations under the Lease arising from and after the date hereof, including the payment of all rent, additional rent and other financial obligations of the tenant as set forth in the Lease and further assumes liability and responsibility for the due punctual performance of all the covenants, terms, conditions and provisions to be kept, observed and performed by the tenant as set forth in the Lease arising from and after the date hereof.

3. Assignor’s Obligations. Notwithstanding any other provisions of this Agreement, Assignor affirms and agrees that it shall remain fully and primarily liable to Landlord for the payment and performance of all obligations of the tenant under the Lease and that this Agreement shall not relieve Assignor of such liability; provided, however, that Assignor shall not be bound by any modifications to the Lease which are made without Assignor’s prior written consent and Assignor shall not be bound by the amendment to Article 35 of the Lease set forth in Section 8 of this Assignment (“Revised Article 35”).

4. Indemnity. Assignor hereby agrees to indemnify and hold Assignee harmless from and against all claims, demands, losses, damages, expenses and costs including, but not limited to,

reasonable attorneys’ fees and expenses actually incurred, arising out of or in connection with Assignor’s failure, prior to the date of this Assignment, to observe, perform and discharge each and every one of the covenants, obligations and liabilities of the tenant under the Lease, to be observed, performed or discharged on, or relating to, or accruing with respect to the period prior to the date of this Assignment.

Assignee hereby agrees to indemnify and hold Assignor harmless from and against all claims, demands, losses, damages, expenses and costs including, but not limited to, reasonable attorneys’ fees and expenses actually incurred, arising out of or in connection with Assignee’s failure, from and after the date of this Assignment, to observe, perform and discharge each and every one of the covenants, obligations and liabilities of the tenant under the Lease, to be observed, performed, or discharged on, or relating to, or accruing with respect to, the period from and after, but not before, the date of this Assignment, including, without limitation, all such covenants, obligations and liabilities under Revised Article 35. In addition, Assignee hereby agrees that its indemnity of Landlord under Section 35.11.1 of Revised Article 35 shall also run in favor of Assignor, substituting “Assignee” for “Tenant” and “Assignor” for “Landlord,” where applicable, including in the definitions of capitalized terms used in said Section 35A 1.1.

5. Certification. Landlord and Assignor hereby certify that: the Lease is in full force and effect; the copy of the Lease attached hereto is true, accurate and complete; there have been no modifications or amendments thereto; Assignor has fulfilled all of its obligations under the Lease and there exist no defaults under the Lease by Assignor; and Landlord has fulfilled all of its obligations under the Lease and there exist no defaults under the Lease by Landlord.

6. Notice. The tenant’s notice address under the Lease shall, from and after this date, be:

Paratek Pharmaceuticals, Inc.

75 Kneeland Street

Boston, MA 02110

7. Landlord’s Costs. Assignee shall pay all of Landlord’s $1,000 fee for its review and approval of this Agreement and shall also reimburse Assignor for reasonable attorneys’ fees and costs actually incurred (not to exceed $1,000) for the review and final execution of this Assignment and obtaining Landlord’s consent to the same.

8. Amendment to Lease. Assignor, Assignee and Landlord hereby agree that the Lease shall be amended, effective as of the date of this Agreement, by deleting the provisions of Article 35 in its entirety (however, such Article 35 shall be in full force and effect with respect to the obligations of the tenant thereunder arising prior to the date hereof), and the following shall be substituted in place thereof:

35. ENVIRONMENTAL HAZARDS

35.1.	TENANTS USE OF HAZARDOUS MATERIAL.

Tenant and Tenant’s Agents, shall not use, maintain, generate, allow or bring on the Premises or Landlord’s Property or transport or dispose of, on or from the Premises or Landlord’s Property (whether into the ground, into any sewer or septic system, into the air, by removal off-site or otherwise) any Hazardous Matter (as hereinafter defined), except only for Hazardous Matter of types and in quantities as are used in connection with the chemical, medical or biological research occurring in the laboratories located within the Premises, provided such use and storage is in strict compliance with all Environmental Requirements (as hereinafter defined) and with the provisions of this Article.

35.2	GENERAL STANDARDS OF COMPLIANCE.

Tenant shall inspect, use, store, generate, and dispose of all Hazardous Matter in compliance with all Environmental Requirements and shall cause its agents to so comply. Tenant shall take all reasonable measures to prevent any third party from releasing Hazardous Matter on or in the Premises. Tenant shall not release, or permit to be released, on, in or from the Premises or Property or in connection with Tenant’s use of the Premises any Hazardous Matter in violation of the Environmental Requirements.

35.3.	SPECIFIC STANDARDS OF COMPLIANCE.

Without limiting Tenant’s obligations under Section 35.2, Tenant shall comply, and cause Tenant’s Agents to comply, with the specific requirements set forth in this Section 35.3.

35.3.1. New Chemicals. Tenant shall provide advance, premanufacture notice to the federal Environmental Protection Agency of the distribution of new chemicals as required under the Toxic Substances Control Act, 15 U.S.C. §21.01 et seq. and 40 CFR Part 700 to 799, and shall also notify Landlord in writing of same.

35.3.2. Laboratories. Tenant shall comply with 29 CFR Part 910 promulgated under the OSHA pertaining to occupational exposure to hazardous chemicals in laboratories.

35.3.3. Discharges to Sanitary Sewer. Tenant shall obtain an industrial use permit from the Massachusetts Water Resource Authority (“MWRA”) if required to do so by law or regulation and a state sewer permit from the state Division of Water Pollution Control and shall comply with the discharge regulations contained in 314 CMR Part 12 and 360 CMR Part 10 and any pretreatment conditions contained in the applicable sewer permit and shall cause its agents to so comply.

35.3.4. Handling Hazardous Wastes. Tenant shall comply, and shall cause its Agents to comply, with 310 CMR Part 30 and 105 CMR Part 480 relating to the handling, storage, generation, transportation, and disposal of hazardous waste and infectious waste. As soon as Tenant or its agents generates hazardous waste, Tenant shall provide Tenant’s generator number and copies of permits required under 310 CMR Part 30 to Landlord, and shall make available upon oral or written request of Landlord within seven (7) days of the date of such request, copies of all manifests used for the transportation and disposal of hazardous waste.

35.3.5. Inventories of Hazardous Material. Tenant shall comply with all notification, filing, reporting and inventory requirements with respect to Hazardous

Matter at the Premises, and Tenant shall make available to Landlord within seven days of the date of oral or written request: (a) copies of all inventories of Hazardous Matter and safety plans filed with the Fire Department under the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Section 11001 et seq. and applicable Massachusetts laws, (b) copies of material safety data sheets (“MSDS”) that accompany any product used or stored at the Premises, pursuant to the hazard communications standard under the Occupational Safety and Health Act (“OSHA”) and evidence that the MSDSs have been made available to Tenant employees, (c) reports related to radioactive and biological materials at the Premises, and (d) all other plans and reports required to be prepared pursuant to the Environmental Requirements.

Promptly following the request of Landlord, if Tenant or Tenant’s Agents generate hazardous or infectious waste, Tenant shall provide Tenant’s generator number and copies of permits required under 310 CMR Part 30 and 105 CMR Part 480 to Landlord, and shall make available upon oral or written request of Landlord within 7 days of the date of such request, copies of all manifests used for the transportation and disposal of hazardous and infectious waste.

Promptly following the request of Landlord, if Tenant or Tenant’s Agents generates, treats, stores or transports radioactive material, Tenant shall provide to Landlord all applicable licenses under 42 U.S.C. §2011 et seq. and M.G.L. c.11111, §§1 to 48. Tenant shall handle and dispose of radioactive materials in accordance with 10 CFR Parts 0 to 17, and 105 CMR Parts 120 to 122.

35.4.	NOTICES.

Landlord and Tenant shall promptly deliver to the other any notices, orders or similar documents received from any governmental agency or official affecting the Premises and concerning the alleged violation of the Environmental Requirements. Tenant shall give prompt notice to the Landlord of any violation or potential violation of the Environmental Requirements.

35.5.	TENANT’S OBLIGATION TO PAY COSTS AND FINES

Tenant shall bear the full cost of, and be solely responsible for, carrying out its obligations under this Article. Tenant shall pay forthwith any fine assessed in connection with any violation by Tenant or its agents of the Environmental Requirements.

Any cost or fine required under this Article to be borne by Tenant not promptly paid by Tenant that Landlord elects to pay shall be reimbursed by Tenant to Landlord within 30 days of written demand therefor and may at Landlord’s election be treated as additional rent hereunder; and Landlord shall have the same rights and remedies for the nonpayment thereof as for the nonpayment of rent.

During the investigation and cleanup of any release and during any restoration, maintenance, or repair work that is the responsibility of Tenant under this Article, Tenant shall continue to pay rent even though part or all of the Premises may be unusable.

35.6.	TENANTS RESPONSIBILITY TO CLEAN UP ANY RELEASE.

Upon demand by Landlord (whether oral or written), if Hazardous Matter has been released by Tenant or Tenant’s Agents at or from the Premises, in connection with their use of the Premises or otherwise, Tenant shall take all actions which are necessary to attain cleanup levels in accordance with the Environmental Requirements, to mitigate Environmental Damages, and to allow full economic use of the Premises and Property. These actions shall include, without limitation, investigation and cleanup as may be required under CERCLA, Chapter 21E, RCRA, or Chapter 21C, whichever is applicable. All such investigation and remedial work shall be performed by contractors reasonably acceptable to Landlord in accordance with the Environmental Requirements. Any such action shall be performed in good, safe and workmanlike manner and shall minimize any impact on other tenants occupying the Property and the businesses conducted thereon. Tenant shall promptly provide to Landlord copies of testing results and all other reports.

Following such cleanup, Tenant shall promptly take all actions as are necessary to return the Premises, Property and any areas outside the Premises and Property to the condition existing prior to the presence or introduction of any such hazardous material or oil including the repair of any damage caused by the investigation or remediation.

35.7.	REMOVAL.

Tenant shall remove all Hazardous Matter and the containers in which such substances were ever packaged or stored from the Premises prior to the termination of this Lease and prior to vacating; and such removal and disposal of such substances and containers shall be performed in accordance with 310 CMR Part 30.

35.8.	INSPECTION.

Three months prior to the termination of this Lease, and if this Lease terminates other than by expiration of the term, within 30 days after the termination, and in all events not later than 30 days after the Tenant vacates the Premises, and at any other time that Landlord reasonably deems appropriate, Tenant shall retain an environmental site assessment firm acceptable to Landlord in its sole discretion who shall complete the following no later than 30 days after the firm is retained: (a) inspect the Premises for storage of hazardous waste, or release of Hazardous Matter in violation this Article; and (b) provide a report on the results of such inspection reasonably satisfactory to Landlord. No testing or sampling of soil, groundwater or building materials shall be performed without Landlord’s prior written approval.

Tenant, through a duly authorized officer if Tenant is a corporation and if Tenant is not a corporation, through a person empowered to bind Tenant, and any employee responsible for the proper handling and disposal of Hazardous Matter, shall give an annual certification, and a certification prior to the termination of this Lease and prior to vacating, to the effect that the requirements of this Article, and any other of the Environmental Requirements for which Landlord has requested a certification, have been satisfied.

Tenant grants Landlord, upon reasonable written notice, the right to inspect the Premises throughout the term of this Lease to determine whether Tenant is in compliance with the provisions in this Article; and Tenant shall provide Landlord with all information deemed by Landlord necessary for Landlord to ascertain whether Tenant so complies.

35.9.	INTENTIONALLY OMITTED.

35.10.	SELF HELP.

If Landlord reasonably determines that Tenant has not proceeded diligently to cure any default under this Article within a reasonable time period, as determined by Landlord in its sole, but reasonable, discretion, or in the event of an emergency as determined by Landlord in its sole, but reasonable, judgment, Landlord, in addition to any other remedy under this lease, shall have the right, but not the obligation, to enter upon the Premises and to perform Tenant’s obligations hereunder, including the payment of money and the performance of any other act. All reasonable sums so paid by Landlord and all incidental costs and expenses in connection therewith shall be reimbursed by Tenant to Landlord, promptly following demand therefor, as additional rent. Not-withstanding any such performances by Landlord, Tenant shall remain liable for any violation of the provisions in this Article.

35.11.	INDEMNIFICATION.

35.11.1. Tenant’s Indemnification. Tenant and its successors, assigns and guarantors shall release, defend (with an attorney reasonably acceptable to Landlord), indemnify and hold harmless Landlord and its successors and assigns and the officers, directors, stockholders, partners, beneficial owners, trustees, employees, agents, contractors, attorneys, and mortgagees of Landlord or of its successors and assigns or of any of the foregoing from and against all Environmental Damages which may be asserted by Tenant, any other person or entity, or government agency on account of the presence or release of any Hazardous Matter upon, in or from the Premises or Property related to the activities conducted by Tenant or its agents, or to other action by Tenant or its agents in violation of the Environmental Requirements or on account of breach of any of Tenant’s obligations under this Article.

35.11.2. Landlord’s Indemnification. Landlord shall indemnify and hold Tenant harmless from and against all injury, loss, claim or damage relating to the cost of cleanup (including reasonable attorneys’ fees but exclusive of any indirect or consequential damages) arising during or after the Term of this Lease in connection with any release of Hazardous Matter upon, in or from the Premises or Landlord’s Property or other action in violation of Environmental Requirements, where such release or action occurred prior to the Term Commencement Date (or, if earlier, the date of Tenant’s initial entry onto the Premises) or was caused by the Landlord, its agents, employees or contractors after the Term Commencement Date; provided, however, that this indemnification by Landlord expressly excludes any release, action or violation caused in whole or in part by any prior, current or future tenant of the Building or any contractor, agent, employee or invitee of any of same.

35.12.	DEFINITIONS.

The following terms as used herein shall have the meanings set forth below:

“Hazardous Matter” shall mean any substance (i) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, biological or otherwise hazardous substance which is or becomes regulated by any governmental authority, agency, commission or instrumentality of the United States, the Commonwealth of Massachusetts or any political subdivision thereof including city or town in which the Premises are located; or (ii) which is or becomes defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”); as well as any material or substance which is or becomes defined as hazardous material or oil under M.G.L. Ch. 21E (“Chapter 21E”), Section 2 and the Massachusetts Contingency Plan, 310 CMR Part 40; or (iii) which is or becomes a pollutant regulated under the Clean Air Act, 42 U.S.C. Section 7401 et seq. and 40 CFR Parts 50 to 85 or the Massachusetts Clean Air Act, M.G.L. c. 111, Section 142 et seq. and 310 CMR Parts 6 to 8; or (iv) which is or becomes defined as “hazardous waste” below; or (v) the presence of which requires investigation or remediation under any present or future federal, state or local statute, regulation, ordinance, by-law, order, action, policy or common law; or (vi) which contains gasoline, diesel fuel, oil or other petroleum hydrocarbons; or (vii) the presence of which causes or threatens to cause a nuisance or poses or threatens to pose a hazard to the health or safety of persons on or about or adjacent to the Premises or Property.

“Environmental Damages” shall mean all liabilities, injuries, losses, claims, damages (whether special, consequential or otherwise), settlements, attorneys’ and consultants’ fees, fines and penalties, interest and expenses, and costs of environmental site investigations, reports and cleanup, including without limitation costs incurred in connection with: any investigation or assessment of site conditions or of health of persons using the Building or Landlord’s Property; risk assessment and monitoring; any cleanup, remedial, removal or restoration work required by any governmental agency or recommended by Landlord’s environmental consultant; any decrease in value of Landlord’s Property; any damage caused by loss or restriction of rentable or usable space in Landlord’s Property; or any damage caused by adverse impact on marketing or financing of Landlord’s Property.

“Environmental Requirements” shall mean all Applicable Laws (including without limitation the laws and regulations referenced in this Article), common law principles pertaining to nuisance, tort, and strict liability, the provisions of any and all Approvals, all recommendations by manufacturers, trade associations and governmental bodies, and the terms of this lease; in so far as such laws and regulations, orders, permits and approvals, recommendations, and terms relate to the release, maintenance, use, keeping in place, or disposal of Hazardous Matter, including those pertaining to reporting, licensing, permitting, housekeeping, upgrading of equipment, health and safety of tenant’s agents and other persons, investigation, remediation, and disposal; and shall include both present and future laws and regulations, orders, permits and approvals, recommendations, and rules and regulations.

35.13.	OTHER

35.13.1. The provisions of this Article shall be in addition to any other obligations and liabilities Tenant may have to Landlord under this lease or at law or in equity.

35.13.2. In the case of conflict between this Article and other provisions of this Lease, the provisions imposing the most stringent requirement as to Tenant shall control.

35.13.3. The obligations of Tenant under this Article shall survive the expiration or termination of this Lease and the transfer of title to the Property.

9. Utility Closet. Assignee agrees that Assignor may, at reasonable times and upon reasonable notice, (except that advanced notice shall not be required in event of an emergency) access the utility closet located in the Premises currently housing Assignor’s telephone center (the “Utility Closet”) at any time during the remaining term of the Lease and to continue to maintain voice and/or data communications equipment in the Utility Closet. Assignor shall maintain a comprehensive general liability policy in reasonable amounts as well as a policy covering Assignor’s fixtures, property and equipment installed in the Utility Closet, which policies shall name Assignee as an additional insured. Assignor hereby consents to Assignee’s relocation of the Utility Closet within the Premises, at Assignee’s sole cost and expense, subject to prior approval by Landlord, as required by the Lease. Notwithstanding any provisions in the Lease or this Assignment to the contrary, Assignor shall, at its sole cost and expense, at the end of the remaining term of the Lease, remove its property from the Utility Closet in accordance with the terms of the Lease. The foregoing arrangement is between Assignor and Assignee and does not affect in any way the Lease or the obligations of Assignee to Landlord under the Lease.

10. Landlord’s Consent. Landlord hereby consents to the foregoing assignment of the Lease by Assignor to Assignee.

11. Ratification. The Lease, as amended by this Agreement, is hereby ratified and confirmed by the parties.

12. Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors, in interest and assigns.

[signatures on next following page]

In witness whereof, the undersigned have duly executed this Agreement as of the day and year first above written.

ASSIGNOR;		ASSIGNEE:
TRUSTEES OF TUFTS COLLEGE		PARATEK PHARMCEUTICALS, INC.

By:	/s/ Steven S. Manos	By:	/s/ George Hillman
	Name: Steven S. Manos		Name: George C. Hillman
	Title: Executive V.P		Title: Executive Vice President
	Duly authorized		Duly authorized

LANDLORD:
KING REAL ESTATE CORPORATION, As Trustee of KNEELAND STREET REAL ESTATE TRUST and Not Individually

By:	/s/ Karl Greenman
Name: Karl Greenman
Title: President and Treasurer
Duly authorized

EXHIBIT A

Lease

LEASE

of

6th Floor, 75 Kneeland Street, Boston, MA

This lease (hereinafter “Lease”), entered into by and between:

KING REAL ESTATE CORPORATION, a Massachusetts corporation, Trustee of KNEELAND STREET REAL ESTATE TRUST under Declaration of Trust dated April 1, 1980, filed with Registry District of Suffolk County as Document No. 351241 and noted on Certificate of Title No. 92936 (hereinafter “Landlord”),

and

TRUSTEES OF TUFTS COLLEGE, a Massachusetts nonprofit corporation with a present mailing address of Ballou Hall, Medford, Massachusetts 02155, Attention: Executive Vice President (hereinafter “Tenant”).

In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of Tenant to be observed and performed, Landlord demises and leases to Tenant and Tenant leases from Landlord the following premises upon the following terms, covenants and conditions.

1.	DEMISED PREMISES

The demised premises consisting of the entire sixth floor of the building (hereinafter “Building”) located at 75 Kneeland Street, Boston, Massachusetts, which demised premises are shown on Exhibit A attached hereto, containing 15,088 square feet of rentable floor area (hereinafter the “Premises”). Said Building contains an aggregate total rentable area of 211,232 square feet.

Tenant shall have, as appurtenant to the Premises, the non-exclusive right and easement to use in common with others entitled thereto (a) common facilities (hereinafter “Common Facilities”) in the Building and on the land on which it is located (said Building and land are hereinafter “Landlord’s Property”) including without limitation, sidewalks, lobbies, hallways, stairways, entranceways, exterior spaces, common washrooms and such other facilities available to all tenants of the Building as may be designated from time to time by the Landlord (subject to the last sentence of this paragraph), and (b) the pipes, ducts, conduits, utility lines, wires, sewerage system and appurtenant equipment serving the Premises. Tenant’s rights hereunder shall always be subject to the reasonable rules and regulations from time to time established by Landlord, as provided in Section 23B hereof, provided such rules and regulations shall not materially interfere with Tenant’s Permitted Use (hereinafter defined) of the Premises. Landlord reserves and shall have the unrestricted right to change the location, size or character of any of the Common Facilities, provided such changes do not materially decrease the size of the Premises or materially adversely affect Tenant’s use of the Premises for the Permitted Use.

EXCEPTED AND EXCLUDED from the Premises are the exterior walls and any space currently or (if same does not materially decrease the size of the Premises or materially adversely affect Tenant’s use of the Premises for the Permitted Use) in the future necessary to install, maintain and operate, by means of pipes, ducts, wires, meters, vents, flues, conduits, utility lines, fan rooms, shafts, stacks, utility closets, janitor closets, stairways or otherwise those utilities and services required for Landlord’s Property, Common Facilities thereof and tenant premises (including the Premises). Landlord, its agents, contractors and employees shall have the right of access to and entry on the Premises for the purposes of such installation, maintenance or operation or for the purposes of making repairs, alterations or additions to the Premises or to the Building if Landlord so elects. Except in cases of emergency, Landlord shall exercise the foregoing rights upon reasonable notice to the Tenant and in such a manner as not to interfere unreasonably with Tenant’s use of the Premises between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and between the hours of 8:00 a.m. and 1:00 p.m. on Saturday, excluding all legal holidays (hereinafter “Business Hours”). Landlord further reserves the right to change the street address and the name of the Building at any time and from time to time upon sixty (60) days prior notice to Tenant, without liability to Tenant.

2.	TERM

2.1 Term. Subject to the conditions herein stated, Tenant shall hold the Premises for a term of approximately five (5) years (hereinafter the “Term” or the “original Term”) commencing on the later of (i) the Substantial Completion Date (as defined in Article 3) or (ii) January 1, 1994 (the later of such dates being hereinafter referred to as the “Term Commencement Date”) and terminating December 31, 1998. The Term may be extended by Tenant upon and subject to the terms of Article 41 hereof, in which event the “Term”, as used herein, shall include the original Term together with the extension period.

3.	CONSTRUCTION AND CONDITION OF THE PREMISES

3.1 Condition of Premises. Except for the construction of the Initial Tenant Improvements as provided herein, the Tenant accepts the Premises and the Building in their present “as is” condition, without representation or warranty, express or implied, in fact or in law, by Landlord and without recourse to Landlord as to the nature, condition or usability thereof and agrees that Landlord has no work to perform in or on the Premises; and Tenant agrees further that any and all work to be done in or on the Premises (except as provided herein with respect to the construction of the Initial Tenant Improvements and for those items of repair and other work which are expressly the responsibility of Landlord hereunder) will be at Tenant’s sole cost and expense.

3.2 The Initial Tenant Improvements.

(a) Tenant has provided Landlord with preliminary plans, and based upon such plans Landlord has caused its architect to prepare final plans and specifications (the “Plans”) for the layout of Tenant’s leasehold improvements to a portion of the Premises (the “Initial Premises”) as depicted on such Plans (the “Initial Tenant Improvements”). The Plans have been approved by the Tenant and are attached hereto as Exhibit B. The Initial Tenant Improvements shall not include Tenant’s furniture, trade fixtures, equipment and property and are limited to normal fit-up construction as depicted on the Plans. It is agreed that the Initial Tenant Improvements shall not include, and Landlord shall not be responsible for, any construction or build-out except within the Initial Premises, and (except only for the work described in clause 3 below) the balance of the Premises (the “Balance of the Premises”) shall be delivered to the Tenant in its current “as is” condition. As part of the Initial Tenant Improvements, Landlord shall also perform the following work on the sixth floor of the Building:

1. The refinishing of the common restrooms, including making accessibility improvements thereto;

2. The refinishing of the common hallway; and

3. The installation of new thermopane windows in both the Initial Premises and in the Balance of the Premises.

Landlord agrees to remove, encapsulate or abate any asbestos in concentrations greater than one percent (1%) found in the Initial Premises during the process of the construction of the Initial Tenant Improvements; however, the foregoing shall not require Landlord to test the Premises or any portion thereof for the presence of asbestos and shall be limited to the removal, encapsulation or abatement of materials actually known by Landlord to contain such concentrations of asbestos.

Landlord agrees, in constructing the Initial Tenant Improvements, to reasonably cooperate with Tenant in coordinating its work with fit-up work to be performed in the Initial Premises by Tenant, such as telephone and communications cabling and the delivery and set-up of furniture and fixtures, provided such cooperation and coordination does not increase the cost of constructing, or time for completing, the Initial Tenant Improvements.

(b) Based upon the approved Plans, the Landlord shall proceed, promptly upon the execution hereof, using reasonable efforts, to obtain all necessary permits and approvals for the construction of the Initial Tenant Improvements, to engage a contractor to perform the construction and to proceed to complete the construction of the Initial Tenant Improvements in substantial conformance with the Plans. The Initial Tenant Improvements shall be performed in a good and workmanlike fashion using new materials and in a first-class manner; and the Initial Tenant Improvements shall be performed in accordance with, and when completed shall in all respects comply with all Applicable Law (as defined in Article 23) and the terms and conditions of all permits and approvals. Landlord reserves the right to make minor changes and substitutions to the Plans in connection with the construction of the Initial Tenant Improvements, provided same do not materially adversely modify the Plans. Landlord agrees to use all reasonable efforts to substantially complete the Initial Tenant Improvements by December 31, 1993. Landlord agrees to schedule bi-weekly meetings with Tenant during the construction period for the Initial Tenant Improvements in order to update Tenant as to the progress of construction and the estimated time of substantial completion of the work. If the Substantial Completion Date (as defined in subsection (c) below) has not occurred by January 15, 1994, Tenant shall be entitled to a credit against its rent obligations hereunder in the amount of one month’s rent (meaning in such event Tenant’s obligation to pay rent hereunder shall begin on the date one month following the Term Commencement Date). If the Substantial Completion Date has not occurred by June I, 1994, the Tenant shall have the option to terminate this Lease by giving written notice thereof to Landlord at any time thereafter but prior to the Substantial Completion Date occurring, and this Lease shall thereupon be terminated and of no force and effect.

(c) The Initial Tenant Improvements shall be deemed substantially complete on the date as of which a certificate of occupancy has been received from the City of Boston and delivered to Tenant and a certificate of Landlord’s architect has been delivered to Tenant stating that the Initial Tenant Improvements have been substantially completed in accordance with subsection (b) above, and only punch-list type items remain to be completed, which punch-list items are to be completed by Landlord as soon as reasonably practicable thereafter (the “Substantial Completion Date”). Notwithstanding the foregoing, if any delay in the substantial completion of the Initial Tenant Improvements by Landlord is due to: (i) any change in the Plans requested by Tenant; (ii) any request by Tenant for a delay in the commencement or completion of the Initial Tenant Improvements for any reason; or (iii) any other act or omission of Tenant or its employees, agents or contractors; then; for the purposes of establishing the Term Commencement Date only, the Substantial Completion Date shall be deemed to be the date the Initial Tenant Improvements would have been substantially completed, if not for the foregoing. Landlord agrees to provide Tenant with the benefit of any manufacturer’s warranties for equipment and fixtures in the Premises, the maintenance and repair of which are Tenant’s responsibility hereunder.

(d) Tenant shall give Landlord specific written notice of any defects or incomplete remaining items of work with respect to the Initial Tenant Improvements, such notice to be given to Landlord not later than the date ten (10) days after the Term Commencement Date. Except with respect to the items contained in such notice, Tenant shall be deemed satisfied with the Initial Tenant Improvements, Landlord shall be deemed to have completed all of its obligations under this Article 3 and Tenant shall have no claim that Landlord has failed to perform in full its obligations hereunder. Landlord agrees to use all reasonable efforts to correct or complete such items of work as soon as reasonably practicable after the Term Commencement Date. Landlord agrees to provide Tenant with the benefit of any warranty or guaranty received by Landlord from the contractor performing the construction of the Initial Tenant Improvements, Landlord agreeing to obtain customary construction warranties from its general contractor. Landlord agrees that if such construction warranties from its general contractor do not include a one year warranty regarding HVAC balancing and adjusting, Landlord shall be responsible, at its expense, for having any necessary balancing and adjusting performed during such one-year period.

(e) This lease is subject to the Landlord obtaining all permits, licenses and approvals necessary to allow Landlord to construct the Initial Tenant Improvements and obtain a certificate of occupancy with respect thereto; and if Landlord shall be unable to obtain same, and is therefore unable to commence or complete the Initial Tenant Improvements, then this lease may be terminated by Landlord by written notice to Tenant.

3.3 The Additional Tenant Improvements.

(a) Tenant shall be responsible, at its sole cost and expense, for the performance of all work, if any, necessary in Tenant’s discretion to prepare the Balance of the Premises for Tenant’s occupancy (the “Additional Tenant Improvements”). If Tenant desires to perform such work, Tenant shall complete the Additional Tenant Improvements in accordance with the

Additional Plans, as defined below, and in accordance with the requirements of Article 9 and Article 23 hereof; and the Additional Tenant Improvements shall only be performed by contractors and subcontractors who have been approved in writing by Landlord, such approval not to be unreasonably withheld or delayed.

(b) Tenant shall be solely responsible for the preparation and submission to Landlord for approval, of all architectural, electrical and mechanical drawings, plans and specifications necessary for the construction of the Additional Tenant Improvements, should Tenant desire to construct the same; and all such plans and specifications shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed (such plans and specifications, when approved by Landlord, are hereinafter referred to as the “Additional Plans”). Landlord shall not be deemed unreasonable in not approving matters therein which, among other things, in Landlord’s reasonable judgment, would cause additional delay or any expense or unreasonable inconvenience to Landlord in the construction, operation or maintenance of or insurance upon the Premises or Building or any related machinery, equipment or other property, or which are aesthetically inappropriate to the Building, or which would conflict with the design or function of the balance of the Building.

(c) Intentionally Deleted.

(d) All work to be done hereunder by Tenant in connection with the Additional Tenant Improvements shall be done in a good and workmanlike fashion using new materials and in a first-class manner; and the Additional Tenant Improvements shall be performed in accordance with, and when completed shall in all respects comply with, all Applicable Law (as defined in Article 23), including the applicable provisions of the Americans With Disabilities Act, the terms and conditions of all permits and approvals, and with all insurance requirements which may be then applicable.

(e) Tenant understands that certain tenant fit-up work is to be performed in the Building with respect to premises leased to New England Medical Center Hospitals, Inc. (the “NEMC Work”). Tenant agrees that, until the NEMC Work has been completed, but not later than July 1, 1994, Tenant shall use labor compatible with that being employed for the NEMC Work and shall not employ or permit the use of any labor or otherwise take any action which might result in a labor dispute involving personnel providing work or services in connection with the NEMC Work. If Tenant believes that compliance with the preceding sentence during such period will require Tenant to expend extra funds or pay a premium for labor and materials in connection with the Additional Tenant Improvements or any other Alterations, Landlord shall reimburse Tenant for the reasonable additional cost, if any, in complying with the preceding sentence, provided the following procedure shall apply and be followed:

(1) Before proceeding with any such construction work (the “Work”), Tenant shall notify Landlord and provide Landlord with plans and specifications for such work prepared by an architect and sufficient to bid, permit and construct the Work (the “Bid Plans”). The Bid Plans shall be subject to Landlord’s approval, as provided in subsection (b) above, and the Work as depicted on the Bid Plans shall in all respects comply with all Applicable Law, including the applicable provisions of the Americans with Disabilities Act (which compliance shall be and remain the responsibility of Tenant).

(2) Tenant shall promptly obtain from an appropriate and reputable contractor a bid for the construction of the Work as depicted on the Bid Plans (the “Bid Amount”), and the contractor’s reasonable charge for providing such bid shall be borne by the Landlord.

(3) Based upon the Bid Plans, the Landlord shall thereafter proceed using reasonable efforts to obtain all necessary permits and approvals for the construction of the Work, and shall cause the construction of the Work to be performed under its direction with contractors of Landlord’s choosing (which may involve construction activity occurring during night hours and on weekends only), and such work shall be completed by Landlord’s contractor in substantial conformance with the Bid Plans, and shall be performed in a good and workmanlike fashion using new materials and in a first-class manner and within the time provided for completion specified in Tenant’s contractor’s bid. Landlord reserves the right to make minor changes and substitutions to the Bid Plans, provided same do not materially adversely modify the Bid Plans. The Work shall be deemed substantially complete on the date as of which a certificate of occupancy has been received from the City of Boston and delivered to Tenant for the Work and the Work has been substantially completed in accordance with this paragraph, with only punch-list type items remaining to be completed, which punch-list items are to be completed by Landlord’s contractor as soon as reasonably practicable thereafter. Tenant shall give Landlord specific written notice of any defects or incomplete remaining items of work with respect to the Work within ten (10) days of the substantial completion of the Work; and except with respect to the items contained in such notice, Tenant shall be deemed satisfied with the Work and Landlord shall be deemed to have completed all of its obligations under this subsection (e) and Tenant shall have no claim that Landlord has failed to perform in full its obligations hereunder. Landlord agrees to provide Tenant with the-benefit of any warranty or guaranty received by Landlord from the contractor performing the Work, Landlord agreeing to use reasonable efforts to obtain customary construction warranties from its contractor, including the balancing and adjusting of the HVAC system for a period of one year

(4) Tenant shall pay to Landlord, promptly upon the presentation of bills or invoices from time to time for work performed or materials supplied pursuant to the construction contract (which shall be certified by Landlord as due under the construction contract), the cost of construction of the Work, provided the aggregate of Tenant’s payments to Landlord shall not exceed the Bid Amount (so that if the total cost of construction of the Work is less than the Bid Amount, Tenant shall only have paid such lesser amount), and any costs over the Bid Amount (subject to the following sentence) shall be borne by the Landlord. The Tenant shall remain responsible, and shall promptly pay or reimburse Landlord, for all permit and approval costs and other costs of the Work not included in the Bid Amount, and for any costs and expenses of construction due to: (i) any change in the Bid Plans requested by Tenant; (ii) any request by Tenant for a delay in the commencement or completion of the Work for any reason; or (iii) any other act or omission of Tenant or its employees, agents or contractors. Landlord’s construction obligations hereunder shall be conditioned upon prompt payment by Tenant of the costs of construction, as provided herein, and such payments shall be deemed additional rent hereunder and, in case of any nonpayment thereof, Landlord shall have in addition to any other rights and remedies, all of the rights and remedies provided by law or provided for in the Lease for the nonpayment of Fixed Rent

4.	RENT

The fixed rent (hereinafter “Fixed Rent”) payable by the Tenant during the original Term shall be the annual rent of Two Hundred Eleven Thousand Eight Hundred Thirty Five and 52/100 ($211,835.52) Dollars ($14.04 per square foot of rentable floor area) payable in equal monthly installments of $17,652.96. Tenant’s obligations to pay Fixed Rent shall begin on the Term Commencement Date. Tenant shall deposit the first month’s rent with Landlord upon execution hereof, to be held as advance rental and security to be forfeited, without limitation or other remedies, for any default by Tenant occurring prior to the Term Commencement Date. If no default occurs, the payment shall be applied to the first monthly installment due hereunder.

Tenant shall also pay as additional rent without notice, except as required under this Lease, and without any abatement, deduction or setoff, all sums, impositions, costs, expenses and other payments which Tenant in any of the provisions of this Lease assume or agrees to pay, and, in case of any nonpayment thereof, Landlord shall have in addition to any other rights and remedies, all of the rights and remedies provided by law or provided for in the Lease for the nonpayment of Fixed Rent.

All Fixed Rent payments are due in advance without demand, deduction or set-off on the first day of each and every month during the Term and any extension or renewal thereof. Fixed Rent for any partial month shall be prorated.

In the event any Fixed Rent, additional rent or any other payments are not paid within ten (10) days of the due date thereof, Tenant shall be charged a late fee of 1.5% of such late payment for each late payment for each month or portion thereof that said payment remains outstanding. Said late fee shall be payable in addition to and not in exclusion of additional remedies herein provided to Landlord.

5.	PLACE OF PAYMENT OF RENT

All payments of rent shall be made by Tenant to Landlord without notice or demand at such place as Landlord may from time to time designate in writing. The initial place for payment of rent shall be Whittier Partners, 155 Federal Street, Boston, Massachusetts 02110. Any extension of time for the payment of any installment of rent, or the acceptance of rent after the time at which it is due and payable shall not be a waiver of the rights of Landlord to insist on having all other payments made in the manner and at the times herein specified.

6.	OPERATING EXPENSES AND REAL ESTATE TAXES

6.1 Operating Expenses Payment.

In the event that the total Operating Expenses (hereinafter defined) for any calendar year (beginning with calendar year 1994) increase above the Operating Expenses for calendar year 1993 (hereinafter “Operating Expenses Base”), Tenant shall pay to Landlord, as additional rent hereunder, 7.143% of any such increase (hereinafter “Proportionate Share”), in the manner hereinafter set forth. The Operating Expenses and the Operating Expenses Base shall be pro-rated for any partial calendar year within the Term hereof.

Landlord shall deliver to Tenant approximately ninety (90) days after the close of each calendar year in which any portion of the Term may fall, an itemized statement certified by the Landlord’s managing agent and allocating expense items in reasonable detail, setting forth:

a. The Operating Expenses for the preceding calendar year;

b. The total amount of Tenant’s Proportionate Share of the increase in Operating Expenses for the preceding calendar year; and

c. The balance, if any, due from or overpaid by Tenant for the preceding calendar year.

Tenant shall pay to Landlord the balance due from Tenant within thirty (30) days of the receipt of such statement. In the event such statement shows an overpayment by Tenant, Landlord shall refund the amount of such overpayment to Tenant within 30 days of the delivery of such statement or shall credit same against future additional rent payments, provided Tenant is not then in default in the performance of any of its obligations under-this Lease.

In addition, commencing January 1, 1994 or at any time thereafter designated by Landlord, on the first day of each month throughout the Term, Tenant shall pay to Landlord, on account towards Tenant’s share of anticipated increases in Operating Expenses, one-twelfth of the total amount reasonably estimated by Landlord to be Tenant’s share thereof for the current calendar year.

The Tenant shall also pay to the Landlord, within thirty (30) days of receipt of any invoice therefor, as additional rent hereunder, 100% of any Operating Expenses which are incurred by Landlord and either caused by any act or negligence by the Tenant or Tenant’s Agents or are performed as special services to Tenant beyond those normally provided by Landlord, including without limitation additional after-hours security, facilities and personnel (“Special Services”).

6.2 Operating Expenses Definition.

The term Operating Expenses shall mean only those costs reasonably incurred with respect to the operation, administration, cleaning, repair, management, maintenance, protection and upkeep (hereinafter “Operation”) of Landlord’s Property that are consistent with those provided at comparable buildings located in Boston, Massachusetts, including without limitation expenses for the following:

A. Compensation and all fringe benefits, workmen’s compensation, unemployment insurance, insurance premiums, wages and taxes paid to, for, or with respect to all persons engaged in the Operation of Landlord’s Property;

B. All utilities and services furnished and supplied to the Common Facilities;

C. All utilities and services furnished and supplied generally to tenants in the Building utilizing the Building’s common systems;

D. Cost of services, materials, supplies and equipment furnished or used in the Operation of Landlord’s Property;

E. Cost of maintenance, cleaning and repairs to Landlord’s Property;

F. All legal, accounting and other professional fees and charges directly related to the Operation of Landlord’s Property;

G. Expenses for or on account of the upkeep and maintenance of equipment, including payments under service contracts for maintenance of equipment such as, but not limited to, security, air-conditioning, heat or elevator equipment;

H. Premiums for any insurance carried by Landlord covering Landlord’s Property, including but not limited to fire, casualty, boiler, sprinkler, machinery, rental interruption and general liability insurance to the extent carried by Landlord, in its sole discretion;

I. Personal property sales and use taxes on material, equipment, supplies and services, the cost of all permits and licenses and all fees for fire, security and police protection;

J. Customary and reasonable management fees, which shall not exceed five (5%) percent of the gross rents for the Building per year; and

The net amount of any insurance proceeds received by Landlord on account of any items included as a part of the Operating Expenses shall be included as a credit against the Operating Expenses in the year in which such proceeds are received by Landlord.

Operating Expenses shall not include the following: leasing commissions and costs incurred in preparing leasable space in the Building for the occupancy of other tenants; interest, principal or other payments under any mortgage or other financing of the Building or Landlord’s Property; any inheritance, estate, succession, transfer, gift, franchise, income or earnings, profit, corporate or similar tax to the extent applicable to Landlord’s general or net income; and any fines or penalties payable by Landlord as a result of its violations of law.

Depreciation and costs incurred for the exclusive benefit of a specific tenant shall not be included in Operating Expenses. Expenditures which are not properly chargeable against income shall not be included in Operating Expenses, except that the annual charge off (hereinafter defined) of the following shall be included: (a) those capital improvements required to be made by federal, state or local regulation or ordinance not in effect as of the Term Commencement Date and (b) those capital items acquired by Landlord which, in Landlord’s reasonable judgment, should reduce the Operating Expenses whether or not such reduction occurs. There shall be included in Operating Expenses for the calendar year in which such capital expenditure is made and each succeeding calendar year, the amount of the annual charge-off of such capital expenditure together with interest at an annual rate equal to 2% over the prime rate of the Bank of Boston in effect at the time of making such capital expenditure (less insurance or other proceeds, if any, collected by Landlord by reason of damage to, or destruction of, any capital item so replaced). Annual charge-off shall be determined by dividing the original cost of the capital expenditure made during the Term of this Lease by the number of years of useful life of the item acquired. The useful life shall be determined by Landlord’s accountants in accordance with generally accepted accounting principles and practices in effect at the time of the capital expenditure.

6.3 Real Estate Taxes Payment.

In the event that the Real Estate Taxes (hereinafter defined) for any tax year increase above $336,995.73, (hereinafter “Tax Base”), Tenant shall pay to Landlord as additional rent hereunder, its Proportionate Share of any such increase. Such payments shall be made in monthly installments on the first day of each month, in an amount reasonably estimated by Landlord to be Tenant’s share thereof.

Landlord shall deliver to Tenant approximately ninety (90) days after the close of each tax year in which any portion of the Term may fall, an itemized statement setting forth:

a. The Real Estate Taxes for the preceding tax year;

b. The total amount of Tenant’s Proportionate Share of the increase in Real Estate Taxes for the preceding tax year; and

c. The balance, if any, due from or overpaid by Tenant for the preceding tax year.

Tenant shall pay to Landlord the balance due from Tenant within thirty (30) days of the receipt of such statement. In the event such statement shows an overpayment by Tenant, Landlord shall refund the amount of such overpayment to Tenant within 30 days of the delivery of such statement or shall credit same against future additional rent payments, provided Tenant is not then in default in the performance of any of its obligations under this Lease.

In the event that Landlord obtains an abatement, reduction or refund of any Real Estate Taxes for a tax period during which Tenant was obligated to pay a share of the increase in Real Estate Taxes, then Tenant shall receive its Proportionate Share of the net proceeds of such abatement, reduction or refund, and any interest paid to the Landlord on account of such abatement, reduction or refund, (after deduction of all reasonable costs, including legal and appraisal fees, incurred by Landlord in obtaining the same) but only to the extent and not in excess of any payments made by Tenant for such increase as required under this Article 6. Landlord shall be under no obligation to seek such an abatement, reduction or refund. Tenant shall not contest—by any proceedings the assessed valuation of Landlord’s Property or any part thereof for purposes of obtaining a reduction of its assessment or of any taxes.

6.4 Real Estate Taxes Definition.

The term “Real Estate Taxes” shall mean the sum of all taxes, rates and assessments, general and special, levied or imposed against the Landlord’s Property and any improvements constructed thereon (including the Building), including all taxes, rates and assessments, general and special, foreseen and unforeseen, levied or imposed for school, public betterment, general or local improvements. If the system of real estate taxation shall be altered or varied and any new tax shall be levied or imposed in the jurisdiction wherein Landlord’s Property is located, then any such new tax or levy shall be included within the term “Real Estate Taxes”. The amount of the Real Estate Taxes which shall be deemed to have been levied or imposed with respect to Landlord’s Property and improvements shall be such amount as the legal authority imposing Real Estate Taxes shall have attributed thereto. In the absence of such attribution or if such legal authority shall include immovables other than Landlord’s Property and improvements in imposing such Real Estate Taxes, then such amount shall be established by Landlord in Landlord’s reasonable judgment. The term “Real Estate Taxes” shall not include any inheritance, estate, succession, transfer, gift, franchise, income or earnings, profit, corporate or similar tax to the extent applicable to Landlord’s general or net income.

Tenant shall pay prior to delinquency, all municipal, county, state or federal taxes which shall be levied, assessed or due and unpaid on any leasehold interest, on any investment of Tenant in the Premises, or on any personal property owned, installed or used by Tenant, or on Tenant’s right to occupy the Premises. Notwithstanding anything to the contrary, Tenant shall have the right at its sole cost and expense to contest the validity of and to seek an abatement of any of the foregoing taxes, excluding Real Estate Taxes.

6.5 Miscellaneous.

Any payment due under this Article for any portion of a tax year shall be appropriately prorated. Landlord shall have the same rights and remedies for the non-payment by Tenant of any amounts due hereunder as Landlord has for the failure of Tenant to pay rent.

7.	QUIET ENJOYMENT

Tenant, upon payment of the rent herein reserved and upon the performance of all the terms and conditions of this Lease, shall at all times during the Term and during any extension or renewal term, peaceably and quietly enjoy the Premises without any disturbance from Landlord or from any other person claiming through Landlord, subject, nevertheless, to the terms and conditions of this Lease and to the mortgages hereinafter mentioned.

8.	USE OF THE PREMISES

A. The Premises may be used solely by Tenant for the purposes of general office purposes including educational research and training and associated office uses, and for no other purpose (hereinafter “Permitted Use”).

B. Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy or building permit issued for the Building or any applicable zoning ordinance. The statements in the Lease of the nature of the business to be conducted by Tenant in the Premises does not constitute a representation or guaranty by Landlord that such business may be conducted on the Premises or is lawful under the certificate of occupancy or building permit or is otherwise permitted by law; however, Landlord shall deliver to Tenant a Certificate of Occupancy for the Premises, as provided in Article 3 hereof.

C. Notwithstanding the foregoing, if Tenant is using the Premises for the Permitted Use and the City of Boston or its zoning authority notifies the Tenant that such use is in violation of the applicable provisions of the zoning ordinance, and, as a result, Tenant is duly ordered to cease its operations at the Premises, the Tenant shall have the option to terminate this Lease by giving written notice thereof to Landlord prior to such order to cease operations being lifted or vacated, and this Lease shall thereupon be terminated and of no force and effect; provided, however, such termination shall only be effective if Tenant timely makes the Termination Payment (as defined below). The Termination Payment shall be made within 30 days of the date of Tenant’s notice of termination. The “Termination Payment” shall mean an amount equal to unamortized portion (as of the date of such termination) of the costs and expenses incurred by Landlord in constructing the Initial Tenant Improvements, which costs are to be amortized on a straight line basis evenly over the original Term. The parties agree that, for the purposes of the calculation of the Termination Payment, the costs and expenses of constructing the Initial Tenant Improvements shall be deemed to be $240,000, which amount shall amortize over the original term, commencing on the Term Commencement Date, at the rate of $4,000 per month.

9.	ALTERATIONS

Except for those items specified elsewhere herein, no alterations, additions or improvements (hereinafter “Alterations”) to the Premises shall be made by Tenant without the prior written consent of Landlord, which shall not be unreasonably withheld. Landlord shall not be deemed unreasonable for withholding its consent to any Alteration which may affect the structural, mechanical, exterior or common facilities of the Building, nor for making its approval conditional upon Tenant’s agreement to restore the Premises at the expiration or earlier termination of the Term to its condition prior to such Alteration.

All work done in connection with any Alteration shall be done in a good and workmanlike manner employing materials of good quality and in compliance with laws, rules, orders and regulations of governmental authorities having jurisdiction thereof, by contractors approved by Landlord. Tenant shall be responsible that its contractors abide by all reasonable procedures, rules and regulations as promulgated by Landlord. All Alterations shall be performed in such a manner so as to maintain harmonious labor relations and not to damage the Building or unreasonably interfere with the construction or operation of the Building. Tenant shall indemnify and hold Landlord harmless from additional costs incurred in supplying service or repairing damage caused by Tenant’s contractors. Tenant shall cause each contractor to carry workmen’s compensation insurance in statutory amounts covering the employees of all contractors and subcontractors, and comprehensive general liability insurance with such limits as Landlord may reasonably require from time to time during the Term of this Lease, but in no event less than the minimum amount of comprehensive general liability insurance Tenant is required to maintain as set forth in Article 11 hereof (all such insurance to be written in companies reasonably approved by Landlord and insuring Landlord, Landlord’s mortgagee and Tenant as well as the contractors) and to deliver to Landlord certificates of all such insurance prior to commencement of any work. Any Alteration made by Tenant after such consent shall have been given, and any fixtures installed as part thereof shall, at Landlord’s option, become the property of Landlord upon the expiration or other sooner termination of this Lease. If Landlord shall fail to exercise such option, Tenant shall remove such Alterations at Tenant’s cost upon expiration or termination of this Lease. Tenant shall yield up the Premises in good order and repair, reasonable wear and tear and damage by fire or casualty excepted.

10.	MAINTENANCE AND REPAIR

Except as otherwise provided in this Article and Articles 12 and 13, Landlord shall keep and maintain in good order and repair (in accordance with standards of office buildings of similar age, condition and character in Boston, Massachusetts) the Common Facilities and structural portions of the Building including but not limited to the roof, exterior walls, floor slabs, columns, elevators, public stairways and corridors, lavatories and common utility systems and equipment external to the Premises (specifically excluding any such equipment installed by or on behalf of Tenant). Landlord’s obligations hereunder shall exclude reasonable wear and tear and damage by fire or other casualty.

Tenant shall make all other repairs necessary to maintain the Premises in good order and repair, including, without limitation, all glass, doors and all utility systems and equipment serving the Premises exclusively and Tenant shall return the Premises to Landlord at the end of the Term in good condition, reasonable wear and tear and damage by fire or other casualty excepted. Tenant shall also be responsible for the cost of any repairs to the Premises or the Building (to the extent not reimbursed by insurance proceeds), which repairs may be structural or non-structural in nature, necessitated as the result of the negligence or fault of Tenant or Tenant’s subtenants, licensees, concessionaires, employees, agents, contractors or anyone else claiming by, through or under Tenant (hereinafter “Tenant’s Agents”) Tenant shall keep the interior of the Premises neat and in good order, repair and condition, shall keep all interior glass in good condition and shall replace any exterior glass broken by Tenant or Tenant’s Agents with glass of the same quality.

All repairs made by either Landlord or Tenant shall be done in a good and workmanlike manner in accordance with all applicable laws.

11.	INSURANCE

11.1 Tenant’s Insurance. Tenant shall save Landlord harmless and indemnified from and against all injury, loss, claim or damage to any person or property while (a) on the Premises or (b), if arising out of the use or occupancy of the Premises by Tenant or Tenant’s Agents, on Landlord’s Property (unless caused by the act, neglect or default of Landlord, its employees, agents, licensees or contractors), and from and against all injury, loss, claim or damage to any person or property anywhere on the Premises or Landlord’s Property occasioned by any act, neglect or default of Tenant or Tenant’s Agents. Tenant shall maintain with respect to the Premises and Landlord’s Property liability insurance equivalent to comprehensive general liability and property damage insurance including the broad form comprehensive general liability endorsement and a contractual liability coverage endorsement in amounts not less than $3,000,000.00 combined single limit and an annual aggregate of at least $5,000,000.00. Landlord shall have the right, from time to time, to increase said insurance amounts to amounts customarily required of tenants in comparable buildings in the greater Boston area. Such insurance shall insure Landlord and Landlord’s mortgagees as additional insureds (with respect to their respective interests in the Premises) as well as Tenant against injury to persons or damage to property as herein provided, and shall contain a provision that the Landlord and Landlord’s mortgagees, although named as additional insureds, shall nevertheless be entitled to recovery under said policy for any loss occasioned to them, their servants, agents and employees by reason of the negligence of the Tenant or Tenant’s Agents.

Tenant shall maintain, at its sole cost and expense, fire and extended coverage insurance for all of its contents, furniture, furnishings, equipment, improvements, funds, personal property, floor coverings and fixtures located within or about the Premises, providing protection in an amount equal to One Hundred (100%) percent of the insurable value of said items.

All of Tenant’s insurance shall be with companies qualified to do business in Massachusetts, and shall be issued by insurance companies with a general policyholder’s rating of not less than A- and a financial rating of not less than Class X as rated in the most current “Best’s” Insurance Reports. Such insurance may be maintained by Tenant under a blanket policy or policies so-called, provided the coverage afforded Landlord is not reduced or diminished by reason of the use of such blanket insurance policy, and provided further that the requirements set forth herein are otherwise satisfied.

Tenant shall deposit with Landlord certificates of insurance that it is required to maintain under this Lease, at or prior to the Term Commencement Date, and thereafter, within thirty (30) days prior to the expiration of each such policy. Such policies shall provide that the policies may not be changed or cancelled without at least thirty (30) days’ prior written notice to Landlord.

Tenant covenants that in the event it violates Article 35 hereof or in the event it keeps upon the Premises or Landlord’s Property any substance of dangerous, inflammable or explosive character or makes any use of the Premises which increases the rate of insurance on the Premises or Landlord’s Property, Tenant shall promptly pay to Landlord upon demand any such increase resulting therefrom, which shall be due and payable as additional rent hereunder.

11.2 Landlord’s Insurance. Landlord shall maintain general liability insurance with respect to the Common Areas and fire and extended coverage insurance on the Building providing protection In an amount reasonably determined by Landlord to be adequate. Landlord shall not be responsible for any damage to Tenant’s contents, furniture, furnishings, equipment, improvements, funds, personal property or fixtures.

11.3 Waiver of Subrogation. Any insurance carried by either party with respect to the Premises or property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party. Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or which is customarily covered by any insurance required to be carried hereunder, to the extent of such coverage.

12.	DAMAGE TO THE PREMISES

12.1 Landlord’s Right to Terminate. If a portion of the Premises or the Building is substantially damaged by fire or other casualty, Landlord may terminate this Lease as of the date of such damage by giving Tenant written notice of such termination within sixty (60) days of such fire or casualty.

12.2 Landlord’s Obligation to Repair. In the event that Landlord elects not to terminate this Lease as aforesaid, then this Lease shall continue in full force and effect and Landlord shall promptly repair the damage and restore the Premises, excluding Tenant’s personal property, fixtures, furniture, equipment and floor coverings, to substantially the condition thereof immediately prior to such damage. Landlord’s obligation to repair such damage and restore the Premises shall be limited to the extent of the insurance proceeds made available to Landlord and allocated for the Premises. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

12.3 Rent Abatement. For so long as such damage renders the Premises or a portion thereof unsuitable for Tenant’s use thereof immediately prior to the occurrence of such fire or casualty, a just and proportionate abatement of Fixed Rent shall be made, provided that such damage is not due to the fault or neglect of Tenant or Tenant’s Agents.

12.4 Tenant’s Option to Terminate. If damage to the Premises or to the Building renders the Premises substantially unsuitable for Tenant’s use thereof immediately prior to the occurrence of such fire or casualty, and provided that the damage was not due to the fault or neglect of Tenant or Tenant’s Agents, then Tenant may elect to terminate this Lease prior to the time such damage is repaired if and only if either:

a. Landlord fails to give written notice within sixty (60) days of said fire or casualty of its intention to restore the Premises; or

b. Landlord fails to restore the Premises to a condition suitable for the Permitted Use within one hundred eighty (180) days of said fire or casualty, provided such failure is not due to the action or inaction of Tenant, Tenant’s Agents, or causes beyond the reasonable control of Landlord.

Tenant shall exercise its option to terminate by giving written notice to Landlord within thirty days after Landlord’s failure to notify or failure to restore, as specified above.

12.5 Definitions. The term “substantial damage” as used herein shall refer to damage of such character that the same cannot in the ordinary course be reasonably expected to be repaired, within one hundred twenty (120) days from the time that such work would commence.

13.	EMINENT DOMAIN

In the event that the whole of the Premises or Landlord’s Property shall be lawfully condemned or taken in any manner for public or quasi-public use, this Lease shall forthwith terminate as of the date of divesting of Landlord’s title.

In the event that only a part of the Premises or Landlord’s Property shall be so condemned or taken, then, if such condemnation or taking is results in any of the following, either Landlord or Tenant may by delivery of notice in writing to the other within sixty (60) days following the date on which Landlord’s title has been divested by such authority, terminate this Lease:

a. Results in the loss of reasonable access to the Premises, or renders the Premises substantially unsuitable for Tenant’s use thereof immediately prior to the occurrence of such taking;

b. Results in the loss to Tenant of twenty-five (25%) percent or more of the floor area of the Premises; or

c. Results in loss of facilities in the Building that supply heat, air conditioning, water, drainage, plumbing, electricity or other utilities to Premises.

In the event that only a part of the Premises or Landlord’s Property shall be so condemned or taken, then, if such condemnation or taking is substantial as hereinafter defined, Landlord may, in addition, by delivery of notice in writing within sixty (60) days following the date on which Landlord’s title has been divested by such authority, terminate this Lease. “Substantial” shall mean any condemnation or taking which:

a. Results in the loss of reasonable access to the Building, or renders the Building substantially unsuitable for its then uses;

b. Results in the loss to Landlord of more than twenty-five (25%) percent of the floor area of the Building or more than fifteen (15%) percent of the total area of the land; or

c. Results in loss of facilities in the Building that supply heat, air conditioning, water, drainage, plumbing, electricity or other utilities to Building.

If this Lease is not terminated as aforesaid or if such condemnation or taking is not substantial, then this Lease shall continue in full force and effect except that the Fixed Rent shall be equitably abated as of the date of divesting of title. Landlord shall, with reasonable diligence and at its expense, restore the remaining portion of the Premises as nearly as practicable to the same condition as it was prior to such condemnation or taking. Landlord’s obligation to restore the remaining portion of the Premises shall be limited to the extent of the condemnation proceeds made available therefor to Landlord.

In the event of any condemnation or taking, Landlord shall be entitled to receive the entire award in the condemnation proceedings, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof. Notwithstanding the foregoing, Tenant shall have the right to bring a separate condemnation proceeding for relocation expenses and trade fixtures, or to bring other claims, payable in the manner and extent as, and if, provided by law, provided such awards do not reduce the awards to Landlord on account of such condemnation or taking.

14.	Intentionally Deleted

15.	LANDLORD’S SERVICES

15.1 Electric Current.

a. Landlord shall install and maintain at its cost separate electric meters for measuring electricity furnished to the Premises. Tenant shall contract with the company supplying electrical current for the purchase and obtaining of electrical current directly from such company, which shall be billed directly to and paid for by Tenant. This shall include all current used in the Premises, including but not limited to all electricity used for heating, air conditioning and ventilation, lighting, office equipment and machines.

b. If Tenant shall require electrical current for use in the Premises in excess of the present capacities and if in Landlord’s reasonable judgment, Landlord’s facilities are inadequate for such excess requirements or such excess requirements will result in an additional burden on the Building systems and additional cost to Landlord on account thereof, then Landlord shall upon written request and at the sole cost and expense of Tenant, furnish and install such additional wires, conduits, feeders, switchboards and appurtenances as reasonably may be required to supply such additional requirements of Tenant, provided current therefor is available to Landlord, and provided further that the same shall be permitted by applicable laws and insurance regulations and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail unreasonable alterations or repairs, or interfere with or disturb other tenants or occupants of the Building. Tenant shall reimburse Landlord on demand for all costs incurred by Landlord on account thereof.

c. If requested by Tenant, Landlord, at Tenant’s expense, shall purchase and install all replacement lamps (including, but not limited to, incandescent and fluorescent lights) used in the Premises.

d. Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character or supply of electrical energy is changed or is no longer available or suitable for Tenant’s requirements.

e. Except as may be disclosed in the Additional Plans (and thereby approved by Landlord), Tenant agrees that it shall not make any material alteration or material addition to the electrical equipment or appliances in the Premises without obtaining the prior written consent of Landlord in each instance, which consent will not be unreasonably withheld, and Tenant shall promptly advise Landlord of any other alteration or addition to such electrical equipment appliances.

15.2 Water. Landlord shall furnish hot and cold water to the Premises or to a common area lavatory for ordinary office cleaning, toilet, lavatory and drinking purposes. If Tenant requires, uses or consumes water for any purpose other than for the aforementioned purposes, Landlord may (a) assess a reasonable charge for the additional water used or consumed by Tenant; or (b) install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, Landlord shall pay the cost of the meter and the cost of installation thereof and shall keep said meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on said meter, together with the sewer use charge based on said meter charges as and when bills are rendered. On default in making such payment, Landlord may pay such charges and collect the same from Tenant as additional rent hereunder.

15.3 Elevators, Heat. Landlord shall: (a) provide elevator facilities (which may be manually or automatically operated, either or both, as Landlord may from time to time elect) during Business Hours and have one elevator in operation available for Tenant’s use, non-exclusively together with others having business in the Building, at all other times that the Building is open; and (b) furnish heat (in amounts as are customarily provided by buildings of the same age, condition and character as the Building) to the Premises and to Common Areas of the Building during Business Hours during the normal heating season, Landlord shall provide heat the Premises at times in addition to Business Hours, at Tenant’s Expense (as Special Services hereunder), provided Tenant gives Landlord reasonable prior notice (as shall be established by Landlord) of its need for such after-hours heat. As of the date hereof, such notice must be given no later than 12:00 noon for after-hours heat in the evenings and no later than 12:00 noon on Fridays for weekend heat.

15.4 Interruption or Curtailment of Services. Landlord reserves the right to interrupt, curtail, stop or suspend (a) the furnishing of elevator and other services, and (b) the operation of the plumbing and electric systems whenever necessary for repairs, alterations, replacements or improvements desirable or necessary to be made in the reasonable judgment of Landlord or whenever necessary due to accident or emergency, difficulty or inability in securing supplies or labor strikes, or any other cause beyond the reasonable control of Landlord, whether such other cause is similar or dissimilar to those hereinabove specified, until said cause has been removed. Except when caused by the gross negligence of Landlord, there shall be no diminution or abatement of rent or other compensation due from Tenant to Landlord hereunder, nor shall this Lease be affected or any of Tenant’s obligations hereunder reduced, and Landlord shall have no responsibility or liability for any such interruption, curtailment, stoppage or suspension of services or systems, except that Landlord shall exercise all due diligence to eliminate the cause of same.

15.5 Energy Conservation. Notwithstanding anything to the contrary contained in this Lease, Landlord may institute such reasonable policies, programs or measures as may be necessary, required or expedient for the conservation and/or preservation of energy or energy services, provided either the majority of similar buildings in Boston, Massachusetts are subject to similar policies, programs or measures, or such are necessary or required to comply with applicable governmental codes, rules, regulations or standards.

15.6 Tenant Directory. Landlord agrees to maintain a tenant directory in the lobby of the Building in which a reasonable number of listings will be placed identifying Tenant and the location of the Premises in the Building. Landlord reserves the right to charge Tenant a reasonable fee for each such listing; however, Landlord shall provide Tenant with two (2) listings at no cost to Tenant.

16.	ACCESS

The Building shall remain open during all Business Hours, except as provided herein, and Tenant’s servants, employees, agents and business invitees shall have the free and uninterrupted right of access in common with others entitled thereto to the Premises during Business Hours. Subject to reasonable security measures, Tenant and its employees and, if escorted by employees, guests and business invitees, shall have access to the Premises at all other times.

17.	SUBLEASE AND ASSIGNMENT

17.1 Generally. Tenant shall not voluntarily, involuntarily or by operation of law assign, transfer, mortgage or otherwise encumber the Lease or any interest of Tenant therein, in whole or in part of the Premises or permit the Premises or any part thereof to be used or occupied by others, without the prior written consent of Landlord. A transfer of a majority of Tenant’s stock or a transfer or change of control of Tenant (if Tenant is a corporation), or a change in the composition of persons or entities owning any interest in Tenant (if Tenant is not a corporation), or any transfer of Tenant’s interest in the Lease by operation of law or by merger or consolidation of Tenant with or into any other entity, firm or corporation, shall be deemed an assignment for purposes of this Article 17. Any subletting or assignment pursuant to this Article shall be subject to and conditioned upon the following:

(a) at the time of any proposed subletting or assignment, Tenant shall not be in default under any of the terms, covenants or conditions of this Lease;

(b) the sublessee or assignee shall occupy only the Premises and conduct its business in accordance with the Permitted Use;

(c) prior to occupancy, Tenant and its assignee or sublessee shall execute, acknowledge and deliver to Landlord a fully executed counterpart of a written assignment of lease or a written sublease, as the case may be, by the terms of which:

(1) in case of an assignment, Tenant shall assign to such assignee Tenant’s entire interest in this Lease, together with all prepaid rents hereunder, and the assignee shall accept said assignment and assume and agree to perform directly for the benefit of Landlord all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed; or

(2) in case of a subletting, the sublessee thereunder shall agree to be bound by and to perform all of the terms, covenants and conditions of this Lease on the Tenant’s part to be performed, except the payments of rents, charges and other sums reserved hereunder, which Tenant shall continue to be obligated to pay and shall pay to Landlord;

(d) Tenant shall pay to Landlord monthly one-half of the excess of the rents and other charges received by Tenant pursuant to the assignment or sublease over the rents and other charges reserved to Landlord under this Lease attributable to the space assigned or sublet, less Tenant’s reasonable costs of such assignment or sublet, excluding any buildout or fit-up costs;

(e) Tenant shall acknowledge that, notwithstanding such assignment or sublease and consent of Landlord thereto, Tenant shall not be released or discharged from any liability whatsoever under this Lease and will continue to be liable (jointly and severally with the assignee) with the same force and effect as though no assignment or sublease had been made; and

(f) Tenant shall pay to Landlord the sum of One Thousand ($1,000) Dollars to cover Landlord’s administrative costs, overhead and attorneys’ fees in connection with each such assignment or subletting.

17.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to a proposed transfer, sublease or assignment pursuant to the preceding Section 17.1. Landlord’s failure to consent shall be deemed unreasonable if the conditions set forth in Subsections 17.1(a) - 17.1(f) are met and if:

a. The proposed assignment or subletting is to be made to a parent, subsidiary or successor corporation in connection with the reorganization of Tenant or to a partnership of which Tenant is a general partner, provided the net worth of such successor is at least equal to the greater of the net worth of Tenant as of the Term Commencement Date or the net worth of the Tenant as of the date of the proposed transfer and provided the successor has a good reputation in the community; or

b. The proposed assignee or subtenant has a good credit rating, which shall be at least equal to that of Tenant as of the Term Commencement Date, and demonstrable ability to comply with the terms and conditions of this Lease, a good reputation in the community and the proposed use by such subtenant or assignee (even though Permitted Use) could not in Landlord’s reasonable opinion be expected to detract from the character of the Building at the time of the proposed assignment or sublease.

Landlord may withhold its consent if said transfer, sublease or assignment is not approved by the holder of any mortgage on Landlord’s Property.

17.3 No Waiver. The consent by Landlord to an assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent of Landlord to any further assignment or subletting for the use of all or any part of the Premises, nor shall the collection of rent by Landlord from any assignee, sublessee or other occupant after default by Tenant be deemed a waiver of this covenant or the acceptance of such assignee, sublessee or occupant as tenant or a release of Tenant from the further performance by Tenant of the obligations in this Lease on Tenant’s part to be performed.

18.	SUBORDINATION

This Lease is subject and subordinate to any ground leases and real estate mortgages to any lender prior to or subsequent to the date of execution and delivery of this Lease and to all renewals, modifications, consolidations, replacements or extensions thereof, provided that, with respect to ground leases and real estate mortgages subsequent to the date of execution and delivery of this Lease, each such ground lessor or mortgagee enters into an agreement, in customary form, recognizing Tenant under this Lease and providing that, in the event of foreclosure or termination of a ground lease, Tenant shall remain undisturbed under this Lease if Tenant is not in default under any of the terms and conditions of the Lease. In confirmation of the foregoing, Tenant shall, upon the request of Landlord, promptly execute and deliver all such instruments as may be appropriate to subordinate this Lease to any mortgages securing notes issued by Landlord and to all advances made thereunder and to the interest thereon and all renewals, replacements and extensions thereof, provided that (with respect to a subsequent mortgage or ground lease) such nondisturbance is granted by such mortgagee or ground lessee. At the request of Landlord, Tenant shall join in a subordination agreement requested by any mortgagee who desires to subordinate its mortgage to this Lease, provided, however, that the provisions of said mortgage relating to the receipt and application of insurance proceeds and condemnation awards shall in no event be subordinated to this Lease. Landlord represents that, as of this date, the only mortgagee of Landlord’s Property is Sun Life Insurance Company.

19.	ESTOPPEL CERTIFICATE

Tenant shall, at any time during the Term, within ten (10) days after Landlord’s request therefor, deliver a duly executed and acknowledged written instrument to Landlord or to a person or entity specified by Landlord in customary form certifying:

(a) That the Lease is unmodified and in full force and effect or, if there has been any modification, that the same is in full force and effect, as modified and stating any such modification;

(b) Whether or not there are any existing setoffs or defenses against the enforcement of any of the terms, agreements, covenants and conditions of this Lease and any modifications thereof on the part of Tenant to be performed or complied with, and if so, specifying the same; and

(c) The date to which Fixed Rent and all additional rent and other charges have been paid.

Upon Tenant’s failure to deliver timely the estoppel certificate, Landlord may give Tenant an additional written notice; and the failure by Tenant to deliver the estoppel certificate within ten (10) days after such additional written notice shall constitute as to any person entitled to rely upon such statements an acknowledgment that this Lease is unmodified and in full force and effect and a waiver of any defaults which may exist prior to the date of such notice.

20.	MORTGAGEE’S RIGHTS

In the event any mortgagee succeeds to the interest of Landlord under the Lease:

(a) the mortgagee shall not be liable for any act or omission of any prior landlord (including Landlord);

(b) the mortgagee shall not be liable for the return of any security deposit unless the same has been received by mortgagee from Landlord and mortgagee acknowledges receipt in writing of said deposit;

(c) the mortgagee shall not be bound by any rent or additional rent which Tenant might have prepaid for more than the then current month under the Lease;

(d) the mortgagee shall not be bound by any amendments or modifications of the Lease made after the date Tenant receives notice of the name and address of such mortgagee, without the consent of mortgagee; and

(e) the mortgagee shall not be subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord).

21.	NOTICE TO MORTGAGEE AND GROUND LESSOR

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord with respect to any default or claimed default of Landlord hereunder shall be effective unless and until a copy of the same is given to such holder or ground lessor at the address as specified in said notice (as it may from time to time be changed), and the curing of any of Landlord’s defaults by such holder or ground lessor within no more than thirty (30) days from the date of said notice shall be treated as performance by Landlord. If such default by Landlord by its nature cannot be cured within thirty (30) days, such holder or ground lessor shall be given such additional time as is reasonably necessary, provided such holder or ground lessor has commenced diligently to correct such default and thereafter diligently pursues such correction to completion, For the purposes of this Article 21, the term “mortgage” includes a mortgage on a leasehold interest of Landlord ( but not one on Tenant’s leasehold interest).

22.	Intentionally Deleted

23.	TENANT’S COVENANTS

Tenant covenants and agrees as follows:

A. Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease, and shall pay when due all Fixed Rent, additional rent, and all charges which by the terms of this Lease are to be paid by Tenant.

B. Tenant shall use the Premises only for the Permitted Use, and shall comply with any and all present or future reasonable rules and regulations established by Landlord, provided such rules and regulations are enforced against similarly situated tenants in a nondiscriminatory manner.

C. Tenant shall pay all costs (to the extent not reimbursed by insurance proceeds) on demand for all loss or damage suffered or incurred by Landlord caused by any nuisance or neglect suffered on the Premises or Landlord’s Property due to Tenant or Tenant’s Agents.

D. Intentionally Deleted.

E. Tenant shall permit Landlord and its agents to examine the Premises at reasonable times and upon reasonable notice (which notice may be given orally) to Tenant and to show the Premises to prospective tenants commencing one year prior to the expiration of this Lease.

F. Tenant shall pay all costs for utilities that are not supplied by Landlord that are charged directly to Tenant by any utility company.

G. Except only for items which are expressly the Landlord’s responsibility hereunder, Tenant shall comply with all laws applicable to the Premises and Tenant’s use thereof, including, without limitation, all applicable statutes, ordinances, constitutional provisions, codes, by-laws, regulations, rulings, decisions, rules, order, determinations and requirements of any federal, state, county, local or other legislative, executive, judicial or other governmental body or authority (hereinafter “Applicable Law”). Tenant shall obtain all required licenses and permits relating to the Premises or Tenant’s use thereof, except only for the building permit for the Initial Tenant Improvements and the certificate of occupancy upon the completion of such work, which shall be Landlord’s responsibility. Tenant shall make all changes and alterations in the Premises required by any Applicable Law if the same are necessitated by Tenant’s special or unusual use of the Premises but not if the same are required for general office use. Except for Tenant’s Additional Improvements and any other Alterations, Tenant shall not be required to render the Premises in compliance with Applicable Law at the Term Commencement Date or upon any subsequent change in law, unless related to Tenant’s use thereof.

H. Tenant shall comply with the requirements of all policies of public liability, fire and casualty and other insurance at any time in force with respect to the Premises, the Building and Landlord’s Property.

I. Tenant shall cause any furniture, equipment or supplies to be moved in or out of the Building only upon the elevator designated by Landlord for that purpose and then only during such hours as may be established by Landlord.

J. Tenant shall not injure, overload, deface or otherwise harm the Premises or Landlord’s Property, commit any nuisance, permit the emission of any objectionable odor or noise from the Premises, store or dispose of trash or refuse on or otherwise obstruct the driveways, walks, halls, parking areas or other common areas.

K. Tenant shall not suffer or permit strip or waste.

L. Tenant shall not permit any use that may create a public or private nuisance.

M. Tenant shall not place or maintain any merchandise, vending machines or other articles for the sale of goods or services on any sidewalk or ways adjacent to the Premises, or elsewhere on the exterior or in the interior of the Premises.

N. Tenant shall not conduct any auction, fire, bankruptcy or going-out-of business sale, nor use or permit the use of any sound apparatus for reproduction or transmission of music or sound that is audible beyond the physical interior of the Premises.

O. Tenant shall not install any window air conditioning unit in or upon the Premises.

P. At the expiration of the term or earlier termination of this Lease, Tenant shall surrender all keys to the Premises, remove all of its trade fixtures and personal property in the Premises and all Tenant’s signs wherever located, repair all damage caused by such removal and yield up the Premises (including all Alterations made by Tenant, except for such Alterations as Landlord shall request Tenant to remove) subject to Article 9 of this Lease, broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises by the provisions of the Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire cost and expense incurred by it for such removal and disposition and in making any incidental repairs and replacements to the Premises. Tenant shall also pay for the use and occupancy of the Premises during performance of its obligations under this Article. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Premises as above provided.

Q. Tenant shall not place a load upon any floor of the Premises or Building exceeding the floor load per square foot area which such floor was designed to carry and which is allowed by law. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Any moving of such equipment shall be at the sole risk and hazard of Tenant and Tenant shall indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving.

R. Tenant shall not place any signs or other forms of advertising on or about the exterior of the Premises or the Building, upon any sidewalks or ways adjacent to the Building or within the interior of the Premises that are visible from the exterior of the Building; and no signs shall be affixed in any manner to the windows of the Premises. Notwithstanding the foregoing, but subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, Tenant may place signs indicating the name of Tenant’s business at the locations where signs currently exist for the previous tenant of the Premises.

24.	EVENTS OF DEFAULT

The following shall be deemed to be defaults hereunder:

A. Tenant’s failure to pay the Fixed Rent, Operating Expenses or Real Estate Taxes when due hereunder and such failure continues for more than ten days after written notice thereof from Landlord, or if Tenant fails to pay any other charges provided for hereunder and such failure continues for more than ten (10) days after written notice from Landlord designating such failure; or

B. Tenant’s failure to comply with any other obligation or covenant hereunder and such failure continues for more than thirty (30) days after written notice from Landlord to Tenant specifying such failure. Notwithstanding the foregoing, if such failure by its nature cannot be cured within 30 days, Tenant shall be given such additional time as is reasonably necessary, provided Tenant has commenced diligently to correct said failure and thereafter diligently pursues such correction to completion; or

C. An assignment is made by Tenant or any guarantor of this Lease for the benefit of creditors; or

D. Tenant’s leasehold interest is taken on execution; or

E. A lien or other involuntary encumbrance is filed against Tenant’s leasehold interest or Tenant’s other. property, which is not discharged or bonded against within forty-five (45) days thereafter; or

F. A petition is filed by or against Tenant or any guarantor of the Lease for adjudication as a bankrupt, or for reorganization or an arrangement under any provision of the Federal Bankruptcy Code as then in force and effect; or

G. A receiver is appointed for any part of Tenant’s property; or

H. Tenant’s failure to remain a corporation in good standing and qualified to do business in Massachusetts.

25.	RIGHTS OF LANDLORD UPON TENANT’S DEFAULT

25.1 Landlord’s Remedies. In the event any default shall continue beyond any applicable notice or grace period hereunder (notwithstanding any waiver, license or indulgence granted by Landlord with respect to the same or any other default in any former instance), Landlord shall have the right, then or at any time thereafter, at its sole election either

(a) to terminate this Lease by written notice to Tenant, which termination shall take effect on the date of Landlord’s dispatch of said notice or on any later date (on or prior to the expiration of the current portion of the Term) specified in Landlord’s termination notice; or

(b) to enter upon and take possession of the Premises (or any part thereof in the name of the whole) without demand or notice, and repossess the same as of the Landlord’s former estate, expelling Tenant and those claiming under Tenant, forcibly if necessary, without being deemed guilty of any manner of trespass and without prejudice to any other remedy for any default hereunder.

Landlord’s repossession of the Premises under this Article shall not be construed to effect a termination of the Lease, unless Landlord sends Tenant a written notice of termination as required hereunder.

25.2 Reletting. Landlord shall have the right (at its sole election and whether or not this Lease shall be terminated under Section 25.1) to relet the Premises or any part thereof for such period or periods (which may extend beyond the Term) and at such rent or rents and upon such other terms and conditions as Landlord may reasonably deem advisable, and in connection with any such reletting, Landlord may make or cause to be made such additions, alterations and improvements to the Premises as Landlord may deem advisable. In the event that this Lease is terminated, Landlord agrees to use reasonable efforts to relet the Premises; however, reasonable efforts shall not require Landlord to give any special priority to the reletting of the Premises or give the Premises any preference over the letting of any other space in the Building.

25.3 Removal of Goods. If Landlord shall terminate this Lease or take possession of the Premises by reason of a default, Tenant, and those claiming under Tenant, shall forthwith remove their goods and effects from the Premises. If Tenant or any such claimant shall fail so to remove forthwith, Landlord, without liability to Tenant or to those claiming under Tenant, may remove such goods and effects and may store the same for the account of Tenant or of the owner thereof in any place selected by Landlord or, at Landlord’s sole election, Landlord may sell the same at public auction or at private sale on such terms and conditions as to price, payment and otherwise as Landlord, in its sole judgment, may deem advisable. Tenant shall be responsible for all costs of removal, storage and sale, and Landlord shall have the right to reimburse itself from the proceeds of any such sale for all such costs paid or incurred by Landlord. If any surplus sale proceeds shall remain after such reimbursement, Landlord may deduct from such surplus any other sum due to Landlord hereunder and shall pay over to Tenant the remaining balance of such surplus sale proceeds, if any.

25.4 Current Damages. No termination or repossession provided for in Section 25.1 shall relieve Tenant of its liabilities and obligations hereunder (or under its instrument of guarantee), all of which shall survive such termination or repossession. In the event of any such termination or repossession, Tenant shall pay Landlord, in advance, on the first day of each month (and pro rata for the fraction of any month) for what would have been the entire balance of the original Term or of the current extension period, one-twelfth of the Annual Rental for the Premises, as defined in Section 25.5 hereof, less the proceeds (if any) of any reletting of the Premises which remain after deducting Landlord’s reasonable expenses in connection with such reletting. Such expenses shall include, without limitation, removal, storage and remodeling costs, the cost of painting and refurbishing the Premises and attorneys’ and brokers’ fees.

25.5 Annual Rental. The Annual Rental for the Premises shall be the total of the Fixed Rent, Tenant’s Share of Real Estate Taxes and Operating Expenses, and all other charges payable by Tenant (whether or not to Landlord) for the lease year ending next prior to such termination or repossession.

25.6 Intentionally Deleted.

25.7 Remedies Cumulative. Any and all rights and remedies which Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

25.8 Landlord’s Right to Cure Defaults. Landlord shall have the right but not the obligation, to cure at any time upon ten (10) days written notice, and in the event of an emergency without notice, any default by Tenant under the Lease. Whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorney’s fees, in curing a default shall be paid by Tenant to Landlord on demand, as additional rent hereunder, together with interest thereon from the date of payment by Landlord to the date of payment Tenant at the rate of twelve (12%) percent per annum.

25.9 Costs of Enforcement. Landlord and Tenant shall each pay all reasonable costs and expenses (including without limitation reasonable attorneys’ fees) incurred by the other party in enforcing its obligations or the other party’s rights under this Lease, provided that the other party shall prevail.

26.	NO WAIVER; NO ACCORD AND SATISFACTION

26.1 No Waiver. Any consent or permission by Landlord or Tenant to any act or omission which otherwise would be a default hereunder or any waiver by Landlord or Tenant of the terms, covenants or conditions herein, shall not in any way be held or construed to operate so as to impair the continuing obligation of any term, covenant or condition herein, or to permit any similar acts or omissions. The failure of Landlord to seek redress for a violation of, or to insist upon the strict performance of, any covenant, condition or obligation of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of any rent with knowledge of any default hereunder shall not be deemed to have been a waiver of such default, unless such waiver is in writing signed by the Landlord.

26.2 No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than any sum due under any provision of this Lease shall be deemed to be other than on account of the earliest installment of such sum due, nor shall any endorsement or statement on any check or letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to any rights to recover the balance of such installment or pursue any other remedy in this Lease provided.

27.	RECORDING

Landlord and Tenant agree not to record this Lease or any portion thereof; however, Landlord and Tenant each agree upon request of the other to execute and deliver to the other a notice of lease or short form of lease suitable for recording and setting forth the name of the Landlord and the Tenant, the term of the Lease and an appropriate description of the Premises.

28.	LIABILITY

In no event shall Landlord be liable for any default hereunder unless the same occurs during and within the period of time that it is the owner of and in possession of Landlord’s Property. In no event and under no circumstances shall Landlord be liable to Tenant for any consequential damages in connection with any act of Landlord, its agents or servants. The placement by Tenant of any goods, wares and merchandise in the Premises or any areas within Landlord’s Property shall be at the sole risk and hazard of Tenant. Neither Landlord nor any agent or employee of Landlord shall be liable for any damage to the person or property of Tenant or Tenant’s Agents, including but not limited to damage resulting from the following, unless solely due to the gross negligence or willful misconduct of Landlord: (a) steam, gas, electricity, water, rain or snow, leaks from pipes, appliances or plumbing, falling plaster or other building components, dampness or any other cause; (b) any hidden defect on the Premises, the Building or Landlord’s Property; and/or (c) acts or omissions of persons occupying adjacent premises or other parts of the Building or otherwise entitled to use Landlord’s Property.

Notwithstanding anything to the contrary contained in this Lease, it is specifically understood and agreed that the monetary liability of Landlord hereunder shall be limited to its equity in the Premises in the event of a default under this Lease by Landlord. In furtherance of the foregoing, Tenant hereby agrees that any judgment it may obtain against Landlord as a result of a breach of any of the terms, covenants or conditions hereof shall be enforceable solely against Landlord’s fee interest in the Premises. Nothing in this Lease shall be construed in any event whatsoever to impose any personal liability upon-any trustee, beneficiary, shareholder or officer of Landlord.

Except as hereafter provided, Tenant be not be liable to Landlord for consequential damages in connection with any act of Tenant; provided, however, the foregoing shall not be limit in any way the damages to which Landlord shall be entitled (which shall include all direct, indirect and consequential damages resulting therefrom) in the event of: (1) the failure of Tenant to vacate the Premises as and when required under the terms of this Lease, including without limitation damages pursuant to Tenant’s indemnification contained in Section 22P hereof; (ii) the failure of Tenant to comply with the provisions of Article 35 hereof; (iii) any indemnifications of Landlord contained in this Lease; or (iv) any liability relating to or arising from Tenant’s particular use of the Premises (as opposed to general office use).

29.	FORCE MAJEURE

In any case where either party is required to do any act, the time for the performance thereof shall be extended by a period equal to any delay caused by or resulting from Act of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, materials or equipment, governmental regulations, or other causes beyond such party’s reasonable control, whether such times are designated by a fixed time or a “reasonable time”. This clause shall not be applicable to any payment of rent or other charges due from Tenant to Landlord.

30.	MECHANICS LIENS

Tenant shall not permit any mechanics’ or materialmen’s or other liens to stand against the Premises, the Building or Landlord’s Property for any labor or materials furnished Tenant in connection with work of any character performed on the Premises by, for, or at the direction of Tenant. Any such lien shall be discharged by payment in full within thirty (30) days thereafter or by filing the bond required by law. If Tenant fails to discharge any such lien, Landlord may do so at Tenant’s expense and Tenant shall reimburse Landlord for any expense or cost incurred by Landlord in connection therewith, within fifteen (15) days of receipt of Landlord’s bill therefor.

31.	DEFINITIONS

The words “Landlord” and “Tenant” as used herein shall include their respective heirs, executors, administrators, successors, representatives, assigns, invitees, agents, and servants.

The words “it”, “he” and “him” where applicable apply to the Landlord or Tenant regardless of gender, number, corporate entity, trust or other body. If more than one party signs this Lease as Tenant, the covenants, conditions and agreements of Tenant shall be joint and several obligations of each party.

32.	SEVERABILITY CLAUSE

If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance is declared invalid or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances will not be affected thereby and will continue to be enforced and recognized as valid agreements of the parties; in the place of such invalid or unenforceable provision, there will be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.

This Lease may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

33.	NOTICES

Any notices required under this lease shall be in writing and delivered by hand or mailed by registered or certified mail to Tenant c/o Director of Real Property Services, 4th Floor, Ballou Hall, Tufts University, Medford, Massachusetts 02155, or to Landlord care of its Management Agent, Whittier Partners, 155 Federal Street, Boston, Massachusetts 02110. Landlord or Tenant may by proper notice to the other as provided herein, change its notice address.

34.	HOLDING OVER

If for any reason Tenant retains possession of the Premises or any part thereof after the termination of the Term or any extension thereof, such holding over shall constitute a tenancy from month to month, terminable by either party upon thirty (30) days prior written notice to the other party, and Tenant shall pay Landlord monthly rental during the month to month tenancy computed as the rent (including Fixed Rent and all additional rent) payable hereunder for the final month of the last year of the Term prior to such holding over plus one hundred (100%) percent of said rent. The month to month tenancy shall otherwise be on the same terms and conditions as set forth in the Lease, as far as applicable.

35.	ENVIRONMENTAL HAZARDS

Except for small amounts of materials customarily associated with office use (provided same is stored, used and disposed of in compliance with all Environmental Requirements), Tenant and Tenant’s Agents, shall not use, maintain, generate, allow or bring on the Premises or Landlord’s Property or transport or dispose of, on or from the Premises or Landlord’s Property (whether into the ground, into any sewer or septic system, into the air, by removal off-site or otherwise) any Hazardous Matter (as hereinafter defined).

Tenant shall promptly deliver to Landlord copies of any notices, orders or other communications received from any governmental agency or official affecting the Premises and concerning alleged violations of the Environmental Requirements (hereinafter defined).

Tenant shall save Landlord (together with its officers, directors, stockholders, partners, beneficial owners, trustees, employees, agents, contractors, attorneys, and mortgagees) harmless and indemnified from and against any and all Environmental Damages (hereinafter defined) which may be asserted by Tenant, any other person or entity, or government agency or which the indemnified parties may sustain or be put to on account of: (1) the presence or release of any Hazardous Matter upon, in or from the Premises during the Term and during any period when the Tenant, or Tenant’s Agents are occupying the Premises or any part thereof, unless solely caused by the actions of third parties not under the control or supervision of Tenant or Tenant’s Agents; (2) the activities or other action or inaction of Tenant or Tenant’s Agents in violation of Environmental Requirements; and (3)the breach of any of Tenant’s obligations under this Article 35 during the Term hereof and any period in which Tenant or Tenant’s Agents occupy the Premises.

The provisions of this Article 35 shall be in addition to any other obligations and liabilities Tenant may have to Landlord under this Lease or otherwise at law or in equity, and in the case of conflict between this Article 35 and any other provision of this Lease, the provision imposing the most stringent requirement on Tenant shall control. The obligations of Tenant under this Article 35 shall survive the expiration or termination of this Lease and the transfer of title to Landlord’s Property.

The following terms as used herein shall have the meanings set forth below:

“Hazardous Matter” shall mean any substance: (i) which is or becomes defined as Hazardous Substance, Hazardous Waste, Hazardous Material or Oil under The Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., M.G.L. Chapter 21C, M.G.L. Chapter 21D or M.G.L. Chapter 21E, and the regulations promulgated thereunder, as same may be amended from time to time; or (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous to health or the environment and which is or becomes regulated and the presence of which requires investigation or remediation pursuant to any Applicable Law.

“Environmental Requirements” shall mean all Applicable Law, the provisions of any and all Approvals, and the terms and conditions of this lease insofar as same relate to the release, maintenance, use, keeping in place, transportation, disposal or generation of Hazardous Matter, including without limitation those pertaining to reporting, licensing, permitting, health and safety of persons, investigation, containment, remediation, and disposal.

“Environmental Damages” shall mean all liabilities, injuries, losses, claims, damages (whether special, consequential or otherwise), settlements, attorneys’ and consultants’ fees, fines and penalties, interest and expenses, and costs of environmental site investigations, reports and cleanup, including without limitation costs incurred in connection with: any investigation or assessment of site conditions or of health of persons using the Building or Landlord’s Property, to the extent required or prudent due to the presence or suspected presence of Hazardous Matter;

risk assessment and monitoring; any cleanup, remedial, removal or restoration work required by any governmental agency or recommended by Landlord’s environmental consultant; any decrease in value of Landlord’s Property; any damage caused by loss or restriction of rentable or usable space in Landlord’s Property; or any damage caused by adverse impact on marketing or financing of Landlord’s Property.

36.	GOVERNING LAW

This Lease shall be governed exclusively by the provisions hereof and by the laws of the Commonwealth of Massachusetts, as the same may from time to time exist.

37.	BROKERAGE

Tenant and Landlord each warrant and represent that neither has dealt with any broker in connection with the consummation of this Lease, except for Whittier Partners, and in the event any brokerage claim is made against either party predicated upon prior dealings with the other party, except by Whittier Partners, such party shall defend the claim against the other party and save harmless and indemnify the other party on account of loss, cost or damage which may arise by reason of such claim.

38.	WAIVER OF COUNTERCLAIMS

In the event Landlord commences any proceedings for non-payment of rent (Fixed Rent or additional rent) or for recovering possession of the Premises, Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding except for compulsory counterclaims. This shall not, however, be construed as a waiver of the Tenant’s right to assert such claims in any separate action or actions brought by Tenant.

39.	INTENTIONALLY DELETED.

40.	ENTIRE AGREEMENT

The parties acknowledge that in the course of negotiating this Lease their respective representative have gradually reached preliminary agreement on the several terms set forth in this instrument. The parties acknowledge and agree that at all times they have intended that none of such preliminary agreements (either singly or in combination) shall be binding on either party, and that they shall be bound to each other only by a single, formal, comprehensive document containing all of the agreements of the parties, in final form, which has been executed by Landlord or a duly authorized representative of Landlord and by Tenant. The parties acknowledge that none of the prior oral and written agreements between them (and none of the representations on which either of them has relied) relating to the subject matter of this Lease shall have any force or effect whatever, except as and to the extent that such agreements and representations have been incorporated in this Lease.

41.	TENANT’S OPTION TO EXTEND THE TERM

41.1 Exercise and Effect of Option. Tenant shall have the option to extend the Term of this Lease for one (1) additional five (5) year term (the “extension period”), provided that: (i)

Tenant is not in default after any notice and cure periods hereunder under any of the terms and conditions of this lease at the time it exercises such option to extend or at the commencement of such extension; and (ii) Tenant has given Landlord written notice of its election to extend the Term no later than nine (9) months prior to the expiration date of the original Term. If Tenant fails to give such notice to Landlord by such date, Tenant’s rights under this Article 41 shall be deemed waived and of no further force and effect. In the event that Tenant shall extend the Term as aforesaid, such extension shall be upon the same terms and conditions as set forth herein, except that:

(a) After the extension period, there shall be no further option to extend the Term; and

(b) The annual Fixed Rent hereunder shall be adjusted as provided in this Article.

41.2 Fixed Rent During Extension Period. The annual Fixed Rent hereunder during the extension period shall be determined and adjusted as follows:

During such extension period, commencing on the first day of the sixth lease year, the annual Fixed Rent payable hereunder shall be in the amount of the Fair Market Rent, as hereinafter determined, but in no event shall such annual Fixed Rent be less than $150,880 per year.

The “Fair Market Rent” shall be the market rate for the rental of the Premises, based upon the average current market rate of space leased in the Building and the terms of this Lease, as of the date of the expiration of the Term, but in no event shall the Fair Market Rent be less than- $150,880 per year, and the Fair Market Rent shall be determined as follows:

(i) After the exercise by Tenant of its option to extend the Term, Landlord shall, not later than 60 days prior to the expiration of the Term, advise Tenant in writing its determination of the Fair Market Rent for the Premises for the extension period. Tenant shall be deemed to have accepted the Fair Market Rent contained in Landlord’s notice, and such rental rate shall be conclusively deemed to be the Fair Market Rent of the Premises for the extension Term, unless Tenant notifies Landlord in writing, within 10 days after Landlord’s notice, that Tenant disputes the aforementioned determination by Landlord.

(ii) In the event that Tenant disputes the determination of the Fair Market Rent by Landlord (as provided above), and the Landlord and Tenant are unable to agree on the Fair Market Rent for the Premises at least 30 days prior to the expiration of the Term, the same shall be determined by arbitration as follows:

1. Landlord and Tenant shall each promptly designate and notify the other party of the name and address of an appraiser selected by such party. Such two appraisers shall, within twenty (20) days after the designation of the second of the appraisers, make their determinations of the Fair Market Rent in writing and give notice thereof to each other and to Landlord and Tenant. Such two (2) appraisers shall have twenty (20) days after the receipt of notice of each other’s determination to confer with each other and to attempt to reach agreement as to the determination of the Fair Market Rent. If such appraisers: shall concur in such determination, they shall give notice thereof to Landlord and Tenant and such concurrence shall be final and binding upon Landlord and Tenant. If such appraisers shall fail to concur as to such determination within said twenty (20) day period, they shall give notice thereto to Landlord and Tenant and shall immediately designate a third appraiser. If the two appraisers shall fail to agree upon the designation of such third appraiser within five (5) days after said twenty (20) day period, then they or either of them shall give notice of such failure to agree to Landlord and Tenant and if Landlord and Tenant fail to agree upon the selection of such third appraiser within five (5) days after the appraiser(s) appointed by the parties give notice as aforesaid, then either party on behalf of both may apply to the American Arbitration Association or any successor thereto, or on his or her failure, refusal or inability to, act, to a court of competent jurisdiction, for the designation of such third appraiser. The third appraiser shall conduct such hearings and investigations as he or she may deem appropriate and shall, within ten (10) days after the date of his or her designation, make an independent determination of the Fair Market Rent, which shall be final and binding upon Landlord and Tenant.

2. All appraisers shall be real estate appraisers or consultants who shall have had at least seven (7) years continuous experience in the business of appraising real estate in the downtown Boston real estate leasing market.

3. The determination of the appraisers, as provided above, shall be conclusive upon the parties and shall have the same force and effect as a judgment made in a court of competent jurisdiction.

4. Each party shall pay fees, costs and expenses of the appraiser selected by it and its own counsel fees and one-half (1/2) of all other expenses and fees of any such appraisal.

If the parties are unable to agree on the Fixed Rent (or the arbitration has not concluded) prior to the first day of an extension period, Tenant shall make monthly payments on account of Fixed Rent (in addition to all other rent and other payments hereunder) in the amount of 125% of the Fixed Rent payable during the preceding lease year of the Term, until such annual Fixed Rent amount has been established as herein provided, at which time an appropriate retroactive rent adjustment payment or credit shall be made, if necessary.

41.3 Additional Rent during Extension Period. In addition to Fixed Rent (as determined and adjusted as provided in this Article), during the extension period Tenant shall continue to pay all other rent as provided in this lease, including Tenant’s share of Operating Expenses and Real Estate Taxes and all other charges hereunder.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals as of November 10, 1993.

TENANT:	TRUSTEES OF TUFTS COLLEGE

	By:	/s/ Steven S. Manos
Its Vice President & Treasurer

LANDLORD:

KING REAL ESTATE CORPORATION,
Trustee of Kneeland Street Real Estate Trust

	By:	/s/ Karl Greenman
Its Vice President & Treasurer

Exhibit A

TYPICAL FLOOR PLAN

BOSTON MASS

KROKYN & BROWNE

EXHIBIT B

Initial Tenant Improvements

AMENDMENT TO LEASE

75 KNEELAND STREET, BOSTON, MASSACHUSETTS

(Trustees of Tufts College - 6th Floor)

This Amendment to Lease (“Amendment”), entered into as of March 31, 1998, is by and between KING REAL ESTATE CORPORATION, AS TRUSTEE OF KNEELAND STREET REAL ESTATE TRUST (“Landlord”), and TRUSTEES OF TUFTS COLLEGE (“Tenant”).

Landlord and Tenant entered into a lease, dated November 10, 1993 (the “Lease”), for certain premises consisting of the entire 6th floor of the building located at 75 Kneeland Street, Boston, Massachusetts, as more particularly described in the Original Lease (the “Premises”). Terms used in this Amendment which are defined in the Lease and which are not specifically defined herein shall have the meaning given to them in the Lease.

Landlord and Tenant desire to extend the term of the Lease and amend certain other provisions of the Lease.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	TERM.

(a) The Term of the Lease (which currently expires on December 31, 1998) is extended for a period of five (5) years, commencing January 1, 1999, and ending on December 31, 2003 (the “Extension Term”).

(b) Article 41 of the Lease (Tenant’s Option to Extend the Term), is hereby deleted.

2.	FIXED RENT.

(a) Prior to the commencement of the Extension Term, the annual Fixed Rent shall continue to be due and payable in the amounts provided for in Section 4 of the Lease.

(b) Commencing on the first day of the Extension Term and for the entire Extension Term, the Fixed Rent due and payable by the Tenant shall be as follows:

Lease Year	Annual Fixed Rent	Monthly Installments

1, 2 and 3 (1/1/99- 12/31/01)	$233,864.00	$19,488.70

4 and 5 (1/1/02 - 12/31/03)	$271,584.00	$22,632.00

3.	OPERATING EXPENSES AND REAL ESTATE TAXES.

(a) Prior to the commencement of the Extension Term, additional rent payments on account of Operating Expenses and Real Estate Taxes shall continue to be due and payable in the amounts provided for in Section 6 of the Lease.

(b) Commencing on the first day of the Extension Term and for the entire Extension Term, the Operating Expenses Base, as provided in Section 6.1 of the Lease, shall be the Operating Expenses for calendar year 1998, and Tenant shall pay, as additional rent as provided in the Lease, 7.143% of any Operating Expenses in excess of the Operating Expenses Base.

(c) Commencing on the first day of the Extension Term and for the entire Extension Term, the Tax Base as provided in Section 6.3 of the Lease shall be the Real Estate Taxes for Fiscal Year 1999 (July 1, 1998 to June 30, 1999), and Tenant shall pay, as additional rent as provided in the Lease, 7.143% of any Real Estate Taxes in excess of the Tax Base.

4.	NOTICES

Landlord’s address for notices and for the payment of rent, as provided in Sections 5 and 33 of the Lease, shall be as follows:

c/o King Associates LLP

21 Elkins Street

South Boston, MA 02127

5.	RATIFICATION.

In all other respects, the Lease shall remain unmodified and in full force and effect.

6.	CERTIFICATION

Tenant hereby certifies that the Lease is in full force and effect, that there have been no other modifications or amendments thereto, that Landlord has fulfilled all of its obligations under the Lease, and Landlord is not in default under any of the terms and conditions of the Lease. The Lease, as amended by this Amendment, is hereby ratified and confirmed by Landlord and Tenant.

7.	BINDING

This agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors administrators, successors, in interest and assigns.

Executed as a sealed instrument as of the day and year first above written.

LANDLORD:

KING REAL ESTATE CORPORATION, AS TRUSTEE OF KNEELAND STREET REAL ESTATE TRUST
By King Associates LLP, as Managing Agents

By:	/s/ Steven S. Manos
Name: Steven S. Manos
Title: Executive Vice President

TENANT:

TRUSTEES OF TUFTS COLLEGE

By:	/s/ Alden I. Gifford
Name: Alden I. Gifford
Title: Partner

THIRD AMENDMENT TO LEASE

75 KNEELAND STREET, BOSTON, MASSACHUSETTS

(Paratek Pharmaceuticals, Inc. – 6 Floor)

This Third Amendment to Lease (“Third Amendment”), entered into as of January 28, 2002, by and between KING REAL ESTATE CORPORATION, AS TRUSTEE OF KNEELAND STREET REAL ESTATE TRUST (“Landlord”), and PARATEK PHARMACEUTICALS, INC. (“Tenant”).

Landlord and the Trustees of Tufts College entered into a Lease dated November 10, 1993, as amended by Amendment to Lease dated March 31, 1998, which lease was assigned to Tenant and further amended by Assignment, Assumption, Amendment and Consent dated September 1, 2001 (together, the “Lease”), for certain premises consisting of the entire 6th floor (the “Premises”) of the building located at 75 Kneeland Street, Boston, Massachusetts (the “Building”), as more particularly described in the Lease. Terms used in this Third Amendment which are defined in the Lease and which are not specifically defined herein shall have the meaning given to them in the Lease.

Landlord and Tenant desire to extend the term of the Lease and amend certain other provisions of the Lease.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	TERM.

(a) The Term of the Lease (which currently expires on December, 31, 2003) is extended for a period of 13 years, and shall now expire on December 31, 2016 (the period commencing January 1, 2004, and ending on December 31, 2016 is referred to herein as the “Extended Term”).

(b) Section 41 of the Lease (containing an option to extend the Term), is hereby deleted and of no further force and effect.

(c) Section 8.C. of the Lease (containing a right to terminate the Lease) is hereby deleted and of no further force and effect.

2.	RENT.

(a) Prior to the commencement of the Extended Term, the annual Fixed Rent shall continue to be due and payable in the amounts provided for in the Lease.

(b) Commencing on the first day of the Extended Term, and thereafter through the end of the Extended Term, the Fixed Rent due and payable by the Tenant under the Lease shall be as follows:

Lease Year	Annual Fixed Rent	Monthly Installments

1, 2 and 3 (1/10/04 – 12/31/04)	$467,728.00	$38,977.33

2, 3 and 4 (1/1/05 – 12/31/07	$512,992.00	$42,749.33

5 through 13 (1/1/08 – 12/31/16)	Fair Market Rent, payable in equal monthly installments

(c) With respect the 5th through 13th Lease Years (January 1, 2008 through December 31, 2016), the Fixed Rent payable during such period shall be “Fair Market Rent”, i.e., the greater of (i) the Fixed Rent payable during the 4th Lease Year or (ii) the “Net Effective Rent” for the rental of the Premises, as of the first day of the 5th Lease Year. For purposes hereof, “Net Effective Rent” shall mean the rent (e.g., rents generally offered for leases which by their term provide for a base rent only with a separate rental payment for Tenant’s allocable share of the operating expenses and real estate taxes of the Building, excluding therefrom any market concessions such as work performed by landlord, tenant improvements allowances or leasing commissions or other costs and expenses for the lease transaction because Landlord is not incurring those costs upon a renewal), generally in effect for comparable space on comparable floors with comparable views in comparable office buildings of age similar to the Building located in the Boston commercial office market with tenants of comparable financial credit for leases commencing on or about the date for which the “Net Effective Rent” is to be determined. “Fair Market Rent” shall be determined as follows:

(1) Landlord shall advise Tenant in writing (“Landlord’s Notice”) of its determination of the Fair Market Rent not more than 180 days and not less than 120 days prior to the beginning of the 5th Lease Year (if Landlord shall fail to send Landlord’s Notice by such date, Tenant shall send a written reminder notice to Landlord, and Landlord shall send Landlord’s Notice within 15 days after receipt of said reminder notice). Tenant shall be deemed to have accepted the rental rate contained in Landlord’s notice, and such rental rate shall be conclusively deemed to be the Fair Market Rent unless Tenant notifies Landlord in writing, within 15 days after Tenant received Landlord’s Notice, that Tenant disputes Landlord’s determination.

(2) If Tenant disputes the determination of the Fair Market Rent by Landlord (as provided above), and Landlord and Tenant are unable to agree on the Fair Market Rent for the Premises within thirty (30) days, the same shall be determined as follows:

Landlord and Tenant shall, within thirty (30) days following the expiration of said thirty (30) day period provided in subsection (2) above, each appoint a licensed real estate broker who has been actively engaged in the leasing of office space in comparable office buildings in the Boston real estate market for not less than ten (10) years immediately preceding the date of appointment and shall not be a sole practitioner and shall not have represented such party in the prior 5 years (each an “Appraiser” and collectively, the “Appraisers”). Within thirty (30) days after being retained, the Appraisers shall each make an independent determination of Fair Market Rent. If the difference between the Appraisers’ values is equal to or less than five percent (5%), then the Fair Market Rent shall be the average of the sum of the Appraisers’ values. If the difference between the Appraisers’ values is greater than five percent (5%), then the Appraisers shall jointly and promptly choose a third real estate broker, having the same qualifications as those set forth above for Appraisers (the “Arbiter”) to whom the Appraisers shall submit in writing their respective determinations of the Fair Market Rent. Within thirty (30) days after being retained, the Arbiter shall offer the Arbiter’s determination of Fair Market Rent. If the Fair Market Rent determined by the Arbiter lies between the Appraisers’ values, then Fair Market Rent shall be the average of the sum of (A) the Arbiter’s value and (B) the Appraiser’s value nearest to the Arbiter’s value. If the Arbiter’s determination of Fair Market Rent is either higher or lower than both of the Appraisers’ values, then Fair Market Rent shall be the average of the sum of the two nearest values.

If the Appraisers cannot agree on an Arbiter within ten (10) business days after the expiration of the Appraisal Period, then either party may apply to the American Arbitration Association office in Boston, Massachusetts in charge of real estate valuation arbitrations for appointment of the Arbiter.

If neither the Appraisers nor the Arbiter have finally determined Fair Market Rent prior to the date on which Fixed Rent based upon such Fair Market Rent is to go into effect pursuant to Section 2(b) herein, Tenant shall pay Fixed Rent based upon Landlord’s Notice (the “Interim Rent”), subject to adjustment upon final determination of the Fair Market Rent. In the event the Fair Market Rent, as finally determined by the above procedure, is (i) in excess of the Interim Rent, Tenant, within thirty (30) days following such final determination, shall pay over to Landlord all such accumulated excess, or (ii) less than the Interim Rent, Landlord, within thirty (30) days following such final determination, shall pay over to Tenant all such accumulated excess or shall allow Tenant a credit equal to such excess against Fixed Rent next coming due hereunder.

3.	OPERATING EXPENSES AND REAL ESTATE TAXES

(a) Prior to the commencement of the Extended Term, additional rent on account of Operating Expenses and Real Estate Taxes shall continue to be due and payable as provided in the Lease.

(b) Commencing on The first day of the Extended Term and thereafter through the end of the Extended Term, the “Operating Expenses Base” shall be defined as the Operating Expenses (as defined in the Lease) for calendar year 2003, and Tenant shall pay, as additional rent, Tenant’s Proportionate Share of any Operating Expenses in excess of the Operating Expenses Base. For purposes of this Section 3(b) and (c), “Tenant’s Proportionate Share” during the Extended Term shall be defined as 7.145%.

(c) Commencing on the first day of the Extended Term and thereafter through the end of the Extended Term, the “Tax Base” shall be defined as the Real Estate Taxes (as defined in the Lease) for fiscal year 2004 (July 1, 2003 to June 30, 2004), and Tenant shall pay, as additional rent, Tenant’s Proportionate Share of any Real Estate Taxes in excess of the Tax Base.

(d) On the first day of each month throughout the Term (including prior to the commencement of the Extended Term and during the Extended Term), Tenant shall pay to Landlord, on account towards Tenant’s share of anticipated increases in Operating Expenses and Taxes above the Operating Expenses Base or the Tax Base, respectively, one-twelfth of the total amount reasonably estimated by Landlord to be Tenant’s share thereof for such Operating Year or Tax Year.

4.	SHAFTWAY

From and after the execution date hereof, Tenant shall have, as appurtenant to the Premises, the right and easement to install, maintain and use utility lines and ventilation ducts within the shaftway for the lobby manual passenger elevator. Tenant shall be responsible, at its sole cost and expense, for the dismantling of the existing elevator in such shaftway, for properly securing the elevator doors on each floor of the Building, and for any installations, all of which work shall be performed in accordance with all Applicable Law and shall subject to the provisions of the Lease regarding Alterations.

5.	RIGHT TO PURCHASE THE PROPERTY

(a) Provided (i) this Lease is then in full force and effect, and (ii) Tenant is not in default hereunder beyond any applicable notice, grace or cure periods, and (iii) Tenant has a lease or leases in effect for and is occupying at least 3 full floors of the Building, then, commencing as of the first day of the Extension Term, and not before, in the event that Landlord shall desire to sell the Property, prior to marketing the Property to the general public, Landlord shall notify Tenant in writing of its desire to sell the Property and, for a period of 30 days following such notice, Tenant shall have the exclusive right to negotiate with Landlord regarding the purchase of the Property by Tenant; provided by granting Tenant such exclusive right to negotiate, Landlord shall not thereby be obligated in any way to sell the Property to Tenant.

(b) The foregoing rights shall not apply with respect to (i) any sale or transfer of the Property to or among the beneficiaries of Landlord, or the partners of any beneficiaries of Landlord, or any family members, or to any sale or transfer for nominal consideration (provided in the case of such a sale or transfer, the provisions of this section shall survive and remain in force and effect with respect to any subsequent sale) or (ii) a sale in connection with, or a deed in lieu of, a foreclosure, or a sale by operation of law (provided in the case of such a sale or transfer, the right of Tenant hereunder shall terminate and be of no further force and effect), and Tenants rights hereunder shall specifically be subordinate to the rights of all mortgagees.

(c) Tenant’s rights under this Section shall in any event terminate and be void and of no further force and effect upon the earlier of: (i) the end of the 12th Lease Year (December 31,

2015) or (ii) the date of the sale of the Property by Landlord following the notice and exclusive negotiation period provided for above. Tenant’s rights under this Section shall be available only to the named Tenant, Paratek Pharmaceuticals, Inc., or its nominee to take title on its behalf, if any, and upon any assignment of this Lease by the named Tenant (except for an assignment to an entity referred to in Section 17.2(a) of the Lease), the rights granted under this Section shall be void and of no further force and effect.

(d) Notwithstanding anything else to the contrary, this Section 5 shall be of no force and effect, and shall be deemed void ab initio, if, prior to the first day of the Extended Term: (i) the Property shall have been sold by Landlord (except for a sale or transfer of the Property to or among the beneficiaries of Landlord, or the partners of any beneficiaries of Landlord, or any family members, or for a sale or transfer for nominal consideration, which sale or transfer shall be subject to the rights of the Tenant hereunder); or (ii) the Property shall be under a written agreement of sale with a prospective purchaser, and subsequent to the first day of the Extended Term the Property shall be sold to such purchaser, or its nominee or assignee.

6.	RATIFICATION.

In all other respects, the Lease shall remain unmodified and in full force and effect. The Lease, as amended by this Third Amendment, is hereby ratified and confirmed by Landlord and Tenant.

7.	CERTIFICATION

Tenant hereby certifies that the Lease is in full force and effect, that there have been no other modifications or amendments thereto, that Landlord has fulfilled all of its obligations under the Lease, and Landlord is not in default under any of the terms and conditions of the Lease.

8.	BINDING

This agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors, in interest and assigns.

Executed as a sealed instrument as of the day and year first above written.

LANDLORD:		TENANT:

KING REAL ESTATE CORPORATION, AS TRUSTEE OF KNEELAND STREET REAL ESTATE TRUST By its Managing Agents KING ASSOCIATES LLP		PARATEK PHARMACEUTICALS, INC.

By:	/s/ Alden I. Gifford Jr.	By:	/s/ George C. Hillman
	Name: Alden I. Gifford Jr.		Name: George C. Hillman
	Title: Partner		Title: Executive Vice President

Exhibit 10.17

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 31st day of January, 2012, between ARE-MA REGION NO. 33, LLC, a Delaware limited liability company (“Landlord”), and PARATEK PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

Address:	99 Erie Street, Cambridge, Massachusetts

Premises:	That portion of the Project commonly known as Suite A, containing approximately 16,135 rentable square feet, consisting of approximately 12,175 rentable square feet on the first floor of the Building and approximately 3,960 rentable square feet on the second floor of the Building, as determined by Landlord, as shown on Exhibit A.

Project:	The real property on which the building (the “Building”) in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	$500,184.96 per annum, $41,682.08 per month ($31.00 per rentable square foot of the Premises per annum)

Rentable Area of Premises: 16,135 sq. ft.

Rentable Area of Project: 27,960 sq. ft.	Tenant’s Share of Operating Expenses: 57.71%

Security Deposit: $166,728.33	Target Commencement Date: May 26, 2012

Rent Adjustment Percentage: 3%

Base Term:	Beginning on the Commencement Date and ending 60 months from the first day of the first full month following the Commencement Date.

Permitted Use:	Research and development laboratory, related office and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
P.O. Box 975383	385 E. Colorado Boulevard, Suite 299
Dallas, TX 75397-5383	Pasadena, CA 91101
Attention: Corporate Secretary

Tenant’s Notice Address:
99 Erie Street, Suite A
Cambridge, Massachusetts 02139
Attention: Lease Administrator

The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

☒ EXHIBIT A - PREMISES DESCRIPTION	☒ EXHIBIT B - DESCRIPTION OF PROJECT
☒ EXHIBIT C - WORK LETTER	☒ EXHIBIT D - COMMENCEMENT DATE
☒ EXHIBIT E - RULES AND REGULATIONS	☒ EXHIBIT F - TENANT’S PERSONAL PROPERTY
☒ EXHIBIT G - ASBESTOS DISCLOSURE	☒ EXHIBIT H - PTDM

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 2

referred to herein as the “Common Areas.” Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s access to or use of the Premises for the Permitted Use.

2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant on or before the Target Commencement Date, with Landlord’s Work Substantially Completed (“Delivery” or “Deliver”). If Landlord fails to timely Deliver the Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. If Landlord does not Deliver the Premises within 90 days of the Target Commencement Date for any reason other than Force Majeure Delays and Tenant Delays, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated by Tenant: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease) and any prepaid Base Rent, shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. As used herein, the terms “Landlord’s Work,” “Tenant Delays” and “Substantially Completed” shall have the meanings set forth for such terms in the Work Letter. If Tenant does not elect to void this Lease within 5 business days of the lapse of such 90 day period, such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

The “Commencement Date” shall be the earliest of: (i) the date Landlord Delivers the Premises to Tenant; (ii) the date Landlord could have Delivered the Premises but for Tenant Delays; and (iii) the date Tenant conducts any business in the Premises or any part thereof (other than Tenant’s early occupancy of the Second Floor Premises for office purposes as provided below in this Section 2). Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease and the Extension Term which Tenant may elect pursuant to Section 40 hereof.

Subject to the provisions of Section 6 of the Work Letter, Landlord shall permit Tenant access to the Premises during the period of Landlord’s performance of Landlord’s Work for Tenant’s installation and set up of its furniture, fixtures and equipment and of its voice and data cabling (“FF&E Installation”), provided that such FF&E Installation is coordinated with Landlord, and Tenant complies with this Lease and all other reasonable restrictions and conditions Landlord may impose. All such access shall be during normal business hours. Any access to the Premises by Tenant before the Commencement Date for the FF&E Installation shall be subject to all of the terms and conditions of this Lease, excluding the obligation to pay Base Rent and Operating Expenses.

Subject to the provisions of Section 6 of the Work Letter, Landlord shall permit Tenant to occupy the portion of the Premises located on the second floor of the Building (“Second Floor Premises”) for office purposes only commencing on April 15, 2012. Any such occupancy of the Second Floor Premises before the Commencement Date shall be subject to all of the terms and conditions of the this Lease, excluding the obligation to pay Base Rent and Operating Expenses.

Except as set forth in the Work Letter: (i) Tenant shall accept the Premises in their condition as of the Commencement Date, subject to all applicable Legal Requirements (as defined in Section 7 hereof); (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken. Landlord represents and warrants to Tenant that Landlord has obtained all consents (if any) required for this Lease under that certain Master Lease Agreement dated September 28, 2007, by and between MIT 99 Erie LLC, and Landlord, notice of which is recorded in Book 50168, Page 48 of the Middlesex South Registry of Deeds.

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 3

Except as specifically provided in the immediately preceding paragraph, Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises (except as expressly set forth in this Lease and the Work Letter) or the Project, and/or the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises or the Project are suitable for the Permitted Use. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. The first month’s Base Rent and the Security Deposit shall be due and payable on delivery of an executed copy of this Lease to Landlord. Tenant shall pay to Landlord in advance, without demand, abatement (except as expressly permitted in this Lease), deduction or set-off, equal monthly installments of Base Rent on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

4. Base Rent Adjustments.

(a) Annual Adjustments. Base Rent shall be increased on each annual anniversary of the first day of the first full month during the Term of this Lease (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

(b) Additional TI Allowance. In addition to the Tenant Improvement Allowance (as defined in the Work Letter), Landlord shall, subject to the terms of the Work Letter, make available to Tenant the Additional Tenant Improvement Allowance (as defined in the Work Letter) for the construction of the Tenant Improvements. Commencing on the Commencement Date and thereafter on the first day of each month of the Base Term, Tenant shall pay to Landlord the amount necessary to fully amortize the amount of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the Base Term (“TI Rent”).

5. Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year. During each month of the Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 4

The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project (including, without duplication, Taxes (as defined in Section 9), capital repairs and improvements (except to the extent expressly excluded from Operating Expenses pursuant to this Section 5) amortized over the lesser of 10 years and the useful life of such capital items, and the costs of Landlord’s third party property manager (not to exceed 4.0% of Base Rent payable hereunder) or, if there is no third party property manager, administration rent in the amount of 4.0% of Base Rent payable hereunder), excluding only:

(a) the original construction costs of the Project and renovation prior to the date of the Lease and costs of correcting defects in such original construction or renovation;

(b) capital expenditures for expansion of the Project;

(c) interest, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured, and all payments of base rent (but not taxes or operating expenses) under any ground lease;

(d) depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses pursuant to this Section 5);

(e) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f) legal and other expenses incurred in the negotiation or enforcement of leases;

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(i) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(j) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(k) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with claims, disputes or potential disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(l) costs incurred by Landlord (including penalties, fines and legal fees) due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project (including this Lease) or any Legal Requirement (as defined in Section 7);

(m) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes required to be made by Landlord hereunder before delinquency;

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 5

(n) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(o) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(p) costs of Utilities (as defined in Section 11) which are separately metered to the Premises, and costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and/or which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(q) costs incurred in the sale or refinancing of the Project;

(r) net income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(s) rent for any space which is not actually used by Landlord in connection with the management or operation of the Project;

(t) costs for services or amenities that are specifically for the benefit of a particular tenant and that are of a nature not generally provided to all tenants of the Project;

(u) costs of services, goods or materials made available only to other tenants at the Project and not Tenant and which are reimbursed by such other tenants of the Project;

(v) costs arising from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors;

(w) any costs incurred to remove, study, test or remediate Hazardous Materials in or about the Building or the Project (provided, however, that the foregoing is in no event intended to limit Tenant’s obligations under Section 28 or Section 30 of this Lease);

(x) except as otherwise provided in Section 13, the cost of Structural Items (as defined in Section 13); and

(y) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and Tenant’s Share of actual Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 90 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 6

each item contested and the reason therefor. If, during such 90 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access in the Commonwealth of Massachusetts to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have an independent regionally recognized public accounting firm selected by Tenant, working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense) and approved by Landlord (which approval shall not be unreasonably withheld or delayed), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after delivery of such statement. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Project is not at least 95% occupied on average during any year of the Term, Tenant’s Share of Operating Expenses for such year shall be computed as though the Project had been 95% occupied on average during such year.

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. Landlord may equitably increase Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. If Landlord so modifies Tenant’s Share, Landlord shall provide Tenant advance notice thereof. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6. Security Deposit. Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by an FDIC-insured financial institution reasonably satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the Commonwealth of Massachusetts. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash in accordance with this Section 6 without obligation for interest thereon as the Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or any part of the Security Deposit to pay delinquent payments due under this Lease, future rent, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 7

termination of this Lease pursuant to Section 21(c) below. Upon any such use of all or any portion of the Security Deposit, Tenant shall pay Landlord within 5 days after demand the amount that will restore the Security Deposit to the amount set forth on Page 1 of this Lease. Tenant hereby waives the provisions of any law, now or hereafter in force which provides that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the Default of Tenant. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. Upon any such use of all or any portion of the Security Deposit, Tenant shall, within 5 days after demand from Landlord, restore the Security Deposit to its original amount. Upon the expiration or earlier termination of this Lease, the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, if applicable, to the last assignee of Tenant’s interest hereunder) within 60 days after the expiration or earlier termination of this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord shall either (a) transfer any Security Deposit then held by Landlord to a person or entity assuming Landlord’s obligations under this Section 6, or (b) return to Tenant any Security Deposit then held by Landlord and remaining after the deductions permitted herein. Upon such transfer to such transferee or the return of the Security Deposit to Tenant, Landlord shall have no further obligation with respect to the Security Deposit, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee, and no interest shall accrue thereon.

7. Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof, including, without limitation, the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq. (together with the regulations promulgated pursuant thereto, “ADA”) (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority (as defined in Section 9) having jurisdiction to be a violation of a Legal Requirement, subject to Tenant’s right, if any, granted in writing by such Governmental Authority to continue such use in the Premises during any permitted appeal period. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler or other credits. Tenant shall not permit any part of the Premises to be used as a “place of public accommodation”, as defined in the ADA or any similar legal requirement. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment weighing 500 pounds or more in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Except as may be provided under the Work Letter, Tenant shall not, without the prior written consent of Landlord, use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use.

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 8

Landlord shall, at Landlord’s sole cost and not as an Operating Expense, be responsible for the compliance of the Premises (as part of Landlord’s Work) and the Common Areas of the Project with Legal Requirements (including with the ADA) as of the Commencement Date. Following the Commencement Date, Landlord shall, as an Operating Expense (to the extent such Legal Requirement is generally applicable to similar buildings in the area in which the Project is located and except to the extent expressly excluded from Operating Expenses) and at Tenant’s expense (to the extent such Legal Requirement is triggered by reason of Tenant’s, as compared to other tenants of the Project, specific use of the Premises or Tenant’s Alterations (as defined in Section 12)) make any alterations or modifications to the Common Areas or the exterior of the Building that are required by Legal Requirements. Subject to the terms of Section 13, any such modifications or alterations which are made by Landlord pursuant to this paragraph as Operating Expenses and are capital in nature shall be amortized pursuant to Section 5; provided, however, if the purchase and installation of an elevator between the first and second floors of the Premises is required during the Term pursuant to Legal Requirements, commencing on the first day of the month following substantial completion of the installation of such elevator, Tenant shall commence paying the amount necessary to amortize all costs incurred by Landlord for such purchase and installation of the elevator over a period of 15 years, in equal monthly installments over the remaining Term, including the Extension Term (as defined in Section 40) if the same has been exercised by Tenant, with interest at a rate of 8% per annum. Subject to the first two sentences of this paragraph, Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements (including, without limitation, compliance of the Premises with the ADA) related to Tenant’s use or occupancy of the Premises or Tenant’s Alterations. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Tenant’s failure to comply with Legal Requirements applicable to Tenant’s specific use or occupancy of the Premises for which Tenant is responsible under this paragraph, and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any such failure of the Premises to comply with any Legal Requirement.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential damages. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. Landlord shall pay, as part of Operating Expenses, all taxes, levies, fees, assessments and governmental charges of any kind with respect to the Project, existing as of the Commencement Date or thereafter enacted (collectively referred to as “Taxes”), imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation,

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 9

quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Landlord under this Lease and/or from the rental by Landlord of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Landlord’s business or occupation of leasing space in the Project. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens securing Taxes. Taxes shall not include any franchise, capital levy, net income, estate, succession or excess profit taxes imposed on Landlord except to the extent such net income taxes are in substitution for any Taxes payable hereunder. If any such Tax is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any personal property or trade fixtures placed by Tenant in the Premises, whether levied or assessed against Landlord or Tenant. If any Taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements in or alterations to the Premises made following the mutual execution of this Lease by the parties, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. Landlord shall not allocate additional Taxes to the Premises pursuant to the immediately preceding sentence based on improvements or alterations to the Premises if such improvements or alterations are not more valuable than those installed in the other leasable space in the Project, and the intent of the previous sentence hereof is to allocate to Tenant Taxes attributable to improvements and alterations in excess of the level of improvements typical for other leasable space in the Project. Landlord’s reasonable determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord within 30 days after demand.

10. Parking. Subject to all matters of record, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Landlord shall make available and Tenant shall have the right to use up to 2 parking spaces per 1,000 rentable square feet of the Premises in the surface parking lot at the Project and at the parking lot adjacent to the Project located at 202 and 208 Brookline Street, Cambridge, Massachusetts, on a non-exclusive basis, subject in each case to Landlord’s rules and regulations. Tenant shall notify Landlord prior to the Commencement Date as to how many parking spaces Tenant will license hereunder. Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming crowded (provided that, subject to this first sentence of this Section 10, Tenant is allocated at least 2 parking spaces per 1,000 rentable square feet of the Premises). Commencing on the Commencement Date, Tenant shall pay to Landlord or as directed by Landlord, monthly as Additional Rent hereunder, the market rate for each parking space, as reasonably determined by Landlord from time to time, which as of the date hereof shall be $190.00 per space per month (“Parking Charges”). Notwithstanding anything to the contrary contained herein, Landlord shall not increase the amount of Additional Rent being paid by Tenant for such parking spaces more than once during any 12 month period. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project. The license granted hereunder for parking spaces is appurtenant to and nonseverable from Tenant’s leasehold interest in the Premises, and shall be assigned automatically to any assignee of Tenant’s interest under the Lease.

If Tenant initially elects to license fewer than 2 parking spaces per 1,000 rentable square feet of the Premises from Landlord and, during the Term, Tenant desires to lease additional parking spaces (“Additional Spaces”), Tenant may license additional non-reserved parking spaces subject and pursuant to the terms of this paragraph; provided, however, that in no event shall Tenant have any right to lease more than a total of 2 parking spaces per 1,000 rentable square feet of the Premises at any time. If

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 10

Tenant desires to lease any such Additional Spaces, Tenant shall deliver written notice (“Tenant’s Notice”) to Landlord specifying the number of Additional Spaces desired by Tenant (provided, however, that in no event shall Tenant have any right to lease more than a total of 2 parking spaces per 1,000 rentable square feet of the Premises). If Landlord determines that any Additional Spaces are available at the surface parking lot at the Project and/or at the parking lot adjacent to the Project located at 202 and 208 Brookline Street, Cambridge, Massachusetts, for use by Tenant, Landlord shall notify Tenant in writing and Tenant shall commence using and paying Parking Charges for such Additional Spaces upon Landlord’s delivery of written notice to Tenant that such Additional Spaces are available for use by Tenant. Tenant acknowledges and agrees that Landlord shall have no obligation to provide Tenant with Additional Spaces.

Tenant acknowledge that there is a Parking and Transportation Demand Management Plan, as may be amended (“PTDM”) setting forth certain requirements relating to parking and transportation demand management which are binding on tenants in the Project, a copy of which is attached hereto as Exhibit H and agrees to comply with the requirements of the PTDM. Tenant acknowledges that Operating Expenses shall include expenses and assessments related to the PTDM.

11. Utilities, Services. Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services)(collectively, “Utilities”). Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. The Premises are separately metered for electricity and natural gas. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent. Tenant agrees to limit use of water and sewer with respect to Common Areas to normal restroom use. Tenant shall be responsible for obtaining and paying for janitorial services and pest control services for the Premises.

If (i) a stoppage of an Essential Service (as defined below) to the Premises shall occur and such stoppage is due to the gross negligence of Landlord and not due in any part to any act or omission on the part of Tenant or any Tenant Party or any matter beyond Landlord’s reasonable control (any such stoppage of an Essential Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 5 consecutive business days after Landlord shall have received written notice thereof from Tenant, and (iii) as a result of such Service Interruption, the conduct of Tenant’s normal operations in the Premises are materially and adversely affected, then there shall be an abatement of one day’s Base Rent for each day during which such Service Interruption continues after such 5 business day period; provided, however, that if any part of the Premises is reasonably useable for Tenant’s normal business operations or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of each daily abatement of Base Rent shall only be proportionate to the nature and extent of the interruption of Tenant’s normal operations or ability to use the Premises. The rights granted to Tenant under this paragraph and in Section 31 of this Lease shall be Tenant’s sole and exclusive remedies resulting from a failure of Landlord to provide services, and Landlord shall not otherwise be liable for any loss or damage suffered or sustained by Tenant resulting from any failure or cessation of services. For purposes hereof, the term “Essential Services” shall mean the following services: access to the Premises to conduct Tenant’s business, water and electricity, but in each case only to the extent that Landlord has an obligation to provide same to Tenant under this Lease.

Tenant shall be responsible, at Tenant’s sole cost and expense, during the Term for the operation, maintenance, repair and replacement of the acid neutralization system serving the Premises as of the date of this Lease (“Acid Neutralization System”). Tenant shall also be responsible, at its sole

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 11

cost and expense, for obtaining and maintaining any and all licenses, permits and approvals required in connection with the Acid Neutralization System including, without limitation, the permit required from the Massachusetts Water Resource Authority for discharge through the Acid Neutralization System. In connection with its maintenance of the Acid Neutralization System, Tenant shall contract with a third party reasonably acceptable to Landlord (pursuant to a contract in form and content reasonably acceptable to Landlord) for the maintenance of the Acid Neutralization in accordance with the manufacturer’s standard maintenance guidelines. Tenant and all Tenant Parties shall use the Acid Neutralization System in accordance with this Lease, all applicable Legal Requirements and all applicable licenses, permits and approvals required in connection with the operation and maintenance of the Acid Neutralization System. Notwithstanding anything to the contrary contained in this Lease, the scope of Tenant’s Surrender Plan (as defined in Section 28) shall include all actions required for the proper cleaning, decommissioning and cessation of Tenant’s use of the Acid Neutralization System and the release of all licenses, permits and approvals obtained by Tenant in connection with the Acid Neutralization System.

Landlord shall deliver the Emergency Generators to Tenant in operating condition as of the Commencement Date. Tenant shall be responsible, at Tenant’s sole cost and expense, during the Term for the operation, maintenance, repair and replacement of the emergency generators serving the Premises as of the date of this Lease (“Emergency Generators”). Tenant shall also be responsible, at its sole cost and expense, for obtaining and maintaining any and all licenses, permits and approvals required in connection with the Emergency Generators. In connection with its maintenance of the Emergency Generators, Tenant shall contract with a third party reasonably acceptable to Landlord (pursuant to a contract in form and content reasonably acceptable to Landlord) for the maintenance of the Emergency Generators in accordance with the manufacturer’s standard maintenance guidelines. Tenant and all Tenant Parties shall use the Emergency Generators in accordance with this Lease, all applicable Legal Requirements and all applicable licenses, permits and approvals required in connection with the operation and maintenance of the Emergency Generators.

12. Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other then by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems and shall not be otherwise unreasonably withheld. If Landlord approves any Alterations, Landlord may impose such reasonable conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s sole and absolute discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to 5% of all charges incurred by Tenant or its contractors or agents in connection with any Alteration to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall furnish security or make other arrangements reasonably satisfactory to Landlord to assure payment for the completion of all Alterations work free and clear of liens, and shall provide (and

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 12

cause each contractor or subcontractor to provide) certificates of insurance for workers’ compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and subcontractors who did the work and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for any such Alteration.

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, and Landlord consents to such waiver, then Landlord shall be entitled to be paid as administrative rent a fee of $1,000 per occurrence for its time and effort in preparing and negotiating such a waiver of lien.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal property or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for with the TI Fund, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to and Tenant shall not remove any of the Tenant Improvements at the expiration or earlier termination of the Term.

13. Landlord’s Repairs. Landlord shall, at Landlord’s sole expense (and not as an Operating Expense), be responsible for capital repairs and replacements of the roof, exterior walls, foundation of the Building and the parking areas of the Project (“Structural Items”) unless the need for such repairs or replacements is caused by Tenant or any Tenant Parties, in which case Tenant shall, subject to the provisions of the penultimate paragraph of Section 17, bear the full cost to repair or replace such Structural Items. Landlord shall, as an Operating Expense, be responsible for the routine maintenance and repair of such Structural Items. Landlord, as an Operating Expense (except to the extent expressly excluded from Operating Expenses pursuant to Section 5), shall maintain all of the exterior and other Common Areas of the Project, including HVAC, plumbing, fire sprinklers and all other building systems serving the Premises and other portions of the Project (“Building Systems”), in good repair, reasonable wear and tear and uninsured losses and damages caused by Tenant, or by any of Tenant’s agents, servants, employees, invitees and contractors (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs,

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 13

alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 24 hours advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. In connection with its obligations under this Section 13, Landlord shall use reasonable efforts to minimize interference with Tenant’s business at the Premises. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Tenant waives its rights under any state or local law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

Tenant shall have the self-help rights provided for in Section 31 in the event of a Material Landlord Default (as hereinafter defined).

14. Tenant’s Repairs. Subject to and excluding repairs which are Landlord’s obligation under Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Such repair and replacement may include capital expenditures and repairs whose benefit may extend beyond the Term. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party.

15. Mechanic’s Liens. Tenant shall discharge, by bond or otherwise, any mechanic’s lien filed against the Premises or against the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant within 10 days after the filing thereof, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to discharge or bond over in a manner reasonably acceptable to Landlord any lien described herein, Landlord shall have the right, but not the obligation, to pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title to the Project and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to applicability of the lien only to removable personal property, located in an identified suite held by Tenant.

16. Indemnification. Tenant hereby indemnifies and agrees to defend, save and hold Landlord harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises, arising directly or indirectly out of use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or negligence of Landlord. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 14

limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party.

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project or such lesser coverage amount as Landlord may elect provided such coverage amount is not less than 90% of such full replacement cost. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk or special form property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises. The commercial general liability insurance policy shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Landlord Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A- and financial category rating of at least Class VII in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 10 days prior written notice shall have been given to Landlord from the insurer; contain a contractual liability endorsement and a carveout from the pollution exclusion for hostile fire; and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Certificates of insurance showing the limits of coverage required hereunder and showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant upon commencement of the Term and upon each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 15

Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other casualty, Landlord shall notify Tenant within 90 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 9 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 5 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense, provided that during the Base Term, no deductible shall be included as part of Operating Expenses that exceeds $50,000, except for any flood deductible, and thereafter any such deductible(s) shall be in a commercially reasonable amount), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the Restoration Period, Landlord may, if sufficient insurance proceeds are not available for the repair or restoration of the Premises, elect not to proceed with such repair and restoration or Tenant may by written notice to Landlord delivered within 5 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure (as defined in Section 34) events or to obtain Hazardous Material Clearances, all repairs or restoration to Tenant’s property and tenant improvements installed by Tenant or at Tenant’s expense and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration. Rent shall be abated

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 16

from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If the whole or any material part of the Premises or the Project is taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, materially interfere with or impair Landlord’s ownership or operation of the Project or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with the rules of the American Arbitration Association) then upon written notice by Landlord this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the rentable square footage of the Building, the rentable square footage of the Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, except as provided in the immediately following sentence, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of state law to terminate this Lease upon a partial Taking of the Premises or the Project.

20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and in either case Tenant shall fail to obtain replacement insurance at least 20 days before the expiration of the current coverage.

(c) Abandonment. Tenant shall abandon the Premises. Tenant shall not be deemed to have abandoned the Premises if (i) Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, Tenant completes Tenant’s obligations with respect to

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 17

the Surrender Plan in compliance with Section 28, (ii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iii) Tenant continues during the balance of the Term to satisfy all of its obligations under the Lease as they come due.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e) Liens. Tenant shall fail to discharge, bond over in a manner reasonably acceptable to Landlord or otherwise obtain the release of any lien placed upon the Premises in violation of this Lease within 20 days after any such lien is filed against the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 days after a second notice requesting such document.

(h) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(h) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless the cure periods set forth in this Section 20(h) have expired and Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(h) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that such cure shall be completed no later than 60 days from the date of Landlord’s Notice.

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may, without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 18

and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 days after the date such payment is due, Tenant shall pay to Landlord an additional sum of 6% of the overdue Rent as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever. No cure in whole or in part of such Default by Tenant after Landlord has taken any action beyond giving Tenant notice of such Default to pursue any remedy provided for herein (including retaining counsel to file an action or otherwise pursue any remedies) shall in any way affect Landlord’s right to pursue such remedy or any other remedy provided Landlord herein or under law or in equity, unless Landlord, in its sole discretion, elects to waive such Default.

(i) This Lease and the Term and estate hereby granted are subject to the limitation that whenever a Default shall have happened and be continuing, Landlord shall have the right, at its election, then or thereafter while any such Default shall continue and notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, to give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice, which date shall be not less than 5 days after the giving of such notice, and upon the date so specified, this Lease and the estate hereby granted shall expire and terminate with the same force and effect as if the date specified in such notice were the date hereinbefore fixed for the expiration of this Lease, and all right of Tenant hereunder shall expire and terminate, and Tenant shall be liable as hereinafter in this Section 21(c) provided. If any such notice is given, Landlord shall have, on such date so specified, the right of re-entry and possession of the Premises and the right to remove all persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of Tenant. Should Landlord elect to re-enter as herein provided or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may from time to time re-let the Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as Landlord may deem advisable, with the right to make commercially reasonable alterations in and repairs to the Premises.

(ii) In the event of any termination of this Lease as in this Section 21 provided or as required or permitted by law or in equity, Tenant shall forthwith quit and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by summary proceedings, ejectment or otherwise, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event Tenant and no person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Premises. Landlord, at its option, notwithstanding any other provision of this Lease, shall be entitled to recover from Tenant, as and for liquidated damages, the sum of:

(A) all Base Rent, Additional Rent and other amounts payable by Tenant hereunder then due or accrued and unpaid: and

(B) the amount equal to the aggregate of all unpaid Base Rent and Additional Rent which would have been payable if this Lease had not been terminated prior to the end of the Term then in effect, discounted to its then present value in accordance with accepted financial practice using a rate of 5% per annum, for loss of the bargain; and

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 19

(C) all other damages and expenses (including attorneys’ fees and expenses), if any, which Landlord shall have sustained by reason of the breach of any provision of this Lease; less

(D) the net proceeds of any re-letting actually received by Landlord and the amount of damages which Tenant proves could have been avoided had Landlord taken reasonable steps to mitigate its damages.

(iii) Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law, but in each case not more than the amount to which Landlord would otherwise be entitled under this Section 21.

(iv) Nothing in this Section 21 shall be deemed to affect the right of either party to indemnifications pursuant to this Lease.

(v) If Landlord terminates this Lease upon the occurrence of a Default, Tenant will quit and surrender the Premises to Landlord or its agents, and Landlord may, without further notice, enter upon, re-enter and repossess the Premises by summary proceedings, ejectment or otherwise. The words “enter”, “re-enter”, and “re-entry” are not restricted to their technical legal meanings.

(vi) If either party shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof, the non-prevailing party shall pay to the prevailing party all fees, costs and other expenses which may become payable as a result thereof or in connection therewith, including attorneys’ fees and expenses.

(vii) If Tenant shall default in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant (a) immediately or at any time thereafter and without notice in the case of emergency or in case such default will result in a violation of any legal or insurance requirements, or in the imposition of any lien against all or any portion of the Premises (but only after Tenant has failed to respond to such lien as permitted by Section 15 within the time period provided in Section 15), and (b) in any other case if such default continues after any applicable notice and cure period provided in Section 21. All reasonable costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and also all reasonable costs and expenses, including attorneys’ fees and disbursements incurred by Landlord in any action or proceeding (including any summary dispossess proceeding) brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord within 10 days after demand.

(viii) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises as generally described in Section 30(d), at Tenant’s expense, to the extent provided in Section 30(d).

(ix) In the event that Tenant is in breach or Default under this Lease, whether or not Landlord exercises its right to terminate or any other remedy, Tenant shall reimburse Landlord upon demand for any costs and expenses that Landlord may incur in connection with any such breach or Default, as provided in this Section 21(c). Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 20

liability, including without limitation, legal fees and costs Landlord shall incur if Landlord shall become or be made a party to any claim or action instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant.

Except as otherwise provided in this Section 21, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. No waiver of any provision of this Lease shall be deemed to have been made unless expressly so made in writing. Landlord shall be entitled, to the extent permitted by law, to seek injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to seek a decree compelling observance or performance of any provision of this Lease, or to seek any other legal or equitable remedy.

22. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent subject to and on the conditions described in this Section 22, Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22. Notwithstanding the foregoing, (i) any public offering of shares or other ownership interest in Tenant, and (ii) any merger of Tenant into a publicly traded shell company for purposes of publicly offering shares (so long as the resulting Tenant company has a net worth (as determined in accordance with GAAP) not less than the net worth (as determined in accordance with GAAP) of Tenant immediately prior to such transfer.

(b) Permitted Transfers. If Tenant desires to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises, then at least 15 business days, but not more than 45 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent, (ii) refuse such consent, in its reasonable discretion; or (iii) terminate this Lease with respect to the space described in the Assignment Notice as of the Assignment Date (an “Assignment Termination”), so long as the proposed assignment or subletting is not in connection with a Permitted Assignment and/or the proposed assignment or subletting is for the remainder (or substantially all of the remainder) of the Term. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Building or the

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 21

Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has received from any prior landlord to the proposed assignee or subtenant a negative report concerning such prior landlord’s experience with the proposed assignee or subtenant; (7) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) the proposed assignee or subtenant, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the proposed assignee or subtenant, is then an occupant of the Project; (10) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (11) the assignment or sublease is prohibited by Landlord’s lender. If Landlord delivers notice of its election to exercise an Assignment Termination, Tenant shall have the right to withdraw such Assignment Notice by written notice to Landlord of such election within 5 business days after Landlord’s notice electing to exercise the Assignment Termination. If Tenant withdraws such Assignment Notice, this Lease shall continue in full force and effect. If Tenant does not withdraw such Assignment Notice, this Lease, and the term and estate herein granted, shall terminate as of the Assignment Date with respect to the space described in such Assignment Notice. No failure of Landlord to exercise any such option to terminate this Lease, or to deliver a timely notice in response to the Assignment Notice, shall be deemed to be Landlord’s consent to the proposed assignment, sublease or other transfer. Tenant shall pay to Landlord a fee equal to One Thousand Five Hundred Dollars ($1,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents. Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that Landlord shall have the right to approve the form of any such sublease or assignment. In addition, Tenant shall have the right to assign this Lease, upon 30 days prior written notice to Landlord (unless prior written notice is prohibited by law or contract, in which case Tenant shall provide Landlord with concurrent notice) but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring the Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the net worth (as determined in accordance with GAAP) of Tenant as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease arising after the effective date of the assignment (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under the Lease, and any such third party shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, in no event shall Landlord or its successors or assigns be obligated to accept such attornment; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 22

documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the occupancy of any portion of the Premises by such proposed assignee or sublessee, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the sum of the rental payable under this Lease, (excluding however, any Rent payable under this Section) and actual and reasonable brokerage fees, legal costs and any design or construction fees directly related to and required pursuant to the terms of any such sublease)(“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or, with respect to liabilities arising from and after the date of the assignment, any assignee of Tenant from full and primary liability under the Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s action or use of the property in question, (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), or (iii) the proposed assignee or sublessee would be using different types or quantities of Hazardous Materials than those used by Tenant under this Lease and because of the existence of a pre-existing environmental condition in the vicinity of or underlying the Project, the risk that Landlord would be targeted as a responsible party in connection with the remediation of such pre-existing environmental condition would be materially increased or exacerbated by the proposed use of Hazardous Materials by such proposed assignee or sublessee, Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 23

proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that, to the best of Tenant’s knowledge, there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth, to the best of Tenant’s knowledge, such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Following the original 10 business day period provided for in this Section 23, Tenant’s failure to deliver such statement within 5 business days after a second written notice from Landlord shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

27. Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust. As of the date of this Lease, there is no existing Mortgage encumbering the Project.

28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than a Landlord Party (collectively, “Tenant HazMat

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 24

Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, subject to Applicable Laws (other than those relating to Hazardous Materials), free from any residual impact from the Tenant HazMat Operations and otherwise released without restriction arising from Tenant’s Hazmat Operations (the “Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant, which approval shall not be unreasonably withheld. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall reasonably request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of the Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the reasonable actual out-of pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 25

30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (collectively, “Environmental Claims”) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project. Notwithstanding anything to the contrary contained in Section 28 and this Section 30, Tenant shall not be responsible for, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises which Tenant can prove existed in the Premises immediately prior to the Commencement Date, or (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove migrated from outside of the Premises into the Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation,

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 26

release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); all closure plans or any other documents required by any and all federal, state and local Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks; and a Surrender Plan (to the extent surrender in accordance with Section 28 cannot be accomplished in 3 months). Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors. Except for any Hazardous Materials List or Haz Mat Documents that have become generally available to the public or that are required to be disclosed (e.g., to the fire department), Landlord shall treat each Hazardous Materials List and all Haz Mats Documents as confidential and shall not disclose the same other than (a) to Landlord’s environmental consultants and advisors and prospective lenders and purchasers of the Building, (b) to prospective tenants of all or a portion of the Premises, and (c) as may be required by applicable Legal Requirements.

(c) Tenant Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor any of its legal predecessors has been required by any prior landlord, lender or Governmental Authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant of such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority). If Landlord determines that this representation and warranty was not true as of the date of this lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

(d) Testing. Landlord shall have the right to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises if there is violation of this Section 30 or if contamination for which Tenant is responsible under this Section 30 is identified; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests; otherwise, such tests shall be paid for by Landlord. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions for which Tenant is responsible under this Section 30 identified by such testing in accordance with all Environmental Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e) Control Areas. Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage. As used in the preceding

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 27

sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.

(f) Underground Tanks. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under applicable state and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

(g) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials for which Tenant is responsible under this Section 30 (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Surrender Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located (to the extent in each case that Tenant has been provided an address for notice for such Holder or landlord) and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 28

Notwithstanding the foregoing, if any claimed Landlord default hereunder will immediately, materially and adversely affect Tenant’s ability to conduct its business in the Premises (a “Material Landlord Default”), Tenant shall, as soon as reasonably possible, but in any event within 3 business days of obtaining knowledge of such claimed Material Landlord Default, give Landlord written notice of such claim which notice shall specifically state that a Material Landlord Default exists and telephonic notice to Tenant’s principal contact with Landlord. Landlord shall then have 3 business days to commence cure of such claimed Material Landlord Default and shall diligently prosecute such cure to completion. If such claimed Material Landlord Default is not a default by Landlord hereunder, Landlord shall be entitled to recover from Tenant, as Additional Rent, any costs incurred by Landlord in connection with such cure in excess of the costs, if any, that Landlord would otherwise have been liable to pay hereunder. If Landlord fails to commence cure of any claimed Material Landlord Default as provided above, Tenant may commence and prosecute such cure to completion provided that it does not affect any Building Systems affecting other tenants, the Building structure or Common Areas, and shall be entitled to recover the costs of such cure (but not any consequential or other damages) from Landlord by way of reimbursement from Landlord with no right to offset against Rent, to the extent of Landlord’s obligation to cure such claimed Material Landlord Default hereunder, subject to the limitations set forth in the immediately preceding sentence of this paragraph and the other provisions of this Lease.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Landlord and Landlord’s representatives may enter the Premises during business hours on not less than 48 hours advance written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last year of the Term, to prospective tenants or for any other business purpose. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially, adversely affects Tenant’s use or occupancy of the Premises for the Permitted Use or Tenant’s parking under Section 10. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. Force Majeure. Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by,

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 29

related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond their reasonable control (“Force Majeure”).

35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Jones Lang LaSalle and Colliers International, Inc. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than the broker, if any named in this Section 35, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 30

inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

39. Rights to Expand.

(a) Expansion in the Building. Following the date of this Lease, Tenant shall have a one-time right, but not the obligation, to expand the Premises (the “Expansion Right”) to include the Expansion Space upon the terms and conditions in this Section. For purposes of this Section 39(a), “Expansion Space” shall mean shall mean the remaining 11,825 rentable square feet of space in the Building which is not occupied by a tenant or which is occupied by an existing tenant whose lease is expiring within 6 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. If the Expansion Space becomes available, Landlord shall, at such time as Landlord shall elect so long as Tenant’s rights hereunder are preserved, deliver to Tenant written notice (the “Expansion Notice”) of such Expansion Space, together with the terms and conditions on which Landlord is prepared to lease Tenant such Expansion Space. Tenant shall have 5 business days following delivery of the Expansion Notice to deliver to Landlord written notification of Tenant’s exercise of the Expansion Right (“Acceptance Notice”). Tenant shall be entitled to lease such Expansion Space upon the terms and conditions set forth in the Expansion Notice. If Tenant fails to deliver an Acceptance Notice to Landlord within the required 5 business day period, Tenant shall be deemed to have forever waived its rights under this Section 39(a) to lease the Expansion Space and Landlord shall have the right to lease the Expansion Space to any third party on any terms and conditions acceptable to Landlord. Notwithstanding anything to the contrary contained herein, if Landlord intends to within 6 months thereafter offer the Expansion Space at a base rent rate that is less than 95% of the base rent rate reflected in the Expansion Notice, Tenant’s Expansion Right pursuant to this Section 39(a) shall be restored. For purposes of this Section 39(a), the “base rent rate” shall be calculated by amortizing any free rent, economic allowances or other economic concessions offered by Landlord to Tenant and the applicable third party over the proposed term for the Expansion Space, and subtracting such amortized sum from the base rental rate offered to Tenant and the applicable third party so that there is an “apples to apples” comparison of rental rates.

(b) Amended Lease. If: (i) Tenant fails to timely deliver an Acceptance Notice, or (ii) after the expiration of a period of 10 days after Landlord’s delivery to Tenant of a lease amendment or lease agreement for Tenant’s lease of the Expansion Space, no lease amendment or lease agreement for the Expansion Space, reflecting the terms set forth in the Expansion Notice and otherwise acceptable to both parties each in their sole and absolute discretion, has been executed, Tenant shall be deemed to have waived its right to lease such Expansion Space.

(c) Exceptions. Notwithstanding the above, the Expansion Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right.

(d) Termination. The Expansion Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, if, after such exercise, but prior to the commencement date of the lease of such Expansion Space, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Expansion Right to the date of the commencement of the lease of the Expansion Space, whether or not such Defaults are cured.

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 31

(e) Rights Personal. The Expansion Right is personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(f) No Extensions. The period of time within which the Expansion Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right.

40. Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

(a) Extension Rights. Tenant shall have 1 right (an “Extension Right”) to extend the term of this Lease for 5 years (an “Extension Term”) on the same terms and conditions as this Lease (other than with respect to Base Rent and the Work Letter) by giving Landlord written notice of its election to exercise each Extension Right at least 9 months prior to the expiration of the Base Term of the Lease.

Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by the Rent Adjustment Percentage. As used herein, “Market Rate” shall mean the then market rental rate as determined by Landlord and agreed to by Tenant, for space of comparable size, age quality (including all Alterations and other improvements) and level of finish in Class A laboratory/office buildings in the East and Mid Cambridge areas for a comparable term, taking into account all relevant factors, including free rent, allowances or other concessions, if any, and proximity to amenities and public transportation.

If, on or before the date which is 180 days prior to the expiration of the Base Term of this Lease, Tenant has not agreed with Landlord’s determination of the Market Rate during the first year of Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 40(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 40(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.

(b) Arbitration.

(i) Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate, each party shall deliver to the other a proposal containing the Market Rate that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent for the first year of the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the first year of the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 32

in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate is not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term and increased by the Rent Adjustment Percentage until such determination is made. After the determination of the Market Rate, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Cambridge metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Cambridge metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

(c) Rights Personal. Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

(d) Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, a Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

(e) No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

(f) Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

41. Intentionally Omitted.

42. Asbestos.

(a) Notification of Asbestos. Landlord hereby notifies Tenant of the presence of asbestos-containing materials (“ACMs”) and/or presumed asbestos-containing materials (“PACMs”) within or about the Premises in the location identified in Exhibit G.

(b) Tenant Acknowledgement. Tenant hereby acknowledges receipt of the notification in paragraph (a) of this Section 42 and understands that the purpose of such notification is to make Tenant

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 33

and any agents, employees, and contractors of Tenant, aware of the presence of ACMs and/or PACMs within or about the Building in order to avoid or minimize any damage to or disturbance of such ACMs and/or PACMs.

/s/ BA
Tenant’s Initials

(c) Acknowledgement from Contractors/Employees. Tenant shall give Landlord at least 14 days’ prior written notice before conducting, authorizing or permitting any of the activities listed below within or about the Premises, and before soliciting bids from any person to perform such services. Such notice shall identify or describe the proposed scope, location, date and time of such activities and the name, address and telephone number of each person who may be conducting such activities. Thereafter, Tenant shall grant Landlord reasonable access to the Premises to determine whether any ACMs or PACMs will be disturbed in connection with such activities. Tenant shall not solicit bids from any person for the performance of such activities without Landlord’s prior written approval. Upon Landlord’s request, Tenant shall deliver to Landlord a copy of a signed acknowledgement from any contractor, agent, or employee of Tenant acknowledging receipt of information describing the presence of ACMs and/or PACMs within or about the Premises in the locations identified in Exhibit G prior to the commencement of such activities. Nothing in this Section 42 shall be deemed to expand Tenant’s rights under the Lease or otherwise to conduct, authorize or permit any such activities.

(i) Removal of thermal system insulation (“TSI”) and surfacing ACMs and PACMs (i.e., sprayed-on or troweled-on material, e.g., textured ceiling paint or fireproofing material);

(ii) Removal of ACMs or PACMs that are not TSI or surfacing ACMs or PACMs; or

(iii) Repair and maintenance of operations that are likely to disturb ACMs or PACMs.

43. Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Joint and Several Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall be jointly and severally liable for the obligations of Tenant.

(c) Financial Information. Tenant shall furnish Landlord with true and complete copies of (i) Tenant’s most recent audited annual financial statements within 90 days of the end of each of Tenant’s fiscal years during the Term, (ii) Tenant’s most recent unaudited quarterly financial statements within 45 days of the end of each of Tenant’s first three fiscal quarters of each of Tenant’s fiscal years during the Term, (iii) at Landlord’s request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, (iv) corporate brochures and/or profiles prepared by Tenant for prospective investors, and (v) any other financial information or summaries that Tenant typically provides to its lenders or shareholders. All information delivered by Tenant to Landlord pursuant to this paragraph shall be treated by Landlord as confidential information belonging to Tenant.

(d) Recordation. Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record. Landlord may prepare and file, and upon request by Landlord Tenant will execute, a memorandum of lease.

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 34

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the state in which the Premises are located, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of Tenant’s obligations under this Lease.

(j) OFAC. Tenant, and all beneficial owners of Tenant, are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l) Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m) No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 35

(n) Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses, gloves, gowns or jumpsuits, and booties. In any such case, Tenant shall contract with parties who are acceptable to Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required, equitably adjust Tenant’s Share of Operating Expenses in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o) Electrical Room. Tenant acknowledges that (i) the main electrical switchgear serving the entire Building is located in an electrical room located on the first floor of the Building, which electrical room may only be accessed from within the Premises, and (ii) the other tenant(s) of the Building will require access from time to time to such electrical room in order to access the main electrical switchgear serving their premises. Tenant agrees to provide any other tenant of the Building access to the electrical room in order to access the main electrical switchgear serving their premises promptly after reasonable prior notice (except in the event of an emergency in which case immediate access shall be provided) from such tenant that it requires access and at reasonable times (except in the case of an emergency in which case immediate access shall be provided). Tenant shall have the right to have a Tenant representative present during any such access. Tenant shall have no liability for any property damage or personal injury arising from another tenant’s (or such tenant’s contractors or representatives) entry onto the Premises or performance of work within the electrical room, nor shall Tenant have any liability for or be required to review, approve, or remove and work performed by another tenant (or such tenant’s contractors or representatives) within the electrical room.

[ Signatures on next page ]

Net Multi-Tenant Laboratory	99 Erie/Paratek - Page 36

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

PARATEK PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ Beverly Armstrong
Its:	Vice President

LANDLORD:

ARE-MA REGION NO. 33, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership, managing member

	By:	ARE-QRS CORP., a Maryland corporation, general partner

		By:	/s/ Eric S. Johnson
		Its:	Vice President Real
Estate Legal Affairs

99 Erie/Paratek - Page 1

EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

KEYNOTES:

1 XXXX

LEGEND:

- NEW GWB CONSTRUCTION. REFER TO PARTITION TYPES.
- EXISTING CONSTRUCTION TO REMAIN.
- NEW DOOR & FRAME
- EXISTING DOOR & FRAME TO REMAIN
- DOOR NUMBER DESIGNATION
- GLAZING TYPE DESIGNATION
- PARTITION TYPE DESIGNATION SYMBOL
- KEYNOTE INDICATION, REFERS TO SPECIFIC KEYNOTE
- ALIGN NEW CONSTRUCTION WITH ESTABLISHED SURFACE
- DIMENSION LINE TO FACE OF PARTITION, U.O.N.
- ELEVATION DESIGNATION SYMBOL
- DETAIL NUMBER AND LOCATION SYMBOL
- ROOM NAME AND NUMBER SYMBOL

KEYPLAN

R.E. DINNEEN ARCHITECTS & PLANNERS, INC.

ALEXANDRIA

ALEXANDRIA REAL ESTATE EQUITIES, INC.
700 TECHNOLOGY SQUARE
CAMBRIDGE, MA 02139

PARATEK PHARMACEUTICALS

RICHMOND

PROJECT NO. 11200.11

PROJECT NAME PARATEK PHARMACEUTICALS

99 ERIE STREET
CAMBRIDGE,
MASSACHUSETTS

SHEET TITLE CONSTRUCTION PLAN

ISSUE DATE : 28 DECEMBER 2011

APPROVED BY : REJ

CHECKED BY : MJO

DRAWN BY : MJO/JPS

SCALE : 1/8" = 1'-0"

PROGRESS SET 01-12-12

A-1.1

© COPYRIGHT 2011 R.E.D.A.P.

99 Erie/Paratek - Page 2

KEYNOTES:

1. XXXX

LEGEND:

- NEW GWB CONSTRUCTION. REFER TO PARTITION TYPES.
- EXISTING CONSTRUCTION TO REMAIN
- NEW DOOR & FRAME
- EXISTING DOOR & FRAME TO REMAIN
- DOOR NUMBER DESIGNATION
- GLAZING TYPE DESIGNATION
- PARTITION TYPE DESIGNATION SYMBOL
- KEYNOTE NOTATION. REFERS TO SPECIFIC KEYNOTE
- ALIGN NEW CONSTRUCTION WITH ESTABLISHED SURFACE
- DIMENSION LINE TO FACE OF PARTITION, U.O.N.
- ELEVATION DESIGNATION SYMBOL
- DETAIL NUMBER AND LOCATION SYMBOL
- ROOM NAME AND NUMBER SYMBOL

KEYPLAN

R.E. DINNEEN ARCHITECTS & PLANNERS, INC.

123 North Washington Street Boston, Massachusetts 02114-2143

tel 617 227 7727 fax 617 227 1870

ALEXANDRIA

ALEXANDRIA REAL ESTATE EQUITIES, INC.
700 TECHNOLOGY SQUARE
CAMBRIDGE, MA 02139

PARATEK PHARMACEUTICALS

RICHMOND

PROJECT NO. 11200.11

PROJECT NAME PARATEK PHARMACEUTICALS

99 ERIE STREET
CAMBRIDGE,
MASSACHUSETTS

SHEET TITLE CONSTRUCTION PLAN SECOND FLOOR

ISSUE DATE : 28 DECEMBER 2011

SCALE : 1/8" = 1'-0"

PROGRESS SET 01-12-12

A-1.2

99 Erie/Paratek - Page 1

EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

Parcel One: 99 Erie Street, Cambridge, Massachusetts

That certain parcel of land situated on Erie Street, Cambridge, Middlesex County, Massachusetts being more particularly bounded and described as follows:

Being shown as Lot A1 on a plan entitled “Plan of Land in Cambridge, Mass. Surveyed fro Stimpson Investment Corp.”, dated December 30, 1947, by W.A. Mason & Son Co., Surveyors, recorded with Middlesex County, (Southern District) Registry of Deeds at the end of Book 7237.

Together with the benefit of a fifty (50) foot wide passageway shown on the above mentioned plan.

Parcel Two: 202 Brookline Street, Cambridge, Massachusetts

BEGINNING at a boundary stone at or near the point where the southwesterly line of Erie Street intersects the southeasterly line of Brookline Street;

thence running southeasterly on said Erie Street about seventy-nine (79) feet;

thence turning and running southwesterly by land now or formerly of one Flagg, sixty (60) feet;

thence turning and running northwesterly parallel to said Erie Street about seventy six and 92/100 (76.92) feet to said Brookline Street;

thence turning and running northeasterly by said Brookline Street to the point of beginning.

Parcel Three: 206-208 Brookline Street, Cambridge, Massachusetts

That certain parcel of land situate in Cambridge, in the County of Middlesex, Commonwealth of Massachusetts, described as follows:

Northwesterly by Brookline Street, forty feet;

Northeasterly by land now or formerly of Myles Cosgrove, seventy-six and 75/100 feet;

Southeasterly by land now or formerly of J.W. Bishop Co., forty feet; and

Southwesterly by lands now or formerly of Simon Myerson and of Carmine Simone et al, seventy-five feet.

All of said boundaries are determined by the Court to be located as shown on a plan, as modified and approved by the Court, filed in the Land Registration Office, a copy of a portion of which is filed in the Registry of Deeds for the South Registry District of Middlesex County in Registration Book 300, Page 365 with Certificate 47483, (Plan No. 17636A).

Together with the benefit of the non-exclusive easements and rights, terms and provisions of Declaration of Reciprocal Easements and Covenants dated as of October 2, 2005 by and among HFS Investment, L.C. and John W. Stimpson & J. Louis Newell, Jr., as Trustees under the Will of Harry F. Stimpson (Norfolk County Probate Case No. 99898) and recorded in Book 46323, Page 233.

Square footage is not insured.

Work Letter – Tenant Build	99 Erie/Paratek - Page 1

EXHIBIT C TO LEASE

WORK LETTER

THIS WORK LETTER dated January 31, 2012 (this “Work Letter”) is made and entered into by and between ARE-MA REGION NO. 33, LLC, a Delaware limited liability company (“Landlord”), and PARATEK PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease Agreement dated January 31, 2012 (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Beverly Armstrong and Rachid Mechiche (either such individual acting alone, “Tenant’s Representative”) as the only persons authorized to act for Tenant pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change either Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord. Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s contractors in the performance of Landlord’s Work (as hereinafter defined).

(b) Landlord’s Authorized Representative. Landlord designates Joe Maguire and Jo Ann Merlino-Rogers (either such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant. Landlord’s Representative shall be the sole persons authorized to direct Landlord’s contractors in the performance of Landlord’s Work.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that: (i) the general contractor and any subcontractors for the Tenant Improvements shall be selected by Landlord, subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (ii) R.E. Dinneen Architects & Planners, Inc. shall be the architect (the “TI Architect”) for the Tenant Improvements.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Project of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. Other than Landlord’s Work (as defined in Section 3(a) below, Landlord shall not have any obligation whatsoever with respect to the finishing of the Premises for Tenant’s use and occupancy.

(b) Tenant’s Space Plans. Landlord and Tenant acknowledge and agree that the plan prepared by the TI Architect attached to this Work Letter as Annex 3 (the “Space Plans”) has been approved by both Landlord and Tenant. Landlord and Tenant further acknowledge and agree that any changes to the Space Plan constitute a Change Request the cost of which changes shall be paid for out of the TI Fund. Tenant shall be solely responsible for all costs incurred by Landlord to alter the Building (or Landlord’s plans for the Building) as a result of Tenant’s requested changes.

(c) Working Drawings. Landlord shall cause the TI Architect to prepare and deliver to Tenant for review and comment construction plans, specifications and drawings for the Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared

Work Letter – Tenant Build	99 Erie/Paratek - Page 2

substantially in accordance with the Space Plans. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for the Tenant Improvements. Tenant shall deliver its written comments on the TI Construction Drawings to Landlord not later than 10 business days after Tenant’s receipt of the same; provided, however, that Tenant may not disapprove any matter that is consistent with the Space Plans without submitting a Change Request. Landlord and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Tenant how Landlord proposes to respond to such comments, but Tenant’s review rights pursuant to the foregoing sentence shall not delay the design or construction schedule for the Tenant Improvements. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the Space Plans, Tenant shall approve the TI Construction Drawings submitted by Landlord, unless Tenant submits a Change Request. Once approved by Tenant, subject to the provisions of Section 4 below, Landlord shall not materially modify the TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(b) below)(and in such case, Landlord shall give Tenant prior notice before making such modification).

(d) Approval and Completion. It is hereby acknowledged by Landlord and Tenant that the TI Construction Drawings must be completed and approved not later than 10 days after the mutual execution and delivery of the Lease by the parties, in order for the Landlord’s Work to be Substantially Complete by the Target Commencement Date (as defined in the Lease). Upon any dispute regarding the design of the Tenant Improvements, which is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Fund (as defined in Section 5(d) below), and (iii) Tenant’s decision will not affect the base Building, structural components of the Building or any Building systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof.

3. Performance of Landlord’s Work.

(a) Definition of Base Building Improvements and Landlord’s Work. As used herein, the term, “Base Building Improvements” shall mean the improvements to the Building reflected on Annex 1 attached to this Work Letter. The Base Building Improvements, as reflected on Annex 1, shall be constructed at Landlord sole cost and expense and the costs thereof shall not be deducted from the TI Allowance. As used herein, the term “Landlord’s Work” shall mean collectively the work of constructing the Base Building Improvements and the Tenant Improvements. Notwithstanding anything to the contrary contained in this Work Letter, Landlord shall cause, at Landlord’s sole cost and expense, the remediation prior to the Commencement Date, in a manner acceptable to Landlord in its sole and absolute discretion and otherwise in compliance with Legal Requirements, of Hazardous Materials discovered in the Premises during the construction of Landlord’s Work requiring remediation.

(b) Commencement and Permitting. Landlord shall commence construction of the Tenant Improvements upon obtaining a building permit (the “TI Permit”) authorizing the construction of the Tenant Improvements consistent with the TI Construction Drawings approved by Tenant. The cost of obtaining the TI Permit shall be payable from the TI Fund. Tenant shall assist Landlord in obtaining the TI Permit. If any Governmental Authority having jurisdiction over the construction of Landlord’s Work or any portion thereof shall impose terms or conditions upon the construction thereof that: (i) are inconsistent with Landlord’s obligations hereunder, (ii) increase the cost of constructing Landlord’s Work, or (iii) will materially delay the construction of Landlord’s Work, Landlord and Tenant shall reasonably and in good faith seek means by which to mitigate or eliminate any such adverse terms and conditions.

(c) Completion of Landlord’s Work. On or before the Target Commencement Date (subject to Tenant Delays and Force Majeure delays), Landlord shall substantially complete or cause to

Work Letter – Tenant Build	99 Erie/Paratek - Page 3

be substantially completed the Tenant Improvements and the Base Building Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature that do not interfere with the use of the Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements and the Base Building Improvements, Landlord shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comply with any request by Tenant for modifications to the Tenant Improvements; (iii) to comport with good design, engineering, and construction practices that are not material; or (iv) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements and Base Building Improvements.

(d) Selection of Materials. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Landlord and Tenant, the option will be selected at Landlord’s sole and absolute subjective discretion. As to all building materials and equipment that Landlord is obligated to supply under this Work Letter, Landlord shall select the manufacturer thereof in its reasonable discretion.

(e) Delivery of the Premises. When the Tenant Improvements and Base Building Improvements are Substantially Complete, subject to the remaining terms and provisions of this Section 3(e), Tenant shall accept the Premises. Tenant’s taking possession and acceptance of the Premises shall not constitute a waiver of: (i) any warranty with respect to workmanship (including installation of equipment) or material (exclusive of equipment provided directly by manufacturers), (ii) any non-compliance of Landlord’s Work with applicable Legal Requirements, or (iii) any claim that the Tenant Improvements were not completed substantially in accordance with the TI Construction Drawings (subject to Minor Variations and such other changes as are permitted hereunder) or that the Base Building Improvements were not completed substantially in accordance with Annex 1 (subject to Minor Variations and such other changes as are permitted hereunder)(collectively, a “Construction Defect”). Tenant shall have one year after Substantial Completion within which to notify Landlord of any such Construction Defect discovered by Tenant, and Landlord shall use reasonable efforts to remedy or cause the responsible contractor to remedy any such Construction Defect within 30 days thereafter. Notwithstanding the foregoing, Landlord shall not be in default under the Lease if the applicable contractor, despite Landlord’s reasonable efforts, fails to remedy such Construction Defect within such 30-day period, in which case Landlord shall continue to use reasonable efforts to repair such Construction Defect within a reasonable period.

Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Premises. If requested by Tenant, Landlord shall attempt to obtain extended warranties from manufacturers and suppliers of such equipment, but the cost of any such extended warranties shall be borne solely out of the TI Fund. Landlord and Tenant shall perform a joint walk-through of the Premises upon Substantial Completion to identify the punch list items, if any, to be completed by Landlord. Landlord shall promptly undertake and complete, or cause to be completed, all punch list items.

(f) Commencement Date Delay. Except as otherwise provided in the Lease, Delivery of the Premises shall occur when Landlord’s Work has been Substantially Completed, except to the extent that completion of Landlord’s Work shall have been actually delayed by any one or more of the following causes (“Tenant Delay”):

(i) Tenant’s Representative was not available within 2 business days to give or receive any Communication or to take any other action required to be taken by Tenant hereunder;

Work Letter – Tenant Build	99 Erie/Paratek - Page 4

(ii) Tenant’s request for Change Requests (as defined in Section 4(a) below) whether or not any such Change Requests are actually performed;

(iii) Construction of any Change Requests;

(iv) Except for items with unusually long lead times reflected in the preliminary budget attached to this Work Letter as Annex 2, materials, finishes or installations requiring unusually long lead times provided that promptly after Landlord learns of such long lead time items, Landlord informs Tenant that the requested items will require unusually long lead times;

(v) Tenant’s delay in reviewing, revising or approving plans and specifications beyond the periods set forth herein;

(vi) Tenant’s delay in providing information critical to the normal progression of the Project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of any request for such information from Landlord;

(vii) Tenant’s delay in making payments to Landlord for Excess TI Costs (as defined in Section 5(d) below);

(viii) Tenant’s interference with Landlord’s Work in connection with Tenant’s access to the Premises or the Project pursuant to Section 6 of this Work Letter; or

(ix) Any other act at the Premises by Tenant or any Tenant Party (as defined in the Lease), or persons employed by any of such persons that continues for more than one (1) day after Landlord’s notice thereof to Tenant.

Landlord shall provide notice to Tenant promptly following the occurrence of a Tenant Delay that such a Tenant Delay has occurred. If Delivery is delayed for any of the foregoing reasons, then Landlord shall cause the TI Architect to certify the date on which the Tenant Improvements would have been completed but for such Tenant Delay and such certified date shall be the date of Delivery.

4. Changes. Any changes requested by Tenant to the Tenant Improvements after the delivery and approval by Landlord of the Space Plan shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord and the TI Architect, such approval not to be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Request For Changes. If Tenant shall request changes to the Tenant Improvements (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall, before proceeding with any Change, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of: (i) the time it will take, and (ii) the architectural and engineering fees and costs that will be incurred, to analyze such Change Request (which costs shall be paid from the TI Fund to the extent actually incurred, whether or not such change is implemented). Landlord shall thereafter submit to Tenant in writing, within 5 business days of receipt of the Change Request (or such longer period of time as is reasonably required depending on the extent of the Change Request), an analysis of the additional cost or savings involved, including, without limitation, architectural and engineering costs and the period of time, if any, that the Change will extend the date on which Landlord’s Work will be Substantially Complete. Any such delay in the completion of Landlord’s Work caused by a Change, including any suspension of Landlord’s Work while any such Change is being evaluated and/or designed, shall be Tenant Delay.

(b) Implementation of Changes. If Tenant: (i) approves in writing the cost or savings and the estimated extension in the time for completion of Landlord’s Work, if any, and (ii) if applicable,

Work Letter – Tenant Build	99 Erie/Paratek - Page 5

deposits with Landlord any Excess TI Costs required in connection with such Change, Landlord shall cause the approved Change to be instituted. Notwithstanding any approval or disapproval by Tenant of any estimate of the delay caused by such proposed Change, the TI Architect’s determination of the amount of Tenant Delay in connection with such Change shall be final and binding on Landlord and Tenant.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Landlord shall obtain a detailed breakdown by trade of the costs incurred or that will be incurred in connection with the design and construction of the Tenant Improvements (the “Budget”). Landlord shall enter into a guaranteed maximum price contract with the general contractor for the construction of the Tenant Improvements. If the Budget is greater than the TI Allowance, Tenant shall deposit with Landlord the portion of the Excess TI Costs (as defined in Section 5(d)) which Tenant is responsible to deliver pursuant to Section 5(d), in cash, prior to the commencement of construction of the Tenant Improvements or Changes, for disbursement by Landlord as described in Section 5(d).

(b) Landlord shall make available to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1. a “Tenant Improvement Allowance” in the maximum amount of $79.00 per rentable square foot in the Premises, or $1,274,665 in the aggregate, which is included in the Base Rent set forth in the Lease; and

2. if requested by Tenant, an “Additional Tenant Improvement Allowance” in an amount equal to 50% of the first $20.00 per rentable square foot of the Premises of Excess TI Costs (as defined in Section 5(d) below) incurred, which shall, to the extent used, result in TI Rent as set forth in Section 4(b) of the Lease.

The TI Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to or payment of Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4; provided, however that Tenant may use any unused TI Allowance for upgrades of the base Building and Building Systems affecting the Premises, as well as installation of security, card access and building management systems or audio/visual wiring (all of which items shall become part of the Premises and may not be removed by Tenant at any time during the Term or at the expiration or earlier termination of the Term) desired by Tenant and reasonably acceptable to Landlord.

(c) Costs Includable in TI Fund. The TI Fund shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of preparing the Space Plans and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, Landlord’s out-of-pocket expenses, costs resulting from Tenant Delays and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Fund shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements. Notwithstanding anything to the contrary contained herein, Tenant may use a portion of the Tenant Improvement Allowance, up to $2.50 per rentable square foot of the Premises, for Tenant’s voice and data cabling.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. If at any time the remaining TI Costs under the Budget exceed the remaining unexpended TI Allowance, Tenant shall deposit with Landlord, as a condition precedent to Landlord’s obligation to complete the Tenant Improvements, 100%

Work Letter – Tenant Build	99 Erie/Paratek - Page 6

of the then current TI Cost in excess of the remaining TI Allowance (“Excess TI Costs”). If Tenant fails to deposit any Excess TI Costs with Landlord, Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including, but not limited to, the right to interest at the Default Rate and the right to assess a late charge). For purposes of any litigation instituted with regard to such amounts, those amounts will be deemed Rent under the Lease. The TI Allowance and Tenant Portion are herein referred to as the “TI Fund.” Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance. If upon completion of the Tenant Improvements and the payment of all sums due in connection therewith there remains any undisbursed portion of the TI Fund, Tenant shall be entitled to such undisbursed TI Fund solely to the extent of any Excess TI Costs deposit Tenant has actually made with Landlord.

6. Tenant Access.

(a) Tenant’s Access Rights. Landlord hereby agrees to permit Tenant access, at Tenant’s sole risk and expense, to the Building during the period of Landlord’s performance of Landlord’s Work (i) to occupy the Second Floor Premises in accordance with Section 2 of the Lease, (ii) to perform any work (“Tenant’s Work”) required by Tenant other than Landlord’s Work, provided that such Tenant’s Work is coordinated with the TI Architect and the general contractor, and complies with the Lease and all other reasonable restrictions and conditions Landlord may impose, and (ii) prior to the completion of Landlord’s Work, to inspect and observe work in process; all such access shall be during normal business hours or at such other times as are reasonably designated by Landlord. Notwithstanding the foregoing, Tenant shall have no right to enter onto the Premises or the Project unless and until Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord demonstrating that any insurance reasonably required by Landlord in connection with such pre-commencement access (including, but not limited to, any insurance that Landlord may require pursuant to the Lease) is in full force and effect. Any entry by Tenant shall comply with all established safety practices of Landlord’s contractor and Landlord until completion of Landlord’s Work and acceptance thereof by Tenant.

(b) No Interference. Neither Tenant nor any Tenant Party (as defined in the Lease) shall interfere with the performance of Landlord’s Work, nor with any inspections or issuance of final approvals by applicable Governmental Authorities, and upon any such interference, Landlord shall have the right to exclude Tenant and any Tenant Party from the Premises and the Project until Substantial Completion of Landlord’s Work.

(c) No Acceptance of Premises. The fact that Tenant may, with Landlord’s consent, enter into the Project prior to the date Landlord’s Work is Substantially Complete for the purpose of performing Tenant’s Work shall not be deemed an acceptance by Tenant of possession of the Premises, but in such event Tenant shall defend with counsel reasonably acceptable by Landlord, indemnify and hold Landlord harmless from and against any loss of or damage to Tenant’s property, completed work, fixtures, equipment, materials or merchandise, and from liability for death of, or injury to, any person, caused by the act or omission of Tenant or any Tenant Party.

7. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, unless expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

Work Letter - Tenant Build 99 Erie/Paratek - Page 7

ANNEX 1

Base Building Improvements

Paratek Responsibility Matrix 1/17/2011

99 Erie Street

Cambridge, Ma

Division/Description Base Bldg. Tenant

Demolition/Temporary Protection/Daily Cleaning

Selective demolition X

Concrete

Trenching for underground plumbing X

Footings for new columns X

Equipment pads X

Structural Steel/Misc. Metals

New columns X

Roof reinforcement at new RTUs X

Acoustic screen support steel X

Acoustic screen X

Carpentry

Door and Hardware installation X

Roof framing at RTU supports - Material X

Roof framing labor X

Roof framing at duct penetrations X

Install specialties X

1 of 5

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter - Tenant Build

99 Erie/Paratek - Page 8

Division/Description Base Bldg. Tenant

Roofing and Caulking

Flash roof top unit curbs X

Flash exhaust curbs X

Flash acoustic screen connection paints X

Flash hot water heater flues X

Flash boiler flues X

Remove curbs from abandoned units and repair X

Roof Protection X

Roof safety rail X

ACF caulking X

Seal casework edges and penetrations in laboratories and support X spaces

Doors/Frames/Hardware

Mechanical room and janitor closet doors X

Tenant doors X

Glazing

Door Glass X

Laboratory viewing windows X

Gypsum Drywall

Mechanical room partitions X

New tenant partitions X

Ceilings

New ceilings in lab spaces X

Remove/replace ceiling to remain for utility and structural access X

Resilient Flooring

New carpet in open office area ( Col. Lines 10 -13) X

VCT in Chemistry, BL2, Pharmacokinetics and Storage X

Epoxy Flooring

Seamless epoxy flooring with integral base X

Painting

New walls X

Door and frames X

2 of 5

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter - Tenant Build 99 Erie/Paratek - Page 9

Division/Description Base Bldg. Tenant

Specialties

Fire extinguishers and cabinets - existing to remain X

Window Treatments - existing to remain X

Corner guards X

ACF bumper guards X

Signage By owner X

Projectors X

Projection screens X

Equipment

Infill cold room door X

Cagewasher - by Paratek N/A

Autoclave service/restart (Ranger) X

Service/restart RODI system (MarCor) X

Service/restart acid neutralizaiton system (PPM) X

Service/restart air compressor and vacuum pump (Air Energy) X

Laboratory Casework

Relocate and paint 6’ fume hoods - LFIS quote X

8’ walk in fume hoods X

8’ walk in fume hoods extra depth X

Relocate existing casework on site X

Base cabinets new X

60” epoxy top - new X

36” epoxy top - new X

Reagent shelving - new X

Two line laminate shelving - new X

Epoxy sink X

Drying rack X

Ceiling utility panels X

Glasswash scullery sink (Existing Paratrek Sink Relocated) X

Fire Protection

Relocation of heads to conform to revised layout X

3 of 5

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter - Tenant Build 99 Erie/Paratek - Page 10

Division/Description Base Bldg. Tenant

Plumbing

Lab waste and vent for new sinks X

Sanitary waste and vent piping at janitor closet, boiler room and ACF X

Floor drains at ACF, boiler room and glasswash X

Replace existing non-potable water heaters and mixing valves X

Electric water cooler X

Tepid water heater and circulator pump X

Tepid water distribution and new shower/eyewash units X

Utility gas distribution X

RODI distribution X

Natural gas service upsize and distribution to HVAC equipment X

HVAC

Rooftop air handlers X

Rooftop exhaust fans X

Tek Air hood management system X

ACF humidifier X

Split system for IT room X

Hot water boiler X

Hot water pumps X

Hot water reheat coils X

Hot water unit heaters X

Rooftop duct connections X

Duct distribution below roof line X

Insulation of all supply ductwork and hot water piping water piping X

Controls modification by base building vendor X

Electrical and Fire Alarm

Temporary lighting X

Mechanical power wiring X

Power to tenant equipment X

Lighting X

Fire alarm

Interior system modifications and programming X

Connections - HVAC equipment to building system X

Stand by power - connect to existing system X

Tel/data rough and cabling X

Equipment alarm rough X

Equipment alarm cabling X

Load bank testing and generator repairs (Power Product Systems) X

4 of 5

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter - Tenant Build 99 Erie/Paratek - Page 11

Division/Description Base Bldg. Tenant

General

Fire watch X

MEP relocations due to interference with new systems X

Police details X

5 of 5

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter - Tenant Build 99 Erie/Paratek - Page 12

ANNEX 2

Preliminary Budget

Paratek

99 Erie Street

Cambridge, MA

12/29/2011

Description 12/29/2011 Estimate 12/6/2011 Estimate Difference Cost PSF Core and Shell Core Shell PSF

Demolition/Temporary Protection/Daily Cleaning $44,581 $44,997 -$416 $2.76 $30,281 $1.88

Concrete $30,875 $30,875 $0 $1.91 $12,000 $0.74

Structural Steel/Misc. Metals $256,000 $256,000 $0 $15.87 $256,000 $15.87

Carpentry $49,930 $54,098 -$4.168 $3.09 $33,058 $2.05

Millwork $0 $0 $0 $0.00 $0 $0.00

Roofing and Caulking $54,700 $55,700 -$1,000 $3.39 $49,620 $3.08

Doors/Frames/Hardware $28,600 $22,600 $6,000 $1.77 $0 $0.00

Glazing $2,562 $2,562 $0 $0.16 $0 $0.00

Gypsum Drywall $57,828 $60,936 -$3,108 $3.58 $0 $0.00

Ceilings $27,262 $28,048 -$786 $1.69 $0 $0.00

Resilient Flooring $23,898 $21,167 $2,731 $1.48 $0 $0.00

Epoxy Flooring $13,185 $21,645 -$8,460 $0.82 $0 $0.00

Painting $22,267 $22,843 -$576 $1.38 $0 $0.00

Specialties $6,390 $7,110 -$720 $0.40 $0 $0.00

Equipment $24,395 $24,395 $0 $1.51 $0 $0.00

Laboratory Casework $97,011 $186,198 -$89.187 $6.01 $0 $0.00

Fire Protection $9,400 $9,400 $0 $0.58 $3,760 $0.23

Plumbing $202,333 $208,591 -$6,258 $12.54 $80,933 $5.02

HVAC $758,540 $782,000 -$23,460 $47.01 $365,000 $22.62

Electrical/Fire Alarm/Tel/Data $159,303 $122,448 $36,855 $9.87 $63,721 $3.95

General $17,742 $17,742 $0 $1.10 $12,742 $0.79

Supervision and General Conditions $124,225 $124,225 $0 $7.70 $53,470 $3.31

Engineering $89,668 $89,668 $0 $5.56 $38,960 $2.41

Insurance and Permits $50,417 $52,638 -$2,221 $3.12 $20,369 $1.26

Contingency $105,035 $109,662 -$4,627 $6.51 $42,436 $2.63

Overhead and Profit $146,650 $153,111 -$6,461 $9.09 $59,248 $3.67

$2,402,796 $2,508.659 -$105,863 $148.92 $1,121,598 $69.51

Qualifications

1 We have assumed that the existing RODI system can accommodate increased load.

2 It is assumed that Paratek’s use of flammables will remain with allowable limits and that material will be stored in approved containers.

Alternates

1 Relocate and install Paratek’s existing foam suppression fire protection system. Allowance item. 1 ALW $30,000

2 Transfer air ventilation system for ACF backup. ADD $19,500

Core and Shell PSF $70

Tl PSF $79

Overall PSF $149

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter - Tenant Build 99 Erie/Paratek - Page 13

RICHMOND

Paratek

99 Erie Street

Cambridge, Ma 12/29/2011

Division/Description Qty UM Unit $ Line Sum Div. Sum Core Shell Core Shell

Demolition/Temporary Protection/Daily Cleaning

Demolition

Remove drywall partitions 132 lf 26 3,432 3,432

Ceilings 5,260 sf 0.66 3,472 3,472

Flooring 6,400 sf 1.00 6,400 6,400

Casework 96 lf 12.00 1,152 1,152

Dumpsters 3 ea 675.00 2,025 2,025

Daily cleaning 60 days 360 21,600 10,800

Temporary Protection

Material 1 ls 6,500 6,500 3,000

Labor included

$44,581 $30,281

Concrete

Trenching and concrete replacement for underground plumbing 115 lf 125 14,375

Cagewasher pl NIC

Footings for new columns 2 ea 6,000 12,000 12,000

Equipment pads 6 ea 750 4,500

$30,875 $12,000

Structural Steel/Misc. Metals

New columns

Roof reinforcement at new RTUs 1 ls 12,000 12,000 12,000

Acoustic screen support steel 1 quote 79,000 79,000 79,000

Acoustic screen 3,000 sf 55 165,000 165,000

$256,000 $256,000

Carpentry

Door and Hardware installation

New doors and hardware 20 opng 390 7,800

Blocking, backboards, equipment support 1 ls 2,000 2,000

Roof framing at RTU supports - Material 1 ls 8,000 8,000 8,000

Roof framing labor 12 days 874 10,488 10,488

Roof framing at duct penetrations 6 ea 1,700 10,200 10,200

Install specialties 1 day 850 850

General carpentry 8 days 874 6,992 4,370

Barricades/safety rails 4 mos 900 3,600

$49,930 $33,058

Millwork

No scope identified NIC

Roofing and Caulking

Roof Work

Flashing of equipment vents 4 ea 180 720

Flash roof top unit curbs 6 ea 1,260 7,560 7,560

Flash exhaust curbs 4 ea 560 2,240 2,240

Flash acoustic screen connection points 72 ea 260 18,720 18,720

Flash hot water heater flues 3 ea 460 1,380 1,380

Flash boiler flues 2 ea 480 960

Remove curbs from abandoned units and repair 6 ea 1,250 7,500 7,500

Pipe and conduit penetrations 4 ea 180 720 720

Roof Protection 900 sf 12 10,800 10,800

Roof safety rail 4 mo 175 700 700

Caulking

ACF caulking 1 ls 1,000 1,000

Seal casework edges and penetrations in laboratories and support spaces 2 days 850 1,700

Material 1 ls 700 700

$54,700 $49,620

2 of 5

ALEXANDRIA©

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter – Tenant Build 99 Erie/Paratek - Page 14

Division/Description	Qty	UM	Unit $	Line Sum	Div. Sum	Core Shell	Core Shell
Doors/Frames/Hardware							
3'0" x 7'0" Flush Hollow metal w/lockset, gaskets, door bottom kick plates, closer butts, stop	1	ea	1,750	1,750			
3'6" x 7'0" Flush Hollow metal w/lockset, gaskets, door bottom kick plates, closer butts, stop at holding rooms	4	ea	1,860	7,440			
3'0" x 7'0" Flush HM w/HM frame, lockset, closer, butts, stop	3	ea	1,180	3,540			
3'0" x 7'0" HM w/HM frame, lockset, kick plates, closer, butts, stop vision kit	3	ea	1,290	3,870			
6'0" x 7'0" HM w/HM frame, closer, lockset, kick plates, gaskets, door bottom vision kit, flush bolts and astragal	3	ea	1,480	4,440			
5'0"x7'0" HM with HM frame, closer, lockset, flush bolts, butts, stop, vision kit	1	ea	1,550	1,550			
12/19 add five doors	5	ea	1,200	6,000			
					[illegible]		
Glazing							
Door Glass							
24" x 34" vision panel at manufacturing doors	7	ea	126	882			
Laboratory viewing windows	3	ea	560	1,680			
					[illegible]		
Gypsum Drywall							
New partitions							
Walls to 6" above ceiling	260	lf	111	28,860			
Walls to deck	81	lf	130	10,530			
Extend existing walls to deck	122	lf	79	9,616			
Infills	3	ea	419	1,257			
Perimeter walls - 25% replacement of existing	80	lf	47	3,760			
Patching and interface with existing finishes	1	ls	3,500	3,500			
					[illegible]		
Ceilings							
2'x2' tile in fineline grid in office/administrative areas	200	sf	3.80	760			
2'x4' tile in 15/16" grid in Chemistry, BL2, Dark Room and Pharmacokinetics	3,835	sf	3.25	12,470			
2x4 vinyl faced lay-in tile in ACF, Glasswash, Tissue Culture and storage rooms	2,235	sf	4.65	10,393			
Remove/replace ceiling to remain for utility and structural access	2,000	sf	1.81	3,620			
					[illegible]		
Resilient Flooring							
New carpet in open office area (Col. Lines 10 - 13)	50	sy	40	2,000			
VCT in Chemistry, BL2, Pharmacokinetics and Storage	4,858	sf	2.40	11,359			
Vinyl base	1,200	lf	2	2,400			
Floor prep estimate	1	allw	7,500	7,500			
					[illegible]		
Epoxy Flooring							
Seamless epoxy flooring with integral base in ACF, and two flammable storage rms and glasswash	1,465	sf	9	13,185			
					$13,185		
Painting							
New walls	8,114	sf	0.90	6,069			
Existing walls	10,280	sf	0.60	6,424			
Door and frames							
Frames	30	ea	78	2,340			
Door leaves	41	ea	74	3,034			
Repaint common areas, interface with existing finishes	1	ls	1,200	1,200			
					$21,267		
Specialties							
Fire extinguishers and cabinets - existing to remain				N/C			
Window Treatments - existing to remain				N/C			
Corner guards	6	ea	225	1,350			
ACF bumper guards	105	lf	48	5,040			
Signage By owner				N/C			
Projectors				N/C			
Projection screens				N/C			
					[illegible]		
Equipment							
Infill cold room door	1	ea	1,100	1,100			
Cagewasher - by Paratek							
Autoclave service/restart (Ranger)	1	ls	460	460			
Service/restart RODI system (MarCor)	1	ls	9,289	9,289			
Service/restart acid neutralization system (FPN)	1	ls	10,100	10,100			
Service/restart air compressor and vacuum pump (Air Energy)	1	ls	3,446	3,446			
					[illegible]		

3 of 6

Work Letter – Tenant Build 99 Erie/Paratek - Page 14

Division/Description Qty UM Unit $ Line Sum Div. Sum Core Shell Core Shell

Doors/Frames/Hardware

3’0” x 70” Flush Hollow metal w/lockset, gaskets, door bootom kick plates, closer butts, stop 1 ea 1,750 1,750

3’6” x 7’0” Flush Hollow metal w/lockset, gaskets, door bootom kick plates, closer butts, stop at holding rooms 4 ea 1,860 7,440

3’0” x 7’0” Flush HM w/HM frame, lockset, closer, butts, stop 3 ea 1,180 3,540

3’0” x 7’0” HM w/HM frame, lockset, kick plates, closer, butts, stop vision kit 3 ea 1,290 3,870

4’0” x 7’0” HM w/HM frame, closer, lockset, kick plates, gaskets, door bottom vision kit, flush bolts and astragal 3 ea 1,480 4,440

5’0” x 7’0” HM with HM frame, closer, lockset, flush bolts, butts, stop, vision kit 12/19 add five doors 1 ea 1,560 1,560

5 ea 1,200 6,000

$28,600

Glazing

Door Glass

24” x 36” vision panel at manufacturing doors 7 ea 126 882

Laboratory viewing windows 3 ea 560 1,680

$2,562

Gypsum Drywall

New partitions

Walls to 6” above ceiling 260 lf 111 28,860

Walls to deck 81 lf 135 10,935

Extend existing walls to deck 122 lf 78 9,516

Infills 3 ea 419 1,257

Perimeter walls - 25% replacement of existing 80 lf 47 3,760

Patching and interface with existing finishes 1 ls 3,500 3,500

$57,828

Ceilings

2’x2” tile in fineline grid in office/administrative areas 200 sf 3.90 780

2’x4” tile in 15/16” grid in Chemistry, BL2, Dark Room and Pharmacokinetics 3,825 sf 3.26 12,470

2x4 vinyl faced layin tile in ACF, Glasswash, Tissue Culture and storage rooms 2,235 sf 4.65 10,393

Remove/replace ceiling to remain for utility and structural access 2,000 sf 1.81 3,620

$27,262

Resilient Flooring

New carpet in open office area (Col. Lines 10 - 13) 50 sy 40 2,000

VCT in Chemistry, BL2, Pharmacokinetics and Storage 4,838 sf 2.48 11,998

Vinyl base 1,200 lf 2 2,400

Floor prep estimate 1 alw 7,500 7,500

$23,898

Epoxy Flooring

Seamless epoxy flooring with integral base in ACF, and two flammable storage rms and glasswash 1,465 sf 9 13,185

$13,185

Painting

New walls 6,114 sf 0.96 5,869

Existing walls 12,280 sf 0.80 9,824

Door and frames

Frames 30 ea 78 2,340

Door leaves 41 ea 74 3,034

Repaint common areas, interface with existing finishes 1 ls 1,200 1,200

$22,267

Specialties

Fire extinguishers and cabinets - existing to remain NIC

Window Treatments - existing to remain NIC

Corner guards 6 ea 225 1,350

ACF bumper guards 105 lf 48 5,040

Signage By owner NIC

Projectors NIC

Projection screens NIC

$6,390

Equipment

Infill cold room door 1 ea 1,100 1,100

Cagewasher - by Paratek

Autoclave service/restart (Ranger) 1 ls 460 460

Service/restart RODI system (MarCor) 1 ls 9,289 9,289

Service/restart acid neutralization system (PPM) 1 ls 10,100 10,100

Service/restart air compressor and vacuum pump (Air Energy) 1 ls 3,446 3,446

$24,395

3 of 5

ALEXANDRIA©

Copyright 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter - Tenant Build 99 Erie/Paratek - Page 15

Division/Description Qty UM Unit $

Line Sum Div. Sum Core Shell Core Shell

Laboratory Casework

12/20 Relocate and paint 6’ fume hoods - LFIS quote 5 ea 2,395 11,975

8’ walk in fume hoods 2 ea 13,600 27,200

8’ walk in fume hoods extra depth 1 ea 15,600 15,600

Relocate existing casework on site 50 lf 225 11,250

Base cabinets new 60 lf 198 11,880

60” epoxy top - new NIC

36” epoxy top - new 48 lf 72 3,456

Reagent shelving - new NIC

Two line laminate shelving - new 20 lf 90 1,800

Epoxy sink 5 ea 576 2,880

Drying rack 5 ea 574 2,870

Laboratory tables NIC

Ceiling utility panels 8 300 2,400

Glasswash scullery sink 1 ea 5,700 5,700 $97,011

Fire Protection

Vendor budget for relocation of heads to conform to revised layout 1 quote 9,400,00 9,400

$9,400 $3,760

Plumbing

Vendor pricing 1 ls 208,591

Lab waste and vent for new sinks 1 ls included

Sanitary waste and vent piping at janitor closet, boiler room and ACF 1 ls included

Floor drains at ACF, boiler room and glasswash 2 ea included

Replace existing non-potable water heaters and mixing valves 2 ea included

Electric water cooler 1 ea included

Tepid water

Water heater and circulator pump 1 ls included

New eyewash/emergency shower units 4 ea included

Utilities

Vacuum - connect to existing; distribution per matrix 1 ls included

Compressed Air - connect to existing; distribution per matrix 1 ls included

RODI distribution to five new use points 1 ls included

RODI feed to ACF humidifier 1 ls included

Natural gas

Upsize main from meter 1 ls included

Service to HVAC equipment 1 ls included

12/19/2011 budget adjustment for buyout savings -1 ls 6,258 -6,258 $202,333 $80,933

HVAC

Vendor pricing 1 Is 782,000

Semi custom packaged makeup air units 3 ea included

Packaged roof top units 3 ea included

Tek Air hood management system 1 ls included

General lab exhaust 2 ea included

Redundant ACF exhaust 2 ea included

Restroom exhaust 1 ea included

ACF humidifier 1 ea included

Split system for IT room 1 ea included

Hot water boiler 1 ea included

Hot water pumps 2 ea included

Hot water reheat coils 1 ls included

Hot water unit heaters 2 ea included

Hot water piping 1 ls included

Refrigeration piping 1 ls included

Sheet metal modifications 1 ls included

Terminal boxes 1 ls included

Hot water piping 1 ls included

Insulation of all supply ductwork and hot water piping water piping 1 ls included

Controls modification by base building vendor 1 ls included

Balancing 1 ls included

Rigging 1 Is included

12/19/2011 budget adjustment for buyout savings -1 ls 23,460 -23,460

$758,540 $365,000 4 of 5

ALEXANDRIA© Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter – Tenant Build 99 Erie/Paratek - Page 16

Division/Description	Qty	UM	Unit $	Line Sum	Div. Sum	Core Shell	Core Shell
Electrical and Fire Alarm							
Vendor budget	1	ls		116,100			
Demolition				included			
Temporary lighting	1	ls		included			
Mechanical power wiring	1	ls		included			
Misc. power	1	ls		included			
Lighting	1	ls		included			
Fixture purchase and installation	1	ls		included			
Motion sensor switching	1	ls		included			
Lighting control panel and system	1	ls		included			
Fire alarm							
Horn/strobes	1	ls		included			
Smoke detector	1	ea		included			
System tie in to base building system and programming	1	ls		included			
Stand by power - connect to existing system	1	ls		included			
Distribution	1	ls		included			
Direct job expense-permits, freight	1	ls		included			
Tel/data rough	1	ls		included			
Equipment alarm rough	1	ls		included			
Load bank testing and generator repairs (Power Product Systems)	1	ls	6,348	6,348			
12/29 Tel/data cabling allowance	16,138	sf	2.50	40,338			
Equipment alarm wiring - by Paratek							
12/15/2011 budget adjustment for buyout savings	-1	ls	3,483	-3,483			
					$159,393	$63,721	
General							
Fire watch	4	days	457	1,828			1,828
MEP relocations due to interference with new systems	1	ls	5,000	5,000			2,000
Police details	2	ea	457	914			914
Winter conditions	1	ls	10,000	10,000			8,000
					$17,742	$12,742	
Supervision							
Project Executive (1/2 day/week)	13	days	520	6,760			
Estimator	2	wks	4,000	8,000			
Project Manager @ 1/2 time	14	wks	1,800	25,200			
Project Superintendent	14	wks	3,400	47,600			
Project Administrative Assistant	5	days	480	2,400			
Project Accountant	5	days	480	2,400			
					$92,360	$39,400	
General Conditions							
Field operation expenses	13	wks	780	10,140			
Field office construction - use existing room				NA			
Reproduction of contract documents	1	ea	2,500	2,500			
Dumpsters	13	ea	675	8,775			
Safety/protection/barricades	13	wks	150	1,950			
Final cleaning	1	ls	8,500	8,500			
					$31,865	$14,836	
Engineering							
Architectural design	1	ls	28,500	28,500			
Construction administration	1	ls	18,500	18,500			
Structural design	1	ls	10,000	10,000			
Construction administration	1	ls	4,000	4,000			
MEP engineering - carried in vendor budgeting above				NIC			
Code consultant	1	ls	5,000	5,000			
Acoustic engineer	1	ls	4,000	4,000			
Richmond Planner	1	ls	19,668	19,668			
					$89,668	$28,966	
Insurance and Permits							
General Liability Insurance	0.90%			18,906			
Building Permits	1.50%			31,510			
					$50,417	$26,369	
Contingency	5.00%			105,035			
					$105,035	$42,436	
Overhead and Profit	6.50%				$146,850	$59,348	
Total Budget					$2,402,796	$1,121,398	

Qualifications

Alternates

ALEXANDRIA.

Work Letter - Tenant Build 99 Erie/Paratek - Page 16

Division/Description Qty UM Units $ Line Sum Div. Sum Core Shell Core Shell

Electrical and Fire Alarm

Vendor budget 1 Is 116.100

Demolition included

Temporary lighting 1 Is included

Mechanical power wiring 1 Is included

Misc. power 1 Is included

Lighting 1 Is included

Fixture purchase and Installation 1 Is included

Motion sensor switching 1 Is included

Lighting control panel and system 1 Is included

Fire alarm

Horn/strobes 1 Is included

Smoke detector 1 ea included

System tie in to base building system and programming 1 Is included

Standby power - connect existing system 1 Is included

Distribution 1 Is included

Direct job expense-permits, freight 1 Is included

Tel/data rough 1 Is included

Equipment alarm rough 1 Is included

Load bank testing and generator repairs (Power Product Systems) 1 Is 6,348 6,348

12/29 Tel/data cabling allowance 16,135 sf 2.50 40,338

Equipment alarm wiring - by Paratek

12/19/2011 budget adjustment for buyout savings -1 Is 3,483 -3,483

$159,303 $63,721

General

Fire watch 4 days 457 1,828 1,828

MEP relocations due to interference with new systems 1 Is 5,000 5,000 2,000

Police details 2 ea 457 914 914

Writer conditions 1 Is 10,000 10.000 8,000

$17,742 $12,742

Supervision

Project Executive (1/2 day/week) 13 days 520 6,760

Estimator 2 wks 4,000 8,000

Project Manager @ 1/2 time 14 wks 1,800 25,200

Project Superintendent 14 wks 3,400 47,600

Project Administrative Assistant 5 days 480 2,400

Project Accountant 5 days 480 2,400

$92,360 $39,440

General conditions

Field operation expenses 13 wks 780 10,140

Field office construction use existing room NA

Reproduction of contract documents 1 ea 2,500 2,500

Dumpsters 13 ea 675 8,775

Safety/protection/barricades 13 wks 150 1,950

Final cleaning 1 Is 8,500 8,500

$31,865 $14,030

Engineering

Architectural design 1 Is 28,500 28,500

Construction administration 1 Is 18,500 18,500

Structural design 1 Is 10,000 10,000

Construction administration 1 Is 4,000 4,000

MEP engineering - carried in vendor budgeting above NIC

Code consultant 1 Is 5,000 5,000

Acoustic engineer 1 Is 4,000 4,000

Richmond Planner 1 Is 19,668 19,668

$89,668 $38,960

Insurance and Permits

General Liability Insurance 0.90%

18,906

Building Permits 1.50%

31,510 $50,417 $20,369

Contingency 5.00% 105,035 $105,035 $42,436

Overhead and Profit 6.50% $146,650 $59,248

Total Budget $2,402,749 $1,121,598

Qualifications

1 We have assumed that the existing RODI system can accommodate Paratek requirements.

2 It is assumed that Paratek’s use of flammables will remain with allowable limits and that material will be stored in approved containers.

Alternates

1 Relocate and install Paratek’s existing foam suppression fire protection system. Allowance item. 1 alw $30,000

2 Transfer air ventilation system for ACF backup. add $19,500

ALEXANDRIA. Copyright © 2005, Alexandria Real Estate Equities Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter – Tenant Build	99 Erie/Paratek - Page 17

ANNEX 3

Space Plans

KEYNOTES:

1. XXXX

LEGEND:

- NEW GWB CONSTRUCTION, REFER TO PARTITION TYPES.
- EXISTING CONSTRUCTION TO REMAIN
- NEW DOOR & FRAME
- EXISTING DOOR & FRAME TO REMAIN
- DOOR NUMBER DESIGNATION
- GLAZING TYPE DESIGNATION
- PARTITION TYPE DESIGNATION SYMBOL
- KEYNOTE NOTATION, REFERS TO SPECIFIC KEYNOTE
- ALIGN NEW CONSTRUCTION WITH ESTABLISHED SURFACE
- DIMENSION LINE TO FACE OF PARTITION, U.O.N.
- ELEVATION DESIGNATION SYMBOL
- DETAIL NUMBER AND LOCATION SYMBOL
- ROOM NAME AND NUMBER SYMBOL

KEYPLAN

R.E. DINNEEN ARCHITECTS & PLANNERS, INC.

123 North Washington Street Boston, Massachusetts 02114-2143

tel 617 227 7727 fax 617 227 1870

ALEXANDRIA

ALEXANDRIA REAL ESTATE EQUITIES, INC.
700 TECHNOLOGY SQUARE
CAMBRIDGE, MA 02139

PARATEK PHARMACEUTICALS

RICHMOND

PROJECT NO. 11200.11

PROJECT NAME PARATEK PHARMACEUTICALS

99 ERIE STREET
CAMBRIDGE,
MASSACHUSETTS

SHEET TITLE CONSTRUCTION PLAN

ISSUE DATE : 26 DECEMBER 2011
APPROVED BY : RDJ
CHECKED BY : MJO
DRAWN BY : MJO/JPS
SCALE : 1/8" = 1'-0"

PROGRESS SET 01-12-12

A-1.1

© COPYRIGHT 2011 R.E.D.A.P.

Work Letter – Tenant Build	99 Erie/Paratek - Page 18

KEYNOTES:

1. XXXX

LEGEND:

- NEW DWB CONSTRUCTION, REFER TO PARTITION TYPES.
- EXISTING CONSTRUCTION TO REMAIN
- NEW DOOR & FRAME
- EXISTING DOOR & FRAME TO REMAIN
- DOOR NUMBER DESIGNATION
- GLAZING TYPE DESIGNATION
- PARTITION TYPE DESIGNATION SYMBOL
- KEYNOTE NOTATION, REFERS TO SPECIFIC KEYNOTE
- ALIGN NEW CONSTRUCTION WITH ESTABLISHED SURFACE
- DIMENSION LINE TO FACE OF PARTITION, U.O.N.
- ELEVATION DESIGNATION SYMBOL
- DETAIL NUMBER AND LOCATION SYMBOL
- ROOM NAME AND NUMBER SYMBOL

KEYPLAN

R.E. DINNEEN
ARCHITECTS &
PLANNERS, INC.

123 North Washington Street Boston, Massachusetts 02114-2143
tel 617 227 7727 fax 617 227 1870

ALEXANDRIA

ALEXANDRIA REAL ESTATE EQUITIES, INC.
700 TECHNOLOGY SQUARE
CAMBRIDGE, MA 02139

PARATEK PHARMACEUTICALS

RICHMOND

PROJECT NO. 11200.11
PROJECT NAME PARATEK PHARMACEUTICALS

99 ERIE STREET
CAMBRIDGE,
MASSACHUSETTS

SHEET TITLE CONSTRUCTION PLAN SECOND FLOOR

ISSUE DATE : 28 DECEMBER 2011
APPROVED BY : REJ
CHECKED BY : MJO
DRAWN BY : MJO/JPS
SCALE : 1/8" = 1'-0"

PROGRESS
SET
01-12-12

A-1.2

© COPYRIGHT 2011 R.E.D.A.P.

Work Letter – Tenant Build	99 Erie/Paratek - Page 19

CHROMATOGRAPHY
CHEMISTRY
LUNCH ROOM
CORRIDOR
PHARMACEUTICS
MICROBIOLOGY
CONFERENCE
RECEPTION
OFFICE
STORAGE
RECEIVING
DARK ROOM
COLD ROOM
MECHANICAL
BL-2 LAB

R.E. DINNEEN
ARCHITECTS &
PLANNERS, INC.

ALEXANDRIA

ALEXANDRIA REAL ESTATE EQUITIES, INC.
700 TECHNOLOGY SQUARE
CAMBRIDGE, MA 02139

PARATEK
PHARMACEUTICALS

RICHMOND

PROJECT NO. 11200.11
PROJECT NAME PARATEK PHARMACEUTICALS

99 ERIE STREET
CAMBRIDGE,
MASSACHUSETTS

SHEET TITLE EQUIPMENT AND FURNITURE PLAN

ISSUE DATE : 28 DECEMBER 2011

PROGRESS
SET
01-12-12

A-3

Work Letter – Tenant Build 99 Erie/Paratek - Page 20

Paratek Equipment Utility Matrix - Preliminary 1/12/2012

99 Erie, Cambridge, MA

GENERAL DESCRIPTION STATUS PHYSICAL PLUMBING / PIPING HVAC REQUIREMENTS ELECTRICAL REQUIREMENTS

RICHMOND # PARATEK ID ROOM AND EQUIPMENT NAMES SUPPLIED INSTALLED QUANTITY WIDTH DEPTH HEIGHT IMAGE # COMPRESSED AIR (CA) VACUUM (VAC) CARBON DIOXIDE (CO2) NITROGEN (N2) LIQUID N2 (LN2) DEWAR SPECIALITY GAS (TBD) HOT WATER PROTECTED COLD WATER PROTECTED HOT WATER TEMPERED WATER D.I. WATER SANITARY WASTE SPECIAL WASTE TEMP REQM’TS HUMIDITY REQMT CLEAN RM REQMTS EXHAUST (CFM) VOLTS PHASE AMPS WATTS (kw) STAND BY PWR UPS CLASS 1, DIV 2 ALARM POINT DATA TELEPHONE SECURITY ACCESS PROCESS MANUFACTURING? COMMENTS

Laboratory

120 Lab (Analytical)

Casework ARE TRG Per Plan

Sink (Epoxy) w/ Eyewash ARE TRG 1 XXX X

Lab Gasses ARE TRG XX

Emergency Shower ARE TRG 1 X

Floor Mounted (Equipment Zone)

120-01 1155 GC System # 1 - Shimadzu GC 2014 (On Table) PAR PAR 1 70/71 X X X Local Helium / Hydrogen / N2 tanks.

PC on Table (Left of GC) PAR PAR 1 35 30 30 120 1 5 X

GC 2014 / Auto Injector on Table PAR PAR 1 24 60 30 120 1 20

120-02 1156-1162 LCMS System #26 Shimadzu -2010A (On Cart) w/ PC PAR PAR 1 72 36 60 79 X 120 1 20 X Local N2 Dewar; NEMA Plug

Vacuum Pump (on floor below) PAR PAR 1 8 18 10 1* Exhaust 120 1 5 * This LCMS is currently located in Chromatography.

Bench Top Equipment

120-03 001311 Lyophilizer Virtis wizard 2.0 data center PAR PAR 1 36 30 28 48 X 120 1 5 Plug into wiremold, Local Aaragon Cylinder

001294 Vacuum Pump (on floor below) PAR PAR 1 8 18 10 1* Exhaust 120 1 5 Connects to Virtis Wizard

Misc. Supplies / Storage

Table 1

THE RICHMOND GROUP 1/12/2012 PAGE 1 OF 8

ALEXANDRIA©

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter - Tenant Build 99 Erie/Paratek - Page 21

Paratek Equipment Utility Matrix - Preliminary 1/12/2012

GENERAL DESCRIPTION STATUS PHYSICAL PLUMBING/PIPING HVAC REQUIRMENTS ELECTRICAL REQUIREMENTS

RICHMOND # PARATEK ID ROOM AND EQUIPMENT NAMES SUPPLIED INSTALLED QUANTITY WIDTH DEPTH HEIGHT IMAGES COMPRESSED AIR (CA) VACUUM (VAC) CARBON DIOXIDE (CO2) NITROGEN (N2) LIQUID N2 (LN2) DEWAR SPECIALTY GAS (TBD) HOT WATER PROTECTED COLD WATER PROTECTED HOT WATER TEMPERED WATER D.I.WATER SANITARY WASTE SPECIAL WASTE TEMP REQM’TS HUMIDITY REQMT CLEAN RM REQMTS EXHAUST(CFM) VOLTS PHASE AMPS WATTS (kw) STANDBY PWR UPS CLASS 1, DIV 2 ALARM POINT DATA TELEPHONE SECURITY ACCESS PROCESS MANUFACTURING? COMMENTS

117 Chemistry Lab

Casework ARE TRG 80’

Sink (Epoxy) w/ Eyewash ARE TRG 1 X X X

Lab Gasses ARE TRG X X

Emergency Shower ARE TRG 1 X

Fume Hoods

117-01/02/03 6’ Chemical Fume Hood ARE TRG 3 72 36 72 X X X 900 120 1 10 Aargon to Hoods from Local Cylinders

117-04/05 8’ Cheical Walk-In Fume Hood ARE TRG 2 96 36 72 X X X 1600 120 1 10 Aargon to Hoods from Local Cylinders

117-06 8’ Cheical Walk-In Fume Hood ARE TRG 1 96 42 72 X X X 1600 120 1 10 Aargon to Hoods from Local Cylinders

Floor Mounted (Equipment Zone)

117-07 Buchi Rotovap R-220 (On Cart) PAR PAR 1 42 32 70 51 1 30 X

Buchi Vacuum Pump V-500 PAR PAR 2 8 18 10 1” Exhaust 120 1 5 X Connects to Buchi, on Lower Level of Cart

Lauda WIKI 3200 PAR PAR 1 22 34 40 1 30 X Connects to Buchi, on floor next to Buchi unit.

117-08 1286 Fisher Incotemp Explosion Proof Freezer PAR PAR 1 35 32 72 54 115 1 7 X X X

117-09 1245 VWR REF / FRZ PAR PAR 1 24 34 61 55 120 1 10 X X

117-10 1224-1230 Shimadzu LCMS (On table) w/ PC LCMS #27 PAR PAR 1 60 36 70 59 X X Local LN2 Dewar Direct Connect to Mass Spec

Vacuum Pump PAR PAR 1 2 18 10 1” Exhaust 120 1 5 Mass Spec PAR PAR 1 Included in Dimsions Above 230 1

HPLC PAR PAR 1 Included in Dimsions Above 120 1 20 Multiple Outlets needed.

117-11 Gibson Freezer PAR PAR 1 36 32 68 63 120 1 10 X X

117-12 LOCATION Frigid Aire Chest Freezer PAR PAR 1 73 28 36 64 120 1 10 X X

117-13 VWR Freezer PAR PAR 1 32 29 72 67 120 1 10 X X

117-14 LOCATION Revco -20 Chest Freezer PAR PAR 1 96 30 41 80 115 1 12 X X Bench Top Equipment

117-15 Agilent 1200 Series HPLC w/ PC PAR PAR 1 32 24 26 52 120 1 20 X X Plug into wiremaid. 6 Outlets needed.

117-16 Agilent 1100 Series HPLC w/ Laptop PAR PAR 1 32 24 26 53 120 1 20 X X Plug into wiremaid. 7 Outlets needed.

117-17 1313-1317 HPLC Prep System #22 w/ PC PAR PAR 1 64 28 42 120 1 20 X

117-18 VWR Oven PAR PAR 1 18 20 26 57 120 1 10 X

Savant RVT 4104 Vapor Trap PAR PAR 1 20 12 24 120 1 5 X

Vacuum Pump PAR PAR 1 2 18 10 1” Exhaust 120 1 5 X Located in knee space below oven.

117-19 10-12 Agilent 110 Series HPLC w/ PC HPLC # 7 PAR PAR 1 36 28 42 60 120 1 20 X Multiple Outlets needed.

117-20 Shimadzu LCMS System #5 w/PC PAR PAR 1 84 30 30 65 X

Vacuum Pump PAR PAR 1 2 18 10 2” Exhaust 120 1 10

432 Mass Spec PAR PAR 1 Included in Dimsions Above 120 1 10

119-1121 HPLC PAR PAR 1 Included in Dimsions Above 120 1 20 Multiple Outlets needed.

117-21 Agilent 1100 Series HPLC w/ PC HPLC # 2 PAR PAR 1 36 28 42 120 1 20 X Multiple Outlets needed.

Misc. Supplies/Storage

117-22 Enclosure (On Bench) PAR PAR 1 49 22 27 61 3” Exhaust

117-23 Enclosure (On Bench) PAR PAR 1 28 31 27 62 3” Exhaust

THE RICHMOND GROUP 1/12/2012

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter - Tenant Build

99 Erie/Paratek - Page 22

Paratek 99 Erie, Cambridge, MA Equipment Utility Matrix - Preliminary 1/12/2012

GENERAL DESCRIPTION STATUS PHYSICAL PLUMBING/PIPING HVAC REQUIREMENTS ELECTRICAL REQUIREMENTS

RICHMOND # PARATEK ID ROOM AND EQUIPMENT NAMES SUPPLIED INSTALLED QUANTITY Width Depth Height Image # COMPRESSED AIR (CA) VACUUM (VAC) CARBON DIOXIDE (CO2) NITROGEN (N2) LIQUID N2 (LN2) DEWAR SPECIALTY GAS (TBD) HOT WATER PROTECTED COLD WATER PROTECTED HOT WATER TEMPERED WATER D.I. WATER SANITARY WASTE SPECIAL WASTE TEMP REQM’TS HUMIDITY REQMT CLEAN RM REQMTS EXHAUST (CFM) VOLTS PHASE AMPS WATTS (kw) STAND BY PWR UPS CLASS 1, DIV 2 ALARM POINT DATA TELEPHONE SECURITY ACCESS PROCESS MANUFACTURING? COMMENTS

119 Chromatography Lab

Casework ARE TRG

Sink (Epoxy) w/ Eyewash ARE TRG ETR X X X X

Lab Gasses ARE TRG X X

Emergency Shower ARE TRG 1 X

Fume Hoods

119-01 6’ Chemical Fume Hood ARE TRG 1 72 36 72 X X X 1200 120 1 10 Aargon to Hoods from Local Cylinders

Floor Mounted (Equipment Zone)

119-02 HPLC System #1 w/ Column #1A PAR PAR 1 12’ 36’ 8 74 X X 3” Exhaust 120 1 20 X All local supply and waste to units from 5 gallon containers located on carts. Local LN2 Dewar connected to all columns.

w/ PC on Cart PAR PAR 1 Included in Above Dimension 120 1 5 X

Bench Top Equipment

119-03 Agilent 1100 Series HPLC w/ PC PAR PAR 1 48 28 38 72 120 1 20 X Multiple Outlets Needed

119-04/05 HPLC System w/ Column and PC PAR PAR 2 48 28 38 70/77 X 120 1 20 1 X Multiple Outlets needed Connected to local LN2

119-06/07 hplc System w/ PC PAR PAR 2 48 28 38 78 120 1 20 X Multiple Outlets needed

Misc. Suppliers / Storage

Tables 4

145 Tissue Culture Lab

Casework ARE TRG Per plan

Sink (Epoxy) w/ Eyewash ARE TRG ETR X X X X

Lab Gasses ARE TRG X X

Emergency Shower ARE TRG 1 X

Fume Hoods

146-01 4’ Sterigard BioSafety Cabinet PAR PAR 1 54 36 72 X 120 1 10

Floor Mounted (Equipment Zone)

146-02 Stacked incubator C02 PAR PAR 1 30 32 32 X 120 1 10 X Stacked Unit

146-03 U/C Refrigerator PAR PAR 2 24 24 32 120 1 10

146-04 Ref / Freezer PAR PAR 1 25 29 52 120 1 10

Bench Top Equipment

Misc. Suppliers / Storage

THE RICHMOND GROUP 1/12/2012

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

ALEXANDRIA.

Work Letter – Tenant Build

99 Erie/Paratek - Page 23

Paratek 99 Erie, Cambridge, MA Equipment Utility Matrix - Preliminary 1/12/2012

GENERAL DESCRIPTION STATUS PHYSICAL PLUMBING / PIPING HVAC REQUIREMENTS ELECTRICAL REQUIREMENTS

RICHMOND # PARATEK ID ROOM AND EQUIPMENT NAMES SUPPLIED INSTALLED QUANTITY Width Depth Height Image # COMPRESSED AIR (CA) VACUUM (VAC) CARBON DIOXIDE (CO2) NITROGEN (N2) LIQUID N2 (LN2) DEWAR SPECIALITY GAS (TBD) HOT WATER PROTECTED COLD WATER PROTECTED HOT WATER TEMPERED WATER D.I. WATER SANITARY WASTE SPECIAL WASTE TEMP REQM’TS HUMIDITY REQMT CLEAN RM REQMTS EXHAUST (CFM) VOLTS PHASE AMPS WATTS (kw) STAND BY PWR UPS CLASS 1, DIV 2 ALARM POINT DATA TELEPHONE SECURITY ACCESS PROCESS MANUFACTURING? COMMENTS

147 Microbiology Lab

Casework ARE TRG Pet Plan

Sink (Epoxy) w/ Eyewash ARE TRG 1 X X X

Lab Gasses ARE TRG X X

Emergency Shower ARE TRG 1 1

Fume Hoods

147-01 6’ BigSafety Cabinet PAR PAR 1 78 36 72 X 120 1 10

Floor Mounted (Equipment Zone)

147-02 260/263 TECAN System #1 (On Cart) PAR PAR 1 8’ 36 96 88 120 1 20 X

147-03 Forma-80 Freezer PAR PAR 1 42 36 76 86 230 1 12 X X

147-04/05 C02 Incubator (Floor) PAR PAR 2 29 25 39 X 120 1 10 Local C02 Tanks

147-06 1055? Deli Refrigerator PAR PAR 1 54 36 76 120 1 20 X X

147-07 488? Freezer PAR PAR 1 32 32 72 120 1 20 X X

Bench Top Equipment

Misc. Suppliers / Storage

Tables 6

143 Pharmacokinetics

Casework ARE TRG Per Plan

Sink (Epoxy) w/ Eyewash ARE TRG 1 X X X

Lab Gasses ARE TRG X X

Emergency Shower ARE TRG 1 1

Fume Hoods

Floor Mounted (Equipment Zone)

143-01 - 80 Freezer PAR PAR 1 40 36 74 208 1 12 X X

Bench Top Equipment

328 Beckman - Allegra 25R Centrifuge PAR PAR 1 27 32 18 + 69 208 1 Top Open - NEMA Plug

Misc. Supplies / Storage

THE RICHMOND GROUP 1/12/2012 Page 4 of 5

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter – Tenant Build

99 Erie/Paratek - Page 24

Paratek

99 Erie, Cambridge, MA

Equipment Utility Matrix - Preliminary

1/12/2012

GENERAL DESCRIPTION STATUS PHYSICAL PLUMBING / PIPING HVAC REQUIREMENTS ELECTRICAL REQUIREMENTS RICHMOND # PARATEK ID ROOM AND EQUIPMENT NAMES SUPPLIED INSTALLED QUANTITY Width Depth Height Image # COMPRESSED AIR (CA) VACUUM (VAC) CARBON DIOXIDE (CO2) NITROGEN (N2) LIQUID N2 (LN2) DEWAR SPECIALITY GAS (TBD) HOT WATER PROTECTED COLD WATER PROTECTED HOT WATER TEMPERED WATER D.I. WATER SANITARY WASTE SPECIAL WASTE TEMP REQM’TS HUMIDITY REQMT CLEAN RM REQMTS EXHAUST (CFM) VOLTS PHASE AMPS WATTS (kw) STAND BY PWR UPS

CLASS 1, DIV 2

ALARM POINT

DATA

TELEPHONE

SECURITY ACCESS

PROCESS MANUFACTURING?

COMMENTS

125

BL-2 Lab

Casework ARE TRG 16’

Sink (Epoxy) w/ Eyewash ARE TRG 1 x x x

Lab Gasses ARE TRG x x

Emergency Shower ARE TRG 1 1

Fume Hoods

125-04 6’ BigSafety Cabinet PAR PAR 1 78 36 72 x 120 1 10

Floor Mounted (Equipment Zone)

125-01 - 80 Freezer PAR PAR 1 40 36 74 115 1 20 x x

125-02 - 80 Freezer Jewett PAR PAR 1 34 32 72 115 1 20 x x

125-03 460? -80 Chest Freezer PAR PAR 1 60 32 38 115 1 20 x x

Bench Top Equipment

Misc. Supplies / Storage

126 Dark Room

Casework ARE TRG Per Plan

127 Cold Room ETR

134 Compound Management

Floor Mounted (Equipment Zone)

U/C Refrigrator PAR PAR 2 24 24 30 120 1 10

118 Chemical Storage Room

Misc. Supplies / Storage

Flammable Cabinet PAR PAR 1 24 18 64 66

537/1524A Flammable Cabinet (VWR) PAR PAR 1 40 24 42 None

THE RICHMOND GROUP 1/12/2012 Page 5 of 8

ALEXANDRIA©

Copyright © 2005, Alexandria Real Estate Equities. Inc.

ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter - Tenant Build 99 Erie/Paratek - Page 25

Paratek

99 Erie, Cambridge, MA Equipment Utility Matrix - Preliminary 1/12/2012

GENERAL DESCRIPTION STATUS PHYSICAL PLUMBING / PIPING HVAC REQUIREMENTS ELECTRICAL REQUIREMENTS

ASSET ID ROOM AND EQUIPMENT NAMES SUPPLIED INSTALLED QUANTITY

Width Depth Height Weight COMPRESSESED AIR (CA) VACUUM (VAC) CARBON DIOXIDE (CO2) NITROGEN ( N2) SPECIALITY GAS (TBD) HOT WATER PROTECTED COLD WATER PROTECTED HOT WATER TEMPERED WATER D.I. WATER SANITARY WASTE SPECIAL WASTE TEMP REQM’TS HUMIDITY REQMT CLEAN RM REQMTS EXHAUST (CFM) VOLTS PHASE AMPS WATTS (kw) STAND BY PWR UPS CLASS 1, DIV 2 ALARM POINT DATA TELEPHONE SECURITY ACCESS COMMENTS

Vivarium

135 Gowning

136 ACF Corridor

Emergency Shower X

138 Animal Holding

Mouse Racks Single Sided- InnoVive (72 Cages) PAR TBD 84 18 76 22

Rat Racks Single Sided - InnoVive (30 Cages) PAR TBD 79 20 72 18

Rat Racks Double Sided - InnoVive (60 Cages) PAR TBD 79 36 72 35

139 Animal Holding

Mouse Racks Single Sided- InnoVive (72 Cages) PAR TBD 84 18 76 22

Rat Racks Single Sided - InnoVive (30 Cages) PAR TBD 79 20 72 18

Rat Racks Double Sided - InnoVive (60 Cages) PAR TBD 79 36 72 35

140 Animal Holding

Mouse Racks Single Sided- InnoVive (72 Cages) PAR TBD 84 18 76 22

Rat Racks Single Sided - InnoVive (30 Cages) PAR TBD 79 20 72 18

Rat Racks Double Sided - InnoVive (60 Cages) PAR TBD 79 36 72 35

141 Procedure

Casework ARE TRG Per Plan

Sink (Epoxy) w/ Eyewash ARE TRG X X X X

Lab Gasses

Bench Top Equipment

Misc. Supplies / Storage

THE RICHMOND GROUP 1/12/2012 Page 6 of 9

Copyright © 2005, Alexandria Real Estates Equities, Inc. ALL

RIGHTS RESERVED. Confidential and Proprietary - Do Not

Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter – Tenant Build

99 Erie/Paratek - Page 26

Paratek

99 Erie, Cambridge, MA

Equipment Utility Matrix - Preliminary 1/12/2012

GENERAL DESCRIPTION STATUS PHYSICAL PLUMBING / PIPING HVAC REQUIREMENTS ELECTRICAL REQUIREMENTS

ASSET ID ROOM AND EQUIPMENT NAMES SUPPLIED INSTALLED QUANTITY Width Depth Height Weight COMPRESSED AIR (CA) VACUUM (VAC) CARBON DIOXIDE (CO2) NITROGEN (N2) SPECIALITY GAS (TBD) HOT WATER PROTECTED COLD WATER PROTECTED HOT WATER TEMPERED WATER D.I. WATER SANITARY WASTE SPECIAL WASTE TEMP REQM’TS HUMIDITY REQMT CLEAN RM REQMTS EXHAUST (CFM) VOLTS PHASE AMPS WATTS (kw) STAND BY PWR UPS CLASS 1, DIV 2 ALARM POINT DATA TELEPHONE SECURITY ACCESS COMMENTS

144 BL-2 Lab (Procedure)

Casework ARE TRG Per Plan X X X X

Sink (Epoxy) w/ Eyewash ARE TRG

Lab Gasses

Fume Hoods

5” BioSafety Cabinet PAR PAR 1 78 36 72 x 120 1 10

Bench Top Equipment

Misc. Supplies / Storage

Tables 4

137 Supplies

Misc. Supplies / Storage

THE RICHMOND GROUP 1/12/2012 Page 7 of 8

ALEXANDRIA©

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary - Do not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter – Tenant Build

99 Erie/Paratek - Page 27

Paratek

99 Erie, Cambridge, MA

Equipment Utility Matrix - Preliminary

1/12/2012

GENERAL DESCRIPTION STATUS PHYSICAL PLUMBING / PIPING HVAC REQUIREMENTS ELECTRICAL REQUIREMENTS

RICHMOND # PARATEK ID ROOM AND EQUIPMENT NAMES SUPPLIED INSTALLED QUANTITY Width Depth Height Weight COMPRESSED AIR (CA) VACUUM (VAC) CARBON DIOXIDE (CO2) NITROGEN (N2) SPECIALITY GAS (TBD) COLD WATER HOT WATER PROTECTED COLD WATER PROTECTED HOT WATER TEMPERED WATER D.I. WATER SANITARY WASTE SPECIAL WASTE TEMP REQM’TS HUMIDITY REQMT CLEAN RM REQMTS EXHAUST (CFM) VOLTS PHASE AMPS WATTS (kw) STAND BY PWR UPS CLASS 1, DIV 2 ALARM POINT DATA TELEPHONE SECURITY ACCESS COMMENTS

Lab Support

107 Freezer Fam

Floor Mounted (Equipment Zone)

107-01 1054 Explosion Proof Freezer PAR PAR 1 32 28 72 81 120 1 5 X X

107-02 Revco - 80 Freezer PAR PAR 1 45 36 76 82 206 1 12 X X

107-03 1166 -80 Freezer PAR PAR 1 39 34 76 83 208 1 10 X X

107-04 Freezer PAR PAR 1 32 28 72 84 120 1 20 X X

107-05 Revco - 80 Freezer PAR PAR 1 42 36 76 85 208 1 12 X X

107-06 Hot Point Ref/Frz PAR PAR 1 28 29 64 68 120 1 10 X X

128 Glasswash

Scullery Sink PAR TRG 1 Per Plan X X X

Glasswash PAR TRG TBD

Autoclave PAR TRG TBD

131 Janitor

Floor Sink ARE TRG X X X

142 Bio Waste

THE RICHMOND GROUP

1/12/2012

ALEXANDRIA©

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL

RIGHTS RESERVED. Confidential and Proprietary – Do Not

Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Work Letter – Tenant Build	99 Erie/Paratek - Page 28

GENERAL NOTE: ALL VENT STACKS TO BE RELOCATED BY OTHERS BEYOND 10' O.A. ZONES AROUND UNIT INTAKE HOODS
HIGH ROOF
HIGH ROOF
LOWER ROOF
PARATEK
ENSEMBLE DISCOVERY

R.E. DINNEEN
ARCHITECTS &
PLANNERS, INC.

ALEXANDRIA

ALEXANDRIA REAL ESTATE EQUITIES, INC.
700 TECHNOLOGY SQUARE
CAMBRIDGE, MA 02139

PARATEK
PHARMACEUTICALS

RICHMOND

ESI
Environmental Systems, Inc.

XXXX

PARATEK PHARMACEUTICALS

99 ERIE STREET
CAMBRIDGE, MA

HVAC
ROOF PLAN

: 11/28/2011

: 1/8"=1'0"

M3

99 Erie/Paratek - Page 1

EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made this     day of             ,         , between ARE-MA REGION NO. 33, LLC, a Delaware limited liability company (“Landlord”), and PARATEK PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of the Lease dated                     ,             (the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is                     ,             , and the termination date of the Base Term of the Lease shall be midnight on                     ,             . In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

PARATEK PHARMACEUTICALS, INC. a Delaware corporation

By:
Its:

LANDLORD:

ARE-MA REGION NO. 33, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By:
Its:

Rules and Regulations	99 Erie/Paratek - Page 1

EXHIBIT E TO LEASE

Rules and Regulations

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3. Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Project.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

6. Except as otherwise allowable under the Lease, Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7. Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

12. Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

Rules and Regulations	99 Erie/Paratek - Page 2

13. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Project.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16. The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

17. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

99 Erie/Paratek - Page 1

EXHIBIT F TO LEASE

TENANT’S PERSONAL PROPERTY

-80oC Freezer	TA123456
-80oC Refrigerator	UY92911
-86C Freezer	87522-2528
Detector	01369
HPLC	00480
20AD HPLC Pump	L20404358475
3 Inch Column	01048
3 Inch Column	01020
3 Inch Column	01008
4 inch column	01059
6 inch column	01032
Autoclave
Absorbance Detector	F61131
Agilent Analytical HPLC	DE62964608
Allegra 25R	AJC01B016
ALS	DE54901256
Analytical Balance premier	1119480076
API 3200 Systems	AF15800803
Auto sampler	US82403914
Auto sampler	L20024250204US
Auto sampler	L20174450222
AUTO SAMPLER	10041
Balance	119491407
Balance	1120162489
Balance	1121292308
Balance	111306039
Balance	1121342629
Balance	21131457724
Balance	J0431201440577
Balance	10002904
Balance	91008096
Balance	91205564
Bedding Disposal Unit	326
Bin Pump	DE91604823
Bin Pump	DE91610369
Bin Pump	DE91604002
Bin Pump	DE91603784
BioRad	?
BioRad	?
Buchi Rotovap	019800793
Buchi Rotovap	406075110012
Buchi Rotovap	405560010003
Buchi Rotovap	877459
Buchi Rotovap	B61160

99 Erie/Paratek - Page 2

Buchi Rotovap	412329120004
Castle 3533 vacuum Sterilizer	DR20833ESAUD
Cell Harvester	4501583
Centrifuge	541718169
Centrifuge	58041221
Centrifuge	2897758
Centrifuge	3590F1006
Centrifuge Pico HERACUS	40030105
Centrifuge, used	9401712
CO2 Incubator	7000401
CO2 incubator model 2100	0700499
COLCOM	DE91614104
Communication Bus Module	L20234450552
COMPUTER	H19800B
Computer	00003006-322-082
Computer	US22803500
COMPUTER	US05064439
COMPUTER	US4551584
COMPUTER	US01357629
COMPUTER	4210305-0001
COMPUTER	US02505727
COMPUTER	BF001510112
Computer	4179306-0001
Computer for HPLC #25	US21218122
Custom prep system for DVB purification of intermediates capital equipment inclu	na
Custom prep system for DVB purification of intermediates capital equipment inclu	na
Cyto-spin Centrifuge	632M80102165
DAD	DE91606959
DECTOR	DE64257361
Degasser	JP73019404
Degasser	55142936
Degasser	SS111678
Degasser	SSI-5-0365
DEGASSER	DE60563147
Diode Array Detector	C20904250633US
Dissolution Apparatus	?
Dynamax Solvent Delivery System	B61102
Dynamic Mixer	369B3T054
Electocell Manipulator	6310009
Environ Shaker	0799-2161
Environ Shaker	0299-9308
Expl. Prf. Under-ctr. Refrigerator	WB90253108
Explosion Proof Freezer	1522080402628
Fiber Optic Light	30027260
Fiber Optic Light	3003103

99 Erie/Paratek - Page 3

Forma Model 370 Steri-cycle incubator, HEPA filtered CO2, T/C 115V	306194-2859
Fraction Collector	200C20213
Fraction Collector	200C20213
Freezer	B2256475
Freezer	WB33714513
Freezer	NA
Freezer	ZZ32463E
Freezer	T25M58825TTM
Freezer	20060900120
Fridge	R28-482479-RX
Fridge	U260123456UDH
Fridge/Freezer	51014800
Gas Chromatograph	C11484301498
Genesis Assay W/S	5258
GENESYS 20	3SGE109010
Glass Wash
Gravity Convection Incubator	9301-012
Harvard Pump 11 Plus Dual Syringe (cat. # 70-2209)	B-20290
Harvard Pump 11 Plus Dual Syringe (cat. # 70-2209)	B-25667
Harvard Pump 11 Plus Dual Syringe (cat. # 70-2209)	B-25664
Harvard Pump 11 Plus Dual Syringe (cat. # 70-2209)	B-25666
Harvard Pump 11 Plus Dual Syringe (cat. # 70-2209)	B-25663
Harvard Pump 11 Plus Dual Syringe (cat. # 70-2209)	B-25661
Harvard Pump 11 Plus Dual Syringe (cat. # 70-2209)	B-25665
Harvard Pump 11 Plus Dual Syringe (cat. # 70-2209)	B-25662
High Vacuum Pump	EP151475
Horizon Flash Collector	22000380
Hot Plate	1225296036
Hot Water Bath	1002-2941
HP SPECTROPHOMETOR	DE52400257
HP Workstation	2UA43604GG
HPLC Module A	00420
HPLC Module B	00419
HPLC Pump	01234
HPLC Pump	01180
Ice Machine
Ice Machine
Imperial III Incubator	0201-1060
Incapacitance Tester	N-040310; N-050309
Incubator	37306-69

99 Erie/Paratek - Page 4

Incubator	G-15
Initiator EXP Microwave system with installation & training / Biotage quote # 80	355302
INJECTOR	DE64766258
INJECTOR	DE63067829
Isotemp	015D-4017332-PP
Julabo Heater-Chiller Circulator	00284927-10162382
Julabo Heater-Chiller Circulator	0020865100219513
LC ALS	DE239009284
LC COLCOM	DE23930378
LC Dad	DE23916801
LC DEGASSER	JP05034501
LC QUAT PUMP	DE11115891
LC THERM	DE13202939
LCMS	C40014300261
Liquid Chromatograph	C20964254109US
Liquid Chromatograph	C209664254108US
Liquid Chromatograph	C20963952339
Liquid Chromatograph	C20663952340
Liquid Chromatograph	L20104450918
Liquid Chromatograph	L20104450922
Liquid Chromatograph	C702441100465
Lyophilizer Pump	303437
Lyophilizer Virtas wizard 2.0 data center	217434
Mettler Balance	?
Microscope	2252HX
Microscope	0503ZN
Microscope	462212
Microscope	OK02225
Microscope	02544
Mixer/Grinder	384117
Mixer/Grinder	10018572
Oven
Parr General purpose Vessel	?
Particle Counter	422672
Pipette	4023255
Pipette	4972195
Pipette	4923425
Pipette	922711
Pipette	916277
Pipette	936396
Pipette	951481
Pipette	951274
Pipette	936378
Pipette	916648
Pipette	936373
Pipette	942264
Pipette	936375

99 Erie/Paratek - Page 5

Pipette	942194
Pipette	916313
Polymer Labs	?
PowerPAC HC	043BR03043
Prep HPLC	00198
Prep HPLC Liquid Handler	259K8525
Pro/Pipette System	1567
Prostar 210 Solvent Delivery Mod.	01562
PUMP	360A0D607
PUMP	360A0D624
Pump	J60241
Pump	J60229
Pump	01105
Pump	JP73063574
Purifier Class II Biosafety Cabinet	102131596
Refrigerated Vapor Trap	RUT4104-2K408244
Refrigerator	FV8102W8MA
Refrigerator	YIM 817
Refrigerator	EF1426650
Refrigerator	000600420
Remote Control	003-989
Reservoir Tray	C20454250612US
Revco Freezer (reconditioned)	R15P123456RP
ROTATOR	02046
Rotavapor	0500001413
Rotovap	409005010008
Rotovap	4080005010004
Rotovap	090714553
Rotovap/Buchi
Sand Heat Block	1763
SemiDry Transfer Cell	221BR27416
Shaker	8900671
Shaker	080105207
Shaker	0299-2308
Shimadzu HPLC	L20104552326/27
Shimadzu LC Mass Spec	C70243900192JA
SIL Hta High Throughput Auto sampler	L20013900035
Small fridge	ENS-0345-00
Solvent Delivery Module	01562
Solvent Delivery Module	01396
Sonicator and accessories	3210R-MT
Spectrafluor Plus	94667
Spectrophotometer GENESYS20	35GD347011
Stanless Steel 3 Sink system
Stereoscope	0405-444
Stereoscope	0405-557
STOELING PLETHYSMOMETER	9546 05
STOELING PLETHYSMOMETER	9546 05

99 Erie/Paratek - Page 6

Syringe pump	B-06563
Syringe pump 11	A-10587
Tablet Press	6087885
Tetrad Thermocycler	TD004454
TITERMIX	099903163
Ultra spec 2000 UV/VIS	79939
Ultracentrifuge	344200
UV-VIS Detector	NA
UV-VIS Detector	JP92108788
UV-VIS Detector	C21003950404
UV-Vis Detector	L20144450080
UV-VIS Detector	NA
UV-VIS Detector	00190
UV-Vis Detector	00287
Vacuum pump	10080905
Varian Dector	127/29888
Varian Prep HPLC	5799
Varian Prostar HPLC/UV-Detector	01371
Vortex Mixer	071110001
Water Heater Bath	601032050
Water Heater Bath	1100392
Moveable Table
Moveable Table
Moveable Table
Moveable Table
Moveable Table
Moveable Table
Moveable Table
Moveable Table
Moveable Table
Moveable Table
Moveable Table
Moveable Table Stanless Steel
Moveable Table
Moveable Table
Single sided Mouse (8c x 9r)
Single sided Rat (5c x 5/6r)
Double sided Rat (5c x 5/6r)

99 Erie/Paratek - Page 1

EXHIBIT G TO LEASE

ASBESTOS DISCLOSURE

NOTIFICATION OF THE PRESENCE OF ASBESTOS CONTAINING MATERIALS

This notification provides certain information about asbestos within or about the Premises at 99 Erie Street, Cambridge, Massachusetts (“Building”).

Historically, asbestos was commonly used in building products used in the construction of buildings across the country. Asbestos-containing building products were used because they are fire-resistant and provide good noise and temperature insulation. Because of their prevalence, asbestos-containing materials, or ACMs, are still sometimes found in buildings today.

An asbestos survey of the Building has determined that ACMs and materials that might contain asbestos, referred to as presumed asbestos-containing materials or PACMs, are present within or about the Premises. The surveys found ACMs and PACMs of the types and at the following location(s) in or about the Premises:

Material Description	Material Location
12” gray floor tile and mastic (assumed to contain asbestos)	Genomics space, 2nd floor copy/room

12” multi-color pattern floor tile and mastic (assumed to contain asbestos)	Genomics space, 1st floor hallway and common areas

Raised flooring (assumed to contain asbestos)	Genomics space, 1st floor computer room

12” white floor tile and mastic (assumed to contain asbestos)	Genomics space, 1st floor computer room (below raised flooring)

Plaster and cork ceiling, above plywood deck (assumed to contain asbestos)	1st floor mechanical room; assumed to be present in other building areas

Laboratory bench tops, hoods, and drying racks (assumed to contain asbestos)	Ensemble Discovery and Genomics laboratory spaces

Roofing materials (assumed to contain asbestos)	Throughout roof

The ACMs and PACMs described above were observed in good condition and may be managed in place. Because ACMs and PACMs are present and may continue to be present within or about the Building, we have hired an independent environmental consulting firm to prepare an operations and maintenance program (“O&M Program”). The O&M Program is designed to minimize the potential of any harmful asbestos exposure to any person within or about the Building. The O&M Program includes a description of work methods to be taken in order to maintain any ACMs or PACMs within or about the Building in good condition and to prevent any significant disturbance of such ACMs or PACMs. Appropriate personnel receive regular periodic training on how to properly administer the O&M Program.

The O&M Program describes the risks associated with asbestos exposure and how to prevent such exposure through appropriate work practices. ACMs and PACMs generally are not thought to be a threat to human health unless asbestos fibers are released into the air and inhaled. This does not typically occur unless (1) the ACMs are in a deteriorating condition, or (2) the ACMs have been significantly disturbed (such as through abrasive cleaning, or maintenance or renovation activities). If inhaled, asbestos fibers can accumulate in the lungs and, as exposure increases, the risk of disease (such as asbestosis or cancer) increases. However, measures to minimize exposure, and consequently minimize the accumulation of asbestos fibers, reduce the risks of adverse health effects.

99 Erie/Paratek - Page 2

The O&M Program describes a number of activities that should be avoided in order to prevent a release of asbestos fibers. In particular, you should be aware that some of the activities which may present a health risk include moving, drilling, boring, or otherwise disturbing ACMs. Consequently, such activities should not be attempted by any person not qualified to handle ACMs.

The O&M Program is available for review during regular business hours at Landlord’s office located at 700 Technology Square, Suite 302, Cambridge, MA 02139.

99 Erie/Paratek - Page 3

EXHIBIT H TO LEASE

PTDM

City of Cambridge Executive Department

Robert W. Healy, City Manager Richard C. Rossi, Deputy City Manager

PTDM Ordinance— FINAL DECISION

Project: 99 Erie Street

Project Number: F-48

Applicant: Alexandria Real Estate Equities, Inc.

Contact: Stuart Berry

Address: 700 Technology Square, Suite 302, Cambridge, MA 02139

Date of Application: December 4, 2009

Extended Decision Deadline: February 16, 2010

Date of Issue: February 16, 2010

This form indicates the FINAL decision of the Parking and Transportation Demand Management Planning Officer with respect to the PTDM plan submitted for the project listed above. Please review the enclosed attachments, which include information about ongoing monitoring and reporting relative to this project.

Decision:

Approve (attachment: approval letter and copy of plan)

Approve with Conditions (attachment: letter of conditions and copy of plan)

Deny (attachment: reason for denial and copy of plan)

Stephanie Groll

Parking and Transportation Demand Management Planning Officer

795 Massachusetts Avenue, Cambridge, Massachusetts 02139

Voice: 617.349.4300 Fax: 617.349.4307 TTY: 617.349.4242 Web: www.ci.cambridge.ma.us

ALEXANDRIA.

Copyright © 2005, Alexandria Real Estate Esquities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Equities, Inc.

99 Erie/Paratek - Page 4

CITY OF CAMBRIDGE EXECUTIVE DEPARTMENT

Robert W. Healy, City Manager Richard C. Rossi, Deputy City Manager

PTDM Ordinance-FINAL DECISION

Project: 167 Sidney Street

Project Number: F-49

Applicant: Alexandria Real Estate Equities, Inc.

Contact: Stuart Berry

Address: 700 Technology Square, Suite 302, Cambridge, MA 02139

Date of Application: December 4, 2009

Extended Decision Deadline: February 16, 2010

Date of Issue: February 16, 2010

This form indicates the FINAL decision of the Parking and Transportation Demand Management Planning Officer with respect to the PTDM plan submitted for the project listed above. Please review the enclosed attachments, which include information about ongoing monitoring and reporting relative to this project.

Decision:

Approve (attachment: approval letter and copy of plan)

Approve with Conditions (attachment: letter of conditions and copy of plan)

Deny (attachment: reason for denial and copy of plan)

Stephanie Groll

Parking and Transportation Demand Management Planning Officer

795 Massachusetts Avenue, Cambridge, Massachusetts 02139

Voice: 617.349.4300 Fax: 617.349.4307 TTY: 617.349.4242 Web: www.ci.cambridge.ma.us

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Propriety – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

ALEXANDRIA.

99 Erie/Paratek - Page 5

CITY OF CAMBRIDGE EXECUTIVE DEPARTMENT

Robert W. Healy, City Manager Richard C. Rossi, Deputy City Manager

PTDM Ordinance— FINAL DECISION

Project: 170 Sidney Street

Project Number: F-50

Applicant: Alexandria Real Estate Equities, Inc.

Contact: Stuart Berry

Address: 700 Technology Square, Suite 302, Cambridge, MA 02139

Date of Application: December 4, 2009

Extended Decision Deadline: February 16, 2010

Date of Issue: February 16, 2010

This form indicates the FINAL decision of the Parking and Transportation Demand Management Planning Officer with respect to the PTDM plan submitted for the project listed above. Please review the enclosed attachments, which include about ongoing monitoring and reporting relative to this project.

Decision:

Approve (attachment: approval letter and copy of plan)

Approve with Conditions (attachment: letter of conditions and copy of plan)

Deny (attachment: reason for denial and copy of plan)

Stephanie Groll

Parking and Transportation Demand Management Planning Officer

795 Massachusetts Avenue, Cambridge, Massachusetts 02139

Voice: 617.349.4300 Fax: 617.349.4307 TTY: 617.349.4242 Web: www.ci.cambridge.ma.us

ALEXANDRIA.

Copyright © 2005. Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

99 Erie/Paratek - Page 6

City of Cambridge Executive Department

Robert W. Healy, City Manager

Richard C. Rossi, Deputy City Manager

January 16, 2010

Stuart Berry

Alexandria Real Estate Equities, Inc.

700 Technology Square, Suite 302

Cambridge, MA 02139

Dear Mr. Berry,

The attached form indicates the final decision on the Parking and Transportation Demand Management Plan for 99 Erie, 167 Sidney, and 170 Sidney streets. The final decision is an approval with conditions. This letter describes recommendations for additional TDM programs that might improve your non-single-occupancy-vehicle mode split. The last section lays out more details about implementation of the monitoring and reporting program that is required as part of your plan. This TDM plan will help reduce the impacts of your facility on traffic and parking in the surrounding area.

Encouraging people to change their commute modes from driving alone to walking, bicycling, taking transit and ride-sharing takes a multi-faceted approach. Extensive research has been conducted on changing commuter behaviors and indicates that both disincentives and incentives are necessary to achieve mode-shift success.

Because tenants will not be required to charge employees directly for parking at market rates, employees will not be aware of the true cost of their mode choice. Therefore, the financial incentives for employees who do not drive alone to work included in the PTDM Plan are critical. The City also believes that incentives for other commute modes are important to its effort to attract highly qualified workers, create an equitable transportation system and make real strides towards reversing current climate change trends.

Plan Conditions

The following conditions are placed on the PTDM plan for 99 Erie, 167 Sidney, and 170 Sidney streets:

CONDITION: If the SOV goal is not achieved in the first year of monitoring, or any subsequent monitoring year, the Owner will begin charging employees market rate for parking in the next year. If pre-existing leases prevent the possibility of a direct parking charge to employees, the alternative will be to offer a transportation benefit, in which non-SOV employees receive a monthly subsidy equal to the monthly parking subsidy. The transportation benefit may be paid by the Owner or the tenant companies, or a combination of the two. If employees are eligible to receive a 100% transit subsidy, then the

795 Massachusetts Avenue, Cambridge, Massachusetts 02139

Voice: 617.349.4300 Fax: 617.349.4307 TTY: 617.349.4242 Web: www.ci.cambridge.ma.us

ALEXANDRIA.

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

99 Erie/Paratek - Page 7

transportation benefit may only be applied to employees who walk, bike, car/vanpool, or telecommute at least 3 days per week.

Additional Recommendation

In addition to the measures described in the PTDM Plan, I am recommending the implementation of the following additional TDM measure. If the current Plan fails to reach the stated mode-split goal within the first year, implementing this program will help achieve that goal:

At least one gift certificate per month, of at least $25 in value, raffled to non-SOV employees

Monitoring and Reporting Plan

The owner has committed in the Plan to conducting a mode-split survey and monitoring and reporting mode-split information annually. Driveway counts and parking utilization (for vehicles and bicycles) shall be reported every two years. The monitoring shall take place during the months of September or October and be reported to the PTDM Planning Officer no later than November 30. This will ensure that the monitoring captures a realistic assessment of the performance of the project, while giving time to compile the results and report them to the City.

It is important to note that while approvals under the PTDM ordinance are transferable by and among private parties, this is contingent upon the new owner agreeing to continue to operate under the existing PTDM plan. Should the owner elect to transfer all or some portion of the project, Section 10.18.050 (g) of the PTDM ordinance would apply.

I look forward to working with you in the future as you implement this plan. If you have any questions, please feel free to contact me at (617) 349-4673 or sgroll@cambridgema.gov.

Sincerely,

Stephanie Groll

PTDM Planning Officer

cc: Susanne Rasmussen, Director of Environmental and Transportation Planning

Beth Rubenstein, Assistant City Manager for Community Development

Susan Clippinger, Director of Traffic, Parking, and Transportation

ALEXANDRIA.

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

99 Erie/Paratek - Page 8

Proposed Parking and Transportation Demand Management Plan

99 Erie Street, 167 Sidney Street, 170 Sidney Street

1/26/2010

The goal of the proposed PTDM plan is to reduce the total number of vehicles coming into and traveling through the Central Square area, in particular Erie Street, both in peak commuting and off-peak hours. The proposed plan uses a variety of approaches that meet the needs of the diverse group of potential users and encourages people to use available alternatives rather than driving, especially alone.

Project Information

Project Name: 99 Erie Street – 167 Sidney Street – 170 Sidney Street

Project Address: 99 Erie Street, 167 Sidney Street, 170 Sidney Street Cambridge, MA

Owner Name: MIT 99 Erie LLC, MIT 170/171 Sydney LLC

Contact Person: Stuart Berry

Contact Information: Alexandria Real Estate Equities, Inc.

700 Technology Square, Suite 302

Cambridge, MA 02139

617.494.9023 Ext. 225 (telephone)

617.494.0015 (fax)

sberry@labspace.com

Project Description

The terms and conditions of this PTDM Plan will apply to the following surface parking lots: 99 Erie, 167 Sidney, and 170 Sidney streets.

99 Erie Street

The site at 99 Erie Street consists of a two-story building with an adjacent surface lot across Erie Street. The total building area is 27,960 square feet, with 24,000 square feet on the first floor and 3,960 square feet on the second floor. The adjacent lot is 7,779 square feet.

The building’s only tenant. Ensemble Discovery, a biomedical company that focuses on discovering new drugs, uses a total area of 11,825 square feet as research laboratory space. Ensemble Discovery employs 32 people. The other 16,135 square feet of space in the building is currently vacant.

The 36 spaces around the building were not registered by the previous owners, but will be registered by Alexandria Realty Estate Equities, Inc. Employees at 99 Erie Street also park in a 22-space registered lot located across Erie Street at 202 Brookline Street. At

99 Erie Street-

167 & 170 Sidney Street PTDM Plan

ALEXANDRIA.

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL

RIGHTS RESERVED. Confidential and Proprietary – Do Not

Copy or Distribute. Alexandria and the Alexandria Logo are

registered trademarks of Alexandria Real Estate Equities, Inc.

99 Erie/Paratek - Page 9

100% occupancy, the building will accommodate 90 employees, who gave access to a total of 58 parking spaces. At this time the Owner is marketing the availability of the space, but given the economic climate, it is very hard to predict when the site will reach 100% occupancy.

167 Sidney Street

The site at 167 Sidney Street consists of a building with a total building area is 26,589 square feet.

The building’s only tenant, Idera Pharmaceuticals, is a biomedical company that focuses on developing drugs to treat cancer,

inflammatory diseases, and respiratory diseases. The company employs 38 people and uses the entire building as research laboratory and office space.

The site currently has no registered parking. The 21 spaces on the north and east sides of the building were not registered by the previous owners, but will be registered by Alexandria Realty Estate Equities, Inc. In addition, the 21 spaces at 170 Sidney also serve this building. At 100% occupancy, the building will accommodate 80 employees, who have access to a total of 42 parking spaces.

170 Sidney Street

The site at 170 Sidney Street consist of a paved surface parking lot of 6,012 square feet.

The parking is used by employees of Idera Pharmaceuticals, located at 167 Sidney, described above. The 21 spaces on the site was not registered by the previous owners, but will be registered by Alexandria Realty Estate Equities, Inc. As noted above, the 21 spaces at 170 Sidney are combined with the 21 spaces at 167 Sidney, for a total pool of 42 spaces available to 167 Sidney employees.

Summary Table

Item 99 Erie 167 Sidney 170 Sidney

Number of previously registered parking spaces 0 0 0

Number of total new parking spaces 35 21 21

Square footage (sf) of building (usable space) 27,960 26,589 0

Estimated total number of employees at site 901 802 02

Census Tract number 3532 3532 3532

190 employees will have the access to 58 total parking spaces at 99 Erie and 202 Brookline streets

280 employees will have access to 42 total parking spaces at 167 and 170 Sidney streets

Employee Mode Split

The sites are located in the 3532 census tract. Using the City’s formula for determining the mode split commitment, the site commits to achieve a single-occupant vehicle (SOV) rate of 59 percent. This is based on a 10 percent reduction from the 1999 SOV rate of 65.6 percent for the census tract.

99 Erie Street

167 & 170 Sidney Street PTDM Plan

ALEXANDRIA.

Copyright© 2005, Alexandria Real Estate Equities, Inc. ALL RIGHT RESERVED. Confidential and Proprietary – Do not Copy or Distribute. Alexandria Logo are registered trademarks of Alexandria Real Estate Equities. Inc.

99 Erie/Paratek - Page 10

Proximity to Public Transit Services

As the list below shows, the sites are well served by MBTA buses and the Red Line:

Route

Connection

Nearest Stop Location

Distance from Site

1

Harvard/Holyoke Gate — Dudley Station via Mass Ave.

Mass. Ave & Main Street

.48 miles

47

Central Square — Broadway Station via B.U. Medical Center, Dudley Station & Longwood Medical Area

Pearl & Erie Street

.16 miles

64

Oak Square – University Park, Cambridge, or Kendall/MIT via North Beacon Street

Magazine & Erie Street

.22 miles

70

Cedarwood, No. Waltham, or Watertown Square — University Park via Central Square, Cambridge, Arsensal Street & Western Avenue

Franklin & Sydney Street

.40 miles

83

Rindge Avenue — Central Square Cambridge via Porter Square Station

Magazine & Green Street

.55 miles

91

Sullivan Square Station – Central Square via Washington Street

Magazine & Green Street

.55 miles

Red Line

Major points in Cambridge, Green Line, Orange Line, South Station Commuter Rail, Ashmont, Mattapan, Quincy and Braintree

Central Square

.57 miles

EZ Ride Shuttle

Cambridgeport area to the MBTA’s Green and Red Lines, as well as to North Station

Q and P stops

.10 miles

Nearby Bicycle and Pedestrian Links

The sites are located near bike lanes along Sidney and Brookline streets, giving bicyclists access to the rest of the Cambridge, Cambridgeport, East Cambridge and Riverside areas via Massachusetts Avenue, Putnam Avenue, and River Street/Western Avenue. This extensive access to the bike lane network will help with promoting the use of bicycles to access the sites by employees.

Sustainable-Mode Promotions and Incentives

The Owner and tenant will take full advantage of the sustainable-mode transportation resources in the area to reduce the number of SOVs coming to the sites. Ensemble Discovery does not currently market transit or other alternative commuting modes to its employees. To implement and manage this PTDM plan, the Owner is planning to hire TransAction Associates of Waltham. Founded in 1990, TransAction has been providing transportation-related consulting and shuttle services to government entities, companies, educational institutions, and hospitals in Massachusetts, New York, Arizona, California, Washington, Oregon, Rhode Island, and New Hampshire. Most recently, the company

99 Erie Street-

167 & 170 Sidney Street PTDM Plan

ALEXANDRIA.

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

99 Erie/Paratek - Page 11

was hired by the Federal Transit Administration to provide technical assistance to rural transit operations and Native American tribes nationally.

TransAction is uniquely suited for this type of project as it specializes in the development of public/private partnerships, marketing, public education, and outreach, as well as the implementation of strategies to reduce demand on roadways. The company uses the latest technology in data collection and analysis, web-based ridematching, and Emergency Ride Home (ERH) programs and has extensive expertise in shuttle operations and transit planning. In addition, TransAction has either established and/or managed eight Transportation Management Associations (TMAs) that provide a number of TDM measures, including ridematching, ERH programs, transit resources, education/outreach/marketing, and, frequently, shuttles and transit pass programs. Furthermore, TransAction is very familiar with this area of Cambridge. TransAction will provide a part-time Transportation Coordinator (TC) who would be on-site as required and on-call during the week to meet the needs of tenants based on employee size. If, in the future, TransAction Associates no longer provides transportation-related services, the TDM measures below will continue to be implemented by the Owner or another third-party provider.

The Owner is committed to implementing the following PTDM measures either internally or in conjunction with TransAction staff:

1. Public Transit Program – With the MBTA’s Red Line within walking distance (about  1/2 mile) of all buildings, access to transit is exceptional. Ensemble Discovery sells transit passes to employees via payroll deduction, but does not offer a transit subsidy. All future tenants will be required to offer a transit pass program and subsidize 100 percent of the cost of an employee’s pass, up to the federally allowed maximum. To facilitate the purchasing and tracking of transit passes, the TC can coordinate the ordering and filling of MBTA Charlie Cards or tickets to assist employees in obtaining passes. This includes determining how many and what type of passes are needed monthly, ordering passes, coordinating with payroll and/or Human Resources, invoicing employers for transit pass costs, assisting employees in determining appropriate pass to purchase, and distributing any new passes monthly to employer participants.

In addition, apart from the transit ticket costs, all future tenants will be required to offer federal transportation benefits1 that are available only through an employer-sponsored program to reduced the parking expenses associated with using transit. This federal program allows employees (both part-time and full-time) to use tax-free dollars to pay for the following costs associated with the commute to work:

Public transit and vanpool expenses up to $230 per month

Parking expenses up to $230 per month

A combination of parking and transit costs

1 3.13 Qualified Transportation Fringe. For taxable years beginning in January of 2009, the monthly limitation under 132(1)(2)(A), regarding the aggregate fringe benefit exclusion amount for transportation in a commuter highway vehicle such as a vanpool and any transit pass, is $230. The monthly limitation under 132(1)(2)(B), regarding the fringe benefit exclusion amount for qualified parking, is $230.

99 Erie Street.

167 & 170 Sidney Street PTDM Plan

ALEXANDRIA

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexendria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

99 Erie/Paratek - Page 12

$20 multiplied by the number of qualified bicycle commuting months during that year for qualified bicycle commuting reimbursement.2

Employers can also take advantage of the savings on payroll taxes for all dollars committed to transportation benefit programs up to the above limits. Employees who pay parking in conjunction with the use of public transportation can set aside tax-free dollars to pay for these costs as well—saving up to 30 percent in income taxes depending upon their tax bracket.

The Owner will provide shuttle service to the tenant via the EZRide shuttle or other comparable shuttle service to transport site users to and from the MBTA Kendall Red Line Station, the Lechmere Green Line Station and the North Station Green Line station. The EZRide shuttle operates between the hours of 6:20 a.m. and 10:20 a.m., and 3:30 p.m. and 7:10 p.m. The tenants will provide the service for free to the employees.

2. Biking and Walking Program – Cambridge’s infrastructure strongly supports walking and bicycling. Since the geographic area of the sites is conductive to safe and convenient bicycling/walking, these travel modes will be prompted.

99 Erie: There will be enough long-term secure, bicycle racks to accommodate a minimum of 10 percent of employees, or 9 spaces. There will also be a minimum of 2 short-term bicycle parking spaces for messengers and visitors.

167 Sidney: There will be enough long-term secure, covered bicycle racks to accommodate a minimum of 10 percent of employees, or 8 spaces. There will also be a minimum of 2 short-term bicycle parking spaces for messengers and visitors.

The spaces will be located either near the building entrance or on the surface parking lot. If additional bicycle racks are necessary, capacity would be expanded. All bike parking will conform to the City of Cambridge Bicycle Parking Guidelines. The TC will also explore the feasibility or demand for having a few bicycles available (i.e., a “Borrow a Bike” program) for use by employees who are traveling to and from meetings or other business within the area.

To encourage and promote bicycling to work, at least one “Bike to Work” event will be held each year. This event will include a bicyclist’s breakfast, bicycle safety check-ups (all maintenance and repairs that do not require replacement parts), bike safety information, giveaways such as a T-Shirt, a pant leg strap, or reflectors, and a brownbag lunch presentation on bicycle commuting in Massachusetts presented by MassBike. In addition, participants will be registered in a raffle that included many valuable prizes. The TC would also promote and participate in events that are part of a month-long program of promoting commuting alternatives during the “GoGreen Month,” held annually in May by the City of Cambridge.

2 Qualified bicycle commuting month. For any employee, a qualified bicycle commuting month is any month the employee regularly uses the bicycle for a substantial portion of the travel between the employee’s residence and place of employment and does not receive transportation in a commuter highway vehicle, any transit pass, or qualified parking benefits.

99 Erie Street-

167 & 170 Sidney Street PTDM Plan

ALEXANDRIA.

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

99 Erie/Paratek - Page 13

3. Preferential Parking –

99 Erie: A minimum of 10 percent of the 58 parking spaces that serve this building, or 6 parking spaces, will be set aside and clearly marked for carpools and vanpools along the side of the building close to the main entrance to serve as an incentive to rideshare.

167 Sidney: A minimum of 10 percent of the 42 parking spaces that serve this building, or 4 parking spaces, will be set aside and clearly marked for carpools and vanpools in the spaces closest to the main entrance of the building.

Employees will be required to register their carpool with the TC and display a “carpool hangtag” that matches their registration. Employees will be notified that they can only use these spaces on the days that they are carpooling. Additional spaces will be allocated as demand warrants. Illegally parked vehicles will be towed.

4. Emergency Ride Home Program – To alleviate the fear of being stranded in an emergency, the TMA will provide an emergency ride home program. Using both rental vehicles for trips over 10 miles and tax:s for shorter distances (or for those employees who do not drive), the ERH program guarantees employees who rideshare transportation in case of emergency, usually within 30 minutes of notification. The service will be seamless, enabling employees to call for transportation after receiving approval from a supervisor. Employees must register in advance to use the service and are provided with a program identification card, forms, and instructions upon registration. All transit users, carpoolers, bicyclists and walkers who commute by non-SOV mode at least three days per week will be eligible to use service. Details of the ERH program will be submitted to, and approved by, the PTDM Officer prior to approval of the first Certificate of Occupancy. The program will allow a minimum of one emergency ride home per six-month period ERH services will be provided internally or through a third-party administrator, such as a local Transportation Management Association.

5. Marketing and Outreach Program – The Commuter Services Program will be marketed by the TC on an ongoing basis. Tenant officials shall receive a program outline upon renewing their lease and must agree to participate as a condition of the lease. To explain and promote participation to employees:

An interactive website with links to rideshare registration, guaranteed ride home registration and a commuter blog will be designed that not only promotes the services of the PTDM program but enables employees to register with the program.

A brochure will be developed that describes all the services.

Posters and flyers will regularly promote various aspects of the program.

Transit schedules and ridesharing information will be available on traditional bulletin boards and kiosks in prominent locations throughout the building. The TC will also ensure that the Transportation Information Center information is thorough and up-to-date and coordinate the annual commuting options information event.

The TC will work Human Resource representative to distribute a New Employee Orientation packet that includes a program brochure, MBTA and

99 Erie Street-

167 & 170 Sidney Street PTDM Plan

ALEXANDRIA.

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

99 Erie/Paratek - Page 14

transit pass information, location of long-term bicycle racks, and other pertinent transportation materials. New employees will also be encouraged to consider alternatives to driving alone.

Since transportation events are the most prominent outreach efforts, the TC will conduct at least two lunchtime events throughout the year at each employer site or in the lobby of the building to heighten employee interest and awareness. The TC will also conduct “online” events throughout the year with e-mails, website postings, and prizes for participation. Events will include ridematching registration, prize drawings, and dissemination of transit, ridesharing, and other trip-reduction initiatives. [Events could include an annual bicycle tune-up day.]

An annual transportation fair will be held to promote all alternative modes and services to all employees. Possible participants could include the City of Cambridge, the MBTA, MassPike (to distribute transponders), MassBike, and ZipCar.

As part of future tenant lease agreements, the tenants will include commute information packets in all new employee orientation packets. Information about sustainable transportation modes will be available on any brochure, website, and other marketing materials.

6. Access to Car-share-vehicles - The Owner will promote a car-sharing service for employees to use during the day for meetings, doctor appointments, and/or errands. There are currently three Zipcar vehicle pick-up locations within five blocks of the sites. The goal is to remove as may barriers to commuters as possible to encourage the use of alternative commuting modes. Car-sharing offers members affordable access to private vehicles for short-term use as an efficient means of complementing the public transportation network.

Car-sharing offers solutions to employees transportation needs by reducing the need for private or corporate fleet vehicles. Employees who normally drive alone can leave their cars at home knowing that they have access to a vehicle if needed. Having a car-share vehicle available in the area for employees will help reduce parking demand as fewer parking spaces will be required to meet the driving needs of the same number of people. Car-sharing adds an important link in the transportation network.

In addition, subject to interest by a car-sharing company and if consistent with zoning regulations, the owner will provide a minimum of two spaces in the lot to be reserved for car-sharing vehicles at a rate negotiated by the car-sharing company.

7. Web-based Ridematching Service – The Owner will provide a web-based ridematching service for employees who are looking to find carpool or vanpool partners. This will include marketing the service; assisting employees with entering information (for those without internet access); following-up on questions/problems; e-mailing registrants with event updates, contests, GRH program information; researching potential vanpool areas, assisting in the formation of vanpools if feasible, and registering carpools. The Owner is proposing to use TransAction Ridematching software to accomplish this. Four TMAs and more than 250 companies are successfully using TransAction Ridematching to match interested individuals into

99 Erie Street-

167 & 170 Sidney Street PTDM Plan

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL

RIGHTS RESERVED. Confidential and Proprietary – Do Not

Copy or Distribute. Alexandria and the Alexandria Logo are

registered trademarks of Alexandria Real Estate Equities, Inc.

ALEXANDRIA

99 Erie/Paratek - Page 15

carpools and vanpools, as well as to register on-line for a statewide Guaranteed Ride Home program.

8. Alternative Work Hours - Allowing some flexibility in work times often promotes the use of a carpool or vanpool. It may also enable employees to use public transportation. Flexible work hour programs can have a significant impact even when public transportation service is limited because it allows people to commute on either side of a peak traffic period, reducing the number of vehicles on area roadways during the most congested times of the day. These programs can also offer employees a better way to balance work and family life by providing flexible start and end times or by bringing the work to the worker at a remote location. The TMA will encourage employers to allow employees to use staggered and flexible work hours based on business needs and job function. Ideally, the TC could also play a role in coordinating release times on a permanent basis or for weather-related or other early-release situations.

The TC will also promote telecommuting to employers. Often the biggest hurdle to employers participating in formal telecommuting programs is the lack of knowledge or information on how to start or structure a program. The TC can play a role in providing employers with resource materials on various aspects of successful programs. For example, determining what kind of jobs can be done through telecommuting, identifying the right candidates (i.e., self-motivated, focused, disciplined, etc.), what systems need to be in place at the home office to support the employee, etc. At most companies today, some amount of telecommuting exists, worked out informally between employees and senior management. While employers with formal programs experience numerous documented benefits, often companies prefer to leave telecommuting as informal to avoid the initial costs, insurance or liability concerns, non-participating employee issues, etc.

9. Assistance in Vanpool Formation - Vanpools are groups of 9-15 employees who share the same schedule and commute together in a third-party leased van that provides the vehicle, insurance (including $5 million in liability), maintenance and back-up vehicle. No down payment is necessary, and the lease is on a short-term basis (usually month to month). Employees with long-distance commutes (30+ miles) are traditionally the market for vanpools. A large pool of employees with the same work schedule is typically needed to form one vanpool group. Most groups meet at one or two locations such as a park-and-ride lot. One key to a successful group is that all participants agree on the ground rules before forming the vanpool such as smoking/non-smoking, food or drink in the van, type of music (if any), how long the group waits for someone in the morning, if “day rides” are allowed, etc.

Depending on the commute distance, the average vanpool seat costs the commuter between $120 to $160 per month. However, vanpools can take advantage of the pre-tax benefits up to a maximum of $230 per month, and vanpooling is still one of the most cost-effective ways to commute. Payment arrangements vary from group to group—from all participants sharing the costs to everyone except the driver sharing all the costs (volunteer driver rides for free). The TC will both analyze the origin data collected in the baseline survey to determine if there are potential clusters of employees for vanpools, as well as continuously monitor the ridesharing database. In addition, vanpools will be provided with free preferential parking at the Sites.

99 Erie Street-

167 & 170 Sidney Street PTDM Plan - 8 -

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

ALEXANDRIA.

99 Erie/Paratek - Page 16

10. Membership in the Charles River TMA - Through the Owner’s membership in the Charles River TMA (CRTMA), tenant employees will be able to participate in the TMA’s services and incentives. One such service, the EZRide Shuttle, provides shuttle service between the sites in the Cambridgeport area to the MBTA’s Green and Red Lines, as well as to North Station. The shuttle’s Q and P stops are located within a block of the sites. The shuttles run every ten minutes Monday through Friday between the hours of 6:20 a.m. to 10:44 a.m. and from 3:14 p.m. to 7:56 p.m.

Additional Incentive If SOV Goal Is Not Reached

Parking Rates – The Owner would like to use the parking rate incentive as an additional measure if the SOV goal is not achieved.

If the site is not able to achieve the SOV goal, the Owner will require new tenants to directly charge employees market rates for parking. To encourage drivers to take other modes occasionally, and to avoid punishing commuters who use alternatives but might need to drive their own vehicles occasionally, the daily rate will be set as an equal portion of the monthly rate.

Monitoring and Reporting Plan

The Owner believes that the above plan is aggressive and will help to achieve a reduction in vehicles commuting to area. An annual survey of employees and customers will be conducted to determine the mode split for the project. The survey will include subjective questions to determine employee attitudes, with the goal of tailoring any additional TDM policies and programs to meet the needs that employees identify in the survey.

Annual employee surveys to determine the mode share for the project, which will be used to determine if the mode share commitment is being met. The surveys will be a pre-approved PTDM survey and include all employees. The surveys will achieve at least a 60-percent response rate. In addition, the Owner will file a monitoring report based on the survey data.

The automobile and bicycle parking occupancy will be monitored to determine actual demand and monitor effectiveness of efforts to encourage use of alternative modes. The results will be included in the submitted report.

Driveway counts shall be conducted after one year and every other year to provide additional information on the project’s trip generation.

As stated earlier, the building is currently occupied. The Owner proposes to conduct the monitoring during the months of September or October and submit a report to the PTDM Planning Officer no later than November 30 of each year starting in 2010. This will ensure that the monitoring captures a realistic assessment of the performance of the project, while giving time to compile the results and report them to the City.

Office of Workforce Development

99 Erie Street-

167 & 170 Sidney Street PTDM Plan

ALEXANDRIA.

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

- 9 -gg

99 Erie/Paratek - Page 17

The Owner and tenant will work with the Cambridge Office of Workforce Development (OWD) to encourage hiring of qualified Cambridge residents. Job postings will be sent to the OWD by the tenant.

99 Erie Street-

167 & 170 Sidney Street PTDM Plan

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Propriety – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

Exhibit 10.20

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND STATE SECURITIES LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PARATEK PHARMACEUTICALS, INC.

NOTE

$	, 2012

FOR VALUE RECEIVED, the undersigned, PARATEK PHARMACEUTICALS, INC., a corporation duly formed under the laws of the State of Delaware (the “Issuer”), hereby unconditionally promises to pay to the order of                                         , or its registered assigns (the “Holder”), in lawful money of the United States of America and in immediately available funds, the amounts as and when provided for below. Each amount of principal advanced to or for the account of the Issuer under this Note, as set forth in the Register, is a “Principal Advance” and such amounts in the aggregate, the “Principal Amount”.

This Note (this “Note”) is issued pursuant to that certain Non-Convertible Note Purchase Agreement, dated as of February 13, 2012, between the Issuer and the Holder and other holders party thereto (the “Purchase Agreement”), and is entitled to the benefits of the Purchase Agreement. By acceptance of this Note, the Holder and the Issuer each hereby agree that each of the Notes shall rank equally and ratably without priority over one another, and the Issuer covenants and agrees that none of the Notes shall be paid, in whole or in part, unless a reasonably equivalent, pro rata payment is made with respect to all other Notes so as to maintain as near as possible the amount owing under the Notes pro rata according to the respective balances owed as of the date immediately prior to such payment. Capitalized terms used in this Note and not otherwise defined in this Note shall have the meanings given to such terms in the Purchase Agreement.

1. Repurchase Upon Reorganization. In the event that a Reorganization occurs, then the Notes shall become due and payable and the Issuer shall, as a condition to the effectiveness of such Reorganization, repurchase this Note for a repurchase price equal to the sum of (a) two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note, plus (b) simple interest on the Principal Amount outstanding under this Note from the date a Principal Advance was advanced to the date of repurchase at the rate of ten percent (10%) per annum. The Issuer shall not consummate a Reorganization unless, as a condition thereto, the Notes are repurchased pursuant to this Section 1 at the closing of such Reorganization.

2. Repurchase Following Liquidity Event(s). In the event that one or more Liquidity Events occurs prior to a Reorganization, the Issuer shall repurchase this Note for a repurchase price equal to:

(a) In the case of a repurchase effected prior to the eighteen (18) month anniversary of the First Closing, an amount equal to two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note; and

(b) In the case of a repurchase effected on or after the eighteen (18) month anniversary of the First Closing, an amount equal to the sum of (i) two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note, plus (b) simple interest on the Principal Advances outstanding under this Note from the date such Principal Advances were advanced to the date of repurchase at the rate of ten percent (10%) per annum;

provided that, in each such case, (i) such repurchase would be permitted if the payment of the repurchase price were a payment of a dividend under Section 170(a) of the Delaware General Corporation Law and (ii) the Issuer’s Board of Directors shall have determined that Sufficient Cash exists to effect such repurchase.

Notwithstanding the foregoing, in the event that the Issuer’s Board of Directors shall have determined that Sufficient Cash exists to effect a repurchase of some, but not all, of the outstanding Notes, then the repurchase of Notes shall be allocated among all of the Notes in proportion, as nearly as practicable, to the respective unpaid Principal Amounts outstanding thereunder at the time such partial repurchase is made, and the balance of the unpaid repurchase price shall be paid at such time, or times, as the Issuer’s Board of Directors determine that Sufficient Cash exists to effect such additional repurchase or repurchases.

3. Treatment for Tax Purposes. The Issuer and the Holder agree that this Note shall be treated as equity (and not as debt) for tax purposes.

4. Event of Default. Notwithstanding anything in this Note to the contrary, in case an Event of Default shall occur, payment of this Note shall be accelerated and the entire unpaid repurchase price of this Note, and all accrued and unpaid interest thereon (if applicable), shall become immediately due and payable in full, and the holder shall have all rights and remedies of a creditor of the Issuer under applicable law.

5. Payments. Payment of the repurchase price of, and principal and interest on this Note shall be made in money of the United States of America which at the time of payment is legal tender for the payment of public and private debts, by wire transfer in immediately available funds to such account as the Holder shall from time to time have designated to the Issuer in writing, or, if requested by the Holder, by certified or back cashier’s check payable to the Holder, mailed to the Holder at its address of record in the Issuer’s record of Note Holders, or such other address as shall be designated in writing by the Holder to the Issuer.

6. Application of Payments. Any and all payments made by the Issuer in respect of this Note shall be applied first to payment of the fees and charges due under this Note, second to payment of accrued and unpaid interest (if applicable), third to payment of the outstanding Principal Amount of this Note and fourth, to payment of the applicable repurchase price under Section 1 or 2, as the case may be.

2

7. Calculations. All calculations and applications of amounts due on any date, whether by acceleration or otherwise, shall be made by the Issuer, and the Holder agrees that all such calculations and applications shall be conclusive and binding absent manifest error.

8. No Prepayment. The Issuer shall have no right to prepay this Note other than as stated herein in connection with a Reorganization, Liquidity Event or Event of Default; provided that the Issuer may, with the prior approval of the Issuer’s Board of Directors and the prior consent of the Required Holders, prepay this Note and all other Notes at a prepayment price equal to two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note, plus (b) simple interest on the Principal Advances outstanding under this Note from the date such Principal Advances were advanced to the date of prepayment at the rate of ten percent (10%) per annum.

9. Waivers. The Issuer hereby waives presentment, notice of dishonor, protest and notice of protest, and any or all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note.

10. Enforcement and Collection. In case any principal of or interest on this Note, or any other obligation or amount owing under this Note, is not paid when due, or any other Event of Default shall occur, the Issuer shall be liable for, and agrees to pay, in addition to principal, interest and other amounts owing hereunder, all costs of enforcement and collection of this Note incurred by the Holder, including, without limitation, reasonable attorney’s fees, disbursements and court costs. In addition, if an Event of Default shall occur, the Issuer shall pay all reasonable attorney’s fees and disbursements incurred by the Holder in obtaining advice as to its rights and remedies in connection with such default.

11. Amendments; Waivers. No amendment, modification or waiver of any provision of this Note or consent to any departure by the Issuer therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by, as specified in the Purchase Agreement, Holders of Notes representing at least eighty-five percent (85%) of the aggregate principal amount of Notes then outstanding, or the Holder of this Note (as the case may be), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12. Liability Unconditional. The liability of the Issuer hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Holder, including, but not limited to any extension of time, renewal, waiver or other modification. Any failure of the Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. The Holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights. This Note cannot be changed or terminated orally or by estoppel or waiver or by any alleged oral modification regardless of any claimed partial performance referable thereto.

3

13. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telecopier, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Issuer at Paratek Pharmaceuticals, Inc., 75 Kneeland Street, Boston, MA 02111, Attention: President, with a required copy to Mintz Levin, One Financial Center, Boston, MA 02111, Attn: Lewis Geffen, and to Holder at its address set forth in the Company’s record books or at such other address(es) as the Issuer or Holder may designate by ten (10) days advance written notice to the other parties hereto.

14. Governing Law. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to instruments made and to be performed wholly within that state. If any provision of this Note is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision of this Note.

15. Ranking. This Note shall rank pari passu with all other debt and liabilities of the Issuer.

16. Jurisdiction. EACH OF THE ISSUER AND THE HOLDER AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE MAY BE INITIATED AND PROSECUTED IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR THE FEDERAL COURTS FOR THE COMMONWEALTH OF MASSACHUSETTS. EACH OF THE ISSUER AND THE HOLDER CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE HOLDER AT ITS ADDRESS SET FORTH ABOVE, AND TO THE ISSUER AT ITS ADDRESS SET FORTH BELOW OR TO ANY OTHER ADDRESS AS MAY APPEAR IN THE HOLDER’S RECORDS AS THE ADDRESS OF THE ISSUER.

17. Waiver of Jury Trial. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, EACH OF THE HOLDER AND THE ISSUER WAIVES TRIAL BY JURY, AND THE ISSUER ALSO WAIVES (I) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (II) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

4

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed and delivered.

PARATEK PHARMACEUTICALS, INC.

By:
Name
Title:

Address for Notices:

75 Kneeland Street
Boston, MA 02111
Tel:	(617) 275-0400
Fax:	(617) 275-0039
Attn:	President

5

Exhibit 21.1

SUBSIDIARIES OF PARATEK PHARMACEUTICALS, INC.

Paratek UK Limited, a United Kingdom entity